Form 10-K, Exhibit 13
period 1996-09-30
COASTAL FINANCIAL CORP /DE
filed 1996-12-27
CIK 935930

EXHIBIT 13

                      ANNUAL REPORT TO STOCKHOLDERS FOR THE

                      FISCAL YEAR ENDED SEPTEMBER 30, 1996

                         COASTAL FINANCIAL CORPORATION















                               1996 ANNUAL REPORT

                                -- DEDICATION --

                          COASTAL FINANCIAL CORPORATION

                             A QUEST FOR EXCELLENCE

                                  GREAT PEOPLE

                                  GREAT MARKETS




                              [GRAPHIC-PHOTOGRAPH]



           The ultimate source of our success at Coastal Financial is, without question, our demonstrated ability to attract, develop and retain the very best and brightest people.
             Their total commitment to Exceeding the Expectations of
              our Customers assures a continued focus on our Basic
               Corporate Objective of Maximizing The Value Of Our
               Shareholders' Investment and our Long-Term Goal Of
          Being The Best Financial Services Company In Our Marketplace.
            1996 was the best year in Coastal Financial's history and
                 continued to showcase our capacity for turning
                         potential into accomplishment.
          Our great people, great markets and overriding commitment to our QUEST FOR EXCELLENCE operating philosophy has again produced outstanding results for our Shareholders and will help to insure that our best years are yet to come.

                                [GRAPHIC-CHART]

The value of one share of Coastal Financial Corporation's Capital Stock purchased at $10.00 in the initial public offering, and affected by stock dividends, stock splits, and reinvested cash dividends, was $134.94 based upon NASDAQ Quotations at September 30, 1996. The foregoing reflects historical results and may not be indicative of future stock prices.

                              FINANCIAL HIGHLIGHTS

    The following table sets forth certain information concerning the financial position of the Company (including data from operations of its subsidiaries) as of and for the dates indicated. The consolidated data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and its subsidiaries presented herein.

                                                                                             At September 30,
                                                                               ---------------------------------------------
                                                                                 1992        1993        1994        1995
                                                                                 ----        ----        ----        ----
                                                                               (dollars in thousands, except per share data)
FINANCIAL CONDITION DATA:
Total assets................................................................   $328,175    $335,284    $374,980    $401,201
Loans receivable, net.......................................................    266,722     280,425     331,175     356,819
Mortgage-backed securities..................................................     14,640       3,525         794      12,776
Cash, interest-bearing deposits and investment securities...................     28,345      27,580      29,316      13,530
Deposits....................................................................    255,720     266,855     247,385     273,099
Borrowings..................................................................     48,525      41,906      98,446      95,997
Stockholders' equity........................................................     18,452      21,829      23,104      24,820
OPERATING DATA:
Interest income.............................................................   $ 27,773    $ 25,967    $ 24,562    $ 30,328
Interest expense............................................................     16,572      12,876      11,548      17,272
                                                                               --------    --------    --------    --------
Net interest income.........................................................     11,201      13,091      13,014      13,056
Provision for loan losses...................................................        645       1,389         510         202
                                                                               --------    --------    --------    --------
Net interest income after provision for loan losses.........................     10,556      11,702      12,504      12,854
                                                                               --------    --------    --------    --------
Other income:
Fees and service charges on loans and deposit accounts......................        694         811       1,001       1,051
Gain on sales of loans receivable...........................................        284       1,125         411          39
Gain (loss) on sales of investment securities...............................          5         (29)         --          --
Gain on sales of mortgage-backed securities, net............................         --         238          54          --
Real estate operations......................................................       (482)       (176)        341         876
Other income................................................................      1,367       1,209       1,022       1,284
                                                                               --------    --------    --------    --------
Total other income..........................................................      1,868       3,178       2,829       3,250
Total general and administrative expense....................................      8,268       9,272      10,279      10,152
                                                                               --------    --------    --------    --------
Earnings before income taxes................................................      4,156       5,608       5,054       5,952
Income taxes................................................................      1,641       2,270       1,906       2,232
                                                                               --------    --------    --------    --------
Net earnings before cumulative effect of adopting FASB 109..................      2,515       3,338       3,148       3,720
                                                                               --------    --------    --------    --------
Cumulative effect of adopting FASB 109......................................         --          --         664          --
Net income..................................................................   $  2,515    $  3,338    $  3,812    $  3,720
                                                                               ========    ========    ========    ========
Net earnings per common share before cumulative effect of adopting FASB
  109.......................................................................   $    .71    $    .91    $    .86    $   1.05
Cumulative effect of adopting FASB 109......................................         --          --         .18          --
Net earnings per common share...............................................   $    .71    $    .91    $   1.04    $   1.05
                                                                               ========    ========    ========    ========
Cash dividends per common share.............................................         --          --    $    .19    $    .38
Weighted average shares outstanding.........................................      3,522       3,678       3,661       3,555
                                                                               ========    ========    ========    ========
                                                                                1996
                                                                                ----
FINANCIAL CONDITION DATA:
Total assets................................................................  $459,712
Loans receivable, net.......................................................   370,368
Mortgage-backed securities..................................................    27,029
Cash, interest-bearing deposits and investment securities...................    38,332
Deposits....................................................................   313,430
Borrowings..................................................................   109,886
Stockholders' equity........................................................    27,681
OPERATING DATA:
Interest income.............................................................  $ 34,720
Interest expense............................................................    19,091
                                                                              --------
Net interest income.........................................................    15,629
Provision for loan losses...................................................       790
                                                                              --------
Net interest income after provision for loan losses.........................    14,839
                                                                              --------
Other income:
Fees and service charges on loans and deposit accounts......................     1,415
Gain on sales of loans receivable...........................................       990
Gain (loss) on sales of investment securities...............................        (6)
Gain on sales of mortgage-backed securities, net............................       189
Real estate operations......................................................       345
Other income................................................................     1,699
                                                                              --------
Total other income..........................................................     4,632
Total general and administrative expense....................................    13,586
                                                                              --------
Earnings before income taxes................................................     5,885
Income taxes................................................................     2,164
                                                                              --------
Net earnings before cumulative effect of adopting FASB 109..................     3,721
                                                                              --------
Cumulative effect of adopting FASB 109......................................        --
Net income..................................................................  $  3,721
                                                                              ========
Net earnings per common share before cumulative effect of adopting FASB
  109.......................................................................  $   1.04
Cumulative effect of adopting FASB 109......................................        --
Net earnings per common share...............................................  $   1.04
                                                                              ========
Cash dividends per common share.............................................  $    .44
                                                                              ========
Weighted average shares outstanding.........................................     3,595
                                                                              ========

    Earnings per share and weighted average shares outstanding have been restated to reflect 10%, 15% and 5% common stock dividends declared on November 29, 1991, August 28, 1992 and May 30, 1995, respectively, three 3 for 2 common stock dividends declared on January 27, 1993, August 18, 1993 and January 7, 1994, respectively, and two 5 for 4 stock dividends declared on January 9, 1996 and June 20, 1996.

KEY OPERATING RATIOS:
    The table below sets forth certain performance ratios of the Company for the periods indicated.


                                                                                     At or for Years Ended September 30,
                                                                               ---------------------------------------------
                                                                                 1992        1993        1994        1995
                                                                                 ----        ----        ----        ----
Other Data:
Return on assets (net income divided by average assets) before impact of
  adopting FASB 109.........................................................       0.78%       1.00%       0.92%       0.94%
Including effect of adopting FASB 109.......................................        N/A         N/A        1.12%        N/A
Return on average equity (net income divided by average equity) before
  impact of adopting FASB 109...............................................      14.71%      16.59%      13.88%      15.54%
Including effect of adopting FASB 109.......................................        N/A         N/A       16.80%        N/A
Average equity to average assets............................................       5.30%       6.08%       6.66%       6.08%
Tangible book value per share...............................................   $   5.34    $   6.27    $   6.82    $   7.40
Dividend payout ratio.......................................................        N/A         N/A       16.19%      34.46%
Interest rate spread (difference between average yield on interest-earning
  assets and average cost of interest-bearing liabilities)..................       3.73%       4.15%       4.09%       3.52%
Net interest margin (net interest income as a percentage of average
  interest-earning assets)..................................................       3.72%       4.20%       4.12%       3.62%
Allowance for loan losses to total loans at end of period...................       0.69%       0.98%       1.01%       1.00%
Ratio of non-performing assets to total assets (1)..........................       1.83%       0.75%       0.56%       0.53%
Tangible capital ratio......................................................       5.47%       6.27%       5.94%       6.13%
Core capital ratio..........................................................       5.47%       6.27%       5.94%       6.13%
Risk-based capital ratio....................................................       9.05%      10.57%      10.11%      10.45%
Number of:
  Real estate loans outstanding.............................................      5,460       5,647       6,614       6,688
  Deposit accounts..........................................................     33,274      32,960      33,618      39,881
  Number of full service offices............................................          8           8           8           8


                                                                                1996
                                                                                ----
Other Data:
Return on assets (net income divided by average assets) before impact of
  adopting FASB 109.........................................................      0.85%
Including effect of adopting FASB 109.......................................       N/A
Return on average equity (net income divided by average equity) before
  impact of adopting FASB 109...............................................     13.97%
Including effect of adopting FASB 109.......................................       N/A
Average equity to average assets............................................      6.10%
Tangible book value per share...............................................  $   8.04
Dividend payout ratio.......................................................     38.51%
Interest rate spread (difference between average yield on interest-earning
  assets and average cost of interest-bearing liabilities)..................      3.76%
Net interest margin (net interest income as a percentage of average
  interest-earning assets)..................................................      3.86%
Allowance for loan losses to total loans at end of period...................      1.11%
Ratio of non-performing assets to total assets (1)..........................      0.17%
Tangible capital ratio......................................................      5.93%
Core capital ratio..........................................................      5.93%
Risk-based capital ratio....................................................     10.41%
Number of:
  Real estate loans outstanding.............................................     5,741
  Deposit accounts..........................................................    41,755
  Number of full service offices............................................         9


(1) Nonperforming assets consist of nonaccrual loans 90 days or more past due and real estate acquired through foreclosure.

                                  DEAR FRIENDS

   This year's Annual Report focuses on our exceptional people and the dynamic markets in which we do business.

   It was truly a great year. Our stock price increased 56%. Our business flourished. And, most importantly, our people grew personally and professionally by facing and conquering the significant challenges which were encountered.

   Since 1991,  our  operating  earnings
have increased at an annualized  rate in
excess of 17%. Even more exciting is the
fact that,  during  that same  period of
time,  the  value of  Coastal  Financial
Corporation's   stock  has  grown  at  a
compound   annual   rate  of  over  68%.
                                                     [GRAPHIC-PHOTOGRAPH]
   Another  noteworthy  measure  of  our
success  is  evidenced  by the growth of
our  market  capitalization,  which  has
increased  from $4.6  million in October
1990,  the  date of our  initial  public
offering,  to $65.4 million at the close
of this fiscal year. Simply stated . . .
an  initial   investment  of  $1,000  in
October 1990 would have grown to $13,494 at September 30, 1996.

   Now that's what I call maximizing the value of Shareholders' Investment, and it is all due to our great people, great markets and overriding commitment to our QUEST FOR EXCELLENCE operating philosophy.

1996 . . . OUR BEST YEAR YET
                                   The  real  news  for  1996  was  the   strong
                                checking account and loan portfolio growth which
                                resulted primarily from the restructuring of our
                                operating environment to create a stronger focus
                                on  the  sales  and   marketing   of   financial
                                services.  The  result  was a year in  which  we
[GRAPHIC-PHOTOGRAPH]            achieved   dramatic   gains  in  both  operating
                                earnings and Shareholder value.

                                   Our financial  performance during fiscal 1996
                                again met our high expectations and well positions us to aggressively address future opportunities.

   Noteworthy Financial Results for Fiscal 1996:


   --  The   market   price  of  Coastal       [GRAPHIC-PERFORMANCE GRAPH]
Financial  Corporation's stock increased
56%.   This   compares   with  an  18.7%
increase  in the NASDAQ Bank Index and a
17.6%  increase in the NASDAQ  Composite
Index during the same period.
   -- The  value  of  Coastal  Financial
Corporation's  common stock has grown at
a  compound  annual  rate  of  over  68%
during the past five years.
   --  An  increase  of  10.1%  in  cash
dividends paid per common share.
   -- The  payment  of two 5 for 4 stock
splits   in  the   form  of  25%   stock
dividends.

   -- Net  earnings  of $3.7  million or       [GRAPHIC-CHART}
$1.04  per  share,  after  payment  of a
special,  one-time  FDIC  assessment  of
$1.0 million,  after tax. Excluding this
non-recurring  charge,  net earnings for
fiscal 1996 increased 27% over the prior
year.
   --   Shareholders'   equity  advanced
11.5% to $27.7 million.

   -- Book  value per share grew 8.7% to       [GRAPHIC-CHART}
$8.04

   -- A 14.6%  growth in total assets to       [GRAPHIC-CHART}
$459.7 million.
   -- Loans receivable increased 3.8% to
$370.4 million. Additionally, included in mortgage-backed securities are $6.2 million of loans which were securitized in fiscal 1996.
   -- Deposits grew 14.8% to the highest
level in the Company's history.
   --  Transaction  deposits grew by 60%
in fiscal 1996.

   --  Non-performing  Assets  to  Total       [GRAPHIC-CHART}
Assets decreased to 0.17%.

   --  Allowance  for Loan Losses to Net       [GRAPHIC-CHART}
Loans increased to 1.11%.
   -- The  Company  had Loan Charge Offs
of .05% in 1996.

    As good as these results are, what about the future? We believe our performance during 1996 was a pretty good indication of the good things yet to come. But before we look forward, let's review our business philosophy and look back at this past year.

OUR GUIDING VISION

   Charles  Darwin once wrote "It is not     [GRAPHIC-PHOTOGRAPH]
the   strongest   of  the  species  that
survive, nor the most intelligent, but the one most responsive to change."

   As a financial  services  leader,  we
are constantly focusing on current and future needs and continually developing new ideas to keep our Customers happy.

   Our  QUEST FOR  EXCELLENCE  operating
philosophy  assures  that we view change
and constant improvement as essential to
the   achievement   of   our   long-term
objectives.   Despite  our  success,  we
continue   to  work  hard  to  keep  our
organization efficient,  assure that our
most experienced leaders remain close to
our   Customers  and  maintain  a  fresh
outlook and entrepreneurial spirit.

[GRAPHIC-PHOTOGRAPH]                       In our ongoing effort to improve upon
                                        our   performance,   Coastal   Financial
                                        Corporation works diligently to create an exciting and highly charged corporate atmosphere which is both challenging and rewarding.

                                           Our unique  approach to business  has
                                        enabled  us  to  develop   the  kind  of
                                        unencumbered,  flexible  operating style
                                        that  can  achieve   superior   results.
                                        Instead of layers of bureaucracy, we are
                                        substituting   significant   levels   of
                                        personal responsibility to everyone in the organization. This environment will help to assure that we remain fast, flexible and totally Customer focused.

    We are absolutely convinced that this approach will help to assure that our best years are yet to come.

A LOOK AT 1996

    It really was a great year for Coastal Financial, especially when you consider some of the obstacles we overcame.

   For starters, we continued to operate        [GRAPHIC-PHOTOGRAPH]
in  an  inequitable   environment  where
other  financial   services   companies,
whose  deposits were insured by the FDIC
under the Bank Insurance Fund (BIF) were
allowed  a   significant   advantage  in
premium  cost as compared to  companies,
such as Coastal Federal,  whose deposits
are   insured  by  the  FDIC  under  the
Savings   Association   Insurance   Fund
(SAIF).   During  fiscal  1996,  Coastal
Federal  paid  $622,000 for FDIC deposit
insurance    premiums,    while    other
financial services  companies,  with the
same  level  of   deposits,   but  whose
deposits were insured under the BIF, would have paid practically nothing for the same deposit insurance coverage.

   This BIF/SAIF insurance premium disparity was significantly reduced with the passage of the Omnibus Appropriations Bill on September 30, 1996. As a result of this legislation, Coastal Financial Corporation recognized a $1.0 million non-recurring charge to after-tax earnings in the fourth quarter of fiscal 1996.

   Beginning January 1, 1997, our premiums for deposit insurance, while still not on parity with BIF insured financial services companies, are expected to be reduced from 23 cents per $100 in deposits to 6.4 cents per $100 in deposits.

[GRAPHIC-PHOTOGRAPH]                       We at Coastal  Financial  have worked
                                        very  hard   toward   the   passage   of
                                        legislation  addressing  this  disparate
                                        treatment of deposit insurance  premiums
                                        for the past two years and are extremely
                                        pleased  that  the   Administration  and
                                        Congress have addressed this significant issue in a responsible manner.

                                           The 1996  financial  results are only
                                        partially indicative of the real growth we experienced this past year. Some of the initiatives and achievements aimed at increasing the value of the Company and maximizing our ability to capitalize on opportunities in the years ahead were:





   --  A  major  Corporate   reorganization  which  restructured  our  operating
environment in order to create a stronger focus on the sales and marketing of financial services.

   -- The extremely  successful offering       [GRAPHIC-PHOTOGRAPH]
of our COASTAL BANKER  CHECKING  program
which was  developed  during fiscal 1995
and   introduced  at  the  beginning  of
fiscal 1996. As of September 30, 1996, over 10,000 members of the communities we serve have switched to this unique checking account program.

   -- The development and implementation
of  advanced  cash  and  asset/liability
management processes.  These initiatives
will   greatly   aid  us  in   achieving
profitable growth, controlling general and administrative expenses and managing the overall sensitivity of our balance sheet to interest rate volatility.

   -- The consolidation of Coastal Federal's mortgage banking operations into Coastal Federal Mortgage, formerly Granger-O'Harra Mortgage. Through this initiative, we have not only enhanced operational efficiency and profitability, but have also entered a number of new and rapidly growing markets throughout the state. In fact, in a typical month, over half of our mortgage banking volume now comes from markets where we had no presence a year ago.

   -- The opening of a full service banking office in Florence. In just five months, we have significantly exceeded our fiscal 1996 business plan objectives and are well positioned to expand our banking programs to the individuals and businesses of the growing and dynamic Pee Dee area communities.

   -- The continued growth and development of Coastal Investments Corporation and its talented group of securities brokerage sales professionals. During fiscal 1996, revenue from the sales of investment products increased by almost 30% over the prior year. We are now poised to grow that organization substantially through innovative sales and marketing initiatives.

   -- The conversion of our Check Imaging system from an outsource environment to an in-house process. Through this well planned and executed endeavor, we have considerably shortened the delivery cycle for checking account statements and, in addition, significantly reduced the costs related to this activity.

   -- Our leadership  role in serving as        [GRAPHIC-PHOTOGRAPH]
the  Major  Corporate  Sponsor  for  the
Horry County March of Dimes  WalkAmerica
Campaign For Healthier  Babies continued
to   evidence   our   support   for  the
communities we serve.  The $65,000 which
was    raised   by   our    caring   and
civic-minded  Associates was recognized,
both statewide and  nationally,  for its
4th place finish among the top 100 South
Carolina  teams,   and  its  89th  place
finish among the 500 nationally ranked teams.

   -- The  overwhelming  response to our
SAVE  FOR   AMERICA   program  by  local
schools    recently    prompted    state
Treasurer   Richard   Eckstrom  to  hail
Coastal Federal as "a model bank for its
long-term     vision    and    community
commitment to encourage student saving."
Through the  combined  efforts of School
Administrators,           Parent-Teacher
Organization    volunteers    and    our
Associates,  this vehicle  allows school
children to  maintain a savings  account
through  in-school  direct  deposits and
encourages    them    to    learn    the
fundamentals of banking, goal setting and practical money management.

[GRAPHIC-PHOTOGRAPH]                       --  Each  year,   Coastal   Financial
                                        Corporation  and its great people,  give
                                        generously  of their  time,  talents and
                                        financial  resources  in support of over
                                        250   community    organizations   which
                                        contribute significantly to the quality of life, health and welfare of our neighborhoods.

                                           Our  concept  of  viewing  change and
                                        constant improvement as essential to the achievement of our long-term objectives is well reflected by these results.


GREAT PEOPLE

   Coastal Financial's success in meeting both marketplace and organizational challenges is due, in large measure, to the fact that our Leadership Group and Associates are fully committed to our QUEST FOR EXCELLENCE operating philosophy in the conduct of their routine business activities.

   During this past year, several of our Leadership Group members envisioned a plan to reach out to the new residents of our communities who were interested in learning more about the banking services available in our marketplace. The program which was developed in response to this challenge has given us a very effective new delivery channel to that segment of the market. These Leadership Group members could have just as easily continued to work in the ways of the past, but chose instead to make a difference.

   All businesses  wish for this kind of    [GRAPHIC-PHOTOGRAPH]
initiative, but few ever get it. Part of
the reason is too much supervision,  too
many committees trying to make decisions
that   leaders   should  be  making  and
inadequate  product and Customer service
training.  As a result,  the  people who
must make  decisions  while dealing with
Customers    feel     constrained    and
intimidated.

   This is just one example of the great
things  we  see  daily  which  are  made
possible  by  our  great   people  being
totally   committed  to  our  QUEST  FOR
EXCELLENCE operating philosophy.

   This philosophy has two major focuses which guide our day-to-day activities. The first is a strong commitment to business results, and the second is a high level of integrity.

[GRAPHIC-PHOTOGRAPH]                       Our  emphasis  on  results  is  quite
                                        obvious.  We could not have achieved the
                                        tremendous   accomplishments  of  recent
                                        years without the outstanding individual performance of each of our Leadership Group members and Associates. However, it is our corporate commitment to never compromising our integrity that provides the foundation for our future.

                                           No  matter  how good  the  individual
                                        performances  of our great  people  are,
                                        they are only effective if  orchestrated
                                        into  something  of  real  value.   That
                                        requires  teamwork and  unselfish  ness,
                                        two   components   which  are  virtually
                                        unattainable without an extraordinary degree of integrity and a deep-seeded sense of confidence and unity of purpose throughout the organization.

GREAT MARKETS

   Horry  County,   the  second  fastest       [GRAPHIC-PHOTOGRAPH]
growing Metropolitan Statistical Area in
the nation,  and Florence County,  which
was   recently   cited   by   the   U.S.
Department  Of  Commerce  as the fastest
growing  metropolitan area in the United
States in terms of exports  from 1993 to
1995,  are  certainly  two very exciting
markets  in  which  to  be   building  a
financial services business.

   According to recent statistics, Horry
County,  which has  enjoyed  an  average
annual  growth rate of 4.4 percent  over
the past 60 years,  as  compared  to the
state   average  of  1.7   percent,   is
projected  to  achieve   average  annual
growth  of  5.3   percent   during   the
1990-2010 period. Over that same time frame, South Carolina's population is projected to increase by an average annual rate of 1.4 percent.

   And, a rapidly  expanding  retail and
service-based   industry   has   brought
national attention to the Pee Dee Region in recent editions of THE NEW YORK
TIMES,  THE WALL STREET  JOURNAL and THE
KIPLINGER LETTER.

   We are, indeed,  very fortunate to be
located in the heart of communities with such exceptional momentum.

                                        COASTAL FINANCIAL'S FUTURE

[GRAPHIC-PHOTOGRAPH]                       A  word  about  the  future.  Coastal
                                        Financial  has  the  greatest  Board  Of
                                        Directors,    Leadership    Group    and
                                        Associates    imaginable.    They    are
                                        talented,    experienced   and   totally
                                        committed   to   our   Basic   Corporate
                                        Objective of Maximizing The Value Of Our
                                        Shareholders'    Investment    and   our
                                        Long-Term   Goal  of   Being   The  Best
                                        Financial   Services   Company   In  Our
                                        Marketplace. Not only do they have a powerful record of accomplishment, but more importantly, they are determined to see that our best years are yet to come.

   The one question we are most often asked is the same question we continually ask ourselves: "Can we keep it up?"

[GRAPHIC-PHOTOGRAPH]                       We believe the answer is a resounding
                                        "yes,"  as  long  as  we  maintain   our
                                        philosophy   of   viewing   change   and
                                        constant improvement as essential to the achievement of our long-term objectives. That's what really sets us apart from the competition.

                                           Consumer tastes and interests  change
                                        at   such  a   rapid   pace   that   the
                                        marketplace and work environment seem to be in constant flux. Sometimes drastic change, sometimes subtle change, but always change.

   If we remain fast, flexible and focused, change will never be a problem, but rather, create unique opportunities.

   I just can't thank our great people enough. They do their very best to help many tens of thousands of our Customers every day and are totally committed to Exceeding their Expectations on every occasion.

   In the final analysis, when you stop and think about it, a goal like that is really all we can ask for and all we should want, because it's the best way possible to assure a great future.

   All of us at Coastal Financial Corporation appreciate your continued loyalty and support and are looking ahead to the future with great enthusiasm and excitement.

                                                        /s/Michael C. Gerald
                                                        --------------------
                                                           Michael C. Gerald
                                                           President

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

General

    Coastal Financial Corporation (the "Company"), reported $3.7 million in net income in fiscal 1996 and 1995. Net earnings for the year ended September 30, 1996 included a special assessment from the FDIC for the recapitalization of the Savings Association Insurance Fund ("SAIF") of $1,620,000, and a related reduction in income taxes of $615,000. Excluding this special assessment, net income increased 27.0% in 1996. Net interest income increased $2.6 million as a result of increased interest income of $4.4 million offset by an increase of $1.8 million in interest expense. Provision for loan losses increased from $202,000 for the year ended September 30, 1995, to $790,000 for the year ended September 30, 1996. Other income increased from $3.3 million in fiscal 1995, to $4.6 million in 1996. General and administrative expenses increased $3.4 million for fiscal 1996, as compared to fiscal 1995. Included in general and administrative expenses in fiscal 1996, is a $1.6 million special assessment from the FDIC for the recapitalization of the SAIF Insurance Fund.

    Total assets increased from $401.2 million at September 30, 1995 to $459.7 million at September 30, 1996. Liquid assets, consisting of cash, interest-bearing deposits, and securities, increased from $26.3 million at September 30, 1995 to $65.3 million at September 30, 1996. Loans receivable increased 3.8% from $356.8 million at September 30, 1995, to $370.3 million at September 30, 1996. Total loan originations for fiscal 1996 were $160.3 million as compared to $141.0 million for fiscal 1995. Mortgage-backed securities increased from $12.8 million at September 30, 1995, to $27.0 million at September 30, 1996. Included in the ending mortgage-backed security portfolio are $6.2 million of mortgage-backed securities which were created from the securitization of conforming loans during fiscal 1996.

    The growth in loans was funded by increased deposits of $40.3 million and loan repayments. The Company's strategy is to increase its reliance on core deposits as opposed to its traditional reliance on certificates of deposit and advances from the Federal Home Loan Bank ("FHLB"). During fiscal 1996, deposits increased from $273.1 million at September 30, 1995, to $313.4 million at September 30, 1996. During this same period, transaction deposits increased $52.7 million.

    As a result of $3.7 million in net earnings, the acquisition of Coastal Federal Mortgage, Inc. for $376,000 (see discussion under "Liquidity and Capital Resources"), less the cash dividends paid to shareholders of approximately $1.5 million, stockholders' equity increased from $24.8 million at September 30, 1995 to $27.7 million at September 30, 1996.

Liquidity and Capital Resources

    In accordance with OTS regulations, the Company is required to maintain specific levels of cash and liquid investments in qualifying types of United States treasury and Federal agency securities and other investments generally having maturities of five years or less. The required level of such investments is calculated on a liquidity base, consisting of net withdrawable accounts and short-term borrowings, and is equal to 5.0% of such base amount. Short-term liquid assets may not be less than 1.0% of the liquidity base.

    Historically, the Company has maintained its liquidity at levels believed by management to be adequate to meet requirements of normal operations, potential deposit outflows and strong loan demand and still allow for optimal investment of funds and return on assets. The liquidity ratio, as calculated for regulatory purposes, was 5.5%, 7.3%, and 8.0% for the years ended September 30, 1994, 1995 and 1996, respectively. The Company expects to continue to maintain liquidity at approximately the same level as 1996.

    The  principal  sources  of  funds  for the  Company  are  cash  flows  from operations, consisting mainly of mortgage, consumer and commercial loan payments, retail customer deposits and advances from the Federal Home Loan Bank ("FHLB") of Atlanta.

    The principal use of cash flows is the origination of loans receivable. The Company originated loans receivable of $174.8 million, $141.0 million and $160.4 million for the years ended September 30, 1994, 1995 and 1996, respectively. A large portion of these loan originations were financed through loan principal repayments which amounted to $104.6 million, $104.2 million and $93.6 million for the years ended September 30, 1994, 1995 and 1996, respectively. In addition, the Company has sold certain loans in the secondary market to finance future loan originations. The increase in originations and sales of mortgage loans can be primarily attributed to the purchase of Coastal Federal Mortgage, d/b/a Granger & O'Harra Mortgage Inc. ("CFM") in November 1995. CFM specializes in originating conforming mortgage loans which are then sold to correspondent financial institutions. For the year ended September 30, 1996, CFM originated $36.4 million of loans and sold $34.5 million of loans. For the years ended September 30, 1994, 1995 and 1996, the Company sold loans amounting to $29.3 million, $2.8 million and $40.7 million, respectively.

    During fiscal 1996, deposits increased from $273.1 million at September 30, 1995, to $313.4 million at September 30, 1996. The increase was attributed to transaction accounts which increased approximately $52.7 million. This was offset by a decrease in passbook accounts of $3.6 million and certificate accounts of $8.8 million.

    At September 30, 1996, the Company had commitments to originate $9.0 million in loans and $32.0 million in unused lines of credit, which the Company expects to fund from normal operations.

    At September 30, 1996, the Company had $94.7 million of certificates of deposit which were due to mature within one year. Based upon previous experience, the Company believes that a major portion of these certificates will be redeposited. Additionally, at September 30, 1996, the Company had excess collateral pledged to the FHLB which would support additional FHLB advance borrowings of $63.0 million.

    As a condition of deposit insurance, current FDIC regulations require that Coastal Federal Savings Bank (the "Bank") calculate and maintain a minimum regulatory capital requirement on a quarterly basis and satisfy such requirement at the calculation date and throughout the ensuing quarter. The Bank's tangible and core capital approximated $27.3 million at September 30, 1996, exceeding the Bank's tangible and core requirements by $20.4 million and $13.6 million, respectively. At September 30, 1996, the Bank's capital exceeded its current risk-based minimum capital requirement by $7.1 million. The risk-based capital requirement may increase in the future.

Results of Operations

  Comparison of the Years Ended September 30, 1995 and 1996

General

    Net earnings were $3.7 million for the years ended September 30, 1995 and 1996. Included in net earnings for 1996, is a special assessment from the FDIC for the recapitalization of the SAIF of $1,620,000, and a related reduction in income taxes of $615,000. Excluding this special assessment, net income increased 27.0% in 1996. Net interest income increased $2.6 million primarily as a result of an increase in interest income of $4.4 million which was offset by an increase in interest expense of $1.8 million. Provision for loan losses increased $588,000. Other income increased from $3.3 million for the year ended September 30, 1995, to $4.6 million for the year ended September 30, 1996. General and administrative expenses increased $3.4 million when compared to fiscal 1995. Included in general and administrative expenses in fiscal 1996, is a $1.6 million special assessment from the FDIC for the recapitalization of the SAIF Insurance Fund.

Interest Income

    Interest income for the year ended September 30, 1996, increased 14.5% to $34.7 million as compared to $30.3 million for the year ended September 30, 1995 primarily due to the increased yield on assets and a 11.7% increase in average interest-earning assets. The net yield on interest-earning assets for the year ended September 30, 1996, was 8.46% compared to a net yield of 8.27% in the prior year. The increase in net yield primarily resulted from the repricing of adjustable-rate mortgage loans and growth in commercial real estate loans which have a higher yield. The average yield on loans receivable for fiscal year 1996 was 8.57% compared to 8.39% in 1995. The yield on investments which includes Investments, Overnight Funds and Federal Funds, increased to 6.55% for the fiscal year 1996 from 5.14% for fiscal year 1995. Total interest-earning assets for fiscal year 1996 averaged $406.2 million compared to $371.9 million for the year ended September 30, 1995.

Interest Expense

    Interest expense on interest-bearing liabilities was $19.1 million for the year ended September 30, 1996, as compared to $17.3 million in fiscal 1995. The cost of interest-bearing liabilities was 4.70% for the year ended September 30, 1996, compared to 4.75% in fiscal year 1995. The increase in interest expense of 10.5% primarily resulted from a growth in deposits and a slight increase in overall market rates paid on deposits. The average cost of deposits for the year ended September 30, 1996, was 4.08% compared to 3.96% for the year ended September 30, 1995. The cost of FHLB advances for fiscal 1996 was 6.27% compared to 6.53% for fiscal 1995. Total average interest-bearing liabilities increased 11.7% from $363.7 million at September 30, 1995, to $406.2 million at September 30, 1996.

Net Interest Income

    Net interest income was $15.6 million for the year ended September 30, 1996, compared to $13.1 million for the year ended September 30, 1995. The net interest margin increased to 3.76% for fiscal 1996 compared to 3.52% for fiscal 1995. Average interest-earning assets increased $43.5 million while average interest-bearing liabilities increased $42.4 million. At September 30, 1996, the cost of one month advances was approximately 5.5%, compared to approximately 6.7% which was the yield on the 10 year treasury security. Should the yield curve continue to remain relatively flat, the Company may continue to experience a high amount of loan prepayments and refinancings and may experience a declining net interest margin in fiscal 1997.

Provision for Loan Losses

    The Company's provision for loan losses increased from $202,000 for fiscal 1995 to $790,000 for fiscal 1996. The allowance for loan losses as a percentage of loans was 1.11% at September 30, 1996, compared to 1.00% at September 30, 1995. During fiscal 1996, commercial real estate and construction loans increased 16.3%. As a result of the increase in loans which may possess a higher degree of risk, the Company increased its allowance for loan losses as a percentage of loans. Loans delinquent 90 days or more were .12% of total loans at September 30, 1996, compared to .37% at September 30, 1995. The allowance for loan losses was 937% of loans delinquent more than 90 days at September 30, 1996, compared to 270% at September 30, 1995. Management believes that the current level of the allowance for loan losses is adequate considering the composition of the loan portfolio, the portfolio's loss experience, delinquency trends, current regional and local economic conditions and other factors. Also see "Nonperforming Assets" and "Allowance for Loan Losses."

Other Income

   In fiscal 1996, total other income increased to $4.6 million as compared to $3.3 million for the period ended September 30, 1995. Fees and service charges on loans and deposit accounts increased $364,000 for the year ended September 30, 1996, as a result of growth in core deposits and loans. Income from real estate operations decreased $531,000 from the prior fiscal year due to reduced sales of real estate at the Bank's subsidiaries. This was offset by increased gains on sales of loans receivable and mortgage-backed securities of $951,000 and $189,000, respectively, primarily due to increased mortgage banking activities of CFM which was acquired in November 1995. Other income increased from $1.3 million for the year ended September 30, 1995, to $1.7 million for the year ended September 30, 1996. The increase is attributed to an increase of fee income from ATMs of $85,000, fee income from debit cards of $53,000, gains on the sale of assets of $44,000, miscellaneous income of $44,000 and higher revenues from sales of alternative investment products at the Company's subsidiary, Coastal Investments Corporation, of $154,000.

Other Expense

    General and administrative expenses were $13.6 million for fiscal 1996 as compared to $10.2 million for fiscal 1995. Salaries and employee benefits were $6.2 million for fiscal 1996 as compared to $5.3 million for fiscal 1995, or a 16.3% increase. Approximately a third of this increase is attributable to increased group insurance costs, 401K benefits, and increased bonuses and incentives. In addition, personnel at CFM accounted for approximately a third of the increase. Normal salary increases and increased lending personnel accounted for a significant portion of the remaining increase. Net occupancy, furniture and fixtures and data processing expense increased $498,000 for fiscal 1996, as compared to fiscal 1995 primarily as a result of enhancements to technology and the addition of CFM. FDIC insurance premiums, excluding the special SAIF assessment, increased from $566,000 for fiscal 1995, to $622,000 for fiscal 1996 as a result of the 14.8% growth in deposits. Other expenses increased from $1.9 million in 1995 to $2.3 million in 1996. In addition, in 1996 the Company recorded a special assessment from the FDIC for the recapitalization of the SAIF of $1,620,000.

Income Taxes

    Although fiscal 1996 net income was slightly higher than fiscal 1995, income taxes were slightly lower due to increased tax exempt interest.

Results of Operations

  Comparison of the Years Ended September 30, 1994 and 1995

General

    Net earnings decreased from $3.8 million for the year ended September 30, 1994, to net earnings of $3.7 million for the year ended September 30, 1995. Included in net earnings for 1994, is a favorable $664,000 cumulative effect of the change in accounting for income taxes. Excluding the effect of the accounting change in 1994, net income increased 18.2% in 1995. Net interest income increased $42,000 primarily as a result of an increase in interest income of $5.8 million which was offset by an increase in interest expense of $5.7 million. Provision for loan losses decreased $308,000. Other income increased from $2.8 million for the year ended September 30, 1994, to $3.3 million for the year ended September 30, 1995.

Interest Income

    Interest income for the year ended September 30, 1995, increased 23.5% to $30.3 million as compared to $24.6 million for the year ended September 30, 1994 primarily due to the increased yield on assets and a 17.7% increase in average interest-earning assets. The net yield on interest-earning assets for the year ended September 30, 1995, was 8.27% compared to a net yield of 7.77% in the prior year. The increase in net yield primarily resulted from the repricing of adjustable-rate mortgage loans. The average yield on loans receivable for fiscal year 1995 was 8.39% compared to 7.93% in 1994. The yield on investments which includes Investments, Overnight Funds and Federal Funds, increased to 5.14% for the fiscal year 1995 from 4.20% for fiscal year 1994. Total interest-earning assets for fiscal year 1995 averaged $371.9 million compared to $316.l million for the year ended September 30, 1994.

Interest Expense

    Interest expense on interest-bearing liabilities was $17.3 million for the year ended September 30, 1995, as compared to $11.5 million in fiscal 1994. The cost of interest-bearing liabilities was 4.75% for the year ended September 30, 1995, compared to 3.68% in fiscal year 1994. The increase in interest expense of 49.6% primarily resulted from a growth in deposits and an increase in overall market rates paid on deposits and FHLB advances. The average rate on deposits for the year ended September 30, 1995, was 3.96% compared to 3.29% for the year ended September 30, 1994. The cost of FHLB advances for fiscal 1995 was 6.53% compared to 5.56% for fiscal 1994. A contributing factor to the increased costs of advances was a lengthening in the average maturity of the advances. Total average interest-bearing liabilities increased 15.9% from $313.8 million at September 30, 1994, to $363.7 million at September 30, 1995.

Net Interest Income

    Net interest income was $13.1 million for the year ended September 30, 1995, compared to $13.0 million for the year ended September 30, 1994. The net interest margin decreased to 3.52% for fiscal 1995 compared to 4.12% for fiscal 1994. Average interest-earning assets increased $55.8 million while average interest-bearing liabilities increased $49.9 million. At September 30, 1995, the cost of one month advances was 6.12%, compared to 6.50% which was the yield on the 30 year treasury security. Should the yield curve continue to remain flat, the Bank may continue to experience a high amount of loan prepayments and refinancings and may experience a declining net interest margin in fiscal 1996.

Provision for Loan Losses

    The Company's provision for loan losses decreased from $510,000 for fiscal 1994 to $202,000 for fiscal 1995. The allowance for loan losses as a percentage of loans was 1.00% at September 30, 1995, compared to 1.01% at September 30, 1994. Loans delinquent 90 days or more were .37% of total loans at September 30, 1995, compared to .35% at September 30, 1994. The allowance for loan losses was 270.42% of loans delinquent more than 90 days at September 30, 1995, compared to 291.39% at September 30, 1994. Management believes that the current level of the allowance for loan losses is adequate considering the composition of the loan portfolio, the portfolio's loss experience, delinquency trends, current regional and local economic conditions and other factors. Also see "Nonperforming Assets" and "Allowance for Loan Losses."

Other Income

    In fiscal 1995, total other income increased to $3.3 million as compared to $2.8 million for the period ended September 30, 1994. Fees and service charges on loans and deposit accounts increased $50,000 for the year ended September 30, 1995. Due to the sale of certain real estate held for development and the realization of a deferred gain on a previous sale of real estate owned which had been financed by the Bank, income from real estate operations increased $535,000 for the fiscal year. This was partially offset by decreased gains on sales of loans receivable and mortgage-backed securities of $372,000 and $54,000, respectively, due to decreased mortgage banking activities. Other income increased from $1.0 million for the year ended September 30, 1994, to $1.3 million for the year ended September 30, 1995. The increase is attributed to an increase of FHLB stock dividends of $206,000, income from ATMs of $64,000, and miscellaneous income of $44,000.

Other Expense

    General and administrative expenses were $10.2 million for fiscal 1995 as compared to $10.3 million for fiscal 1994. Salaries and employee benefits were $5.3 million for fiscal 1995 as compared to $5.2 million for fiscal 1994, or a 2.2% increase. Throughout fiscal 1995, and into 1996, management has implemented a number of cost saving measures to reduce the reliance on full time Associates and minimize the increase in compensation expense. Net occupancy, furniture and fixtures and data processing expense increased $25,000 for fiscal 1995, as compared to fiscal 1994. FDIC insurance premiums decreased from $619,000 for fiscal 1994, to $566,000 for fiscal 1995. Other expenses decreased from $2.2 million in 1994 to $1.9 million in 1995. The decrease is attributed to reduced legal expenses of $69,000, recruiting expenses services of $36,000 and other sundry expenses of $136,000.

Income Taxes

    Income taxes increased from $1.9 million in fiscal 1994 to $2.2 million in fiscal as a result of increased earnings before income taxes.

Non-performing Assets

    Non-performing assets were $768,000 at September 30, 1996 compared to $2.1 million at September 30, 1995. Non-accrual loans decreased from $1.3 million at September 30, 1995, to $445,000 at September 30, 1996. Real estate acquired through foreclosure decreased from $789,000 at September 30, 1995, to $323,000 at September 30, 1996. At September 30, 1996, approximately 69% of the loans 90 days past due are secured by residential mortgage loans. All real estate acquired through foreclosure is recorded at the lower of cost or fair value less estimated selling costs and the Company does not expect any material losses on this real estate. Loans are reviewed on a regular basis and an allowance for uncollectable interest is established on loans where collection is questionable, generally when such loans become 90 days delinquent. Loan balances for which interest amounts have been reserved and all loans more than 90 days delinquent are considered to be on a non-accrual basis. Typically, payments received on a non-accrual loan are applied to the outstanding principal or recognized as interest based upon the collectability of the loan as determined by management.

Allowance for Loan Losses

    The  Company's   management  evaluates  the  need  to  establish  additional allowances against losses on loans quarterly. Such an evaluation includes a review of all loans for which full collectability may not be reasonably assured and considers, among other matters, the estimated market value of the underlying collateral of problem loans, composition of the loan portfolio, prior loss experience, economic conditions, etc. The Company established provisions for loan losses for the years ended September 30, 1994, 1995 and 1996, of $510,000, $202,000 and $790,000, respectively. For the years ended September 30, 1994, 1995 and 1996, the Company had net charge-offs (recoveries) of ($90,000), ($23,000) and $196,000, respectively. At September 30, 1996, the Company had an allowance for loan losses of $4.2 million, which was 1.11% of net loans compared to 1.00% at September 30, 1995. Management believes that the current level of the allowance for loan losses is adequate considering the composition of the loan portfolio, the portfolio's loss experience, delinquency trends, current regional and local economic conditions and other factors. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. The allowance for possible loan losses is subject to periodic evaluation by various regulatory authorities and may be subject to adjustment upon their examination.

Impact of New Accounting Pronouncements

   On June 30, 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" which is effective for financial statements issued for fiscal years beginning after December 15, 1995. SFAS No. 121 provides guidance for recognition and measurement of impairment of long-lived assets, certain identifiable intangibles, and goodwill related both to assets to be held and used and assets to be disposed of. This statement is not anticipated to have a material effect on the Company.

    In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights, an amendment of SFAS No. 65" which is effective prospectively for fiscal years beginning after December 15, 1995. The statement requires the recognition of an asset for the right to service mortgage loans for others, regardless of how those rights were acquired (either purchased or originated). Further, it amends SFAS 65 to require assessment of impairment based on fair value. Based upon the Company's present mortgage lending operation, this statement did not have a significant affect on the Company.

    In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock Based Compensation" which is effective for financial statements issued for fiscal years beginning after December 15, 1995. SFAS No. 123 provides guidance on the valuation of compensation costs arising from both fixed and performance stock compensation plans. SFAS No. 123 encourages but does not require entities to account for stock compensation awards based on their estimated fair value on the date they are granted. Entities can continue to follow current accounting requirements, which generally do not result in an expense charge for most options. However, they must disclose in a footnote to their financial statements what the effect on net income and earnings per share would have been had they used the fair value model. The Company expects to continue its current accounting practice. Therefore, this statement will generally not have an effect on future operating results.

    In June, 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." This statement will become effective for transactions occurring after December 31, 1996 and supersedes SFAS No. 122. The Statement uses a "financial components" approach that focuses on control to determine the proper accounting for financial asset transfers. Under that approach, after financial assets are transferred, an entity would recognize on its balance sheet all assets it controls and liabilities it has incurred. The entity would remove from the balance sheet those assets it no longer controls and liabilities it has satisfied. The Company does not anticipate that adoption of this standard will have a material effect on the Company's financial statements in 1997.

    In November 1995, the FASB issued a guide to implementation of SFAS 115 on accounting for certain investments in debt and equity securities which allows for the one time transfer of certain investments classified as held for investment to available for sale.

    In order to increase the Company's ability to manage its liquid assets, the Company reclassified the majority of its investments classified as held for investment, which had an amortized cost of $14.8 million and a market value of $15.0 million, to the available for sale classification in the first quarter of fiscal 1996.

Effects of Inflation and Changing Prices

    The consolidated financial statements have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and results of operations in terms of historical dollars, without consideration of change in the relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effect of inflation. Interest rates do not necessarily change in the same magnitude as the price of goods and services.

Capital Standards and Regulatory Matters

    The Bank's capital standards include (1) a leverage limit requiring all OTS chartered financial institutions to maintain core capital in an amount not less than 3% of the financial institution's total assets; (2) a tangible capital requirement of not less than 1.5% of total assets; and (3) a risk-based capital requirement of not less than 8.0% of risk weighted assets.

    The following table summarizes the capital requirements and the Bank's capital position at September 30, 1996 (dollars in thousands):

                                                                     Percent
                                                         Amount     of Assets
                                                         ------     ---------
Tangible capital (1).................................   $27,271        5.93%
Tangible capital requirement.........................     6,859        1.50
                                                        -------       -----
Excess...............................................    20,412        4.43%
                                                        =======       =====
Core capital.........................................   $27,271        5.93%
Core capital requirement.............................    13,719        3.00
                                                        -------       -----
Excess...............................................   $13,552        2.93%
                                                        =======       =====
Risk-based capital...................................   $30,777       10.41%
Minimum risk-based capital requirements..............    23,641        8.00
                                                        -------       -----
Excess...............................................   $ 7,136        2.41%
                                                        =======       =====


(1) Equals the Bank's stockholders' equity

   The Act also changed the present qualified thrift lender test (QTL). As of September 30, 1996, Coastal Federal met the existing QTL test. Based on the Bank's current portfolio of assets, management does not anticipate that the new QTL regulations will have an adverse effect on the Bank's operations.

   Recently the Federal Regulatory Agencies have agreed on a new higher capital leverage limit for many financial institutions which is 5%. The Bank also meets this capital standard.

   On September 30, 1996, the Bank recorded a $1,620,000 special assessment to the FDIC for the recapitalization of the SAIF. Beginning January 1, 1997, the Bank is expected to begin paying 6.4 cents per $100 of deposits insured. Previously the Bank had been paying approximately 23 cents per $100 of deposits insured. It is expected that the Bank Insurance Fund ("BIF") members and SAIF members will begin paying the same amount to the insurance fund in fiscal year 2000.

________________________________________________________________________________

                          INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS
COASTAL FINANCIAL CORPORATION
Myrtle Beach, South Carolina

    We have audited the consolidated statements of financial condition of Coastal Financial Corporation and subsidiaries (the "Company") as of September 30, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at September 30, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1996, in conformity with generally accepted accounting principles.

    As discussed in note 1, the Company changed its method of accounting for investments to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities at October 1, 1994 and changed its method of accounting for income taxes on October 1, 1993 to adopt the provisions of SFAS No. 109, Accounting for Income Taxes.

                                             /s/KPMG Peat Marwick LLP
                                             ------------------------
                                                KPMG Peat Marwick LLP
Greenville, South Carolina
October 18, 1996

                                           COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
                                           CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                                     September 30, 1995 and 1996


                                                 ASSETS                                                       1995         1996
                                                                                                            --------    --------
                                                                                                               (In thousands)
Cash and amounts due from banks..........................................................................   $  9,318    $ 15,639
Short-term interest-bearing deposits.....................................................................      1,883       5,222
Investment securities held to maturity (market value of $2,297 at September 30, 1995 and $332 at
  September 30, 1996)....................................................................................      2,329         330
Investment securities available for sale.................................................................         --      17,141
Mortgage-backed securities held to maturity (market value of $12,904 at September 30, 1995)..............     12,776          --
Mortgage-backed securities available for sale............................................................         --      27,029
Loans receivable (net of allowance for loan losses of $3,578 at September 30, 1995 and $4,172 at
  September 30, 1996)....................................................................................    356,819     370,368
Loans receivable held for sale...........................................................................      2,393       6,803
Real estate acquired through foreclosure, net............................................................        789         323
Office property and equipment, net.......................................................................      5,415       5,736
Federal Home Loan Bank (FHLB) stock, at cost.............................................................      4,726       5,228
Accrued interest receivable on loans.....................................................................      2,167       2,444
Accrued interest receivable on investment securities.....................................................        250         526
Other assets.............................................................................................      2,336       2,923
                                                                                                            --------    --------
                                                                                                            $401,201    $459,712
                                                                                                            ========    ========
                                  LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposits...............................................................................................    273,099     313,430
  Securities sold under agreements to repurchase.........................................................      2,677       3,365
  Advances from FHLB.....................................................................................     93,320     104,553
  Other borrowings.......................................................................................         --       1,968
  Drafts outstanding.....................................................................................      2,289       1,922
  Advances by borrowers for property taxes and insurance.................................................      1,629       1,435
  Accrued interest payable...............................................................................        767         798
  Other liabilities......................................................................................      2,600       4,560
                                                                                                            --------    --------
      Total liabilities..................................................................................    376,381     432,031
                                                                                                            --------    --------
Stockholders' equity:
  Serial preferred stock, 1,000,000 shares authorized and unissued.......................................         --          --
  Common stock $.01 par value, 5,000,000 shares authorized; 3,356,056 shares at September 30, 1995 and
    3,442,616 shares at September 30, 1996 issued and outstanding........................................         34          34
  Additional paid-in capital.............................................................................      8,710       8,710
  Retained earnings, restricted..........................................................................     18,674      20,015
  Treasury stock, at cost (120,169 and 54,161 shares, respectively)......................................     (2,598)     (1,185)
  Unrealized gain on securities available for sale, net of income taxes..................................         --         107
                                                                                                            --------    --------
      Total stockholders' equity.........................................................................     24,820      27,681
                                                                                                            --------    --------
                                                                                                            $401,201    $459,712
                                                                                                            ========    ========
                                    See accompanying notes to consolidated financial statements.

                                           COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
                                                CONSOLIDATED STATEMENTS OF OPERATIONS
                                            Years ended September 30, 1994, 1995 and 1996


                                                                                                  1994         1995         1996
                                                                                               ----------    ---------    ---------
                                                                                                      (In thousands, except
                                                                                                            share data)
Interest income:
  Loans receivable..........................................................................   $   23,726       28,671       31,698
  Investment securities.....................................................................          501          381          721
  Mortgage-backed securities................................................................          144          732        1,805
  Other.....................................................................................          191          544          496
                                                                                               ----------    ---------    ---------
      Total interest income.................................................................       24,562       30,328       34,720
                                                                                               ----------    ---------    ---------
Interest expense:
  Deposits..................................................................................        8,516        9,890       11,689
  Securities sold under agreements to repurchase............................................           18           63          323
  Advances from FHLB........................................................................        3,014        7,319        7,079
                                                                                               ----------    ---------    ---------
      Total interest expense................................................................       11,548       17,272       19,091
                                                                                               ----------    ---------    ---------
      Net interest income...................................................................       13,014       13,056       15,629
Provision for loan losses...................................................................          510          202          790
                                                                                               ----------    ---------    ---------
      Net interest income after provision for loan losses...................................       12,504       12,854       14,839
                                                                                               ----------    ---------    ---------
Other income:
  Fees and service charges on loans and deposit accounts....................................        1,001        1,051        1,415
  Gain on sales of loans held for sale......................................................          411           39          990
  Loss on sales of investment securities, net...............................................           --           --           (6)
  Gain on sales of mortgage-backed securities, net..........................................           54           --          189
  Income from real estate acquired through foreclosure......................................           31          224          202
  Income from real estate partnerships......................................................          310          652          143
  Other income..............................................................................        1,022        1,284        1,699
                                                                                               ----------    ---------    ---------
      Total other income....................................................................        2,829        3,250        4,632
                                                                                               ----------    ---------    ---------

                                           COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
                                                CONSOLIDATED STATEMENTS OF OPERATIONS
                                            Years ended September 30, 1994, 1995 and 1996
                                                            (continued)

                                                                                                  1994         1995         1996
                                                                                               ----------    ---------    ---------
                                                                                                      (In thousands, except
                                                                                                            share data)

General and administrative expenses:
  Salaries and employee benefits............................................................        5,194        5,307        6,174
  Net occupancy, furniture and fixtures and data processing expense.........................        2,308        2,333        2,831
  FDIC insurance premium....................................................................          619          566          622
  FDIC insurance premium to recapitalize the SAIF...........................................           --           --        1,620
  Other expense.............................................................................        2,158        1,946        2,339
                                                                                               ----------    ---------    ---------
      Total general and administrative expense..............................................       10,279       10,152       13,586
                                                                                               ----------    ---------    ---------
      Earnings before income taxes..........................................................        5,054        5,952        5,885
Income taxes................................................................................        1,906        2,232        2,164
                                                                                               ----------    ---------    ---------
Net income before cumulative effect of adopting SFAS No. 109................................        3,148        3,720        3,721
Cumulative effect of adopting SFAS No. 109..................................................          664           --           --
                                                                                               ----------    ---------    ---------
Net income..................................................................................   $    3,812        3,720        3,721
                                                                                               ==========    =========    =========
Earnings per common share before cumulative effect of adopting SFAS No. 109.................   $     0.86         1.05         1.04
Cumulative effect of adopting SFAS No. 109..................................................         0.18           --           --
Earnings per common share...................................................................   $     1.04         1.05         1.04
                                                                                               ==========    =========    =========
Weighted average common shares outstanding..................................................    3,661,000    3,555,000    3,595,000
                                                                                               ==========    =========    =========


                                    See accompanying notes to consolidated financial statements.

                                           COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
                                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                            Years ended September 30, 1994, 1995 and 1996

                                                                                                                             Total
                                                                         Additional                                          Stock-
                                                               Common     Paid-in      Retained    Treasury                 holders'
                                                               Stock      Capital      Earnings     Stock       Other        Equity
                                                               -----      -------      --------     -----       -----        ------
                                                                                           (In thousands)
Balance at September 30, 1993...............................    $ 33       $6,538      $15,258     $    --     $   --      $21,829
Exercise of stock options...................................      --           88           --          --         --           88
Cash paid for fractional shares.............................      --           --           (7)         --         --           (7)
Treasury stock repurchases..................................      --           --           --      (2,001)        --       (2,001)
Cash dividends..............................................      --           --         (617)         --         --         (617)
Net income..................................................      --           --        3,812          --         --        3,812
                                                                ----       ------      -------     -------     ------      -------
Balance at September 30, 1994...............................      33        6,626       18,446      (2,001)        --       23,104
Exercise of stock options...................................      --           96         (215)        241         --          122
Treasury stock repurchases..................................      --           --           --        (838)        --         (838)
Cash paid for fractional shares.............................      --           --           (6)         --         --           (6)
Cash dividends..............................................      --           --       (1,282)         --         --       (1,282)
Common stock dividend.......................................       1        1,988       (1,989)         --         --           --
Net income..................................................      --           --        3,720          --         --        3,720
                                                                ----       ------      -------     -------     ------      -------
Balance at September 30, 1995...............................      34        8,710       18,674      (2,598)        --       24,820
Exercise of stock options...................................      --           --         (863)        970         --          107
Issuance of shares in acquisition...........................      --           --          (67)        443         --          376
Cash paid for fractional shares.............................      --           --          (17)         --         --          (17)
Cash dividends..............................................      --           --       (1,433)         --         --       (1,433)
Unrealized gain on securities available for sale,
  net of income taxes.......................................      --           --           --          --        107          107
Net income..................................................      --           --        3,721          --         --        3,721
                                                                ----       ------      -------     -------     ------      -------
                                                                $ 34       $8,710      $20,015     $(1,185)   $   107      $27,681
                                                                ====       ======      =======     =======    =======      =======

                                    See accompanying notes to consolidated financial statements.

                                           COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
                                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                            Years ended September 30, 1994, 1995 and 1996


                                                                                                    1994         1995        1996
                                                                                                    ----         ----        ----
                                                                                                           (In thousands)
Cash flows from operating activities:
  Net earnings before FASB 109 adjustment......................................................   $   3,812       3,720       3,721
  Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
    Income from real estate partnerships.......................................................        (310)       (652)       (143)
    Depreciation...............................................................................         529         552         740
    Provision for loan losses..................................................................         510         202         790
    FHLB stock dividends.......................................................................         (95)         --          --
    Origination of loans receivable held for sale..............................................     (19,626)     (5,199)    (45,082)
    Proceeds from sales of loans receivable held for sale......................................      29,299       2,806      40,672
    (Increase) decrease in:
      Other assets.............................................................................        (589)     (1,266)       (587)
      Accrued interest receivable..............................................................          95        (434)       (553)
    Increase (decrease) in:
      Accrued interest payable.................................................................         146         284          31
      Deferred income taxes payable............................................................        (399)         --          --
      Other liabilities........................................................................       1,128         531       1,960
                                                                                                  ---------    --------    --------
        Net cash provided (used) by operating activities.......................................      14,500         544       1,549
                                                                                                  ---------    --------    --------
Cash flows from investing activities:
  Proceeds from maturities of investment securities held to maturity...........................       6,325       5,675          --
  Purchases of investment securities held to maturity..........................................      (1,988)       (324)         --
  Proceeds from sale of investment securities available for sale...............................          --          --       7,000
  Proceeds from maturities of investment securities available for sale.........................          --          --       1,999
  Purchases of investment securities available for sale........................................          --          --     (24,331)
  Purchases of loans receivable................................................................         (63)     (6,337)    (12,448)
  Proceeds from sale of mortgage-backed securities available for sale..........................       1,613          --      13,220
  Purchases of mortgage-backed securities available for sale...................................          --      (1,000)    (11,867)
  Principal collected on mortgage-backed securities............................................       1,118         811       4,129
  Origination of loans receivable..............................................................    (155,135)   (135,830)   (115,288)
  Principal collected on loans receivable......................................................     104,589     104,215      93,560
  Proceeds from sales of real estate acquired through foreclosure..............................         765         305         937
  Proceeds from sales of office properties and equipment.......................................          --          --         192
  Purchases of office properties and equipment.................................................        (528)     (1,166)     (1,253)
  Redemptions (purchases) of FHLB stock........................................................        (997)        101        (502)
  Other investing activities, net..............................................................         866         884         447
                                                                                                  ---------    --------    --------
      Net cash used by investing activities....................................................     (43,435)    (32,666)    (44,205)
                                                                                                  ---------    --------    --------

                                           COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
                                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                            Years ended September 30, 1994, 1995 and 1996
                                                            (continued)

                                                                                                    1994         1995        1996
                                                                                                    ----         ----        ----
                                                                                                           (In thousands)

Cash flows from financing activities:
  Increase (decrease) in deposits..............................................................     (19,470)     25,714      40,331
  Increase in securities sold under agreements to repurchase...................................       1,621         771         688
  Proceeds from FHLB advances..................................................................     101,419     365,120      75,850
  Repayment of FHLB advances...................................................................     (46,500)   (368,340)    (64,617)
  Proceeds from other borrowings...............................................................          --          --       1,968
  Increase (decrease) in advance payments by borrowers for property taxes and insurance........         204          79        (194)
  Increase (decrease) in drafts outstanding, net...............................................         272         411        (367)
  Repurchase of treasury stock, at cost........................................................      (2,001)       (838)         --
  Cash dividends to stockholders and cash for fractional shares................................        (624)     (1,288)     (1,450)
  Exercise of stock options....................................................................          88          57         107
                                                                                                  ---------    --------    --------
      Net cash provided by financing activities................................................      35,009      21,686      52,316
                                                                                                  ---------    --------    --------
Net increase (decrease) in cash and cash equivalents...........................................       6,074     (10,436)      9,660
                                                                                                  ---------    --------    --------
Cash and cash equivalents at beginning of year.................................................      15,563      21,637      11,201
                                                                                                  ---------    --------    --------
Cash and cash equivalents at end of year.......................................................   $  21,637      11,201      20,861
                                                                                                  =========    ========    ========
Supplemental information:
  Interest paid................................................................................   $  11,402      16,988      19,060
                                                                                                  =========    ========    ========
  Income taxes paid............................................................................   $   1,684       2,377       3,030
                                                                                                  =========    ========    ========
Supplemental schedule of non-cash investing and financing transactions:
  Securitization of mortgage loans into mortgage-backed securities.............................   $      --      11,793      19,366
                                                                                                  =========    ========    ========
  Transfer of mortgage loans to real estate acquired through foreclosure.......................   $     405         313         471
                                                                                                  =========    ========    ========
  Common stock dividend declared...............................................................   $      --       1,989          --
                                                                                                  =========    ========    ========
  Transfer of investment securities held to maturity to available for sale.....................   $      --          --      14,775
                                                                                                  =========    ========    ========
          See accompanying notes to consolidated financial statements.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The following is a summary of the more significant accounting policies used in the preparation and presentation of the accompanying consolidated financial statements. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. In addition, they affect the reported amounts of income and expenses during the reporting period. Actual results could differ from these estimates and assumptions.

  (a) Principles of Consolidation

    The accompanying  consolidated  financial statements include the accounts of
Coastal Financial Corporation (the "Company"), and its wholly-owned subsidiaries, Coastal Federal Mortgage, Inc., Coastal Investments Corporation, Coastal Technology Services, Inc. and Coastal Federal Savings Bank (the "Bank") and its wholly-owned subsidiary, Coastal Mortgage Bankers and Realty Co., Inc. (and its wholly-owned subsidiaries, Shady Forest Development Corporation, Sherwood Development Corporation, Ridge Development Corporation, 501 Development Corporation, North Beach Investments, Inc. and North Strand Property Management, Inc.). In consolidation, all significant intercompany balances and transactions have been eliminated. Coastal Financial Corporation is a unitary thrift holding company organized under the laws of the state of Delaware.

    The Company's subsidiary operations consist primarily of the origination and sale of conforming mortgages and the sales of financial products. The Bank's subsidiary operations consist primarily of the sale of real estate acquired through direct investments and investments in partnerships with others in the mid 1980's. Investments in real estate partnerships are accounted for using the equity method.

  (b) Cash and Cash Equivalents

    For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from banks, short-term interest-bearing deposits and federal funds sold. Cash and cash equivalents have maturities of three months or less. Accordingly, the carrying amount of such instruments is considered to be a reasonable estimate of fair value.

  (c) Investment and Mortgage-backed Securities

    Investment and mortgage-backed securities are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", which was adopted by the Company on October 1, 1994. Investments are classified into three categories as follows: (1) Held to Maturity -- debt securities that the entity has the positive intent and ability to hold to maturity, which are reported at amortized cost; (2) Trading -- debt and equity securities that are bought and held principally for the purpose of selling them in the near term, which are reported at fair value, with unrealized gains and losses included in earnings and (3) Available for Sale -- debt and equity securities that may be sold under certain conditions, which are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of income taxes.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued

    The Company determines investment and mortgage-backed securities classification at the time of purchase. Premiums and discounts on securities are accreted or amortized as an adjustment to income over the estimated life of the security using a method which approximates a level yield. Unrealized losses on securities, reflecting a decline in value judged by the Company to be other than temporary, are charged to income in the consolidated statements of operations.

    In November 1995, the FASB issued a guide to implementation of SFAS No. 115 on accounting for certain investments in debt and equity securities which allows for the one time transfer of certain investments classified as held to maturity to available for sale. The Company reclassified its investments classified as held to maturity to the available for sale classification in the first quarter of fiscal 1996.

    The cost basis of securities sold is determined by specific identification. Purchases and sales of securities are recorded on a trade date basis. The fair value of securities is based on quoted market prices or dealer quotes.

    The Bank maintained liquid assets in excess of the amount required by regulations during all periods included in these consolidated financial statements. The required amount is 5% of the average daily balances of deposits and short-term borrowings. Liquid assets consist principally of cash, including time deposits and investment securities.

  (d) Allowance for Loan and Real Estate Losses

    The Company provides for loan losses on the allowance method. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to the allowance. Additions to the allowance for loan losses are provided by charges to operations based on various factors which, in management's judgment, deserve current recognition in estimating losses. Such factors considered by management include the market value of the underlying collateral, growth and composition of the loan portfolios, the relationship of the allowance for loan losses to outstanding loans, loss experience, delinquency trends, and local and regional economic conditions. Management evaluates the carrying value of loans periodically and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. The allowance for possible loan losses is subject to periodic evaluation by various regulatory authorities and may be subject to adjustment upon their examination.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued

    The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" on October 1, 1995. This standard requires that all creditors value loans at the loan's fair value if it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement. Fair value may be determined based upon the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan's effective interest rate. SFAS No. 114 was amended by SFAS No. 118 to allow a creditor to use existing methods for recognizing interest income on an impaired loan and by requiring additional disclosures about how a creditor recognizes interest income on an impaired loan. The adoption of the standards required no increase in the allowance for loan losses and had no impact on net income for the year ended September 30, 1996.

    Under SFAS No. 114, as amended by SFAS No. 118, when the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. When this doubt does not exist, cash receipts are applied under the contractual terms of the loan agreement first to principal then to interest income. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Further cash receipts are recorded as recoveries of any amounts previously charged off.

    A loan is also considered impaired if its terms are modified in a troubled debt restructuring after October 1, 1995. For these accruing impaired loans, cash receipts are typically applied to principal and interest receivable in accordance with the terms of the restructured loan agreement. Interest income is recognized on these loans using the accrual method of accounting. As of September 30, 1996, the Company had no impaired loans.

  (e) Loans Receivable Held for Sale

    Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are provided for in a valuation allowance by charges to operations. At September 30, 1995 and 1996, the Company had approximately $2.4 million and $6.8 million in mortgage loans held for sale. The market value of loans receivable held for sale exceeded the carrying value at September 30, 1995 and 1996.

  (f) Real Estate Owned and Investments in Real Estate  Partnerships

    Real estate acquired through foreclosure is initially recorded at the lower of cost or estimated fair value. Subsequent to the date of acquisition, it is carried at the lower of cost or fair value, less selling costs. Market values of real estate owned are reviewed regularly and allowances for losses are established when it is determined that the carrying value of real estate exceeds the fair value less selling costs. Costs relating to the development and improvement of such property are capitalized, whereas those costs relating to holding the property are charged to expense.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued

    Real estate purchased for development and sale and investments in real estate partnerships are stated at the lower of cost or estimated net realizable value. Costs directly related to such real estate are capitalized until construction required to bring these properties to a saleable condition is completed. Capitalized costs include real estate taxes, interest, and other direct costs incurred during the improvement period.

    Gains on the sale of real estate purchased for development and sale are recorded at the time of sale provided certain criteria relating to property type, cash down payment, loan terms, and other factors are met. If these criteria are not met at the date of sale, the gain is deferred and recognized using the installment or cost recovery method until they are satisfied, at which time the remaining deferred gain is recorded as income.

    Market values of real estate purchased for development and sale are reviewed regularly and allowances for losses are established when the carrying value exceeds the estimated net realizable value. In determining the estimated net realizable value, the Company deducts from the estimated selling price the projected cost to complete and dispose of the property and the estimated cost (i.e. interest, property taxes, etc.) to hold the property to an expected date of sale.

  (g) Office Properties and Equipment

    Office properties and equipment are carried at cost less accumulated depreciation. Depreciation is computed primarily on the straight-line method over estimated useful lives. Estimated lives range up to thirty years for buildings and improvements and up to ten years for furniture, fixtures and equipment. Maintenance and repairs are charged to expense as incurred. Improvements which extend the lives of the respective assets are capitalized. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts and the resulting gain or loss is reflected in income.

  (h) Uncollected Interest

    The Company maintains an allowance for the loss of uncollected interest primarily on loans which are ninety days or more past due. This allowance is reviewed periodically and necessary adjustments, if any, are included in the determination of current interest income.

  (i) Loan Fees and Discounts

    The net of origination fees received and direct costs incurred in the origination of loans are deferred and amortized to interest income over the contractual life of the loans adjusted for actual principal repayments using a method approximating a level yield.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued

  (j) Income Taxes

    Effective October 1, 1993, the Company adopted SFAS No. 109 which resulted in a favorable cumulative adjustment of approximately $664,000. Deferred taxes are provided for differences in financial reporting bases for assets and liabilities as compared with their tax bases. A current tax liability or asset is established for taxes presently payable or refundable and a deferred tax liability or asset is established for future tax items. A valuation allowance, if applicable, is established for deferred tax assets that may not be realized. The statement also eliminates the tax benefit associated with the thrift bad debt reserves on a prospective basis. Tax bad debt reserves in excess of the base year amount (established as taxable years ending December 31, 1987 or later), creates a tax liability.

  (k) Loan Sales

    Gains or losses on sales of loans are recognized when substantially all risks and rewards of ownership are transferred. The Company sells and services loans under contracts providing for guaranteed yields to buyers for the remaining lives of the loans which may differ from the loan contract rates. Gains or losses on such loan sales are determined based on the estimated present value of the difference between estimated future receipts and normal servicing costs incurred by the Company. The carrying value of any resulting asset is reviewed periodically and, if necessary, adjustments are charged or credited to income to reflect changes in the estimated present value of future cash flows.

  (l) Drafts Outstanding

    The Company invests all excess funds on deposit at other banks (including amounts on deposit for payment of outstanding disbursement checks) on a daily basis in an overnight interest-bearing account. Accordingly, outstanding checks are reported as a liability.

  (m) Securities Sold Under Agreement to Repurchase

    The Company has sold an interest in various U.S. Government securities to certain customers who wish to deposit amounts greater than $100,000. These agreements function similarly to a certificate of deposit in that the agreement is for a fixed length of time at a fixed interest rate. However, these deposits are not insured by the FDIC but are insured by a security interest in the security. The Company has classified these amounts separately from deposits.

  (n) Reclassifications

    Certain amounts in the 1994 and 1995 consolidated financial statements have been reclassified to conform with the 1996 presentation.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

(2) INVESTMENT SECURITIES
    The amortized cost and market value of investment securities held to maturity at September 30, 1995 is summarized as follows:

                                                                                    1995
                                                             -----------------------------------------------
                                                                            Gross         Gross
                                                             Amortized    Unrealized    Unrealized    Market
                                                               Cost         Gains         Losses      Value
                                                               ----         -----         ------      -----
                                                                             (In thousands)
U.S. Government and agency obligations:
  Due within one year.....................................    $ 1,329          --            (1)      1,328
  Due after one but within five years.....................      1,000          --           (31)        969
                                                              -------         ---           ---       -----
                                                              $ 2,329          --           (32)      2,297
                                                              =======                       ===       =====

    The amortized cost and market value of investment securities available for sale at September 30, 1996 is summarized as follows:

                                                                                  1996
                                                             -----------------------------------------------
                                                                            Gross         Gross
                                                             Amortized    Unrealized    Unrealized    Market
                                                               Cost         Gains         Losses      Value
                                                               ----         -----         ------      -----
                                                                             (In thousands)
U.S. Government and agency obligations:
  Due within one year.....................................    $    --          --            --          --
  Due after one but within five years.....................     13,037          --          (150)      12,887
  Due after five years....................................      4,297          --           (43)       4,254
                                                              -------         ---           ---       -----
                                                              $17,334          --          (193)      17,141
                                                              =======                      ====       ======

    There were no investment securities available for sale at September 30, 1995.

    There were no realized gains or losses during the year ended September 30, 1995. The Company had gross realized losses of $18,000 and gross realized gains of $12,000 for the year ended September 30, 1996.

    Certain investment and mortgage-backed securities are pledged to secure other borrowed money and customer deposits in excess of FDIC insurance coverage. The carrying value of the securities pledged at September 30, 1996 was $4,784,246 with a market value of $4,832,237.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

(3) MORTGAGE-BACKED SECURITIES

    Mortgage-backed securities held to maturity at September 30, 1995 consisted of the following:

                                                                                    1995
                                                             -----------------------------------------------
                                                                            Gross         Gross
                                                             Amortized    Unrealized    Unrealized    Market
                                                               Cost         Gains         Losses      Value
                                                               ----         -----         ------      -----
                                                                             (In thousands)
FNMA......................................................    $   538          --            (9)         529
GNMA......................................................        992          --           (11)         981
FHLMC.....................................................     11,246         148            --       11,394
                                                              -------         ---           ---       ------
                                                              $12,776         148           (20)      12,904
                                                              =======         ===           ===       ======

    Mortgage-backed   securities  available  for  sale  at  September  30,  1996 consisted of the following:

                                                                                    1996
                                                             -----------------------------------------------
                                                                            Gross         Gross
                                                             Amortized    Unrealized    Unrealized    Market
                                                               Cost         Gains         Losses      Value
                                                               ----         -----         ------      -----
                                                                             (In thousands)
FNMA......................................................    $ 2,469          12            --        2,481
GNMA......................................................      5,330          --           (98)       5,232
FHLMC.....................................................     18,861         455            --       19,316
                                                              -------         ---           ----      ------
                                                              $26,660         467           (98)      27,029
                                                              =======         ===           ===       ======

    The Company had gross realized gains of $54,000 on sales of mortgage-backed securities and no realized losses on sales in 1994. There were no realized gains or losses for the year ended September 30, 1995. For the year ended September 30, 1996, there were gross realized gains of $189,000 and no realized losses.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

(4) LOANS RECEIVABLE, NET

    Loans receivable, net at September 30 consisted of the following:


                                                                                       1995       1996
                                                                                     ---------   -------
                                                                                       (In thousands)
First mortgage loans:
  Single family to 4 family units.................................................   $ 226,488   224,570
  Other...........................................................................      54,401    61,180
  Construction loans..............................................................      27,905    34,566
Consumer and commercial loans:
  Installment consumer loans......................................................      34,123    31,601
  Mobile home loans...............................................................       1,204     1,103
  Savings account loans...........................................................         705       436
  Equity lines of credit..........................................................      13,210    12,441
  Commercial and other loans......................................................      19,610    26,946
                                                                                     ---------   -------
                                                                                       377,646   392,843
Less:
  Allowance for loan losses.......................................................       3,578     4,172
  Deferred loan fees (costs)......................................................          71      (286)
  Undisbursed portion of loans in process.........................................      17,178    18,589
                                                                                     ---------   -------
                                                                                     $ 356,819   370,368
                                                                                     =========   =======

    The changes in the allowance for loan losses for the years ended September 30 consisted of the following:

                                                                                   1944     1995     1996
                                                                                  ------    -----    -----
                                                                                       (In thousands)

Beginning allowance............................................................   $2,753    3,353    3,578
Provision for loan losses......................................................      510      202      790
Loan recoveries................................................................      230      255       82
Loan charge-offs...............................................................     (140)    (232)    (278)
                                                                                  ------    -----    -----
                                                                                  $3,353    3,578    4,172
                                                                                  ======    =====    =====

    Non-accrual loans totaled approximately $1.3 million and $445,000 at September 30, 1995 and 1996, respectively.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

(4) LOANS RECEIVABLE, NET -- Continued
    Directors and officers of the Company are customers of the Bank in the ordinary course of business. Deposits and loans of directors and officers bear interest at rates and have terms consistent with those offered to other customers. Loans to officers and directors of the Company for the years ended September 30, are summarized as follows:

                                                                                   1994     1995     1996
                                                                                  ------    -----    -----
                                                                                       (In thousands)
Beginning balance..............................................................   $1,915    1,805    1,598
New loans......................................................................      304       --       --
Repayments.....................................................................     (414)    (207)    (256)
                                                                                  ------    -----    -----
Ending balance.................................................................   $1,805    1,598    1,342
                                                                                  ======    =====    =====


    The carrying amounts and fair values of loans receivable at September 30, 1995 and 1996 are as follows (In thousands):

                                                                     1995                        1996
                                                           ------------------------      ----------------------
                                                           Carrying      Calculated      Carrying    Calculated
                                                            Amount       Fair Value       Amount     Fair Value
                                                           --------        -------       -------       -------
Mortgage loans..........................................   $291,545        297,543       321,951       330,025
Consumer loans..........................................     36,032         35,578        24,098        23,520
Equity lines of credit..................................     13,210         13,479        12,441        12,715
Commercial loans........................................     19,610         20,892        16,050        16,082
Allowance for loan losses...............................     (3,578)        (3,578)       (4,172)       (4,172)
                                                           --------        -------       -------       -------
                                                           $356,819        363,914       370,368       378,170
                                                           ========        =======       =======       =======

    Management has made estimates of fair value discount rates and estimated prepayment rates that it believes to be reasonable based upon present market conditions. However, because there is no active market for many of the above financial instruments, management believes such information is of limited value and has no basis to determine whether the fair value presented above would be indicative of the value which could be negotiated during an actual sale. Furthermore, this information is as of September 30, 1995 and 1996. Changes in market interest and prepayment rates since September 30, 1995 and 1996 would have significant impact on the fair value presented and should be considered when analyzing this financial data.

    A portion of the credit lines and commercial loans have interest rate floors which may increase the value of these loans. No increase in fair market value was assigned for these interest rate floors.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

(4) LOANS RECEIVABLE, NET -- Continued

    At September 30, 1996, excluding single family home loans and the fact that the majority of the loan portfolio is located in the Company's immediate market area, there were no concentrations of loans in any type of industry, type of property, or to one borrower that exceeded 10% of the Company's total loan portfolio. The Company does have 200 loans aggregating approximately $12.3 million which were originated on individual income producing condominium units in two projects in which the Bank's subsidiaries were a partner. At September 30, 1996, none of these loans were over sixty days delinquent. The majority of these loans have been outstanding greater than four years and management does not believe that they represent a significant risk in the loan portfolio.
Approximately $700,000 of these loans have been sold to other financial institutions.

    At September 30, 1995 and 1996, the Company had commitments outstanding to originate loans totaling approximately $19.0 million and $9.0 million, respectively, (excluding undisbursed portion of loans in process). Commitments on loan originations are made at prevailing market interest rates, and are generally limited to 60 days from date of application. Additionally, at September 30, 1995 and 1996, the Company had undisbursed equity lines of credit of approximately $17.1 million and $15.6 million, respectively.

    Loans serviced for the benefit of others amounted to approximately $109.4 million, $110.7 million and $115.1 million at September 30, 1994, 1995 and 1996, respectively.

    As disclosed in note 9, certain mortgage loans are pledged to secure advances from the Federal Home Loan Bank of Atlanta ("FHLB").

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

(5) INVESTMENT IN REAL ESTATE PARTNERSHIPS

    The Bank's subsidiaries are general partners in real estate partnerships, with ownership interests ranging up to 50%, originally organized for the purposes of constructing and marketing residential real estate. Since 1988, these subsidiaries have not entered into any new partnerships and the activity of these partnerships has primarily consisted of selling the remaining interests in their investments. Condensed combined financial information for the partnerships at or for the year ended at September 30 is summarized as follows:

                                                                                          1995       1996
                                                                                          ----       ----
                                                                                           (In thousands)
Assets (principally land and improvements, at cost), net...............................    $222        113
                                                                                           ====        ===
Liabilities -- principally deferred revenue on land sold in 1994 in the amount of $233.      76          5
                                                                                           ----        ---
Partners' equity:
  Bank's subsidiaries..................................................................      73         46
  Others...............................................................................      73         62
                                                                                           ----        ---
                                                                                            146        108
                                                                                           ----        ---
    Liabilities and partners' equity...................................................    $222        113
                                                                                           ====        ===

                                               1994       1995       1996
                                               ----       ----       ----
                                                    (In thousands)
Sales......................................   $1,767      2,016       523
Cost of sales..............................    1,213        885       140
                                              ------      -----      ----
  Gross profit on sales....................      554      1,131       383
Other (expense) income, net................       47         78      (223)
                                              ------      -----      ----
  Net income...............................   $  601      1,209       160
                                              ======      =====       ===
Bank's equity in partnership's income......   $  310        611       115
                                              ======        ===       ===

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

(6) OFFICE PROPERTY AND EQUIPMENT, NET

    Office property and equipment, net at September 30 consisted of the following:

                                                              1995        1996
                                                              ----        ----
                                                               (In thousands)
Land.....................................................   $ 1,314       1,132
Building and improvements................................     4,447       4,990
Furniture, fixtures and equipment........................     5,267       5,964
                                                            -------      ------
                                                             11,028      12,086
Less accumulated depreciation............................     5,613       6,350
                                                            -------      ------
                                                            $ 5,415       5,736
                                                            =======       =====

    The Company leases office space and various equipment. Total rental expense for the years ended September 30, 1994, 1995 and 1996 was approximately $547,000, $121,000, and $86,000 respectively. The rental expense for 1994 included a one-time charge of $150,000 as a result of a lease buyout penalty. This charge was due to the decision to convert from an in-house computer system to a data processing center.

    Future minimum rental payments for operating leases having remaining noncancelable lease terms in excess of one year at September 30, 1996 are as follows (In thousands):

      1997............................................ $ 29
      1998............................................   27
      1999............................................   18
      2000............................................   --
      2001............................................   --
                                                       ----
                                                       $ 74
                                                       ====

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

(7) INVESTMENT REQUIRED BY LAW

    Investment in stock of the FHLB is required by law of every Federally-insured savings institution. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has been at par value.

    The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to the greater of (i) 1.0% of the aggregate outstanding principal amount of residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or (ii) 1/20 of its advances (borrowings) from the FHLB of Atlanta. The Bank is in compliance with this requirement with an investment in FHLB of Atlanta stock of $5.2 million at September 30, 1996.

(8) DEPOSITS

    Deposits at September 30, consisted of the following:

                                                    1995                   1996
                                            -------------------------------------------
                                                        Weighted               Weighted
                                              Amount      Rate       Amount       Rate
                                            --------------------    -------------------
                                                       (Dollars in thousands)
Transaction accounts:
  Noninterest bearing.......................$ 16,494        --%     $ 19,926        --%
  NOW.......................................  29,852      1.53        35,654      1.23
  Money market checking.....................  41,516      4.38        84,997      4.85
                                            --------      ----      --------      ----
    Total transaction accounts..............  87,862      2.59       140,577      3.24
                                            --------      ----      --------      ----
Passbook accounts:
  Regular passbooks.........................  42,664      2.55        39,287      2.67
  Money market..............................   3,757      2.44         3,553      2.44
                                            --------      ----      --------      ----
    Total passbook accounts.................  46,421      2.54        42,840      2.66
                                            --------      ----      --------      ----
Certificate accounts:
   0.00 -  5.99%............................  76,939                 113,871
   6.00 -  8.00%............................  61,402                  15,623
   8.01 - 10.00%............................     124                     130
  10.01 - 12.00%............................     351                     389
                                            --------      ----      --------      ----
    Total certificate accounts.............. 138,816      6.08       130,013      5.64
                                            --------      ----      --------      ----
                                            $273,099      4.35%     $313,430      4.12%
                                            ========      ====      ========      ====

    The aggregate amount of deposit accounts with a minimum denomination of $100,000 or more was $56,391,948 and $60,405,591 at September 30, 1995 and 1996,
respectively.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

(8) DEPOSITS -- Continued

    The amounts and scheduled maturities of certificate accounts at September 30, are as follows:

                                                      1995        1996
                                                   ---------    -------
                                                       (In thousands)
Within 1 year...................................   $ 117,724     94,651
After 1 but within 2 years......................       8,749     28,241
After 2 but within 3 years......................       8,449      5,484
Thereafter......................................       3,894      1,637
                                                   ---------    -------
                                                   $ 138,816    130,013
                                                   =========    =======

    Interest expense on deposits for the years ended September 30 consisted of the following:

                                              1994        1995         1996
                                              ----        ----         ----
                                                      (In thousands)
Transaction accounts....................   $ 1,310       1,925        3,162
Passbook accounts.......................     1,895       1,581        1,599
Certificate accounts....................     5,311       6,384        6,928
                                           -------       -----       ------
                                           $ 8,516       9,890       11,689
                                           =======       =====       ======

    The fair value of demand deposit accounts is $134.3 million and $183.4 million which was the amount currently payable at September 30, 1995 and 1996, respectively. The fair value of certificate accounts was $139.6 million and $130.3 million compared to a book value of $138.8 and $130.0 and was estimated by discounting the amounts payable at the certificate rates currently offered for deposits of similar remaining maturities. The fair value estimates above did not include the substantial benefit that results from the low cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

 (9) ADVANCES FROM FHLB

    Advances from the FHLB at September 30 consisted of the following:

                                                      1995                    1996
                                              ---------------------   ----------------------
                                                           Weighted                Weighted
                                               Amount        Rate       Amount       Rate
                                              ---------------------   ----------------------
                                                               (In thousands)
Fiscal Year Maturity
1996........................................  $36,989        6.40%    $     --         -- %
1997........................................   12,368        6.87       54,404       5.68
1998........................................   21,634        6.62       20,120       5.90
1999........................................    5,905        7.57       13,105       6.35
2000........................................    7,461        6.44        6,861       6.46
2001 or greater.............................    8,963        7.05       10,063       6.90
                                              -------        ----     --------       ----
                                              $93,320        6.65%    $104,553       5.97 %

    Stock in the FHLB of Atlanta and specific first mortgage loans of approximately $160,947,000 and $223,400,000 at September 30, 1995 and 1996,
respectively, are pledged as collateral for these advances. The Bank has adopted the policy of pledging excess collateral to facilitate future advances. At September 30, 1996, the excess first mortgage loan collateral pledged to the FHLB will support additional borrowings of approximately $63 million.

    The estimated fair value of the FHLB advances at September 30, 1995 and 1996 is $93.7 million and $104.2 million. This estimate is based on discounting amounts payable at contractual rates using current market rates for advances with similar maturities.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

(10) INCOME TAXES
    Income tax expense for the years ended September 30 consisted of the following:

                                               Current    Deferred    Total
                                               -------    --------    -----
1994:
  Federal...................................    1,569         72      1,641
  State.....................................      256          9        265
                                                -----       ----      -----
                                                1,825         81      1,906
                                                =====         ==      =====
1995:
  Federal...................................    1,697        229      1,926
  State.....................................      268         38        306
                                                -----       ----      -----
                                                1,965        267      2,232
                                                =====        ===      =====
1996:
  Federal...................................    2,528       (646)     1,882
  State.....................................      403       (121)       282
                                                -----       ----      -----
                                                2,931       (767)     2,164
                                                =====       ====      =====

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

(10) INCOME TAXES -- Continued

    The tax effect of the Company's temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that give rise to the net deferred tax asset at September 30, 1995 and 1996 related to the following:

                                                                                         1995       1996
                                                                                         ----       ----
                                                                                         (In thousands)
Deferred tax assets:
  Allowance for loan losses..........................................................   $1,373      1,600
  Accrued medical reserves...........................................................       54         79
  Other real estate reserves and deferred gains on other real estate.................       76         75
  Accrued FDIC premiums..............................................................       --        615
  Net operating loss carryforwards...................................................      138        138
  Other..............................................................................       38         99
                                                                                        ------      -----
Total deferred tax assets............................................................    1,679      2,606
Less valuation allowance.............................................................     (138)      (138)
                                                                                        ------      -----
Net deferred tax assets..............................................................    1,541      2,468
                                                                                         =====      =====
Deferred tax liabilities:
  Tax bad debt reserve in excess of base year amount.................................      499        552
  Property and equipment principally due to differences in depreciation..............      185        190
  FHLB stock, due to stock dividends not recognized for tax purposes.................      356        356
  Investment in Joint Venture........................................................      150         86
  Unrealized gain on securities available for sale...................................       --         69
  Deferred loan fees.................................................................       --        204
  Other..............................................................................      170        134
                                                                                        ------      -----
Total deferred tax liabilities.......................................................    1,360      1,591
                                                                                        ------      -----
Net deferred tax asset...............................................................   $  181        877
                                                                                        ======        ===

    The net deferred tax asset is included in other assets in the consolidated financial statements. The valuation allowance relates to the state loss carryforwards which may not be ultimately realized to reduce taxes of the Company. A portion of the change in the net deferred tax asset relates to unrealized gains and losses on securities available for sale. A current period deferred tax expense of $69,000 for the unrealized gains on securities available for sale has been recorded directly to stockholders' equity. The balance of the change in the deferred tax asset results from the current period deferred tax benefit of $767,000.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

(10) INCOME TAXES -- Continued

    Income taxes of the Company differ from the amounts computed by applying the Federal income tax rate of 34% for the years ended September 30 to earnings before income taxes as follows:

                                                        1994     1995     1996
                                                        ----     ----     ----
                                                            (In thousands)
Computed federal income taxes........................  $1,718    2,024    2,001
State tax, net of federal benefit....................     175      201      173
Other, net...........................................      13        7      (10)
                                                       ------    -----    -----
Total income tax expense.............................  $1,906    2,232    2,164
                                                       ======    =====    =====

    The Bank has been permitted under the Internal Revenue Code to deduct an annual addition to the tax reserve for bad debts in determining taxable income, subject to certain limitations. This addition may differ significantly from the bad debt expense for financial reporting purposes and was based on either 8% of taxable income (the "Percentage of Taxable Income Method") or actual loan loss experience (the "Experience Method") for the years ended September 30, 1994, 1995 and 1996. As a result of recent tax legislation, the Bank will be required to recapture tax bad debt reserves in excess of pre-1988 base year amounts over a period of approximately eight years. In addition, for the period ending September 30, 1997, the Bank will be required to change its overall tax method of accounting for bad debts to either the experience method or the specific charge-off method.

    Retained earnings at September 30, 1995 and 1996 include approximately $5,200,000 representing pre-1988 tax bad debt base year reserve amounts for which no deferred income tax liability has been provided since these reserves are not expected to reverse until indefinite future periods and may never reverse. Circumstances that would require an accrual of a portion or all of this unrecorded tax liability are a reduction in qualifying loan levels relative to the end of 1987, failure to meet the tax definition of a bank, dividend payments in excess of current year or accumulated tax earnings and profits, or other distributions in dissolution, liquidation or redemption of the Bank's stock.

(11) BENEFIT PLANS

    The Company participates in a multiple-employer defined benefit pension plan covering substantially all employees. Separate actuarial valuations are not available for each participating employer, nor are plan assets segregated. Pension expense for the years ended September 30, 1994, 1995 and 1996 was minor. Plan assets exceeded the present value of accumulated plan benefits at June 30, 1996, the latest actuarial valuation date.

    The Company has a defined contribution plan covering substantially all employees. The Company matches employee contributions based upon the Company meeting certain operating results. Matching contributions made by the Company were approximately $40,000, $28,000 and $149,000 for fiscal years 1994, 1995 and 1996, respectively.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

(12) REGULATORY MATTERS

    At September 30, 1996, the Bank's loans-to-one borrower limit was approximately $4.6 million. At September 30, 1996, the Bank is in compliance with the core, tangible and risk-based capital requirements and loans-to-one borrower limits.

    The regulatory requirements for the Bank and the Bank's compliance with such requirements at September 30, 1996 is as follows.

                                                                                                 Percent
                                                                                     Amount     of Assets
                                                                                     ------     ---------
                                                                                        (In thousands)
Stockholders' equity for the Bank.................................................   $27,318       5.94%
Reduction for investments in and advances to "Nonincludable" subsidiaries.........       (47)      (.01)
                                                                                     -------      -----
Tangible capital..................................................................    27,271       5.93
Tangible capital requirement......................................................     6,859       1.50
                                                                                     -------      -----
Excess............................................................................   $20,412       4.43%
                                                                                     =======       ====
Core capital......................................................................    27,271       5.93
Core capital requirement..........................................................    13,719       3.00
                                                                                     -------      -----
Excess............................................................................   $13,552       2.93%
                                                                                     =======       ====
Risk-based capital................................................................    30,777      10.41
Risk-based capital requirements...................................................    23,641       8.00
                                                                                     -------      -----
Excess............................................................................   $ 7,136       2.41%
                                                                                     =======       ====

(13) LIQUIDATION ACCOUNT

    In conjunction with the Bank's conversion and sale of common stock, as required by Office of Thrift Supervision regulations, on October 6, 1990 the Bank established a liquidation account and will maintain this account for the benefit of the remaining eligible account holders. The initial balance of this liquidation account was equal to the Bank's net worth defined by OTS regulations as of the date of the latest statement of financial condition contained in the final offering circular. In the event of a complete liquidation of the Bank (and only in such event) each eligible holder shall be entitled to receive a liquidation distribution from this account in the amount of the then current adjusted balance for deposits then held, before any liquidation distribution may be made to the stockholders. The Bank is prohibited from declaring cash dividends or repurchasing its capital stock if it would cause a reduction in the Bank's net worth below either the liquidation account or the statutory net worth requirements set by the OTS.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

(14) EARNINGS PER SHARE

    Earnings per share for the years ended September 30, 1994, 1995 and 1996 are computed by dividing net earnings by the weighted average number of common share equivalents outstanding during the year. Common share equivalents include, if applicable, dilutive stock option share equivalents determined by using the treasury stock method. All share and per share data have been retroactively restated for all common stock dividends.

(15) STOCK OPTION PLAN

    The Company's stock option plan provides for stock options to be granted primarily to directors, officers and other key employees. Options granted under the stock option plan may be incentive stock options or non-incentive stock options. The remaining shares of stock reserved for the stock option plan at September 30, 1996 amounted to approximately 35,000 shares. All outstanding options have been retroactively restated to reflect the effects of the common stock dividends. The stock option plan is administered by three non-management directors of the Company. At September 30, 1996, the Bank had the following options outstanding:

                                                                   Options
                                                     Options    Available for    Option
Grant Date                                           Granted      Exercise       Price      Expiration Date
----------                                           -------      --------       -----      ---------------
September 26, 1990................................  119,703         100%       $ 1.42      September 26, 2000
November 28, 1990.................................      238          100          1.42     November 28, 2000
May 29, 1991......................................    4,988          100          1.96     May 29, 2001
August 4, 1992....................................   17,904           80          3.77     August 4, 2002
January 21, 1994..................................    2,461           40         11.89     January 21, 2004
April 20, 1994....................................    2,461           40         13.41     April 20, 2004
June 30, 1994.....................................    4,102           40         11.89     June 30, 2004
September 16, 1994................................    6,603           40         12.19     September 16, 2004
September 28, 1994................................      820           40         12.19     September 28, 2004
November 14, 1994.................................    1,542           20         11.89     November 14, 2004
March 22, 1995....................................    3,117           20         12.19     March 22, 2005
May 1, 1995.......................................   32,813           20         10.98     May 1, 2005
September 27, 1995................................   39,064           20         12.16     September 27, 2005
November 2, 1995..................................   31,250           --         12.80     November 2, 2005
November 15, 1995.................................   15,626           --         12.80     November 15, 2005
May 6, 1996.......................................    3,125           --         15.60     May 6, 2006

    During the years ended September 30, 1994, 1995 and 1996, options for 47,760, 34,027, and 57,647 shares, at an average of $1.93, $1.43, and $1.95 per share, respectively, were exercised.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

(16) COMMON STOCK DIVIDENDS

    On January 27, 1993, August 18, 1993 and January 7, 1994, the Company declared a 3 for 2 stock split in the form of common stock dividends aggregating 327,330, 495,084 and 745,179 shares. On May 30, 1995, the Company declared a 5% common stock dividend aggregating 102,003 shares at a market value of approximately $2 million. On January 9, 1996 and June 20, 1996, the Company declared a five for four stock split in the form of a 25% stock dividend, aggregating approximately 542,000 and 687,000 shares respectively. All share data has been retroactively restated to give effect to the common stock dividends.

(17) CASH DIVIDENDS

    On June 28, 1994, September 16, 1994, December 14, 1994 and March 22, 1995 the Company declared a quarterly cash dividend of $.09 per share. On June 21, 1995, September 27, 1995, December 27, 1995 and March 27, 1996, the Company declared a quarterly cash dividend of $.10 per share. On June 27, 1996 and September 25, 1996, the Company declared quarterly cash dividends of $.11, respectively.

(18) LEGAL MATTERS

    The legal proceedings against the Company are generally incidental to its business. Based upon the present status of these cases, management believes that liabilities arising from these proceedings, if any, will not have a materially adverse effect on the consolidated financial position or results of operations of the Company.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

(19) QUARTERLY FINANCIAL DATA (UNAUDITED)

    Quarterly operating data for the years ended September 30 is summarized as follows (In thousands, except share data):

                                                                          First        Second        Third       Fourth
                                                                         Quarter       Quarter      Quarter      Quarter
                                                                         -------       -------      -------      -------
1995:
  Total interest income..............................................   $    6,984        7,483        7,885        7,976
  Total interest expense.............................................        3,693        4,272        4,669        4,638
                                                                        ----------   ----------    ---------    ---------
  Net interest income................................................        3,291        3,211        3,216        3,338
  Provision for loan losses..........................................           75           20           50           57
                                                                        ----------   ----------    ---------    ---------
  Net interest income after provision for loan losses................        3,216        3,191        3,166        3,281
  Other income.......................................................          825          787          723          914
  General and administrative expenses................................        2,569        2,594        2,399        2,590
                                                                        ----------   ----------    ---------    ---------
  Earnings before income taxes.......................................        1,472        1,384        1,490        1,605
  Income taxes.......................................................          530          529          544          629
                                                                        ----------   ----------    ---------    ---------
  Net earnings.......................................................   $      942          855          946          976
                                                                        ==========   ==========    =========    =========
  Earnings per common share..........................................   $      .26          .24          .27          .28
                                                                        ==========   ==========    =========    =========
  Weighted average shares outstanding................................    3,592,000    3,553,000    3,550,000    3,523,000
                                                                        ==========   ==========    =========    =========

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

(19) QUARTERLY FINANCIAL DATA (UNAUDITED)  -- Continued

                                                                          First        Second        Third       Fourth
                                                                         Quarter       Quarter      Quarter      Quarter
                                                                         -------       -------      -------      -------
1996:
  Total interest income..............................................   $    8,408        8,577        8,748        8,987
  Total interest expense.............................................        4,757        4,685        4,661        4,988
                                                                        ----------   ----------    ---------    ---------
  Net interest income................................................        3,651        3,892        4,087        3,999
  Provision for loan losses..........................................          115          225          300          150
                                                                        ----------   ----------    ---------    ---------
  Net interest income after provision for loan losses................        3,536        3,667        3,787        3,849
  Other income.......................................................          935        1,132        1,291        1,273
  General and administrative expenses*...............................        2,792        2,955        3,115        4,723
                                                                        ----------   ----------    ---------    ---------
  Earnings before income taxes.......................................        1,679        1,844        1,963          399
  Income taxes*......................................................          621          676          729          137
                                                                        ----------   ----------    ---------    ---------
  Net earnings.......................................................   $    1,058        1,168        1,234          262
                                                                        ==========   ==========    =========    =========
  Earnings per common share..........................................   $      .30          .32          .34          .07
                                                                        ==========   ==========    =========    =========
  Weighted average shares outstanding................................    3,558,000    3,595,000    3,598,000    3,628,000
                                                                        ==========   ==========    =========    =========

* The three month period ended September 30, 1996 includes a special assessment from the FDIC for the recapitalization of the SAIF of $1,620,000, and a related reduction in income taxes of $615,000. Excluding this special assessment, net income for the three months ended would have been $1,267,000, or $0.35 per share.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

(20) COASTAL FINANCIAL CORPORATION FINANCIAL STATEMENTS (PARENT COMPANY ONLY)

    The following is condensed financial information of Coastal Financial Corporation (parent company only), the primary asset of which is its investment in its bank subsidiary, for the periods indicated. (In thousands):

                         Coastal Financial Corporation
                            Condensed Balance Sheets
                          September 30, 1995 and 1996
                                                                   1995      1996
                                                                   ----      ----
Assets
Cash..........................................................   $   442       145
Investment in subsidiaries....................................    24,749    27,855
Deferred tax asset............................................        86        36
Other assets..................................................        11        34
                                                                 -------    ------
      Total assets............................................   $25,288    28,070
                                                                 =======    ======
Liabilities and Stockholders' Equity
Accounts payable (principally dividends)......................       468       389
Total stockholders' equity....................................    24,820    27,681
                                                                 -------    ------
      Total liabilities and stockholders' equity..............   $25,288    28,070
                                                                 =======    ======

                               Coastal Financial Corporation
                             Condensed Statement of Operations
                   For the years ended September 30, 1994, 1995 and 1996

                                                                   1994     1995     1996
                                                                   ----     ----     ----
Income:
  Management fees..............................................  $   --      230      108
  Dividends from subsidiary....................................   3,100    1,725    1,090
  Equity in undistributed earnings of subsidiaries.............     871    2,013    2,616
                                                                 ------    -----    -----
      Total income.............................................   3,971    3,968    3,814
                                                                 ------    -----    -----
Expenses:
  Amortization of organization cost............................       8        8       14
  Professional fees............................................     181      177       38
  Supplies and printing........................................      26       40        7
  Other expenses...............................................      26       25       32
  Income tax (benefit) expense.................................     (82)      (2)       2
                                                                 ------    -----    -----
      Total expenses...........................................     159      248       93
                                                                 ------    -----    -----
Net income.....................................................  $3,812    3,720    3,721
                                                                 ======    =====    =====

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

(20) COASTAL FINANCIAL CORPORATION FINANCIAL STATEMENTS (PARENT COMPANY ONLY) -- Continued

                         Coastal Financial Corporation
                       Condensed Statement of Cash Flows
             For the years ended September 30, 1994, 1995 and 1996

                                                                                  1994       1995      1996
                                                                                  ----       ----      ----
Operating activities:
  Net income.................................................................   $ 3,812     3,720     3,721
  Adjustments to reconcile net income to net cash (used) provided by:
    Equity in undistributed net income of subsidiary.........................      (871)   (2,013)   (2,616)
    Increase (decrease) in other assets......................................        41       (46)       27
    Increase (decrease) in other liabilities.................................       308        82       (79)
                                                                                -------    ------    ------
      Total cash provided by operating activities............................     3,290     1,743     1,053
                                                                                -------    ------    ------
Financing activities:
  Purchase of Treasury Stock.................................................    (2,001)     (838)       --
  Capital contributions to subsidiary........................................        --      (150)       --
  Cash dividend to shareholders..............................................      (617)   (1,282)   (1,433)
  Proceeds from stock options................................................        88        56       107
  Other financing activities, net............................................        (6)       59       (24)
                                                                                -------    ------    ------
      Total cash used by financing activities................................    (2,536)   (2,155)   (1,350)
                                                                                -------    ------    ------
Net increase (decrease) in cash and cash equivalents.........................       754      (412)     (297)
Cash and cash equivalents at beginning of the year...........................       100       854       442
                                                                                -------    ------    ------
Cash and cash equivalents at end of the year.................................   $   854       442       145
                                                                                =======       ===       ===

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

(21)CARRYING  AMOUNTS  AND FAIR  VALUE OF  FINANCIAL  INSTRUMENTS

    The carrying amounts and fair value of financial instruments as of September 30, 1995 and 1996 are summarized below:

                                                                       1995                      1996
                                                             -------------------------------------------------
                                                              Carrying    Estimated     Carrying    Estimated
                                                               Amount     Fair Value     Amount     Fair Value
                                                             -----------------------    ----------------------
                                                                  (In thousands)            (In thousands)
Financial Assets
  Cash and cash equivalents................................   $ 11,201       11,201     $ 20,861       20,861
  Investment securities....................................      2,329        2,297       17,471       17,473
  Mortgage-backed securities...............................     12,776       12,904       27,029       27,029
  Loans receivable held for sale...........................      2,393        2,453        6,803        6,905
  Loans receivable, net....................................    356,819      363,914      370,368      378,170
  FHLB stock...............................................      4,726        4,726        5,228        5,228
                                                              --------      -------     --------      -------
                                                              $390,244      397,495     $447,760      455,666
                                                              ========      =======     ========      =======
Financial Liabilities
  Deposits:
    Demand accounts........................................    134,283      134,283      183,417      183,417
    Certificate accounts...................................    138,816      139,565      130,013      130,303
  Advances from Federal Home Loan Bank.....................     93,320       93,718      104,553      104,241
  Securities sold under agreements to repurchase...........      2,677        2,677        3,365        3,365
  Other borrowings.........................................         --           --        1,922        1,922
                                                              --------      -------     --------      -------
                                                              $369,096      370,243     $423,270      423,248
                                                              ========      =======     ========      =======

    The Company had $41.0 million of off-balance sheet financial commitments as of September 30, 1996, which are commitments to originate loans and unused consumer lines of credit. Since these obligations are generally based on current market rates, the carrying amount is considered to be a reasonable estimate of fair value.

    Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale the Company's entire holdings of a particular financial instrument. Because no active market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, current interest rates and prepayment trends, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in any of these assumptions used in calculating fair value would also significantly affect the estimates. Further, the fair value estimates were calculated as of September 30, 1996. Changes in market interest rates and prepayment assumptions could significantly change the fair value.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued

(21)CARRYING AMOUNTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS -- Continued

    Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Company has significant assets and liabilities that are not considered financial assets or liabilities including deposit franchise value, loan servicing portfolio, real estate, deferred tax liabilities, premises and equipment, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

(22) ACQUISITION

    On November 2, 1995, the Company acquired Granger-O'Harra Mortgage, Inc. Granger-O'Harra is a mortgage brokerage company located in Florence, South
Carolina with assets of approximately $1.0 million. In fiscal 1995, Granger-O'Harra originated approximately $20 million in mortgage loans. The Company exchanged approximately 17,500 shares of its stock for the stock of Granger-O'Harra. In 1996, Granger-O'Harra Mortgage, Inc. was merged into Coastal Federal Mortgage, Inc. The transaction was accounted for as a purchase and there were no material intangibles resulting from the transaction.

(23) COMMITMENTS AND CONTINGENCIES

    The Company has a $8 million outstanding line of credit with a commercial bank. The line of credit is secured by 51% of the stock of the Bank. At September 30, 1996, there was no outstanding balance on this line of credit.

                               BOARD OF DIRECTORS
                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

COASTAL FINANCIAL CORPORATION

DIRECTORS

James C. Benton
President, C. L. Benton &
Sons, Inc.

G. David Bishop
Chairman, WCI Management Group Inc.

Harold D. Clardy
President, Chapin Company

James T. Clemmons
Chairman
Coastal Financial Corporation

James P. Creel
President, Creel Corporation

Michael C. Gerald
President and Chief Executive Officer
Coastal Financial Corporation

Samuel A. Smart
Retired, United States Department of Defense

Wilson B. Springs
Owner, H. B. Springs Company

ADVISORY DIRECTORS

James H. Dusenbury
Dusenbury, Hendrix & Little
Attorneys at Law

William J. Sigmon, Sr.
Former President and Chief Executive Officer
Burroughs &
Chapin Company

COASTAL FEDERAL SAVINGS BANK

DIRECTORS

James C. Benton
President, C. L. Benton &
Sons, Inc.

G. David Bishop
Chairman, WCI Management Group Inc.

Harold D. Clardy
President, Chapin Company

James T. Clemmons
Chairman
Coastal Federal Savings Bank

James P. Creel
President, Creel Corporation

Michael C. Gerald
President and Chief Executive Officer
Coastal Federal Savings Bank

Samuel A. Smart
Retired, United States Department of Defense

Wilson B. Springs
Owner, H. B. Springs Company

DIRECTOR EMERITUS

William J. Sigmon, Sr.
Former President and Chief
Executive Officer
Burroughs & Chapin Company

ADVISORY DIRECTOR

James H. Dusenbury
Dusenbury, Hendrix & Little
Attorneys at Law

COASTAL INVESTMENTS
CORPORATION

DIRECTORS

James C. Benton
President, C. L. Benton &
Sons, Inc.

G. David Bishop
Chairman, WCI Management Group Inc.

James P. Creel
President, Creel Corporation

James H. Dusenbury
Attorney
Dusenbury, Hendrix & Little
Attorneys at Law

Michael C. Gerald
President and Chief
Executive Officer
Coastal Financial Corporation

J. Pinckney Kellett, IV
President and Chief Executive Officer
Coastal Investments Corporation

Jerry L. Rexroad, CPA
Chief Financial Officer
Coastal Investments Corporation

COASTAL TECHNOLOGY SOLUTIONS

DIRECTORS

James T. Clemmons
Chairman
Coastal Financial Corporation

Michael C. Gerald
President and Chief Executive Officer
Coastal Financial Corporation

Jimmy R. Graham
President and Chief
Executive Officer
Coastal Technology Solutions

Jerry L. Rexroad, CPA
Chief Financial Officer
Coastal Technology Solutions

Samuel A. Smart
Retired, United States
Department of Defense

COASTAL FEDERAL MORTGAGE

DIRECTORS

James T. Clemmons
Chairman
Coastal Financial Corporation

Michael C. Gerald
President and Chief Executive Officer
Coastal Financial Corporation

Richard L. Granger
President and Chief Executive Officer
Coastal Federal Mortgage

Robert S. O'Harra
Executive Vice President and
Chief Operating Officer
Coastal Federal Mortgage

Jerry L. Rexroad, CPA
Chief Financial Officer
Coastal Federal Mortgage

Wilson B. Springs
Owner, H.B. Springs Company

Phillip G. Stalvey
Executive Vice President
Coastal Financial Corporation

                                LEADERSHIP GROUP
                          COASTAL FEDERAL SAVINGS BANK

Dana J. Berry
Deposit Sales Group Leader
North Myrtle Beach

James W. Boyd
Vice President
Credit Administration Group Leader

Denise F. Brown
Deposit Sales Group Leader
Surfside

O. Kendall Buckner
Vice President
Regional Sales Group Leader
South Strand Region

Cynthia L. Buffington
Item Processing Group Leader

Glenn T. Butler
Vice President
Management Information Systems
Group Leader

Edward F. Cagle
Senior Vice President
Corporate Communications Group Leader

Pamela D. Collins
Deposit Sales Group Leader
Dunes

Susan J. Cooke
Vice President
Corporate Support Group Leader

Patty A. Coveno
Deposit Sales Group Leader
Conway

Robert D. Douglas
Senior Vice President
Human Resources Group Leader

James T. Faulk
Assistant Vice President
Collections Group Leader

Rita E. Fecteau
Vice President
Controller

Trina S. Ferguson
Assistant Vice President
Residential Loan Administration
Group Leader

J. Daniel Fogle
Vice President
Regional Sales Group Leader
Conway Region

Mary L. Geist
Vice President
Computer Services Group Leader

Michael C. Gerald
President and Chief Executive Officer

Belinda B. Gillespie
Assistant Vice President
Office Sales Group Leader
Florence

Jimmy R. Graham
Executive Vice President
Information Systems Group Leader

Allen W. Griffin
Executive Vice President
Sales Servicing Group Leader

Don C. Hamilton
Assistant Vice President
Loan Sales Group Leader

Lisa B. James
Assistant Vice President
Deposit Servicing Group Leader

Ruth S. Kearns
Senior Vice President
Marketing Group Leader

Cecil H. Kennedy
Corporate Services Group Leader

Libby H. Kronenwetter
Assistant Vice President
Business Development Officer
North Strand Region

Debra M. Lambe
Newcomer Sales Officer

Scott W. Lander
Vice President
Regional Sales Group Leader
North Carolina

Regina H. Lewis
Assistant Vice President
Community Relations Officer

Edward L. Loehr
Vice President
Budgeting and Treasury

Sherry A. Maloni
Assistant Vice President
Office Sales Group Leader
Waccamaw Medical Park

Margie A. Marlowe
Customer Delight Group Leader

William H. McCormick
Office Sales Group Leader
Socastee

Lauren E. Miller
Staff Development Coordinator

Erin P. Mitchell
Assistant Vice President
Commercial Sales Officer

David C. Murray
Office Sales Group Leader
Oak Street

Jerry L. Rexroad, CPA
Executive Vice President
Chief Financial Officer

Doug E. Shaffer
Vice President
Regional Sales Group Leader
North Strand Region

Cathe P. Singleton
Office Sales Group Leader
Murrells Inlet

J. Marcus Smith, Jr.
Vice President
Account Servicing Group Leader

Phillip G. Stalvey
Executive Vice President
Sales Group Leader

H. Delan Stevens
Loan Sales Group Leader
Conway

Donna P. Todd
Sales Support Officer

Jeff A. Usher
Assistant Vice President
Loan Sales Group Leader
Surfside

Jerry A. Vereen
Vice President
Regional Sales Group Leader
Corporate Region

Cindy L. Walsh
Loan Servicing Group Leader

Douglas W. Walters
Loan Sales Group Leader
North Myrtle Beach

David E. Williams
Office Sales Group Leader
Dunes

                      COASTAL FEDERAL SAVINGS BANK OFFICES
                                 (803) 692-BANK

Oak Street Branch*
2619 North Oak Street
Myrtle Beach, SC 29577-3129
(803) 448-5151

Conway Branch*
310 Highway 378
Conway, SC 29526
(803) 444-0225

Dunes Branch*
7500 North Kings Highway
Myrtle Beach, SC 29572
(803) 444-0241

Florence Branch*
1385 Alice Drive
Florence, SC 29505
(803) 444-1299

Murrells Inlet Branch*
Highway 17 South & Inlet Crossing
Murrells Inlet, SC 29576
(803) 444-0200

North Myrtle Beach Branch*
521 Main Street
North Myrtle Beach, SC 29582
(803) 444-0265

Socastee Branch*
4801 Socastee Boulevard
Myrtle Beach, SC 29575
(803) 444-0281

Surfside Branch*
112 Highway 17 South &
Glenns Bay Road
Surfside Beach, SC 29575
(803) 444-0250

Waccamaw Medical Park Branch*
112 Waccamaw Medical Park Drive
Conway, SC 29526
(803) 444-0216

North Carolina Consumer Loan Office
7290 Beach Drive, South West
Sunset Beach, NC 28468
P.O. Box 6188
South Brunswick, NC 28470
(910) 579-8160

* COASTAL BANKER EXPRESS
 24-Hour Drive-Up Automatic Teller
 Machine Locations

                        COASTAL INVESTMENTS CORPORATION
                                 (803) 626-0491

Genie R. Blanton
Chief Compliance Officer
Conway Investment Center
(803) 444-0229

Victoria J. Damore
Registered Assistant
Myrtle Beach Investment Center
(803) 626-0491

Shirley A. English, CFP
Investment Services Representative
North Strand Investment Center
(803) 444-0269

Christopher A. Fulmer
Investment Service Representatives
South Strand Investment Center
(803) 444-0203

Shelby S. Hardee
Investment Services Representative
West Region Investment Center
(803) 444-0229

John Michael Hill
Investment Services Representative
Myrtle Beach Investment Center
(803) 626-0491

J. Pinckney Kellett, IV
President and Chief Executive Officer
Myrtle Beach Investment Center
(803) 626-0491

Jerry L. Rexroad, CPA
Chief Financial Officer
Myrtle Beach Investment Center
(803) 448-5151

                            COASTAL FEDERAL MORTGAGE
                                 (803) 662-2273



Richard L. Granger
President and
Chief Executive Officer

Edward F. Hurley
Vice President

Robert S. O'Harra
Executive Vice President and
Chief Operating Officer

Jerry L. Rexroad, CPA
Chief Financial Officer

Nancy L. Watts
Assistant Vice President

                          COASTAL TECHNOLOGY SOLUTIONS
                                 (803) 626-0460

Glenn T. Butler
Senior Vice President

Jimmy R. Graham
President and Chief Executive
Officer

Jerry L. Rexroad, CPA
Chief Financial Officer

                             CORPORATE INFORMATION

    Common Stock and Dividend Information The common stock of Coastal Financial Corporation is quoted through the NASDAQ Stock Market under the symbol CFCP. For information contact J.C. Bradford at 1-800-829-4522, Trident Financial Corporation at 1-800-222-2618, Robinson-Humphrey at 1-800-241-0077, Herzog, Heine, Geduld, Inc. at 1-800-523-4936, Raymond James & Associates, Inc. at 1-800-441-4103 or Wheat First Butcher & Singer Securities at 1-800-678-3232. As of November 30, 1996 the Corporation had 766 Shareholders and 3,447,187 shares of common stock outstanding. This does not reflect the number of persons or entities who hold stock in nominee or "street name." The prices have been adjusted to reflect the stock dividends discussed below.

                          Market Price of Common Stock

    The table below reflects the high and low bid stock prices published by NASDAQ for each quarter.

                                            High      Low
Fiscal Year 1995:                           Bid       Bid
                                          ------    ------
  First Quarter........................   $13.40    $11.58
  Second Quarter.......................    12.19     11.58
  Third Quarter........................    12.48     10.97
  Fourth Quarter.......................    13.12     11.84
Fiscal Year 1996:
  First Quarter........................    13.44     12.16
  Second Quarter.......................    16.60     12.48
  Third Quarter........................    17.80     15.20
  Fourth Quarter.......................    21.00     17.60

                                   Form 10-K

    A copy of Coastal Financial Corporation's Annual Report on Form 10-K, as filed with the Securities Exchange Commission for the year ended September 30, 1996, may be obtained without a charge by writing to the Shareholder Relations Officer at the Corporate Address.

                         Annual Meeting of Shareholders

    The Annual Meeting of Shareholders of Coastal Financial Corporation will be held at the Myrtle Beach Martinique, 7100 North Ocean Boulevard, Myrtle Beach, South Carolina, on Monday, January 27, 1997 at 2:00 p.m., Eastern Standard Time.

                             Additional Information

    If you are receiving duplicate mailing of Shareholder reports due to multiple accounts, we can consolidate the mailings without affecting your account registration. To do this, or for additional information, contact the Shareholder Relations Office, at the Corporate address shown below.

Corporate Offices

Coastal Financial Corporation
2619 Oak Street
Myrtle Beach, South Carolina 29577
803-692-BANK

Transfer Agent and Registrar

Registrar and Transfer Company
P.O. Box 1010
Cranford,  NJ 07016
(800) 866-1340

Independent Certified Public Accountants

KPMG Peat Marwick LLP
P.O.  Box 10529
Greenville, South Carolina 29603

General Counsel

James H. Dusenbury
Dusenbury,  Hendrix & Little
602 27th Avenue
Myrtle Beach,  South  Carolina  29577

Special  Counsel

Breyer & Aggugia
1300 I Street,  N.W.
Suite 470 East
Washington,  DC 20005

Shareholder Relations Officer

Susan J. Cooke
Coastal  Financial  Corporation
2619 Oak Street
Myrtle Beach, South Carolina 29577
803-692-BANK

    Coastal Financial Corporation is an equal opportunity employer and pledges equal opportunities without regard to religion, citizenship, race, color, creed, sex, age, national origin, disability or status as a disabled or Vietnam-Era veteran.

                         COASTAL FINANCIAL CORPORATION







                                Corporate Office
                                2619 Oak Street
                          Myrtle Beach, SC 29577-3129
                                 (803) 448-5151