Form 10-K, Exhibit 13
period 1997-09-30
COASTAL FINANCIAL CORP /DE
filed 1998-01-02
CIK 935930

EXHIBIT 13

                      ANNUAL REPORT TO STOCKHOLDERS FOR THE

                      FISCAL YEAR ENDED SEPTEMBER 30, 1997

--------------------------------------------------------------------------------
                         COASTAL FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                               1997 ANNUAL REPORT

                                  DEDICATION

--------------------------------------------------------------------------------
                         COASTAL FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                             A QUEST FOR EXCELLENCE


                                  GREAT PEOPLE

                           COASTAL FEDERAL UNIVERSITY
                      -----------------------------------


[GRAPHIC OMITTED]

Great people are the cornerstone of Coastal Financial Corporation and nothing could better evidence our commitment to attract, develop and retain the very best people than the creation of Coastal Federal University.

With this initiative, we are committing the resources necessary to better prepare our Great People for the future. Coastal Federal University is dedicated to providing a learning environment for all Associates by creating opportunities to continuously develop skills and knowledge, both personally and professionally.

As the financial services industry continues to change at an ever increasing pace, we believe this approach will assure a continued focus on our Basic Corporate Objective of Maximizing The Value Of Our Shareholders' Investment and our Long-Term Goal Of Being The Best Financial Services Company In Our
                                 Marketplace.

Thanks to our Great People, initiatives such as the founding of Coastal Federal University to provide a pillar of quality professional development for them and our overriding commitment to our QUEST FOR EXCELLENCE operating philosophy, we have again produced outstanding results for our Shareholders. We are absolutely convinced that this approach will help to insure that our best years are yet to come.

[GRAPHIC OMITTED]



The value of one share of Coastal Financial Corporation's Capital Stock purchased at $10.00 in the initial public offering, and affected by stock dividends, stock splits, and reinvested cash dividends, was $217.16 based upon NASDAQ Quotations at September 30, 1997. The foregoing reflects historical results and may not be indicative of future stock prices.

                            -----------------------
                              FINANCIAL HIGHLIGHTS
                            -----------------------
     The following table sets forth certain information concerning the financial position of the Company (including data from operations of its subsidiaries) as of and for the dates indicated. The consolidated data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and its subsidiaries presented herein.


                                                                                     At September 30,
                                                                                  -----------------------
                                                                                    1993         1994
                                                                                  ------------ ----------
                                                                                  (dollars in thousands,
   FINANCIAL CONDITION DATA:
   Total assets   ...............................................................  $335,284     $374,980
   Loans receivable, net   ......................................................   280,425      331,175
   Mortgage-backed securities ...................................................     3,525          794
   Cash, interest-bearing deposits and investment securities   ..................    27,580       29,316
   Deposits .....................................................................   266,855      247,385
   Borrowings  ..................................................................    41,906       98,446
   Stockholders' equity .........................................................    21,829       23,104
   OPERATING DATA:
   Interest income   ............................................................  $ 25,967     $ 24,562
   Interest expense  ............................................................    12,876       11,548
                                                                                   --------     --------
   Net interest income  .........................................................    13,091       13,014
   Provision for loan losses  ...................................................     1,389          510
                                                                                   --------     --------
   Net interest income after provision for loan losses   ........................    11,702       12,504
                                                                                   --------     --------
   OTHER INCOME:
   Fees and service charges on loans and deposit accounts   .....................       811        1,001
   Gain on sales of loans held for sale   .......................................     1,125          411
   Gain (loss) on sales of investment securities   ..............................       (29)          --
   Gain on sales of mortgage-backed securities, net   ...........................       238           54
   Real estate operations  ......................................................      (176)         341
   Other income   ...............................................................     1,209        1,022
                                                                                   --------     --------
   Total other income   .........................................................     3,178        2,829
   Total general and administrative expense  ....................................     9,272       10,279
                                                                                   --------     --------
   Earnings before income taxes  ................................................     5,608        5,054
   Income taxes   ...............................................................     2,270        1,906
                                                                                   --------     --------
   Net earnings before cumulative effect of adopting FASB 109  ..................     3,338        3,148
                                                                                   --------     --------
   Cumulative effect of adopting FASB 109 .......................................        --          664
                                                                                   --------     --------
   Net income  ..................................................................  $  3,338     $  3,812
                                                                                   ========     ========

   Net earnings per common share before cumulative effect of adopting FASB 109     $    .68     $    .65
   Cumulative effect of adopting FASB 109 .......................................        --          .14
                                                                                   --------     --------
   Net earnings per common share ................................................  $    .68     $    .79
                                                                                   ========     ========
   Cash dividends per common share  .............................................        --     $    .14
                                                                                   ========     ========
   Weighted average shares outstanding ..........................................     4,904        4,881
                                                                                   ========     ========


                                                                                    1995       1996           1997
                                                                                  ---------- -------------- ---------
                                                                                  (dollars in thousands, except per
                                                                                              share data)
   FINANCIAL CONDITION DATA:
   Total assets   ...............................................................  $401,201    $459,712      $494,003
   Loans receivable, net   ......................................................   356,819    370,368        403,570
   Mortgage-backed securities ...................................................    12,776     27,029         23,023
   Cash, interest-bearing deposits and investment securities   ..................    13,530     38,332         39,582
   Deposits .....................................................................   273,099    313,430        347,116
   Borrowings  ..................................................................    95,997    109,886        106,337
   Stockholders' equity .........................................................    24,820     27,681         32,391
   OPERATING DATA:
   Interest income   ............................................................  $ 30,328    $34,720       $ 38,065
   Interest expense  ............................................................    17,272     19,091         20,146
                                                                                   --------    --------      --------
   Net interest income  .........................................................    13,056     15,629         17,919
   Provision for loan losses  ...................................................       202        790            760
                                                                                   --------    --------      --------
   Net interest income after provision for loan losses   ........................    12,854     14,839         17,159
                                                                                   --------    --------      --------
   OTHER INCOME:
   Fees and service charges on loans and deposit accounts   .....................     1,051      1,415          1,593
   Gain on sales of loans held for sale   .......................................        39        990            931
   Gain (loss) on sales of investment securities   ..............................        --         (6)             7
   Gain on sales of mortgage-backed securities, net   ...........................        --        189            235
   Real estate operations  ......................................................       876        345            141
   Other income   ...............................................................     1,284      1,699          1,792
                                                                                   --------    ---------     --------
   Total other income   .........................................................     3,250      4,632          4,699
   Total general and administrative expense  ....................................    10,152     13,586         12,716
                                                                                   --------    ---------     --------
   Earnings before income taxes  ................................................     5,952      5,885          9,142
   Income taxes   ...............................................................     2,232      2,164          3,351
                                                                                   --------    ---------     --------
   Net earnings before cumulative effect of adopting FASB 109  ..................     3,720      3,721          5,791
                                                                                   --------    ---------     --------
   Cumulative effect of adopting FASB 109 .......................................        --         --             --
                                                                                   --------    ---------     --------
   Net income  ..................................................................  $  3,720    $ 3,721       $  5,791
                                                                                   ========    =========     ========
   Net earnings per common share before cumulative effect of adopting FASB 109     $    .78    $   .78       $   1.19
   Cumulative effect of adopting FASB 109 .......................................        --         --             --
                                                                                   --------    ---------     --------
   Net earnings per common share ................................................  $    .78    $   .78       $   1.19
                                                                                   ========    =========     ========
   Cash dividends per common share  .............................................  $    .28    $   .31       $    .35
                                                                                   ========    =========     ========
   Weighted average shares outstanding ..........................................     4,740      4,793          4,877
                                                                                   ========    =========     ========

     All share and per share data have been restated to reflect 10%, 15%, 5%, and 35% common stock dividends declared on November 29, 1991, August 28, 1992 and May 30, 1995, respectively, three 3 for 2 common stock dividends declared on January 27, 1993, August 18, 1993 and January 7, 1994, respectively, two 5 for 4 stock dividends declared on January 9, 1996 and June 20, 1996, respectively, and one four for three stock dividend declared on April 30, 1997.

KEY OPERATING RATIOS:

     The table below sets forth certain performance ratios of the Company for the periods indicated.


                                                                                             At or for Years
                                                                                            Ended September 30,
                                                                                           ---------------------
                                                                                            1993       1994
                                                                                           ---------- ----------
  Other Data:
  Return on assets (net income divided by average assets)   ..............................    1.00%      0.92%
  Return on average equity (net income divided by average equity) ........................   16.59%     13.88%
  Average equity to average assets  ......................................................    6.08%      6.66%
  Tangible book value per share  ......................................................... $  4.70    $  5.12
  Dividend payout ratio ..................................................................    N/A       16.19%
  Interest rate spread (difference between average yield on interest-earning assets and
   average cost of interest-bearing liabilities) .........................................    4.15%      4.09%
  Net interest margin (net interest income as a percentage of average interest-earning        4.20%      4.12%
  assets)
  Allowance for loan losses to total loans at end of period ..............................    0.98%      1.01%
  Ratio of non-performing assets to total assets (1)  ....................................    0.75%      0.56%
  Tangible capital ratio   ...............................................................    6.27%      5.94%
  Core capital ratio .....................................................................    6.27%      5.94%
  Risk-based capital ratio ...............................................................   10.57%     10.11%
  Number of:
   Real estate loans outstanding .........................................................   5,647      6,614
   Deposit accounts  .....................................................................  32,960     33,618
   Number of full service offices   ......................................................       8          8


                                                                                                At or for Years Ended
                                                                                                     September 30,
                                                                                           --------------------------------
                                                                                            1995       1996       1997
                                                                                           ---------- ---------- ----------
  Other Data:
  Return on assets (net income divided by average assets)   ..............................    0.94%      0.85%      1.21%
  Return on average equity (net income divided by average equity) ........................   15.54%     13.97%     19.36%
  Average equity to average assets  ......................................................    6.08%      6.10%      6.24%
  Tangible book value per share  ......................................................... $  5.55    $  6.03    $  6.97
  Dividend payout ratio ..................................................................   34.46%     38.51%     27.63%
  Interest rate spread (difference between average yield on interest-earning assets and
   average cost of interest-bearing liabilities) .........................................    3.52%      3.76%      3.89%
  Net interest margin (net interest income as a percentage of average interest-earning        3.62%      3.86%      4.03%
  assets)
  Allowance for loan losses to total loans at end of period ..............................    1.00%      1.11%      1.19%
  Ratio of non-performing assets to total assets (1)  ....................................    0.53%      0.17%      0.10%
  Tangible capital ratio   ...............................................................    6.13%      5.93%      6.31%
  Core capital ratio .....................................................................    6.13%      5.93%      6.31%
  Risk-based capital ratio ...............................................................   10.45%     10.41%     11.05%
  Number of:
   Real estate loans outstanding .........................................................   6,688      5,741      6,752
   Deposit accounts  .....................................................................  39,881     41,755     43,544
   Number of full service offices   ......................................................       8          9          9

(1) Nonperforming assets consist of nonaccrual loans 90 days or more past due and real estate acquired through foreclosure.

                                --------------
                                  DEAR FRIENDS
                                --------------

     This year's Annual Report spotlights Coastal Federal University. This investment in the future of our Associates will help to assure the attainment of our Basic Corporate Objective Of Maximizing The Value Of Our Shareholders' Investment and our Long-Term Goal Of Being The Best Financial Services Company In Our Marketplace by focusing on the personal and professional development of the real source of our success, our Great People.

     What a remarkable year 1997 was. It was a truly successful year and reflects well on our QUEST FOR EXCELLENCE operating philosophy and our Great People.

     Our Basic Corporate Objective is To Maximize The Value Of Our Shareholders' Investment. And, in that regard, 1997 was a remarkably rewarding year, with our stock price up 60%, following an increase of 56% for fiscal 1996. Since becoming a publicly owned company in 1990, Coastal Financial Corporation's stock has grown at a compound annual rate of over 54%, taking our market capitalization from $4.6 million in October 1990, the date of our initial public offering, to $106.3 million at the close of this fiscal year. Put another way, an initial investment of $1,000 in October of 1990 would have grown to $21,700 at September 30, 1997.

     The attainment of our Basic Corporate Objective is correlated closely with our Long-Term Goal of Being The Best Financial Services Company In Our Marketplace. Evidence of our success in this measure is reflected in our record earnings and Coastal Federal's continued #1 ranking, by the 1997 SHESHUNOFF MARKET SHARE REPORT, in deposit market share for Horry County, South Carolina, the second fastest growing Metropolitan Statistical Area in the nation.

     1997 marked the continuation of increased dividends for each consecutive year since 1992, the year we began paying cash dividends. Net income for 1997 totaled $5.8 million, an increase of 23% over our record operating earnings performance of 1996. Since 1990, our operating earnings have increased at a compound annualized rate in excess of 16%.


[GRAPHIC OMITTED]



Noteworthy Financial Results for Fiscal 1997:
o The market price of Coastal Financial Corporation's stock increased 60%. This compares with an 37.2% increase in the NASDAQ Bank Index during the same period.
oThe  value of  Coastal  Financial  Corporation's  common  stock  has grown at a compound annual rate of over 51% during the past five years.
o An increase of 9.1% in cash dividends paid per common share.
o The payment of a 4 for 3 stock split in the form of a 33% stock dividend.

[GRAPHIC OMITTED]




oNet earnings of $5.8  million or $1.19 per share.  Net  operating  earnings for fiscal 1997 increased 23% over the prior year.
o Shareholders' equity advanced 17.0% to $32.4 million.

[GRAPHIC OMITTED]


o Book value per share grew 15.6% to $6.97
[GRAPHIC OMITTED]


o A 7.5% growth in total assets to $494.0 million.
o Loans receivable increased 9.0% to $403.6 million.
o Deposits were up 10.7% to the highest level in the Com-pany's history.
o Transaction deposits grew by 18.8% in fiscal 1997.
[GRAPHIC OMITTED]


o Non-performing Assets to Total Assets decreased 41.2% to 0.10%.
[GRAPHIC OMITTED]

o Allowance for Loan Losses to Net Loans increased to 1.19%.
o The Company had Loan Charge Offs of .04% in 1997.

     One of the best indicators of performance is Return On Average Equity and this ratio for 1997 was, again, outstanding. Our Return On Average Equity measure of 19.4% ranks us among the top performing financial services companies in the nation.

     We are extremely proud of the performance evidenced by these results and are especially proud of the Great People who worked so hard to achieve them.

1997. . . OUR BEST YEAR YET


                                                               [GRAPHIC OMITTED]


     This year was remarkable in terms of the dramatic gains we achieved in both Shareholder value and operating earnings. The restructuring of our operating environment to create a stronger focus on the sales and marketing of financial services in fiscal 1996 has continued to pay significant dividends, particularly in the areas of loan, deposit and investment product sales.

     Our   financial   performance   during  fiscal  1997  again  met  our  high
expectations and well positions us to aggressively pursue future opportunities.


     Since becoming a publicly owned company in 1990, we have achieved dramatic gains in virtually all measures of our performance. But, despite these historical results, it's the future that we are most interested in. As our performance continues to accelerate, the question we continually ask ourselves is, "Can we keep it up?"

     The future looks good. That is not to say the future is without challenge. But with Great People, excellent products, great markets, strong financial resources and our philosophy of viewing change and constant improvement as essential to the achievement of our long-term objectives, we are confident that the answer is an unequivocal "Yes." Those attributes really set us apart from the competition, and enabled another record performance during 1997.

A LOOK AT 1997

                                While 1997  really was quite a  remarkable  year
                              for Coastal Financial from a financial performance perspective, the financial results are only partially indicative of the real growth we experienced this past year.

                                Some of the initiatives and  achievements  aimed
                              at increasing the value of the Company and maximizing our ability to capitalize on opportunities in the years ahead were:

oThe creation of Coastal Federal University to assure that we remain on the cutting edge of professional development education programs. In support of that initiative and our overall growth needs, we have recently acquired the Mall Plaza property just across Oak Street from our Corporate Offices. The addition of this 17,500 square foot facility, which currently houses our Coastal Federal University Main
 Campus,  Human Resources,  Marketing and Public
 Relations Groups, will provide space for our corporate facilities expansion needs well into the future.

o The introduction of our "FLY FREE ON US...and more" line of Credit Cards. Through this recent offering, we have rounded out our core banking product offerings and have been extremely pleased with the degree of Customer enthusiasm for this valuable travel and gift awards program.

 o The introduction of our internet web site at:
   http://www.coastalfederal.com. This addition allows us to offer information about our full array of financial services to technology users across the country and around the world, as well as providing a vehicle for the solicitation of on-line applications for financial services, general information about Coastal Federal and relocation packages.

   Our On-Line PC Banking program is currently in the final phases of testing and will be released in fiscal 1998.

   These initiatives are designed to allow technology users to benefit from our programs while encouraging all of our Customers to come into our lobbies and experience our commitment to providing exceptional banking services through the efforts of our warm, friendly and well trained professionals.

  oThe construction of a full service banking office in Brunswick County,  North
   Carolina. This Sales Center, which is scheduled to open in early December, will better position us to expand our financial services offerings to the individuals and businesses of the rapidly growing and dynamic Brunswick County area.

  oThe expansion of our array of residential mortgage lending products coupled with a well conceived and executed advertising and marketing campaign, has increased our loan origination volume and further supported our commitment to being the leading provider of residential mortgage loans in each of the markets we serve.

  oOur leadership role in serving as the Major  Corporate  Sponsor for the Horry
   County March of Dimes WalkAmerica Campaign For Healthier Babies continued to evidence our support for the communities we serve. In addition to this initiative, we encourage our Associates to be involved in other civic and charitable events to further support the needs of the communities we serve.

    Each year, Coastal Financial Corporation and its Great People, give generously of their time, talents and financial resources in support of hundreds of community organizations which contribute significantly to the quality of life, health and welfare of our neighborhoods.

     Our QUEST FOR EXCELLENCE operating philosophy, which is embodied in our culture of viewing change and constant improvement as essential to the achievement of our long-term objectives, is well reflected in these initiatives.

GREAT PEOPLE

     Coastal Financial has more than 200 Great People, and they are the reason for our success. Their dedication and ever increasing ability to work together as a team toward Exceeding The Expectations Of Our Customers gives us the confidence that, together, we can do anything.

                                Several  years ago, we  recognized  the valuable
[GRAPHIC OMITTED]             role that each of our Career  Associates  plays in
                              our   organization  by  offering  a  401-k  profit
                              sharing plan to our Associates. Many have taken advantage of this opportunity and today, thanks to the results that we, as a team, have achieved, this plan is one of the most appreciated parts of our excellent benefits package.

                                The  introduction of Coastal Federal  University
                              further recognizes the significant capabilities of each of our Great People and, through this initiative, we will challenge them to achieve their full potential. By teaching Coastal Financial Corporation's core philosophies and successful business strategies to our Associates, we will, as an organization, be well prepared for the 21st century. This initiative will reinforce our commitment to the philosophies which have made us unique and successful, allow our Associates the opportunity to become much more valuable to the organization, position us to deliver even greater service to our Customers and, ultimately, create enhanced value to our Shareholders, many of whom are our Associates.

                                                               [GRAPHIC OMITTED]

COASTAL FEDERAL UNIVERSITY

     Sir Francis Bacon once said, "A wise man will make more opportunities than he finds."

     For our Associates, taking advantage of the educational opportunities afforded by Coastal Federal University is one very good way of assuring that. Coastal Federal University, with its focus on our QUEST FOR EXCELLENCE operating philosophy, will continue our journey toward building a culture which is "Totally Committed To Exceeding The Expectations Of Our Customer" by offering unique, innovative and powerful professional development opportunities. Here, our Great People can experience a stimulating community of people and ideas, offering a rich variety of professional development and enrichment experiences. Through enrolling in the programs offered through Coastal Federal University, they will learn about Service, Teamwork, Operations, Leadership, Management, our Corporate Philosophy and innovative ways to make our business even more successful.

     Our curriculums will stress development of the skills required for their success over a career in business and will, in addition to preparing our Associates to be Career Associates, prepare them to continue to learn over those careers.

     We are extremely excited about this initiative and believe that it demonstrates that we are not complacent about, nor satisfied with our current success, but, rather, are dedicating ourselves to building an even stronger foundation for the future.

COASTAL FINANCIAL'S FUTURE

     Looking ahead, we see a future filled with even more opportunity than the past and firmly believe that we can achieve our Corporate goals if we maintain our values and continually renew ourselves and our business.

     Our pledge to our Shareholders is to do exactly that...to do everything in our power to remain youthful in our approach and spirit...and continue to view change and constant improvement as the catalyst for reaching our fullest potential.

     I just can't thank our Great People enough. Our Board Of Directors, Leadership Group and Associates are simply the best imaginable. They go above and beyond the call of duty in serving our Customers every day and are totally committed to Exceeding their Expectations on every occasion.

     Our QUEST FOR EXCELLENCE operating philosophy, our Great People and our commitment to helping each of them achieve their full potential through Coastal Federal University...we believe it's the best formula possible to assure a great future.

     All of us at Coastal Financial Corporation appreciate your continued encouragement, loyalty and support, and look to the future with great enthusiasm and excitement.







                                                   /S/Michael C. Gerald
                                                   --------------------
                                                   Michael C. Gerald
                                                   President

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

General

     Coastal Financial Corporation (the "Company"), reported $5.8 million in net income for the year ended September 30, 1997, compared to $3.7 million for the year ended September 30, 1996. Net earnings for the year ended September 30, 1996 included a special assessment from the FDIC for the recapitalization of the Savings Association Insurance Fund ("SAIF") of $1.6 million, and a related reduction in income taxes of $615,000. Excluding the one-time SAIF assessment in fiscal 1996, operating earnings in fiscal 1997 increased 23% over fiscal 1996. Net interest income increased $2.3 million as a result of increased interest income of $3.3 million offset by an increase of $1.1 million in interest expense. Provision for loan losses decreased slightly from $790,000 for the year ended September 30, 1996, to $760,000 for the year ended September 30, 1997. Other income increased slightly from $4.6 million in fiscal 1996, to $4.7 million in 1997. General and administrative expenses decreased $870,000 for fiscal 1997, as compared to fiscal 1996. Included in general and administrative expenses in fiscal 1996, is a $1.6 million special assessment from the FDIC for the recapitalization of the SAIF Insurance Fund.

     Total assets increased from $459.7 million at September 30, 1996 to $494.0 million at September 30, 1997, or 7.5%. Liquid assets, consisting of cash, interest-bearing deposits, and securities, decreased from $65.3 million at September 30, 1996 to $62.6 million at September 30, 1997. Loans receivable increased 9.0% from $370.4 million at September 30, 1996, to $403.6 million at September 30, 1997. Total loan originations for fiscal 1997 were $178.5 million as compared to $160.4 million for fiscal 1996. Mortgage-backed securities decreased from $27.0 million at September 30, 1996, to $23.0 million at September 30, 1997.

     The growth in loans was funded by increased deposits of $33.7 million and loan repayments. The Company's strategy is to increase its reliance on core transaction deposits as opposed to certificates of deposit and advances from the Federal Home Loan Bank ("FHLB"). During fiscal 1997, deposits increased from $313.4 million at September 30, 1996, to $347.1 million at September 30, 1997. During this same period, transaction deposits increased $26.4 million and certificate accounts increased $10.6 million.

     As a result of $5.8 million in net earnings, less the cash dividends paid to shareholders of approximately $1.6 million, stockholders' equity increased from $27.7 million at September 30, 1996 to $32.4 million at September 30, 1997.


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

     Historically, the Company has maintained its liquidity at levels believed by management to be adequate to meet requirements of normal operations, potential deposit outflows and strong loan demand and still allow for optimal investment of funds and return on assets. The liquidity ratio, as calculated for regulatory purposes, was 7.3%, 8.0%, and 6.1% for the years ended September 30, 1995, 1996 and 1997, respectively. The Company expects to continue to maintain liquidity at approximately the same level as 1997.

     The  principal  sources  of  funds  for the  Company  are cash  flows  from operations, consisting mainly of mortgage, consumer and commercial loan payments, retail customer deposits and advances from the Federal Home Loan Bank ("FHLB") of Atlanta.

     The principal use of cash flows is the origination of loans receivable. The Company originated loans receivable of $141.0 million, $160.4 million and $178.5 million for the years ended September 30, 1995, 1996 and 1997, respectively. A large portion of these loan originations were financed through loan principal repayments which amounted to $104.2 million, $93.6 million and $109.9 million for the years ended September 30, 1995, 1996 and 1997, respectively. In addition, the Company has sold certain loans in the secondary market to finance future loan originations. The increase in originations and sales of mortgage loans can be primarily attributed to the purchase of Coastal Federal Mortgage ("CFM"), in November 1995. CFM specializes in originating conforming mortgage loans which are then sold to correspondent financial institutions. For the year ended September 30, 1997, CFM originated $40.6 million of loans and sold $38.4 million of loans. For the years ended September 30, 1995, 1996 and 1997, the Company sold loans amounting to $2.8 million, $40.7 million and $44.2 million, respectively.

     During 1997, the Company used deposit growth to fund the majority of its loan growth. In fiscal 1997, deposits increased from $313.4 million at September 30, 1996, to $347.1 million at September 30, 1997. The increase was attributed to transaction accounts which increased approximately $26.4 million, and certificate accounts which increased $10.6 million. This was offset by a decrease in passbook accounts of $3.4 million.

     At September 30, 1997, the Company had commitments to originate $3.2 million in loans and $31.4 million in unused lines of credit, which the Company expects to fund from normal operations.

     At September 30, 1997, the Company had $111.9 million of certificates of deposit which were due to mature within one year. Based upon previous experience, the Company believes that a major portion of these certificates will be redeposited. Additionally, at September 30, 1997, the Company had excess collateral pledged to the FHLB which would support additional FHLB advance borrowings of $59.0 million.

     As a condition of deposit insurance, current FDIC regulations require that Coastal Federal Savings Bank (the "Bank") calculate and maintain a minimum regulatory capital requirement on a quarterly basis and satisfy such requirement at the calculation date and throughout the ensuing quarter. The Bank's tangible and core capital approximated $31.2 million at September 30, 1997, exceeding the Bank's tangible and core requirements by $23.8 million and $16.5 million, respectively. At September 30, 1997, the Bank's capital exceeded its current risk-based minimum capital requirement by $9.6 million. The risk-based capital requirement may increase in the future.


Results of Operations

     Comparison of the Years Ended September 30, 1996 and 1997


General

     Net earnings were $5.8 million for the year ended September 30, 1997 compared to $3.7 million for the year ended September 30, 1996. Included in net earnings for 1996, is a special assessment from the FDIC for the recapitalization of the SAIF of $1.6 million, and a related reduction in income taxes of $615,000. Excluding this special assessment, net income increased 23% in 1997. Net interest income increased $2.3 million primarily as a result of an increase in interest income of $3.3 million which was offset by an increase in interest expense of $1.1 million.


Interest Income

     Interest income for the year ended September 30, 1997, increased 9.6% to $38.1 million as compared to $34.7 million for the year ended September 30, 1996 primarily due to the constant yield on assets and a 8.9% increase in average interest-earning assets. The net yield on interest-earning assets for the year ended September 30, 1996 and 1997 was 8.46%. The average yield on loans receivable for fiscal year 1997 was 8.70% compared to 8.57% in 1996. The increase in yield on loans receivables resulted from the repricing of teaser rate ARMs originated in previous years and the continued growth of the commercial real estate loan portfolio which has a higher yield than the mortgage loan portfolio. The yield on investments which includes Investments, Overnight Funds and Federal Funds, increased to 6.70% for the fiscal year 1997 from 6.55% for fiscal year 1996. Total interest-earning assets for fiscal year 1997 averaged $452.5 million compared to $415.5 million for the year ended September 30, 1996.


Interest Expense

     Interest expense on interest-bearing liabilities was $20.1 million for the year ended September 30, 1997, as compared to $19.1 million in fiscal 1996. The cost of interest-bearing liabilities was 4.57% for the year ended September 30, 1997, compared to 4.70% in fiscal year 1996. The increase in interest expense of 5.5% primarily resulted from a growth in deposits and a slight increase in overall market rates paid on deposits. The average cost of deposits for the year ended September 30, 1997, was 4.15% compared to 4.08% for the year ended September 30, 1996. The cost of FHLB advances for fiscal 1997 was 5.95% compared to 6.27% for fiscal 1996. Total average interest-bearing liabilities increased 8.0% from $406.2 million at September 30, 1996, to $438.6 million at September 30, 1997.


Net Interest Income

     Net interest income was $17.9 million for the year ended September 30, 1997, compared to $15.6 million for the year ended September 30, 1996. The net interest margin increased to 3.89% for fiscal 1997 compared to 3.76% for fiscal 1996. Average interest-earning assets increased $37.0 million while average interest-bearing liabilities increased $32.4 million. At September 30, 1997, the yield on the one year treasury security was approximately 5.5%, compared to approximately 6.1% which was the yield on the 10 year treasury security. Should the yield curve continue to remain relatively flat, the Company may continue to experience a high amount of mortgage loan repayments and refinancings and may experience a declining net interest margin in fiscal 1998.


Provision for Loan Losses

     The Company's provision for loan losses decreased slightly from $790,000 for fiscal 1996 to $760,000 for fiscal 1997. The allowance for loan losses as a percentage of loans was 1.19% at September 30, 1997, compared to 1.11% at September 30, 1996. Loans delinquent 90 days or more were .06% of total loans at September 30, 1997, compared to .12% at September 30, 1996. The allowance for loan losses was 1,906% of loans delinquent more than 90 days at September 30, 1997, compared to 938% at September 30, 1996. Management believes that the current level of the allowance for loan losses is adequate considering the composition of the loan portfolio, the portfolio's loss experience, delinquency trends, current regional and local economic conditions and other factors. Also see "Nonperforming Assets" and "Allowance for Loan Losses".


Other Income

     In fiscal 1997, total other income increased slightly from $4.6 million for the period ended September 30, 1996, to $4.7 million for the period ended September 30, 1997. Fees and service charges on loans and deposit accounts increased $178,000, or 12.6%, for the year ended September 30, 1997, as a result of growth in core deposits and loans. Income from real estate operations decreased $204,000 from the prior fiscal year due to expenses related to a real estate owned commercial property. This was partially offset by a gain on a land sale that occurred in the first quarter of fiscal 1997 by one of the Bank's subsidiaries. Other income increased from $1.7 million for the year ended September 30, 1996, to $1.8 million for the year ended September 30, 1997 primarily as a result of increased fees related to ATM and debit card transactions.


Other Expense

     General and administrative expenses were $12.7 million for fiscal 1997 as compared to $13.6 million for fiscal 1996. Included in general and administrative expense in 1996 is the $1.6 million assessment for capitalization of the SAIF. Salaries and employee benefits were $6.8 million for fiscal 1997 as compared to $6.2 million for fiscal 1996, or a 10.8% increase. Approximately a third of this increase is attributable to increased group insurance costs, 401K benefits, and increased bonuses and incentives due to increased return on equity and increased loan production. Normal salary increases and increased lending personnel accounted for a significant portion of the remaining increase. Net occupancy, furniture and fixtures and data processing expense increased $60,000 for fiscal 1997, as compared to fiscal 1996. FDIC insurance premiums decreased from $622,000 for the year ended September 30, 1996 to $283,000 for the year ended September 30, 1997 as a result of the SAIF assessment paid in fiscal 1996. Other expenses increased from $2.3 million in 1996 to $2.7 million in 1997. This increase is primarily related to increased marketing expense, legal fees, employment services, expenses related to debit cards and expenses related to transaction accounts.


Income Taxes

     Income taxes increased from $2.2 million in fiscal 1996 to $3.4 million in fiscal 1997 as a result of increased earnings before income taxes.


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


Non-performing Assets

     Non-performing assets were $507,000 at September 30, 1997 compared to $768,000 at September 30, 1996. Loans past due 90 days or more decreased from $445,000 at September 30, 1996, to $257,000 at September 30, 1997. Real estate acquired through foreclosure decreased from $323,000 at September 30, 1996, to $250,000 at September 30, 1997. At September 30, 1997, approximately 40% of the loans 90 days past due are secured by residential mortgage loans. Loans are reviewed on a regular basis and an allowance for uncollectable interest is established on loans where collection is questionable, generally when such loans become 90 days delinquent. Loan balances for which interest amounts have been reserved and all loans more than 90 days delinquent are considered to be on a non-accrual basis. Typically, payments received on a non-accrual loan are applied to the outstanding principal or recognized as interest based upon the collectability of the loan as determined by management.


Allowance for Loan Losses

     The Company's management evaluates the need to establish additional allowances against losses on loans quarterly. Such an evaluation includes a review of all loans for which full collectability may not be reasonably assured and considers, among other matters, the estimated market value of the underlying collateral of problem loans, composition of the loan portfolio, prior loss experience, economic conditions, etc. The Company established provisions for loan losses for the years ended September 30, 1995, 1996 and 1997, of $202,000, $790,000 and $760,000, respectively. For the years ended September 30, 1995, 1996 and 1997, the Company had net charge-offs (recoveries) of ($23,000), $196,000 and $140,000, respectively. At September 30, 1997, the Company had an allowance for loan losses of $4.9 million, which was 1.19% of net loans compared to 1.11% at September 30, 1996. Management believes that the current level of the allowance for loan losses is presently adequate considering the composition of the loan portfolio, the portfolio's loss experience, delinquency trends, current regional and local economic conditions and other factors. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. The allowance for possible loan losses are subject to periodic evaluation by various regulatory authorities and may be subject to adjustment upon their examination.


Impact of New Accounting Pronouncements

     In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share
(EPS), which is effective for both interim and annual periods ending after December 15, 1997. This statement supersedes Accounting Principles Board Opinion No. 15, Earnings per Share. The purpose of this statement is to simplify current reporting and make U.S. reporting comparable to international standards. The statement requires dual presentation of basic and diluted EPS by entities with complex capital structures (as defined by the statement). The Company anticipates that adoption of this standard will not have a material effect on EPS.

     Also, in February 1997, the FASB issued SFAS No. 129, Disclosure of information about Capital Structure, which is effective for financial statements for periods ending after December 15, l997. This statement applies to both public and nonpublic entities. The new statement requires no change for entities subject to the existing requirements. The Company anticipates that adoption of the standard will not have a material affect on the Company.

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Enterprises are required to classify items of "other comprehensive income" by their nature in the financial statement and display the balance of other comprehensive income separately in the equity section of a statement of financial position. SFAS No. 130 is effective for both interim and annual periods beginning after December 15, 1997. Earlier application is permitted. Comparative financial statements provided for earlier periods are required to be reclassified to reflect the provisions of this statement.

     In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. Earlier application is encouraged. In the initial year of application, comparative information for earlier years is to be restated, unless it is impractical to do so. SFAS No. 131 need not be applied to interim financial statements in the initial year of its application, but comparative information for interim periods in the initial year of application shall be reported in financial statements for interim periods in the second year of application. It is not anticipated that this standard will materially effect the Company.


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


Forward Looking Statements

     This report may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company's expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could influence the matters discussed in certain forward-looking statements include the timing and amount of revenues that may be recognized by the Company, continuation of current revenue and expense trends (including trends affecting charge-offs), absence of unforeseen changes in the Company's markets, legal and regulatory changes, and general changes in economy (particularly in the markets served by the Company).

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Coastal Financial Corporation
Myrtle Beach, South Carolina

     We have audited the consolidated statements of financial condition of Coastal Financial Corporation and subsidiaries (the "Company") as of September 30, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at September 30, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1997, in conformity with generally accepted accounting principles.



                                                        /s/KPMG Peat Marwick LLP
                                                        ------------------------
                                                           KPMG Peat Marwick LLP




Greenville, South Carolina
October 17, 1997

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                          September 30, 1996 and 1997




                                                                                           1996         1997
                                         ASSETS                                          ------------ ------------
                                                                                           (Dollars in thousands)
 Cash and amounts due from banks  ......................................................  $  15,639    $ 12,852
 Short-term interest-bearing deposits   ................................................      5,222         559
 Investment securities held to maturity (market value of $332 at September 30, 1996) ...        330          --
 Investment securities available for sale  .............................................     17,141      26,171
 Mortgage-backed securities available for sale   .......................................     27,029      23,023
 Loans receivable (net of allowance for loan losses of $4,172 at September 30, 1996 and
  $4,902 at September 30, 1997) ........................................................    370,368     403,570
 Loans receivable held for sale   ......................................................      6,803       8,359
 Real estate acquired through foreclosure, net   .......................................        323         250
 Office property and equipment, net  ...................................................      5,736       7,561
 Federal Home Loan Bank (FHLB) stock, at cost ..........................................      5,228       5,618
 Accrued interest receivable on loans   ................................................      2,444       2,814
 Accrued interest receivable on investment securities  .................................        526         452
 Other assets   ........................................................................      2,923       2,774
                                                                                         ----------    --------
                                                                                          $ 459,712    $494,003
                                                                                         ==========    ========
                                    LIABILITIES AND STOCKHOLDERS' EQUITY
 Liabilities:
  Deposits   ...........................................................................    313,430     347,116
  Securities sold under agreements to repurchase .......................................      3,365       2,666
  Advances from FHLB  ..................................................................    104,553     101,478
  Other borrowings .....................................................................      1,968       2,193
  Drafts outstanding  ..................................................................      1,922       1,018
  Advances by borrowers for property taxes and insurance  ..............................      1,435       1,409
  Accrued interest payable  ............................................................        798         952
  Other liabilities   ..................................................................      4,560       4,780
                                                                                         ----------    --------
    Total liabilities ..................................................................    432,031     461,612
                                                                                         ----------    --------

 Stockholders' equity:
  Serial preferred stock, 1,000,000 shares authorized and unissued .....................         --          --
  Common stock $.01 par value, 5,000,000 shares authorized;
   4,590,155 shares at September 30, 1996 and 4,646,534
   shares at September 30, 1997 issued and outstanding .................................         46          46
  Additional paid-in capital   .........................................................      8,698       8,698
  Retained earnings, restricted   ......................................................     20,015      23,402
  Treasury stock, at cost (54,161 and 9,760 shares, respectively)  .....................     (1,185)       (182)
  Unrealized gain on securities available for sale, net of
   income taxes ........................................................................        107         427
                                                                                         ----------    --------
    Total stockholders' equity .........................................................     27,681      32,391
                                                                                         ----------    --------
                                                                                          $ 459,712    $494,003
                                                                                         ==========    ========

         See accompanying notes to consolidated financial statements.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF OPERATIONS


                 Years ended September 30, 1995, 1996 and 1997




                                                                        1995          1996        1997
                                                                      ------------ ------------ ----------
                                                                        (In thousands, except share data)
Interest income:
 Loans receivable ...................................................  $   28,671     31,698      33,769
 Investment securities  .............................................         381        721       1,574
 Mortgage-backed securities   .......................................         732      1,805       2,446
 Other   ............................................................         544        496         276
                                                                      -----------     -------     -------
   Total interest income   ..........................................      30,328     34,720      38,065
                                                                      -----------     -------     -------
Interest expense:
 Deposits   .........................................................       9,890     11,689      13,650
 Securities sold under agreements to repurchase .....................          63        323       1,130
 Advances from FHLB  ................................................       7,319      7,079       5,366
                                                                      -----------     -------     -------
   Total interest expense  ..........................................      17,272     19,091      20,146
                                                                      -----------     -------     -------
   Net interest income  .............................................      13,056     15,629      17,919
Provision for loan losses  ..........................................         202        790         760
                                                                      -----------     -------     -------
   Net interest income after provision for loan losses   ............      12,854     14,839      17,159
                                                                      -----------     -------     -------
Other income:
 Fees and service charges on loans and deposit accounts  ............       1,051      1,415       1,593
 Gain on sales of loans held for sale  ..............................          39        990         931
 Gain (loss) on sales of investment securities, net   ...............          --         (6)          7
 Gain on sales of mortgage-backed securities, net  ..................          --        189         235
 Income (loss) from real estate acquired through foreclosure   ......         224        202        (137)
 Income from real estate operations .................................         652        143         278
 Other income  ......................................................       1,284      1,699       1,792
                                                                      -----------     --------    -------
   Total other income   .............................................       3,250      4,632       4,699
                                                                      -----------     --------    -------

General and administrative expenses:
 Salaries and employee benefits  ....................................       5,307      6,174       6,841
 Net occupancy, furniture and fixtures and data processing expense          2,333      2,831       2,891
 FDIC insurance premium .............................................         566        622         283
 FDIC insurance premium to recapaitalize the SAIF  ..................          --      1,620          --
 Other expense ......................................................       1,946      2,339       2,701
                                                                      -----------     --------    -------
   Total general and administrative expense  ........................      10,152     13,586      12,716
                                                                      -----------     --------    -------
   Earnings before income taxes  ....................................       5,952      5,885       9,142
Income taxes   ......................................................       2,232      2,164       3,351
                                                                      -----------     --------    -------
Net income  .........................................................  $    3,720      3,721       5,791
                                                                      ===========     ========    =======
Earnings per common share  ..........................................  $     0.78       0.78        1.19
                                                                      ===========     ========    =======
Weighted average common shares outstanding   ........................   4,740,000   4,793,000   4,877,000
                                                                      ===========   ==========  =========

         See accompanying notes to consolidated financial statements.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                 Years ended September 30, 1995, 1996 and 1997

                                                                    Additional
                                                           Common    Paid-In      Retained
                                                            Stock    Capital      Earnings
                                                           -------- ------------ -------------
                                                                   (In thousands)
 Balance at September 30, 1994 ........................... $ 45        $6,614      $18,446
 Exercise of stock options  ..............................   --            96         (215)
 Treasury stock repurchases ..............................   --            --           --
 Cash paid for fractional shares  ........................   --            --           (6)
 Cash dividends ..........................................   --            --       (1,282)
 Common stock dividend   .................................    1         1,988       (1,989)
 Net income  .............................................   --            --        3,720
                                                           ----        ------      -------
 Balance at September 30, 1995 ...........................   46         8,698       18,674
 Exercise of stock options  ..............................   --            --         (863)
 Issuance of shares in acquisition   .....................   --            --          (67)
 Cash paid for fractional shares  ........................   --            --          (17)
 Cash dividends ..........................................   --            --       (1,433)
 Unrealized gain on securities available for sale, net of
  income taxes  ..........................................   --            --           --
 Net income  .............................................   --            --        3,721
                                                           ----        ------      -------
 Balance at September 30, 1996 ...........................   46         8,698       20,015
 Exercise of stock options  ..............................   --            --         (786)
 Cash paid for fractional shares  ........................   --            --          (18)
 Cash dividends ..........................................   --            --       (1,600)
 Unrealized gain on securities available for sale, net of
  income taxes  ..........................................   --            --           --
 Net income  .............................................  --             --        5,791
                                                           ----        ------      -------
 Balance at September 30, 1997 ........................... $ 46        $8,698      $23,402
                                                           ====        ======      =======

                                                                                     Total
                                                            Treasury             Stockholders'
                                                             Stock       Other      Equity
                                                           ------------- ------- --------------
 Balance at September 30, 1994 ...........................  $  (2,001)     $ --    $23,104
 Exercise of stock options  ..............................        241        --        122
 Treasury stock repurchases ..............................       (838)       --       (838)
 Cash paid for fractional shares  ........................         --        --         (6)
 Cash dividends ..........................................         --        --     (1,282)
 Common stock dividend   .................................         --        --         --
 Net income  .............................................         --        --      3,720
                                                            ---------     ---      ---------
 Balance at September 30, 1995 ...........................     (2,598)       --     24,820
 Exercise of stock options  ..............................        970        --        107
 Issuance of shares in acquisition   .....................        443        --        376
 Cash paid for fractional shares  ........................         --        --        (17)
 Cash dividends ..........................................         --        --     (1,433)
 Unrealized gain on securities available for sale, net of
  income taxes  ..........................................         --       107        107
 Net income  .............................................         --        --      3,721
                                                            ---------     -----    ---------
 Balance at September 30, 1996 ...........................     (1,185)      107     27,681
 Exercise of stock options  ..............................      1,003        --        217
 Cash paid for fractional shares  ........................         --        --        (18)
 Cash dividends ..........................................         --        --     (1,600)
 Unrealized gain on securities available for sale, net of
  income taxes  ..........................................         --       320        320
 Net income  .............................................         --        --      5,791
                                                            ---------     -----    ---------
 Balance at September 30, 1997 ...........................  $    (182)     $427    $32,391
                                                            =========     =====    =========

          See accompanying notes to consolidated financial statements.

                COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                 Years ended September 30, 1995, 1996 and 1997



                                                                                            1995          1996         1997
                                                                                          ------------- ------------ ------------
                                                                                                       (In thousands)
Cash flows from operating activities:
 Net earnings ...........................................................................  $    3,720        3,721        5,791
 Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
   Income from real estate partnerships  ................................................        (652)        (143)        (278)
   Depreciation  ........................................................................         552          740          865
   Provision for loan losses ............................................................         202          790          760
   Origination of loans receivable held for sale  .......................................      (5,199)     (45,082)     (45,717)
   Proceeds from sales of loans receivable held for sale   ..............................       2,806       40,672       44,160
   (Increase) decrease in:
    Other assets ........................................................................      (1,266)        (587)         149
    Accrued interest receivable .........................................................        (434)        (553)        (296)
   Increase (decrease) in:
    Accrued interest payable ............................................................         284           31          154
    Other liabilities  ..................................................................         531        1,960          220
                                                                                          -----------      -------      -------
     Net cash provided (used) by operating activities   .................................         544        1,549        5,808
                                                                                          -----------      -------      -------
Cash flows from investing activities:
 Proceeds from maturities of investment securities held to maturity .....................       5,675           --           --
 Purchases of investment securities held to maturity ....................................        (324)          --           --
 Proceeds from sale of investment securities available for sale  ........................          --        7,000        5,693
 Proceeds from maturities of investment securities available for sale  ..................          --        1,999       17,839
 Purchases of investment securities available for sale  .................................          --      (24,331)     (32,022)
 Purchases of loans receivable  .........................................................      (6,337)     (12,448)      (9,948)
 Proceeds from sale of mortgage-backed securities available for sale   ..................          --       13,220       25,678
 Purchases of mortgage-backed securities available for sale   ...........................      (1,000)     (11,867)     (26,636)
 Principal collected on mortgage-backed securities   ....................................         811        4,129        4,850
 Origination of loans receivable, net ...................................................    (135,830)    (115,288)    (132,786)
 Principal collected on loans receivable ................................................     104,215       93,560      109,946
 Proceeds from sales of real estate acquired through foreclosure ........................         305          937          456
 Proceeds from sales of office properties and equipment .................................          --          192           --
 Purchases of office properties and equipment  ..........................................      (1,166)      (1,253)      (2,690)
 Redemptions (purchases) of FHLB stock   ................................................         101         (502)        (390)
 Other investing activities, net   ......................................................         884          447          914
                                                                                          -----------     --------     --------
     Net cash used by investing activities  .............................................     (32,666)     (44,205)     (39,096)
                                                                                          -----------     --------     --------

Cash flows from financing activities:
 Increase in deposits  ..................................................................      25,714       40,331       33,686
 Increase (decrease) in securities sold under agreements to repurchase ..................         771          688       (2,666)
 Proceeds from FHLB advances ............................................................     365,120       75,850      198,170
 Repayment of FHLB advances  ............................................................    (368,340)     (64,617)    (201,245)
 Proceeds from other borrowings, net  ...................................................          --        1,968          224
 Increase (decrease) in advance payments by borrowers for property taxes and insurance             79         (194)         (26)
 Increase (decrease) in drafts outstanding, net   .......................................         411         (367)        (904)
 Repurchase of treasury stock, at cost   ................................................        (838)          --           --
 Cash dividends to stockholders and cash for fractional shares   ........................      (1,288)      (1,450)      (1,618)
 Exercise of stock options   ............................................................          57          107          217
                                                                                          -----------     --------     --------
     Net cash provided by financing activities ..........................................      21,686       52,316       25,838
                                                                                          -----------     --------     --------
Net increase (decrease) in cash and cash equivalents ....................................     (10,436)       9,660       (7,450)
                                                                                          -----------     --------     --------
Cash and cash equivalents at beginning of year ..........................................      21,637       11,201       20,861
                                                                                          -----------     --------     --------
Cash and cash equivalents at end of year ................................................  $   11,201       20,861       13,411
                                                                                          ===========     ========     ========
Supplemental information:
 Interest paid   ........................................................................  $   16,988       19,060       19,992
                                                                                          ===========     ========     ========
 Income taxes paid  .....................................................................  $    2,377        3,030        2,687
                                                                                          ===========     ========     ========
Supplemental schedule of non-cash investing and financing transactions:
 Securitization of mortgage loans into mortgage-backed securities   .....................  $   11,793       19,366           --
                                                                                          ===========     ========     ========
 Transfer of mortgage loans to real estate acquired through foreclosure   ...............  $      313          471          383
                                                                                          ===========     ========     ========
 Common stock dividend declared .........................................................  $    1,989           --           --
                                                                                          ===========     ========     ========
 Transfer of investment securities held to maturity to available for sale ...............  $       --       14,775           --
                                                                                          ===========     ========     ========

          See accompanying notes to consolidated financial statements

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


     (a) Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Coastal Financial Corporation (the "Company"), and its wholly-owned subsidiaries, Coastal Federal Mortgage, Inc., Coastal Investments Corporation and Coastal Federal Savings Bank (the "Bank") and its wholly-owned subsidiary, Coastal Mortgage Bankers and Realty Co., Inc. (and its wholly-owned subsidiaries, Shady Forest Development Corporation, Sherwood Development Corporation, Ridge Development Corporation, 501 Development Corporation, North Beach Investments, Inc. and North Strand Property Management, Inc.). In consolidation, all significant intercompany balances and transactions have been eliminated. Coastal Financial Corporation is a unitary thrift holding company organized under the laws of the state of Delaware. The Company's subsidiaries operations consist primarily of the sales of financial products.


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


     (c) Investment and Mortgage-backed Securities

     Investment and mortgage-backed securities are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Investments are classified into three categories as follows: (1) Held to Maturity -- debt securities that the Company has the positive intent and ability to hold to maturity, which are reported at amortized cost; (2) Trading -- debt and equity securities that are bought and held principally for the purpose of selling them in the near term, which are reported at fair value, with unrealized gains and losses included in earnings and (3) Available for Sale -- debt and equity securities that may be sold under certain conditions, which are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of income taxes.

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


     (d) Allowance for Loan Losses

     The Company provides for loan losses on the allowance method. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to the allowance. Additions to the allowance for loan losses are provided by charges to operations based on various factors which, in management's judgment, deserve current recognition in estimating losses. Such factors considered by management include the market value of the underlying collateral, growth and composition of the loan portfolios, the relationship of the allowance for loan losses to outstanding loans, loss experience, delinquency trends, and local and regional economic conditions. Management evaluates the carrying

                COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued

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


     The Company follows SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," for determining impairment on loans. SFAS No. 114 requires that nonhomogenous impaired loans and certain restructured loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price or at the fair value of the collateral if the loan is collateral dependent. A specific reserve is set up for each impaired loan.

     Also on October 1, 1995, the Company adopted SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." SFAS No. 118 amends SFAS No. 114 in the areas of disclosure requirements and methods for recognizing interest income on an impaired loan.

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



     (e) Loans Receivable Held for Sale

     Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are provided for in a valuation allowance by charges to operations. At September 30, 1996 and 1997, the Company had approximately $6.8 million and $8.4 million, respectively, in mortgage loans held for sale. The aggregate market value of loans receivable held for sale exceeded the aggregate carrying value at September 30, 1996 and 1997.


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

     Real estate purchased for development and sale and investments in real estate partnerships are stated at the lower of cost or estimated net realizable value. Costs directly related to such real estate are capitalized until construction required to bring these properties to a salable condition is completed. Capitalized costs include real estate taxes, interest, and other direct costs incurred during the improvement period.

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

                COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued


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


     (j) Income Taxes

     Deferred taxes are provided for differences in the financial reporting bases for assets and liabilities as compared to their tax bases. A current tax liability or asset is established for taxes presently payable or refundable and a deferred tax liability or asset is established for future taxable items. A valuation allowance, if applicable, is established for deferred tax assets that may not be realized.


     (k) Loan Sales

     Gains or losses on sales of loans are recognized when control has been surrendered over these assets in accordance with SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The resulting servicing rights are amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights exceed their fair value.


     (l) Drafts Outstanding

     The Company invests all excess funds on deposit at other banks (including amounts on deposit for payment of outstanding disbursement checks) on a daily basis in an overnight interest-bearing account. Accordingly, outstanding checks are reported as a liability.


     (m) Securities Sold Under Agreement to Repurchase

     The Company maintains collateral to certain customers who wish to deposit amounts greater than $100,000. These agreements function similarly to a certificate of deposit in that the agreement is for a fixed length of time at a fixed interest rate. However, these deposits are not insured by the FDIC but are insured by a security interest in the security. The Company has classified these amounts separately from deposits.


     (n) Stock Based Compensation

     In 1996, the Company adopted the disclosure provisions of SFAS No. 123 "Accounting for Stock Based Compensation". The statement permits the Company to continue accounting for stock based compensation as set forth in APB Opinion 25, "Accounting for Stock Issued to Employees", provided the Company discloses the proforma effect on net income and earnings per share of adopting the full provisions of SFAS No. 123. Accordingly, the Company continues to account for stock based compensation under APB Opinion 25 and has provided the required proforma disclosures.


     (o) Reclassifications

     Certain amounts in the 1995 and 1996 consolidated financial statements have been reclassified to conform with the 1997 presentation. Such reclassifications had no impact on net income or retained earnings as previously reported.

                COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued


(2) INVESTMENT SECURITIES

     The amortized cost and market value of investment securities available for sale at September 30, 1996 is summarized as follows:



                                                                    1996
                                                ---------------------------------------------
                                                              Gross        Gross
                                                Amortized   Unrealized   Unrealized   Market
                                                  Gross       Gains        Losses      Value
                                                ----------- ------------ ------------ -------
                                                                (In thousands)
        U.S. Government and agency obligations:
         Due within one year ..................   $     --      --             --          --
         Due after one but within five years        13,037      --           (150)     12,887
         Due after five years   ...............      4,297      --            (43)      4,254
                                                ----------  ------------     ----      ------
                                                  $ 17,334      --           (193)     17,141
                                                ==========  ============     ====      ======

     The amortized cost and market value of investment securities available for sale at September 30, 1997 is summarized as follows:



                                                                    1997
                                                ---------------------------------------------
                                                              Gross        Gross
                                                Amortized   Unrealized   Unrealized   Market
                                                  Cost        Gains        Losses      Value
                                                ----------- ------------ ------------ -------
                                                                (In thousands)
        U.S. Government and agency obligations:
         Due within one year ..................   $    --       --           --            --
         Due after one but within five years        9,996       17           --        10,013
         Due after five years   ...............    16,128       30           --        16,158
                                                ---------       --       ------------  ------
                                                  $26,124       47           --        26,171
                                                =========       ==       ============  ======

     There were no realized gains or losses during the year ended September 30, 1995. The Company had gross realized losses of $18,000 and gross realized gains of $12,000 for the year ended September 30, 1996. For the year ended September 30, 1997, gross realized losses were $58,000 and gross realized gains were $65,000.

     Certain investment and mortgage-backed securities are pledged to secure other borrowed money and customer deposits in excess of FDIC insurance coverage. The carrying value of the securities pledged at September 30, 1997 was $5,269,000 with a market value of $5,302,000.


(3) MORTGAGE-BACKED SECURITIES

     Mortgage-backed securities available for sale at September 30, 1996 consisted of the following:



                                          1996
                      ---------------------------------------------
                                    Gross        Gross
                      Amortized   Unrealized   Unrealized   Market
                        Cost        Gains        Losses      Value
                      ----------- ------------ ------------ -------
                                      (In thousands)
FNMA  ...............   $ 2,469        12           --        2,481
GNMA  ...............     5,330        --          (98)       5,232
FHLMC ...............    18,861       455           --       19,316
                      ---------       ---          ---       ------
                        $26,660       467          (98)      27,029
                      =========       ===          ===       ======

                COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

(3) MORTGAGE-BACKED SECURITIES -- Continued

     Mortgage-backed securities available for sale at September 30, 1997 consisted of the following:

                                          1997
                      ---------------------------------------------
                                    Gross        Gross
                      Amortized   Unrealized   Unrealized   Market
                        Cost        Gains        Losses      Value
                      ----------- ------------ ------------ -------
                                      (In thousands)
FNMA  ...............   $  1,861        2          --         1,863
GNMA  ...............      6,471       26          --         6,497
FHLMC ...............     14,048      615          --        14,663
                      ----------      ---      ------------  ------
                        $ 22,380      643          --        23,023
                      ==========      ===      ============  ======

     The Company had no realized gains or losses on sales of mortgage-backed securities 1995. For the year ended September 30, 1996, there were gross realized gains of $189,000 and no realized losses. The Company had gross realized gains of $258,000 and realized losses of $23,000 for the year ended September 30, 1997.

(4) LOANS RECEIVABLE, NET

     Loans receivable, net at September 30 consisted of the following:

                                                       1996        1997
                                                     ------------ -----------
                                 (In thousands)
       First mortgage loans:
        Single family to 4 family units ............  $ 224,570    237,964
        Other, primarily commercial real estate  ...     73,295     97,680
        Construction loans  ........................     34,566     34,216
       Consumer and commercial loans:
        Installment consumer loans   ...............     31,601     24,378
        Mobile home loans   ........................      1,103      1,291
        Savings account loans  .....................        436      1,336
        Equity lines of credit .....................     12,441     15,294
        Commercial and other loans   ...............     14,831     10,939
                                                     ----------    -------
                                                        392,843    423,098
       Less:
        Allowance for loan losses ..................      4,172      4,902
        Deferred loan fees (costs)   ...............       (286)      (458)
        Undisbursed portion of loans in process  ...     18,589     15,084
                                                     ----------    -------
                                                      $ 370,368    403,570
                                                     ==========    =======

     The changes in the allowance for loan losses for the years ended September 30 consisted of the following:



                                                    1995       1996      1997
                                                   ---------- --------- ---------
                                 (In thousands)
       Beginning allowance   .....................  $3,353     3,578     4,172
       Provision for loan losses   ...............     202       790       760
       Allowance recorded on acquired loans ......      --        --       110
       Loan recoveries ...........................     255        82        72
       Loan charge-offs   ........................    (232)     (278)     (212)
                                                   -------     -----     -----
                                                    $3,578     4,172     4,902
                                                   =======     =====     =====

     Non-accrual   loans  which  were  over  ninety  days   delinquent   totaled
approximately   $445,000  and   $257,000  at   September   30,  1996  and  1997,
respectively. There were no impaired loans at September 30, 1996 or 1997.

                COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

(4) LOANS RECEIVABLE, NET -- Continued

     The carrying amounts and fair values of loans receivable at September 30, 1996 and 1997 are as follows (In thousands):



                                                 1996                     1997
                                       ------------------------- ----------------------
                                       Carrying     Calculated   Carrying   Calculated
                                        Amount      Fair Value    Amount    Fair Value
                                       ------------ ------------ ---------- -----------
        Mortgage loans ...............  $321,951      330,025     369,662    378,964
        Consumer loans ...............    24,098       23,520      12,622     12,310
        Equity lines of credit  ......    12,441       12,715      17,902     18,260
        Commercial loans  ............    16,050       16,082       8,286      8,208
        Allowance for loan losses  ...    (4,172)      (4,172)     (4,902)    (4,902)
                                        --------      -------     -------    -------
                                        $370,368      378,170     403,570    412,840
                                        ========      =======     =======    =======

     Management has made estimates of fair value discount rates and estimated prepayment rates that it believes to be reasonable based upon present market conditions. However, because there is no active market for many of the above financial instruments, management believes such information is of limited value and has no basis to determine whether the fair value presented above would be indicative of the value which could be negotiated during an actual sale. Furthermore, this information is as of September 30, 1996 and 1997. Changes in market interest and prepayment rates since September 30, 1996 and 1997 would have significant impact on the fair value presented and should be considered when analyzing this financial data.

     A portion of the credit lines and commercial loans have interest rate floors which may increase the value of these loans. No increase in fair market value was assigned for these interest rate floors.

     At September 30, 1997, excluding single family home loans and the fact that the majority of the loan portfolio is located in the Company's immediate market area, there were no concentrations of loans in any type of industry, type of property, or to one borrower that exceeded 10% of the Company's total loan portfolio. The Company does have 190 loans aggregating approximately $9.7 million which were originated on individual income producing condominium units in two projects in which the Bank's subsidiaries were a partner. At September 30, 1997, one loan in the amount of $56,000 was over sixty days delinquent. The majority of these loans have been outstanding greater than four years and management does not believe that they represent a significant risk in the loan portfolio. Approximately $1.7 million of these loans have been sold to other financial institutions.

     At September 30, 1996 and 1997, the Company had commitments outstanding to originate loans totaling approximately $9.0 million and $3.2 million, respectively, (excluding undisbursed portion of loans in process). Commitments on loan originations are made at prevailing market interest rates, and are generally limited to 60 days from date of application. Additionally, at September 30, 1996 and 1997, the Company had undisbursed lines of credit of approximately $32.0 million and $31.4 million, respectively.

     Loans serviced for the benefit of others amounted to approximately $110.7 million, $115.1 million and $104.5 million at September 30, 1995, 1996 and 1997, respectively.

     As disclosed in note 9, certain mortgage loans are pledged to secure advances from the Federal Home Loan Bank of Atlanta ("FHLB").

(5) INVESTMENT IN REAL ESTATE PARTNERSHIPS

     The Bank's subsidiaries are general partners in real estate partnerships, with ownership interests ranging up to 50%, organized for the purposes of constructing and marketing residential real estate. Condensed combined financial information for the partnerships at or for the year ended at September 30 is summarized as follows:



                                                  1996   1997
                                                  ------ -----
                                                  (In
                                                  thousands)
       Assets, net ..............................  $113    25
                                                  =====    ==
       Liabilities ..............................     5     1
                                                  -----    --
       Partners' equity:
        Bank's subsidiaries .....................    46     8
        Others  .................................    62    16
                                                  -----    --
                                                    108    24
                                                  -----    --
         Liabilities and partners' equity  ......  $113    25
                                                  =====    ==

                COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

                                                      1995     1996     1997
                                                     -------- --------- --------
                                                            (In thousands)
       Sales .......................................  $2,016     523       --
       Cost of sales  ..............................     885     140       --
                                                     -------     ---       --
        Gross profit on sales  .....................   1,131     383       --
       Other (expense) income, net   ...............      78    (223)     (36)
                                                     -------    ----      ---
        Net income .................................  $1,209     160      (36)
                                                     =======    ====      ===
       Bank's equity in partnership's income  ......  $  611     115      (12)
                                                     =======    ====      ===

(6) OFFICE PROPERTY AND EQUIPMENT, NET

     Office property and equipment, net at September 30 consisted of the following:



                                                  1996      1997
                                                 --------- -------
                                                   (In thousands)
       Land ....................................  $ 1,132    1,981
       Building and improvements ...............    4,990    5,647
       Furniture, fixtures and equipment  ......    5,964    7,105
                                                 --------    -----
                                                   12,086   14,733
       Less accumulated depreciation   .........    6,350    7,172
                                                 --------   ------
                                                  $ 5,736    7,561
                                                 ========   ======

     The Company leases office space and various equipment. Total rental expense for the years ended September 30, 1995, 1996 and 1997 was approximately $121,000, $138,000, and $112,000 respectively.

     Future minimum rental payments for operating leases having remaining noncancelable lease terms in excess of one year at September 30, 1997 are as follows (In thousands):


1998   ...............  $112
1999   ...............   111
2000   ...............    92
2001   ...............    91
2002   ...............    56
                        ----
                        $462
                        ====

(7) INVESTMENT REQUIRED BY LAW

     Investment in stock of the FHLB is required by law of every Federally-insured savings institution. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has been at par value.

     The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to the greater of (i) 1.0% of the aggregate outstanding principal amount of residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or (ii) 1/20 of its advances (borrowings) from the FHLB of Atlanta. The Bank is in compliance with this requirement with an investment in FHLB of Atlanta stock of $5.6 million at September 30, 1997.

                COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued


(8) DEPOSITS

     Deposits at September 30, consisted of the following:



                                               1996                  1997
                                       --------------------- --------------------
                                                  Weighted              Weighted
                                        Amount      Rate      Amount      Rate
                                       ---------- ---------- ---------- ---------
                                                 (Dollars in thousands)
  Transaction accounts:
   Noninterest bearing ...............  $ 19,926       --%    $ 23,765      --%
   NOW  ..............................    35,654     1.23       38,773    1.27
   Money market checking  ............    84,997     4.85      104,476    4.48
                                       ---------     ----     --------    ----
    Total transaction accounts  ......   140,577     3.24      167,014    3.10
                                       ---------     ----     --------    ----
  Passbook accounts:
   Regular passbooks   ...............    39,287     2.67       36,652    2.63
   Money market  .....................     3,553     2.44        2,793    2.38
                                       ---------     ----     --------    ----
    Total passbook accounts  .........    42,840     2.66       39,445    2.62
                                       ---------     ----     --------    ----
  Certificate accounts:
    0.00 -  5.99%   ..................   113,871               110,606
    6.00 -  8.00%   ..................    15,623                29,683
    8.01 - 10.00%   ..................       130                   368
   10.01 - 12.00%   ..................       389                    --
                                       ---------              --------
    Total certificate accounts  ......   130,013     5.64      140,657    5.58
                                       ---------     ----     --------    ----
                                        $313,430     4.12%    $347,116    4.02%
                                       =========     ====     ========    ====

     The aggregate amount of deposit accounts with a minimum denomination of $100,000 or more was $60,406,000 and $80,691,000 at September 30, 1996 and 1997,
respectively.

     The amounts and scheduled maturities of certificate accounts at September 30, are as follows:



                                            1996      1997
                                          ---------- --------
                                             (In thousands)
       Within 1 year   ..................  $ 94,651   111,942
       After 1 but within 2 years  ......    28,241    23,704
       After 2 but within 3 years  ......     5,484     3,630
       Thereafter   .....................     1,637     1,381
                                          ---------   -------
                                           $130,013   140,657
                                          =========   =======

     Interest expense on deposits for the years ended September 30 consisted of the following:



                                     1995     1996     1997
                                    -------- -------- -------
                                          (In thousands)
       Transaction accounts  ......  $1,925    3,162    4,894
       Passbook accounts  .........   1,581    1,599    1,015
       Certificate accounts  ......   6,384    6,928    7,741
                                    -------    -----    -----
                                     $9,890   11,689   13,650
                                    =======   ======   ======

     The fair value of transaction and passbook accounts is $183.4 million and $206.5 million which was the amount currently payable at September 30, 1996 and 1997, respectively. The fair value of certificate accounts was $130.3 million and $142.6 million compared to a book value of $130.0 million and $140.7 million and was estimated by discounting the amounts payable at the certificate rates currently offered for deposits of similar remaining maturities.The fair value estimates above did not include the substantial benefit that results from the low cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

                COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued


(9) ADVANCES FROM FHLB

     Advances from the FHLB at September 30 consisted of the following:



                                        1996                  1997
                                --------------------- --------------------
                                           Weighted              Weighted
                                 Amount      Rate      Amount      Rate
                                ---------- ---------- ---------- ---------
                                              (In thousands)
        Fiscal Year Maturity
        1997 ..................  $ 54,404   5.68%      $     --      --%
        1998 ..................    20,120    5.90        68,620    5.60
        1999 ..................    13,105    6.35        13,435    6.06
        2000 ..................     6,861    6.46         6,761    6.45
        2001 ..................     2,846    6.46         2,646    6.49
        2002 or greater  ......     7,217    7.07        10,016    6.79
                                ---------    ----      --------    ----
                                 $104,553   5.97%      $101,478    5.86%
                                =========    ====      ========    ====

     Stock in the FHLB of Atlanta and specific first mortgage loans of approximately $223.4 million and $213.9 million at September 30, 1996 and 1997, respectively, are pledged as collateral for these advances. The Bank has adopted the policy of pledging excess collateral to facilitate future advances. At September 30, 1997, the excess first mortgage loan collateral pledged to the FHLB will support additional borrowings of approximately $59.0 million.

     The estimated fair value of the FHLB advances at September 30, 1996 and 1997 is $104.2 million and $101.0 million. This estimate is based on discounting amounts payable at contractual rates using current market rates for advances with similar maturities.

(10) INCOME TAXES

     Income tax expense for the years ended September 30 consisted of the following:



                        Current   Deferred   Total
                        --------- ---------- ------
                               (In thousands)
       1995:
Federal ...............   $1,697      229     1,926
State   ...............      268       38       306
                        --------      ---     -----
                           1,965      267     2,232
                        ========      ===     =====
       1996:
Federal ...............   $2,528     (646)    1,882
State   ...............      403     (121)      282
                        --------     ----     -----
                           2,931     (767)    2,164
                        ========     ====     =====
       1997:
Federal ...............   $2,646      331     2,977
State   ...............      311       63       374
                        --------     ----     -----
                           2,957      394     3,351
                        ========     ====     =====

                COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

(10) INCOME TAXES -- Continued

     The tax effect of the Company's temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that give rise to the net deferred tax asset at September 30, 1996 and 1997 related to the following:



                                                                                1996       1997
                                                                               ---------- ---------
                                                                                  (In thousands)
       Deferred tax assets:
        Allowance for loan losses   ..........................................  $1,600     1,858
        Accrued medical reserves .............................................      79       123
        Other real estate reserves and deferred gains on other real estate ...      75        81
        Accrued FDIC premiums ................................................     615        --
        Net operating loss carryforwards  ....................................     138       135
        Other  ...............................................................      99       122
                                                                               -------     -----
       Total deferred tax assets .............................................   2,606     2,319
       Less valuation allowance  .............................................    (138)     (135)
                                                                               -------     -----
       Net deferred tax assets   .............................................   2,468     2,184
                                                                               =======     =====
       Deferred tax liabilities:
        Tax bad debt reserve in excess of base year amount  ..................     552       484
        Property and equipment principally due to differences in depreciation      190       237
        FHLB stock, due to stock dividends not recognized for tax purposes ...     356       356
        Unrealized gain on securities available for sale .....................      69       263
        Deferred loan fees ...................................................     204       318
        Other  ...............................................................     220       237
                                                                               -------     -----
       Total deferred tax liabilities  .......................................   1,591     1,895
                                                                               -------     -----
       Net deferred tax asset ................................................  $  877       289
                                                                               =======     =====

     The net deferred tax asset is included in other assets in the consolidated financial statements. The valuation allowance relates to the state loss carryforwards which may not be ultimately realized to reduce taxes of the Company. A portion of the change in the net deferred tax asset relates to unrealized gains and losses on securities available for sale. A current period deferred tax expense of $194,000 for the unrealized gains on securities available for sale has been recorded directly to stockholders' equity. The balance of the change in the deferred tax asset results from the current period deferred tax expense of $394,000.

     Income taxes of the Company differ from the amounts computed by applying the Federal income tax rate of 34% for the years ended September 30 to earnings before income taxes as follows:



                                                   1995      1996      1997
                                                  ------    -----      -------
                                                        (In thousands)
       Computed federal income taxes   .........  $2,024    2,001      3,108
       State tax, net of federal benefit  ......     201      173        247
       Other, net ..............................       7      (10)        (4)
                                                  ------    -----      -----
       Total income tax expense  ...............  $2,232    2,164      3,351
                                                  ======    =====      =====

     The Bank has been permitted under the Internal Revenue Code to deduct an annual addition to the tax reserve for bad debts in determining taxable income, subject to certain limitations. This addition may differ significantly from the bad debt expense for financial reporting purposes and was based on either 8% of taxable income (the "Percentage of Taxable Income Method") or actual loan loss experience (the "Experience Method") for the years ended September 30, 1995, 1996 and 1997. As a result of recent tax legislation, the Bank will be required to recapture tax bad debt reserves in excess of pre-1988 based year amounts over a period of approximately six to eight years. In addition, for the period ending September 30, 1997, the Bank was required to change its overall tax method of accounting for bad debts to the experience method.

     Retained earnings at September 30, 1996 and 1997 includes approximately $5,200,000 representing pre-1988 tax bad debt base year reserve amounts for which no deferred income tax liability has been provided since these reserves are not expected to reverse until indefinite future periods and may never reverse. Circumstances that would require an accrual of a portion or all of this unrecorded tax liability are

                COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

(10) INCOME TAXES -- Continued

a reduction in qualifying loan levels relative to the end of 1987, failure to meet the tax definition of a bank, dividend payments in excess of current year or accumulated tax earnings and profits, or other distributions in dissolution, liquidation or redemption of the Bank's stock.


(11) BENEFIT PLANS

     The Company participates in a multiple-employer defined benefit pension plan covering substantially all employees. Separate actuarial valuations are not available for each participating employer, nor are plan assets segregated. Pension expense for the years ended September 30, 1995, 1996 and 1997 was minor. Plan assets exceeded the present value of accumulated plan benefits at June 30, 1997, the latest actuarial valuation date.

     The Company has a defined contribution plan covering substantially all employees. The Company matches employee contributions based upon the Company meeting certain return on equity operating results. Matching contributions made by the Company were approximately $28,000, $149,000 and $245,000 for fiscal years 1995, 1996 and 1997, respectively.


(12) REGULATORY MATTERS

     At September 30, 1997, the Bank's loans-to-one borrower limit was approximately $5.2 million. At September 30, 1997, the Bank is in compliance with the core, tangible and risk-based capital requirements and loans-to-one borrower limits.

     On September 30, 1996, the Bank recorded a $1,620,000 special assessment to the FDIC for the recapitalization of the SAIF. Beginning January 1, 1997, the Bank began paying 6.4 cents per $100 of deposits insured. Previously the Bank had been paying approximately 23 cents per $100 of deposits insured. It is expected that the Bank Insurance Fund ("BIF") members and SAIF members will begin paying the same amount to the insurance fund in fiscal year 2000.

     The ability of the Company to pay dividends depends primarily on the ability of the Bank to pay dividends to the Company. The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.

     The regulatory requirements for the Bank and the Bank's compliance with such requirements at September 30, 1996 and 1997 is as follows.



                                                               Percent
                                                     Amount   of Assets
                                                    --------- ----------
                                                       (In thousands)
    1996:
     Tangible capital (1)  ........................  $27,271     5.93%
     Tangible capital requirement   ...............    6,859     1.50
                                                    --------    -----
     Excess .......................................  $20,412     4.43%
                                                    ========    =====
     Core capital .................................   27,271     5.93%
     Core capital requirement .....................   13,719     3.00
                                                    --------    -----
     Excess .......................................  $13,552     2.93%
                                                    ========    =====
     Risk-based capital ...........................   30,777    10.41%
     Minimum risk-based capital requirements ......   23,641     8.00
                                                    --------    -----
     Excess .......................................  $ 7,136     2.41%
                                                    ========    =====

                COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

(12) REGULATORY MATTERS -- Continued

                                                              Percent
                                                    Amount   of Assets
                                                   --------- ----------
    1996:
     Tier I leverage ratio   .....................  $27,271    5.93%
     Tier I leverage ratio requirement   .........   18,388    4.00
                                                     ------    ----
     Excess   ....................................  $ 8,883    1.93%
                                                    =======    ====
     Tier I risk-based capital  ..................   27,271    9.23%
     Tier I risk-based capital requirement  ......   11,821    4.00
                                                    -------    ----
     Excess   ....................................  $15,450    5.23%
                                                    =======    ====

                                                               Percent
                                                     Amount   of Assets
                                                    --------- ----------
                                                       (In thousands)
    1997:
     Tangible capital (1)  ........................  $31,193     6.31%
     Tangible capital requirement   ...............    7,365     1.50
                                                    --------    -----
     Excess .......................................  $23,828     4.81%
                                                    ========    =====
     Core capital .................................   31,193     6.31%
     Core capital requirement .....................   14,730     3.00
                                                    --------    -----
     Excess .......................................  $16,463     3.31%
                                                    ========    =====
     Risk-based capital ...........................   34,749    11.05%
     Minimum risk-based capital requirements ......   25,147     8.00
                                                    --------    -----
     Excess .......................................  $ 9,602     3.05%
                                                    ========    =====
     Tier I leverage ratio ........................   31,193     6.31%
     Tier I leverage ratio requirement ............   19,760     4.00
                                                    --------    -----
     Excess .......................................  $11,433     2.31%
                                                    ========    =====
     Tier I risk-based capital   ..................   31,193     9.92%
     Tier I risk-based capital requirement   ......   12,574     4.00
                                                    --------    -----
     Excess .......................................  $18,619     5.92%
                                                    ========    =====

(1) Equals the Bank's stockholder's equity

(13) LIQUIDATION ACCOUNT

     In conjunction with the Bank's conversion and sale of common stock, as required by Office of Thrift Supervision regulations, on October 6, 1990 the Bank established a liquidation account and will maintain this account for the benefit of the remaining eligible account holders.The initial balance of this liquidation account was equal to the Bank's net worth defined by OTS regulations as of the date of the latest statement of financial condition contained in the final offering circular. In the event of a complete liquidation of the Bank (and only in such event) each eligible holder shall be entitled to receive a liquidation distribution from this account in the amount of the then current adjusted balance for deposits then held, before any liquidation distribution may be made to the stockholders. The Bank is prohibited from declaring cash dividends or repurchasing its capital stock if it would cause a reduction in the Bank's net worth below either the liquidation account or the statutory net worth requirements set by the OTS.


(14) EARNINGS PER SHARE

     Earnings per share for the years ended September 30, 1995, 1996 and 1997 are computed by dividing net earnings by the weighted average number of common share equivalents outstanding during the year. Common share equivalents include, if applicable, dilutive stock option share equivalents determined by using the treasury stock method. All share and per share data have been retroactively restated for all common stock dividends.

                COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued


(15) STOCK OPTION PLAN

     The Company's stock option plan provides for stock options to be granted primarily to directors, officers and other key Associates. Options granted under the stock option plan may be incentive stock options or non-incentive stock options. The remaining shares of stock reserved for the stock option plan at September 30, 1997 amounted to approximately 253,000 shares. All outstanding options have been retroactively restated to reflect the effects of the common stock dividends. The stock option plan is administered by three non-management directors of the Company. At September 30, 1997, the Company had the following options outstanding:



                                            Options      Average
                             Options     Available for    Option
Grant Date (Calendar Year)   Granted      Exercise        Price  Expiration Date
---------------------------- --------- --------------- -------- ----------------
        1990 ...............  159,921        100%       $ 1.07        2000
        1991 ...............    6,651        100          1.47        2001
        1992 ...............   23,872        100          2.83        2002
        1994 ...............   23,985         60          9.17        2004
        1995 ...............  162,493         40          9.07        2005
        1996 ...............   66,642         20         15.19        2006
        1997 ...............   41,245         --         15.09        2007

     During the years ended September 30, 1995, 1996 and 1997, options for 45,369, 76,863, and 60,473 shares, at an average of $1.07, $1.46, and $3.61 per share, respectively, were exercised.

     The Company applies APB Opinion No. 25 and related Interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined consistent with FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the proforma amounts indicated below (in thousands except per share date):



                                                       1996       1997
                                                      --------   -------
                 Net income             As reported    $3,721     $5,791
                                      Proforma          3,704      5,693
                 Earnings per share     As reported    $ 0.78       1.19
                                      Proforma           0.77       1.17

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996, and 1997, dividend yield of approximately 1.6%, expected volatility of approximately 27% in 1996 and 35% in 1997, risk-free interest rate of 6.08%, expected lives of 10 years and a vesting period of 5 years.


(16) COMMON STOCK DIVIDENDS

     On May 30, 1995, the Company declared a 5% common stock dividend aggregating 102,003 shares. On January 9, 1996 and June 20, 1996, the Company declared a five for four stock split in the form of a 25% stock dividend, aggregating approximately 542,000 and 687,000 shares, respectively. On April 30, 1997, the Company declared a four for three stock split in the form of a 33% stock dividend, aggregating approximately 1,160,000 shares. All share data has been retroactively restated to give effect to the common stock dividends.


(17) CASH DIVIDENDS

     On June 21, 1995, September 27, 1995, December 27, 1995 and March 27, 1996, the Company declared a quarterly cash dividend of $.075 per share. On June 27, 1996, September 25, 1996, December 18, 1996, and March 26, 1997 the Company declared quarterly cash dividends of $.0825, respectively. On June 25, 1997 and September 24, 1997, the Company declared quarterly cash dividends of $.09, respectively.


(18) LEGAL MATTERS

     The legal proceedings against the Company are generally incidental to its business. At September 30, 1997, there were no material legal proceedings pending against the Company.

                COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued


(19) QUARTERLY FINANCIAL DATA (UNAUDITED)

     Quarterly operating data for the years ended September 30 is summarized as follows (In thousands, except share data):

                                                                  First       Second       Third      Fourth
                                                                 Quarter      Quarter     Quarter     Quarter
                                                              ------------ ----------- ----------- ----------
      1996:
       Total interest income   ..............................  $    8,408       8,577       8,748       8,987
       Total interest expense  ..............................       4,757       4,685       4,661       4,988
                                                               ----------       -----       -----       -----
       Net interest income  .................................       3,651       3,892       4,087       3,999
       Provision for loan losses  ...........................         115         225         300         150
                                                               ----------       -----       -----       -----
       Net interest income after provision for loan losses          3,536       3,667       3,787       3,849
       Other income   .......................................         935       1,132       1,291       1,273
       General and administrative expenses*   ...............       2,792       2,955       3,115       4,723
                                                               ----------       -----       -----       -----
       Earnings before income taxes  ........................       1,679       1,844       1,963         399
       Income taxes*  .......................................         621         676         729         137
                                                               ----------       -----       -----       -----
       Net earnings   .......................................  $    1,058       1,168       1,234         262
                                                               ==========       =====       =====       =====
       Earnings per common share  ...........................  $      .22         .24         .26         .05
                                                               ==========       =====       =====       =====
       Weighted average shares outstanding ..................   4,744,000   4,793,000   4,797,000   4,837,000
                                                               ==========   =========   =========   =========
                                                                First       Second       Third      Fourth
                                                               Quarter      Quarter     Quarter     Quarter
                                                              ------------ ----------- ----------- ----------
      1997:
       Total interest income   ..............................  $    8,997       9,229       9,806      10,033
       Total interest expense  ..............................       4,810       4,852       5,213       5,271
                                                               ----------       -----       -----      ------
       Net interest income  .................................       4,187       4,377       4,593       4,762
       Provision for loan losses  ...........................         230         120         190         220
                                                               ----------       -----       -----      ------
       Net interest income after provision for loan losses          3,957       4,257       4,403       4,542
       Other income   .......................................       1,363         971         994       1,370
       General and administrative expenses ..................       3,308       3,062       2,999       3,346
                                                               ----------       -----       -----      ------
       Earnings before income taxes  ........................       2,012       2,166       2,398       2,566
       Income taxes   .......................................         734         790         882         945
                                                               ----------       -----       -----      ------
       Net earnings   .......................................  $    1,278       1,376       1,516       1,621
                                                               ==========       =====       =====      ======
       Earnings per common share  ...........................  $      .26         .28         .31         .33
                                                               ==========       =====       =====      ======
       Weighted average shares outstanding ..................   4,841,000   4,855,000   4,898,000   4,915,000
                                                               ==========   =========   =========   =========

---------
* The three month period ended September 30, 1996 includes a special assessment from the FDIC for the recapitalization of the SAIF of $1,620,000, and a related reduction in income taxes of $615,000. Excluding this special assessment, net income for the three months ended would have been $1,267,000, or $0.26 per share.

                COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued


(20) COASTAL FINANCIAL CORPORATION FINANCIAL STATEMENTS (PARENT COMPANY ONLY)

     The following is condensed financial information of Coastal Financial Corporation (parent company only), the primary asset of which is its investment in its bank subsidiary, for the periods indicated (In thousands):

                         Coastal Financial Corporation
                            Condensed Balance Sheets
                          September 30, 1996 and 1997

                                                             1996         1997
Assets                                                     -------      -------
         Cash .........................................    $    145       1,208
         Investment in subsidiaries ...................      27,855      32,644
         Deferred tax asset ...........................          36          49
         Other assets .................................          34          18
                                                            -------     -------
             Total assets .............................     $28,070      33,919
                                                            =======     =======
         Liabilities and Stockholders' Equity
         Accounts payable .............................         389       1,528
         Total stockholders' equity ...................      27,681      32,391
                                                            -------     -------
             Total liabilities and stockholders'equity.     $28,070      33,919
                                                            =======     =======

                         Coastal Financial Corporation
                       Condensed Statement of Operations
             For the years ended September 30, 1995, 1996 and 1997

                                                             1995          1996        1997
                                                            -------      -------      -------
Income:
 Interest income                                            $  --           --              1
 Management fees                                                230          108          108
 Dividends from subsidiary ......................             1,725        1,090        1,850
 Equity in undistributed earnings of subsidiaries             2,013        2,616        3,969
                                                            -------      -------      -------
     Total income ...............................             3,968        3,814        5,928
                                                            -------      -------      -------
Expenses:
 Amortization of organization cost                                8           14           16
 Professional fees ..............................               177           38           40
 Supplies and printing                                           40            7           29
 Other expenses .................................                25           32           66
 Income tax (benefit) expense ...................                (2)           2          (14)
                                                            -------      -------      -------
     Total expenses                                             248           93          137
                                                            -------      -------      -------
Net income                                                  $ 3,720        3,721        5,791
                                                            =======      =======      =======

                COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

(20) COASTAL FINANCIAL CORPORATION FINANCIAL STATEMENTS (PARENT COMPANY ONLY)
                    -- Continued


                         Coastal Financial Corporation
                       Condensed Statement of Cash Flows
             For the years ended September 30, 1995, 1996 and 1997



                                                                1995        1996        1997
                                                               ----------- ----------- -----------
         Operating activities:
          Net income   .......................................  $  3,720      3,721       5,791
          Adjustments to reconcile net income
           to net cash (used) provided by:
           Equity in undistributed net income of subsidiary       (2,013)    (2,616)     (3,969)
           Increase (decrease) in other assets ...............       (46)        27           3
           Increase (decrease) in other liabilities  .........        82        (79)        639
                                                                --------     ------      ------
            Total cash provided by operating activities ......     1,743      1,053       2,464
                                                                --------     ------      ------
         Financing activities:
          Purchase of Treasury Stock  ........................      (838)        --          --
          Capital contributions to subsidiary  ...............      (150)        --        (500)
          Cash dividend to shareholders  .....................    (1,282)    (1,433)     (1,600)
          Proceeds from stock options ........................        56        107         217
          Proceeds from line of credit advance ...............        --         --         500
          Other financing activities, net   ..................        59        (24)        (18)
                                                                --------     ------      ------
           Total cash used by financing activities   .........    (2,155)    (1,350)     (1,401)
                                                                --------     ------      ------
         Net increase (decrease) in cash and cash equivalents       (412)      (297)      1,063
         Cash and cash equivalents at beginning of the year          854        442         145
                                                                --------     ------      ------
         Cash and cash equivalents at end of the year   ......  $    442        145       1,208
                                                                ========     ======      ======

                COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued


(21) CARRYING AMOUNTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts and fair value of financial instruments as of September 30, 1996 and 1997 are summarized below:



                                                                 1996                    1997
                                                        ----------------------- ----------------------
                                                        Carrying    Estimated   Carrying    Estimated
                                                         Amount    Fair Value    Amount    Fair Value
                                                        ---------- ------------ ---------- -----------
                                                        (In thousands)              (In thousands)
     Financial Assets
      Cash and cash equivalents   .....................  $ 20,861     20,861       13,411     13,411
      Investment securities ...........................    17,471     17,473       26,171     26,171
      Mortgage-backed securities  .....................    27,029     27,029       23,023     23,023
      Loans receivable held for sale ..................     6,803      6,905        8,359      8,359
      Loans receivable, net ...........................   370,368    378,170      403,570    412,840
      FHLB stock   ....................................     5,228      5,228        5,618      5,618
                                                        ---------    -------    ---------    -------
                                                         $447,760    455,666     $480,152    489,422
                                                        =========    =======    =========    =======
     Financial Liabilities
      Deposits:
       Demand accounts   ..............................   183,417    183,417      206,459    206,459
       Certificate accounts ...........................   130,013    130,303      140,657    142,615
      Advances from Federal Home Loan Bank ............   104,553    104,241      101,478    100,971
      Securities sold under agreements to repurchase..     3,365      3,365        2,666      2,666
      Other borrowings   ..............................     1,922      1,922        2,193      2,193
                                                        ---------    -------    ---------    -------
                                                         $423,270    423,248     $453,453    454,904
                                                        =========    =======    =========    =======

     The Company had $53.4 million of off-balance sheet financial commitments as of September 30, 1997, which are commitments to originate loans, unused consumer lines of credit and undisbursed portion of loans in process. Since these obligations are based on current market rates, the carrying amount is considered to be a reasonable estimate of fair value.

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale the Company's entire holdings of a particular financial instrument. Because no active market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, current interest rates and prepayment trends, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in any of these assumptions used in calculating fair value would also significantly affect the estimates. Further, the fair value estimates were calculated as of September 30, 1997. Changes in market interest rates and prepayment assumptions could significantly change the fair value.

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


(22) COMMITMENTS AND CONTINGENCIES

     The Company has a $8 million outstanding line of credit with a commercial bank. The line of credit is secured by 51% of the stock of the Bank. At September 30, 1997, the outstanding balance was $500,000.

--------------------------------------------------------------------------------
                               BOARD OF DIRECTORS
                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

COASTAL FINANCIAL
CORPORATION
                                   DIRECTORS

James C. Benton
President, C.L. Benton &
Sons, Inc.

G. David Bishop
Chairman, WCI
Management Group Inc.

Harold D. Clardy
President, Chapin Company

James T. Clemmons
Chairman
Coastal Financial
Corporation

James P. Creel
President, Creel Corporation

James H. Dusenbury
Dusenbury, Hendrix &
Little, Attorneys at Law

Michael C. Gerald
President and Chief
Executive Officer
Coastal Financial
Corporation

Samuel A. Smart
Retired, United States
Department of Defense

Wilson B. Springs
Owner, H.B. Springs
Company
                               ADVISORY DIRECTOR

William J. Sigmon, Sr.
Former President and Chief
Executive Officer
Burroughs & Chapin
Company

COASTAL FEDERAL
SAVINGS BANK
                                   DIRECTORS

James C. Benton
President, C.L. Benton &
Sons, Inc.

G. David Bishop
Chairman, WCI
Management Group Inc.

Harold D. Clardy
President, Chapin Company

James T. Clemmons
Chairman
Coastal Federal Savings
Bank

James P. Creel
President, Creel Corporation

James H. Dusenbury
Dusenbury, Hendrix &
Little, Attorneys at Law

Michael C. Gerald
President and Chief
Executive Officer
Coastal Federal Savings
Bank

Samuel A. Smart
Retired, United States
Department of Defense

Wilson B. Springs
Owner, H.B. Springs
Company
                               DIRECTOR EMERITUS

William J. Sigmon, Sr.
Former President and Chief
Executive Officer
Burroughs & Chapin
Company

COASTAL INVESTMENTS
CORPORATION
                                   DIRECTORS

G. David Bishop
Chairman, WCI
Management Group Inc.

James P. Creel
President, Creel Corporation

James H. Dusenbury
Attorney
Dusenbury, Hendrix &
Little, Attorneys at Law

Michael C. Gerald
President and Chief
Executive Officer
Coastal Investments
Corporation

Jerry L. Rexroad, CPA
Chief Financial Officer
Coastal Investments
Corporation

Phillip G. Stalvey
Executive Vice President
Coastal Financial
Corporation

COASTAL FEDERAL
MORTGAGE
                                   DIRECTORS

James T. Clemmons
Chairman
Coastal Financial
Corporation

Michael C. Gerald
President and Chief
Executive Officer
Coastal Federal Mortgage

Jerry L. Rexroad, CPA
Chief Financial Officer
Coastal Federal Mortgage

Wilson B. Springs
Owner, H.B. Springs
Company

Phillip G. Stalvey
Executive Vice President
Coastal Financial
Corporation

--------------------------------------------------------------------------------
                                LEADERSHIP GROUP
                          COASTAL FEDERAL SAVINGS BANK
--------------------------------------------------------------------------------

Denise F. Brown
Deposit Sales Group Leader
Surfside

Cynthia L. Buffington
Item Processing Group Leader

Glenn T. Butler
Vice President
Management Information Systems
Group Leader

Edward F. Cagle
Senior Vice President
Marketing Group Leader

Susan R. Cammons
Loan Sales Group Leader
Surfside

Pamela D. Collins
Office Sales Group Leader
Dunes

Susan J. Cooke
Vice President
Corporate Support Group Leader
Corporate Secretary

Patricia A. Coveno
Deposit Sales Group Leader
Oak Street

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

Mary L. Geist
Vice President
Computer Services Group Leader

Michael C. Gerald
President and Chief Executive Officer

Belinda B. Gillespie
Assistant Vice President
Office Sales Group Leader
Florence

Jimmy R. Graham
Executive Vice President
Information Systems Group Leader

Richard L. Granger
Vice President
Loan Sales Group Leader
Florence

Allen W. Griffin
Executive Vice President
Banking Administration Group Leader

Don C . Hamilton
Assistant Vice President
Mortgage Sales Group Leader
Myrtle Beach

Lisa B. James
Assistant Vice President
Deposit Servicing Group Leader

Ruth S. Kearns
Senior Vice President
Director of Public Relations
Assistant Corporate Secretary

Cecil H. Kennedy
Corporate Services Group Leader

Scott W. Lander
Vice President
Regional Sales Group Leader
North Carolina

Edward L. Loehr
Vice President
Budgeting and Treasury

Sandy L. Louden
Office Sales Group Leader
Socastee

Sherry A. Maloni
Assistant Vice President
Office Sales Group Leader
Waccamaw Medical Park

Janice B. Metz
Marketing Programs Coordinator

Cindy L. Milardo
Assistant Vice President
Loan Servicing Group Leader

Lauren E. Miller
Staff Development Coordinator

Erin P. Mitchell
Assistant Vice President
Commercial Sales Officer

Jerry L. Rexroad, CPA
Executive Vice President
Chief Financial Officer

Steve C. Sellers
Loan Sales Group Leader
Socastee

Douglas E. Shaffer
Vice President
Regional Sales Group Leader
North Strand Region

Cathe P. Singleton
Office Sales Group Leader
Murrells Inlet

Ashley M. Smith
Deposit Sales Group Leader
South Brunswick

J. Marcus Smith, Jr.
Vice President
Account Servicing Group Leader

Phillip G. Stalvey
Executive Vice President
Sales Group Leader

H. Delan Stevens
Office Sales Group Leader
Conway

Donna P. Todd
Assistant Vice President
Sales Support Group Leader

John L. Truelove
Vice President
Regional Sales Group Leader
South Strand Region

Jerry A. Vereen
Vice President
Regional Sales Group Leader
Central Region

Douglas W. Walters
Assistant Vice President
Loan Sales Group Leader
North Myrtle Beach

David E. Williams
Merchant Account Group Leader

                           ------------------------
                                COASTAL FEDERAL
                              SAVINGS BANK OFFICES
                           ------------------------

Oak Street Office
2619 Oak Street
Myrtle Beach, SC
29577-3129
(803) 448-5151

Conway Office
310 Highway 378
Conway, SC 29526
(803) 444-0225

Dunes Office
7500 North Kings Highway
Myrtle Beach, SC 29572
(803) 444-0241

Florence Office
1385 Alice Drive
Florence, SC 29505
(803) 444-1299

Murrells Inlet Office
3348 Highway 17 South
& Inlet Crossing
Murrells Inlet, SC 29576
(803) 444-0200

North Myrtle Beach Office
521 Main Street
North Myrtle Beach, SC 29582
(803) 444-0265

Socastee Office
4801 Socastee Boulevard
Myrtle Beach, SC 29575
(803) 444-0281

Surfside Office
112 Highway 17 South
& Glenns Bay Road
Surfside Beach, SC 29575
(803) 444-0250

Waccamaw Medical Park Office
112 Waccamaw Medical Park Drive
Conway, SC 29526
(803) 444-0216

South Brunswick Office
1625 Seaside Road, SW
Sunset Beach, NC 28468
(803) 444-1258
(910) 579-8160

                   ----------------------------------------
                        COASTAL INVESTMENTS CORPORATION
                                 (803) 626-0491
                   ----------------------------------------

Susan J. Cooke
Corporate Secretary
Myrtle Beach Investment Center
(803) 448-5151

Victoria J. Damore
Investment Services Representative
Conway Investment Center
(803) 626-0491

Michael C. Gerald
President and Chief Executive Officer
Myrtle Beach Investment Center
(803) 448-5151

John Michael Hill
Investment Services Representative
Myrtle Beach Investment Center
(803) 626-0491

Jerry L. Rexroad, CPA
Chief Financial Officer
Myrtle Beach Investment Center
(803) 448-5151

Julie M. Tellier
Sales Assistant
Myrtle Beach Investment Center
(803) 626-0491

                        -------------------------------
                            COASTAL FEDERAL MORTGAGE
                                 (803) 662-2273
                       -------------------------------

Susan J. Cooke
Corporate Secretary

Michael C. Gerald
President and Chief Executive Officer

Edward F. Hurley
Vice President

Jerry L. Rexroad, CPA
Chief Financial Officer

Nancy L. Watts
Assistant Vice President

                          ---------------------------
                             CORPORATE INFORMATION
                         ---------------------------

                     Common Stock and Dividend Information

       The common stock of Coastal Financial Corporation is quoted through the NASDAQ Stock Market under the symbol CFCP. For information contact J.C. Bradford at 1-800-829-4522, Trident Financial Corporation at 1-800-222- 2618, Robinson-Humphrey at 1-800-241-0077, Herzog, Heine, Geduld, Inc. at 1-800-523-4936, Raymond James & Associates, Inc. at 1-800-441-4103 or Wheat First Butcher & Singer Securities at 1-800-678-3232. As of November 30, 1997 the Corporation had 793 shareholders and 4,655,982 shares of common stock outstanding. This does not reflect the number of persons or entities who hold stock in nominee or "street name."


                         Market Price of Common Stock

       The table below reflects the high and low bid stock prices published by NASDAQ for each quarter.



                           High      Low
                            Bid      Bid
                         --------- --------
 Fiscal Year 1997:
   First Quarter  ......    $16.50   $13.88
   Second Quarter ......     19.13    16.50
   Third Quarter  ......     23.13    21.13
   Fourth Quarter ......     25.25    22.88
 Fiscal Year 1996:
   First Quarter  ......     10.08     9.12
   Second Quarter ......     12.45     9.36
   Third Quarter  ......     13.35    11.40
   Fourth Quarter ......     15.75    13.20

                                   Form 10-K

       A copy of Coastal Financial Corporation's Annual Report on Form 10-K, as filed with the Securities Exchange Commission for the year ended September 30, 1997, may be obtained without a charge by writing to the Shareholder Relations Officer at the Corporate Address.


                        Annual Meeting of Shareholders

       The Annual Meeting of Shareholders of Coastal Financial Corporation will be held at the Myrtle Beach Martinique, 7100 North Ocean Boulevard, Myrtle Beach, South Carolina, on Monday, January 26, 1998 at 2:00 p.m., Eastern Standard Time.


                            Additional Information

       If you are receiving duplicate mailing of shareholder reports due to multiple accounts, we can consolidate the mailings without affecting your account registration. To do this, or for additional information, contact the Shareholder Relations Officer at the address shown below.


Corporate Offices

Coastal Financial Corporation
2619 Oak Street
Myrtle Beach, South Carolina 29577
803-448-5151

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

General Counsel

James H. Dusenbury
Dusenbury, Hendrix & Little
602 27th Avenue
Myrtle Beach, South Carolina 29577

Special Counsel

Breyer & Aggugia
1300 I Street, N.W.
Suite 470 East
Washington, DC 20005

Shareholder Relations Officer

Susan J. Cooke
Coastal Financial Corporation
2619 Oak Street
Myrtle Beach, South Carolina 29577
803-448-5151

Coastal Financial Corporation is an equal opportunity employer and pledges equal opportunities without regard to religion, citizenship, race, color, creed, sex, age, national origin, disability or status as a disabled or Vietnam-Era veteran.


                                                               [GRAPHIC OMITTED]

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                 --------------------------------------------
                         COASTAL FINANCIAL CORPORATION
                 --------------------------------------------
                                Corporate Office
                                2619 Oak Street
                          Myrtle Beach, SC 29577-3129
                                 (803) 448-5151