Form 10-K, Exhibit 13
period 1998-09-30
COASTAL FINANCIAL CORP /DE
filed 1998-12-29
CIK 935930

EXHIBIT 13

                      ANNUAL REPORT TO STOCKHOLDERS FOR THE

                      FISCAL YEAR ENDED SEPTEMBER 30, 1998

                                     Coastal
                              Financial Corporation

                                      1998
                                     Annual
                                     Report

The Coastal Federal Customer

Continued growth depends upon Coastal Federal's ability to uncover customer needs and meet those needs with the right products and services, delivered by well-trained Associates.

Personal Banking

Coastal Banker Checking, Savings and Investments

Our Customers enjoy the benefits of one of our four COASTAL BANKER Checking options. They can add long term growth to their financial plans with a Coastal Federal savings account or tap the broad resources available from Coastal Investor Services, Inc., the securities brokerage subsidiary of Coastal Financial Corporation.*

Easy Access

In addition to the knowledgeable personnel at Coastal Federal locations, Customers can access their Checking accounts, Savings and credit accounts 24 hours a day using their touch-tone telephones. Or with their computers and Coastal Federal PC Banking, they can take advantage of the convenience of the Internet to manage their finances. When they're in a hurry, our Customers can stop by any of our conveniently located ATMs, or use our ATM/VISA(R) Check Card to eliminate the check-writing hassles of presenting multiple IDs and waiting for approval.

Ruetilla Ford

Mrs. Ford has been a Coastal Federal Customer since the days when she climbed the stairs to the Bank's original second-floor location at the Colonial Building in downtown Myrtle Beach - that's more than 45 years. She still lives in the home that she and her late husband Charles built themselves, with the help of a Coastal Federal mortgage. Now that Mrs. Ford is retired from the AVX Corporation, Coastal Federal is there for savings, financial planning and investment advice. A tireless gardener and enthusiastic traveler, Mrs. Ford enjoys the people she encounters at her part-time job at The Breakers and the organizations of which she is an active member. And Coastal Federal runs in the family. "Both my sons are Coastal Federal Customers," she says.

---------------------
*Securities offered through Robert Thomas Securities, Inc., Member NASD/SIPC -- NOT FDIC Insured
-- NOT GUARANTEED by Coastal Federal Savings Bank
-- Subject to risk and may lose value

The Coastal Federal Customer

Coastal Federal offers a wide array of time-saving, added-value financial advantages that are right for our Customers.

Personal Banking

Loans and Other Credit Products

When our Customers are ready to buy or build a home, or purchase a lot to build on later, Coastal Federal has a mortgage specialist at every location to deliver personal attention. Our specialists have a keen understanding of the community real estate market, and have local decision-making authority to speed the approval process.

For big expenses, our Customers can lower the cost of credit with a Coastal Federal Home Equity Line or Loan. (Home Equity products may be tax de-ductible; Customers should check with their tax advisors.) Our Consumer Loans can make the money available for buying a vehicle or taking advantage of a great deal. And our Customers enjoy the purchasing power and worldwide convenience of our popular Fly Free on Us(R) VISA(R) Credit Card.

We make it simple.

Our All-in-One Application makes it easy for our Customers to sign up for a broad range of services, all at one time. No lengthy forms, no hassle. Then as they add future services, we simply up-date the data. It's part of the added convenience our Customers can count on from Coastal Federal.


Tom & Bonnie Black

As an ERA Winner's Circle Realtor, Bonnie Black knows the real estate market in the coastal Carolina area. When she and husband Tom bought their home in Calabash, North Carolina, Coastal Federal was their choice as a Mortgage Lender. "We like Coastal Federal's personal attention," Tom said. So when they recently decided to refinance and renovate their home, Coastal Federal was their choice once again. When they renovated their home, Tom built a wide, comfortable deck so they could make the most of the coastal climate. Both Tom and Bonnie grew up in military families, with frequent moves and traveling, so they appreciate the friendliness and quiet of Calabash. Now that Tom and Bonnie are planning their own real estate ventures, Coastal Federal is helping them with personal attention to define the right options for their business as well.

                                        Quest for
                                        Excellence

Our Mission:
Exceeding the
Expectations of
Our Customer

                                        Coastal
                                        Financial
                                        Corporation

                                        1998
                                        Annual
                                        Report








                                                                         Coastal
                                                                       Financial
                                                                     Corporation

Our Values
Values we follow in carrying forth the Bank's Mission Statement.

Commitment
We pledge to Exceed the Expectations of our Customer and adhere to the Guiding Principles of the Bank.

Leadership
Continuously developing and communicating the correct visions and ensuring their reality.

Integrity
Retaining Trust and Respect.

Quality
Doing the Right things Right.

Dedication

Quest for Excellence

Shortly after becoming a public company in 1990, we set out to develop a foundation which would support the significant changes we would, and should, experience.

Our vision then, and today, is that change is necessary for growth and progress. However, no matter how, or in what magnitude, the change should occur, we believed that our foundation principles had to be unchanging.

The result of this initiative produced a clearly defined set of values which we refer to as our Quest for Excellence operating philosophy.

This Guiding Vision, in the big picture, links our Basic Corporate Objective of Maximizing The Value Of Our Shareholders' Investment with our Long Term Goal of Being The Best Financial Services Company In Our Marketplace by constantly focusing our attention on the fact that this result may only be achieved by providing exceptional Customer service. We firmly believe that this level of commitment to Exceeding the Expectations of our Customer can only be delivered by motivated Career Associates, working as part of a group which is well focused on established goals. And further, that the degree of our success will be significantly influenced by our ability to contribute to the improvement of the Communities we serve.

Our overriding commitment to our QUEST FOR EXCELLENCE operating philosophy has again produced outstanding results for our Shareholders and we are absolutely convinced that this approach will help to insure that our best years are yet to come.

Share Price Performance

[GRAPHIC -- SHARE PRICE PERFORMANCE GRAPH PLOTTED TO POINTS IN CHART BELOW]

Initial Public Offering
October 4, 1990 .................................................$10.00

Sept. 30, 1991 ..................................................$10.00

Sept. 30, 1992 ..................................................$27.20

Sept. 30, 1993 ..................................................$68.31

Sept. 30, 1994 ..................................................$85.56

Sept. 30, 1995 ..................................................$85.92

Sept. 30, 1996 ..................................................$134.94

Sept. 30, 1997 ..................................................$217.16

Sept. 30, 1998 ..................................................$215.52

The value of one share of Coastal Financial Corporation's Capital Stock purchased at $10.00 in the initial public offering, and affected by stock dividends, stock splits, and reinvested cash dividends, was $215.52 based upon NASDAQ Quotations at September 30, 1998. The foregoing reflects historical results and may not be indicative of future stock prices.

FINANCIAL HIGHLIGHTS

     The following table sets forth certain information concerning the financial position of the Company (including data from operations of its subsidiaries) as of and for the dates indicated. The consolidated data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and its subsidiaries presented herein.

                                                                          AT SEPTEMBER 30,
                                                                     ---------------------------
                                                                          1994          1995
                                                                     ------------- -------------
                                                                       (DOLLARS IN THOUSANDS,
                                                                       EXCEPT PER SHARE DATA)
FINANCIAL CONDITION DATA:
Total assets .......................................................   $ 374,980     $ 401,201
Loans receivable, net ..............................................     331,175       356,819
Mortgage-backed securities .........................................         794        12,776
Cash, interest-bearing deposits and investment securities ..........      29,316        13,530
Deposits ...........................................................     247,385       273,099
Borrowings .........................................................      98,446        95,997
Stockholders' equity ...............................................      23,104        24,820
OPERATING DATA:
Interest income ....................................................   $  24,562     $  30,328
Interest expense ...................................................      11,548        17,272
                                                                       ---------     ---------
Net interest income ................................................      13,014        13,056
Provision for loan losses ..........................................         510           202
                                                                       ---------     ---------
Net interest income after provision for loan losses ................      12,504        12,854
                                                                       ---------     ---------
OTHER INCOME:
Fees and service charges on loans and deposit accounts .............       1,001         1,051
Gain on sales of loans held for sale ...............................         411            39
Gain (loss) on sales of investment securities ......................          --            --
Gain on sales of mortgage-backed securities, net ...................          54            --
Real estate operations .............................................         341           876
Other income .......................................................       1,022         1,284
                                                                       ---------     ---------
Total other income .................................................       2,829         3,250
Total general and administrative expense ...........................      10,279        10,152
                                                                       ---------     ---------
Earnings before income taxes .......................................       5,054         5,952
Income taxes .......................................................       1,906         2,232
                                                                       ---------     ---------
Net earnings before cumulative effect of adopting FASB 109 .........       3,148         3,720
                                                                       ---------     ---------
Cumulative effect of adopting FASB 109 .............................         664            --
                                                                       ---------     ---------
Net income .........................................................   $   3,812     $   3,720
                                                                       =========     =========
Net earnings per common diluted share before cumulative effect of
 adopting FASB 109 .................................................   $     .48     $     .59
Cumulative effect of adopting FASB 109 .............................         .10            --
                                                                       ---------     ---------
Net earnings per common diluted share ..............................   $     .58     $     .59
                                                                       =========     =========
Cash dividends per common share ....................................   $     .11     $     .21
                                                                       =========     =========
Weighted average shares outstanding ................................       6,508         6,320
                                                                       =========     =========
                                                                                  AT SEPTEMBER 30,
                                                                     ------------------------------------------
                                                                          1996           1997          1998
                                                                     -------------- ------------- -------------
                                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                                        DATA)
FINANCIAL CONDITION DATA:
Total assets .......................................................   $459,712       $ 494,003     $ 643,560
Loans receivable, net ..............................................    370,368         403,570       414,264
Mortgage-backed securities .........................................     27,029          23,023       170,181
Cash, interest-bearing deposits and investment securities ..........     38,332          39,582        25,507
Deposits ...........................................................    313,430         347,116       386,321
Borrowings .........................................................    109,886         106,337       210,560
Stockholders' equity ...............................................     27,681          32,391        37,851
OPERATING DATA:
Interest income ....................................................    $34,720       $  38,065     $  43,894
Interest expense ...................................................     19,091          20,146        24,451
                                                                        --------      ---------     ---------
Net interest income ................................................     15,629          17,919        19,443
Provision for loan losses ..........................................        790             760           865
                                                                        --------      ---------     ---------
Net interest income after provision for loan losses ................     14,839          17,159        18,578
                                                                        --------      ---------     ---------
OTHER INCOME:
Fees and service charges on loans and deposit accounts .............      1,415           1,593         1,639
Gain on sales of loans held for sale ...............................        990             931         1,579
Gain (loss) on sales of investment securities ......................         (6)              7            96
Gain on sales of mortgage-backed securities, net ...................        189             235           521
Real estate operations .............................................        345             141           149
Other income .......................................................      1,699           1,792         1,895
                                                                        ---------     ---------     ---------
Total other income .................................................      4,632           4,699         5,879
Total general and administrative expense ...........................     13,586          12,716        13,618
                                                                        ---------     ---------     ---------
Earnings before income taxes .......................................      5,885           9,142        10,839
Income taxes .......................................................      2,164           3,351         3,987
                                                                        ---------     ---------     ---------
Net earnings before cumulative effect of adopting FASB 109 .........      3,721           5,791         6,852
                                                                        ---------     ---------     ---------
Cumulative effect of adopting FASB 109 .............................         --              --            --
                                                                        ---------     ---------     ---------
Net income .........................................................    $ 3,721       $   5,791     $   6,852
                                                                        =========     =========     =========
Net earnings per common diluted share before cumulative effect of
 adopting FASB 109 .................................................    $   .58       $     .89     $    1.04
Cumulative effect of adopting FASB 109 .............................         --              --            --
                                                                        ---------     ---------     ---------
Net earnings per common diluted share ..............................    $   .58       $     .89     $    1.04
                                                                        =========     =========     =========
Cash dividends per common share ....................................    $   .23       $     .26     $     .28
                                                                        =========     =========     =========
Weighted average shares outstanding ................................      6,391           6,503         6,563
                                                                        =========     =========     =========

     All share and per share data have been restated to reflect two 5 for 4 stock dividends declared on January 9, 1996 and June 20, 1996, respectively, and two 4 for 3 stock dividends declared on April 30, 1997 and May 6, 1998.

KEY OPERATING RATIOS:

     The table below sets forth certain performance ratios of the Company for the periods indicated.

                                                                                       AT OR FOR YEARS ENDED
                                                                                           SEPTEMBER 30,
                                                                                     -------------------------
                                                                                         1994         1995
                                                                                     ------------ ------------
Other Data:
Return on assets (net income divided by average assets) ............................      0.92%        0.94%
Return on average equity (net income divided by average equity) ....................     13.88%       15.54%
Average equity to average assets ...................................................      6.66%        6.08%
Tangible book value per share ......................................................    $ 3.84       $ 4.16
Dividend payout ratio ..............................................................     16.19%       34.46%
Interest rate spread (difference between average yield on interest-earning assets
 and average cost of interest-bearing liabilities) .................................      4.09%        3.52%
Net interest margin (net interest income as a percentage of average interest-
 earning assets) ...................................................................      4.12%        3.62%
Allowance for loan losses to total loans at end of period ..........................      1.01%        1.00%
Ratio of non-performing assets to total assets (1) .................................      0.56%        0.53%
Tangible capital ratio .............................................................      5.94%        6.13%
Core capital ratio .................................................................      5.94%        6.13%
Risk-based capital ratio ...........................................................     10.11%       10.45%
Number of:
 Real estate loans outstanding .....................................................     6,614        6,688
 Deposit accounts ..................................................................    33,618       39,881
 Number of full service offices ....................................................         8            8

                                                                                      AT OR FOR YEARS ENDED SEPTEMBER 30,
                                                                                     -------------------------------------
                                                                                         1996         1997         1998
                                                                                     ------------ ------------ -----------
Other Data:
Return on assets (net income divided by average assets) ............................      0.85%        1.21%        1.13%
Return on average equity (net income divided by average equity) ....................     13.97%       19.36%       19.52%
Average equity to average assets ...................................................      6.10%        6.24%        6.05%
Tangible book value per share ......................................................    $ 4.52       $ 5.23       $ 6.04
Dividend payout ratio ..............................................................     38.51%       27.63%       25.14%
Interest rate spread (difference between average yield on interest-earning assets
 and average cost of interest-bearing liabilities) .................................      3.76%        3.89%        3.51%
Net interest margin (net interest income as a percentage of average interest-
 earning assets) ...................................................................      3.86%        4.03%        3.64%
Allowance for loan losses to total loans at end of period ..........................      1.11%        1.19%        1.33%
Ratio of non-performing assets to total assets (1) .................................      0.17%        0.10%        0.36%
Tangible capital ratio .............................................................      5.93%        6.31%        6.10%
Core capital ratio .................................................................      5.93%        6.31%        6.10%
Risk-based capital ratio ...........................................................     10.41%       11.05%       12.67%
Number of:
 Real estate loans outstanding .....................................................     5,741        6,752        6,666
 Deposit accounts ..................................................................    41,755       43,544       43,720
 Number of full service offices ....................................................         9            9           10

(1) Nonperforming assets consist of nonaccrual loans 90 days or more past due and real estate acquired through foreclosure.

Dear Friends

Record financial results

The year 1998 was the best in Coastal Financial Corpora-tion's history. We achieved record financial results and accomplished many strategic objectives aimed at maximizing our ability to capitalize on opportunities in the future. Net income for the year totaled $6.9 million, or $1.04 per diluted share, an increase of 18% compared to $5.8 million, or $0.89 per diluted share in 1997. These results produced a return on average Shareholders' equity of 19.52% and a return on average assets of 1.13%.

Our balance sheet continues to be very strong. Total assets increased over 30%, or $149.6 million, for the year. This growth enabled us to achieve a better risk balance in terms of asset/liability mix and geographic dispersion. Asset quality remained excellent compared to both industry standards and historical norms.

While our operating results for 1998 met our high expectations, the market price of Coastal Financial Corporation's shares remained steady. Despite the very challenging global economy, the market price of Coastal Financial Corporation's common stock remained at 99.24% of the market price at September 30, 1997. This level of share price performance, while quite a contrast compared to the 60% increase in 1997 and the 56% increase in 1996, compares favorably to the Dow Jones Industrial Average which, at September 30, 1998, was at 98.7% of its value at September 30, 1997.

Since becoming a public company in October, 1990, Coastal Financial Corporation's stock has grown at a compound annual rate of over 46%, taking our market capitalization from $4.6 million in October 1990, to $106.5 million at the close of this fiscal year. Put another way, an initial investment of $1,000 in October of 1990 would have grown to $21,552. We believe this level of performance to be a record for the banking industry.

Equally as impressive is the fact that, since 1990, our operating earnings have increased at a compound annualized rate in excess of 17%.

During 1998, the quarterly cash dividend was increased 3.7% to $0.07 per share, marking the continuation of increased dividends each year since 1992, the year we began paying cash dividends.

One of the best indicators of performance is Return On Shareholders' Equity, and this measure for 1998 was, again, outstanding. Our Return On Average
Shareholders' Equity measure of 19.52% ranks us among the top performing financial services companies in the nation.

Progress toward attainment of our Basic Corporate Objective of Maximizing The Value Of Our Shareholders' Investment and our Long Term Goal of Being The Best Financial Services Company In Our Marketplace was further evidenced by the following public recognition:

Coastal Financial Corporation was recently listed as #1 in Return on Equity for all publicly-held financial institutions in North and South Carolina in the 1998/1999 edition of Corporate Carolina, published by the editors of Business North Carolina.

Coastal Federal placed 1st in voting by the readers of the (Myrtle Beach) Sun News in the Financial Institutions category of the Sun News Best Of The Beach Competition for 1998.

Coastal Federal was ranked #1 by the 1998 Sheshunoff Market Share Report, in deposit market share for Horry County, South Carolina, the second fastest growing Metropolitan Statistical Area in the nation.

We are extremely proud of the performance evidenced by these results and are especially proud of our Associates who worked so hard to achieve them.

1998

Our best year yet

This was indeed a year of significant achievement for Coastal Financial Corporation. The ongoing restructuring of our operations to create a stronger focus on the sales and marketing of financial services, an initiative for which we began the allocation of substantial resources in 1996, has continued to pay significant dividends, particularly in the areas of loan, deposit and investment product sales.

Our financial performance during fiscal 1998 again met our high expectations and well positions us to aggressively pursue future opportunities.

Noteworthy Financial Results for Fiscal 1998:

PERFORMANCE GRAPH 1998

-- The value of Coastal Financial Corporation's common stock has grown at a compound annual rate of over 25% during the past five years.

-- A 3.7% increase in cash dividends paid per common share.

-- The payment of a 4 for 3 stock split in the form of a 33% stock dividend.

[GRAPHIC -- Performance Graph]

EARNINGS PER SHARE

-- Net earnings of $6.9 million or $1.04 per diluted share. Net earnings for fiscal 1998 increased 18% over the prior year.

-- Shareholders' equity advanced 16.9% to $37.9 million.

[GRAPHIC -- Bar Graph plotted to numbers in chart below]

1994 ........................ $0.48

1995 ........................ $0.59

1996 ........................ $0.58

1997 ........................ $0.89

1998 ........................ $1.04

BOOK VALUE PER SHARE

-- Book value per share grew 15.5% to $6.04.

[GRAPHIC -- Bar Graph plotted to numbers in chart below]

1994 ........................ $3.84

1995 ........................ $4.16

1996 ........................ $4.52

1997 ........................ $5.23

1998 ........................ $6.04

ASSETS

-- A 30.3% growth in total assets to $643.6 million.

-- Loans receivable increased 3.11% to $424.8 million.

-- Deposits were up 11.3% to the highest level in the Company's history.

-- Transaction deposits grew by 16.1% in fiscal 1998.

[GRAPHIC -- Bar Graph plotted to numbers in chart below]

(in millions)

1994 ........................ $375.00

1995 ........................ $401.20

1996 ........................ $459.70

1997 ........................ $494.00

1998 ........................ $643.60


ALLOWANCE FOR LOAN LOSSES TO NET LOANS

-- Allowance for Loan Losses to Net Loans increased to 1.33%.

-- The Company had Net Loan Charge Offs of .05% in 1998.

[GRAPHIC -- Bar Graph plotted to numbers in chart below]

1994 ........................ 1.01%

1995 ........................ 1.00%

1996 ........................ 1.11%

1997 ........................ 1.19%

1998 ........................ 1.33%



Coastal Financial Corporation's outstanding operating results have been recognized by the financial markets and have been a major factor in the achievement of a compound annual growth rate of more than 46% in our stock price since becoming a public company in October of 1990.

As good as these results are, it's the future that we are really interested in. The question we're most often asked at Coastal Financial is the same question we continually ask ourselves: "Can we keep it up?"

We believe the answer is a resounding "Yes," as long as we maintain our philosophy of viewing change and constant improvement as essential to the achievement of our Corporate objectives. That's what really sets us apart from the competition.

A Look Back at 1998

Winston Churchill once said, "The further backward you look, the further forward you can see." Churchill was describing the process of analyzing and interpreting the elements of change and continuous improvement ... two elements which are essential to the future success of both organizations and individuals.

At Coastal Financial Corporation, we embrace change as the essential ingredient of continuous improvement, and, when interwoven with the changeless core values imbedded in our Quest for Excellence Operating Philosophy, we are con-fident in our belief that our formula will continue to produce exceptional results.

As we rapidly approach the change of the century and millennium, we are stronger than ever and truly believe the future looks great. While we expect 1999 to be a challenging and difficult year, with a likely continued slowing of the economy, we are very excited about the opportunities which lie ahead.

In continuing to prepare our organization for the future, we undertook many significant initiatives during 1998. Some of the initiatives and accomplishments aimed at increasing the long term value of the Company by maximizing our ability to capitalize on opportunities in the years ahead were:

-- The expansion of Coastal Federal University to assure that we remain focused on leadership development offerings such as our Pledge To Excellence Program. We believe that the ultimate test for a leader is not whether they can make smart decisions and take decisive action, which are two very valuable attributes, but, rather, whether they can teach others to be leaders and build an organization that remains successful even when they are not present. The key to our ability to remain a high performance organization, with exceptional leadership, is our ever-increasing capacity to create new leaders.

-- The continued development of our franchise in Horry, Florence and Brunswick counties. Our newest Sales Center in Sunset Beach, North Carolina, and plans for the development of other Sales Centers throughout our existing and contiguous market areas is consistent with our efforts to build a significant presence in coastal North Carolina as well as to expand our presence and market awareness along the South Carolina coast and throughout the robust and growing Pee Dee region.

   We view de novo Sales Center development as a strategic line of business. And, while there is some dilution to earnings per share, as there is with any major capital investment, such as a new computer system, we believe these additions, in the long term, will contribute significantly to growth in earnings per share and enhance the franchise value of Coastal Financial Corporation.

-- Preparation for the Year 2000. A significant amount of time has been allocated, over the past two years, toward preparing Coastal Financial
   Corporation for dealing with the challenge posed by the Year 2000 (Y2K) computer problem which affects all businesses, nationwide and worldwide. Our Leadership Group and Board of Directors are acutely aware of the seriousness of this issue for our Customers and our organization, and have engaged the services of a highly qualified consultant to work with our project team. It is our goal to have all affected areas in compliance by calendar year-end 1998, thus providing the entire year of 1999 for testing and validating our efforts.

-- The    further     development    of    our    internet    web    site    at:
   http://www.coastalfederal.com to include PC Banking. This web site employs the most secure encryption technology permitted by the Federal government. Through this web site, our Customers may, for their accounts, verify current deposit or loan balances, print up-to-date statements, determine interest information, transfer funds between accounts or make a loan payment. In the near future, we will offer our PC Bill Pay product which is unique to our market in that it does not require any optional software.


[GRAPHIC -- Photo]

Michael C. Gerald
President and Chief Executive Officer

OUR CONTINUED GROWTH DEPENDS UPON BUILDING LONG TERM RELATIONSHIPS WITH OUR CUSTOMERS

-- The reorganization of Coastal Investor Services to ensure greater alignment with Corporate objectives. This initiative resulted in a higher level of leadership being devoted to this very important segment of our business and created greater geographic coverage to the markets we serve through the addition of Investment Advisors to our Florence and Brunswick County banking offices.

-- A re-alignment of our product offerings into four categories: Personal Lines,
   Business Lines, Investment Services and Residential Mortgages. Our capacity to compete effectively and continue to experience substantial growth rests in our ability to uncover Customer needs and meet those needs with the right products and services, delivered by a well-trained and highly motivated group of Associates. To better enable us to achieve that result, we have developed a relationship selling approach which allows for competitive relationship-based pricing as well as added new products and sales tools to assist in the selling effort.

-- The further decentralization of decision-making. Our future success is firmly rooted in the Communities we serve, and the ability to be flexible and responsive to those needs is a cornerstone of our competitive advantage. Community support, pricing, lending decisions and mix of product offerings are largely determined by our Regional Leaders. This focus provides both increased speed of decisions as well as the ability to better match our services and actions to specific Customer and Community needs.

-- The development of a Customer For Life Relationship Building program. Like any sales organization, we commit significant resources, in both time and dollars, in prospecting for Customers. During 1998, we began developing approaches, processes and procedures designed to better define our long term Customers, and provide added-value services which will enhance and sustain the relationship. Continued growth is dependent upon retaining good Customers while adding new ones and, through the successful implementation of this very valuable program, we will be well positioned to retain valued Customers for life.

   These initiatives well reflect our culture of viewing change and constant improvement as essential to the achievement of our long term objectives.

Prepared for the Future

Our two primary strengths at Coastal Financial Corporation are our Associates and our QUEST FOR EXCELLENCE Operating Philosophy. These powerful attributes have allowed us to achieve record levels of performance and provide the solid foundation for helping to assure that our best years are yet to come.

While the financial services industry is, and will continue to be, rapidly changing and highly competitive, our plan going forward is, quite simply, to build on this solid foundation and our powerful record of achievement and success.

All  of  us  at  Coastal   Financial   Corporation   appreciate  your  continued
encouragement, loyalty and support, and look to the future with great enthusiasm and excitement.


                                        /s/Michael C. Gerald

                                        Michael C. Gerald
                                        President and Chief Executive Officer

OUR COMMITMENT TO SERVICE FOR OUR CUSTOMERS IS EXTENDED BY NEW TECHNOLOGIES THAT ALLOW 24 HOUR ACCESS TO ACCOUNTS.

MANAGEMENT'S DISCUSSION AND ANALYSIS

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


GENERAL

     Coastal Financial Corporation (the "Company") reported $6.9 million in net income for the year ended September 30, 1998, compared to $5.8 million for the year ended September 30, 1997. Net interest income increased $1.5 million as a result of increased interest income of $5.8 million offset by an increase of $4.3 million in interest expense. Provision for loan losses increased from $760,000 for the year ended September 30, 1997, to $865,000 for the year ended September 30, 1998. Other income increased from $4.7 million in fiscal 1997, to $5.9 million in 1998. General and administrative expenses increased $902,000 for fiscal 1998, as compared to fiscal 1997.

     Total assets increased from $494.0 million at September 30, 1997 to $643.6 million at September 30, 1998, or 30.3%. Liquid assets, consisting of cash, interest-bearing deposits, and securities, increased from $62.6 million at September 30, 1997 to $195.7 million at September 30, 1998. This increase primarily resulted from the Company's decision to significantly increase it's investment in mortgage-backed securities. Mortgage-backed securities increased from $23.0 million at September 30, 1997, to $170.2 million at September 30, 1998. Loans receivable increased 2.6% from $403.6 million at September 30, 1997, to $414.3 million at September 30, 1998. Total loan originations for fiscal 1998 were $205.3 million as compared to $178.5 million for fiscal 1997.

     The growth in mortgage-backed securities was funded by increased deposits of $39.2 million, increased advances from the FHLB of $43.4 million and increased repurchase agreements of $56.5 million. The increase in advances and repurchase agreements were used primarily to fund growth in the investment portfolio. During fiscal 1998, deposits increased from $347.1 million at September 30, 1997, to $386.3 million at September 30, 1998. During this same period, transaction deposits increased $26.9 million and certificate accounts increased $14.5 million. The Company's strategy is to increase its reliance on core transaction deposits as opposed to certificates of deposits.

     As a result of $6.9 million in net earnings, less the cash dividends paid to shareholders of approximately $1.7 million, stockholders' equity increased from $32.4 million at September 30, 1997 to $37.9 million at September 30, 1998.


LIQUIDITY AND CAPITAL RESOURCES

     Historically, the Company has maintained its liquidity at levels believed by management to be adequate to meet requirements of normal operations, potential deposit outflows and strong loan demand and still allow for optimal investment of funds and return on assets.

     The  principal  sources  of  funds  for the  Company  are cash  flows  from operations, consisting mainly of mortgage, consumer and commercial loan payments, retail customer deposits, repurchase agreements securitized by mortgage-backed securities and advances from the Federal Home Loan Bank ("FHLB") of Atlanta.

     The principal use of cash flows is the origination of loans receivable. The Company originated loans receivable of $160.4 million, $178.5 million and $205.3 million for the years ended September 30, 1996, 1997 and 1998, respectively. A large portion of these loan originations were financed through loan principal repayments which amounted to $93.6 million, $109.9 million and $130.3 million for the years ended September 30, 1996, 1997 and 1998, respectively. In addition, the Company has generally sold conforming fixed rate mortgage loans which are sold to correspondent financial institutions in the secondary market to finance future loan originations. For the year ended September 30, 1998, the Company's mortgage subsidiary originated $68.6 million of loans and sold $64.8 million of loans. For the years ended September 30, 1996, 1997 and 1998, the Company sold loans amounting to $40.7 million, $44.2 million and $71.7 million, respectively.

     During 1998, the Company used deposit growth to fund its loan growth. In fiscal 1998, deposits increased from $347.1 million at September 30, 1997, to $386.3 million at September 30, 1998. The increase was attributed to transaction accounts which increased approximately $26.9 million, and certificate accounts which increased $14.5 million. This was offset by a decrease in passbook accounts of $2.2 million.

     At September 30, 1998, the Company had commitments to originate $11.5 million in loans and $35.1 million in unused lines of credit, which the Company expects to fund from normal operations.

     At September 30, 1998, the Company had $127.2 million of certificates of deposit which were due to mature within one year. Based upon previous experience, the Company believes that a major portion of these certificates will be redeposited. At September 30, 1998, the Company had excess collateral pledged to the FHLB which would support additional FHLB advance borrowings of $28.5 million. Additionally, at September 30, 1998, the Company had repurchase agreement lines of credit and available collateral consisting of investment securities and mortgage-backed securities of $104.2 million as well as federal funds available of $15.0 million.

     As a condition of deposit insurance, current FDIC regulations require that Coastal Federal Savings Bank (the "Bank") calculate and maintain a minimum regulatory capital requirement on a quarterly basis and satisfy such requirement at the calculation date and throughout the ensuing quarter. The Bank's tangible and core capital approximated $39.0 million at September 30, 1998, exceeding the Bank's tangible and core requirements by $26.2 million and $13.4 million, respectively. At September 30, 1998, the Bank's capital exceeded its current risk-based minimum capital requirement by $15.9 million. The risk-based capital requirement may increase in the future.


RESULTS OF OPERATIONS

     COMPARISON OF THE YEARS ENDED SEPTEMBER 30, 1997 AND 1998


GENERAL

     Net earnings were $6.9 million ($1.04 per diluted share) for the year ended September 30, 1998 compared to $5.8 million ($0.89 per diluted share) for the year ended September 30, 1997. Net interest income increased $1.5 million primarily as a result of an increase in interest income of $5.8 million which was offset by an increase in interest expense of $4.3 million.


INTEREST INCOME

     Interest income for the year ended September 30, 1998, increased 15.3% to $43.9 million as compared to $38.1 million for the year ended September 30, 1997 primarily due to a 20.8% increase in average interest-earning assets. The net yield on interest-earning assets for the year ended September 30, 1997 was 8.46% compared to 8.11% for the year ended September 30, 1998. The average yield on loans receivable for fiscal year 1998 was 8.75% compared to 8.70% in 1997. The yield on investments which includes Investments, Overnight Funds and Federal Funds, decreased slightly to 6.69% for the fiscal year 1998 from 6.70% for fiscal year 1997. Total interest-earning assets for fiscal year 1998 averaged $546.6 million compared to $452.5 million for the year ended September 30, 1997. The increase in average interest-earning assets is due to an increase in average loans receivable of approximately $27.9 million and mortgage-backed securities of approximately $68.9 million.


INTEREST EXPENSE

     Interest expense on interest-bearing liabilities was $24.5 million for the year ended September 30, 1998, as compared to $20.1 million in fiscal 1997. The cost of interest-bearing liabilities was 4.60% for the year ended September 30, 1998, compared to 4.57% in fiscal year 1997. The average cost of deposits for the year ended September 30, 1998, was 4.10% compared to 4.15% for the year ended September 30, 1997. The cost of FHLB advances and reverse repurchase agreements for fiscal 1998 was 5.62% and 5.68%, respectively, compared to 5.95% and 5.60%, respectively, for fiscal 1997. Total average interest-bearing liabilities increased 21.2% from $438.6 million at September 30, 1997, to $531.7 million at September 30, 1998. The increase in average interest-bearing liabilities is due to an increase in average deposits of approximately $26.2 million, FHLB advances of $25.2 million and reverse repurchase agreements of $40.9 million.


NET INTEREST INCOME

     Net interest income was $19.4 million for the year ended September 30, 1998, compared to $17.9 million for the year ended September 30, 1997. The net interest margin decreased to 3.51% for fiscal 1998 compared to 3.89% for fiscal 1997. During the second quarter of fiscal 1998, the Bank entered into a leverage strategy by purchasing ARM mortgage-backed securities which were funded by repurchase agreements and short-term advances. This strategy has had an expected spread of approximately fifty to seventy-five basis points during the first year. Should the yield curve continue to flatten and mortgage prepayment speeds continue to increase, the net spread on this strategy could decline.

     Average interest-earning assets increased $94.1 million while average interest-bearing liabilities increased $93.1 million. At September 30, 1998, the yield on the one year treasury security was approximately 4.6%, compared to approximately 4.7% which was the yield on the 10 year treasury security. Should the yield curve continue to remain relatively flat, the Company may continue to experience a high amount of mortgage loan repayments and refinancings and may experience a declining net interest margin in fiscal 1999.

PROVISION FOR LOAN LOSSES

     The Company's provision for loan losses increased from $760,000 for fiscal 1997 to $865,000 for fiscal 1998. The allowance for loan losses as a percentage of loans was 1.33% at September 30, 1998, compared to 1.19% at September 30, 1997. Loans delinquent 90 days or more were .54% of total loans at September 30, 1998, compared to .06% at September 30, 1997. The allowance for loan losses was 251% of loans delinquent more than 90 days at September 30, 1998, compared to 1,906% at September 30, 1997. Management believes that the current level of the allowance for loan losses is adequate considering the composition of the loan portfolio, the portfolio's loss experience, delinquency trends, current regional and local economic conditions and other factors. Also see "Nonperforming Assets" and "Allowance for Loan Losses."


OTHER INCOME

     In fiscal 1998, total other income increased from $4.7 million for the period ended September 30, 1997, to $5.9 million for the period ended September 30, 1998. Due to a decreasing long-term interest rate environment which has resulted in increased mortgage originations, gain on sale of loans was $1.6 million for the year ended September 30, 1998, compared to $931,000 for the year ended September 30, 1997. Gain on sale of securities was $617,000 for fiscal 1998, compared to $242,000 for fiscal 1997. Other income increased slightly from $1.8 million for the year ended September 30, 1997, to $1.9 million for the year ended September 30, 1998.


OTHER EXPENSE

     General and administrative expenses were $13.6 million for fiscal 1998 as compared to $12.7 million for fiscal 1997. Salaries and employee benefits were $7.4 million for fiscal 1998 as compared to $6.8 million for fiscal 1997, or a 7.5% increase. Normal salary increases and increased lending personnel accounted for a significant portion of this increase. Net occupancy, furniture and fixtures and data processing expense increased $369,000 for fiscal 1998, as compared to fiscal 1997. This is primarily attributed to increased depreciation expense on Coastal Federal University and the North Carolina office. FDIC insurance premiums decreased from $283,000 for the year ended September 30, 1997 to $213,000 for the year ended September 30, 1998. Other expenses increased slightly from $2.7 million in 1997 to $2.8 million in 1998.


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


NON-PERFORMING ASSETS

     Non-performing assets were $2.3 million at September 30, 1998 compared to $507,000 at September 30, 1997. Loans past due 90 days or more increased from $257,000 at September 30, 1997, to $2.3 at September 30, 1998. This increase is primarily attributable to the initiation of foreclosure proceedings on one commercial real estate loan totaling approximately $2.0 million. The loan is secured by commercial property as well as a large tract of undeveloped land. Management does not expect a material loss from this loan. Real estate acquired through foreclosure decreased from $250,000 at September 30, 1997, to $35,000 at September 30, 1998.

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

     The Company established provisions for loan losses for the years ended September 30, 1996, 1997 and 1998, of $790,000, $760,000 and $865,000,
respectively. For the years ended September 30, 1996, 1997 and 1998, the Company had net charge-offs of $196,000, $140,000 and $208,000, respectively. At September 30, 1998, the Company had an allowance for loan losses of $5.7 million, which was 1.33% of net loans compared to 1.19% at September 30, 1997.

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


INTEREST RATE RISK DISCLOSURE

     The words: anticipate, estimate, expect, project, target, goal, and similar expressions, when used in disclosure documents, are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933. Such forward-looking statements are subject to certain risks, uncertainties, and assumptions including those set forth below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected or projected. These forward-looking statements speak only as of the date of the document. The Bank expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in the Bank's expectations with regard to any change in events, conditions or circumstances on which any such statement is based.

     The Bank's Asset Liability Management Committee ("ALCO") monitors and considers methods of managing exposure to interest rate risk. The Bank's exposure to interest rate risk is reviewed on at least a quarterly basis by the Board of Directors and the ALCO. Interest rate risk exposure is measured using interest rate sensitivity analysis to determine the Bank's change in net portfolio value in the event of hypothetical changes in interest rates. The ALCO is charged with the responsibility to maintain the level of sensitivity of the Bank's net portfolio value within Board approved limits.

     Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items over a range of assumed changes in market interest rates. The Bank's Board of Directors has adopted an interest rate risk policy which establishes maximum allowable decreases in NPV in the event of a sudden and sustained one hundred to four hundred basis point increase or decrease in market interest rates. The following table presents the Bank's projected change in NPV for the various rate shock levels as of September 30, 1998.

                                                 MARKET VALUE OF
  CHANGE IN INTEREST RATES      BOARD LIMIT     PORTFOLIO EQUITY     PERCENT CHANGE
----------------------------   -------------   ------------------   ---------------
                                                 (In Thousands)
   400 basis point rise            -44.00%           $46,526              -21%
   300 basis point rise            -32.00%           $52,456              -11%
   200 basis point rise            -20.00%           $56,798               -4%
   100 basis point rise            -11.00%           $58,827                0%
   No Change                           00%           $58,981
   100 basis point decline         -18.00%           $59,143                0%
   200 basis point decline         -22.00%           $60,141                2%
   300 basis point decline         -37.00%           $62,565                6%
   400 basis point decline         -55.00%           $65,804               12%

     The preceding table indicates that at September 30, 1998, in the event of a sudden and sustained increase in prevailing market interest rates, the Bank's NPV would be expected to decrease, and that in the event of a sudden decrease in prevailing market interest rates, the Bank's NPV would be expected to change minimally. At September 30, 1998, the Bank's estimated changes in NPV were within the limits established by the Board of Directors.

     Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the ALCO could undertake in response to sudden changes in interest rates.

     The Bank also uses interest rate sensitivity gap analysis to monitor the relationship between the maturity and repricing of its interest-earning assets and interest-bearing liabilities. Interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within the same time period. A gap is considered positive when the amount of interest-rate-sensitive assets exceeds the amount of interest-rate-sensitive liabilities. Generally, during a period of rising rates, a positive gap would result in an increase in net interest income. Conversely, during a period of falling interest rates, a positive gap would result in a decrease in net interest income. Management's goal is to maintain reasonable balance between exposure to interest rate fluctuations and earnings. The Company's one-year cumulative gap is a positive $30.1 million, or 4.7% of the Company's total assets of $643.6 million at September 30, 1998.


IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income (Statement 130). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Enterprises are required to classify items of "other comprehensive income" by their nature in the financial statement and display the balance of other comprehensive income separately in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal periods beginning after December 15, 1997. Earlier application is permitted. Comparative financial statements provided for earlier periods are required to be reclassified to reflect the provisions of this statement.

     In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. SFAS No. 131 is effective for financial statements for fiscal periods beginning after December 15, 1997. Earlier application is encouraged. In the initial year of application, comparative information for earlier years is to be restated, unless it is impractical to do so. SFAS No. 131 need not be applied to interim financial statements in the initial year of its application, but comparative information for interim periods in the initial year of application shall be reported in financial statements for interim periods in the second year of application. It is not anticipated that this standard will materially effect the Company.

     SFAS 133, Accounting for Derivative Instruments and Hedging Activities establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position, and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset and liability or a firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign corporation. This statement is effective for fiscal quarters beginning after June 15, 1999. The Company has not determined the impact of adopting this statement.


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

CAPITAL STANDARDS AND REGULATORY MATTERS

     The Bank's capital standards include (1) a leverage limit requiring all OTS chartered financial institutions to maintain core capital in an amount not less than 4% of the financial institution's total assets; (2) a tangible capital requirement of not less than 1.5% of total assets; and (3) a risk-based capital requirement of not less than 8.0% of risk weighted assets.

     The following table summarizes the capital requirements and the Bank's capital position at September 30, 1998 (dollars in thousands):

                                                                   PERCENT
                                                      AMOUNT      OF ASSETS
                                                    ----------   ----------
Tangible capital (1) ............................    $38,989         6.10%
Tangible capital requirement ....................     12,774         1.50
                                                     -------        -----
Excess ..........................................     26,215         4.60%
                                                     =======        =====
Core capital ....................................    $38,989         6.10%
Core capital requirement ........................     25,547         4.00
                                                     -------        -----
Excess ..........................................    $13,442         2.10%
                                                     =======        =====
Risk-based capital ..............................    $43,116        12.67%
Minimum risk-based capital requirements .........     27,215         8.00
                                                     -------        -----
Excess ..........................................    $15,901         4.67%
                                                     =======        =====


                                                                 PERCENT
                                                    AMOUNT      OF ASSETS
                                                  ----------   ----------
Tier I leverage ratio .........................    $38,989         6.10%
Tier I leverage ratio requirement .............     25,742         5.00
                                                   -------        -----
Excess ........................................     13,247         1.10%
                                                   =======        =====
Tier I risk-based capital .....................    $38,989        11.46%
Tier I risk-based capital requirement .........     13,607         6.00
                                                   -------        -----
Excess ........................................    $25,382         5.46%
                                                   =======        =====
Total risk-based capital ......................    $43,116        12.67%
Total risk-based capital requirements .........     27,215        10.00
                                                   -------        -----
Excess ........................................    $15,901         2.67%
                                                   =======        =====

(1) Equals the Bank's stockholders' equity


YEAR 2000 COMPLIANCE

     The Company is a user of computers, computer software and equipment utilizing embedded microprocessors that will be effected by the year 2000 issue. The year 2000 issue exists because many computer systems and applications use two-digit date fields to designate a year. As the century date change occurs, date-sensitive systems may recognize the year 2000 as 1900, or not at all. This inability to recognize or properly treat the year 2000 may cause erroneous results, ranging from system malfunctions to incorrect or incomplete processing.

     The Company's year 2000 committee consists of the Chief Executive Officer, three Executive Vice Presidents, two Vice Presidents, and one associate from the Internal Audit Group. The committee makes a monthly progress report to the Board of Directors. The committee has developed and is implementing a comprehensive plan to make all information and non-information technology assets year 2000 compliant. The plan is comprised of the following phases:

     1. Awareness -- Educational initiatives on year 2000 issues and concerns. This phase is ongoing, especially as it relates to informing Customers of the Company's year 2000 preparedness.

     2. Assessment -- Inventory of all technology assets and identification of third-party vendors and service providers. This phase was completed as August 31, 1998.

     3. Renovation -- Review of vendor and service providers responses to the Company's year 2000 inquires and development of a follow-up plan and timeline. This phase was completed as of October 15, 1998.

     4. Validation -- Testing all systems and third-party vendors for year 2000 compliance. The Company is currently in this phase of its plan. A third-party service bureau processes all Customer transactions and has completed upgrades to its systems to be year 2000 compliant. The Company will test the third-party systems by reviewing the results of transactions at six different test dates before and after the year 2000 date change covering all of the applications used by the Company. Testing was completed as of November 16, 1998. In the event that testing reveals that the third-party systems are not year 2000 compliant, the Company's service bureau intends to either transfer the Company to other systems that are year 2000 compliant and provide additional resources to resolve the year 2000 issues. Other parties whose year 2000 compliance may affect the Company include the FHLB of Atlanta, brokerage firms, the operator of the Company's ATM network and the Company's 401K administrator. These third-parties have indicated their compliance or intended compliance. Where it is possible to do so, the Company has scheduled testing with these third-parties. Where testing is not possible, the Company will rely on certifications from vendors and service providers.

     5. Implementation -- Replacement or repair of non-compliant technology. As the Company progresses through the validation phase, the Company expects to determine necessary remedial actions and provide for their implementation. The Company has already implemented a new year 2000 compliant computerized teller system and has verified the year 2000 compliance of its computer hardware and other equipment containing embedded microprocessors. The Company's plan provides for year 2000 readiness to be completed by December 31, 1998.

     The Company estimates its total cost to replace computer equipment, software programs or other equipment containing embedded microprocessors that were not year 2000 compliant to be $118,000, of which $41,156 has been incurred as of September 30, 1998. System maintenance or modification costs are charged to expense as incurred, while the cost of new hardware, software or other equipment is capitalized and amortized over their estimated useful lives. The Company does not separately track the internal costs and time that its own Associates spend on year 2000 issues, which are principally payroll costs.

     Because the Company depends substantially on its computer systems and those of third-parties, the failure of these systems to be year 2000 compliant could cause substantial disruption of the Company's business and could have a material adverse financial impact on the Company. Failure to resolve year 2000 issues presents the following risks to the Company; (1) the Company could lose Customers to other financial institutions, resulting in a loss of revenue, if the Company's third-party service bureau is unable to properly process Customer transactions; (2) governmental agencies, such as the Federal Home Loan Company, and correspondent institutions could fail to provide funds to the Company, which could materially impair the Company's liquidity and affect the Company's ability to fund loans and deposit withdrawals; (3) concern on the part of depositors that year 2000 issues could impair access to their deposit account balances could result in the Company experiencing deposit outflows prior to December 31, 1999; and (4) the Company could incur increased personnel costs if additional staff is required to perform functions that inoperative systems would have otherwise performed. Management believes that it is not possible to estimate the potential lost revenue due to the year 2000 issue, as the extent and longevity of any potential problem cannot be predicted. Because substantially all of the Company's loan portfolio consists of loans to individuals rather than commercial enterprises, management believes that year 2000 issues will not impair the ability of the Company's borrowers to repay their debt.

     There can be no assurances that the Company's year 2000 plan will effectively address the year 2000 issues, that the Company's estimates of the timing and costs of completing the plan will ultimately be accurate or that the impact of any failure of the Company or its third-party vendors and service providers to be year 2000 compliant will not have a material adverse effect on the Company's business, financial condition or results of operations.

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Coastal Financial Corporation
Myrtle Beach, South Carolina

     We have audited the consolidated statements of financial condition of Coastal Financial Corporation and subsidiaries (the "Company") as of September 30, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at September 30, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 1998, in conformity with generally accepted accounting principles.


                                                        /s/KPMG Peat Marwick LLP

Greenville, South Carolina
October 30, 1998

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
      SEPTEMBER 30, 1997 AND 1998

                                                                                             1997           1998
                                                                                         ------------   -----------
                                                                                           (Dollars in thousands)
                                       ASSETS
Cash and amounts due from banks ......................................................     $ 12,852       11,978
Short-term interest-bearing deposits .................................................          559        3,688
Investment securities available for sale .............................................       26,171        9,841
Mortgage-backed securities available for sale ........................................       23,023      170,181
Loans receivable (net of allowance for loan losses of $4,902 at September 30, 1997
 and $5,668 at September 30, 1998)....................................................      403,570      414,264
Loans receivable held for sale .......................................................        8,359       10,486
Real estate acquired through foreclosure, net ........................................          250           35
Office property and equipment, net ...................................................        7,561        9,001
Federal Home Loan Bank (FHLB) stock, at cost .........................................        5,618        7,266
Accrued interest receivable on loans .................................................        2,814        2,546
Accrued interest receivable on investment securities .................................          452        1,324
Other assets .........................................................................        2,774        2,950
                                                                                           --------      -------
                                                                                           $494,003     $643,560
                                                                                           ========     ========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Deposits ............................................................................      347,116      386,321
 Securities sold under agreements to repurchase ......................................        2,666       59,214
 Advances from FHLB ..................................................................      101,478      144,909
 Other borrowings ....................................................................        2,193        6,437
 Drafts outstanding ..................................................................        1,018        1,615
 Advances by borrowers for property taxes and insurance ..............................        1,409        1,329
 Accrued interest payable ............................................................          952        1,352
 Other liabilities ...................................................................        4,780        4,532
                                                                                           --------     --------
   Total liabilities .................................................................      461,612      605,709
                                                                                           --------     --------
Stockholders' equity:
 Serial preferred stock, 1,000,000 shares authorized and unissued ....................           --           --
 Common stock $.01 par value, 15,000,000 shares authorized; 6,195,379 shares at
   September 30, 1997 and 6,263,777 shares at September 30, 1998 issued and
   outstanding, ......................................................................           62           63
 Additional paid-in capital ..........................................................        8,682        8,983
 Retained earnings, restricted .......................................................       23,402       28,369
 Treasury stock, at cost (9,760 shares) ..............................................         (182)          --
 Unrealized gain on securities available for sale, net of income tax .................          427          436
                                                                                           --------     --------
   Total stockholders' equity ........................................................       32,391       37,851
                                                                                           --------     --------
                                                                                           $494,003     $643,560
                                                                                           ========     ========

         See accompanying notes to consolidated financial statements.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
      YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998

                                                                          1996             1997            1998
                                                                       -----------      -----------      -----------
                                                                              (In thousands, except share data)
Interest income:
 Loans receivable ................................................     $    31,698           33,769           36,314
 Investment securities ...........................................             721            1,574            1,309
 Mortgage-backed securities ......................................           1,805            2,446            5,972
 Other ...........................................................             496              276              299
                                                                       -----------      -----------      -----------
   Total interest income .........................................          34,720           38,065           43,894
                                                                       -----------      -----------      -----------
Interest expense:
 Deposits ........................................................          11,689           13,650           14,559
 Securities sold under agreements to repurchase ..................             323            1,130            3,404
 Advances from FHLB ..............................................           7,079            5,366            6,488
                                                                       -----------      -----------      -----------
   Total interest expense ........................................          19,091           20,146           24,451
                                                                       -----------      -----------      -----------
   Net interest income ...........................................          15,629           17,919           19,443
Provision for loan losses ........................................             790              760              865
                                                                       -----------      -----------      -----------
   Net interest income after provision for loan losses ...........          14,839           17,159           18,578
                                                                       -----------      -----------      -----------
Other income:
 Fees and service charges on loans and deposit accounts ..........           1,415            1,593            1,639
 Gain on sales of loans held for sale ............................             990              931            1,579
 Gain (loss) on sales of investment securities, net ..............              (6)               7               96
 Gain on sales of mortgage-backed securities, net ................             189              235              521
 Income (loss) from real estate acquired through foreclosure .....             202             (137)             (72)
 Income from real estate partnerships ............................             143              278              221
 Other income ....................................................           1,699            1,792            1,895
                                                                       -----------      -----------      -----------
   Total other income ............................................           4,632            4,699            5,879
                                                                       -----------      -----------      -----------


COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
      YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998

                                                                          1996             1997            1998
                                                                       -----------      -----------      -----------
                                                                              (In thousands, except share data)
General and administrative expenses:
 Salaries and employee benefits ..................................           6,174            6,841            7,355
 Net occupancy, furniture and fixtures and data processing expense           2,831            2,891            3,260
 FDIC insurance premium ..........................................             622              283              213
 FDIC insurance premium to recapitalize the SAIF .................           1,620             --               --
 Other expense ...................................................           2,339            2,701            2,790
                                                                       -----------      -----------      -----------
   Total general and administrative expense ......................          13,586           12,716           13,618
                                                                       -----------      -----------      -----------
   Earnings before income taxes ..................................           5,885            9,142           10,839
Income taxes .....................................................           2,164            3,351            3,987
                                                                       -----------      -----------      -----------
Net income .......................................................     $     3,721            5,791            6,852
                                                                       ===========      ===========      ===========
Earnings per common share
 Basic ...........................................................     $      0.61             0.93             1.09
                                                                       ===========      ===========      ===========
 Diluted .........................................................     $      0.58             0.89             1.04
                                                                       ===========      ===========      ===========
Average common shares outstanding
 Basic ...........................................................       6,100,000        6,227,000        6,264,000
                                                                       ===========      ===========      ===========
 Diluted .........................................................       6,391,000        6,503,000        6,563,000
                                                                       ===========      ===========      ===========

         See accompanying notes to consolidated financial statements.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
      YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998

                                                          ADDITIONAL                                                  TOTAL
                                               COMMON       PAID-IN        RETAINED       TREASURY                STOCKHOLDERS'
                                                STOCK       CAPITAL        EARNINGS         STOCK       OTHER        EQUITY
                                              --------   ------------   -------------   ------------   -------   --------------
                                                                               (In thousands)
Balance at September 30, 1995 .............      $62        $8,682        $18,674         $ (2,598)       --        $24,820
Exercise of stock options .................       --            --           (863)             970        --            107
Issuance of shares in acquisition .........       --            --            (67)             443        --            376
Cash paid for fractional shares ...........       --            --            (17)              --        --            (17)
Cash dividend .............................       --            --         (1,433)              --        --         (1,433)
Unrealized gain on securities available for
  sale, net of income taxes ...............       --            --             --               --       107            107
Net income ................................       --            --          3,721               --        --          3,721
                                                 ---        ------        --------        --------       ---        -------
Balance at September 30, 1996 .............       62         8,682         20,015           (1,185)      107         27,681
Exercise of stock option ..................       --            --           (786)           1,003        --            217
Cash paid for fractional shares ...........       --            --            (18)              --        --            (18)
Cash dividend .............................       --            --         (1,600)              --        --         (1,600)
Unrealized gain on securities available for
  sale, net of income taxes ...............       --            --             --               --       320            320
Net income ................................       --            --          5,791               --                    5,791
                                                 ---        ------        --------        --------                  -------
Balance at September 30, 1997 .............       62         8,682         23,402             (182)      427         32,391
Exercise of stock options .................        1           301           (161)             182        --            323
Cash paid for fractional shares............                     --             (9)              --        --             (9)
Cash dividends ............................                     --         (1,715)              --        --         (1,715)
Unrealized gain on securities available for
  sale, net of income taxes ...............       --            --             --               --         9              9
Net income ................................       --            --          6,852               --        --          6,852
                                                 ---        ------        ---------       --------       ---        ---------
Balance at September 30, 1998 .............      $63        $8,983        $28,369         $     --      $436        $37,851
                                                 ===        ======        =========       ========      ====        =========

          See accompanying notes to consolidated financial statements.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
      YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
                                                                                  1996           1997           1998
                                                                               ---------      ---------      ---------
                                                                                            (In thousands)
Cash flows from operating activities:
  Net earnings ...........................................................     $   3,721          5,791          6,852
  Adjustments to reconcile net earnings to net cash provided by operating activities:
   Income from real estate partnerships ..................................          (143)          (278)          (221)
   Depreciation ..........................................................           740            865          1,030
   Provision for loan losses .............................................           790            760            865
   Origination of loans receivable held for sale .........................       (45,082)       (45,717)       (69,546)
   Proceeds from sales of loans receivable held for sale .................        40,672         44,160         71,674
   (Increase) decrease in:
    Other assets .........................................................          (587)           149           (176)
    Accrued interest receivable ..........................................          (553)          (296)          (604)
   Increase (decrease) in:
    Accrued interest payable .............................................            31            154            400
    Other liabilities ....................................................         1,960            220           (248)
                                                                               ---------      ---------      ---------
      Net cash provided by operating activities ..........................         1,549          5,808         10,026
                                                                               ---------      ---------      ---------
Cash flows from investing activities:
  Proceeds from sale of investment securities available for sale .........         7,000          5,693          4,500
  Proceeds from maturities of investment securities available for sale ...         1,999         17,839         25,596
  Purchases of investment securities available for sale ..................       (24,331)       (32,022)       (13,798)
  Purchases of loans receivable ..........................................       (12,448)        (9,948)       (10,442)
  Proceeds from sale of mortgage-backed securities available for sale ....        13,220         25,678         86,547
  Purchases of mortgage-backed securities available for sale .............       (11,867)       (26,636)      (279,141)
  Principal collected on mortgage-backed securities ......................         4,129          4,850         45,505
  Origination of loans receivable, net ...................................      (115,288)      (132,786)      (135,706)
  Principal collected on loans receivable ................................        93,560        109,946        130,286
  Proceeds from sales of real estate acquired through foreclosure ........           937            456            263
  Proceeds from sales of office properties and equipment .................           192           --             --
  Purchases of office properties and equipment ...........................        (1,253)        (2,690)        (2,470)
  Purchases of FHLB stock ................................................          (502)          (390)        (1,648)
  Other investing activities, net ........................................           447            914            193
                                                                               ---------      ---------      ---------
      Net cash used by investing activities ..............................       (44,205)       (39,096)      (150,315)
                                                                               ---------      ---------      ---------

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
      YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998

                                                                                  1996           1997           1998
                                                                               ---------      ---------      ---------
                                                                                            (In thousands)
Cash flows from financing activities:
  Increase in deposits ...................................................        40,331         33,686         39,205
  Increase (decrease) in securities sold under agreements to repurchase ..           688         (2,666)        56,548
  Proceeds from FHLB advances ............................................        75,850        198,170        242,625
  Repayment of FHLB advances .............................................       (64,617)      (201,245)      (199,194)
  Proceeds from other borrowings, net ....................................         1,968            224          4,244
  Decrease in advance payments by borrowers for property taxes and
   insurance .............................................................          (194)           (26)           (80)
  Increase (decrease) in drafts outstanding, net .........................          (367)          (904)           597
  Cash dividends to stockholders and cash for fractional shares ..........        (1,450)        (1,618)        (1,724)
  Exercise of stock options ..............................................           107            217            323
                                                                               ---------      ---------      ---------
      Net cash provided by financing activities ..........................        52,316         25,838        142,544
                                                                               ---------      ---------      ---------
Net increase (decrease) in cash and cash equivalents .....................         9,660         (7,450)         2,255
                                                                               ---------      ---------      ---------
Cash and cash equivalents at beginning of year ...........................        11,201         20,861         13,411
                                                                               ---------      ---------      ---------
Cash and cash equivalents at end of year .................................     $  20,861         13,411         15,666
                                                                               =========      =========      =========
Supplemental information:
  Interest paid ..........................................................     $  19,060         19,992         24,051
                                                                               =========      =========      =========
  Income taxes paid ......................................................     $   3,030          2,687          4,112
                                                                               =========      =========      =========
Supplemental schedule of non-cash investing and financing transactions:
  Securitization of mortgage loans into mortgage-backed securities .......     $  19,366           --            4,997
                                                                               =========      =========      =========
  Transfer of mortgage loans to real estate acquired through foreclosure .     $     471            383             48
                                                                               =========      =========      =========
  Transfer of investment securities held to maturity to available for sale     $  14,775           --             --
                                                                               =========      =========      =========

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


     (A) PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Coastal Financial Corporation (the "Company"), and its wholly-owned subsidiaries, Coastal Federal Mortgage, Inc., Coastal Investment Services, Inc. and Coastal Federal Savings Bank (the "Bank"), and the Bank's wholly-owned subsidiaries, Coastal Real Estate Investment Corporation and Coastal Mortgage Bankers and Realty Co., Inc. (and Coastal Mortgage Bankers and Realty Co. Inc.'s wholly-owned subsidiaries, Shady Forest Development Corporation, Sherwood Development Corporation, Ridge Development Corporation, 501 Development Corporation, North Beach Investments, Inc. and North Strand Property Management, Inc.). In consolidation, all significant intercompany balances and transactions have been eliminated. Coastal Financial Corporation is a unitary thrift holding company organized under the laws of the state of Delaware.


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

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

         (1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued

     (D) ALLOWANCE FOR LOAN LOSSES

     The Company provides for loan losses on the allowance method. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to the allowance. Additions to the allowance for loan losses are provided by charges to operations based on various factors which, in management's judgment, deserve current recognition in estimating losses. Such factors considered by management include the market value of the underlying collateral, growth and composition of the loan portfolios, the relationship of the allowance for loan losses to outstanding loans, loss experience, delinquency trends, and local and regional economic conditions. Management evaluates the carrying value of loans periodically and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. The allowance for loan losses is subject to periodic evaluation by various regulatory authorities and may be subject to adjustment upon their examination.

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


     (E) LOANS RECEIVABLE HELD FOR SALE

     Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are provided for in a valuation allowance by charges to operations. At September 30, 1997 and 1998, the Company had approximately $8.4 million and $10.5 million in mortgage loans held for sale. The aggregate market value of loans receivable held for sale exceeded the aggregate carrying value at September 30, 1997 and 1998.


     (F) REAL ESTATE OWNED

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

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

         (1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued

     (J) INCOME TAXES

     Deferred taxes are provided for differences in the financial reporting bases for assets and liabilities as compared to their tax bases. A current tax liability or asset is established for taxes presently payable or refundable and a deferred tax liability or asset is established for future taxable items. A valuation allowance, if applicable, is established for deferred tax assets to reflect an amount that will more likely than not be realized.


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


     (M) SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

     The Company maintains collateral to certain customers who wish to deposit amounts greater than $100,000. These agreements function similarly to a certificate of deposit in that the agreement is for a fixed length of time at a fixed interest rate. However, these deposits are not insured by the Federal Deposit Insurance Corporation (the "FDIC"), but are collateralized by an interest in the pledged securities. The Company has classified these amounts separately from deposits.


     (N) RECLASSIFICATIONS

     Certain amounts in the 1996 and 1997 consolidated financial statements have been reclassified to conform with the 1998 presentation.


     (O) STOCK BASED COMPENSATION

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

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

(2) INVESTMENT SECURITIES
     The amortized cost and market value of investment securities available for sale at September 30, 1997 is summarized as follows:

                                                                               1997
                                                       -----------------------------------------------------
                                                                         GROSS          GROSS
                                                        AMORTIZED     UNREALIZED     UNREALIZED      MARKET
                                                           COST          GAINS         LOSSES        VALUE
                                                       -----------   ------------   ------------   ---------
                                                                          (In thousands)
      U.S. Government and agency obligations:
       Due within one year .........................     $    --         --             --              --
       Due after one but within five years .........       9,996         17             --          10,013
       Due after five years ........................      16,128         30             --          16,158
                                                         -------         --             --          ------
                                                         $26,124         47             --          26,171
                                                         =======         ==             ==          ======

     The amortized cost and market value of investment securities available for sale at September 30, 1998 is summarized as follows:

                                                                              1998
                                                       ---------------------------------------------------
                                                                         GROSS          GROSS
                                                        AMORTIZED     UNREALIZED     UNREALIZED     MARKET
                                                           COST          GAINS         LOSSES       VALUE
                                                       -----------   ------------   ------------   -------
                                                                         (In thousands)
      U.S. Government and agency obligations:
       Due within one year .........................      $   --          --                --         --
       Due after one but within five years .........       3,053          44                --      3,097
       Due after five years ........................       6,699          45                --      6,744
                                                          ------          --                --      -----
                                                          $9,752          89                --      9,841
                                                          ======          ==                ==      =====

     The Company had gross realized losses of $18,000 and gross realized gains of $12,000 for the year ended September 30, 1996. For the year ended September 30, 1997, gross realized losses were $58,000 and gross realized gains were $65,000. For the year ended September 30, 1998, gross realized gains were $96,000 and there were no realized losses.

     Certain investment and mortgage-backed securities are pledged to secure other borrowed money and customer deposits in excess of FDIC insurance coverage. The carrying value of the securities pledged at September 30, 1998 was $83.1 million with a market value of $83.4 million.


(3) MORTGAGE-BACKED SECURITIES

     Mortgage-backed securities available for sale at September 30, 1997 consisted of the following:

                                                  1997
                          -----------------------------------------------------
                                            GROSS          GROSS
                           AMORTIZED     UNREALIZED     UNREALIZED      MARKET
                              COST          GAINS         LOSSES        VALUE
                          -----------   ------------   ------------   ---------
                                             (In thousands)
  FNMA ................     $ 1,861            2               --       1,863
  GNMA ................       6,471           26               --       6,497
  FHLMC ...............      14,048          615               --      14,663
                            -------          ---               --      ------
                            $22,380          643               --      23,023
                            =======          ===               ==      ======

      COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED.....................-

         (3) MORTGAGE-BACKED SECURITIES -- Continued

     Mortgage-backed securities available for sale at September 30, 1998 consisted of the following:

                                                1998
                        -----------------------------------------------------
                                          GROSS          GROSS
                         AMORTIZED     UNREALIZED     UNREALIZED      MARKET
                            COST          GAINS         LOSSES        VALUE
                        -----------   ------------   ------------   ---------
                                           (In thousands)
  FNMA ..............   $ 95,024           413           (156)       95,281
  GNMA ..............     49,586            68            (95)       49,559
  FHLMC .............     24,901           479            (39)       25,341
                        --------           ---           ----        ------
                        $169,511           960           (290)      170,181
                        ========           ===           ====       =======

     For the year ended September 30, 1996, there were gross realized gains of $189,000 and no realized losses. The Company had gross realized gains of $258,000 and realized losses of $23,000 for the year ended September 30, 1997. For the year ended September 30, 1998, the Company had gross realized gains of $533,000 and realized losses of $12,000.


(4) LOANS RECEIVABLE, NET

     Loans receivable, net at September 30 consisted of the following:

                                                                  1997         1998
                                                              -----------   ----------
                                                                   (In thousands)
         First mortgage loans:
          Single family to 4 family units .................    $237,964      248,781
          Other, primarily commercial real estate .........      97,680       95,420
          Construction loans ..............................      34,216       31,261
         Consumer and commercial loans:
          Installment consumer loans ......................      24,378       19,489
          Mobile home loans ...............................       1,291          990
          Savings account loans ...........................       1,336        1,078
          Equity lines of credit ..........................      15,294       18,655
          Commercial and other loans ......................      10,939       14,848
                                                               --------      -------
                                                                423,098      430,522
         Less:
          Allowance for loan losses .......................       4,902        5,668
          Deferred loan fees (costs) ......................        (458)        (702)
          Undisbursed portion of loans in process .........      15,084       11,292
                                                               --------      -------
                                                               $403,570      414,264
                                                               ========      =======

     The changes in the allowance for loan losses for the years ended September 30 consisted of the following:

                                                             1996        1997        1998
                                                          ---------   ---------   ---------
                                                                   (In thousands)
         Beginning allowance ..........................    $3,578       4,172       4,902
         Provision for loan losses ....................       790         760         865
         Allowance recorded on acquired loans .........        --         110         109
         Loan recoveries ..............................        82          72          64
         Loan charge-offs .............................      (278)       (212)       (272)
                                                           ------       -----       -----
                                                           $4,172       4,902       5,668
                                                           ======       =====       =====

      COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

         (4) LOANS RECEIVABLE, NET -- Continued

     Non-accrual loans which were over ninety days delinquent totaled approximately $257,000 and $2.3 million at September 30, 1997 and 1998, respectively. For the year ended September 30, 1998, interest income which would have been recorded would have been approximately $181,000, had non-accruing loans been current in accordance with their original terms.

     The carrying amounts and fair values of loans receivable at September 30, 1997 and 1998 are as follows (In thousands):

                                                       1997                         1998
                                            ---------------------------   ------------------------
                                              CARRYING      CALCULATED     CARRYING     CALCULATED
                                               AMOUNT       FAIR VALUE      AMOUNT      FAIR VALUE
                                            ------------   ------------   ----------   -----------
      Mortgage loans ....................     $369,662       378,964       382,572       393,667
      Consumer loans ....................       12,622        12,310        10,513        10,587
      Equity lines of credit ............       17,902        18,260        18,655        18,468
      Commercial loans ..................        8,286         8,208         8,192         8,280
      Allowance for loan losses .........       (4,902)       (4,902)       (5,668)       (5,668)
                                              --------       -------       -------       -------
                                              $403,570       412,840       414,264       425,334
                                              ========       =======       =======       =======

     Management has made estimates of fair value discount rates and estimated prepayment rates that it believes to be reasonable based upon market conditions at the dates indicated. However, because there is no active market for many of the above financial instruments, management believes such information is of limited value and has no basis to determine whether the fair value presented above would be indicative of the value which could be negotiated during an actual sale. Furthermore, this information is as of September 30, 1997 and 1998. Changes in market interest and prepayment rates since September 30, 1997 and 1998 would have significant impact on the fair value presented and should be considered when analyzing this financial data.

     A portion of the credit lines and commercial loans have interest rate floors which may increase the value of these loans. No increase in fair market value was assigned for these interest rate floors.

     At September 30, 1998, excluding single family home loans and the fact that the majority of the loan portfolio is located in the Company's immediate market area, there were no concentrations of loans in any type of industry, type of property, or to one borrower that exceeded 10% of the Company's total loan portfolio. The Company does have 178 loans aggregating approximately $8.7 million which were originated on individual income producing condominium units in two projects in which the Bank's subsidiaries were a partner. The majority of these loans have been outstanding greater than four years and management does not believe that they represent a significant risk in the loan portfolio. Approximately $1.5 million of these loans have been sold to other financial institutions.

     At September 30, 1997 and 1998, the Company had commitments outstanding to originate loans totaling approximately $5.4 million and $11.5 million, respectively, (excluding undisbursed portion of loans in process). Commitments on loan originations are made at prevailing market interest rates, and are generally limited to 60 days from date of application. Additionally, at September 30, 1997 and 1998, the Company had undisbursed lines of credit of approximately $31.4 million and $35.1 million, respectively.

     Loans serviced for the benefit of others amounted to approximately $115.1 million, $104.5 million and $88.0 million at September 30, 1996, 1997 and 1998, respectively.

     As disclosed in note 8, certain mortgage loans are pledged to secure advances from the Federal Home Loan Bank ("FHLB") of Atlanta.

      COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED.....................-

(5) OFFICE PROPERTY AND EQUIPMENT, NET
     Office property and equipment, net at September 30 consisted of the following:

                                                   1997       1998
                                                ---------   --------
                                                   (In thousands)
  Land ......................................    $ 1,981      2,311
  Building and improvements .................      5,647      7,395
  Furniture, fixtures and equipment .........      7,105      7,398
                                                 -------      -----
                                                  14,733     17,104
  Less accumulated depreciation .............      7,172      8,103
                                                 -------     ------
                                                 $ 7,561      9,001
                                                 =======     ======

     The Company leases office space and various equipment. Total rental expense for the years ended September 30, 1996, 1997 and 1998 was approximately $138,000, $112,000, and $153,000 respectively.

     Future minimum rental payments for operating leases having remaining noncancelable lease terms in excess of one year at September 30, 1998 are as follows (In thousands):


  1999 .........    $156
  2000 .........     155
  2001 .........     131
  2002 .........      85
  2003 .........      62
                    ----
                    $589
                    ====

(6) INVESTMENT REQUIRED BY LAW

     Investment in stock of the FHLB of Atlanta is required by law of every Federally-insured savings institution. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has been at par value.

     The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to the greater of (i) 1.0% of the aggregate outstanding principal amount of residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or (ii) 1/20 of its advances (borrowings) from the FHLB of Atlanta. The Bank is in compliance with this requirement with an investment in FHLB of Atlanta stock of $7.3 million at September 30, 1998.

      COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED.....................-

(7) DEPOSITS
     Deposits at September 30, consisted of the following:

                                                          1997                      1998
                                                 -----------------------   ----------------------
                                                               WEIGHTED                  WEIGHTED
                                                   AMOUNT        RATE        AMOUNT        RATE
                                                 ----------   ----------   ----------   ---------
                                                              (Dollars in thousands)
       Transaction accounts:
        Noninterest bearing ..................    $ 23,765         --%     $ 27,285          --%
        NOW ..................................      38,773       1.27        42,434        1.19
        Money market checking ................     104,476       4.47       124,207        4.47
                                                  --------       ----      --------        ----
          Total transaction accounts .........     167,014       3.10       193,926        3.12
                                                  --------       ----      --------        ----
       Passbook accounts:
        Regular passbooks ....................      36,652       2.63        34,652        2.53
        Money market .........................       2,793       2.38         2,590        2.35
                                                  --------       ----      --------        ----
          Total passbook accounts ............      39,445       2.62        37,242        2.52
                                                  --------       ----      --------        ----
       Certificate accounts:
        0.00 -  5.99% ........................     110,606                  128,727
        6.00 -  8.00% ........................      29,683                   26,017
        8.00 - 10.00% ........................         368                      409
                                                  --------                 --------
          Total certificate accounts .........     140,657       5.58       155,153        5.38
                                                  --------       ----      --------        ----
                                                  $347,116       4.02%     $386,321        3.96%
                                                  ========       ====      ========        ====

     The aggregate amount of deposit accounts with a minimum denomination of $100,000 or more was $80,691,000 and $95,493,000 at September 30, 1997 and 1998,
respectively.

     The amounts and scheduled maturities of certificate accounts at September 30, are as follows:

                                                       1997         1998
                                                   -----------   ----------
                                                         (In thousands)
  Within 1 year ................................    $111,942      127,206
  After 1 but within 2 years ...................      23,704       20,943
  After 2 but within 3 years ...................       3,630        5,001
  Thereafter ...................................       1,381        2,003
                                                    --------      -------
                                                    $140,657      155,153
                                                    ========      =======

     Interest expense on deposits for the years ended September 30 consisted of the following:

                                      1996       1997       1998
                                   ---------   --------   --------
                                       (Dollars In thousands)
  Transaction accounts .........    $ 3,162      4,894      5,756
  Passbook accounts ............      1,599      1,015        924
  Certificate accounts .........      6,928      7,741      7,879
                                    -------      -----      -----
                                    $11,689     13,650     14,559
                                    =======     ======     ======

     The fair value of transaction and passbook accounts is $206.5 million and $231.2 million which was the amount currently payable at September 30, 1997 and 1998, respectively. The fair value of certificate accounts was $142.6 million and $156.0 million compared to a book value of $140.7 million and $155.2 million and was estimated by discounting the amounts payable at the certificate rates currently offered for deposits of similar remaining maturities. The fair value estimates above did not include the substantial benefit that results from the low cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

      COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED.....................-

(8) ADVANCES FROM FHLB
     Advances from the FHLB at September 30 consisted of the following:

                                            1997                      1998
                                   -----------------------   -----------------------
                                                 WEIGHTED                   WEIGHTED
                                     AMOUNT        RATE         AMOUNT        RATE
                                   ----------   ----------   -----------   ---------
                                                (Dollars in thousands)
       FISCAL YEAR MATURITY
       1998 ....................    $ 24,820       6.13      $     --           --%
       1999 ....................      27,235       5.77        28,235         5.74
       2000 ....................       6,761       6.45         6,961         6.19
       2001 ....................       7,646       5.91        32,146         4.83
       2002 ....................      30,061       5.36         4,261         6.62
       2003 or greater .........       4,955       7.03        73,306         5.21
                                    --------       ----      --------         ----
                                    $101,478       5.86%     $144,909         5.13%
                                    ========       ====      ========         ====

     Stock in the FHLB of Atlanta and specific first mortgage loans of approximately $213.9 million and $231.2 million at September 30, 1997 and 1998, respectively, are pledged as collateral for these advances. The Bank has adopted the policy of pledging excess collateral to facilitate future advances. At September 30, 1998, the excess first mortgage loan collateral pledged to the FHLB will support additional borrowings of approximately $28.5 million.

     The estimated fair value of the FHLB advances at September 30, 1997 and 1998 is $101.0 million and $145.3 million. This estimate is based on discounting amounts payable at contractual rates using current market rates for advances with similar maturities.


(9) INCOME TAXES

     Income tax expense for the years ended September 30 consisted of the following:

                       CURRENT     DEFERRED      TOTAL
                      ---------   ----------   --------
                               (In thousands)
  1996:
  Federal .........    $2,528        (646)      1,882
  State ...........       403        (121)        282
                       ------        ----       -----
                        2,931        (767)      2,164
                       ======        ====       =====
  1997:
  Federal .........    $2,646         331       2,977
  State ...........       311          63         374
                       ------        ----       -----
                        2,957         394       3,351
                       ======        ====       =====
  1998:
  Federal .........    $3,397         138       3,535
  State ...........       430          22         452
                       ------        ----       -----
                        3,827         160       3,987
                       ======        ====       =====

     The tax effect of the Company's temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that give rise to the net deferred tax asset at September 30, 1997 and 1998 related to the following:

      COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED.....................-

         (9) INCOME TAXES -- Continued

                                                                                      1997       1998
                                                                                   ---------   --------
                                                                                      (In thousands)
    Deferred tax assets:
     Allowance for loan losses .................................................    $1,858      2,140
     Accrued medical reserves ..................................................       123        121
     Other real estate reserves and deferred gains on other real estate ........        81         87
       Net operating loss carryforwards ........................................       135        135
     Other .....................................................................       122        121
                                                                                    ------      -----
    Total deferred tax assets ..................................................     2,319      2,604
    Less valuation allowance ...................................................      (135)      (135)
                                                                                    ------      -----
    Net deferred tax assets ....................................................     2,184      2,469
                                                                                    ======      =====
    Deferred tax liabilities:
     Tax bad debt reserve in excess of base year amount ........................       484        581
     Property and equipment principally due to differences in depreciation .....       237        237
     FHLB stock, due to stock dividends not recognized for tax purposes ........       356        356
     Unrealized gain on securities available for sale ..........................       263        292
     Deferred loan fees ........................................................       318        335
     Book over tax basis in investment in unconsolidated subsidiary ............        --        309
     Other .....................................................................       237        260
                                                                                    ------      -----
    Total deferred tax liabilities .............................................     1,895      2,370
                                                                                    ------      -----
    Net deferred tax asset .....................................................    $  289         99
                                                                                    ======      =====

     The net deferred tax asset is included in other assets in the consolidated financial statements. The valuation allowance relates to the state loss carryforwards which may not be ultimately realized to reduce taxes of the Company. A portion of the change in the net deferred tax asset relates to unrealized gains and losses on securities available for sale. A current period deferred tax expense of $29,000 for the unrealized gains on securities available for sale has been recorded directly to stockholders' equity. The balance of the change in the deferred tax asset results from the current period deferred tax expense of $161,000.

     Income taxes of the Company differ from the amounts computed by applying the Federal income tax rate of 34% for the years ended September 30 to earnings before income taxes as follows:

                                                   1996        1997        1998
                                                ---------   ----------   --------
                                 (In thousands)
  Computed federal income taxes .............    $2,001       3,108       3,685
  State tax, net of federal benefit .........       173         247         298
  Other, net ................................       (10)         (4)          4
                                                 ------       -----       -----
  Total income tax expense ..................    $2,164       3,351       3,987
                                                 ======       =====       =====

     The Bank has been permitted under the Internal Revenue Code to deduct an annual addition to the tax reserve for bad debts in determining taxable income, subject to certain limitations. This addition may differ significantly from the bad debt expense for financial reporting purposes and was based on either 8% of taxable income (the "Percentage of Taxable Income Method") or actual loan loss experience (the "Experience Method") for the years ended September 30, 1995 and 1996. As a result of recent tax legislation, the Bank will be required to recapture tax bad debt reserves in excess of pre-1988 based year amounts over a period of approximately six to eight years. In addition, for the period ending September 30, 1997, the Bank was required to change its overall tax method of accounting for bad debts to the experience method.

     Retained earnings at September 30, 1998 includes approximately $5,200,000 million representing pre-1988 tax bad debt base year reserve amounts for which no deferred income tax liability has been provided since these reserves are not expected to reverse until indefinite future periods and may never reverse. Circumstances that

      COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED.....................-

         (9) INCOME TAXES -- Continued

would require an accrual of a portion or all of this unrecorded tax liability are a reduction in qualifying loan levels relative to the end of 1987, failure to meet the tax definition of a bank, dividend payments in excess of current year or accumulated tax earnings and profits, or other distributions in dissolution, liquidation or redemption of the Bank's stock.


(10) BENEFIT PLANS

     The Company participates in a multiple-employer defined benefit pension plan covering substantially all employees. Separate actuarial valuations are not available for each participating employer, nor are plan assets segregated. Pension expense for the years ended September 30, 1996, 1997 and 1998 was minor. Plan assets exceeded the present value of accumulated plan benefits at June 30, 1998, the latest actuarial valuation date.

     The Company has a defined contribution plan covering substantially all employees. The Company matches employee contributions based upon the Company meeting certain return on equity operating results. Matching contributions made by the Company were approximately $149,000, $245,000 and $221,000 for fiscal years 1996, 1997 and 1998, respectively.


(11) REGULATORY MATTERS

     At September 30, 1998, the Bank's loans-to-one borrower limit was approximately $6.5 million. The Bank may apply to have this amount increased to $13.0 million for borrowers who have loans secured by residential lending. At September 30, 1998, the Bank had applied for this limit increase for four borrowers. At September 30, 1998, the Bank is in compliance with the core, tangible and risk-based capital requirements and loans-to-one borrower limits.

     On September 30, 1996, the Bank recorded a $1.6 million special assessment to the FDIC for the recapitalization of the Savings Association Insurance Fund (the "SAIF"). Beginning January 1, 1997, the Bank began paying 6.4 cents per $100 of deposits insured. Previously the Bank had been paying approximately 23 cents per $100 of deposits insured. It is expected that the Bank Insurance Fund ("BIF") members and SAIF members will begin paying the same amount to the insurance fund in fiscal year 2000.

      COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED.....................-

         (11) REGULATORY MATTERS -- Continued

     The regulatory requirements for the Bank and the Bank's compliance with such requirements at September 30, 1997 and 1998 are as follows.


                                                                                PERCENT
                                                                 AMOUNT        OF ASSETS
                                                              ------------   ------------
                                                                (DOLLARS IN THOUSANDS)
         1997:
          Tangible capital (1) ............................       31,193      6.31%
          Tangible capital requirement ....................        7,365      1.50
                                                                  ------     -----
          Excess ..........................................     $ 23,828      4.81%
                                                                ========     =====
          Core capital ....................................       31,193      6.31%
          Core capital requirement ........................       14,730      3.00
                                                                --------     -----
          Excess ..........................................     $ 16,463      3.31%
                                                                ========     =====
          Risk-based capital ..............................       34,749     11.05%
          Minimum risk-based capital requirements .........       25,147      8.00
                                                                --------     -----
          Excess ..........................................     $  9,602      3.05%
                                                                ========     =====
          Tier I leverage ratio ...........................       31,193      6.31%
          Tier I leverage ratio requirement ...............       19,760      5.00
                                                                --------     -----
          Excess ..........................................     $ 11,433      1.31%
                                                                ========     =====
          Tier I risk-based capital .......................       31,193      9.92%
          Tier I risk-based capital requirement ...........       12,574      6.00
                                                                --------     -----
          Excess ..........................................     $ 18,619      3.92%
                                                                ========     =====

                                                                              PERCENT
                                                                AMOUNT       OF ASSETS
                                                               --------      ------------
                                                                  (DOLLARS IN THOUSANDS)
         1998:
          Tangible capital (1) ............................     $ 38,989      6.10%
          Tangible capital requirement ....................       12,774      1.50
                                                              ----------     -----
          Excess ..........................................     $ 26,215      4.60%
                                                              ==========     =====
          Core capital ....................................     $ 38,989      6.10%
          Core capital requirement ........................       25,547      4.00
                                                              ----------     -----
          Excess ..........................................     $ 13,442      2.10%
                                                              ==========     =====
          Risk-based capital ..............................     $ 43,116     12.67%
          Minimum risk-based capital requirements .........       27,215      8.00
                                                              ----------     -----
          Excess ..........................................     $ 15,901      4.67%
                                                              ==========     =====
          Tier I leverage ratio ...........................       38,989      6.10%
          Tier I leverage ratio requirement ...............       25,742      5.00
                                                              ----------     -----
          Excess ..........................................     $ 13,247      1.10%
                                                              ==========     =====
          Tier I risk-based capital .......................       38,989     11.46%
          Tier I risk-based capital requirement ...........       13,607      6.00
                                                              ----------     -----
          Excess ..........................................     $ 25,382      5.46%
                                                              ==========     =====
          Total risk-based capital ........................       43,116     12.67%
          Total risk-based capital requirements ...........       27,215     10.00
                                                              ----------     -----
          Excess ..........................................     $ 15,901      2.67%
                                                              ==========     =====

(1) Equals the Bank's stockholders' equity

      COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED.....................-

(12) LIQUIDATION ACCOUNT

     In conjunction with the Bank's conversion to stock form on October 4, 1990, as required by Office of Thrift Supervision (the "OTS") regulations, the Bank established, on that date, a liquidation account and will maintain this account for the benefit of the remaining eligible account holders. The initial balance of this liquidation account was equal to the Bank's net worth defined by OTS regulations as of the date of the latest statement of financial condition contained in the final offering circular. In the event of a complete liquidation of the Bank (and only in such event) each eligible holder shall be entitled to receive a liquidation distribution from this account in the amount of the then current adjusted balance for deposits then held, before any liquidation distribution may be made to the stockholders. The Bank is prohibited from declaring cash dividends or repurchasing its capital stock if it would cause a reduction in the Bank's net worth below either the liquidation account or the statutory net worth requirements set by the OTS.


(13) EARNINGS PER SHARE

     The Company has adopted the provisions of SFAS 128, "Earnings per Share" ("EPS"), for the year ended September 30, 1998. The presentation of primary and fully-diluted EPS has been replaced with basic and diluted EPS. All prior-period EPS data have been restated to reflect the adoption of SFAS 128. Basic earnings per share are computed by dividing net income applicable to common shareholders by the weighted-average number of common shares outstanding. Diluted earnings per share are computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the period, with common stock equivalents calculated based on the average market price. Common share equivalents include, if applicable, dilute stock option share equivalents determined by using the treasury stock method. All share and per share data have been retroactively restated for all common stock dividends.

     The following is a summary of the earnings per share calculation for the years ended September 30:

(IN THOUSANDS, EXCEPT SHARE DATA)                                     1996             1997             1998
--------------------------------------------------------------   --------------   --------------   --------------
    BASIC:
    Net income (numerator) ...................................    $     3,721            5,791            6,852
                                                                  ===========            =====            =====
    Average common shares outstanding (denominator) ..........      6,100,000        6,227,000        6,264,000
                                                                  ===========        =========        =========
    Per share amount .........................................    $      0.61      $      0.93      $      1.09
                                                                  ===========      ===========      ===========
    DILUTED:
    Net income (numerator) ...................................    $     3,721            5,791            6,852
                                                                  ===========      ===========      ===========
    Average common shares outstanding ........................      6,100,000        6,227,000        6,264,000
    Dilutive common stock options ............................        291,000          276,000          299,000
                                                                  -----------      -----------      -----------
    Average diluted shares outstanding (denominator) .........      6,391,000        6,503,000        6,563,000
                                                                  ===========      ===========      ===========
    Per share amount .........................................    $      0.58      $      0.89      $      1.04
                                                                  ===========      ===========      ===========

(14) STOCK OPTION PLAN

     The Company's stock option plan provides for stock options to be granted primarily to directors, officers and other key Associates. Options granted under the stock option plan may be incentive stock options or non-incentive stock options. The remaining shares of stock reserved for the stock option plan at September 30, 1998 amounted to approximately 604,000 shares. All outstanding options have been retroactively restated to reflect the effects of the common stock dividends. The stock option plan is administered by three non-management directors of the Company. At September 30, 1998, the Company had the following options outstanding:

      COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED.....................-

        (14) STOCK OPTION PLAN -- Continued

                                               OPTIONS
                                OPTIONS     AVAILABLE FOR      OPTION
GRANT DATE (CALENDAR YEAR)      GRANTED        EXERCISE         PRICE      EXPIRATION DATE
----------------------------   ---------   ---------------   ----------   ----------------
     1990 ..................    152,215         100 %         $   .80           2000
     1992 ..................     14,919         100              2.12           2002
     1994 ..................      9,358         80               6.69           2004
     1995 ..................    161,333         60               7.29           2005
     1996 ..................     69,351         40              11.54           2006
     1997 ..................    185,642         20              16.29           2007
     1998 ..................     66,398         --              16.84           2008

     During the years ended September 30, 1996, 1997 and 1998, options for 102,484, 80,631, and 62,067 shares, at an average of $1.09, $2.71, and $4.20 per share, respectively, were exercised.

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

                                          1996          1997          1998
                                      -----------   -----------   -----------
  Net income          As reported       $ 3,721       $ 5,791       $ 6,852
                      Proforma            3,704         5,693         6,516
  Diluted earnings
  per share           As reported       $  0.58       $  0.89          1.04
                      Proforma             0.58          0.88           .99

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996, 1997 and 1998, respectively: dividend yield of approximately 1.60%, 1.57% and 1.65%, expected volatility of approximately 27%, 35% and 30%, risk-free interest rate of 6.08%, 6.08% and 4.70%, expected lives of 10 years and a vesting period of 5 years.


(15) COMMON STOCK DIVIDENDS

     On January 9, 1996 and June 20, 1996, the Company declared a five for four stock split in the form of a 25% stock dividend, aggregating approximately 723,000 and 916,000 shares respectively. On April 30, 1997 and May 6, 1998, the Company declared a four for three stock split in the form of a 33% stock dividend, aggregating approximately 1,547,000 and 1,562,000 shares respectively. All share data has been retroactively restated to give effect to the common stock dividends.


(16) CASH DIVIDENDS

     On December 18, 1996, and March 26,1997 the Company declared quarterly cash dividends of $.0619, respectively. On June 25, 1997, September 24, 1997, December 16, 1997, and March 25, 1998, the Company declared quarterly cash dividends of $.0675, respectively. On June 24, 1998 and September 23, 1998 the Company declared quarterly cash dividends of $.07, respectively.


(17) LEGAL MATTERS

     The Company is not a defendant in any lawsuits. The Bank is a defendant in one significant lawsuit. The action commenced on December 1, 1997, and the Plaintiffs are seeking approximately $1.5 million in actual damages as well as punitive damages. The cause of action is breach of fiduciary duties, negligence, fraud, civil conspiracy and breach of contract arising out of a lending relationship. At this date, the Bank does not know if or when the action will go to trial. The Bank will vigorously defend this suit and does not anticipate any settlement discussion. The Bank does not expect the results of this action to be material to its financial results.

      COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED.....................-

(18) QUARTERLY FINANCIAL DATA (UNAUDITED)

     Quarterly operating data for the years ended September 30 is summarized as follows (In thousands, except share data):

                                                                     FIRST         SECOND          THIRD         FOURTH
                                                                    QUARTER        QUARTER        QUARTER        QUARTER
                                                                 ------------   ------------   ------------   ------------
1997:
 Total interest income .......................................   $   8,997           9,229          9,806         10,033
 Total interest expense ......................................       4,810           4,852          5,213          5,271
                                                                 ---------           -----          -----         ------
 Net interest income .........................................       4,187           4,377          4,593          4,762
 Provision for loan losses ...................................         230             120            190            220
                                                                 ---------           -----          -----         ------
 Net interest income after provision for loan losses .........       3,957           4,257          4,403          4,542
 Other income ................................................       1,363             971            994          1,370
 General and administrative expenses .........................       3,308           3,062          2,999          3,346
                                                                 ---------           -----          -----         ------
 Earnings before income taxes ................................       2,012           2,166          2,398          2,566
 Income taxes ................................................         734             790            882            945
                                                                 ---------           -----          -----         ------
 Net earnings ................................................   $   1,278           1,376          1,516          1,621
                                                                 =========           =====          =====         ======
 Earnings per common share -- diluted ........................   $     .20             .21            .23            .25
                                                                 =========           =====          =====         ======
 Weighted average shares outstanding -- diluted ..............   6,455,000       6,473,000      6,531,000      6,553,000
                                                                 =========       =========      =========      =========

                                                                     FIRST         SECOND          THIRD         FOURTH
                                                                    QUARTER        QUARTER        QUARTER        QUARTER
                                                                 ------------   ------------   ------------   ------------
1998:
 Total interest income .......................................   $  10,177          10,773         11,294         11,648
 Total interest expense ......................................       5,447           5,955          6,329          6,719
                                                                 ---------          ------         ------         ------
 Net interest income .........................................       4,730           4,818          4,965          4,929
 Provision for loan losses ...................................         190             250            240            185
                                                                 ---------          ------         ------         ------
 Net interest income after provision for loan losses .........       4,540           4,568          4,725          4,744
 Other income ................................................       1,515           1,576          1,521          1,438
 General and administrative expenses .........................       3,478           3,504          3,444          3,361
                                                                 ---------          ------         ------         ------
 Earnings before income taxes ................................       2,577           2,640          2,802          2,821
 Income taxes ................................................         950             961          1,040          1,038
                                                                 ---------          ------         ------         ------
 Net earnings ................................................   $   1,627           1,679          1,762          1,783
                                                                 =========          ======         ======         ======
 Earnings per common share -- diluted ........................   $     .25             .26            .27            .27
                                                                 =========          ======         ======         ======
 Weighted average shares outstanding -- diluted ..............   6,548,000       6,552,000      6,581,000      6,583,000
                                                                 =========       =========      =========      =========

      COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED.....................-

(19) COASTAL FINANCIAL  CORPORATION  FINANCIAL  STATEMENTS (PARENT COMPANY ONLY)

     The following is condensed financial information of Coastal Financial Corporation (parent company only), the primary asset of which is its investment in its bank subsidiary, for the periods indicated. (In thousands):

                         COASTAL FINANCIAL CORPORATION
                           CONDENSED BALANCE SHEETS
                          SEPTEMBER 30, 1997 AND 1998
                                                                   1997        1998
                                                                ---------   ---------
     ASSETS
     Cash ...................................................    $ 1,208        220
     Investment in subsidiaries .............................     32,644     40,785
     Deferred tax asset .....................................         49         68
     Other assets ...........................................         18         86
                                                                 -------     ------
         Total assets .......................................    $33,919     41,159
                                                                 =======     ======
     LIABILITIES AND STOCKHOLDERS' EQUITY
     Accounts payable (principally dividends) ...............      1,028        739
     Note payable ...........................................        500      2,569
     Total stockholders' equity .............................     32,391     37,851
                                                                 -------     ------
         Total liabilities and stockholders' equity .........    $33,919     41,159
                                                                 =======     ======

                         COASTAL FINANCIAL CORPORATION
                      CONDENSED STATEMENTS OF OPERATIONS
                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998



                                                                    1996       1997       1998
                                                                  --------   --------   --------
   Income:
     Interest income ..........................................    $   --         1         --
     Management fees ..........................................       108       108        244
     Dividends from subsidiary ................................     1,090     1,850        850
     Equity in undistributed earnings of subsidiaries .........     2,616     3,969      6,033
                                                                   ------     -----      -----
        Total income ..........................................     3,814     5,928      7,127
                                                                   ------     -----      -----
   Expenses:
     Amortization of organization cost ........................        14        16         16
     Professional fees ........................................        38        40         75
     Supplies and printing ....................................         7        29         11
     Other expenses ...........................................        32        66        191
     Income tax (benefit) expense .............................         2       (14)       (18)
                                                                   ------     -----      -----
        Total expenses ........................................        93       137        275
                                                                   ------     -----      -----
   Net income .................................................    $3,721     5,791      6,852
                                                                   ======     =====      =====

      COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED.....................-

         (19) COASTAL FINANCIAL CORPORATION FINANCIAL STATEMENTS (PARENT COMPANY ONLY) -- Continued

                         COASTAL FINANCIAL CORPORATION
                       CONDENSED STATEMENT OF CASH FLOWS
                 YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
                                                                     1996          1997          1998
                                                                 -----------   -----------   -----------
Operating activities:
  Net income .................................................    $  3,721         5,791         6,852
  Adjustments to reconcile net income to net cash provided by:
   Equity in undistributed net income of subsidiary ..........      (2,616)       (3,969)       (6,033)
   Increase (decrease) in other assets .......................          27             3           (87)
   Increase (decrease) in other liabilities ..................         (79)          639          (289)
                                                                  --------        ------        ------
     Total cash provided by operating activities .............       1,053         2,464           443
                                                                  --------        ------        ------
Financing activities:
  Capital contributions to subsidiary ........................          --          (500)       (2,000)
  Cash dividend to shareholders ..............................      (1,433)       (1,600)       (1,715)
  Proceeds from stock options ................................         107           217           323
  Proceeds from line of credit advance .......................          --           500         2,069
  Other financing activities, net ............................         (24)          (18)         (108)
                                                                  --------        ------        ------
     Total cash used by financing activities .................      (1,350)       (1,401)       (1,431)
                                                                  --------        ------        ------
Net increase (decrease) in cash and cash equivalents .........        (297)        1,063          (988)
Cash and cash equivalents at beginning of the year ...........         442           145         1,208
                                                                  --------        ------        ------
Cash and cash equivalents at end of the year .................    $    145         1,208           220
                                                                  ========        ======        ======

(20) CARRYING AMOUNTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts and fair value of financial instruments as of September 30, 1997 and 1998 are summarized below:

                                                                         1997                         1998
                                                              ---------------------------   ------------------------
                                                                CARRYING       ESTIMATED     CARRYING     ESTIMATED
                                                                 AMOUNT       FAIR VALUE      AMOUNT      FAIR VALUE
                                                              ------------   ------------   ----------   -----------
                                                                    (IN THOUSANDS)               (IN THOUSANDS)
  Financial Assets
   Cash and cash equivalents ..............................    $  13,411         13,411       15,666        15,666
   Investment securities ..................................       26,171         26,171        9,841         9,841
   Mortgage-backed securities .............................       23,023         23,023      170,181       170,181
   Loans receivable held for sale .........................        8,359          8,359       10,486        10,486
   Loans receivable, net ..................................      403,570        412,840      414,264       425,334
   FHLB stock .............................................        5,618          5,618        7,266         7,266
                                                               ---------        -------      -------       -------
                                                               $ 480,152        489,422      627,704       638,774
                                                               =========        =======      =======       =======
  Financial Liabilities
   Deposits:
     Demand accounts ......................................      206,459        206,459      231,168       231,168
     Certificate accounts .................................      140,657        142,615      155,153       156,037
   Advances from Federal Home Loan Bank ...................      101,478        100,971      144,909       145,298
   Securities sold under agreements to repurchase .........        2,666          2,666       59,214        59,214
   Other borrowings .......................................        2,193          2,193        6,437         6,437
                                                               ---------        -------      -------       -------
                                                               $ 453,453        454,904      596,881       598,154
                                                               =========        =======      =======       =======

      COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED.....................-

         (20) CARRYING AMOUNTS AND FAIR VALUE OF FINANCIAL
              INSTRUMENTS -- Continued

     The Company had $51.8 million of off-balance sheet financial commitments as of September 30, 1998, which are commitments to originate loans, unused consumer lines of credit and undisbursed portion of loans in process. Since these obligations are based on current market rates, the carrying amount is considered to be a reasonable estimate of fair value.

     Fair value estimates are made at the dates indicated above, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale the Company's entire holdings of a particular financial instrument. Because no active market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, current interest rates and prepayment trends, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in any of these assumptions used in calculating fair value would also significantly affect the estimates. Changes in market interest rates and prepayment assumptions could significantly change the fair value.

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


(21) COMMITMENTS AND CONTINGENCIES

     The Company has a $16.0 million outstanding line of credit with a commercial bank. The line of credit is secured by 100% of the stock of the Bank. At September 30, 1998, the outstanding balance was approximately $2.5 million.

Board of Directors

Coastal Financial Corporation and Subsidiaries

Coastal Financial Corporation
Directors
James C. Benton
President
C.L. Benton & Sons, Inc.

G. David Bishop
Chairman
WCI Management Group Inc.

Harold D. Clardy
President
Chapin Company

James T. Clemmons
Chairman
Coastal Financial Corporation

James P. Creel
President
Creel Corporation

James H. Dusenbury
Dusenbury, Hendrix & Little,
Attorneys at Law

Michael C. Gerald
President and
Chief Executive Officer
Coastal Financial Corporation

Samuel A. Smart
Retired
United States Department of Defense

Wilson B. Springs
Owner
H.B. Springs Company

Advisory Director
William J. Sigmon, Sr.
Former President and
Chief Executive Officer
Burroughs & Chapin Company

Coastal Federal Savings Bank
Directors
James C. Benton
President
C.L. Benton & Sons, Inc.

G. David Bishop
Chairman
WCI Management Group Inc.

Harold D. Clardy
President
Chapin Company

James T. Clemmons
Chairman
Coastal Federal Savings Bank

James P. Creel
President
Creel Corporation

James H. Dusenbury
Dusenbury, Hendrix & Little,
Attorneys at Law

Michael C. Gerald
President and
Chief Executive Officer
Coastal Federal Savings Bank

Samuel A. Smart
Retired
United States Department of Defense

Wilson B. Springs
Owner
H.B. Springs Company

Director Emeritus
William J. Sigmon, Sr.
Former President and
Chief Executive Officer
Burroughs & Chapin Company

Coastal Investor Services, Inc.
Directors
G. David Bishop
Chairman
WCI Management Group Inc.

James P. Creel
President
Creel Corporation

James H. Dusenbury
Attorney
Dusenbury, Hendrix & Little,
Attorneys at Law

Michael C. Gerald
President and
Chief Executive Officer
Coastal Financial Corporation

E. Haden Hamilton, Jr.
President and
Chief Executive Officer
Coastal Investor Services, Inc.

Jerry L. Rexroad, CPA
Chief Financial Officer
Coastal Investor Services, Inc.

Phillip G. Stalvey
Executive Vice President
Coastal Financial Corporation

Leadership Group

Coastal Federal Savings Bank

Sherri J. Adams
Personal Banking Leader
North Myrtle Beach

Ginger Allen
Senior Loan Underwriter

James R. Baker
Assistant Vice President
Systems Engineer

Jeffrey A. Benjamin
Senior Vice President
Credit Administration Leader

Denise F. Brown
Assistant Vice President
Personal Banking Leader
Surfside

Stephen L. Brunson, Jr.
Assistant Vice President
Residential Banking Leader

Cynthia L. Buffington
Item Processing Leader

Glenn T. Butler
Vice President
Management Information Systems
Leader

Susan R. Cammons
Residential Banking Leader
Surfside

Pamela D. Collins
Personal Banking Leader
Dunes

Susan J. Cooke
Vice President
Corporate Support Leader
Corporate Secretary

Patricia A. Coveno
Personal Banking Leader
Conway

Robert D. Douglas
Senior Vice President
Human Resources Leader

Miriam E. Evans
Corporate Services Leader

Barbara R. Faber, CPA
Assistant Vice President
Banking Administration Leader

James T. Faulk
Assistant Vice President
Collections Leader

Rita E. Fecteau
Vice President
Controller

Trina S. Ferguson
Vice President
Residential Loan Administration
Leader

J. Daniel Fogle
Vice President
Regional Banking Leader
West Region

Joel P. Foster
Assistant Vice President
Business Banking Officer

Mary L. Geist
Vice President
Data Services Leader

Michael C. Gerald
President and Chief Executive Officer

Belinda B. Gillespie
Assistant Vice President
Personal Banking Leader
Florence

Jimmy R. Graham
Executive Vice President
Information Systems Leader

Richard L. Granger
Vice President
Residential Banking Leader
Florence

Allen W. Griffin
Senior Vice President
Regional Banking Leader
Florence Region

Lisa B. James
Assistant Vice President
Deposit Servicing Leader

Ruth S. Kearns
Senior Vice President
Director of Public Relations
Assistant Corporate Secretary

Cecil H. Kennedy
Facilities/Maintenance Leader

Scott W. Lander
Vice President
Regional Banking Leader
North Carolina Region

Edward L. Loehr
Vice President
Budgeting and Treasury

Sandy L. Louden
Personal Banking Leader
Socastee

Sherry A. Maloni
Assistant Vice President
Personal Banking Leader
Waccamaw Medical Park

Janice B. Metz
Marketing Programs Coordinator

Cindy L. Milardo
Assistant Vice President
Loan Servicing Leader

Lauren E. Miller
Assistant Vice President
Dean of Associate Development
Coastal Federal University

Erin P. Mitchell
Assistant Vice President
Business Banking Officer

Jerry L. Rexroad, CPA
Executive Vice President
Chief Financial Officer

Douglas E. Shaffer
Senior Vice President
Regional Banking Leader
North Strand Region

Steven J. Sherry
Executive Vice President
Chief Marketing Officer

Cathe P. Singleton
Assistant Vice President
Personal Banking Leader
Murrells Inlet

Ashley M. Smith
Assistant Vice President
Personal Banking Leader
South Brunswick

J. Marcus Smith, Jr.
Vice President
Account Servicing Leader

Phillip G. Stalvey
Executive Vice President
Sales Leader

H. Delan Stevens
Assistant Vice President
Business Banking Leader
West Region

Donna P. Todd
Assistant Vice President
Personal Banking Support Leader

John L. Truelove
Vice President
Regional Banking Leader
South Strand Region

Jerry A. Vereen
Vice President
Regional Banking Leader
Central Region

Douglas W. Walters
Assistant Vice President
Residential Banking Leader
North Myrtle Beach

David E. Williams
Personal Banking Leader
Oak Street



Locations

Coastal Federal
Savings Bank Offices

Oak Street Office
2619 Oak Street
Myrtle Beach, SC 29577-3129
843.448.5151

Conway Office
310 Highway 378
Conway, SC 29526
843.444.0225

Dunes Office
7500 North Kings Highway
Myrtle Beach, SC 29572
843.444.0241

Florence Office
1385 Alice Drive
Florence, SC 29505
843.444.1299

Murrells Inlet Office
3348 Highway 17 South
& Inlet Crossing
Murrells Inlet, SC 29576
843.444.0200

North Myrtle Beach Office
521 Main Street
North Myrtle Beach, SC 29582
843.444.0265

Socastee Office
4801 Socastee Boulevard
Myrtle Beach, SC 29575
843.444.0281

Surfside Office
112 Highway 17 South
& Glenns Bay Road
Surfside Beach, SC 29575
843.444.0250

Waccamaw Medical Park Office
112 Waccamaw Medical Park Drive
Conway, SC 29526
843.444.0216

South Brunswick Office
1625 Seaside Road, SW
Sunset Beach, NC 28468
843.444.1258
910.579.8160

Coastal Investor Services, Inc.
843.918.7600

Susan J. Cooke
Corporate Secretary
Myrtle Beach Investment Center
843.448.5151

Victoria J. Damore
Financial Advisor
Conway Investment Center
843.918.7604

Fred Elmore
Financial Advisor
Florence Investment Center
843.679.9041

E. Haden Hamilton, Jr.
President, Chief Executive Officer and Financial Advisor
Myrtle Beach Investment Center
843.918.7603

John Michael Hill
Vice President and Financial Advisor
Myrtle Beach Investment Center
843.918.7602

Deborah Hinson
Sales Assistant
Myrtle Beach Investment Center
843.918.7600

Jennifer Ivey
Sales Assistant
Myrtle Beach Investment Center
843.918.7600

Jerry L. Rexroad, CPA
Chief Financial Officer
Myrtle Beach Investment Center
843.448.5151

Scott Sensenig
Financial Advisor
South Brunswick Investment Center
843.918.7607

Corporate Information

Common Stock and Dividend Information

The common stock of Coastal Financial Corporation is quoted through the NASDAQ Stock Market under the symbol CFCP. For information contact:

J.C. Bradford at 1.800.829.4522,

Trident Financial Corporation at 1.800.222.2618,

Robinson-Humphrey at 1.800.241.0077,

Herzog, Heine, Geduld, Inc. at 1.800.523.4936,

Raymond James & Associates, Inc. at 1.800.441.4103,

Edgar M. Norris and Co., Inc. at 1.800.476.3662

or Wheat First Union at 1.800.678.3232.


As of November 30, 1998, the Corporation had 916 shareholders and 6,264,467 shares of common stock outstanding. This does not reflect the number of persons or entities who hold stock in nominee or "street name." The prices have been adjusted to reflect the stock dividends discussed below.

Market Price of Common Stock

The table below reflects the high and low bid stock prices published by NASDAQ for each quarter.
                    High      Low
                    Bid       Bid
                    ---       ---
Fiscal Year 1998:
First Quarter      $18.38  $15.38
Second Quarter      18.00   14.53
Third Quarter       20.69   16.50
Fourth Quarter      20.69   16.63

Fiscal Year 1997:
First Quarter       12.38   10.41
Second Quarter      14.35   12.38
Third Quarter       17.35   15.85
Fourth Quarter      18.94   17.16

Form 10-K

A copy of Coastal Financial Corporation's Annual Report on Form 10-K, as filed with the Securities Exchange Commission for the year ended September 30, 1998, may be obtained without a charge by writing to the Shareholder Relations Officer at the Corporate Address.

Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Coastal Financial Corporation will be held at the Myrtle Beach Martinique, 7100 North Ocean Boulevard, Myrtle Beach, South Carolina, on Monday, January 25, 1999 at 2:00 p.m., Eastern Standard Time.

Additional Information

If you are receiving duplicate mailing of shareholder reports due to multiple accounts, we can consolidate the mailings without affecting your account registration. To do this, or for additional information, contact the Shareholder Relations Office, at the Corporate address shown below.

Corporate Offices

Coastal Financial Corporation
2619 Oak Street
Myrtle Beach, South Carolina 29577
843.448.5151

Transfer Agent and Registrar

Registrar and Transfer Company
P.O. Box 1010
Cranford, NJ 07016
800.866.1340 Ext. 2511

Independent Certified Public Accountants

KPMG Peat Marwick LLP
P.O. Box 10529
Greenville, South Carolina 29603

General Counsel

James H. Dusenbury
Dusenbury, Hendrix & Little
602 27th Avenue
Myrtle Beach, South Carolina 29577

Special Counsel

Muldoon, Murphy & Faucette
5101 Wisconsin Avenue
Washington, DC 20016

Shareholder Relations Officer

Susan J. Cooke
Coastal Financial Corporation
2619 Oak Street
Myrtle Beach, South Carolina 29577
843.448.5151

Coastal Financial Corporation is an equal opportunity employer and pledges equal opportunities without regard to religion, citizenship, race, color, creed, sex, age, national origin, disability or status as a disabled or Vietnam-Era veteran.

The Coastal Federal Customer

The sign of a good community bank is helping local businesses grow with a wide range of innovative products and services that best meet their needs.

Business Banking

Business Checking

If the owners are the brains of a company, then the checking account is its heart. Our Customers can choose the benefits of the Business Checking option that best suits their needs: Min-imum Balance, Business Plus, Commercial or Non-Profit.

Money Management

Coastal Federal has the right assort-ment of financial options to help our Customers' businesses thrive. Business Customers can enjoy the flexibility of accessing their funds daily with our Money Market Gold Business Cash Management account or lock in on an attractive rate of return with one of our fixed-rate Certificates of Deposit. And with desktop Coastal Federal PC Banking, they can control and access funds directly from their computers.

Arnold Johnson

"I don't feel like a number at Coastal Federal," says Arnold Johnson, owner of Arnold's Pools in Myrtle Beach. "And they are efficient; I've never had to wait to get things in order."

Since the early 1980s, Mr. Johnson has had both business and personal accounts with Coastal Federal; most of his employees bank here, too.

As Arnold's Pools has grown, Mr. Johnson has taken advantage of the business financing and other commercial services Coastal Federal offers.

He likes the range of services, and the way we keep up with technological and security advances. As a Shareholder, Mr. Johnson has found Coastal Federal to be a good investment.

He has confidence in the knowledge and integrity of Coastal Federal leaders. "The Board members all have good reputations. They are businessmen who understand business."

The Coastal Federal Customer

Regardless of the size of the company, Coastal Federal offers the right assortment of financial options to make it easy to help businesses succeed.

Business Banking

Business Financing

Customers can keep their businesses growing using Coastal Federal's wide selection of loans and lines of credit. Or conveniently extend their operating capital with our Preferred Prime Business Credit Card, which offers credit limits up to $50,000. Most importantly, our Business Customers can be confident that our attention to service doesn't stop when the loan closes. Alternative Investments Business and personal investment services are available through Coastal Investor Services, Inc., the securities brokerage subsidiary of Coastal Financial Corporation.* Customers have access to financial planners that provide corporate retirement programs, wealth management plans for owners, and personal investment planning.

Wayne Cole

When you ask Wayne Cole what he thinks about Coastal Federal, you will get an immediate answer: "Coastal Federal changed my life!"

Mr. Cole says that Coastal Federal is responsive when opportunities arise for local business people. When Mr. Cole decided to open his jewelry store in North Myrtle Beach, things moved fast. On Monday, he applied for a business loan at Coastal Federal. Tuesday, the loan was approved. Wednesday, he resigned from his job. Thursday, he purchased inventory, display cases, insurance, a safe and security system. Friday, he started renovating the building.

Within two weeks, everything was finished, polished and in place. The door of Cole's Jewelers opened May 1, 1990. "Since then, there's never been a day when I didn't make a sale. Our business is based on service," Mr. Cole said. "And that's just what Coastal Federal provides."

Mr. Cole puts his trust in Coastal Federal's expertise and community commitment. "I'm a shareholder - of course!"

*Securities offered through Robert Thomas Securities, Inc., Member NASD/SIPC

-- NOT FDIC  Insured
-- NOT  GUARANTEED  by Coastal  Federal  Savings Bank
-- Subject to risk and may lose value

Coastal
Financial
Corporation



Corporate Office:       2619 Oak Street
                        Myrtle Beach, South Carolina 29577-3129
                        (843) 448-5151