Form 10-K, Exhibit 13
period 1999-09-30
COASTAL FINANCIAL CORP /DE
filed 1999-12-29
CIK 935930

Coastal
Financial Corporation

1999

Annual
Report

Dedicated to the Coastal Federal Customer

Our Mission Statement says it all . . . We are totally committed to Exceeding the Expectations of our Customer. And while there are thousands of words in this annual report, you only need to remember three . . . BUILDING LASTING RELATIONSHIPS. They summarize well the meaning of our Mission Statement and link it to the exciting future of our Company.

Relationships are built on trust, which exists only when the individuals or entities involved are trustworthy. Trustworthiness is comprised of two indivisible and balanced components . . . Character, that is, who we are and what we stand for, and Competency, that is, what we can do.

Our QUEST FOR EXCELLENCE Operating Philosophy clearly defines our Values and Guiding Principles, which are unchanging, and provides a strong foundation for the achievement of Our Basic Corporate Objective Of Maximizing The Value Of Our Shareholders' Investment and Our Long-Term Goal Of Being The Best Financial Services Company In Our Marketplace.

BUILDING LASTING RELATIONSHIPS is the result of melding our character, as defined by our QUEST FOR EXCELLENCE Operating Philosophy, with our competency in delivering more value to our Customers than our competitors, attracting new Customers and serving our Customers when, where and how they want to be served.

Our ongoing commitment to our QUEST FOR EXCELLENCE

operating philosophy and overriding focus on building lasting relationships has continued to produce outstanding financial results, and we are absolutely convinced that this approach will help to insure that our best years are yet to come.

The value of one share of Coastal Financial Corporation's Capital Stock purchased at $10.00 in the initial public offering, and affected by stock dividends, stock splits, and reinvested cash dividends, was $177.72 based upon Nasdaq Quotations at September 30, 1999. The foregoing reflects historical results and may not be indicative of future stock prices.

[GRAPHIC-GRAPH DEPICTING SHARE PRICE PERFORMANCE]

[GRAPHIC-PICTURE OF ROBERT AND ARLENE ARMSTRONG]

Robert and Arlene Armstrong

"We vacationed here three or four times a year since 1962," said Bob Armstrong. "So we knew where we wanted to live when we retired." When they are not busy with friends, church and community activities, the Armstrongs are on the water, boating and fishing for flounder and trout.

In 1992, Mr. and Mrs. Armstrong moved to Surf-side Beach and opened accounts with a branch of a large national bank. They were immediately unhappy with its distant, impersonal service. A friend suggested Coastal Federal, where they found the personal attention they wanted.

Mr. and Mrs. Armstrong do all their Personal Banking at Coastal Federal of Surfside Beach. "It's all about knowing the bank and knowing the people. At Coastal Federal, you feel like a neighbor. Everybody knows who you are, and they're happy to see you."


[GRAPHIC-PICTURE OF BOB BARBOUR]
Bob Barbour

Bob Barbour likes the friendly, helpful people at Coastal Federal. "They recently opened their Little River office," he said. "And the very first time I walked in there, I found people I knew. Coastal Federal planned it that way."

Mr. Barbour finds that Coastal Federal's approach to business banking is based on long-term relationships between bankers and business people, as well as our commitment to providing the services and resources businesses need.

Horry County is one of the fastest growing real estate markets in the U.S., and that means growing businesses, too. New neighborhoods such as Fairway Oaks & Shorehaven Villas, where Mr. Barbour is Sales Executive, are drawing people who want to enjoy golfing, the beaches, and the relaxed pace of life.

"I tell the people who move in here to go to Coastal Federal," Mr. Barbour says. "I know they'll be well taken care of."


[GRAPHIC-PICTURE OF DALE AND DEBRA CHADWICK]

Dale and Debra Chadwick

"We do our business banking and personal banking with Coastal Federal," said Dale Chadwick. "Our Residential Home Loan is with Coastal Federal. The Sunset Beach office is convenient, and Scott Lander is a friend."

Mrs. Chadwick is Vice President of The Winds, on Ocean Isle Beach, where Coastal Federal recently financed an addition to the hotel. Mr. Chadwick is a principal with Carolina Golf Coast Properties, a leader in commercial real estate, golf and waterfront properties in Brunswick County, and is developing the new 150-acre Sunset Park project, with shopping, professional and residential areas.

Business Financing from Coastal Federal lets Mr. and Mrs. Chadwick make the most of their opportunities. "We rely on Coastal Federal for all our commercial banking. They're the first bank we refer customers and clients to for their commercial and other financial needs. We invest in Coastal Federal, too - we're shareholders."

Financial Highlights

The following table sets forth certain information concerning the financial position of the Company (including data from operations of its subsidiaries) as of and for the dates indicated. The consolidated data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and its subsidiaries presented herein.

                                                                            At or for Years Ended September 30,
---------------------------------------------------------------------------------------------------------------------------
                                                                1995          1996         1997        1998           1999
                                                              --------      --------     --------    --------      --------
                                                                (Dollars in thousands, except per share data)

Financial Condition Data:
Total assets ............................................     $401,201      $459,712     $494,003    $643,560      $713,013
Loans receivable, net ...................................      356,819       370,368      403,570     414,264       455,351
Mortgage-backed securities ..............................       12,776        27,029       23,023     170,181       182,115
Cash, interest-bearing deposits and investment securities       13,530        38,332       39,582      25,507        30,296
Deposits ................................................      273,099       313,430      347,116     386,321       399,673
Borrowings ..............................................       95,997       109,886      106,337     210,560       262,541
Stockholders' equity ....................................       24,820        27,681       32,391      37,851        41,237
Operating Data:

Interest income .........................................     $ 30,328     $ 34,720      $ 38,065     $ 43,894     $ 49,559
Interest expense ........................................       17,272       19,091        20,146       24,451       26,991
                                                              --------      --------     --------    --------      --------
Net interest income .....................................       13,056       15,629        17,919       19,443       22,568
Provision for loan losses ...............................          202          790           760          865          750
                                                              --------      --------     --------    --------      --------
Net interest income after provision for loan losses .....       12,854       14,839        17,159       18,578       21,818
                                                              --------      --------     --------    --------      --------
Other Income:

Fees and service charges on loans and deposit accounts ..        1,051        1,415         1,593        1,639        2,025
Gain on sales of loans held for sale ....................           39          990           931        1,579          979
Gain (loss) on sales of investment securities ...........         --             (6)            7           96           73
Gain on sales of mortgage-backed securities, net ........         --            189           235          521          191
Real estate operations ..................................          876          345           141          149          (29)
Other income ............................................        1,284        1,699         1,792        1,895        2,334
                                                              --------      --------     --------    --------      --------
Total other income ......................................        3,250        4,632         4,699        5,879        5,573
Total general and administrative expense ................       10,152       13,586        12,716       13,618       15,286
                                                              --------      --------     --------    --------      --------
Earnings before income taxes ............................        5,952        5,885         9,142       10,839       12,105
Income taxes ............................................        2,232        2,164         3,351        3,987        4,390
                                                              --------      --------     --------    --------      --------
Net income ..............................................      $ 3,720      $ 3,721       $ 5,791     $  6,852        7,715
                                                               =======      =======       =======     ========        =====
Net earnings per common diluted share ...................      $   .56      $   .55       $   .85     $    .99      $  1.12
                                                               =======      =======       =======     ========      =======
Cash dividends per common share .........................      $   .20      $   .22       $   .25     $    .27      $   .27
                                                               =======      =======       =======     ========      =======
Weighted average shares outstanding .....................        6,636        6,711         6,828        6,914        6,895
                                                               =======      =======       =======     ========      =======

All share and per share data have been restated to reflect two 5 for 4 stock dividends declared on January 9, 1996 and June 20, 1996, respectively, two 4 for 3 stock dividends declared on April 30, 1997 and May 6, 1998, and a 5% stock dividend declared on November 10, 1999.

Key Operating Ratios:

The table below sets forth certain performance ratios of the Company at the dates or for the periods indicated.

                                                                                      At or for Years Ended September 30,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                1995       1996        1997       1998        1999
Other Data:
Return on assets (net income divided by average assets) ..................      0.94%      0.85%       1.21%      1.13%       1.14%
Return on average equity (net income divided by average equity) ..........     15.54%     13.97%      19.36%     19.52%      19.30%
Average equity to average assets .........................................      6.08%      6.10%       6.24%      6.05%       5.93%
Tangible book value per share ............................................   $  3.96    $  4.30     $  4.98     $ 5.75      $ 6.10
Dividend payout ratio ....................................................     34.46%     38.51%      27.63%     25.14%      23.28%
Interest rate spread (difference between average yield on interest-earning
  assets and average cost of interest-bearing liabilities) ...............      3.52%      3.76%       3.89%      3.51%       3.55%
Net interest margin (net interest income as a percentage of average
  interest-earning assets) ...............................................      3.62%      3.86%       4.03%      3.64%       3.67%
Allowance for loan losses to total loans at end of period ................      1.00%      1.11%       1.19%      1.33%       1.36%
Ratio of non-performing assets to total assets (1) .......................      0.53%      0.17%       0.10%      0.36%       0.21%
Tangible capital ratio ...................................................      6.13%      5.93%       6.31%      6.10%       6.29%
Core capital ratio .......................................................      6.13%      5.93%       6.31%      6.10%       6.29%
Risk-based capital ratio .................................................     10.45%     10.41%      11.05%     12.67%      12.64%
Number of:
  Real estate loans outstanding ..........................................     6,688     5,741       6,752      6,666        6,637
  Deposit accounts .......................................................    39,881    41,755      43,544     43,720       41,608
  Full service offices (2) ...............................................         8         9           9         10           10

(1) Nonperforming assets consist of nonaccrual loans 90 days of more past due and real estate acquired through foreclosure.
(2) On October 6, 1999, the Bank opened its Little River office, bringing the number of full service offices to 11.

Dear Friends

Record Financial Results

The most fundamental and critical part of a successful future is a clear vision of that future.

As we began our business planning process back in the summer of 1995, we were faced with many options and potential courses of action to follow in working toward the attainment of our Basic Corporate Objective Of Maximizing The Value Of Our Shareholders' Investment and Our Long-Term Goal Of Being The Best Financial Services Company In Our Marketplace.

My challenge to our Senior Leaders assembled to discuss the future of our Company was to consider all of the possibilities which were available to us at that particular point in time and develop the proper strategies to assure the attainment of our goals.

During that session, I posed a number of scenarios to our team in order to convey a sense of urgency, a sense of personal accountability and the need for action. The product of my questions was not a set of inflexible answers, but, rather, a paradigm shift relating to our view of the planning process itself and, subsequently, the creation of what we call "discovery based planning."

The team that responded to that challenge in 1995 has since guided this Company through four exceptional years of achievement, the most current of which yielded another year of record financial results.

Coastal Financial Corporation's net income for the year totaled $7.7 million, or $1.12 per diluted share, an increase of 13% compared to $6.9 million, or $.99 per diluted share in 1998. These results produced a return on average Shareholders' equity of 19.30% and a return on average assets of 1.14%.

Total assets increased over 10%, to $713 million at year end, and importantly, core deposits grew by over 14%. Asset quality remained excellent compared to both industry standards and historical norms.

While our operating results for 1999 again met our high expectations, the market price of Coastal Financial's common stock, at September 30, 1999, was 17.7% less than the market price at September 30, 1998. While bank stocks, in general, have been depressed this year, Coastal Financial's share price decline in 1999 has been quite a contrast to its 0.76% decrease in 1998, 60% increase in 1997 and 56% increase in 1996.

Since becoming a publicly owned company in 1990, Coastal Financial Corporation's stock has grown at a compound annual rate of over 37%, taking our market capitalization from $4.6 million in October 1990, to $90.0 million at the close of this fiscal year. Put another way, an initial investment of $10,000 in October of 1990 would have grown to $164,300 at September 30, 1999.

Equally as impressive is the fact that, since 1990, our operating earnings have increased at a compound annualized rate in excess of 19%.

One of the best indicators of performance is Return On Shareholders' Equity, and this measure for 1999 was, again, outstanding. Our Return On Average
Shareholders' Equity measure of 19.30% ranks us among the top performing financial services companies in America.

While we certainly believe that financial results such as these are worth cheering, during fiscal 1999 we continued to receive even more public recognition of our progress toward the attainment of our Basic Corporate Objective Of Maximizing The Value Of Our Shareholders' Investment and Our Long-Term Goal Of Being The Best Financial Services Company In Our Marketplace:

In its November 17, 1998 edition, The State newspaper published an article titled "Myrtle Beach bank leads US," describing Coastal Financial Corporation as the nation's best savings bank investment this decade.

Coastal Financial Corporation, for the second consecutive year, was listed as #1 in Return on Equity for all publicly held banks in North and South Carolina in the 1999/2000 edition of Corporate Carolina, published by the editors of Business North Carolina.

Coastal Federal, for the second consecutive year, placed 1st in voting by the readers of the (Myrtle Beach) SUN NEWS in the Financial Institutions category of the SUN NEWS Best Of The Beach Competition for 1999.

Coastal Federal placed 1st in voting by the readers of the SUN NEWS in the Mortgage Company category of the SUN NEWS Best of The Beach Competition for 1999.

We are extremely proud of the performance evidenced by these results because they are indicative of how our Associates feel about our commitment to them and to our Customers.

Our best year yet

This was indeed a year of significant achievement for Coastal Financial Corporation. Our ongoing commitment to our Associates, Customers and Communities continues to pay significant dividends and has enabled the financial performance during fiscal 1999 which, again, met our high expectations and well positions us to aggressively pursue future opportunities.

Noteworthy Financial Results
for Fiscal 1999:

EARNINGS PER SHARE
[GRAPHIC-GRAPH DEPICTING NUMBERS BELOW]
o Net earnings of $7.7 million or $1.12 per diluted share. Net earnings for fiscal 1999 increased 12.6% over the prior year.

BOOK VALUE PER SHARE
[GRAPHIC-GRAPH DEPICTING NUMBERS BELOW]
o Book value per share grew 6.1% to $6.10.

o Shareholders' equity advanced 9.0% to $41.2 million.

ASSETS
[GRAPHIC-GRAPH DEPICTING NUMBERS BELOW]
o A 10.8% growth in total assets to $713.0 million.

o Loans receivable increased 11.1% to $472.0 million.

o Deposits were up 3.5% to the highest level in the Company's history, led by core deposit growth of 14%.

o Transaction deposits grew by 16.7% in fiscal 1999.

[GRAPHIC-THREE PHOTOS]
TOURISM, RETIREMENT AND BUSINESS CONTINUE TO FUEL THE AREA'S GROWTH

[GRAPHIC-GRAPH DEPICTING ALLOWANCE FOR LOAN LOSSES]
ALLOWANCE FOR LOAN LOSSES
TO NET LOANS

o Allowance for Loan Losses to Net Loans increased to 1.36%.

o The Company had Net Loan Charge Offs of .02% in 1999.

Coastal Financial Corporation's outstanding operating results are the product of the commitment, dedication and aligned effort of our wonderful team and have been a major factor in the more than 1,643% increase in our stock price since becoming a public company in October of 1990 vs. 412% for the Standard & Poors 500 Index.

These results put Coastal Financial among the top performing financial services companies in the nation and, when considered in the context of our impressive record of performance over the past decade, it is easy to see why I am so proud of this great Company.

It really was quite a year. Our business prospered and our Associates flourished, growing both personally and professionally as never before. But, as good as these results are, it's always the future that we are most interested in, and it always leads to the question we're most often asked: "Can we keep it up?"

We continue to believe the answer is a resounding "Yes," as long as we remain focused on BUILDING LASTING RELATIONSHIPS with our Associates, Customers and Communities. That's what really sets us apart from the competition.

A look back at 1999

  Albert Einstein once said, "The significant problems we face today cannot be solved at the same level of thinking we were at when we created them." Einstein was describing paradigms . . . the way individuals perceive, understand and interpret the surrounding world. In that we are all products of what we have learned and experienced, we are all different, because no two of us share the the same learning or life experiences. Therefore, no two people share identical paradigms.

  Our culture, as a learning organization, embraces change as the essential ingredient for growth and progress. Consequently, we have learned that, if we want to achieve significant change, we must first change our paradigms.

  A significant element of the Five Year Plan, which was developed in the 1995 strategic planning session, related to our need to build a workplace which was designed to teach our Leadership Group and Associates the principles which are essential in better serving our Customers and in assuring their own personal and professional success. This paradigm shift has enabled our Associates to grow, both personally and professionally, toward the attainment of their full potential and further leveraged our ever-increasing ability to work together as a team. And though we are still far from being the ideal workplace we intend to be, we endeavor daily to make our work environment a better place for our Associates, to make sure they know we care about them personally, and to assure that they understand how critical they are to our team's success. We believe this approach is both fundamental and essential to assuring that our best days are yet to come.

  This formula for success is clearly defined in our QUEST FOR EXCELLENCE Operating Philosophy and is fully developed and masterfully articulated through our course offerings at Coastal Federal University. This well focused and in-depth curriculum teaches our Leaders that it all begins with our commitment to BUILDING LASTING RELATIONSHIPS, with our Associates, our Customers, and our Communities, and ends with added value for all of our stakeholders.

  And while there are those who say that a success formula can't possibly be as simple as our QUEST FOR EXCELLENCE Operating Philosophy, our results have absolutely convinced us that it is just that simple.

  During fiscal 1999, we established The Pledge To Excellence Program at Coastal Federal University and began offering the renowned course "The 7 Habits of Highly Effective People," in conjunction with the Covey Learning Institute. These two leadership development opportunities are designed to assure that every Leader in our organization can effectively deliver our most important message - that exceeding the expectations of our internal and external Customers is our first consideration in every decision we make.

  These curriculum offerings have become the cornerstones of our initiative of making Coastal Financial Corporation a learning organization. That is, an organization which views change and constant improvement as essential to the achievement of its long-term objectives.


[GRAPHIC-PHOTO OF COASTAL FINANCIAL CORPORATION CORPORATE GROUP LEADERS]

  I was extremely pleased when the first Pledge To Excellence class convened in late 1998, and began teaching our Leaders the skills they need to successfully respond to the challenges they face. In that course, we teach them the history of our Company and the values on which it is built. They learn to commit themselves to their team members and share with their team our vision for the future and the goals we have established. We show them how to effectively lead their teams toward the successful execution of their parts of our business, and, very importantly, how each piece is an essential part of the whole. And we help them understand that their success is highly dependent upon the success of their teams and that it is incumbent upon them, as leaders, to make others successful so that we might, in the future, pass along a very successful and continuously improving Company to the next generation of leaders.

  I  believe  that  Coastal  Federal  University,  and the  curriculum  which is constantly being developed and updated, are among the most important investments Coastal Financial will ever make. And because these initiatives will enable each of our Leaders and Associates to reach their full potential, it is my firm belief that Coastal Federal University and our commitment to becoming a learning organization will produce the greatest returns of any investment we have ever made.

  Those returns will be achieved by teaching our leaders principles which can shift their paradigms and leverage their potential, such as . . . our philosophy that the single most important thing they must do is to attract, develop and retain the very best people. This principle is fundamental to attracting, developing and retaining profitable Customer relationships. The list of principles could go on and on, but the point is that every offering in our curriculum is designed to equip our team members to serve our Customers better . . . to BUILD LASTING RELATIONSHIPS.

  Over four years have passed since I challenged this exceptional team to explore our options and, during that time, many good things have happened in preparing our Company for the future.

  In continuing to better position our organization for the challenges that lie ahead, we undertook many significant endeavors during 1999. Some of the initiatives and accomplishments aimed at increasing the long-term value of the Company by maximizing our ability to capitalize on opportunities in the years ahead were:

o The development and adoption of our Vision 2005 strategic plan. This document provides us with a broad and in-depth strategic framework, delineating both the transformational and linear aspects of our development designs, from which to develop annual tactical plans in support of the attainment of those long-term objectives.

o The further expansion of Coastal Federal University to assure that we remain focused on becoming a learning organization. The Mission of Coastal Federal
University is to foster a learning environment, centered around Coastal Financial Corporation's QUEST FOR EXCELLENCE Operating Philosophy. The success of this endeavor to-date has significantly increased our individual and organizational production capability and created an empowered culture with a true competitive distinction.

o Our recent partnership with the Waccamaw Community Foundation in sponsoring a Flood Relief Fund for flood victims. This effort, together with the approximately 300 other charitable causes which we support annually with our time, talent and resources, reflects our strong belief that community members have a basic responsibility to take care of their communities and each other.

o The continued expansion of our financial services franchise. Our newest Sales Center in Little River, South Carolina, the commencement of construction on our Carolina Forest Sales Center, the acquisition of a Sales Center site in North Conway with plans to begin construction in fiscal 2000, and the acquisition of a location for a lending office in Wilmington, North Carolina, are activities consistent with our efforts to expand our presence and market awareness along the South Carolina coast and build a significant presence in coastal North Carolina.

Our commitment to our customers combines the efficiencies of new technologies with the highest level of personal service.

o Insuring that we are ready for the Year 2000. Our Coastal Year 2000 Team has spent more than three years, with the outside assistance of one of the top accounting/information systems consulting firms in the nation, assuring that we are totally prepared for Year 2000. Our Team has identified equipment, products, services and programs that depend on date-related data to function, both within the Coastal Financial family of companies, as well as verifying the same for outside vendors and subcontractors. Those efforts have included personal computers, copiers, printers, vaults, elevators, heating and cooling systems, facsimile machines and much, much more. We have tested, confirmed, validated, retested, reconfirmed and revalidated. We are ready.

o The repositioning of Coastal Investor Services to create more connectivity with Bank Associates and Customers resulted in Coastal Investor Services ranking #21 out of over 600 brokerage affiliates in the Raymond James Financial Services system. The ability of Coastal Financial to offer our Customers a comprehensive financial planning service together with a full array of financial services . .
 . from checking and savings accounts, to annuities, trust services, mortgage lending, securities brokerage, commercial lending, asset management accounts and insurance products, through conveniently located financial Sales Centers, drive-up ATMs, telephones or internet access is critical to BUILDING LASTING RELATIONSHIPS . . . because it allows our Customers to conduct their business when they wish, how they wish and where they wish.

o Our organization was fundamentally realigned in 1999 to better enable our concept of operating as a series of community banks. Jerry Rexroad now directs the Company's Operations and Finance Groups, and Phil Stalvey, Doug Shaffer and Scott Lander lead the sales efforts in the three market areas which were created during fiscal 1999. We believe this realignment provides new clarity, focus and direction for the entire Company and will provide even more support for our commitment to local decision-making and more responsive, reliable and empathetic Customer service. These individuals are a part of the most experienced, most effective team of senior leaders our Company has ever had.

  These initiatives well reflect our culture of viewing change and constant improvement as essential to the achievement of our long-term objectives.

  Directors

  Our extraordinary success over the years is the result of many things, not the least of which is an excellent Board of Directors. Let me say just a few words about two wonderful directors who retire this year and a new outside director who joins us:

o Wilson Springs, Vice Chairman, is retiring after thirty-two years on our Board. Next to our founders, Wilson probably had the most to do with making Coastal Financial Corporation the Company it is today. He has been a source of great vision, excellent judgment and wonderful good cheer.

o Harold Clardy is retiring from our Board after having provided twenty-four years of exemplary leadership. Harold has been a reliable source of historical perspective, sound wisdom and good advice.

  We will greatly miss the service of these fine gentlemen who symbolized those ideals and values which we strive daily to live up to. We thank each of them for all they have done, and continue to do on our behalf, and know that they will always be among our best ambassadors.

Looking ahead

o Frank Thompson, President of Peoples Underwriters, joins us as a new director in 2000. Frank is an outstanding executive who brings unique experience and a special viewpoint to our Board and we are extremely pleased to welcome him to what I consider the best Board of Directors in America.

  On a sad note, just prior to the publication of this report, Samuel A. Smart, a member of our Board of Directors for the past sixteen years, passed away. Sam made many significant contributions and provided sound guidance and responsible oversight to our efforts. He was an extraordinary gentleman and a great friend.

  Looking Ahead

  The future looks good. Consider these two critical elements: We are located in one of the best markets in America, with Horry County being the second fastest growing real estate market in the nation and New Hanover County being ranked fourth in that measure. And we have the best team imaginable. Our 1999 results speak volumes about their commitment to Our Basic Corporate Objective Of Maximizing The Value Of Our Shareholders' Investment and Our Long-Term Goal Of Being The Best Financial Services Company In Our Marketplace.

  Both sales and earnings reached record levels in 1999 and 1998. In fact, in these two years alone, our net income has surged 33%.

  And we still have tremendous potential for further growth. In the last four years, our net income has more than doubled. Since becoming a publicly owned Company in 1990, we have roughly doubled our earnings every 4 years.

  Everyone in the Coastal Financial family relishes these achievements and looks forward to even greater accomplishments in the years ahead. And while we certainly have no crystal ball, we do have dedicated Associates, great markets, excellent products, tremendous momentum and unshakable confidence in our ability, as a team, to BUILD LASTING RELATIONSHIPS with our Customers and Communities and achieve even higher returns for our Shareholders in the future.

  All  of  us  at  Coastal  Financial  Corporation   appreciate  your  continued
  encouragement, loyalty and support, and look to the future with great enthusiasm and excitement.

  /s/Michael C. Gerald
  --------------------
  Michael C. Gerald
  President and Chief Executive Officer

  COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Financial Condition
  September 30, 1998 and 1999
                                                                                           1998          1999
                                                                                         ---------    ----------
                                                                                         (Dollars in thousands)
                                       ASSETS
Cash and amounts due from banks                                                          $  11,978        21,988
Short-term interest-bearing deposits                                                         3,688         2,245
Investment securities available for sale                                                     9,841         6,063
Mortgage-backed securities available for sale                                              170,181       182,115
Loans receivable (net of allowance for loan losses of $5,668
   at September 30, 1998 and $6,430 at September 30, 1999)                                 414,264       455,351
Loans receivable held for sale                                                              10,486        16,636
Real estate acquired through foreclosure, net                                                   35            96
Office property and equipment, net                                                           9,001        11,236
Federal Home Loan Bank (FHLB) stock, at cost                                                 7,266         8,201
Accrued interest receivable on loans                                                         2,546         2,861
Accrued interest receivable on securities                                                    1,324         1,333
Other assets                                                                                 2,950         4,888
                                                                                         ---------    ----------
                                                                                         $ 643,560    $  713,013
                                                                                         =========    ==========
                        LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
   Deposits                                                                                386,321       399,673
   Securities sold under agreements to repurchase                                           59,214        96,948
   Advances from FHLB                                                                      144,909       164,024
   Other borrowings                                                                          6,437         1,569
   Drafts outstanding                                                                        1,615         1,383
   Advances by borrowers for property taxes and insurance                                    1,329         1,346
   Accrued interest payable                                                                  1,352         1,156
   Other liabilities                                                                         4,532         5,677
                                                                                         ---------    ----------
     Total liabilities                                                                     605,709       671,776
                                                                                         ---------    ----------

Stockholders' equity:
   Serial preferred stock, 1,000,000 shares authorized and unissued                              --           --
   Common stock $.01 par value, 15,000,000 shares authorized;
     6,576,966 shares at September 30, 1998 and 6,751,389
     shares at September 30, 1999 issued and outstanding                                        66            67
   Additional paid-in capital                                                                8,980         9,320
   Retained earnings, restricted                                                            28,369        34,288
   Treasury stock, at cost (23,100 shares)                                                      --           (356)
   Accumulated other comprehensive income (loss), net of tax                                   436         (2,082)
                                                                                         ---------    ----------
     Total stockholders' equity                                                             37,851        41,237
                                                                                         ---------    ----------
                                                                                         $ 643,560    $  713,013
                                                                                         =========    ==========

          See accompanying notes to consolidated financial statements.
12

   COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
   Years ended September 30, 1997, 1998 and 1999

                                                                            1997            1998          1999
                                                                        ------------     ---------     ---------
                                                                            (In thousands, except share data)
Interest income:
   Loans receivable                                                     $     33,769        36,314        38,541
   Investment securities                                                       1,574         1,309         1,476
   Mortgage-backed securities                                                  2,446         5,972         9,205
   Other                                                                         276           299           337
                                                                         ------------     ---------     ---------
Total interest income                                                         38,065        43,894        49,559
                                                                        ------------     ---------     ---------
Interest expense:
   Deposits                                                                   13,650        14,559        14,627
   Securities sold under agreements to repurchase                              1,130         3,404         3,869
   Advances from FHLB                                                          5,366         6,488         8,495
                                                                        ------------     ---------     ---------
     Total interest expense                                                   20,146        24,451        26,991
                                                                         ------------     ---------     ---------
     Net interest income                                                      17,919        19,443        22,568
Provision for loan losses                                                        760           865           750
                                                                         ------------     ---------     ---------
     Net interest income after provision for loan losses                      17,159        18,578        21,818
                                                                        ------------     ---------     ---------

Other income:
   Fees and service charges on loans and deposit accounts                      1,593         1,639         2,025
   Gain on sales of loans held for sale                                          931         1,579           979
   Gain on sales of investment securities, net                                     7            96            73
   Gain on sales of mortgage-backed securities, net                              235           521           191
   Loss from real estate acquired through foreclosure                           (137)          (72)          (29)
   Income from real estate partnerships                                          278           221            --
   Income from sale of non-depository products                                   797           535           745
   Federal Home Loan Bank stock dividends                                        342           454           616
   Other income                                                                  653           906           973
                                                                        ------------     ---------     ---------
     Total other income                                                        4,699         5,879         5,573
                                                                        ------------     ---------     ---------
General and administrative expenses:
   Salaries and employee benefits                                              6,841         7,355         8,604
   Net occupancy, furniture and fixtures and data processing expense           2,891         3,260         3,563
   FDIC insurance premium                                                        283           213           220
   Other expense                                                               2,701         2,790         2,899
                                                                        ------------     ---------     ---------
     Total general and administrative expense                                 12,716        13,618        15,286
                                                                        ------------     ---------     ---------
     Income before income taxes                                                9,142        10,839        12,105
Income taxes                                                                   3,351         3,987         4,390
                                                                        ------------     ---------     ---------
Net income                                                              $      5,791         6,852         7,715
                                                                        ============     =========     =========

Earnings per common share
   Basic                                                                $       0.89          1.04          1.15
                                                                        ============     =========     =========
   Diluted                                                              $       0.85          0.99          1.12
                                                                        ============     =========     =========
Average common shares outstanding
   Basic                                                                   6,538,000     6,600,000     6,700,000
                                                                        ============     =========     =========
   Diluted                                                                 6,828,000     6,914,000     6,895,000
                                                                        ============     =========     =========

          See accompanying notes to consolidated financial statements.

   COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity and Comprehensive Income
  Years ended September 30, 1997, 1998 and 1999

                                                                                             Accumulated
                                                                                                Other
                                                            Additional                      Comprehensive        Total
                                                     Common   Paid-in  Retained   Treasury     Income      Stockholders'
                                                      Stock   Capital  Earnings     Stock      (Loss)          Equity
                                                      -----   -------  --------     -----      ------          ------
                                                                    (In thousands)
Balance at September 30, 1996                          $65    $8,679    $20,015    $(1,185)       107           $27,681
Exercise of stock options                               --        --       (786)     1,003         --               217
Cash paid for fractional shares                         --        --        (18)        --         --               (18)
Cash dividends                                          --        --     (1,600)        --         --            (1,600)
Net income                                              --        --      5,791         --         --             5,791
Other comprehensive income, net of tax:
Unrealized gains arising during period, net of
   taxes of $186                                        --        --         --         --        465                --
Less: reclassification adjustment for gains
   included in net income, net of taxes of $97          --        --         --         --       (145)               --
                                                       ---    ------    -------      -----    -------           -------
Other comprehensive income                              --        --         --         --        320               320
                                                       ---    ------    -------      -----    -------           -------
Comprehensive income                                    --        --         --         --         --             6,111
                                                       ---    ------    -------      -----    -------           -------
Balance at September 30, 1997                           65     8,679     23,402       (182)       427            32,391
Exercise of stock options                                1       301       (161)       182         --               323
Cash paid for fractional shares                         --        --         (9)        --         --                (9)
Cash dividends                                          --        --     (1,715)        --         --            (1,715)
Net income                                              --        --      6,852         --         --             6,852
Other comprehensive income, net of tax:
Unrealized gains arising during period,
   net of taxes of $152                                 --        --         --         --        379                --
Less: reclassification adjustment for gains
   included in net income, net of taxes of $247         --        --         --         --       (370)               --
                                                       ---    ------    -------      -----    -------           -------
Other comprehensive income                              --        --         --         --          9                 9
                                                       ---    ------    -------      -----    -------           -------
Comprehensive income                                    --        --         --         --         --             6,861
                                                       ---    ------    -------      -----    -------           -------

Balance at September 30, 1998                           66     8,980     28,369         --        436            37,851
Exercise of stock options                                1       340         --         --         --               341
Cash dividends                                          --        --     (1,796)        --         --            (1,796)
Net income                                              --        --      7,715         --         --             7,715
Other comprehensive income, net of tax:
Unrealized losses arising during period,
   net of taxes of $1,499                               --        --         --         --     (2,354)               --
Less: reclassification adjustment for gains
   included in net income, net of taxes of $100         --        --         --         --       (164)              --
                                                       ---    ------    -------      -----    -------           -------
Other comprehensive loss                                --        --         --         --     (2,518)           (2,518)
                                                       ---    ------    -------      -----    -------           -------
Comprehensive income                                    --        --         --         --         --             5,197
                                                       ---    ------    -------      -----    -------           -------
Treasury stock repurchases                              --        --         --       (356)        --              (356)
                                                       ---    ------    -------      -----    -------           -------
Balance at September 30, 1999                          $67    $9,320    $34,288      $(356)   $(2,082)          $41,237
                                                       ===    ======    =======      =====    =======           =======

          See accompanying notes to consolidated financial statements.

  COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
  Years ended September 30, 1997, 1998 and 1999

                                                                                         1997           1998           1999
                                                                                      ---------       --------       --------
                                                                                                   (In thousands)

Cash flows from operating activities:
   Net income ...................................................................     $   5,791          6,852          7,715
   Adjustments to reconcile net income to net cash provided
   by operating activities:
     Income from real estate partnerships .......................................          (278)          (221)          --
     Depreciation ...............................................................           865          1,030          1,206
     Provision for loan losses ..................................................           760            865            750
     Origination of loans receivable held for sale ..............................       (45,717)       (69,546)       (66,930)
     Proceeds from sales of loans receivable held for sale ......................        44,160         71,674         60,781
     (Increase) decrease in:
       Other assets .............................................................           149           (176)        (1,938)
       Accrued interest receivable ..............................................          (296)          (604)          (324)
     Increase (decrease) in:
       Accrued interest payable .................................................           154            400           (196)
       Other liabilities ........................................................           220           (248)         2,744
                                                                                      ---------       --------       --------
         Net cash provided by operating activities ..............................         5,808         10,026          3,808
Cash flows from investing activities:
   Proceeds from sale of investment securities available for sale ...............         5,693          4,500          9,735
   Proceeds from maturities of investment securities available for sale .........        17,839         25,596          5,165
   Purchases of investment securities available for sale ........................       (32,022)       (13,798)       (11,360)
   Purchases of loans receivable ................................................        (9,948)       (10,442)        (9,078)
   Proceeds from sale of mortgage-backed securities available for sale ..........        25,678         86,547         95,173
   Purchases of mortgage-backed securities available for sale ...................       (26,636)      (279,141)      (183,590)
   Principal collected on mortgage-backed securities available for sale .........         4,850         45,505         72,177
   Origination of loans receivable, net .........................................      (132,786)      (135,706)      (189,427)
   Principal collected on loans receivable ......................................       109,946        130,286        156,518
   Proceeds from sales of real estate acquired through foreclosure ..............           456            263             88
   Purchases of office properties and equipment .................................        (2,690)        (2,470)        (3,441)
   Purchases of FHLB stock ......................................................          (390)        (1,648)          (935)
   Other investing activities, net ..............................................           914            193            427
                                                                                      ---------       --------       --------
         Net cash used by investing activities ..................................       (39,096)      (150,315)       (58,848)

Cash flows from financing activities:
   Increase in deposits .........................................................        33,686         39,205         13,352
   Increase (decrease) in securities sold under agreements to repurchase ........        (2,666)        56,548         37,734
   Proceeds from FHLB advances ..................................................       198,170        242,625        353,900
   Repayment of FHLB advances ...................................................      (201,245)      (199,194)      (334,785)
   Proceeds (repayments) from other borrowings, net .............................           224          4,244         (4,868)
   Increase (decrease) in advance payments by borrowers for property
     taxes and insurance ........................................................           (26)           (80)            17
   Increase (decrease) in drafts outstanding, net ...............................          (904)           597           (232)
   Repurchase of treasury stock, at cost ........................................          --             --             (356)
   Cash dividends to stockholders and cash for fractional shares ................        (1,618)        (1,724)        (1,796)
   Exercise of stock options ....................................................           217            323            341
                                                                                      ---------       --------       --------
         Net cash provided by financing activities ..............................        25,838        142,544         63,307
                                                                                      ---------       --------       --------
Net increase (decrease) in cash and cash equivalents ............................        (7,450)         2,255          8,567
                                                                                      ---------       --------       --------
Cash and cash equivalents at beginning of year ..................................        20,861         13,411         15,666
                                                                                      ---------       --------       --------
Cash and cash equivalents at end of year ........................................     $  13,411         15,666         24,233
                                                                                      =========       ========       ========

Supplemental information:
   Interest paid ................................................................     $  19,992         24,051         27,187
                                                                                      =========       ========       ========
   Income taxes paid ............................................................     $   2,687          4,112          2,085
                                                                                      =========       ========       ========
Supplemental schedule of non-cash investing and financing transactions:
   Securitization of mortgage loans held for sale into mortgage-backed securities     $    --            4,997         27,713
                                                                                      =========       ========       ========
   Transfer of mortgage loans to real estate acquired through foreclosure .......     $     383             48            149
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

     (a) Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Coastal Financial Corporation (the "Company"), and its wholly-owned subsidiaries, Coastal Federal Mortgage, Inc., Coastal Investor Services, Inc. and Coastal Federal Savings Bank (the "Bank"), and the Bank's wholly-owned subsidiaries, Coastal Federal Holding Company (and Coastal Real Estate Investment Corporation) and Coastal Mortgage Bankers and Realty Co., Inc. (and Coastal Mortgage Bankers and Realty Co. Inc.'s wholly-owned subsidiaries, Shady Forest Development Corporation, Sherwood Development Corporation, Ridge Development Corporation, 501 Development Corporation, North Beach Investments, Inc. and North Strand Property Management, Inc.). In consolidation, all significant intercompany balances and transactions have been eliminated. Coastal Financial Corporation is a unitary thrift holding company organized under the laws of the state of Delaware.

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

     (c) Investment and Mortgage-Backed Securities

     Investment and mortgage-backed securities are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Investments are classified into three categories as follows: (1) Held to Maturity - debt securities that the Company has the positive intent and ability to hold to maturity, which are reported at amortized cost; (2) Trading - debt and equity securities that are bought and held principally for the purpose of selling them in the near term, which are reported at fair value, with unrealized gains and losses included in earnings and (3) Available for Sale - debt and equity securities that may be sold under certain conditions, which are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of income taxes.

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

     (d) Allowance for Loan Losses

     The Company provides for loan losses on the allowance method. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to the allowance. Additions to the allowance for loan losses are provided by charges to operations based on various factors which, in management's judgment, deserve current recognition in estimating losses. Such factors considered by management include the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, loss experience, delinquency trends, and local and regional economic conditions. Management evaluates the carrying value of loans periodically and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. The allowance for loan losses is subject to periodic evaluation by various regulatory authorities and may be subject to adjustment upon their examination.

   COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued
     (d) Allowance for Loan Losses - Continued

     The Company follows SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," for determining impairment on loans. SFAS No. 114 requires that nonhomogenous impaired loans and certain restructured loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price or at the fair value of the collateral if the loan is collateral dependent. A specific reserve is set up for each impaired loan. Accrual of interest income on loans (including impaired loans) is suspended when, in management's judgment, doubt exists as to the collectibility of principal and interest. If amounts are received on loans for which the accrual of interest has been discontinued, a determination is made as to whether payments received should be recorded as a reduction of the principal balance or as interest income depending on management's judgment as to the collectibility of principal. The loan is returned to accrual status when, in management's judgment, the borrower has demonstrated the ability to make periodic interest and principal payments on a timely basis.

     (e) Loans Receivable Held for Sale

     Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are provided for in a valuation allowance by charges to operations. At September 30, 1998 and 1999, the Company had approximately $10.5 million and $16.6 million in mortgage loans held for sale, respectively.

     (f) Real Estate Owned

     Real estate acquired in settlement of loans is initially recorded at the lower of cost or net fair value (less estimated costs to sell). If cost exceeds net fair value, the asset is written down to net fair value with the difference being charged against the allowance for loan losses. Subsequent to foreclosure, such assets are carried at the lower of cost or net fair value with any additional write downs being charged as real estate losses.

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

   COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

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

     (m) Securities Sold Under Agreement to Repurchase

     The Company maintains collateral for certain customers who wish to deposit amounts greater than $100,000. These agreements function similarly to a certificate of deposit in that the agreement is for a fixed length of time at a fixed interest rate. However, these deposits are not insured by the Federal Deposit Insurance Corporation (the "FDIC"), but are collateralized by an interest in the pledged securities. The Company has classified these borrowings separately from deposits.

     (n) Reclassifications

     Certain amounts in the 1997 and 1998 consolidated financial statements have been reclassified to conform with the 1999 presentation. Such reclassifications did not change net income or equity as previously reported.

     (o) Stock Based Compensation

     In 1996, the Company adopted the disclosure provisions of SFAS No. 123 "Accounting for Stock Based Compensation." The statement permits the Company to continue accounting for stock based compensation as set forth in APB Opinion No. 25, "Accounting for Stock Issued to Employees," provided the Company discloses the proforma effect on net income and earnings per share of adopting the full provisions of SFAS No. 123. Accordingly, the Company continues to account for stock based compensation under APB Opinion No. 25 and has provided the required proforma disclosures.

     (p) Comprehensive Income

     On  October  1,  1998,  the  Company  adopted  SFAS  No.  130,   "Reporting
Comprehensive Income". SFAS No. 130 established standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and net unrealized gains (losses) on securities and is presented in the statements of stockholders' equity and comprehensive income. The Statement requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations. Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130.

     The Company's other comprehensive income for the years ended September 30, 1999 and 1998 and accumulated other comprehensive income as of September 30, 1999 and 1998 are comprised solely of unrealized gains and losses on certain investments in debt and equity securities.

     (q) Disclosures Regarding Segments

     The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" in fiscal year 1999. SFAS No. 131 established standards for the way that public businesses report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company adopted SFAS No. 131 without any impact on their consolidated financial statements.

   COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(2)  INVESTMENT SECURITIES

     The amortized cost and market value of investment securities available for sale at September 30, 1998 is summarized as follows:

                                                                                             1998
                                                                       ----------------------------------------------
                                                                                    Gross           Gross
                                                                       Amortized Unrealized      Unrealized   Market
                                                                         Cost       Gains           Losses     Value
                                                                         ----       -----           ------     -----
                                                                                          (In thousands)
         U.S. Government and agency obligations:
           Due after one but within five years ....................    $  3,053        44              --     3,097
           Due after five years ...................................       6,699        45              --     6,744
                                                                       --------        --             ---     -----
                                                                       $  9,752        89              --     9,841
                                                                       ========        ==             ===     =====

     The amortized cost and market value of investment securities available for sale at September 30, 1999 is summarized as follows:

                                                                                             1999
                                                                       ----------------------------------------------
                                                                                    Gross           Gross
                                                                       Amortized Unrealized      Unrealized   Market
                                                                         Cost       Gains           Losses     Value
                                                                         ----       -----           ------     -----
                                                                                         (In thousands)
         U.S. Government and agency obligations:
           Due after one but within five years ....................    $  2,770        --             (16)    2,754
           Due after five years ...................................       3,445        --            (136)    3,309
                                                                       --------        --             ---     -----
                                                                       $  6,215        --            (152)    6,063
                                                                       ========        ==             ===     =====


     The Company had gross realized losses of $58,000 and gross realized gains of $65,000 for the year ended September 30, 1997. For the year ended September 30, 1998, gross realized gains were $96,000 and there were no realized losses. For the year ended September 30, 1999, gross realized gains were $73,000 and there were no realized losses.

     Certain investment and mortgage-backed securities are pledged to secure other borrowed money and customer deposits in excess of FDIC insurance coverage. The carrying value of the securities pledged at September 30, 1999 was $110.4 million with a market value of $109.0 million.

(3)  MORTGAGE-BACKED SECURITIES

         Mortgage-backed securities available for sale at September 30, 1998 consisted of the following:

                                                                                             1998
                                                                       ----------------------------------------------
                                                                                    Gross           Gross
                                                                       Amortized Unrealized      Unrealized   Market
                                                                         Cost       Gains           Losses     Value
                                                                         ----       -----           ------     -----
                                                                                          (In thousands)
         FNMA .....................................................    $  95,024       413            (156)   95,281
         GNMA .....................................................       49,586        68             (95)   49,559
         FHLMC ....................................................       24,901       479             (39)   25,341
                                                                       ---------       ---            ----   -------
                                                                       $ 169,511       960            (290)  170,181
                                                                       =========       ===            ====   =======

                                                                              19

   COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued


(3)  MORTGAGE-BACKED SECURITIES - Continued

     Mortgage-backed securities available for sale at September 30, 1999 consisted of the following:

                                                                                             1999
                                                                       ----------------------------------------------
                                                                                    Gross           Gross
                                                                       Amortized Unrealized      Unrealized   Market
                                                                         Cost       Gains           Losses     Value
                                                                         ----       -----           ------     -----
                                                                                          (In thousands)
         Collateralized Mortgage Obligations ......................    $  23,680        --            (806)    22,874
         FNMA .....................................................      103,117       282          (1,629)   101,770
         GNMA .....................................................       23,349        31            (588)    22,792
         FHLMC ....................................................       35,175       202            (698)    34,679
                                                                       ---------       ---          ------    -------
                                                                       $ 185,321       515          (3,721)   182,115
                                                                       =========       ===          ======    =======

     For the year ended September 30, 1997, there were gross realized gains of $258,000 and realized losses of $23,000. The Company had gross realized gains of $533,000 and realized losses of $12,000 for the year ended September 30, 1998. For the year ended September 30, 1999, the Company had gross realized gains of $336,000 and realized losses of $145,000.

(4)  LOANS RECEIVABLE, NET

     Loans receivable, net at September 30 consisted of the following:

                                                                                             1998       1999
                                                                                          --------     -------
                                                                                            (In thousands)
         First mortgage loans:
              Single family to 4 family units ........................................    $248,781     248,433
              Other, primarily commercial real estate ................................      95,420     114,931
              Construction loans .....................................................      31,261      46,766
         Consumer and commercial loans:
              Installment consumer loans .............................................      19,489      20,026
              Mobile home loans ......................................................         990       1,166
              Savings account loans ..................................................       1,078       1,521
              Equity lines of credit .................................................      18,655      21,081
              Commercial and other loans .............................................      14,848      22,818
                                                                                          --------     -------
                                                                                           430,522     476,742
         Less:
              Allowance for loan losses ..............................................       5,668       6,430
              Deferred loan fees (costs) .............................................        (702)       (354)
              Undisbursed portion of loans in process ................................      11,292      15,315
                                                                                          --------     -------
                                                                                          $414,264     455,351
                                                                                          ========     =======

     The changes in the allowance for loan losses for the years ended September 30 consisted of the following:

                                                                                1997        1998        1999
                                                                             ---------      -----       -----
                                                                                       (In thousands)
         Beginning allowance ...........................................     $   4,172       4,902       5,668
         Provision for loan losses .....................................           760         865         750
         Allowance recorded on acquired loans ..........................           110         109         112
         Loan recoveries ...............................................            72          64         252
         Loan charge-offs ..............................................          (212)       (272)       (352)
                                                                             ---------       -----       -----
                                                                             $   4,902       5,668       6,430
                                                                             =========       =====       =====

     Non-accrual loans which were over ninety days delinquent totaled approximately $2.3 million and $1.4 million at September 30, 1998 and 1999, respectively. In fiscal years 1997, 1998 and 1999, interest income which would have been recorded would have been approximately $9,000, $181,000 and $46,000, respectively, had non-accruing loans been current in accordance with their original terms. At September 30, 1998 and 1999 and during the years then ended there are no loans considered to be impaired.

   COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(4)  LOANS RECEIVABLE, NET - Continued

     The carrying amounts and fair values of loans receivable at September 30, 1998 and 1999 are as follows (In thousands):

                                                                          1998                    1999
                                                                 ----------------------   ---------------------
                                                                  Carrying    Estimated   Carrying    Estimated
                                                                   Amount    Fair Value    Amount    Fair Value
                                                                 ---------     -------     -------     -------
         Mortgage loans ....................................     $ 382,572     393,667     395,169     398,330
         Consumer loans ....................................        10,513      10,587      22,713      23,440
         Equity lines of credit ............................        18,655      18,468      21,081      21,397
         Commercial loans ..................................         8,192       8,280      22,818      23,115
         Allowance for loan losses .........................        (5,668)     (5,668)     (6,430)     (6,430)
                                                                 ---------     -------     -------     -------
                                                                 $ 414,264     425,334     455,351     459,852
                                                                 =========     =======     =======     =======

     Management has made estimates of fair value discount rates and estimated prepayment rates that it believes to be reasonable based upon present market conditions. However, because there is no active market for many of the above financial instruments, management believes such information is of limited value and has no basis to determine whether the fair value presented above would be indicative of the value which could be negotiated during an actual sale. Furthermore, this information is as of September 30, 1998 and 1999. Changes in market interest and prepayment rates since September 30, 1998 and 1999 could have a significant impact on the fair value presented and should be considered when analyzing this financial data.

     A portion of the credit lines and commercial loans have interest rate floors which may increase the value of these loans. No increase in fair value was assigned for these interest rate floors.

     At September 30, 1998 and 1999, the Company had commitments outstanding to originate loans totaling approximately $11.5 million and $5.6 million, respectively, (excluding undisbursed portion of loans in process). Commitments on loan originations are made at prevailing market interest rates, and are generally limited to 60 days from date of application. Additionally, at September 30, 1998 and 1999, the Company had undisbursed lines of credit of approximately $35.1 million and $31.2 million, respectively.

     Loans serviced for the benefit of others amounted to approximately $104.5 million, $88.0 million and $99.4 million at September 30, 1997, 1998 and 1999, respectively. Mortgage servicing rights were not material for any of the periods presented.

     As disclosed in note 8, certain mortgage loans are pledged to secure advances from the Federal Home Loan Bank ("FHLB") of Atlanta.

     The Bank offers mortgage and consumer loans to its directors, and Associates for the financing of their personal residences and for other personal purposes. The Bank also offers commercial loans to companies affiliated with directors. These loans are made in the ordinary course of business and, in management's opinion, are made on substantially the same terms, including interest rates and collateral, prevailing at the time for comparable transactions with other persons and companies. Management does not believe these loans involve more than the normal risk of collectibility or present other unfavorable features. At September 30, 1999, such loans were current with respect to their payment terms.

     The following is a summary of the activity of loans outstanding to certain executive officers, directors and their affiliates for the year ended September 30, 1999:

         Balance at September 30, 1998 .....................     $     953
         New loans .........................................         3,000
         Repayments ........................................           155
                                                                 ---------
         Balance at September 30, 1999 .....................     $   3,798
                                                                 =========

                                                                              21

   COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued


(5)  OFFICE PROPERTY AND EQUIPMENT, NET

     Office property and equipment, net at September 30 consisted of the following:

                                                                               1998          1999
                                                                             ---------      ------
                                                                                 (In thousands)
         Land ..........................................................     $   2,311       2,870
         Building and improvements .....................................         7,395       8,795
         Furniture, fixtures and equipment .............................         7,398       8,811
                                                                             ---------      ------
                                                                                17,104      20,476

         Less accumulated depreciation .................................         8,103       9,240
                                                                             ---------      ------
                                                                             $   9,001      11,236
                                                                             =========      ======

     The Company leases office space and various equipment. Total rental expense for the years ended September 30, 1997, 1998 and 1999 was approximately $112,000, $153,000, and $212,000, respectively.

     Future minimum rental payments for operating leases having remaining noncancelable lease terms in excess of one year at September 30, 1999 are as follows (In thousands):

                           2000 ..................................           $     178
                           2001 ..................................                 153
                           2002 ..................................                 128
                           2003 ..................................                  83
                           2004 ..................................                  38
                                                                             ---------
                                                                             $     580
                                                                             =========

(6)  INVESTMENT REQUIRED BY LAW

     Investment in stock of the FHLB of Atlanta is required by law of every Federally-insured savings institution. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value.

     The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to the greater of (i) 1.0% of the aggregate outstanding principal amount of residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or (ii) 1/20 of its advances (borrowings) from the FHLB of Atlanta. The Bank is in compliance with this requirement with an investment in FHLB of Atlanta stock of $8.2 million at September 30, 1999.

(7)  DEPOSITS

     Deposits at September 30 consisted of the following:

                                                                         1998                    1999
                                                                  -------------------     -------------------
                                                                             Weighted                Weighted
                                                                   Amount       Rate       Amount       Rate
                                                                  ---------      ----     ---------     ----
                                                                           (Dollars in thousands)
        Transaction accounts:
              Noninterest bearing ..........................     $  27,285        --%    $  37,256        --%
              NOW ..........................................        42,434      1.19        50,774      1.16
              Money market checking ........................       124,207      4.47       138,188      4.25
                                                                 ---------      ----     ---------      ----
                  Total transaction accounts ...............       193,926      3.12       226,218      2.85
                                                                  ---------      ----     ---------      ----
        Passbook accounts:
              Regular passbooks ............................        34,652      2.53        37,115      2.67
              Money market .................................         2,590      2.35         2,097      2.22
                                                                 ---------      ----     ---------      ----
                  Total passbook accounts ..................        37,242      2.52        39,212      2.65
                                                                 ---------      ----     ---------      ----
         Certificate accounts:
              0.00 -  5.99% ................................       128,727                 133,651
              6.00 -  8.00% ................................        26,017                     217
              8.00 - 10.00% ................................           409                     375
                                                                  ---------      ----     ---------      ----
                 Total certificate accounts ................      155,153      5.38       134,243      4.94
                                                                 ---------      ----     ---------      ----
                                                                 $ 386,321      3.96%    $ 399,673      3.54%
                                                                 =========      ====     =========      ====

22

   COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued


(7)  DEPOSITS - Continued

     The aggregate amount of deposit accounts with a minimum denomination of $100,000 or more was $95.5 million and $115.0 million at September 30, 1998 and 1999, respectively. Included in certificate accounts were $5.3 million at September 30, 1999, originated by brokers for a fee.

     The amounts and scheduled maturities of certificate accounts at September 30 are as follows:

                                                                               1998         1999
                                                                            ---------     -------
                                                                                (In thousands)
                  Within 1 year .........................................    $ 127,206     108,135
                  After 1 but within 2 years ............................       20,943      19,785
                  After 2 but within 3 years ............................        5,001       5,200
                  Thereafter ............................................        2,003       1,123
                                                                             ---------     -------
                                                                             $ 155,153     134,243
                                                                             =========     =======

     Interest expense on deposits for the years ended September 30 consisted of the following:

                                                                   1997         1998       1999
                                                                 ---------      ------      ------
                                                                       (Dollars in thousands)
                  Transaction accounts ......................    $   4,894       5,756       6,368
                  Passbook accounts .........................        1,015         924         962
                  Certificate accounts ......................        7,741       7,879       7,297
                                                                 ---------      ------      ------
                                                                 $  13,650      14,559      14,627
                                                                 =========      ======      ======

     The fair value of transaction and passbook accounts is $231.2 million and $265.4 million which was the amount currently payable at September 30, 1998 and 1999, respectively. The fair value of certificate accounts was $156.0 million and $133.5 million compared to a book value of $155.2 million and $134.2 million and was estimated by discounting the amounts payable at the certificate rates currently offered for deposits of similar remaining maturities. The fair value estimates above did not include the substantial benefit that results from the low cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

(8)  ADVANCES FROM FHLB

     Advances from the FHLB at September 30 consisted of the following:

                                                                         1998                    1999
                                                                 --------------------    --------------------
                                                                             Weighted                Weighted
                                                                  Amount       Rate       Amount       Rate
                                                                 ---------      ----     ---------     ----
                                                                            (Dollars in thousands)
                  Fiscal Year Maturity
                  1999 ......................................    $  28,235      5.74%    $      --        --%
                  2000 ......................................        6,961      6.19        15,461      5.85
                  2001 ......................................       32,146      4.83        38,946      5.56
                  2002 ......................................        4,261      6.62         4,761      6.82
                  2003 ......................................       37,806      5.29        37,357      5.28
                  2004 or greater ...........................       35,500      5.12        67,499      5.00
                                                                 ---------      ----     ---------      ----
                                                                 $ 144,909      5.32%    $ 164,024      5.33%
                                                                 =========      ====     =========      ====

     Stock in the FHLB of Atlanta and specific first mortgage loans of approximately $231.2 million and $212.1 million at September 30, 1998 and 1999, respectively, are pledged as collateral for these advances. The Bank has adopted the policy of pledging excess collateral to facilitate future advances. At September 30, 1999, the excess first mortgage loan collateral pledged to the FHLB will support additional borrowings of approximately $7.4 million. At September 30, 1999, included in the two, four and five years or greater maturities were $101.5 million subject to call provisions. Call provisions are more likely to be exercised by the FHLB when rates rise.

     The estimated fair value of the FHLB advances at September 30, 1998 and 1999 is $145.3 million and $160.9 million. This estimate is based on discounting amounts payable at contractual rates using current market rates for advances with similar maturities.

   COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(9)  REPURCHASE AGREEMENTS

     The following tables set forth certain information regarding repurchase agreements by the Bank at the end of and during the periods indicated:

                                                                                     At September 30,
                                                                             -------------------------------
                                                                               1997        1998        1999
                                                                             -------     -------     -------
                                                                                  (Dollars in thousands)
        Outstanding balance:
              Securities sold under agreements to repurchase:
                  Customer ..............................................    $ 2,666     $ 4,214     $ 4,848
                  Broker ................................................         --      55,000      92,100

         Weighted  average  rate (at month  end) paid on:
              Securites  sold under agreements to repurchase:
                  Customer ..............................................       3.16%       3.43%       3.37%
                  Broker ................................................         --        5.69        5.53

         Maximum amount of borrowings  outstanding at any month end:
              Securities sold under agreements to repurchase:
                  Customer ..............................................    $ 3,257     $ 4,214     $ 4,848
                  Broker ................................................     37,516      86,250      92,100

         Approximate average  outstanding with respect to:
              Securities sold under agreements to repurchase:
                  Customer ..............................................    $ 2,100     $ 2,989     $ 3,199
                  Broker ................................................     17,200      56,262      67,100

         Weighted  average  rate (year to date) paid on:
              Securities  sold under agreements to repurchase:
                  Customer ..............................................       3.36%       3.61%       3.09%
                  Broker ................................................       5.60        5.68        5.30

(10)  INCOME TAXES

     Income tax expense (benefit) for the years ended September 30 consisted of the following:

                                                                              Current    Deferred       Total
                                                                              -------    --------       -----
                                                                                      (In thousands)
         1997:
                Federal ................................................      $  2,646         331       2,977
                State ..................................................           311          63         374
                                                                              --------         ---       -----
                                                                              $  2,957         394       3,351
                                                                              ========         ===       =====
         1998:
                Federal ................................................      $  3,397         138       3,535
                State ..................................................           430          22         452
                                                                              --------         ---       -----
                                                                              $  3,827         160       3,987
                                                                               ========         ===       =====
        1999:
                Federal ................................................      $  1,650       2,305       3,955
                State ..................................................           486         (51)        435
                                                                              --------         ---       -----
                                                                              $  2,136       2,254       4,390
                                                                              ========         ===       =====


   COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(10)  INCOME TAXES - Continued

The tax effect of the Company's temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that give rise to the net deferred tax asset (liability) at September 30, 1998 and 1999 relate to the following:

                                                                                            1998        1999
                                                                                         ---------      ------
                                                                                            (In thousands)
         Deferred tax assets:
              Allowance for loan losses ..............................................   $   2,140       2,375
              Accrued medical reserves ...............................................         121         124
              Other real estate reserves and deferred gains on other real estate .....          87          86
               Net operating loss carryforwards ......................................         135         134
              Unrealized loss on securities available for sale .......................          --       1,307
              Other ..................................................................         121          40
                                                                                         ---------      ------
         Total deferred tax assets ...................................................       2,604       4,066
         Less valuation allowance ....................................................        (135)       (134)
                                                                                          ---------      ------
         Net deferred tax assets ....................................................        2,469       3,932
                                                                                         ---------      ------
         Deferred tax liabilities:
              Tax bad debt reserve in excess of base year amount ....................          581         484
              Property and equipment principally due to differences in depreciation .          237         202
              FHLB stock, due to stock dividends not recognized for tax purposes ....          356         356
              Unrealized gain on securities available for sale ......................          292          --
              Deferred loan fees ....................................................          335         356
              Book over tax basis in investment in unconsolidated subsidiary ........          309       2,661
              Other .................................................................          260         429
                                                                                         ---------      ------
         Total deferred tax liabilities .............................................        2,370       4,488
                                                                                         ---------      ------
         Net deferred tax asset (liability) .........................................    $      99        (556)
                                                                                         =========      ======

     The net deferred tax liability is included in other liabilities in the consolidated financial statements. The valuation allowance relates to the state loss carryforwards which may not be ultimately realized to reduce taxes of the Company. A portion of the change in the net deferred tax asset relates to unrealized gains and losses on securities available for sale. A current period deferred tax benefit of $1.6 million for the unrealized gains on securities available for sale has been recorded directly to stockholders' equity. The balance of the change in the deferred tax asset results from the current period deferred tax expense of $2.2 million. Income taxes of the Company differ from the amounts computed by applying the Federal income tax rate of 34% for the years ended September 30 to earnings before income taxes as follows:

                                                                   1997         1998       1999
                                                                 ---------       -----       -----
                                                                          (In thousands)
                  Computed federal income taxes ...............  $   3,108       3,685       4,116
                  State tax, net of federal benefit ...........        247         298         287
                  Other, net ..................................         (4)          4         (13)
                                                                 ---------       -----       -----
                 Total income tax expense .....................  $   3,351       3,987       4,390
                                                                 =========       =====       =====

     The Bank has been permitted under the Internal Revenue Code to deduct an annual addition to the tax reserve for bad debts in determining taxable income, subject to certain limitations. This addition may differ significantly from the bad debt expense for financial reporting purposes and was based on either 8% of taxable income (the "Percentage of Taxable Income Method") or actual loan loss experience (the "Experience Method") for the years prior to 1997. As a result of recent tax legislation, the Bank will be required to recapture tax bad debt reserves in excess of pre-1988 based year amounts over a period of approximately six to eight years. In addition, for the period ending September 30, 1997, the Bank was required to change its overall tax method of accounting for bad debts to the experience method.

     Retained earnings at September 30, 1999 includes approximately $5.2 million representing pre-1988 tax bad debt base year reserve amounts for which no deferred income tax liability has been provided since these reserves are not expected to reverse until indefinite future periods and may never reverse.
Circumstances that would require an accrual of a portion or all of this unrecorded tax liability are a reduction in qualifying loan levels relative to the end of 1987, failure to meet the tax definition of a savings bank, dividend payments in excess of current year or accumulated tax earnings and profits, or other distributions in dissolution, liquidation or redemption of the Bank's stock.

   COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(11)  BENEFIT PLANS

     The Company participates in a multiple-employer defined benefit pension plan covering substantially all Associates. Separate actuarial valuations are not available for each participating employer, nor are plan assets segregated. Pension expense for the years ended September 30, 1997, 1998 and 1999 was minor. Plan assets exceeded the present value of accumulated plan benefits at June 30, 1999, the latest actuarial valuation date.

     The Company has a defined contribution plan covering substantially all Associates. The Company matches Associate contributions based upon the Company meeting certain return on equity operating results. Matching contributions made by the Company were approximately $245,000, $221,000 and $251,000 for fiscal years 1997, 1998 and 1999, respectively.

(12)  REGULATORY MATTERS

     At September 30, 1999, the Bank's loans-to-one borrower limit was approximately $7.4 million. The Bank may apply to have this amount increased to $14.8 million for borrowers who have loans secured by residential collateral. At September 30, 1999, the Bank had applied for this limit increase for three borrowers with a maximum aggregate exposure to the three borrowers of $24.6 million. At September 30, 1999, the Bank is in compliance with the core, tangible and risk-based capital requirements and loans-to-one borrower limits.

     To be categorized as "Well Capitalized" under the prompt corrective action regulations adopted by the Federal Banking Agencies, the Bank must maintain a total risk-based capital ratio as set forth in the following table and not be subject to a capital directive order.

                                                                                           Categorized as "Well
                                                                                            Capitalized" Under
                                                                           For Capital       Prompt Corrective
                                                        Actual          Adequacy Purposes    Action Provision
                                                   ----------------     -----------------    ----------------
                                                   Amount      Ratio    Amount     Ratio     Amount     Ratio
                                                   ------      -----    ------     -----     ------     -----
         As of September 30, 1999:
              Total Capital: ....................  $49,204   12.64%     $31,131    8.00%     $38,914   10.00%
                (To Risk Weighted Assets)
              Tier 1 Capital: ...................  $44,930   11.55%         N/A       N/A    $23,348    6.00%
                (To Risk Weighted Assets)
              Tier 1 Capital: ...................  $44,930    6.30%     $28,520    4.00%     $35,651    5.00%
                (To Total Assets)
              Tangible Capital: .................  $44,930    6.30%     $10,695    1.50%         N/A       N/A
                (To Total Assets)

         As of September 30, 1998:
              Total Capital: ....................  $43,116   12.67%     $27,215    8.00%     $34,018   10.00%
                (To Risk Weighted Assets)
              Tier 1 Capital: ...................  $38,989   11.46%         N/A       N/A    $20,411    6.00%
                (To Risk Weighted Assets)
              Tier 1 Capital: ...................  $38,989    6.06%     $25,742    4.00%     $32,178    5.00%
                (To Total Assets)
              Tangible Capital: .................  $38,989    6.06%     $ 9,653    1.50%         N/A       N/A
                (To Total Assets)

(13)  LIQUIDATION ACCOUNT

     In conjunction with the Bank's conversion to stock form on October 6, 1990, the Bank established, as required by Office of Thrift Supervision (the "OTS") regulations, a liquidation account and will maintain this account for the benefit of the remaining eligible account holders as defined under the Bank's plan of conversion. The initial balance of this liquidation account was equal to the Bank's net worth defined by OTS regulations as of the date of the latest statement of financial condition contained in the final offering circular. In the event of a complete liquidation of the Bank (and only in such event) each eligible holder shall be entitled to receive a liquidation distribution from this account in the amount of the then current adjusted balance for deposits then held, before any liquidation distribution may be made to the stockholders. The Bank is prohibited from declaring cash dividends or repurchasing its capital stock if it would cause a reduction in

   COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(13) LIQUIDATION ACCOUNT - Continued

the Bank's net worth below either the balance of the liquidation account or the statutory net worth requirements set by the OTS.

(14)  EARNINGS PER SHARE

     The Company adopted the provisions of SFAS 128, "Earnings per Share" ("EPS"), in fiscal year 1998. Basic earnings per share are computed by dividing net income by the weighted-average number of common shares outstanding. Diluted earnings per share are computed by dividing net income by the weighted average number of common shares and potential common shares outstanding. Potential common shares consist of dilutive stock options determined using the treasury stock method and the average market price of common stock. All share and per share data have been retroactively restated for all common stock dividends.

     The following is a summary of the earnings per share calculation for the years ended September 30:

         (In thousands, except share and per share data)                      1997        1998         1999
         ----------------------------------------------                    ---------   ----------   ----------
Basic:
         Net income (numerator) .......................................    $   5,791        6,852        7,715
                                                                           =========   ==========   ==========
         Average common shares outstanding (denominator) ..............    6,538,000    6,600,000    6,700,000
                                                                           =========   ==========   ==========
         Per share amount .............................................    $    0.89   $     1.04   $     1.15
                                                                           =========   ==========   ==========

Diluted:

         Net Income (numerator) .......................................    $   5,791        6,852        7,715
                                                                           =========   ==========   ==========
         Average common shares outstanding ............................    6,538,000    6,600,000    6,700,000
         Dilutive common stock options ................................      290,000      314,000      195,000
                                                                           ---------   ----------   ----------
         Average diluted shares outstanding (denominator) .............    6,828,000    6,914,000    6,895,000
                                                                           =========   ==========   ==========
         Per share amount .............................................    $    0.85   $     0.99   $     1.12
                                                                           =========   ==========   ==========

(15)  STOCK OPTION PLAN

     The Company's stock option plan provides for stock options to be granted primarily to directors, officers and other key Associates. Options granted under the stock option plan may be incentive stock options or non-incentive stock options. The remaining shares of stock reserved for the stock option plan at September 30, 1999 amounted to approximately 83,000 shares. All outstanding options have been retroactively restated to reflect the effects of the common stock dividends. The stock option plan is administered by three non-management directors of the Company. At September 30, 1999, the Company had the following options outstanding:

                                                                             Options
                                                                Options   Available for  Option     Expiration
                           Grant Date (Calendar Year)           Granted     Exercise      Price        Date
                           --------------------------           -------     --------      -----        ----
                           1990 .............................      3,735       100%      $  .76        2000
                           1992 .............................      1,365       100         2.02        2002
                           1994 .............................      8,300       100         6.37        2004
                           1995 .............................    147,500        80         6.94        2005
                           1996 .............................     60,300        60        10.99        2006
                           1997 .............................    172,862        40        15.51        2007
                           1998 .............................    180,283        20        16.74        2008
                           1999 .............................     32,780        --        18.23        2009

During the years ended September 30, 1997, 1998 and 1999, options for 84,663, 65,170, and 203,825 shares, at an average exercise price of $2.58, $4.00, and $2.10 per share, respectively, were exercised.

   COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(15)  STOCK OPTION PLAN - Continued

     The Company applies APB Opinion No. 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the proforma amounts indicated below (in thousands except per share data):

                                                                  1997          1998        1999
                                                                -------      -------     --------
                  Net income                   As reported      $ 5,791      $ 6,852     $  7,715
                                               Proforma           5,693        6,516        7,222

                  Diluted earnings per share   As reported      $  0.85      $  0.99     $   1.12
                                               Proforma            0.84         0.94         1.05


     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1998 and 1999, respectively: dividend yield of approximately 1.57%, 1.65% and 2.00%, expected volatility of approximately 35%, 30% and 33%, risk-free interest rate of 6.08%, 4.70% and 5.90%, expected lives of 10 years and a vesting period of 5 years.

(16)  COMMON STOCK DIVIDENDS

     On April 30, 1997 and May 6, 1998, the Company declared a four for three stock split in the form of a 33% stock dividend, aggregating approximately 1,547,000 and 1,562,000 shares respectively. On November 10, 1999, the Company declared a 5% stock dividend aggregating approximately 321,000 shares. All share data has been retroactively restated to give effect to the common stock dividends.

(17)  CASH DIVIDENDS

     On December 18, 1996, and March 26,1997, the Company declared quarterly cash dividends per share of $.059, respectively. On June 25, 1997, September 24, 1997, December 16, 1997, and March 25, 1998, the Company declared quarterly cash dividends of $.064, respectively. On June 24, 1998, September 23, 1998, December 16, 1998, March 24, 1999, June 30, 1999, and September 22, 1999, the Company
declared quarterly cash dividends of $.066, respectively.

(18)  LEGAL MATTERS

     The Company is not a defendant in any lawsuits. The Bank is a defendant in one significant lawsuit. The action commenced on December 1, 1997, and the Plaintiffs are seeking approximately $1.5 million in actual damages as well as punitive damages. The cause of action is breach of fiduciary duties, negligence, fraud, civil conspiracy and breach of contract arising out of a lending relationship. At this date, the Bank does not know if or when the action will go to trial. The Bank will vigorously defend this suit. Based upon discussions with its counsel, the Bank does not expect the results of this action to be material to its financial results.

   COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(19)  QUARTERLY FINANCIAL DATA (UNAUDITED)

     Quarterly operating data for the years ended September 30 is summarized as follows (in thousands, except share data):

                                                                First       Second        Third       Fourth
                                                               Quarter      Quarter      Quarter      Quarter
                                                             -----------   ---------    ---------    ---------
         1998:
           Total interest income ..........................  $    10,177      10,773       11,294       11,648
           Total interest expense .........................        5,447       5,955        6,329        6,719
                                                             -----------   ---------    ---------    ---------
            Net interest income ...........................        4,730       4,818        4,965        4,929
           Provision for loan losses ......................          190         250          240          185
                                                             -----------   ---------    ---------    ---------
           Net interest income after provision for
              loan losses .................................        4,540       4,568        4,725        4,744
           Other income ...................................        1,515       1,576        1,521        1,438
           General and administrative expenses ............        3,478       3,504        3,444        3,361
                                                             -----------   ---------    ---------    ---------
           Earnings before income taxes ...................        2,577       2,640        2,802        2,821
           Income taxes ...................................          950         961        1,040        1,038
                                                             -----------   ---------    ---------    ---------
          Net income ......................................  $     1,627       1,679        1,762        1,783
           Earnings per common share - diluted ............  $       .24         .24          .25          .26
                                                             ===========   =========    =========    =========

           Weighted average shares outstanding - diluted ..    6,875,000   6,880,000    6,910,000    6,912,000
                                                             ===========   =========    =========    =========
                                                                First       Second        Third       Fourth
                                                               Quarter      Quarter      Quarter      Quarter
                                                             -----------   ---------    ---------    ---------
         1999:
           Total interest income ..........................  $    11,931      12,452       12,434       12,741
           Total interest expense .........................        6,828       6,692        6,641        6,829
                                                             -----------   ---------    ---------    ---------
           Net interest income ............................        5,103       5,760        5,793        5,912
           Provision for loan losses ......................          185         225          190          150
                                                             -----------   ---------    ---------    ---------
           Net interest income after provision for
              loan losses .................................        4,918       5,535        5,603        5,762
           Other income ...................................        1,482       1,515        1,316        1,260
           General and administrative expenses ............        3,604       3,994        3,775        3,913
                                                             -----------   ---------    ---------    ---------
           Earnings before income taxes ...................        2,796       3,056        3,144        3,109
           Income taxes ...................................        1,006       1,117        1,159        1,107
                                                             -----------   ---------    ---------    ---------
          Net income ......................................  $     1,790       1,939        1,985        2,002
                                                             ===========   =========    =========    =========
          Earnings per common share - diluted .............  $       .26         .28          .29          .29
                                                             ===========   =========    =========    =========
           Weighted average shares outstanding - diluted ..    6,932,000   6,870,000    6,906,000    6,873,000
                                                             ===========   =========    =========    =========

   COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued


(20) COASTAL FINANCIAL CORPORATION FINANCIAL STATEMENTS (PARENT COMPANY ONLY)

     The following is condensed financial information of Coastal Financial Corporation (parent company only), the primary asset of which is its investment in its bank subsidiary, for the periods indicated. (In thousands):


                                              Coastal Financial Corporation
                                                Condensed Balance Sheets
                                               September 30, 1998 and 1999


                                                                                          1998          1999
                                                                                      ----------       ------
         Assets
         Cash .....................................................................    $      220           98
         Investment in subsidiaries ...............................................        40,785       43,203
         Deferred tax asset .......................................................            68           78
         Other assets .............................................................            86          114
                                                                                       ----------       ------
                  Total assets ....................................................    $   41,159       43,493
                                                                                       ==========       ======
         Liabilities and Stockholders' Equity
         Accounts payable (principally dividends) .................................           739          687
         Note payable .............................................................         2,569        1,569
         Total stockholders' equity ...............................................        37,851       41,237
                                                                                       ----------       ------
                  Total liabilities and stockholders' equity ......................    $   41,159       43,493
                                                                                       ==========       ======

                                             Coastal Financial Corporation
                                          Condensed Statements of Operations
                                     Years ended September 30, 1997, 1998 and 1999

                                                                             1997         1998         1999
                                                                         ----------      -------       ------
         Income:
           Interest income ............................................   $        1           --            6
           Management fees ............................................          108          244          331
           Dividends from subsidiary ..................................        1,850          850        2,793
           Equity in undistributed earnings of subsidiaries ...........        3,969        6,033        4,934
                                                                          ----------      -------       ------
                  Total income ........................................        5,928        7,127        8,064
                                                                          ----------      -------       ------

        Expenses:
           Amortization of organization cost ..........................           16           16           --
           Professional fees ..........................................           40           75           64
           Supplies and printing ......................................           29           11           56
           Other expenses .............................................           66          191          239
           Income tax benefit .........................................          (14)         (18)         (10)
                                                                          ----------      -------       ------

                  Total expenses ......................................          137          275          349
                                                                          ----------      -------       ------

         Net income ...................................................   $    5,791        6,852        7,715
                                                                          ==========        =====        =====

30

   COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued


(20) COASTAL FINANCIAL CORPORATION FINANCIAL STATEMENTS (PARENT COMPANY ONLY), CONTINUED

                                              Coastal Financial Corporation
                                            Condensed Statement of Cash Flows
                                      Years ended September 30, 1997, 1998 and 1999

                                                                             1997           1998         1999
                                                                           ---------       ------       ------

         Operating activities:
           Net income ...................................................  $   5,791        6,852        7,715
           Adjustments to reconcile net income to net cash provided by:
              Equity in undistributed net income of subsidiary ..........     (3,969)      (6,033)      (4,934)
              (Increase) decrease in other assets .......................          3          (87)         (38)
              Increase (decrease) in other liabilities ..................        639         (289)         (52)
                                                                           ---------       ------       ------
                  Total cash  provided by operating activities ..........      2,464          443        2,691
                                                                           ---------       ------       ------

         Financing activities:
           Capital contributions to subsidiary ..........................       (500)      (2,000)          --
           Cash dividend to shareholders ................................     (1,600)      (1,715)      (1,796)
           Proceeds from stock options ..................................        217          323          341
           Proceeds (repayments) from line of credit ....................        500        2,069       (1,000)
           Other financing activities, net ..............................        (18)        (108)        (358)
                                                                           ---------       ------       ------
                  Total cash used  by financing activities ..............     (1,401)      (1,431)      (2,813)
                                                                           ---------       ------       ------

         Net increase (decrease) in cash and cash equivalents ...........      1,063         (988)        (122)

         Cash and cash equivalents at beginning of the year .............        145        1,208          220
                                                                           ---------       ------       ------

         Cash and cash equivalents at end of the year ...................  $   1,208          220           98
                                                                           =========       ======       ======

(21)   CARRYING AMOUNTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts and fair value of financial instruments as of September 30, 1998 and 1999 are summarized below:

                                                                       1998                      1999
                                                              ----------------------    ----------------------
                                                              Carrying     Estimated    Carrying     Estimated
                                                               Amount     Fair Value     Amount     Fair Value
                                                               ------     ----------     ------     ----------
                                                                  (In thousands)           (In thousands)
         Financial Assets
           Cash and cash equivalents ....................     $  15,666       15,666       24,233       24,233
           Investment securities ........................         9,841        9,841        6,063        6,063
           Mortgage-backed securities ...................       170,181      170,181      182,115      182,115
           Loans receivable held for sale ...............        10,486       10,486       16,636       16,636
           Loans receivable, net ........................       414,264      425,334      455,351      459,852
           FHLB stock ...................................         7,266        7,266        8,201        8,201
                                                              ---------      -------      -------      -------
                                                              $ 627,704      638,774      692,599      697,100
                                                              =========      =======      =======      =======

         Financial Liabilities
           Deposits:
              Demand accounts ...........................       231,168      231,168      265,430      265,430
              Certificate accounts ......................       155,153      156,037      134,243      133,438
           Advances from Federal Home Loan Bank .........       144,909      145,298      164,024      160,855
           Securities sold under agreements to repurchase        59,214       59,214       96,948       96,948
           Other borrowings .............................         6,437        6,437        1,569        1,569
                                                              ---------      -------      -------      -------
                                                              $ 596,881      598,154      662,214      658,240
                                                              =========      =======      =======      =======

   COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued


(21)   CARRYING AMOUNTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

     The Company had $52.1 million of off-balance sheet financial commitments as of September 30, 1999, which are commitments to originate loans, unused consumer lines of credit and undisbursed portion of loans in process. Since these obligations are based on current market rates, the carrying amount is considered to be a reasonable estimate of fair value.

     The Bank has entered into two interest rate cap agreements aggregating $12 million notional amount with an interest rate cap on the 10 year treasury of 6.40% expiring in February 2001 to protect the value of certain mortgage-backed securities. In addition, the Bank has entered into interest rate floor agreements with correspondent banks to protect certain callable liabilities negative effects in the event of a decreasing rate environment. The total notional amount of all interest rate floor agreements is $75 million. The agreements require the correspondent banks to pay to the Bank the difference between the floor rate of interest and the market rate of interest at each calendar year end. The agreements are summarized as follows:

     Expiration Date        Notional Amount  Floor Rate         Index
     ---------------        ---------------  ----------         -----
     February 24, 2000       $20 million        5.00%       3 month LIBOR
     July 31, 2000           $10 million        5.00%       3 month LIBOR
     February 26, 2001       $20 million        4.50%       3 month LIBOR
     February 25, 2001       $15 million        4.75%       5 year treasury
     April 16, 2001          $10 million        4.50%       3 month LIBOR

     Any payments received under the agreements, net of premium amortization will be treated as an adjustment of interest expense on borrowings. The Bank's exposure to credit risk is limited to the ability of the counterparty to make potential future payments to the Bank that are required pursuant to the agreements. The Bank's exposure to market risk of loss is limited to the amount of the unamortized premium. At September 30, 1999, the unamortized premium related to the interest rate agreements amounted to approximately $35,000 which approximated the fair value.

     Fair value estimates are made based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale the Company's entire holdings of a particular financial instrument. Because no active market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, current interest rates and prepayment trends, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in any of these assumptions used in calculating fair value would also significantly affect the estimates. Changes in market interest rates and prepayment assumptions could significantly change the fair value.

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

(22)   COMMITMENTS AND CONTINGENCIES

     The Company has a $16.0 million outstanding line of credit with a commercial bank. The line of credit is secured by 100% of the stock of the Bank. At September 30, 1999, the outstanding balance was approximately $1.6 million.

(23) SUBSEQUENT EVENTS

     On November 4, 1999, the Bank entered into a definitive agreement to sell its Florence, South Carolina branch office to another financial institution. The Florence branch office has total deposits of approximately $23 million. The transaction is expected to be completed during the first calendar quarter of 2000, pending regulatory approvals and certain other conditions of closing. On November 10, 1999, the Company declared a 5% stock dividend aggregating approximately 321,000 shares. All share data has been retroactively restated to give effect to the common stock dividends.

   COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis

Forward Looking Statements

     This report may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company's expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could influence the matters discussed in certain forward-looking statements include the timing and amount of revenues that may be recognized by the Company, continuation of current revenue and expense trends (including trends affecting charge-offs), absence of unforeseen changes in the Company's markets, legal and regulatory changes, and general changes in economy (particularly in the markets served by the Company). Because of the risks and uncertainties inherent in forward looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. The Company assumes no obligation to update any forward looking statements.

General

     Coastal Financial Corporation (the "Company") reported $7.7 million in net income for the year ended September 30, 1999, compared to $6.9 million for the year ended September 30, 1998. Net interest income increased $3.1 million as a result of increased interest income of $5.7 million offset by an increase of $2.5 million in interest expense. Provision for loan losses decreased from $865,000 for the year ended September 30, 1998, to $750,000 for the year ended September 30, 1999. Other income decreased slightly from $5.9 million in fiscal 1998, to $5.6 million in 1999. General and administrative expenses increased $1.7 million, or 12.2%, for fiscal 1999, as compared to fiscal 1998.

     Total assets increased from $643.6 million at September 30, 1998 to $713.0 million at September 30, 1999, or 10.8%. Liquid assets, consisting of cash, interest-bearing deposits, and securities, increased from $195.7 million at September 30, 1998 to $212.4 million at September 30, 1999. Loans receivable increased 9.9% from $414.3 million at September 30, 1998, to $455.4 million at September 30, 1999. Total loan originations for fiscal 1999 were $256.4 million as compared to $205.3 million for fiscal 1998.

     The growth in loans receivable and liquid assets was funded by increased deposits of $13.4 million, increased advances from the Federal Home Loan Bank ("FHLB") of Atlanta of $19.1 million and increased repurchase agreements of $37.7 million. During fiscal 1999, deposits increased from $386.3 million at September 30, 1998, to $399.7 million at September 30, 1999. During this same period, transaction deposits (defined as noninterest bearing checking accounts, NOW accounts and money market checking accounts) increased $32.3 million and certificate accounts decreased $20.9 million. The Company's continuing strategy is to increase its reliance on core transaction deposits as opposed to certificates of deposits.

     As a result of $7.7 million in net earnings, less the cash dividends paid to stockholders of approximately $1.8 million, and the net change in unrealized gain (loss) on securities available for sale, net of income tax of $2.5 million, stockholders' equity increased from $37.9 million at September 30, 1998 to $41.2 million at September 30, 1999.

Liquidity and Capital Resources

     Historically, the Company has maintained its liquidity at levels believed by management to be adequate to meet requirements of normal operations, potential deposit outflows and strong loan demand and still allow for optimal investment of funds and return on assets.

     The  principal  sources  of  funds  for the  Company  are cash  flows  from operations, consisting mainly of mortgage, consumer and commercial loan payments, retail customer deposits, repurchase agreements securitized by mortgage-backed securities and advances from the FHLB of Atlanta.

     The principal use of cash flows is the origination of loans receivable. The Company originated loans receivable of $178.5 million, $205.3 million and $256.4 million for the years ended September 30, 1997, 1998 and 1999, respectively. A large portion of these loan originations were financed through loan principal repayments which amounted to $109.9 million, $130.3 million and $156.5 million for the years ended September 30, 1997, 1998 and 1999, respectively. In addition, the Company has generally sold conforming fixed rate mortgage loans to correspondent financial institutions in the secondary market to finance future loan originations. For the years ended September 30, 1997, 1998 and 1999, the Company sold loans amounting to $44.2 million, $71.7 million and $60.8 million, respectively.

   COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

     During 1999, the Company used deposit growth to fund its loan growth. In fiscal 1999, deposits increased from $386.3 million at September 30, 1998, to $399.7 million at September 30, 1999. The increase was attributed to transaction accounts which increased approximately $32.3 million, and passbook accounts which increased $2.0 million. This was offset by a decrease in certificate accounts of $20.9 million.

     At September 30, 1999, the Company had commitments to originate $5.6 million in loans and $31.2 million in unused lines of credit, which the Company expects to fund from normal operations. Traditionally, a significant portion of the unused lines of credit may never be used by the Customer.

     At September 30, 1999, the Company had $108.1 million of certificates of deposit which were due to mature within one year. Based upon previous experience, the Company believes that a major portion of these certificates will be redeposited. At September 30, 1999, the Company had excess collateral pledged to the FHLB which would support additional FHLB advance borrowings of $7.4 million. Additionally, at September 30, 1999, the Company had repurchase agreement lines of credit and available collateral consisting of investment securities and mortgage-backed securities of $82.2 million as well as federal funds lines available of $5.0 million.

     As a condition of deposit insurance, current FDIC regulations require that Coastal Federal Savings Bank (the "Bank") calculate and maintain a minimum regulatory capital requirement on a quarterly basis and satisfy such requirement at the calculation date and throughout the ensuing quarter. The Bank's tangible and core capital approximated $44.9 million at September 30, 1999, exceeding the Bank's tangible and core requirements by $34.2 million and $16.3 million, respectively. At September 30, 1999, the Bank's capital exceeded its current risk-based minimum capital requirement by $18.1 million. The risk-based capital requirement may increase in the future. Also see Note 12 of the Notes to Consolidated Financial Statements.

Results of Operations
Comparison of the Years Ended September 30, 1998 and 1999

General

     Net earnings were $7.7 million ($1.12 per diluted share) for the year ended September 30, 1999, an increase of 12.6% compared to $6.9 million ($0.99 per diluted share) for the year ended September 30, 1998. Net interest income increased $3.1 million primarily as a result of an increase in interest income of $5.7 million which was offset by an increase in interest expense of $2.5 million.

Interest Income

     Interest income for the year ended September 30, 1999, increased 12.9% to $49.6 million as compared to $43.9 million for the year ended September 30, 1998 primarily due to a 16.6% increase in average interest-earning assets. The yield on interest-earning assets for the year ended September 30, 1998 was 8.11% compared to 7.88% for the year ended September 30, 1999. The average yield on loans receivable for fiscal year 1999 was 8.55% compared to 8.75% in 1998. Yields on loans receivable decreased primarily due to the downward repricing of adjustable rate mortgages in the first half of fiscal 1999. The constant maturity yield of the one-year treasury was 5.26% in fiscal 1998 versus 4.82% in fiscal 1999. The yield on investments which includes Investments,
Mortgage-Backed  Securities,  Overnight  Funds and Federal  Funds,  decreased to
6.15% for the fiscal year 1999 from 6.69% for fiscal year 1998. Total interest-earning assets for fiscal year 1999 averaged $637.0 million compared to $546.6 million for the year ended September 30, 1998. The increase in average interest-earning assets is due to an increase in average loans receivable of approximately $36.0 million and mortgage-backed and investment securities of approximately $51.5 million.

Interest Expense

     Interest expense on interest-bearing liabilities was $27.0 million for the year ended September 30, 1999, as compared to $24.5 million in fiscal 1998. The cost of interest-bearing liabilities was 4.32% for the year ended September 30, 1999, compared to 4.60% in fiscal year 1998. The average cost of deposits for the year ended September 30, 1999, was 3.77% compared to 4.10% for the year ended September 30, 1998. The average cost of deposits decreased due to healthy growth in low cost transaction deposits which increased 16.7% and general declining deposit rates in the first half of fiscal 1999. The cost of FHLB advances and reverse repurchase agreements for fiscal 1999 was 5.28% and 5.30%, respectively, compared to 5.62% and 5.68%, respectively, for fiscal 1998. Total average interest-bearing liabilities increased 16.5% from

   COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

$531.7 million at September 30, 1998, to $619.4 million at September 30, 1999. The increase in average interest-bearing liabilities is due to an increase in average deposits of approximately $32.8 million, FHLB advances of $45.6 million and reverse repurchase agreements of $8.9 million.

Net Interest Income

     Net interest income was $22.6 million for the year ended September 30, 1999, an increase of $3.1 million, compared to $19.4 million for the year ended September 30, 1998. The net interest margin increased slightly to 3.55% for fiscal 1999 compared to 3.51% for fiscal 1998. Average interest-earning assets increased $90.5 million while average interest-bearing liabilities increased $87.7 million.

Provision for Loan Losses

     The Company's provision for loan losses decreased from $865,000 for fiscal 1998 to $750,000 for fiscal 1999. The allowance for loan losses as a percentage of loans was 1.36% at September 30, 1999, compared to 1.33% at September 30, 1998. Loans delinquent 90 days or more were .30% of total loans at September 30, 1999, compared to .54% at September 30, 1998. The allowance for loan losses was 449% of loans delinquent more than 90 days at September 30, 1999, compared to 251% at September 30, 1998. Management believes that the current level of the allowance for loan losses is adequate considering the composition of the loan portfolio, the portfolio's loss experience, delinquency trends, current regional and local economic conditions and other factors. Also see "Nonperforming Assets" and "Allowance for Loan Losses."

Other Income

     In fiscal 1999, total other income decreased from $5.9 million for the period ended September 30, 1998, to $5.6 million for the period ended September 30, 1999. Primarily as a result of a 17% increase in transaction accounts, fees and service charges on loans and deposit accounts was $2.0 million for fiscal 1999, compared to $1.6 million for fiscal 1998. Due to an increasing long-term interest rate environment which has resulted in decreased mortgage originations, gain on sale of loans was $979,000 for the year ended September 30, 1999, compared to $1.6 million for the year ended September 30, 1998. Gain on sale of securities was $264,000 for fiscal 1999, compared to $617,000 for fiscal 1998. Other income increased from $906,000 for the year ended September 30, 1998, to $973,000 for the year ended September 30, 1999. This was offset by decreased income from real estate held for investment which was $221,000 for the year ended September 30, 1998. This was due to a land sale by one of the Bank's subsidiaries. As of October 1, 1998, all remaining real estate held for investment had been sold. Consequently, there was no income from land sales during the year ended September 30, 1999.

Other Expense

     General and administrative expenses were $15.3 million for fiscal 1999 as compared to $13.6 million for fiscal 1998. Salaries and employee benefits were $8.6 million for fiscal 1999 as compared to $7.4 million for fiscal 1998, or a 17.0% increase. During fiscal 1999, the Company staffed for the preparation of opening the Little River office. Other staffing additions include increased lending personnel and several additions in operations. The remainder of the increase in compensation is due to normal salary increases which averaged approximately five percent. Net occupancy, furniture and fixtures and data processing expense increased $303,000 for fiscal 1999, as compared to fiscal 1998. This is primarily attributed to increased depreciation expense due to the addition of the Coastal Federal University facility and the North Carolina Office in Sunset Beach, NC. Other expenses increased slightly from $2.8 million in 1998 to $2.9 million in 1999, primarily due to increased marketing expenditures of brand awareness and new product brochures.

Income Taxes

     Income taxes increased from $4.0 million in fiscal 1998 to $4.4 million in fiscal 1999 as a result of increased earnings before income taxes.

   COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued


Results of Operations
Comparison of the Years Ended September 30, 1997 and 1998

General

     Net earnings were $6.9 million ($0.99 per diluted share) for the year ended September 30, 1998 compared to $5.8 million ($0.85 per diluted share) for the year ended September 30, 1997. Net interest income increased $1.5 million primarily as a result of an increase in interest income of $5.8 million which was offset by an increase in interest expense of $4.3 million.

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

   COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

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

Income Taxes

     Income taxes increased from $3.4 million in fiscal 1997 to $4.0 million in fiscal 1998 as a result of increased earnings before income taxes.


Non-performing Assets

     Non-performing assets were $1.5 million at September 30, 1999 compared to $2.3 million at September 30, 1998. Loans past due 90 days or more decreased from $2.3 million at September 30, 1998, to $1.4 million at September 30, 1999. Real estate acquired through foreclosure increased from $35,000 at September 30, 1998, to $96,000 at September 30, 1999.

     Loans are reviewed on a regular basis and an allowance for uncollectable interest is established on loans where collection is questionable, generally when such loans become 90 days delinquent. Loan balances for which interest amounts have been reserved and all loans more than 90 days delinquent are placed on non-accrual status. Typically, payments received on a non-accrual loan are applied to the outstanding principal or recognized as interest based upon the collectability of the loan as determined by management.

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

     The Company established provisions for loan losses for the years ended September 30, 1997, 1998 and 1999, of $760,000, $865,000 and $750,000,
respectively. For the years ended September 30, 1997, 1998 and 1999, the Company had net charge-offs of $140,000, $208,000 and $100,000, respectively. Net charge offs as a percentage of average outstanding loans were .04%, .05%, and .02% for fiscal years ended 1997, 1998 and 1999. During fiscal 1999, the Company received recoveries of $252,000 (or .06% of average loans outstanding) from loans charged off in previous years. At September 30, 1999, the Company had an allowance for loan losses of $6.4 million, which was 1.36% of net loans compared to 1.33% at September 30, 1998.

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

   COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

Interest Rate Risk Disclosure

     The Bank's Asset Liability Management Committee ("ALCO") monitors and considers methods of managing exposure to interest rate risk. The ALCO committee consists of members of the Board of Directors and Senior Leadership of the Company and meets quarterly. The Bank's exposure to interest rate risk is reviewed on at least a quarterly basis by the ALCO. Interest rate risk exposure is measured using interest rate sensitivity analysis to determine the Bank's change in net portfolio value in the event of hypothetical changes in interest rates. The ALCO is charged with the responsibility to maintain the level of sensitivity of the Bank's net portfolio value within Board approved limits.

     Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items over a range of assumed changes in market interest rates. The Bank's Board of Directors has adopted an interest rate risk policy which establishes maximum allowable decreases in NPV in the event of a sudden and sustained one hundred to four hundred basis point increase or decrease in market interest rates. The following table presents the Bank's projected change in NPV for the various rate shock levels as of September 30, 1999.

                                Board Limit        Board Limit         Market Value       Market Value
                                Minimum NPV          Maximum             of Assets      Portfolio Equity         NPV
Change in  Interest  Rates         Ratio         Decline in NPV           9/30/99            9/30/99            Ratio
---------  --------  -----         -----         --------------           -------            -------            -----
300 basis  point rise              5.00%             350 BPS           $   670,739           $  49,224          7.34%
200 basis  point rise              6.00%             300 BPS           $   688,238           $  58,398          8.49%
100 basis point rise               6.00%             250 BPS           $   705,045           $  66,442          9.42%
No Change                          6.00%                               $   720,550           $  72,749         10.10%
100 basis point decline            6.00%             250 BPS           $   734,790           $  77,518         10.55%
200 basis point decline            6.00%             300 BPS           $   746,869           $  81,008         10.85%
300 basis point decline            6.00%             350 BPS           $   756,327           $  82,712         10.94%

The preceding table indicates that at September 30, 1999, in the event of a sudden and sustained increase in prevailing market interest rates, the Bank's NPV would be expected to decrease, and that in the event of a sudden decrease in prevailing market interest rates, the Bank's NPV would be expected to change minimally. At September 30, 1999, the Bank's estimated changes in NPV were within the limits established by the Board of Directors.

     Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the ALCO could undertake in response to sudden changes in interest rates.

     The Bank also uses interest rate sensitivity gap analysis to monitor the relationship between the maturity and repricing of its interest-earning assets and interest-bearing liabilities. Interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within the same time period. A gap is considered positive when the amount of interest-rate-sensitive assets exceeds the amount of interest-rate-sensitive liabilities. Generally, during a period of rising rates, a positive gap would result in an increase in net interest income. Conversely, during a period of falling interest rates, a positive gap would result in a decrease in net interest income. It is management's goal to maintain reasonable balance between exposure to interest rate fluctuations and earnings.

Impact of New Accounting Pronouncements

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" (Statement 130). Statement 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Enterprises are required to classify items of "other comprehensive income" by their nature in the financial statement and display the balance of other comprehensive income separately in the equity section of a statement of financial position. SFAS No. 130 is effective for
fiscal  periods  beginning  after  December  15,  1997.   Comparative

   COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

financial   statements   provided  for  earlier   periods  are  required  to  be
reclassified to reflect the provisions of this statement. The Company adopted Statement 130 in its fiscal 1999 consolidated financial statements.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 changes the previous accounting definition of a derivative and discusses the appropriateness of hedge accounting for various forms of hedging activities. Under this standard, all derivatives are measured at fair value and recognized in the statement of financial position as assets or liabilities. This standard is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with earlier adoption permitted, as amended by SFAS 137.

Management does not expect that this standard will have a significant effect on the Company.

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

Capital Standards and Regulatory Matters

     The Bank's capital standards include (1) a leverage limit requiring all OTS chartered financial institutions to maintain core capital in an amount not less than 4% of the financial institution's total assets; (2) a tangible capital requirement of not less than 1.5% of total assets; and (3) a risk-based capital requirement of not less than 8.0% of risk weighted assets. For further information concerning the Bank's capital standards, refer to Note 12.

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

     The Company's Year 2000 Committee consists of Senior management members of the Company. The Committee makes a monthly progress report to the Board of Directors. The Committee has developed and is implementing a comprehensive plan to make all information and non-information technology assets year 2000 compliant. The plan is comprised of the following phases:

1. Awareness - Educational initiatives on year 2000 issues and concerns. This phase is ongoing, especially as it relates to informing customers of the Company's year 2000 preparedness.

2. Assessment - Inventory of all technology assets and identification of third-party vendors and service providers. This phase was completed as of August 31, 1998.

3. Renovation - Review of vendor and service providers responses to the Company's year 2000 inquires and development of a follow-up plan and timeline. This phase was completed as of October 15, 1998.

4. Validation - Testing all systems and third-party vendors for year 2000 compliance. The Company has currently completed this phase of its plan. A third-party service bureau processes all customer transactions and has completed upgrades to its systems to be year 2000 compliant. The Company tested the third-party systems by reviewing the results of transactions of different test dates before and after the year 2000 date change covering all of the applications used by the Company. Testing was completed as of November 16, 1998. The results of the test were all positive. Other parties whose year 2000 compliance may effect the Company include the FHLB of Atlanta, brokerage firms, the operator of the Company's ATM network and the Company's 401K administrator. These third-parties have

   COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued


indicated their compliance or intended compliance. Where it is possible to do so, the Company has tested with these third-parties. All the test results were positive. Where testing is not possible, the Company will rely on certifications from vendors and service providers.

5. Implementation - Replacement or repair of non-compliant technology has been completed.

     The Company estimates its total cost to replace computer equipment, software programs or other equipment containing embedded microprocessors that were not year 2000 compliant to be $200,000, of which $172,000 has been incurred as of September 30, 1999. System maintenance or modification costs are charged to expense as incurred, while the cost of new hardware, software or other equipment is capitalized and amortized over their estimated useful lives. The Company does not separately track the internal costs and time that its own employees spend on year 2000 issues, which are principally payroll costs.

     Because the Company depends substantially on its computer systems and those of third-parties, the failure of these systems to be year 2000 compliant could cause substantial disruption of the Company's business and could have a material adverse financial impact on the Company. Failure to resolve year 2000 issues presents the following risks to the Company: (1) the Company could lose customers to other financial institutions, resulting in a loss of revenue, if the Company's third-party service bureau is unable to properly process customer transactions; (2) governmental agencies, such as the Federal Home Loan Bank, and correspondent institutions could fail to provide funds to the Company, which could materially impair the Company's liquidity and affect the Company's ability to fund loans and deposit withdrawals; (3) concern on the part of depositors that year 2000 issues could impair access to their deposit account balances could result in the Company experiencing deposit outflows prior to December 31, 1999; and (4) the Company could incur increased personnel costs if additional staff is required to perform functions that inoperative systems would have otherwise performed. Management believes that it is not possible to estimate the potential lost revenue due to the year 2000 issue, as the extent and longevity of any potential problem cannot be predicted. Because substantially all of the Company's loan portfolio consists of loans primarily secured by real estate, management believes that year 2000 issues will not impair the ability of the Company's borrowers to repay their debt.

     There can be no assurances that the Company's year 2000 plan will effectively address the year 2000 issues, that the Company's estimates of the timing and costs of completing the plan will ultimately be accurate or that the impact of any failure of the Company or its third-party vendors and service providers to be year 2000 compliant will not have a material adverse effect on the Company's business, financial condition or results of operations. The Company has developed a contingency plan for year 2000 in the event there is a malfunction in any of the critical application software. The plan provides for alternative methods to conduct business until application problems can be rectified. The Company has recognized that its commercial borrowers may also face risks from year 2000 issues. The Company has identified its material loan relationships and completed year 2000 surveys of those customers to assess their vulnerability to year 2000 problems and their readiness for year 2000 compliance. The Company is continuing to monitor its commercial borrowers for year 2000 risk and feels that its commercial relationships do not pose an inordinate risk at this time.

Independent Auditor's Report


The Board of Directors
Coastal Financial Corporation
Myrtle Beach, South Carolina

     We have audited the consolidated statements of financial condition of Coastal Financial Corporation and subsidiaries (the "Company") as of September 30, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at September 30, 1998 and 1999, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 1999, in conformity with generally accepted accounting principles.

Greenville, South Carolina                        /s/KPMG LLP
October 27, 1999                                  -----------
                                                     KPMG LLP




Board of Directors

Coastal Financial Corporation and Coastal Federal Savings Bank

James C. Benton
President
C.L. Benton & Sons, Inc.

G. David Bishop
Chairman
WCI Management Group Inc.

Harold D. Clardy
President
Chapin Company

James T. Clemmons
Chairman
Coastal Financial Corporation

James P. Creel
President
Creel Corporation

James H. Dusenbury
Attorney
Dusenbury Law Firm
Attorneys at Law

Michael C. Gerald
President and Chief Executive Officer
Coastal Financial Corporation

Wilson B. Springs
Owner
H. B. Springs Company



Coastal Investor Services, Inc.


G. David Bishop
Chairman
WCI Management Group Inc.

James P. Creel
President
Creel Corporation

James H. Dusenbury
Attorney
Dusenbury Law Firm
Attorneys at Law

Michael C. Gerald
President and Chief Executive Officer
Coastal Financial Corporation

E. Haden Hamilton, Jr.
President and Chief Executive Officer
Coastal Investor Services, Inc.

Jerry L. Rexroad, CPA
Chief Financial Officer
Coastal Investor Services, Inc.

Phillip G. Stalvey
Executive Vice President
Coastal Financial Corporation

Coastal Federal Savings Bank

Leadership Group

Sherri J. Adams
Personal Banking Leader
North Myrtle Beach

James R. Baker
Assistant Vice President
Systems Engineer

Nancy Baker
Personal Banking Leader
Florence

Jeffrey A. Benjamin
Senior Vice President
Credit Administration Leader

Denise F. Brown
Assistant Vice President
Personal Banking Leader
Surfside

Rebecca L. Brown
Senior Closing Specialist

Stephen L. Brunson, Jr.
Assistant Vice President
Residential Banking Leader

Cynthia L. Buffington
Assistant Vice President
Item Processing Leader

Glenn T. Butler
Vice President
Management Information
Systems Leader

Susan R. Cammons
Residential Banking Leader
Murrells Inlet

Pamela D. Collins
Personal Banking Leader
Dunes

Susan J. Cooke
Vice President
Corporate Support Leader
Corporate Secretary

Phillip P. Cooper
Corporate Services Leader

Patricia A. Coveno
Personal Banking Leader
Conway

Robert D. Douglas
Senior Vice President
Human Resources Leader

G. Stephen Emswiler
Facilities/Maintenance Leader

Barbara R. Faber, CPA
Assistant Vice President
Banking Administration Leader

James T. Faulk
Assistant Vice President
Collections Leader

Rita E. Fecteau
Vice President
Controller

Trina S. Ferguson
Vice President
Residential Loan
Administration Leader

J. Daniel Fogle
Vice President
Community Banking Leader
Carolina Forest/Waccamaw

Joel P. Foster
Assistant Vice President
Business Banking Officer

Mary L. Geist
Vice President
Data Services Leader

Michael C. Gerald
President and Chief Executive
Officer

Jimmy R. Graham
Executive Vice President
Information Systems Leader

Richard L. Granger
Vice President
Residential Banking Leader
Florence

Lisa B. James
Assistant Vice President
Deposit Servicing Leader

Ruth S. Kearns
Senior Vice President
Customer Recognition Officer
Assistant Corporate Secretary

Scott W. Lander
Senior Vice President
Area Leader
North Carolina Region

Edward L. Loehr
Vice President
Budgeting and Treasury

Sandy L. Louden
Personal Banking Leader
Socastee

Kathleen M. Lutes
Senior Loan Underwriter

Sherry A. Maloni
Assistant Vice President
Personal Banking Leader
Waccamaw Medical Park

Janice B. Metz
Marketing Programs
Coordinator

Cindy L. Milardo
Assistant Vice President
Loan Servicing Leader

Lauren E. Miller
Assistant Vice President
Dean of Associate Development
Coastal Federal University

Erin P. Mitchell
Assistant Vice President
Business Banking Officer

John T. Powell
Assistant Vice President
Community Banking Leader
New Hanover

Jerry L. Rexroad, CPA
Executive Vice President
Chief Financial Officer

Eulette W. Sauls
Customer Account
Relationship System Leader

Douglas E. Shaffer
Senior Vice President
Area Leader
North/West Regions

Steven J. Sherry
Executive Vice President
Chief Marketing Officer

Cathe P. Singleton
Assistant Vice President
Personal Banking Leader
Murrells Inlet

Ashley M. Smith
Assistant Vice President
Personal Banking Leader
South Brunswick

J. Marcus Smith, Jr.
Vice President
Account Servicing Leader

Phillip G. Stalvey
Executive Vice President
Sales Leader

H. Delan Stevens
Assistant Vice President
Community Banking Leader
Conway/North Conway

Donna P. Todd
Assistant Vice President
Personal Banking Support
Leader

John L. Truelove
Vice President
Community Banking Leader
Surfside, Murrells Inlet,
Socastee

Jerry A. Vereen
Vice President
Community Banking Leader
Oak Street, Dunes

Stephanie L. Vickers, CPA
Vice President
Product Development

Douglas W. Walters
Vice President
Residential Banking Leader
North Myrtle Beach

David E. Williams
Assistant Vice President
Personal Banking Leader
Oak Street

Locations

Coastal Federal Savings Bank
Oak Street Office
2619 Oak Street
Myrtle Beach, SC 29577-3129
843.448.5151

Carolina Forest Office
3894 Renee Drive
Myrtle Beach, SC 29579
(Opening in early 2000)

Conway Office
310 Highway 378
Conway, SC 29526
843.444.0225

Dunes Office
7500 North Kings Highway
Myrtle Beach, SC 29572
843.444.0241

Florence Office
1385 Alice Drive
Florence, SC 29505
843.444.1299

Little River Office
1602 Highway 17
Little River, SC 29566
843.444.1210

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

Socastee Office
4801 Socastee Boulevard
Myrtle Beach, SC 29575
843.444.0281

Surfside Office
112 Highway 17 South
& Glenns Bay Road
Surfside Beach, SC 29575
843.444.0250

Waccamaw Medical Park Office
112 Waccamaw Medical Park Drive
Conway, SC 29526
843.444.0216

South Brunswick Office
1625 Seaside Road, SW
Sunset Beach, NC 28468
843.444.1258
910.579.8160

Wilmington Office
Lending Center
5710 Oleander Drive, Suite 209
Wilmington, NC 28403
910.313.1161

Coastal Investor Services, Inc.

Coastal Investor Services, Inc.
843.918.7600

Susan J. Cooke
Corporate Secretary
Myrtle Beach Investment Center
843.448.5151

Victoria J. Damore
Financial Advisor
Conway Investment Center
843.918.7604

Fred W. Elmore
Financial Advisor
Florence Investment Center
843.679.9020

E. Haden Hamilton, Jr.
President, Chief Executive Officer
and Financial Advisor
Myrtle Beach Investment Center
843.918.7603

John Michael Hill
Vice President and Financial Advisor
Myrtle Beach Investment Center
843.918.7602

Deborah A. Hinson
Sales Assistant
Myrtle Beach Investment Center
843.918.7600

Jennifer H. Ivey
Sales Assistant
Myrtle Beach Investment Center
843.918.7600

Jerry L. Rexroad, CPA
Chief Financial Officer
Myrtle Beach Investment Center
843.448.5151

Corporate Information

Common Stock and Dividend Information

The common stock of Coastal Financial Corporation is quoted through the Nasdaq Stock Market under the symbol CFCP. For information contact:

Herzog, Heine, Geduld, Inc. at 1.800.523.4936,

First Union Capital Markets at 1.800.446.1016,

Knights Securities at 212.336.8690,

Sprear, Leeds & Kellogg at 1.800.526.3160,

Edgar M. Norris & Company at 864.235.5991 or

Trident Securities at 1.800.222.2618.

As of November 30, 1999, the Corporation had 965 shareholders and 6,433,193 shares of common stock outstanding. This does not reflect the number of persons or entities who hold stock in nominee or "street name." The prices have been adjusted to reflect the stock dividends.

Market Price of Common Stock

The table below reflects the high and low bid stock prices published by Nasdaq for each quarter.

                                      High          Low
                                      Bid           Bid
Fiscal Year 1999:

   First Quarter                     $21.13       $15.95
   Second Quarter                     19.29        14.29
   Third Quarter                      17.56        12.50
   Fourth Quarter                     16.13        12.03

Fiscal Year 1998:

   First Quarter                      17.50        14.65
   Second Quarter                     17.14        13.84
   Third Quarter                      19.70        15.71
   Fourth Quarter                     19.70        15.84

Form 10-K

A copy of Coastal Financial Corporation's Annual Report on Form 10-K, as filed with the Securities Exchange Commission for the year ended September 30, 1999, may be obtained without a charge by writing to the Shareholder Relations Officer at the Corporate Address.

Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Coastal Financial Corporation will be held at the Myrtle Beach Martinique, 7100 North Ocean Boulevard, Myrtle Beach, South Carolina, on Monday, January 24, 2000 at 2:00 p.m., Eastern Standard Time.

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

Corporate Offices
Coastal Financial Corporation
2619 Oak Street
Myrtle Beach, South Carolina 29577
843.448.5151

Transfer Agent and Registrar
Registrar and Transfer Company
P.O. Box 1010
Cranford, NJ  07016
1.800.866.1340 Ext. 2511

Independent Certified Public Accountants
KPMG LLP
P.O. Box 10529
Greenville, South Carolina 29603

General Counsel
James H. Dusenbury
Dusenbury Law Firm
602 27th Avenue
Myrtle Beach, South Carolina 29577

Special Counsel
Muldoon, Murphy & Faucette LLP
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

                                                   Coastal Financial Corporation


                               1999 Annual Report











    Coastal
  Financial
Corporation

Corporate Office: 2619 Oak Street

                  Myrtle Beach, South Carolina 29577-3129
                 (803) 448-5151