Form 10-K, Exhibit 13
period 2000-09-30
COASTAL FINANCIAL CORP /DE
filed 2000-12-26
CIK 935930

COASTAL FINANCIAL CORPORATION
                               2000 ANNUAL REPORT

                         COASTAL FINANCIAL CORPORATION


                                  ANNUAL REPORT

       ------------ COMMITTED TO OUR CUSTOMERS & COMMUNITIES -------------

OUR ONGOING FOCUS ON OUR QUEST FOR EXCELLENCE OPERATING PHILOSOPHY AND OVERRIDING COMMITMENT TO OUR CUSTOMERS AND COMMUNITIES HAS CONTINUED TO PRODUCE OUTSTANDING FINANCIAL RESULTS AND, WE ARE CONVINCED THAT THIS APPROACH WILL HELP TO INSURE THAT OUR BEST YEARS ARE YET TO COME.

October 4, 2000 marked the tenth anniversary of our conversion to public ownership. During that period, we have achieved much in terms of preparing our organization for the future and, in the process, have received significant public attention for our outstanding financial performance.

One recent form of national recognition came with U.S.Banker Magazine, in its July 2000 edition, ranking us #1 in the Southeast and #16 nationally in financial performance among Community Banks.

And while that is, indeed, quite impressive, we felt much more satisfaction in learning that our Customers had voted us Best of the Beach, in the Financial Institution category of the 2000 Sun News readers' poll, for an unprecedented third year in a row.

It is our belief that this recognition is a direct result of our philosophy of giving back to the Communities we serve.

Being a good neighbor and friend goes far beyond providing financial services. It requires each of us to get involved, to volunteer our time and to provide meaningful contributions to make our Community a better place to live, work and raise our families.

That's why, at Coastal Financial, we support, with our time, talent and financial resources, over 300 civic and charitable institutions in the Communities we serve. These organizations are important contributors to the quality of life we enjoy.

Coastal Financial has a long history of attracting Associates who care, who are Committed to Exceeding our Customers' Expectations, and who build relationships which last a lifetime.

We believe that when you have good people working together for the common goals of the Community, there is no limit to the growth and prosperity we can achieve.


                 [Share Price Performance Graph appears here]

                Initial Public Offering
                 October 4, 1990                       $10.00
                September 30, 1991                     $10.00
                September 30, 1992                     $27.20
                September 30, 1993                     $68.31
                September 30, 1994                     $85.56
                September 30, 1995                     $85.92
                September 30, 1996                    $134.94
                September 30, 1997                    $217.16
                September 30, 1998                    $215.52
                September 30, 1999                    $177.72
                September 30, 2000                    $113.80

The value of one share of Coastal Financial Corporation's Capital Stock purchased at $10.00 in the initial public offering, and affected by stock dividends, stock splits, and reinvested cash dividends, was $113.80 based upon Nasdaq Quotations at September 30, 2000. The foregoing reflects historical results and may not be indicative of future stock prices.

[PHOTO]  Central Community Banking Team

Coastal Federal blends together the full financial resources of Personal Banking Services, Residential Banking, Business Banking and Investment Services into one financial team that is motivated to Exceed our Customers' Expectations. Thomas Kennedy oversees the Personal Banking Services offered at Oak Street, Dunes and our newest location, the Bi-Lo Supermarket on 38th Avenue North in Myrtle Beach. Joel Foster leads the Business Banking Services Team, with Haden Hamilton as President & CEO of our Investment Services subsidiary.

[PHOTO]  South Strand Community Banking Team

Coastal Federal is strategically located in one of the fastest growing areas of our market, with locations in Murrell's Inlet, Socastee and Surfside. With a full range of financial services, including Personal Banking, Business Banking, Residential Banking and Investment Services, the South Strand Community Banking Team is well positioned to serve the future needs of this growing area. Eric Keys oversees the delivery of products and services that Exceed the Expectations of our Customers. Lynn Berry will be leading our efforts in expanding Banking services into Litchfield, Pawleys Island and Georgetown.

[PHOTO]  Conway Community Banking Team

Conway has a character of its own. Coastal Federal recognizes its uniqueness and has assembled a Banking Team that can best meet the needs of this Community. With a full range of financial tools including PC Internet Banking, a strong penetration of ATM locations and 24-hour Access Bank-by-Phone service, we provide a combination of friendly, hometown service with round-the-clock account access that our busy Customers demand. Delan Stevens, complemented with the support of our newest Board Member Frank Thompson, leads the growth of our products and services in this important market.

[PHOTO]  North Strand Community Banking Team

The spectacular growth in the overall market is accentuated in North Myrtle Beach. This fast growing residential and retail area demands a Banking Team that can quickly adjust to the needs of our Customers. Doug Shaffer, who for over 12 years has been servicing the needs of Customers in North Myrtle Beach, leads that Team. Complemented by strong support in Residential Banking, Business Banking, Investment Services and Personal Banking, Coastal Federal's offices in North Myrtle Beach and Little River are well equipped to meet the future needs of this fast-paced area.

[PHOTO]  North Carolina Community Banking Team

With continued expansion in strategic coastal markets in North Carolina, Coastal Federal has built a quality Team to manage that growth. Led by Scott Lander, we have aggressive plans to accelerate growth in our existing Sales Center in Sunset Beach, strengthen our market penetration in Wilmington and expand with a new Sales Center in Southport. Coastal Federal will provide its full array of Personal, Business, and Residential Banking products along with Investment Services.

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

                                                                          At or for Years Ended September 30,
                                                                ------------------------------------------------------
                                                                  1996       1997       1998      1999         2000
                                                                --------   --------   --------  --------     ---------
                                                                   (Dollars in thousands, except per share data)
Financial Condition Data:
Total assets . . . . . . . . . . . . . . . . . . . . . . . .    $459,712   $494,003   $643,560  $713,013     $768,838
Loans receivable, net . . . . . . . . . . . . . . . . . . .      370,368    403,570    414,264   455,351      511,701
Mortgage-backed securities . . . . . . . . . . . . . . . . .      27,029     23,023    170,181   182,115      189,239
Cash, interest-bearing deposits and investment securities .       38,332     39,582     25,507    30,296       25,715
Deposits . . . . . . . . . . . . . . . . . . . . . . . . . .     313,430    347,116    386,321   399,673      406,217
Borrowings . . . . . . . . . . . . . . . . . . . . . . . . .     109,886    106,337    210,560   262,541      303,151
Stockholder's equity . . . . . . . . . . . . . . . . . . . .      27,681     32,391     37,851    41,237       46,945

Operating Data:
Interest income. . . . . . . . . . . . . . . . . . . . . . .    $ 34,720   $ 38,065   $ 43,894  $ 49,559     $ 58,079
Interest expense . . . . . . . . . . . . . . . . . . . . . .      19,091     20,146     24,451    26,991       33,636
                                                                --------   --------   --------  --------     ---------
Net interest income . . . . . . . . . . . . . . . . . . . .       15,629     17,919     19,443    22,568       24,443
Provision for loan losses . . . . . . . . . . . . . . . . .          790        760        865       750          978
                                                                --------   --------   --------  --------     ---------
Net interest income after provision for loan losses. . . . .      14,839     17,159     18,578    21,818       23,465
                                                                --------   --------   --------  --------     ---------

Other Income:
Fees and service charges on loans and deposit accounts . . .       1,415      1,593      1,639     2,025        2,126
Gain on sales of loans held for sale. . . . . . . . . . . .          990        931      1,579       979          631
Gain (loss) on sales of investment securities. . . . . . . .          (6)         7         96        73          (17)
Gain (loss) on sales of mortgage-backed securities, net . .          189        235        521       191       (1,554)
Real estate operations . . . . . . . . . . . . . . . . . . .         345        141        149       (29)         (64)
Other income . . . . . . . . . . . . . . . . . . . . . . . .       1,699      1,792      1,895     2,334        4,759
                                                                --------   --------   --------  --------     ---------
Total other income. . . . . . . . . . . . . . . . . . . . .        4,632      4,699      5,879     5,573        5,881
Total general and administrative expense . . . . . . . . . .      13,586     12,716     13,618    15,286       16,191
                                                                --------   --------   --------  --------     ---------
Earnings before income taxes. . . . . . . . . . . . . . . .        5,885      9,142     10,839    12,105       13,155
Income taxes . . . . . . . . . . . . . . . . . . . . . . . .       2,164      3,351      3,987     4,390        4,698
                                                                --------   --------   --------  --------     ---------
Net income. . . . . . . . . . . . . . . . . . . . . . . . .     $  3,721   $  5,791    $ 6,852  $  7,715     $  8,457
                                                                ========   ========   ========  ========     =========
Net earnings per common diluted share . . . . . . . . . . .     $    .50   $    .77    $   .90  $   1.02     $   1.13
                                                                ========   ========   ========  ========     =========
Cash dividends per common share. . . . . . . . . . . . . . .    $    .20   $    .23    $   .25  $    .25     $    .26
                                                                ========   ========   ========  ========     =========
Weighted average shares outstanding diluted . . . . . . . .        7,382      7,511      7,605     7,585        7,477
                                                                ========   ========   ========  ========     =========

All share and per share data have been restated to reflect two 5 for 4 stock dividends declared on January 9, 1996 and June 20, 1996, respectively, two 4 for 3 stock dividends declared on April 30, 1997 and May 6, 1998, a 5% stock dividend declared on November 10, 1999, and a 10% stock dividend declared on March 14, 2000.

Key Operating Ratios:

The table below sets forth certain performance ratios of the Company at the dates or for the periods indicated.

                                                                         At or for Years Ended September 30,
                                                                 --------------------------------------------------
                                                                   1996       1997      1998      1999       2000
                                                                 --------  ---------  --------  --------  ---------
Other Data:
Return on assets (net income divided by average assets) ...        0.85%      1.21%     1.13%     1.14%      1.13%
Return on average equity (net income divided by average
 equity) ..................................................       13.97%     19.36%    19.52%    19.30%     19.52%
Average equity to average assets ..........................        6.10%      6.24%     6.05%     5.93%      5.80%
Tangible book value per share .............................      $ 3.91     $ 4.53    $ 5.23    $ 5.55     $ 6.44
Dividend payout ratio .....................................       38.51%     27.63%    25.14%    23.28%     22.61%
Interest rate spread (difference between average yield on
 interest-earning assets and average cost of
 interest-bearing liabilities). . ..........................       3.76%      3.89%     3.51%     3.55%      3.50%
Net interest margin (net interest income as a percentage of
 average interest-earning assets) ..........................       3.86%      4.03%     3.64%     3.67%      3.57%
Allowance for loan losses to total loans at end of period ..       1.11%      1.19%     1.33%     1.36%      1.35%
Ratio of non-performing assets to total assets (1) .........       0.17%      0.10%     0.36%     0.21%      0.73%
Tangible capital ratio .....................................       5.93%      6.31%     6.10%     6.29%      6.56%
Core capital ratio .........................................       5.93%      6.31%     6.10%     6.29%      6.56%
Risk-based capital ratio ...................................      10.41%     11.05%    12.67%    12.64%     12.45%
Number of:
  Real estate loans outstanding ............................      5,741      6,752     6,666     6,637      6,748
  Deposit accounts .........................................     41,755     43,544    43,720    41,608     40,788
  Full service offices .....................................          9          9        10        10         12

(1) Nonperforming assets consist of nonaccrual loans 90 days or more past due and real estate acquired through foreclosure.

                            Record Financial Results

                                  Dear Friends

As we look back on the ten years which have passed since becoming a publicly owned company, we can see and take great pride in the significant growth and progress that we have made toward the attainment of our Basic Corporate Objective Of Maximizing The Value Of Our Shareholders' Investment and Our Long-Term Goal Of Being The Best Financial Services Company In our Marketplace.

In the early fifties, our founders saw the need in our Community for a financial services provider which truly understood and identified with the residents and businesses of our area. These civic-minded individuals envisioned a Community based and owned banking organization, and established Coastal Federal to meet that need in 1954. This outgrowth of a Community need was accomplished by soliciting support, in the form of deposits, from the residents and businesses of the Community. They believed then, as we do today, that the success of our organization is inextricably tied to the success of our Community and that Coastal Federal should be a catalyst for enabling our Community, its residents and businesses to reach their full potential. And, as we opened our doors for business in 1954, it was with a firm belief that we were, and always would be, linked as partners with our Community.

That vision has provided great insight to us as we have endeavored to create and sustain a mission which was in keeping with our founders' intentions of ensuring that we worked in perfect harmony with our Communities toward creating a mutually beneficial relationship.

The Board of Directors, Leadership Group and Associates which resulted from this early guidance have continued to follow that course and, in so doing, have guided this Company through these ten years of exceptional achievement since becoming a public company, the most current of which yielded another year of record financial results.

Coastal Financial Corporation's net income for the year totaled $8.5 million, or $1.13 per diluted share, an increase of 9.6% compared to $7.7 million, or $1.02 per diluted share in 1999. These results produced a return on average Shareholders' equity of 19.52% and a return on average assets of 1.13% in fiscal 2000.

Total assets increased over 7.8%, to $768.8 million at year end, and asset quality remained very good compared to industry standards.

Unfortunately, despite these excellent financial results, our stock price declined during 2000. While the market, as a whole, has performed poorly over the past year, bank stocks, in general, have been particularly depressed by fears that rising interest rates will have an adverse effect on future earnings and by the disappointing results reported by some banking companies. At the close of this fiscal year, the relative price to earnings ratio of financial services companies, compared to the Nasdaq, Dow and S&P 500 indices, was the lowest in many years. Our business continues to flourish and we are hopeful that stock performance for financial services companies will improve, particularly for high-performing companies such as Coastal Financial.

Since becoming a publicly owned company in 1990, Coastal Financial Corporation's stock price has grown at a compound annual rate of over 27%, taking our market capitalization from $4.6 million in October 1990, to $56.5 million at the close of this fiscal year. Put another way, an initial investment of $10,000 in October of 1990 would have grown to approximately $110,000.

Equally as impressive is the fact that, since 1990, our operating earnings have increased at a compound annualized rate in excess of 18.8%.

One of the best indicators of performance is Return On Shareholders' Equity, and this measure for 2000 was, again, outstanding. Our Return On Average
Shareholders' Equity measure of 19.52% continues to rank us among the top performing financial services companies in America.

During fiscal 2000, we continued to receive significant public recognition of our progress toward the attainment of our Basic Corporate Objective Of Maximizing The Value Of Our Shareholders' Investment and Our Long-Term Goal Of Being The Best Financial Services Company In Our Marketplace. Among those were:

     o U.S.Banker, in its July 2000 edition, listed Coastal Financial Corporation #1 in the Southeast and #16 in the nation in terms of earnings per share growth and return on equity, based on the past three years averaged.

     o The State Newspaper, in its annual Palmetto 50 edition, listed the state's fifty largest public corporations, and ranked Coastal Financial 33rd in fiscal 1999 revenue and 19th in percentage change in revenue from fiscal 1998 to fiscal 1999.

     o In its November 14, 1999 edition, The State Newspaper, published an article titled "Myrtle Beach-based company is a financial pacesetter - Coastal Financial is fastest growing new public financial services company of the 1990s"

     o Coastal Federal, for the third consecutive year, placed 1st in voting by the readers of the (Myrtle Beach) Sun News in the Financial Institutions category of the Sun News Best Of The Beach Competition for 2000.

We are extremely proud of the performance evidenced by these results because they reflect well on our COMMITMENT TO OUR CUSTOMERS AND COMMUNITIES.

                    Our best year yet 2000 Financial Results

This was indeed a year of significant achievement for Coastal Financial Corporation. Our ever increasing focus on our QUEST FOR EXCELLENCE Operating Philosophy continues to pay significant dividends and has enabled the financial performance during fiscal 2000 which, again, met our high expectations and well positions us to aggressively pursue future opportunities. Noteworthy Financial Results for Fiscal 2000:

EARNINGS PER SHARE

     o Net earnings of $8.5 million or $1.13 per diluted share. Earnings per share for fiscal 2000 increased 10.8% over the prior year.

     o    Shareholders' equity advanced 13.8% to $46.9 million.

     o During the year, the Company repurchased approximately 184,000 shares at an average price of $10.65 per share, adjusted for the stock dividends.

                    [EARNINGS PER SHARE GRAPH APPEARS HERE]

                $0.50     $0.77      $0.90     $1.02       $1.13
                -----     -----      -----     -----       -----
                1996      1997       1998      1999        2000


BOOK VALUE PER SHARE

     o    Book value per share grew 16.0% to $6.44

                   [BOOK VALUE PER SHARE GRAPH APPEARS HERE]

                $3.91     $4.53      $5.23     $5.55       $6.44
                -----     -----      -----     -----       -----
                1996      1997       1998      1999        2000


ASSETS

     o    A 7.8% growth in total assets to $768.8 million.

     o    Loans receivable increased 10.6% to $521.9 million.

     o Deposits rose to $406.2 million, the highest level in the Company's history.


                           [ASSET GRAPH APPEARS HERE]
                                (IN MILLIONS)

              $459.70     $494.00    $643.60   $713.01     $768.80
              -------     -------    -------   -------     -------
               1996        1997       1998      1999        2000

                    Our best year yet 2000 Financial Results


ALLOWANCE FOR LOAN LOSSES TO NET LOANS

     o    Allowance for Loan Losses to Net Loans decreased slightly to 1.35%.

     o    The Company had Loan Charge Offs of .06% in 2000.


           [ALLOWANCE FOR LOAN LOSSES TO NET LOANS GRAPH APPEARS HERE]

              1.11%      1.19%      1.33%       1.36%       1.35%
              -----      -----      -----       -----       -----
              1996       1997       1998        1999        2000


Coastal Financial Corporation's outstanding operating results are the product of the commitment, dedication and aligned effort of our exceptional team and have been a major factor in the more than 1123.2% increase in our stock price since becoming a public company in October of 1990 vs. approximately 450% for the Standard & Poors 500 Index.

But, as good as these results are, it's always the future that we are most interested in, and it always leads to the question we're most often asked: "Can we keep it up?"

We continue to believe the answer is a resounding "Yes," as long as we remain focused on our COMMITMENT TO OUR CUSTOMERS AND COMMUNITIES and maintain our philosophy of viewing change and constant improvement as essential to the achievement of our Corporate Objectives. That's what really sets us apart from the competition.

                              A look back at 2000

THIS LEVEL OF PERFORMANCE IS IN KEEPING WITH OUR BASIC CORPORATE OBJECTIVE OF MAXIMIZING THE VALUE OF OUR SHAREHOLDERS' INVESTMENT AND IS THE RESULT OF CONDUCTING OUR ACTIVITIES IN ALIGNMENT WITH OUR QUEST FOR EXCELLENCE OPERATING PHILOSOPHY.

Over the ten years which have passed since we became a publicly owned Company, we have repositioned our organization in order to assure continued progress toward the attainment of Our Basic Corporate Objective Of Maximizing The Value Of Our Shareholders' Investment and Our Long-Term Goal Of Being The Best Financial Services Company In Our Marketplace.

These actions have been rewarded in the financial markets by a 1123.2% increase in the price of our shares since October 4, 1990, the date of our initial public offering.

But the real question as to whether we have indeed made progress toward the attainment of our Basic Corporate Objective Of Maximizing The Value Of Our
Shareholders' Investment must be answered by comparing the share price performance of Coastal Financial Corporation, since the date of its public offering, to the share price performance of other established financial services companies operating within our marketplace and to the markets as a whole. In the following graphs, we have compared the share price performance of Coastal Financial Corporation to the Nasdaq, S&P 500 and Dow indices, and to (TSFG) The South Financial Group, the parent company of Carolina First Bank, (WB) Wachovia Corporation, the parent company of Wachovia Bank, (SNV) Synovus Financial
Corporation, the parent company of NBSC, (BBT) BB&T Corporation, the parent company of BB&T, (BAC) Bank of America Corporation, the parent of Bank of America, (FTU) First Union Corporation, the parent company of First Union,
(FFCH) First Financial Holdings, Inc., the parent company of Peoples Federal Savings and Loan Association and First Federal Savings and Loan Association of Charleston, and (COOP) Cooperative Bankshares, Inc., the parent company of Cooperative Bank.

              [10 Year Peer Group Price Performance Appears Here]

As demonstrated in this graph, which looks back over our history as a publicly owned company, the price of Coastal Financial's shares has outperformed the price of the shares of the other publicly traded banks in our marketplace, as well as the Nasdaq, S&P 500 and Dow indices.

                 [CFCP Relative Price Performance Appears Here]

These exceptional results have not only served to validate our QUEST FOR EXCELLENCE philosophy, but have also given us great confidence that our tactical strategies are sound and that the future can be even brighter if we continue to be passionate about OUR COMMITMENT TO OUR CUSTOMERS AND COMMUNITIES.

In looking back over the past year, we undertook many significant initiatives designed to better prepare our organization for the future. Some of the initiatives and accomplishments aimed at increasing the long-term value of the Company by maximizing our ability to capitalize on opportunities in the years ahead were:

The further development of our organization to support the attainment of our Vision 2005 strategic plan. We experienced significant growth and progress in both the transformational and linear aspects of our development plans.

Our continued growth depends upon building long term relationships with our Customers.

                                 Relationships

The   transformational   element  of  our  plan  deals  with  becoming  a  Sales
Organization and the linear element of our plans addresses the extension of our financial services delivery channels.

Initiatives designed to facilitate our transformational progress:

- The continued expansion of our curriculum at Coastal Federal University to better assure that the development of our sales and service culture is based upon a foundation which embraces the formation of long-term relationships. In this regard, I am very pleased that all of the members of our Leadership Group have now successfully completed "The 7 Habits of Highly Successful People." This offering, made available to all of our Associates through Coastal Federal University, presents a method for achieving internal peace of mind within while building external trust without by seeking the roots of human behavior in character and by learning principles rather than merely practices.

Through this curriculum offering and our foundational Pledge To Excellence course, we are enabling our Associates to transform their understanding of their roles as Lenders, Deposit Gatherers or Financial Advisors, to that of arrangers of financial relationships.

Coastal Federal University is a critical ingredient in our recipe for ensuring that our culture is truly aligned with our QUEST FOR EXCELLENCE Operating Philosophy and focused on our Mission of Exceeding The Expectations of our Customer.

- During this past year, Coastal Investor Services, Inc.*, worked closer than ever with Coastal Federal to create more relationships with Customers, resulting in the improvement of Coastal Investor Services, Inc., ranking from #21 last year to #8 this year out of over 600 brokerage affiliates in the Raymond James Financial Services system.

This increased focus on our Mission and the opportunities which were created through this effort enabled a 41% growth in Assets under management, from $112.3 Million to $158.2 Million, and a corresponding increase of 27% in net income.

At Coastal Investor Services, Inc., our Mission of Exceeding the Expectations of our Customer is implemented through empowering our Financial Advisors to select from a broad array of financial alternatives and services coupled with a compensation system which ensures that they are incented to make decisions only in the Client's best interests.

The ability of Coastal Financial, through Coastal Federal and Coastal Investor Services, to offer our Customers a comprehensive financial planning service together with a full array of financial services. . . from checking and savings accounts, to annuities, trust services, mortgage lending, securities brokerage*, commercial lending, asset management accounts and insurance products, through conveniently located financial Sales Centers, drive-up ATMs, 24-hour telephone or internet access well demonstrates our COMMITMENT TO OUR CUSTOMERS AND COMMUNITIES. . .because it allows our Customers to conduct their business when, how and where they wish.

- During 2000, we began a reorganizational initiative, termed "Strategic Teams," which is designed to better focus our sales and servicing efforts on the great opportunities we have to earn more of our Customers' business in each of our four business lines - Business Banking, Personal Banking, Residential Banking and Investment Services, Inc.

We serve more than 35,000 Customers. The vast majority consider Coastal Financial their primary financial services provider. On the surface, that seems impressive. But, in taking a closer look, on average, we have only about one-fourth of the financial services business of those 35,000 Customers. That means every day our own Customers are giving three-fourths of their business to our competitors.

Through the use of these "Strategic Teams," we will explore in depth what it means to be "arrangers" of financial relationships and better develop the understanding of our role as "Financial Partner." It means not just handling transactions for our Customers, it means helping our Customers become financially successful through establishing full-service relationships.

COASTAL FINANCIAL CORPORATION

EXECUTIVE LEADERSHIP GROUP

AT COASTAL FINANCIAL CORPORATION, WE VIEW CHANGE AND CONSTANT IMPROVEMENT AS ESSENTIAL TO THE ACHIEVEMENT OF OUR LONG-TERM OBJECTIVES AND BELIEVE THAT OUR COMMITMENT TO BEING A LEARNING ORGANIZATION WILL PRODUCE THE GREATEST RETURNS OF ANY INVESTMENT WE HAVE EVER MADE.

Our commitment to our Customers centers on the highest level of personal service.

INITIATIVES FOR GROWTH:

VISION 2005 STRATEGIC PLAN

FOCUS ON LEARNING

COMMUNITY COMMITMENT

CONTINUED EXPANSION

USING TECHNOLOGY TO INCREASE CUSTOMER CONVENIENCE AND ACCESS

Initiatives designed to facilitate our linear progress:

- The continued expansion of our financial services franchise during this past year included the opening of the Carolina Forest and Little River Sales Centers, the opening of our first grocery store Sales Center, located in the BI-LO Supermarket at 38th Avenue North in Myrtle Beach, the establishment of a lending office in Wilmington, North Carolina, and the subsequent commencement of renovations to our Wilmington lending office in order to offer our full array of financial services.

During this past year, we also added several features to our PC/Internet Banking facility, www.coastalfederal.com, to make managing money even easier for our Customers.

Through activities such as these, we are expanding our presence and market awareness along the South Carolina coast and working toward the establishment of a significant presence in coastal North Carolina.

These initiatives are reflective of our culture of viewing change and constant improvement as essential to the achievement of our long-term objectives.

LOOKING AHEAD

Why are we so confident that Coastal Financial has what it takes to capitalize on significant opportunities in the future? Consider these critical elements:

GEOGRAPHY: We are located in one of the best markets in America, with Horry County being the second fastest growing real estate market in the nation and New Hanover County being ranked fourth in that measure. Add to that the rapidly growing counties of Georgetown in South Carolina and Brunswick in North Carolina and you couldn't ask for a better place to do business.

BRAND: At almost fifty years of age, it has stood the test of time. Our brand COASTAL FEDERAL is one of the most widely recognized symbols of Trust and expertise in the delivery of financial services in one of the best markets in America. Our brand stands for Commitment, Leadership, Integrity and Quality in Exceeding The Expectations of our Customer. In other words, being totally COMMITTED TO OUR CUSTOMERS AND COMMUNITIES.

BUSINESS LINES AND PRODUCTS: Our business lines and product offerings are designed to meet the needs of our Customers and our Communities. We offer a full line of Business Banking, Personal Banking, Residential Banking and Investment Services. Our product diversification also helps to create earnings stability. This element of our operational platform better enables us to weather downturns that inevitably affect singular segments of our industry. We rely on an operating strategy which produces a significant amount of our revenue from a stream of fees we receive from operations, such as mortgage servicing, treasury management and investment security sales.

DELIVERY CHANNELS: As important as products are, competitors can copy them quickly. The only method we have to create real value for our Customers is in the way we distribute products. We have the best locations and most extensive distribution system in our marketplace. We currently have thirteen Sales Centers and nineteen ATMs. We have just opened our first supermarket Sales Center and plan to open our second in the Socastee BI-LO Supermarket in fiscal 2001. Our Bank by Phone delivery channel last year handled more than 350,000 calls, and our PC/Internet Banking facility handled more than 75,000 Internet banking sessions last year, almost double the previous year. Also, last year we continued to develop www.coastalfederal.com as a destination site and plan for its significant future expansion.

SALES AND SERVICE CULTURE: In the Financial Institution category of the 2000 Sun News Readers' Poll, for the third consecutive year, our Customers voted us "Best of the Beach." Recent Customer surveys, conducted by an independent group, shows that 95% of our Customers, based upon recent transactions, rank Coastal Federal "Excellent," in terms of Service Delivery.

                                 Looking ahead

Over the years, we have built a reputation for having a strong sales and service culture. This reputation is being reinforced today through the addition of systems for tracking sales, Customer profitability and Customer information - using technology to personalize Customer service. We intend to propagate effective technology and a superior sales and service culture. Our goal is to earn all the business of every creditworthy Customer. We intend to sell at least one more product to every Customer every year. The more products we sell Customers, the better deal they receive, the more loyal they become, the more we get to know about them in order to serve them better, and the higher the return for Coastal Financial Corporation Shareholders. All of our stakeholders win - our Customers, our Communities, our Associates and our Shareholders.

OUR ASSOCIATES: As important as all of these competitive advantages are, they are meaningless without talented team members who care. Our brand does not serve our Customers. Our Associates serve our Customers. Coastal Financial team members put their Customers first. Products and technology can be duplicated - but we believe that our Associates are more talented, more motivated and more energized than our competitors. They care about each other, care about their Customers, care about their Communities and care about their Company. We are firmly convinced that it's our Associates who give Coastal Financial a real competitive advantage. That's why we will continue to invest significantly in attracting, developing and retaining the very best people in the financial services industry for our team.

And we have the best team imaginable. Our 2000 results speak volumes about their commitment to Our Basic Corporate Objective Of Maximizing The Value Of Our Shareholders' Investment and Our Long-Term Goal Of Being The Best Financial Services Company In Our Marketplace.

Both sales and earnings reached record levels in 2000 and 1999. In fact, in these two years alone, our net income has grown by over 23%.

And we still have tremendous potential for further gains. In the last five years, our net income has more than doubled. Since becoming a publicly owned Company in 1990, we have roughly doubled our earnings every four years.

Our Coastal Financial team is very proud of these achievements and looks forward to even greater success in the years ahead. And while we certainly cannot predict the future, we can take pride in the fact that we have the Geography, Brand, Business Lines and Products, Delivery Channels, Sales and Servicing Culture, and dedicated Associates who are aligned with our QUEST FOR EXCELLENCE Operating Philosophy and COMMITTED TO OUR CUSTOMERS AND COMMUNITIES.

These significant advantages have produced our exceptional results and give us great confidence and optimism that we can continue to achieve even higher returns for our Shareholders in the future.

All  of  us  at  Coastal   Financial   Corporation   appreciate  your  continued
encouragement, loyalty and support, and look to the future with great enthusiasm and excitement.


/s/ Michael C. Gerald

Michael C. Gerald
President and Chief Executive Officer

Independent Auditors' Report

The Board of Directors
Coastal Financial Corporation
Myrtle Beach, South Carolina

We have audited the consolidated statements of financial condition of Coastal Financial Corporation and subsidiaries (the "Company") as of September 30, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at September 30, 1999 and 2000, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States of America.

Greenville, South Carolina                    /s/ KPMG LLP
October 25, 2000

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
                 Consolidated Statements of Financial Condition
                           September 30, 1999 and 2000

                                                                                     1999        2000
                                                                                  ----------   ---------
                                                                                  (Dollars in thousands)
                              ASSETS

Cash and amounts due from banks . . . . . . . . . . . . . . . . . . . . . . . .    $ 21,988      14,999
Short-term interest-bearing deposits . . . . . . . . . . . . . . . . . . . . .        2,245       2,168
Investment securities available for sale . . . . . . . . . . . . . . . . . . .        6,063       8,548
Mortgage-backed securities available for sale . . . . . . . . . . . . . . . . .     182,115     189,239
Loans receivable (net of allowance for loan losses of $6,430
  at September 30, 1999 and $7,064 at September 30, 2000) . . . . . . . . . . .     455,351     511,701
Loans receivable held for sale . . . . . . . . . . . . . . . . . . . . . . . .       16,636      10,194
Real estate acquired through foreclosure, net . . . . . . . . . . . . . . . . .          96         867
Office property and equipment, net . . . . . . . . . . . . . . . . . . . . . .       11,236      11,518
Federal Home Loan Bank (FHLB) stock, at cost . . . . . . . . . . . . . . . . .        8,201      11,899
Accrued interest receivable on loans . . . . . . . . . . . . . . . . . . . . .        2,861       3,117
Accrued interest receivable on securities.. . . . . . . . . . . . . . . . . . .       1,333       1,555
Other assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4,888       3,033
                                                                                  ----------   ---------
                                                                                   $713,013    $768,838
                                                                                  ==========   =========

                   LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    399,673     406,217
  Securities sold under agreements to repurchase . . . . . . . . . . . . . . . .     96,948      75,858
  Advances from FHLB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    164,024     225,224
  Other borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,569       2,069
  Drafts outstanding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,383       2,475
  Advances by borrowers for property taxes and insurance. . . . . . . . . . . .       1,346       1,257
  Accrued interest payable. . . . . . . . . . . . . . . . . . . . . . . . . . .       1,156       2,531
  Other liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5,677       6,262
                                                                                  ----------   ---------
    Total liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     671,776     721,893
                                                                                  ----------   ---------

Stockholders' equity:
  Serial preferred stock, 1,000,000 shares authorized and unissued . . . . . . .        --          --
  Common stock $.01 par value, 15,000,000 shares authorized;
    7,426,528 shares at September 30, 1999 and 7,287,498
    shares at September 30, 2000 issued and outstanding . . . . . . . . . . . .          74          73
  Additional paid-in capital . . . . . . . . . . . . . . . . . . . . . . . . . .      9,313       9,780
  Retained earnings, restricted . . . . . . . . . . . . . . . . . . . . . . . .      34,288      40,319
  Treasury stock, at cost (23,100 and 161,316) shares, respectively . . . . . .        (356)     (1,702)
  Accumulated other comprehensive loss, net of tax . .  . . . . . . . . . . . .      (2,082)     (1,525)
                                                                                  ----------   ---------
    Total stockholders' equity . . . . . . . . . . . . . . . . . . . . . . . . .     41,237      46,945
                                                                                  ----------   ---------
                                                                                   $713,013    $768,838
                                                                                  ==========   =========

          See accompanying notes to consolidated financial statements.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
                     Consolidated Statements of Operations
                  Years ended September 30, 1998, 1999 and 2000


                                                                               1998        1999          2000
                                                                            ----------   ---------     ---------
                                                                              (In thousands, except share data)
Interest income:
  Loans receivable . . . . . . . . . . . . . . . . . . . . . . . . . .      $   36,314      38,541        44,005
  Investment securities . . . . . . . . . . . . . . . . . . . . . . . .          1,309       1,476         2,484
  Mortgage-backed securities . . . . . . . . . . . . . . . . . . . . .           5,972       9,205        10,987
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            299         337           603
                                                                            ----------   ---------     ---------
Total interest income. . . . . . . . . . . . . . . . . . . . . . . . .          43,894      49,559        58,079
                                                                            ----------   ---------     ---------

Interest expense:
  Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          14,559      14,627        15,769
  Securities sold under agreements to repurchase . . . . . . . . . . .           3,404       3,869         6,993
  Advances from FHLB . . . . . . . . . . . . . . . . . . . . . . . . .           6,488       8,495        10,874
                                                                            ----------   ---------     ---------
     Total interest expense . . . . . . . . . . . . . . . . . . . . . .         24,451      26,991        33,636
                                                                            ----------   ---------     ---------
     Net interest income . . . . . . . . . . . . . . . . . . . . . . .          19,443      22,568        24,443
Provision for loan losses . . . . . . . . . . . . . . . . . . . . . . .            865         750           978
                                                                            ----------   ---------     ---------
     Net interest income after provision for loan losses . . . . . . .          18,578      21,818        23,465
                                                                            ----------   ---------     ---------

Other income:
  Fees and service charges on loans and deposit accounts . . . . . . .           1,639       2,025         2,126
  Gain on sales of loans held for sale . . . . . . . . . . . . . . . .           1,579         979           631
  Gain (loss) on sales of investment securities, net . . . . . . . . .              96          73           (17)
  Gain (loss) on sales of mortgage-backed securities, net . . . . . . .            521         191        (1,554)
  Gain on sale of deposits . . . . . . . . . . . . . . . . . . . . . .              --          --         1,746
  Loss from real estate acquired through foreclosure . . . . . . . . .             (72)        (29)          (64)
  Income from real estate partnerships. . . . . . . . . . . . . . . . .            221          --            --
  Income from sale of non-depository products . . . . . . . . . . . . .            535         745           834
  Federal Home Loan Bank stock dividends . . . . . . . . . . . . . . .             454         616           711
  Other income . . . . . . . . . . . . . . . . . . . . . . . . . . . .             906         973         1,468
                                                                            ----------   ---------     ---------
     Total other income . . . . . . . . . . . . . . . . . . . . . . . .          5,879       5,573         5,881
                                                                            ----------   ---------     ---------

General and administrative expenses:
  Salaries and employee benefits . . . . . . . . . . . . . . . . . . .           7,355       8,604         9,149
  Net occupancy, furniture and fixtures and data processing expense . .          3,260       3,563         3,946
  FDIC insurance premium . . . . . . . . . . . . . . . . . . . . . . .             213         220           121
  Other expense. . . . . . . . . . . . . . . . . . . . . . . . . . . .           2,790       2,899         2,975
                                                                            ----------   ---------     ---------
    Total general and administrative expense. . . . . . . . . . . . . .         13,618      15,286        16,191
                                                                            ----------   ---------     ---------
    Income before income taxes . . . . . . . . . . . . . . . . . . . .          10,839      12,105        13,155
  Income taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .          3,987       4,390         4,698
                                                                            ----------   ---------     ---------
  Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $    6,852       7,715         8,457
                                                                            ==========   =========     =========

  Earnings per common share
    Basic . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $     0.94        1.05          1.15
                                                                            ==========   =========     =========
    Diluted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $     0.90        1.02          1.13
                                                                            ==========   =========     =========
  Average common shares outstanding
    Basic . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7,260,000   7,370,000     7,385,000
                                                                            ==========   =========     =========
    Diluted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7,605,000   7,585,000     7,477,000
                                                                            ==========   =========     =========

          See accompanying notes to consolidated financial statements.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
    Consolidated Statements of Stockholders' Equity and Comprehensive Income
                  Years ended September 30, 1998, 1999 and 2000

                                                                                                      Accumulated
                                                                                                         Other
                                                                 Additional                          Comprehensive     Total
                                                         Common   Paid-in     Retained    Treasury      Income      Stockholders'
                                                         Stock    Capital     Earnings     Stock        (Loss)        Equity
                                                         -----    -------     --------    --------   -------------  -------------
                                                                                      (In thousands)

Balance at September 30, 1997 . . . . . . . . . . .      $72      $8,672      $23,402     $(182)         $427         $32,391
Exercise of stock options . . . . . . . . . . . . .        1         301         (161)      182            --             323
Cash paid for fractional shares . . . . . . . . . .       --          --           (9)       --            --              (9)
Cash dividends . . . . . . . . . . . . . . . . . .        --          --       (1,715)       --            --          (1,715)
Net income . . . . . . . . . . . . . . . . . . . .        --          --        6,852        --            --           6,852
Other comprehensive income, net of tax:
Unrealized gains arising during period,
  net of taxes of $152 . . . . . . . . . . . . . .        --          --           --        --           379              --
Less: reclassification adjustment for gains
  included in net income, net of taxes of $247 . .        --          --           --        --          (370)             --
                                                         -----    -------     --------    --------   -------------  -------------
Other comprehensive income . . . . . . . . . . . .        --          --           --        --             9               9
                                                         -----    -------     --------    --------   -------------  -------------
Comprehensive income . . . . . . . . . . . . . . .        --          --           --        --            --           6,861
                                                         -----    -------     --------    --------   -------------  -------------
Balance at September 30, 1998 . . . . . . . . . . .       73       8,973       28,369        --           436          37,851
                                                         -----    -------     --------    --------   -------------  -------------
Exercise of stock options . . . . . . . . . . . . .        1         340           --        --            --             341
Cash dividends . . . . . . . . . . . . . . . . . .        --          --       (1,796)       --            --          (1,796)
Net income . . . . . . . . . . . . . . . . . . . .        --          --        7,715        --            --           7,715
Other comprehensive income, net of tax:
Unrealized losses arising during period,
  net of taxes of $1,499 . . . . . . . . . . . . .        --          --           --        --        (2,354)             --
Less: reclassification adjustment for gains
  included in net income, net of taxes of $100 . .        --          --           --        --          (164)             --
                                                         -----    -------     --------    --------   -------------  -------------
Other comprehensive loss . . . . . . . . . . . . .        --          --           --        --        (2,518)         (2,518)
                                                         -----    -------     --------    --------   -------------  -------------
Comprehensive income . . . . . . . . . . . . . . .        --          --           --        --            --           5,197
                                                         -----    -------     --------    --------   -------------  -------------
Treasury stock repurchases . . . . . . . . . . . .        --          --           --      (356)           --            (356)
                                                         -----    -------     --------    --------   -------------  -------------
Balance at September 30, 1999 . . . . . . . . . . .       74       9,313       34,288      (356)       (2,082)         41,237
Exercise of stock options . . . . . . . . . . . . .       --         467         (514)      617            --             570
Cash dividends . . . . . . . . . . . . . . . . . .        --          --       (1,912)       --            --          (1,912)
Net income . . . . . . . . . . . . . . . . . . . .        --          --        8,457        --            --           8,457
Other comprehensive income, net of tax:
Unrealized losses arising during period,
  net of taxes of $255 . . . . . . . . . . . . . .        --          --          --         --          (417)             --
Less: reclassification adjustment for losses
  included in net income, net of taxes of $597            --          --          --         --           974              --
                                                         -----    -------     --------   --------    -------------  -------------
Other comprehensive income . . . . . . . . . . . .        --          --          --         --           557             557
                                                         -----    -------     --------   --------    -------------  -------------
Comprehensive income . . . . . . . . . . . . . . .        --          --          --         --            --           9,014
                                                         -----    -------     --------   --------    -------------  -------------
Treasury stock repurchases . . . . . . . . . . . .        (1)         --          --     (1,963)           --          (1,964)
                                                         -----    -------     --------   --------    -------------  -------------
Balance at September 30, 2000 . . . . . . . . . . .      $73      $9,780      $40,319   $(1,702)      $(1,525)        $46,945
                                                         =====    =======     ========   ========    =============  =============

          See accompanying notes to consolidated financial statements.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows
                  Years ended September 30, 1998, 1999 and 2000

                                                                                       1998       1999         2000
                                                                                    ----------  ---------   ----------
                                                                                               (In thousands)

Cash flows from operating activities:
  Net income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  6,852       7,715       8,457
  Adjustments to reconcile net income to net cash provided by operating activities:
    Income from real estate partnerships. . . . . . . . . . . . . . . . . . . .         (221)         --          --
    Depreciation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,030       1,206       1,419
    Provision for loan losses . . . . . . . . . . . . . . . . . . . . . . . . .          865         750         978
    (Gain) loss on sale of mortgage-backed securities available for sale . . . .        (521)       (191)      1,554
    Origination of loans receivable held for sale . . . . . . . . . . . . . . .      (69,546)    (66,930)    (27,253)
    Proceeds from sales of loans receivable held for sale . . . . . . . . . . .       71,674      60,781      33,695
    (Increase) decrease in:
       Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (176)     (1,938)      1,855
       Accrued interest receivable . . . . . . . . . . . . . . . . . . . . . . .        (604)       (324)       (478)
    Increase (decrease) in:
       Accrued interest payable . . . . . . . . . . . . . . . . . . . . . . . .          400        (196)      1,375
       Other liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . .        (248)      2,744         243
                                                                                    ----------  ---------   ----------
         Net cash provided by operating activities. . . . . . . . . . . . . . .        9,505       3,617      21,845
                                                                                    ----------  ---------   ----------
Cash flows from investing activities:
  Proceeds from sale of investment securities available for sale. . . . . . . .        4,500       9,735      10,283
  Proceeds from maturities of investment securities available for sale . . . . .      25,596       5,165          --
  Purchases of investment securities available for sale . . . . . . . . . . . .      (13,798)    (11,360)    (12,737)
  Purchases of loans receivable. . . . . . . . . . . . . . . . . . . . . . . . .     (10,442)     (9,078)     (4,027)
  Proceeds from sale of mortgage-backed securities available for sale . . . . .       87,068      95,364     106,367
  Purchases of mortgage-backed securities available for sale . . . . . . . . . .    (274,144)   (155,877)   (124,502)
  Principal collected on mortgage-backed securities available for sale . . . . .      45,505      72,177      25,219
  Origination of loans receivable, net. . . . . . . . . . . . . . . . . . . . .     (135,706)   (189,427)   (219,943)
  Principal collected on loans receivable. . . . . . . . . . . . . . . . . . . .     125,289     128,805     139,900
  Disposition of Florence office assets and liabilities, net. . . . . . . . . .           --          --     (13,265)
  Proceeds from sales of real estate acquired through foreclosure . . . . . . .          263          88         180
  Purchases of office properties and equipment . . . . . . . . . . . . . . . . .      (2,470)     (3,441)     (2,392)
  Purchases of FHLB stock . . . . . . . . . . . . . . . . . . . . . . . . . . .       (1,648)       (935)     (3,698)
  Other investing activities, net . . . . . . . . . . . . . . . . . . . . . . .          193         427          --
                                                                                    ----------  ---------   ----------
         Net cash used by investing activities . . . . . . . . . . . . . . . .      (149,794)    (58,357)    (98,615)
                                                                                    ----------  ---------   ----------
Cash flows from financing activities:
  Increase in deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      39,205      13,352      31,397
  Increase (decrease) in securities sold under agreements to repurchase . . . .       56,548      37,734     (21,090)
  Proceeds from FHLB advances . . . . . . . . . . . . . . . . . . . . . . . . .      242,625     353,900     890,404
  Repayment of FHLB advances. . . . . . . . . . . . . . . . . . . . . . . . . .     (199,194)   (334,785)   (829,204)
  Proceeds (repayments) from other borrowings, net . . . . . . . . . . . . . . .       4,244      (4,868)        500
  Increase (decrease) in advance payments by borrowers for property
   taxes and insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (80)         17         (89)
  Increase (decrease) in drafts outstanding, net. . . . . . . . . . . . . . . .          597        (232)      1,092
  Repurchase of treasury stock, at cost. . . . . . . . . . . . . . . . . . . . .          --        (356)     (1,964)
  Cash dividends to stockholders and cash for fractional shares . . . . . . . .       (1,724)     (1,796)     (1,912)
  Exercise of stock options. . . . . . . . . . . . . . . . . . . . . . . . . . .         323         341         570
                                                                                    ----------  ---------   ----------
         Net cash provided by financing activities. . . . . . . . . . . . . . .      142,544      63,307      69,704
                                                                                    ----------  ---------   ----------
Net increase (decrease) in cash and cash equivalents . . . . . . . . . . . . . .       2,255       8,567      (7,066)
                                                                                    ----------  ---------   ----------
Cash and cash equivalents at beginning of year. . . . . . . . . . . . . . . . .       13,411      15,666      24,233
                                                                                    ----------  ---------   ----------
Cash and cash equivalents at end of year . . . . . . . . . . . . . . . . . . . .    $ 15,666      24,233      17,167
                                                                                    ==========  =========   ==========
Supplemental information:
  Interest paid. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 24,051      27,187      32,261
                                                                                    ==========  =========   ==========
  Income taxes paid . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  4,112       2,085       3,789
                                                                                    ==========  =========   ==========
Supplemental schedule of non-cash investing and financing transactions:
  Securitization of mortgage loans held for sale into mortgage-backed securities    $  4,997      27,713      14,894
                                                                                    ==========  =========   ==========
  Transfer of mortgage loans to real estate acquired through foreclosure . . . .    $     48         149         951
                                                                                    ==========  =========   ==========

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

     The Company determines investment and mortgage-backed securities classification at the time of purchase. Premiums and discounts on securities are accreted or amortized as an adjustment to income over the estimated life of the security using a method which approximates a level yield. Unrealized losses on securities, reflecting a decline in value judged by the Company to be other than temporary, are charged to income in the consolidated statement of operations.

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

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements - Continued



(1)  SUMMARY  OF SIGNIFICANT ACCOUNTING POLICIES - Continued

     (d) Allowance for Loan Losses -Continued

     The Company follows SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," for determining impairment on loans. SFAS No. 114 requires that nonhomogenous impaired loans and certain restructured loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price or at the fair value of the collateral if the loan is collateral dependent. A specific reserve is set up for each impaired loan. Accrual of interest income on loans (including impaired loans) is suspended when in management's judgment, doubt exists as to the collectibility of principal and interest. If amounts are received on loans for which the accrual of interest has been discontinued, a determination is made as to whether payments received should be recorded as a reduction of the principal balance or as interest income depending on management's judgment as to the collectibility of principal. The loan is returned to accrual status when, in management's judgment, the borrower has demonstrated the ability to make periodic interest and principal payments on a timely basis.

     (e) Loans Receivable Held for Sale

     Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are provided for in a valuation allowance by charges to operations. At September 30, 1999 and 2000, the Company had approximately $16.6 million and $10.2 million in mortgage loans held for sale, respectively.

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

     (j) Income Taxes

     Deferred taxes are provided for differences in the financial reporting basis for assets and liabilities as compared to their tax basis. A current tax liability or asset is established for taxes presently payable or refundable and a deferred tax liability or asset is established for future taxable items.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements - Continued


(1)  SUMMARY  OF SIGNIFICANT ACCOUNTING POLICIES -Continued

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

     (o) Comprehensive Income

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

     (p) Disclosures Regarding Segments

     The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" in 1998. SFAS No. 131 established standards for the way that public businesses report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company adopted SFAS No. 131 without any impact on its consolidated financial statements.

     (q) Reclassifications

     Certain amounts in the 1998 and 1999 consolidated financial statements have been reclassified to conform with the 2000 presentation. Such reclassifications did not change net income or equity as previously reported.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements - Continued

(2) INVESTMENT SECURITIES

     The amortized cost and market value of investment securities available for sale at September 30, 1999 is summarized as follows:

                                                                           1999
                                                        -------------------------------------------
                                                                     Gross       Gross
                                                        Amortized  Unrealized  Unrealized   Market
                                                          Cost       Gains       Losses     Value
                                                        ---------  ----------  ----------   ------
                                                                        (In thousands)
U.S. Government and agency obligations:
Due after one but within five years .................   $ 2,770       --          (16)      2,754
Due after five years ................................     3,445       --         (136)      3,309
                                                        ---------  ----------  ----------   ------
                                                        $ 6,215       --         (152)      6,063
                                                        =========  ==========  ==========   ======

     The amortized cost and market value of investment securities available for sale at September 30, 2000 is summarized as follows:

                                                                           2000
                                                        -------------------------------------------
                                                                     Gross       Gross
                                                        Amortized  Unrealized  Unrealized   Market
                                                          Cost       Gains       Losses     Value
                                                        ---------  ----------  ----------   ------
                                                                        (In thousands)
U.S. Government and agency obligations:
Due after one but within five years .............       $ 1,310        4           (1)      1,313
Due after five years ............................         7,359       32         (156)      7,235
                                                        ---------  ----------  ----------   ------
                                                        $ 8,669       36         (157)      8,548
                                                        =========  ==========  ==========   ======

      The Company had gross realized gains of $96,000 and there were no gross realized losses for the year ended September 30, 1998. For the year ended September 30, 1999, gross realized gains were $73,000 and there were no gross realized losses. For the year ended September 30, 2000, gross realized gains were $8,000 and gross realized losses were $25,000.

      Certain investment and mortgage-backed securities are pledged to secure other borrowed money and customer deposits in excess of FDIC insurance coverage. The carrying value of the securities pledged at September 30, 2000 was $170.2 million with a market value of $166.5 million.

(3)  MORTGAGE-BACKED SECURITIES

         Mortgage-backed securities available for sale at September 30, 1999 consisted of the following:

                                                                     1999
                                                  -------------------------------------------
                                                               Gross       Gross
                                                  Amortized  Unrealized  Unrealized   Market
                                                    Cost       Gains       Losses     Value
                                                  ---------  ----------  ----------  --------
                                                                  (In thousands)
Collateralized Mortgage Obligations . . . . . .   $ 23,680       --          (806)     22,874
FNMA  . . . . . . . . . . . . . . . . . . . . .    103,117      282        (1,629)    101,770
GNMA  . . . . . . . . . . . . . . . . . . . . .     23,349       31          (588)     22,792
FHLMC . . . . . . . . . . . . . . . . . . . . .     35,175      202          (698)     34,679
                                                  ---------  ----------  ----------  --------
                                                  $185,321      515        (3,721)    182,115
                                                  =========  ==========  ==========  ========

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements - Continued

(3)  MORTGAGE-BACKED SECURITIES -Continued

     Mortgage-backed securities available for sale at September 30, 2000 consisted of the following:

                                                                     2000
                                                  -------------------------------------------
                                                               Gross       Gross
                                                  Amortized  Unrealized  Unrealized   Market
                                                    Cost       Gains       Losses     Value
                                                  ---------  ----------  ----------  --------
                                                                  (In thousands)
Collateralized Mortgage Obligations . . . . . .   $ 31,023      102       (1,035)      30,090
FNMA  . . . . . . . . . . . . . . . . . . . . .    122,665      522       (1,320)     121,867
GNMA  . . . . . . . . . . . . . . . . . . . . .     18,698       86         (139)      18,645
FHLMC . . . . . . . . . . . . . . . . . . . . .     19,191       87         (641)      18,637
                                                  ---------  ----------  ----------  --------
                                                  $191,577      797       (3,135)     189,239
                                                  =========  ==========  ==========  ========

     For the year ended September 30, 1998, there were gross realized gains of $533,000 and gross realized losses of $12,000. The Company had gross realized gains of $336,000 and gross realized losses of $145,000 for the year ended September 30, 1999. For the year ended September 30, 2000, the Company had gross realized gains of $370,000 and gross realized losses of $1.9 million.

(4)  LOANS RECEIVABLE, NET

     Loans receivable, net at September 30 consisted of the following:

                                                        1999          2000
                                                      --------      --------
                                                         (In thousands)
First mortgage loans:
  Single family to 4 family units . . . . . . .  . .  $248,433      273,657
  Other, primarily commercial real estate. . . . . .   114,931      133,569
  Construction loans . . . . . . . . . . . . . . . .    46,766       54,905

Consumer and commercial loans:
  Installment consumer loans. . . . . . . . . .  . .    20,026       20,641
  Mobile home loans . . . . . . . . . . . . . . . . .    1,166        1,374
  Savings account loans . . . . . . . . . . . . . . .    1,521        1,063
  Equity lines of credit . . . . . . . . . . . . . .    21,081       23,009
  Commercial and other loans . . . . . . . . . . . .    22,818       23,357
                                                      --------      --------
                                                       476,742      531,575
Less:
  Allowance for loan losses . . . . . . . . . . . . .    6,430        7,064
  Deferred loan fees (costs) . . . . . . . . . . . .      (354)        (519)
  Undisbursed portion of loans in process. . . . . .    15,315       13,329
                                                      --------      --------
                                                      $455,351      511,701
                                                      ========      ========

The changes in the allowance for loan losses for the years ended September 30 consisted of the following:

                                                1998       1999        2000
                                              --------    -------     ------
                                                      (In thousands)

Beginning allowance . . . . . . . . . . . ..  $ 4,902      5,668       6,430
Provision for loan losses . . . . . . . . ..      865        750         978
Allowance recorded on acquired loans. . . ..      109        112          50
Disposition of Florence office loans . . . .       --         --         (75)
Loan recoveries . . . . . . . . . . . . . ..       64        252          77
Loan charge-offs . . . . . . . . . . . . . .     (272)      (352)       (396)
                                              --------    -------     ------
                                              $ 5,668      6,430       7,064
                                              ========    =======     ======

     Non-accrual loans which were over ninety days delinquent totaled approximately $1.4 million and $4.8 million at September 30, 1999 and 2000, respectively. In fiscal years 1998, 1999 and 2000, interest income which would have been recorded would have been approximately $181,000, $46,000 and $220,000, respectively, had non-accruing loans been current in accordance with their original terms.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements - Continued

(4)  LOANS RECEIVABLE, NET - Continued

     At September 30, 2000, impaired loans totaled $1.4 million. There were no impaired loans at September 30, 1999. Included in the allowance for loan losses at September 30, 2000 was $345,000 related to impaired loans. The average recorded investment in impaired loans for the year ended September 30, 2000 was $1.5 million. No interest income was recognized on impaired loans in fiscal 2000.

     At September 30, 1999 and 2000, the Company had commitments outstanding to originate loans totaling approximately $5.6 million and $4.3 million, respectively, (excluding undisbursed portion of loans in process). Commitments on loan originations are made at prevailing market interest rates, and are generally limited to 60 days from date of application. Additionally, at September 30, 1999 and 2000, the Company had undisbursed lines of credit of approximately $31.2 million and $33.0 million, respectively.

     Loans serviced for the benefit of others amounted to approximately $88.0 million, $99.4 million and $106.1 million at September 30, 1998, 1999 and 2000, respectively. Mortgage servicing rights were not material for any of the periods presented.

     As disclosed in note 8, certain mortgage loans are pledged to secure advances from the Federal Home Loan Bank ("FHLB") of Atlanta.

     The Bank offers mortgage and consumer loans to its directors, and Associates for the financing of their personal residences and for other personal purposes. The Bank also offers commercial loans to companies affiliated with directors. These loans are made in the ordinary course of business and, in management's opinion, are made on substantially the same terms, including interest rates and collateral, prevailing at the time for comparable transactions with other persons and companies. Management does not believe these loans involve more than the normal risk of collectibility or present other unfavorable features. At September 30, 2000, such loans were current with respect to their payment terms.

     The following is a summary of the activity of loans outstanding to certain executive officers, directors and their affiliates for the year ended September 30, 2000:

        Balance at September 30, 1999 . . . . . . .  $3,798
        New loans . . . . . . . . . . . . . . . . .     821
        Repayments . . . . . . . . . . . . . . . .       21
                                                     ------
        Balance at September 30, 2000 . . . . . . .  $4,598
                                                     ======

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements - Continued

(5)  OFFICE PROPERTY AND EQUIPMENT, NET

     Office property and equipment, net at September 30 consisted of the following:
                                                        1999       2000
                                                     ---------   --------
                                                         (In thousands)
Land . . . . . . . . . . . . . . . . . . . . . .     $  2,870      2,875
Building and improvements. . . . . . . . . . . .        8,795      8,926
Furniture, fixtures and equipment. . . . . . . .        8,811     10,180
                                                     ---------   --------
                                                       20,476     21,981
Less accumulated depreciation. . . . . . . . . .        9,240     10,463
                                                     ---------   --------
                                                     $ 11,236     11,518
                                                     =========   ========

     The Company leases office space and various equipment. Total rental expense for the years ended September 30, 1998, 1999 and 2000 was approximately $153,000, $212,000 and $213,000, respectively.

     Future minimum rental payments for operating leases having remaining noncancelable lease terms in excess of one year at September 30, 2000 are as follows (In thousands):

        2001 . . . . . . . . . . . . . . .  $ 185
        2002 . . . . . . . . . . . . . . .    146
        2003 . . . . . . . . . . . . . . .    104
        2004 . . . . . . . . . . . . . . .     73
        2005 . . . . . . . . . . . . . . .     68
        Thereafter . . . . . . . . . . . .    370
                                            -----
                                            $ 946
                                            =====

(6)  INVESTMENT REQUIRED BY LAW

     The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to the greater of (i) 1.0% of the aggregate outstanding principal amount of residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or (ii) 1/20 of its advances (borrowings) from the FHLB of Atlanta. The Bank is in compliance with this requirement with an investment in FHLB stock of $11.9 million at September 30, 2000. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value.

(7)  DEPOSITS

     Deposits at September 30 consisted of the following:

                                            1999                  2000
                                               Weighted                Weighted
                                    Amount       Rate       Amount       Rate
                                  ---------    --------    --------    --------
                                              (Dollars in thousands)
Transaction accounts:
  Noninterest bearing . . . . .   $ 37,256         --%     $ 35,214       --%
  NOW . . . . . . . . . . . . .     50,774       1.16        48,945     0.76
  Money market checking . . . .    138,188       4.25       120,133     4.98
                                  ---------    --------    --------    --------
    Total transaction accounts.    226,218       2.85       204,292     3.11
                                  ---------    --------    --------    --------

Passbook accounts:
  Regular passbooks . . . . . .     37,115       2.67        34,503     2.65
  Money market. . . . . . . . .      2,097       2.22         1,702     2.31
                                  ---------    --------    --------    --------
    Total passbook accounts . .     39,212       2.65        36,205     2.63
                                  ---------    --------    --------    --------

Certificate accounts:
  0.00 -  5.99% . . . . . . . .    133,651                   75,883
  6.00 -  8.00% . . . . . . . .        217                   89,443
  8.00 - 10.00% . . . . . . . .        375                      394
                                  ---------    --------    --------    --------
    Total certificate accounts.    134,243       4.94       165,720     6.03
                                  ---------    --------    --------    --------
                                  $399,673       3.54%     $406,217     4.26%
                                  =========    ========    ========    ========

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements - Continued

(7)  DEPOSITS - Continued

     The aggregate amount of deposit accounts with a minimum denomination of $100,000 or more was $115.0 million and $146.6 million at September 30, 1999 and 2000, respectively. Included in certificate accounts were $5.3 million and $31.8 million at September 30, 1999 and 2000, respectively, originated by brokers for a fee.

     The amounts and scheduled maturities of certificate accounts at September 30, are as follows:

                                                 1999        2000
                                               --------     -------
                                                  (In thousands)

Within 1 year. . . . . . . . . . . . . . . .   $108,135     136,035
After 1 but within 2 years . . . . . . . . .     19,785      23,153
After 2 but within 3 years . . . . . . . . .      5,200       3,934
Thereafter. . . . .. . . . . . . . . . . . .      1,123       2,598
                                               --------     -------
                                               $134,243     165,720
                                               ========     =======

Interest expense on deposits for the years ended September 30 consisted of the following:

                                        1998       1999       2000
                                      -------    --------   --------
                                          (Dollars in thousands)

Transaction accounts. . . . . . . .   $ 5,756      6,368      6,283
Passbook accounts . . . . . . . . .       924        962        909
Certificate accounts. . . . . . . .     7,879      7,297      8,577
                                      -------    --------   --------
                                      $14,559     14,627     15,769
                                      =======    ========   ========

     The fair value of transaction and passbook accounts is $265.4 million and $240.5 million which was the amount currently payable at September 30, 1999 and 2000, respectively. The fair value of certificate accounts was $133.5 million and $165.3 million compared to a book value of $134.2 million and $165.7 million and was estimated by discounting the amounts payable at the certificate rates currently offered for deposits of similar remaining maturities. The fair value estimates above did not include the substantial benefit that results from the low cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

(8)  ADVANCES FROM FHLB

     Advances from the FHLB at September 30 consisted of the following:

                                          1999                     2000
                                  --------------------    ---------------------
                                             Weighted                 Weighted
                                    Amount     Rate        Amount       Rate
                                  ---------  ---------    --------    ---------
                                             (Dollars in thousands)
Fiscal Year Maturity
2000 . . . . . . . . . . . . . .   $15,461     5.85%      $    --         --%
2001 . . . . . . . . . . . . . .    38,946     5.56        116,476      6.68
2002 . . . . . . . . . . . . . .     4,761     6.82          3,211      6.93
2003 . . . . . . . . . . . . . .    37,357     5.28         12,667      6.39
2004 . . . . . . . . . . . . . .    34,500     5.03          6,000      6.35
2005 or greater. . . . . . . . .    32,999     5.00         86,870      6.13
                                  ---------  ---------    --------    ---------
                                  $164,024     5.33%      $225,224      6.44%
                                  =========  =========    ========    =========

     Stock in the FHLB of Atlanta and specific first mortgage loans and mortgage-backed securities of approximately $212.1 million and $247.3 million at September 30, 1999 and 2000, respectively, are pledged as collateral for these advances. The Bank has adopted the policy of pledging excess collateral to facilitate future advances. At September 30, 2000, the excess first mortgage loan collateral pledged to the FHLB will support additional borrowings of approximately $22.1 million. At September 30, 2000, included in the four and five years or greater maturities were $89.0 million subject to call provisions. Call provisions are more likely to be exercised by the FHLB when rates rise.

     The estimated fair value of the FHLB advances at September 30, 1999 and 2000 is $160.9 million and $224.4 million. This estimate is based on discounting amounts payable at contractual rates using current market rates for advances with similar maturities.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements - Continued

(9)  REPURCHASE AGREEMENTS

     The following tables set forth certain information regarding repurchase agreements by the Bank at the end of and during the periods indicated:

                                                                               At September 30,
                                                                       --------------------------------
                                                                         1998       1999         2000
                                                                       -------    --------     --------
                                                                            (Dollars in thousands)
Outstanding balance:
  Securities sold under agreements to repurchase:
     Customer . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 4,214    $ 4,848      $ 3,825
     Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55,000     92,100       72,033

Weighted  average rate (at month end) paid on:
  Securities sold under agreements to repurchase:
     Customer . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3.43%      3.37%        5.75%
     Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5.69       5.53         6.59

Maximum amount of borrowings outstanding at any month end:
  Securities sold under agreements to repurchase:
     Customer . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 4,214    $ 4,848      $ 4,196
     Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   86,250     92,100      122,700

Approximate   average   outstanding  with  respect  to:
  Securities  sold  under agreements to repurchase:
     Customer . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 2,989    $ 3,199      $ 2,826
     Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56,262     67,100      107,737

Weighted  average rate (year to date) paid on:
  Securities sold under agreements to repurchase:
     Customer . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3.61%      3.09%        4.10%
     Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5.68       5.30         6.38

     Repurchase agreements represent borrowings by the Company with maturities ranging from 1 to 28 months collateralized by securities of the United States government or its agencies which are held by third-party safekeepers.

(10) INCOME TAXES

     Income tax expense (benefit) for the years ended September 30 consisted of the following:

                                           Current   Deferred    Total
                                          --------   --------   -------
                                                 (In thousands)
1998:
           Federal . . . . . . . . . . .. $  3,397      138      3,535
           State . . . . . . . . . . . ..      430       22        452
                                          --------   --------   -------
                                          $  3,827      160      3,987
                                          ========   ========   =======

1999:
           Federal . . . . . . . . . . .. $  1,650    2,305      3,955
           State . . . . . . . . . . . ..      486      (51)       435
                                          --------   --------   -------
                                          $  2,136    2,254      4,390
                                          ========   ========   =======

2000:
           Federal . . . . . . . . . . .. $  4,484     (116)     4,368
           State . . . . . . . . . . . ..      325        5        330
                                          --------   --------   -------
                                          $  4,809     (111)     4,698
                                          ========   ========   =======

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements - Continued

(10) INCOME TAXES - Continued

     The tax effect of the Company's temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that give rise to the net deferred tax asset (liability) at September 30, 1999 and 2000 relate to the following:

                                                                                1999        2000
                                                                               -------     ------
                                                                                (In thousands)
Deferred tax assets:
  Allowance for loan losses . . . . . . . . . . . . . . . . . . . . . . .      $ 2,375     2,616
  Accrued medical reserves . . . . . . . . . . . . . . . . . . . . . . . .         124       121
  Other real estate reserves and deferred gains on other real estate . . .          86        58
  Net operating loss carryforwards . . . . . . . . . . . . . . . . . . . .         134       135
  Unrealized loss on securities available for sale . . . . . . . . . . . .       1,307       965
  Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          40        11
                                                                               -------     ------
Total deferred tax assets . . . . . . . . . . . . . . . . . . . . . . . . .      4,066     3,906
Less valuation allowance . . . . . . . . . . . . . . . . . . . . . . . . .        (134)     (135)
                                                                               -------     ------
Net deferred tax assets . . . . . . . . . . . . . . . . . . . . . . . . . .      3,932     3,771
                                                                               -------     ------

Deferred tax liabilities:
  Tax bad debt reserve in excess of base year amount . . . . . . . . . . .         484       387
  Property and equipment principally due to differences in depreciation . .        202       168
  FHLB stock, due to stock dividends not recognized for tax purposes . . .         356       356
  Deferred loan fees . . . . . . . . . . . . . . . . . . . . . . . . . . .         356       435
  Book over tax basis in investment in unconsolidated subsidiary . . . . .       2,661     2,772
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        429       440
                                                                               -------     ------
Total deferred tax liabilities . . . . . . . . . . . . . . . . . . . . . .       4,488     4,558
                                                                               -------     ------
Net deferred tax asset (liability) . . . . . . . . . . . . . . . . . . . .     $  (556)     (787)
                                                                               =======     ======

     The net deferred tax liability is included in other liabilities in the consolidated financial statements. The valuation allowance relates to the state loss carryforwards which may not be ultimately realized to reduce taxes of the Company. A portion of the change in the net deferred tax asset relates to unrealized gains and losses on securities available for sale. A current period deferred tax expense of $342,000 for the unrealized gains on securities available for sale has been recorded directly to stockholders' equity. The balance of the change in the deferred tax liability results from the current period deferred tax benefit of $111,000. Income taxes of the Company differ from the amounts computed by applying the Federal income tax rate of 34% for the years ended September 30 to earnings before income taxes as follows:

                                            1998        1999          2000
                                          -------      ------        ------
                                                    (In thousands)
Computed federal income taxes. . . . . .  $ 3,685       4,116         4,473
State tax, net of federal benefit. . . .      298         287           218
Other, net . . . . . . . . . . . . . . .        4         (13)            7
                                          -------      ------        ------
Total income tax expense . . . . . . . .  $ 3,987       4,390         4,698
                                          =======      ======        ======

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

     Retained earnings at September 30, 2000 includes approximately $5.2 million representing pre-1988 tax bad debt base year reserve amounts for which no deferred income tax liability has been provided since these reserves are not expected to reverse until indefinite future periods and may never reverse.
Circumstances that would require an accrual of a portion or all of this unrecorded tax liability are a reduction in qualifying loan levels relative to the end of 1987, failure to meet the tax definition of a savings bank, dividend payments in excess of current year or accumulated tax earnings and profits, or other distributions in dissolution, liquidation or redemption of the Bank's stock.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements - Continued

(11) Benefit Plans

     The Company participates in a multiple-employer defined benefit pension plan covering substantially all Associates. Separate actuarial valuations are not available for each participating employer, nor are plan assets segregated. Pension expense for the years ended September 30, 1998, 1999 and 2000 was minor. Plan assets exceeded the present value of accumulated plan benefits at June 30, 2000, the latest actuarial valuation date.

     The Company has a defined contribution plan covering substantially all Associates. The Company matches Associate contributions based upon the Company meeting certain return on equity operating results. Matching contributions made by the Company were approximately $221,000, $251,000 and $255,000 for fiscal years 1998, 1999 and 2000, respectively.

(12) REGULATORY MATTERS

     At September 30, 2000, the Bank's loans-to-one borrower limit was approximately $8.4 million. The Bank may apply to have this amount increased to $16.8 million for borrowers who have loans secured by residential collateral. At September 30, 2000, the Bank had applied for this limit increase for three borrowers with a maximum approved aggregate exposure to the three borrowers of $27.9 million with aggregate outstanding and committed exposure of $19.9 million. At September 30, 2000, the Bank is in compliance with the core, tangible and risk-based capital requirements and loans-to-one borrower limits.

     To be categorized as "Well Capitalized" under the prompt corrective action regulations adopted by the Federal Banking Agencies, the Bank must maintain a total risk-based capital ratio as set forth in the following table and not be subject to a capital directive order. (In thousands)

                                                                                           Categorized as "Well
                                                                                            Capitalized" Under
                                                                       For Capital          Prompt Corrective
                                                    Actual          Adequacy Purposes       Action Provision
                                              ------------------    ------------------    --------------------
                                               Amount     Ratio      Amount     Ratio       Amount     Ratio
                                              --------   -------    --------   -------    ---------   --------
As of September 30, 2000:
  Total Capital: . . . . . . . . . . . . . .  $55,868     12.45%    $35,896      8.00%     $44,870     10.00%
    (To Risk Weighted Assets)
  Tier 1 Capital: . . . . . . . . . . . . .   $50,537     11.26%        N/A       N/A      $26,922      6.00%
    (To Risk Weighted Assets)
  Tier 1 Capital: . . . . . . . . . . . . .   $50,537      6.56%    $30,734      4.00%     $38,417      5.00%
    (To Total Assets)
  Tangible Capital: . . . . . . . . . . . .   $50,537      6.56%    $11,525      1.50%         N/A       N/A
    (To Total Assets)

As of September 30, 1999:
  Total Capital: . . . . . . . . . . . . . .  $49,204     12.64%    $31,131      8.00%     $38,914     10.00%
    (To Risk Weighted Assets)
  Tier 1 Capital: . . . . . . . . . . . . .   $44,930     11.55%        N/A       N/A      $23,348      6.00%
    (To Risk Weighted Assets)
  Tier 1 Capital: . . . . . . . . . . . . .   $44,930      6.30%    $28,520      4.00%     $35,651      5.00%
    (To Total Assets)
  Tangible Capital: . . . . . . . . . . . .   $44,930      6.30%    $10,695      1.50%         N/A       N/A
    (To Total Assets)

(13) LIQUIDATION ACCOUNT

     In conjunction with the Bank's conversion to stock form on October 6, 1990, the Bank established, as required by Office of Thrift Supervision (the "OTS") regulations, a liquidation account and maintains this account for the benefit of the remaining eligible account holders as defined under the Bank's plan of conversion. The initial balance of this liquidation account was equal to the Bank's net worth defined by OTS regulations as of the date of the latest statement of financial condition contained in the final offering circular. In the event of a complete liquidation of the Bank (and only in such event) each eligible holder shall be entitled to receive a liquidation distribution from this account in the amount of the then current adjusted balance for deposits then held, before any liquidation distribution may be made to the stockholders. The Bank is prohibited from declaring cash dividends or repurchasing its capital stock if it would cause a reduction in the

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements - Continued

(13) Liquidation Account - Continued

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

     The following is a summary of the earnings per share calculation for the years ended September 30:


(In thousands, except share and per share data)                 1998         1999        2000
-----------------------------------------------              ---------    ---------   ---------

Basic:
Net income (numerator) . . . . . . . . . . . . . . . . . . . $   6,852    $   7,715   $   8,457
                                                             =========    =========   =========
Average common shares outstanding (denominator). . . . . . . 7,260,000    7,370,000   7,385,000
                                                             =========    =========   =========
Per share amount . . . . . . . . . . . . . . . . . . . . . . $    0.94    $    1.05   $    1.15
                                                             =========    =========   =========

Diluted:
Net Income (numerator) . . . . . . . . . . . . . . . . . . . $   6,852    $   7,715   $   8,457
                                                             =========    =========   =========
Average common shares outstanding  . . . . . . . . . . . . . 7,260,000    7,370,000   7,385,000
Dilutive common stock options. . . . . . . . . . . . . . . .   345,000      215,000      92,000
                                                             ---------    ---------   ---------
Average diluted shares outstanding (denominator) . . . . . . 7,605,000    7,585,000   7,477,000
                                                             =========    =========   =========
Per share amount . . . . . . . . . . . . . . . . . . . . . . $    0.90    $    1.02   $    1.13
                                                             =========    =========   =========

(15)  STOCK OPTION PLAN

     The Company's stock option plan provides for stock options to be granted primarily to directors, officers and other key Associates. Options granted under the stock option plan may be incentive stock options or non-incentive stock options. The remaining shares of stock reserved for the stock option plan at September 30, 2000 amounted to approximately 592,000 shares. All outstanding options have been retroactively restated to reflect the effects of the common stock dividends. The stock option plan is administered by three non-management directors of the Company. At September 30, 2000, the Company had the following options outstanding:
                                            Options
                               Options    Available for    Option    Expiration
Grant Date (Calendar Year)     Granted      Exercise       Price        Date
--------------------------     -------    -------------    ------    ----------
1992 . . . . . . . . . . . . .   1,478        100%        $ 1.84        2002
1994 . . . . . . . . . . . . .   5,335        100           6.21        2004
1995 . . . . . . . . . . . . . 123,309        100           5.75        2005
1996 . . . . . . . . . . . . .  58,828         80           9.93        2006
1997 . . . . . . . . . . . . . 173,740         60          14.21        2007
1998 . . . . . . . . . . . . . 173,494         40          15.28        2008
1999 . . . . . . . . . . . . . 130,340         20          12.34        2009
2000 . . . . . . . . . . . . .  37,383         --          10.78        2010


     During the years ended September 30, 1998, 1999 and 2000, options for 71,048, 217,541, and 48,025 shares, at an average exercise price of $4.54, $1.97, and $6.18 per share, respectively, were exercised.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements - Continued

(15) STOCK OPTION PLAN - Continued

     The following is a summary of the activity of the stock option plans for the years 1998, 1999, and 2000.

                                        1998                    1999                   2000
                                --------------------    --------------------    -------------------
                                            Weighted                Weighted               Weighted
                                            Average                 Average                Average
                                            Exercise                Exercise               Exercise
                                Shares       Price      Shares       Price      Shares      Price
                                -------     --------    -------     --------    -------    --------
Outstanding, October 1 . . . .  594,618      $ 7.38     731,840      $10.15     669,449     $14.15
Granted. . . . . . . . . . . .  227,006       15.66     161,664       15.84     154,913      11.16
Cancelled. . . . . . . . . . .  (18,736)      10.32      (6,514)      13.52     (72,430)     12.86
Exercised. . . . . . . . . . .  (71,048)       4.54    (217,541)       1.97     (48,025)      6.18
                                -------     --------    -------     --------    -------    --------
Outstanding, September 30. . .  731,840      $10.15     669,449      $14.15     703,907     $14.17
                                =======     ========    =======     ========    =======    ========

     The Company applies APB Opinion No. 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS Statement No. 123, the Company's net income and earnings per share would have been reduced to the proforma amounts indicated below (in thousands except per share data):

                                               1998         1999         2000
                                            ---------    ---------    ---------
Net income                  As reported     $   6,852    $   7,715    $   8,457
                            Proforma            6,516        7,222        7,879

Diluted earnings per share  As reported     $    0.90    $    1.02    $   1.13
                            Proforma             0.86         0.95        1.05

     The weighted average fair value per share of options granted in 1998, 1999 and 2000 amounted to $5.27, $5.27 and $4.58, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998, 1999 and 2000, respectively: dividend yield of approximately 1.65%, 2.00% and 3.35%, expected volatility of approximately 30%, 33% and 44%, risk-free interest rate of 4.70%, 5.90% and 6.06%, expected lives of 10 years and a vesting period of 5 years.

(16) COMMON STOCK DIVIDENDS

     On April 30, 1997 and May 6, 1998, the Company declared a four for three stock split in the form of a 33% stock dividend, aggregating approximately 1,547,000 and 1,562,000 shares, respectively. On November 10, 1999, the Company declared a 5% stock dividend aggregating approximately 321,000 shares. On March 14, 2000, the Company declared a 10% stock dividend aggregating approximately 671,000 shares. All share data has been retroactively restated to give effect to the common stock dividends.

(17) CASH DIVIDENDS

     On December 16, 1997, and March 25, 1998, the Company declared quarterly cash dividends of $.058, respectively. On June 24, 1998, September 23, 1998, December 16, 1998, March 24, 1999, June 30, 1999 and September 22, 1999, the Company declared quarterly cash dividends of $.06, respectively. On December 23, 1999 the Company declared a quarterly cash dividend of $.063. On March 31, 2000, June 23, 2000 and September 29, 2000, the Company declared quarterly cash dividends of $.065, respectively.

(18) LEGAL MATTERS

     The Company is not a defendant in any lawsuits. The subsidiaries are defendants in lawsuits arising out of the normal course of business. None of the lawsuits would have a material impact on the Company's financial status.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements - Continued

(19) QUARTERLY FINANCIAL DATA (UNAUDITED)

     Quarterly operating data for the years ended September 30 is summarized as follows (in thousands, except share data):

                                                       First       Second        Third       Fourth
                                                      Quarter      Quarter      Quarter      Quarter
                                                     ---------    ---------    ---------    ---------
1999:
  Total interest income . . . . . . . . . . . . .    $  11,931       12,452       12,434       12,741
  Total interest expense . . . . . . . . . . . .         6,828        6,692        6,641        6,829
                                                     ---------    ---------    ---------    ---------
  Net interest income . . . . . . . . . . . . . .        5,103        5,760        5,793        5,912
  Provision for loan losses . . . . . . . . . . .          185          225          190          150
                                                     ---------    ---------    ---------    ---------
  Net interest income after provision for
    loan losses . . . . . . . . . . . . . . . . .        4,918        5,535        5,603        5,762
  Other income . . . . . . . . . . . . . . . . .         1,482        1,515        1,316        1,260
  General and administrative expenses . . . . . .        3,604        3,994        3,775        3,913
                                                     ---------    ---------    ---------    ---------
  Earnings before income taxes . . . . . . . . .         2,796        3,056        3,144        3,109
  Income taxes . . . . . . . . . . . . . . . . .         1,006        1,117        1,159        1,107
                                                     ---------    ---------    ---------    ---------
  Net income . . . . . . . . . . . . . . . . . .     $   1,790        1,939        1,985        2,002
                                                     =========    =========    =========    =========
  Earnings per common share - diluted . . . . .      $     .23          .26          .26          .26
                                                     =========    =========    =========    =========
  Weighted average shares outstanding-diluted .      7,625,000    7,557,000    7,597,000    7,560,000
                                                     =========    =========    =========    =========

                                                       First       Second        Third       Fourth
                                                      Quarter      Quarter      Quarter      Quarter
                                                     ---------    ---------    ---------    ---------
2000:
  Total interest income . . . . . . . . . . . .      $  13,643       14,098       14,886       15,452
  Total interest expense . . . . . . . . . . .           7,619        7,966        8,737        9,315
                                                     ---------    ---------    ---------    ---------
  Net interest income . . . . . . . . . . . . .          6,024        6,132        6,149        6,137
  Provision for loan losses . . . . . . . . . .            245          225          283          225
                                                     ---------    ---------    ---------    ---------
  Net interest income after provision for
    loan losses . . . . . . . . . . . . . . . .          5,779        5,907        5,866        5,912
  Other income . . . . . . . . . . . . . . . .           1,463        1,469        1,439        1,511
  General and administrative expenses . . . . .          4,109        4,133        3,953        3,995
                                                     ---------    ---------    ---------    ---------
  Earnings before income taxes . . . . . . . .           3,133        3,243        3,352        3,428
  Income taxes . . . . . . . . . . . . . . . .           1,128        1,153        1,200        1,218
                                                     ---------    ---------    ---------    ---------
  Net income . . . . . . . . . . . . . . . . .       $   2,005        2,090        2,152        2,210
                                                     =========    =========    =========    =========
  Earnings per common share - diluted . . . . .      $     .27          .28          .29          .30
                                                     =========    =========    =========    =========
  Weighted average shares outstanding-diluted .      7,536,000    7,471,000    7,437,000    7,382,000
                                                     =========    =========    =========    =========

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements - Continued

(20) COASTAL FINANCIAL CORPORATION FINANCIAL STATEMENTS (PARENT COMPANY ONLY)

     The following is condensed financial information of Coastal Financial Corporation (parent company only), the primary asset of which is its investment in its bank subsidiary, for the periods indicated. (In thousands):

                         Coastal Financial Corporation
                            Condensed Balance Sheets
                          September 30, 1999 and 2000

                                                             1999        2000
                                                          ----------   --------
Assets
Cash . . . . . . . . . . . . . . . . . . . . . . .  . .   $      98        472
Investment in subsidiaries . . . . . . . . . . . .  . .      43,203     49,182
Deferred tax asset . . . . . . . . . . . . . . . .  . .          78         98
Other assets . . . . . . . . . . . . . . . . . . .  . .         114        100
                                                          ----------   --------
    Total assets . . . . . . . . . . . . . . . . .  . .   $  43,493     49,852
                                                          ==========   ========

Liabilities and Stockholders' Equity
Accounts payable (principally dividends) . . . . .  . .         687        838
Note payable . . . . . . . . . . . . . . . . . . .  . .       1,569      2,069
Total stockholders' equity . . . . . . . . . . . .  . .      41,237     46,945
                                                          ----------   --------
    Total liabilities and stockholders' equity . .  . .   $  43,493     49,852
                                                          ==========   ========

                          Coastal Financial Corporation
                       Condensed Statements of Operations
                  Years ended September 30, 1998, 1999 and 2000

                                                               1998        1999        2000
                                                              -------     ------      ------
Income:
  Interest income . . . . . . . . . . . . . . . . . . . .     $    --          6           5
  Management fees . . . . . . . . . . . . . . . . . . . .         244        331         304
  Dividends from subsidiary . . . . . . . . . . . . . . .         850      2,793       3,090
  Equity in undistributed earnings of subsidiaries  . . .       6,033      4,934       5,423
                                                              -------     ------      ------
    Total income . . . . . . . . . . . . . . . . . .  . .       7,127      8,064       8,822
                                                              -------     ------      ------

Expenses:
  Amortization of organization cost . . . . . . . . . . .          16         --          --
  Professional fees . . . . . . . . . . . . . . . . . . .          75         64          71
  Supplies and printing . . . . . . . . . . . . . . . . .          11         56          62
  Other expenses. . . . . . . . . . . . . . . . . . . . .         191        239         252
  Income tax benefit (credit) . . . . . . . . . . . . . .         (18)       (10)        (20)
                                                              -------     ------      ------
    Total expenses . . . . . . . . . . . . . . . . .  . .         275        349         365
                                                              -------     ------      ------
Net income . . . . . . . . . . . . . . . . . . . . .  . .     $ 6,852      7,715       8,457
                                                              =======     ======      ======

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements - Continued

(20) COASTAL FINANCIAL CORPORATION FINANCIAL STATEMENTS (PARENT COMPANY ONLY), CONTINUED

                         Coastal Financial Corporation
                       Condensed Statement of Cash Flows
                 Years ended September 30, 1998, 1999 and 2000

                                                                     1998        1999        2000
                                                                   --------    --------    --------
Operating activities:
  Net income . . . . . . . . . . . . . . . . . . . . . . . . . .   $  6,852      7,715       8,457
  Adjustments to reconcile net income to net cash provided by:
    Equity in undistributed net income of subsidiary . . . . . .     (6,033)    (4,934)     (5,423)
    (Decrease) in other assets . . . . . . . . . . . . . . . . .        (87)       (38)         (6)
    Increase (decrease) in other liabilities . . . . . . . . . .       (289)       (52)        151
                                                                   --------    --------    --------
       Total cash provided by operating activities . . . . . . .        443      2,691       3,179
                                                                   --------    --------    --------

Financing activities: . . . . . . . . . . . . . . . . . . . . . .
  Capital contributions to subsidiary . . . . . . . . . . . . . .    (2,000)        --          --
  Cash dividend to shareholders . . . . . . . . . . . . . . . . .    (1,715)    (1,796)     (1,912)
  Proceeds from stock options . . . . . . . . . . . . . . . . . .       323        341         570
  Proceeds (repayments) from line of credit . . . . . . . . . . .     2,069     (1,000)        500
  Other financing activities, net . . . . . . . . . . . . . . . .      (108)      (358)     (1,963)
                                                                   --------    --------    --------
       Total cash used by financing activities . . . . . . . . .     (1,431)    (2,813)     (2,805)
                                                                   --------    --------    --------

Net increase (decrease) in cash and cash equivalents . . . . . .       (988)      (122)        374
Cash and cash equivalents at beginning of the year . . . . . . .      1,208        220          98
                                                                   --------    --------    --------
Cash and cash equivalents at end of the years . . . . . . . . .    $    220         98         472
                                                                   ========    ========    ========

(21) CARRYING AMOUNTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts and fair value of financial instruments as of September 30, 1999 and 2000 are summarized below:

                                                   1999                       2000
                                          -----------------------    -------------------------
                                           Carrying    Estimated      Carrying     Estimated
                                            Amount     Fair Value      Amount      Fair Value
                                          ----------  -----------    ----------   ------------
                                               (In thousands)             (In thousands)
Financial Assets
  Cash and cash equivalents. . . . . .     $ 24,233       24,233       17,167         17,167
  Investment securities. . . . . . . .        6,063        6,063        8,548          8,548
  Mortgage-backed securities . . . . .      182,115      182,115      189,239        189,239
  Loans receivable held for sale . . .       16,636       16,636       10,194         10,194
  Loans receivable, net. . . . . . . .      455,351      459,852      511,701        514,855
  FHLB stock . . . . . . . . . . . . .        8,201        8,201       11,899         11,899
                                          ----------  -----------    ----------   ------------
                                           $692,599      697,100      748,748        751,902
                                          ==========  ===========    ==========   ============

Financial Liabilities
 Deposits:
   Demand accounts . . . . . . . . . .      265,430      265,430      240,497        240,497
   Certificate accounts. . . . . . . .      134,243      133,438      165,720        165,306
Advances from Federal Home Loan Bank        164,024      160,855      225,224        224,391
Securities sold under agreements to
  repurchase . . . . . . . . . . . . .       96,948       96,948       75,858         75,858
Other borrowings . . . . . . . . . . .        1,569        1,569        2,069          2,069
                                          ----------  -----------    ----------   ------------
                                           $662,214      658,240      709,368        708,121
                                          ==========  ===========    ==========   ============

     Management has made estimates of fair value discount rates and estimated prepayment rates that it believes to be reasonable based upon present market conditions. Changes in market interest and prepayment

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements - Continued

(21) CARRYING AMOUNTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

rates since September 30, 1999 and 2000, could have a significant impact on the fair value presented and should be considered when analyzing this financial data.

     The Company had $60.7 million of off-balance sheet financial commitments as of September 30, 2000, which are commitments to originate loans, unused consumer lines of credit and undisbursed portion of loans in process. Since these obligations are based on current market rates, the carrying amount is considered to be a reasonable estimate of fair value.

     The Bank has entered into one interest rate cap agreement of $7 million notional amount with an interest rate cap on the 10 year treasury of 6.50% expiring in January 2001 to protect the value of certain mortgage-backed securities. In addition, the Bank has entered into interest rate floor agreements with correspondent banks to protect certain callable liabilities negative effects in the event of a decreasing rate environment. The total notional amount of all agreements is $55 million. The agreements require the correspondent banks to pay to the Bank the difference between the floor rate of interest and the market rate of interest at each calendar year end. The Bank's exposure to credit risk is limited to the ability of the counterparty to make potential future payments to the Bank that are required pursuant to the agreements. At September 30, 2000, the fair value of these agreements was not material. The agreements are summarized as follows:

Expiration Date          Notional Amount   Floor Rate        Index
-----------------        ---------------   ----------    ---------------
February 26, 2001          $20 million       4.50%       3 month LIBOR
February 25, 2001          $15 million       4.75%       5 Year Treasury
April 16, 2001             $10 million       4.50%       3 month LIBOR
December 31, 2001          $10 million       6.00%       3 month LIBOR

     Fair value estimates are made at, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale the Company's entire holdings of a particular financial instrument. Because no active market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, current interest rates and prepayment trends, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in any of these assumptions used in calculating fair value would also significantly affect the estimates. Changes in market interest rates and prepayment assumptions could significantly change the fair value.

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

(22) SALE OF FLORENCE OFFICE

     In the second fiscal quarter of 2000, the Company sold its Florence, South Carolina office to First Federal Savings Association of Cheraw ("First Federal"). The office had deposits of $24.9 million. The Company received a deposit premium from First Federal and recorded a gain, net of selling expenses, of $1.7 million. The Company funded the sale of the deposits through the sale of loans, associated with this office of $10.9 million and increased borrowings, primarily through brokered deposits. The Company recorded a gain on sale of loans of $60,000 related to this sale. In conjunction with the sale of the Florence office, the Company has agreed not to compete in the Florence market for a period of four years.

(23) COMMITMENTS AND CONTINGENCIES

     The Company has a $16.0 million outstanding line of credit with a commercial bank. The line of credit is secured by 100% of the stock of the Bank. At September 30, 2000, the outstanding balance was approximately $2.1 million.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis

Forward Looking Statements

     This report may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent Coastal Financial Corporation's (the "Company") expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could influence the matters discussed in certain forward-looking statements include the timing and amount of revenues that may be recognized by the Company, continuation of current revenue and expense trends (including trends affecting charge-offs), absence of unforeseen changes in the Company's markets, legal and regulatory changes, and general changes in economy (particularly in the markets served by the Company). Because of the risks and uncertainties inherent in forward looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. The Company assumes no obligation to update any forward looking statements.

General

     The Company reported $8.5 million in net income for the year ended September 30, 2000, compared to $7.7 million for the year ended September 30, 1999. Net interest income increased $1.9 million as a result of increased interest income of $8.5 million offset by an increase of $6.6 million in interest expense. Provision for loan losses increased from $750,000 for the year ended September 30, 1999, to $978,000 for the year ended September 30, 2000. Other income increased from $5.6 million in fiscal 1999, to $5.9 million in 2000. General and administrative expenses increased $905,000 or 5.9%, for fiscal 2000, as compared to fiscal 1999.

     Total assets increased from $713.0 million at September 30, 1999 to $768.8 million at September 30, 2000, or 7.8%. Liquid assets, consisting of cash, interest-bearing deposits, and securities, increased from $212.4 million at September 30, 1999, to $215.0 million at September 30, 2000. Loans receivable increased 12.4% from $455.4 million at September 30, 1999, to $511.7 million at September 30, 2000. Total loan originations for fiscal 2000 were $247.2 million as compared to $256.4 million for fiscal 1999.

     The growth in loans receivable and liquid assets was funded by increased deposits of $6.5 million, and increased advances from the Federal Home Loan Bank ("FHLB") of Atlanta of $61.2 million. During fiscal 2000, deposits increased from $399.7 million at September 30, 1999, to $406.2 million at September 30, 2000. During this same period, transaction deposits (defined as noninterest bearing checking accounts, NOW accounts and money market checking accounts) decreased $21.9 million and certificate accounts increased $31.5 million. The increase in certificate accounts is primarily due to a $31.8 million growth in brokered deposits. In the second fiscal quarter, the Company sold its Florence, South Carolina office to First Federal Savings Association of Cheraw ("First Federal"). The office had deposits of $24.9 million. The Company received a deposit premium from First Federal and recorded a gain, net of selling expenses, of $1.7 million. The Company funded the sale of the deposits through the sale of loans, associated with this office, of $10.9 million and increased borrowings, primarily through brokered deposits. The Company recorded a gain on sale of loans of $60,000 related to this sale. In conjunction with the sale of the Florence office, the Company has agreed not to compete in the Florence market for a period of four years.

     As a result of $8.5 million in net income, less the cash dividends paid to shareholders of approximately $1.9 million, treasury stock repurchases of approximately $2.0 million, and the net change in unrealized gain (loss) on securities available for sale, net of income tax of $557,000, stockholders' equity increased from $41.2 million at September 30, 1999 to $46.9 million at September 30, 2000.

Liquidity and Capital Resources

     Historically, the Company has maintained its liquidity at levels believed by management to be adequate to meet requirements of normal operations, potential deposit outflows and strong loan demand and still allow for optimal investment of funds and return on assets.

     The  principal  sources  of  funds  for the  Company  are cash  flows  from operations, consisting mainly of mortgage, consumer and commercial loan payments, retail Customer deposits, brokered deposits, repurchase agreements securitized by mortgage-backed securities and advances from the FHLB of Atlanta.

     The principal use of cash flows is the origination of loans receivable. The Company originated loans receivable of

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
                Management's Discussion and Analysis - Continued

$205.3 million, $256.4 million and $247.2 million for the years ended September 30, 1998, 1999 and 2000, respectively. A large portion of these loan originations were financed through loan principal repayments which amounted to $125.3 million, $128.8 million and $139.9 million for the years ended September 30, 1998, 1999 and 2000, respectively. In addition, the Company has generally sold conforming fixed rate mortgage loans to correspondent financial institutions in the secondary market to finance future loan originations. For the years ended September 30, 1998, 1999 and 2000, the Company sold loans amounting to $71.7 million, $60.8 million and $33.7 million, respectively. The Company experienced reduced sales as a result of rising interest rates during fiscal 2000. Should interest rates continue to increase, this trend may continue.

     During 2000, the Company used deposit growth (primarily brokered deposits) to fund its loan growth. In fiscal 2000, including the sale of the Florence office deposits of $24.9 million, deposits increased from $399.7 million at September 30, 1999, to $406.2 million at September 30, 2000.

     At September 30, 2000, the Company had commitments to originate $4.3 million in loans and $33.0 million in unused lines of credit, which the Company expects to fund from normal operations. Traditionally, a significant portion of the unused lines of credit may never be used by the Customer.

     At September 30, 2000, the Company had $136.0 million of certificates of deposit which were due to mature within one year. Based upon previous experience, the Company believes that a major portion of these certificates will be redeposited. At September 30, 2000, the Company had excess collateral pledged to the FHLB which would support additional FHLB advance borrowings of $22.1 million. Additionally, at September 30, 2000, the Company had repurchase agreement lines of credit and available collateral consisting of investment securities and mortgage-backed securities of $24.9 million as well as federal funds lines available of $10.0 million.

     As a condition of deposit insurance, current FDIC regulations require that Coastal Federal Savings Bank (the "Bank") calculate and maintain a minimum regulatory capital requirement on a quarterly basis and satisfy such requirement at the calculation date and throughout the ensuing quarter. The Bank's tangible and core capital approximated $50.5 million at September 30, 2000, exceeding the Bank's tangible and core requirements by $39.0 million and $19.7 million, respectively. At September 30, 2000, the Bank's capital exceeded its current risk-based minimum capital requirement by $20.0 million. The risk-based capital requirement may increase in the future. Also see Note 12 of the Notes to Consolidated Financial Statements.

Results of Operations
Comparison of the Years Ended September 30, 1999 and 2000

General

     Net earnings were $8.5 million ($1.13 per diluted share) for the year ended September 30, 2000, an increase of 9.6% compared to $7.7 million ($1.02 per diluted share) for the year ended September 30, 1999. Net interest income increased $1.9 million primarily as a result of an increase in interest income of $8.5 million which was offset by an increase in interest expense of $6.6 million.

Interest Income

     Interest income for the year ended September 30, 2000, increased 17.2% to $58.1 million as compared to $49.6 million for the year ended September 30, 1999 primarily due to a 10.7% increase in average interest-earning assets. The yield on interest-earning assets for the year ended September 30, 1999 was 7.88% compared to 8.34% for the year ended September 30, 2000. The average yield on loans receivable for fiscal year 2000 was 8.74% compared to 8.55% in 1999. The yield on investments which includes Investments, Mortgage-Backed Securities, Overnight Funds and Federal Funds, increased to 7.33% for the fiscal year 2000 from 6.15% for fiscal year 1999. Total interest-earning assets for fiscal year 2000 averaged $705.0 million compared to $637.0 million for the year ended September 30, 1999. The increase in average interest-earning assets is due to an increase in average loans receivable of approximately $52.4 million and mortgage-backed and investment securities of approximately $10.0 million.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
                Management's Discussion and Analysis - Continued

Interest Expense

     Interest expense on interest-bearing liabilities was $33.6 million for the year ended September 30, 2000, as compared to $27.0 million in fiscal 1999. The cost of interest-bearing liabilities was 4.84% for the year ended September 30, 2000, compared to 4.32% in fiscal year 1999. The average cost of deposits for the year ended September 30, 2000, was 3.88% compared to 3.77% for the year ended September 30, 1999. The cost of FHLB advances and reverse repurchase agreements for fiscal 2000 was 6.12% and 6.38%, respectively, compared to 5.28% and 5.30%, respectively, for fiscal 1999. Total average interest-bearing liabilities increased 12.1% from $619.4 million at September 30, 1999, to $694.5 million at September 30, 2000. The increase in average interest-bearing liabilities is due to an increase in average deposits of approximately $18.0 million, FHLB advances of $16.8 million and reverse repurchase agreements of $40.6 million.

Net Interest Income

     Net interest income was $24.4 million for the year ended September 30, 2000, an increase of $1.9 million, compared to $22.6 million for the year ended September 30, 1999. The net interest margin decreased slightly to 3.50% for fiscal 2000 compared to 3.55% for fiscal 1999. Average interest-earning assets increased $67.9 million while average interest-bearing liabilities increased $75.1 million. During fiscal 2000, interest rates have increased significantly. At September 30, 1999 and September 30, 2000, the prime rate of interest was 8.25% and 9.50%, respectively. Should interest rates continue to increase, certain of the Bank's adjustable rate loans may reach their lifetime interest rate change cap. At September 30, 2000, $3.8 million of the Bank's adjustable rate loans were within 200 basis points of their cap. In addition, a high percentage of the Company's assets are adjustable rate mortgage loans which reprice annually; whereas, many of the Company's liabilities reprice in 60 to 180 days. The Company expects that as a result of this rapidly rising interest rate environment, its net interest margin may decrease materially in fiscal 2001.

Provision for Loan Losses

     The Company's provision for loan losses increased from $750,000 for fiscal 1999 to $978,000 for fiscal 2000. The allowance for loan losses as a percentage of loans was 1.35% at September 30, 2000, compared to 1.36% at September 30, 1999. Loans delinquent 90 days or more were .92% of total loans at September 30, 2000, compared to .30% at September 30, 1999. The allowance for loan losses was 148% of loans delinquent more than 90 days at September 30, 2000, compared to 449% at September 30, 1999. Management believes that the current level of the allowance for loan losses is adequate considering the composition of the loan portfolio, the portfolio's loss experience, delinquency trends, current regional and local economic conditions and other factors. Also see "Nonperforming Assets" and "Allowance for Loan Losses."

Other Income

     In fiscal 2000, total other income increased from $5.6 million for the period ended September 30, 1999, to $5.9 million for the period ended September 30, 2000. Fees and service charges on loans and deposit accounts was $2.1 million for fiscal 2000, compared to $2.0 million for fiscal 1999. Due to an increasing long-term interest rate environment which has resulted in decreased mortgage originations, gain on sale of loans was $631,000 for the year ended September 30, 2000, compared to $979,000 for the year ended September 30, 1999. Loss on sale of securities was $1.6 million for fiscal 2000, compared to gains of $264,000 for fiscal 1999. This is a result of the restructuring of a portion of the available for sale investment portfolio. The losses were offset by a gain on the sale of the Florence office deposits of $1.7 million. Other income increased from $973,000 for the year ended September 30, 1999, to $1.5 million for the year ended September 30, 2000.

Other Expense

     General and administrative expenses were $16.2 million for fiscal 2000 as compared to $15.3 million for fiscal 1999. Salaries and employee benefits increased from $9.1 million for fiscal 2000 to $8.6 million for fiscal 1999, or 6.3%, primarily due to staffing for four new offices. Also as a result of the four office additions, net occupancy, furniture and fixtures and data processing expense increased $383,000 for fiscal 2000, as compared to fiscal 1999. Other expenses increased slightly from $2.9 million in 1998 to $3.0 million in 2000.

Income Taxes

     Income taxes increased from $4.4 million in fiscal 1999 to $4.7 million in fiscal 2000 as a result of increased earnings before income taxes.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
                Management's Discussion and Analysis - Continued

Results of Operations
Comparison of the Years Ended September 30, 1998 and 1999

General

     Net earnings were $7.7 million ($1.02 per diluted share) for the year ended September 30, 1999, an increase of 12.6% compared to $6.9 million ($0.90 per diluted share) for the year ended September 30, 1998. Net interest income increased $3.1 million primarily as a result of an increase in interest income of $5.7 million which was offset by an increase in interest expense of $2.5 million.

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

Interest Expense

     Interest expense on interest-bearing liabilities was $27.0 million for the year ended September 30, 1999, as compared to $24.5 million in fiscal 1998. The cost of interest-bearing liabilities was 4.32% for the year ended September 30, 1999, compared to 4.60% in fiscal year 1998. The average cost of deposits for the year ended September 30, 1999, was 3.77% compared to 4.10% for the year ended September 30, 1998. The average cost of deposits decreased due to healthy growth in low cost transaction deposits which increased 16.7% and general declining deposit rates in the first half of fiscal 1999. The cost of FHLB advances and reverse repurchase agreements for fiscal 1999 was 5.28% and 5.30%, respectively, compared to 5.62% and 5.68%, respectively, for fiscal 1998. Total average interest-bearing liabilities increased 16.5% from $531.7 million at September 30, 1998, to $619.4 million at September 30, 1999. The increase in average interest-bearing liabilities is due to an increase in average deposits of approximately $32.8 million, FHLB advances of $45.6 million and reverse repurchase agreements of $8.9 million.

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

Non-performing Assets

     Non-performing assets were $5.6 million at September 30, 2000 compared to $1.5 million at September 30, 1999. Loans past due 90 days or more increased from $1.4 million at September 30, 1999, to $4.8 million at September 30, 2000. This is primarily due to two commercial real estate lending relationships for which foreclosure proceedings have been initiated. Real estate acquired through foreclosure increased from $96,000 at September 30, 1999, to $867,000 at September 30, 2000.

     At September 30, 2000, impaired loans totaled $1.4 million. There were no impaired loans at September 30, 1999. Included in the allowance for loan losses at September 30, 2000 was $345,000 related to impaired loans. The average recorded investment in impaired loans for the year ended September 30, 2000 was $1.5 million. No interest income was recognized on impaired loans in fiscal 2000.

     Loans are reviewed on a regular basis and an allowance for uncollectible interest is established on loans where collection is questionable, generally when such loans become 90 days delinquent. Loan balances for which interest amounts have been reserved and all loans more than 90 days delinquent are placed on non-accrual status. Typically, payments received on a non-accrual loan are applied to the outstanding principal or recognized as interest based upon the collectibility of the loan as determined by management.

Allowance for Loan Losses

     The Company's management evaluates the need to establish additional allowances against losses on loans quarterly. Such an evaluation includes a review of all loans for which full collectibility may not be reasonably assured and considers, among other matters, the estimated market value of the underlying collateral of problem loans, composition of the loan portfolio, prior loss experience, economic conditions, etc.

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
                Management's Discussion and Analysis - Continued

Allowance for Loan Losses - Continued

     The Company established provisions for loan losses for the years ended September 30, 1998, 1999 and 2000, of $865,000, $750,000 and $978,000,
respectively. For the years ended September 30, 1998, 1999 and 2000, the Company had net charge-offs of $208,000, $100,000 and $319,000, respectively. Net charge offs as a percentage of average outstanding loans were .05%, .02%, and .06% for fiscal years ended 1998, 1999 and 2000. At September 30, 2000, the Company had an allowance for loan losses of $7.1 million, which was 1.35% of net loans compared to 1.36% at September 30, 1999.

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

     Net portfolio value (NPV) represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items over a range of assumed changes in market interest rates. The Bank's Board of Directors has adopted an interest rate risk policy which establishes maximum allowable decreases in NPV in the event of a sudden and sustained one hundred to four hundred basis point increase or decrease in market interest rates. The following table presents the Bank's projected change in NPV for the various rate shock levels as of September 30, 2000.

                           Board Limit       Board Limit       Market Value    Market Value
                           Minimum NPV        Maximum           Of Assets    Portfolio Equity     NPV
Change in Interest Rates     Ratio         Decline in NPV        9/30/00         9/30/00         Ratio
------------------------   -----------     --------------      ------------  ----------------   -------
300 basis point rise         5.00%            400 BPS           $ 746,692       $ 41,661         5.58%
200 basis point rise         6.00%            300 BPS           $ 761,044       $ 51,952         6.83%
100 basis point rise         6.00%            250 BPS           $ 774,678       $ 61,394         7.93%
No Change                    6.00%                              $ 786,821       $ 69,379         8.82%
100 basis point decline      6.00%            250 BPS           $ 796,575       $ 75,694         9.50%
200 basis point decline      6.00%            300 BPS           $ 804,666       $ 80,277         9.98%
300 basis point decline      6.00%            350 BPS           $ 813,641       $ 85,728        10.54%

     The preceding table indicates that at September 30, 2000, in the event of a sudden and sustained increase in prevailing market interest rates, the Bank's NPV would be expected to decrease, and that in the event of a sudden decrease in prevailing market interest rates, the Bank's NPV would be expected to change minimally. At September 30, 2000, the Bank's estimated changes in NPV were within the limits established by the Board of Directors.

     Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the ALCO could undertake in response to sudden changes in interest rates.

     The Bank also uses interest rate sensitivity gap analysis to monitor the relationship between the maturity and repricing of its interest-earning assets and interest-bearing liabilities. Interest rate sensitivity gap is defined as the difference

                 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
                Management's Discussion and Analysis - Continued

Interest Rate Risk Disclosure - Continued

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

Impact of New Accounting Pronouncements

     SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", SFAS 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133-an amendment of FASB Statement No. 133", and SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities-an amendment of FASB Statement No. 133", establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position, and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or a firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign corporation. SFAS 137 amends SFAS 133 to delay the required adoption date by one year. SFAS 138 amends SFAS 133 to address a limited number of issues causing implementation difficulties. This statement is effective for fiscal quarters in fiscal years beginning after June 15, 2000. The Company adopted this statement October 1, 2000, with no material impact on its financial statements.

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

Capital Standards and Regulatory Matters

     The Bank's capital standards include: (1) a leverage limit requiring all OTS chartered financial institutions to maintain core capital in an amount not less than 4% of the financial institution's total assets; (2) a tangible capital requirement of not less than 1.5% of total assets; and (3) a risk-based capital requirement of not less than 8.0% of risk weighted assets. For further information concerning the Bank's capital standards, refer to Note 12 of the Notes to the Consolidated Financial Statements.

                               Board of Directors
         Coastal Financial Corporation and Coastal Federal Savings Bank

James C. Benton                         James C. Benton
President, C.L. Benton & Sons, Inc.     President, C.L. Benton & Sons, Inc.

G. David  Bishop                        G. David  Bishop
Chairman,  WCI                          Chairman,  WCI
Management Group Inc.                   Management  Group Inc.

James T. Clemmons                       James T. Clemmons
Chairman                                Chairman
Coastal Financial Corporation           Coastal Federal Savings Bank

James P. Creel                          James P. Creel
President                               President
Creel Corporation                       Creel Corporation

James H. Dusenbury                      James H. Dusenbury
Retired - Attorney                      Retired - Attorney
Dusenbury and Clarkson Law Firm         Dusenbury and Clarkson Law Firm

Michael C. Gerald                       Michael C. Gerald
President and Chief Executive Officer   President and Chief Executive Officer
Coastal Financial Corporation           Coastal Federal Savings Bank

Frank A. Thompson, II                   Frank A. Thompson, II
President                               President
Peoples Underwriters, Inc.              Peoples Underwriters, Inc.

                        Coastal Investor Services, Inc.

G. David  Bishop
Chairman,  WCI
Management  Group Inc.

James P. Creel
President, Creel Corporation

James H. Dusenbury
Retired - Attorney
Dusenbury and Clarkson Law Firm

Michael C. Gerald
President and Chief Executive Officer
Coastal Financial Corporation

E. Haden Hamilton, Jr.
President and Chief Executive Officer
Coastal Investor Services, Inc.

Jerry L. Rexroad, CPA
Chief Financial Officer
Coastal Investor Services, Inc.

Phillip G. Stalvey
Executive Vice President
Coastal Financial Corporation

Frank A. Thompson, II
President
Peoples
Underwriters, Inc.

                          COASTAL FEDERAL SAVINGS BANK
                                Leadership Group

Sherri J. Adams                J. Daniel Fogle                    Edward L. Loehr                   Douglas E. Shaffer
Personal Banking Leader        Vice President                     Vice President                    Senior Vice President
N. Myrtle Beach                Residential Banking Leader         Budgeting and Treasury            Area Leader
                               West Community                                                       North and West Communities
James R. Baker, MCP                                               Sandy L. Louden
Assistant Vice President       Joel P. Foster                     Personal Banking Leader           Steven J. Sherry
Systems Engineer               Vice President                     Socastee                          Executive Vice President
                               Business Banking Leader                                              Chief Marketing Officer
Jeffrey A. Benjamin            Myrtle Beach Community             Kathleen M. Lutes
Senior Vice President                                             Senior Loan Underwriter           Cathe P. Singleton
Credit Administration Leader   Mary  L.  Geist                                                      Assistant Vice President
                               Vice  President                    Sherry A. Maloni                  Personal Banking Leader
Lynn U. Berry                  Data  Services Leader              Assistant Vice President          Murrells Inlet
Vice President                                                    Personal Banking Leader
Community Banking Leader       Michael C. Gerald                  Conway                            Ashley M. Smith
Litchfield Community           President and Chief                                                  Vice President
                               Executive Officer                  Michael C. Mauney                 Community Banking Leader
                                                                  Collections Group Leader          Sunset Beach
Rebecca L. Brown               Kenan D. Godwin
Senior Closing Specialist      Personal Banking Leader            Marcus G. McDowell                J. Marcus Smith, Jr.
                               Oak Street                         Vice President                    Vice President
Cynthia L. Buffington                                             Business Banking Leader           Account Servicing Leader
Assistant Vice President       Jimmy R. Graham                    Little River
Item Processing Leader         Executive Vice President                                             Phillip G. Stalvey
                               CIO                                Amy E. McLaurin                   Executive Vice President
Richard N. Burch                                                  Personal Banking Leader           Sales Leader
Senior Vice President          Nancy C. Hall                      Sunset Beach
IT Planning                    Assistant  Vice  President                                           H. Delan Stevens
                               Personal  Banking Leader           Janice B. Metz                    Vice President
Glenn T. Butler, MCSE          Dunes                              Marketing Programs                Community Banking Leader
Vice President                                                    Coordinator                       West Community
Network Services Leader        Lisa B. James
                               Vice President                     Lauren E. Miller                  Sandra J. Szarek
Anne R. Caldwell               Account Servicing Leader           Assistant Vice President          Business Banking Servicing
Deposit Servicing Leader                                          Dean of Associate                 Leader
                               Ruth S. Kearns                     Development
Shonda C. Chestnut             Senior Vice President              Coastal Federal University        Regina  C. Taylor
Personal Banking Leader        Customer Recognition Officer                                         Marketing Systems Analyst
Surfside                       Assistant Corporate Secretary      Ronald A. Nolan
                                                                  Security Officer                  Donna P. Todd
Susan J. Cooke                 Thomas W. Kennedy                                                    Assistant  Vice  President
Vice President                 Vice President                     John T. Powell                    Associate Dean of Career
Corporate Support Leader       Senior Personal Banking            Assistant Vice President          Development
Corporate Secretary            Leader                             Community Banking Leader
                               Myrtle Beach Community             Wilmington                        Matthew J. Towns
Robert D. Douglas                                                                                   Assistant Vice President
Executive Vice President       L. Eric Keys                       Jerry L. Rexroad, CPA             Credit Administration
Human Resources Leader         Vice President                     Executive Vice President
                               Community Banking Leader           Chief Financial Officer           C. Scott Tripp
S. Lynn Dyson                  South Strand Community                                               Personal Banking Leader
Personal Banking Leader                                           W. Bryan Rountree                 38th Avenue/Bi-Lo
Waccamaw                       Gregory J. Kreger                  Personal Banking Leader
                               Corporate Services Leader          Southport                         Douglas W. Walters
Barbara R. Faber, CPA                                                                               Vice President
Assistant Vice President       Scott W. Lander                    Eulette W. Sauls                  Residential Banking Leader
Banking Administration         Senior Vice President              Customer Account                  N. Myrtle Beach
Leader                         Area Leader                        Relationship System Leader
                               North Carolina Communities
Rita E. Fecteau                                                   Sherry G. Schoolfield
Vice President                 Stacey M. Lee                      Assistant Vice President
Controller                     Personal Banking Leader            Compliance Officer
                               Carolina Forest
Trina S. Ferguson
Vice President
Residential Loan
Administration
Leader

                                   Locations


Coastal Federal Savings Bank                                             Coastal Investor Services, Inc.

38th Avenue Office                    North Myrtle Beach Office          Cynthia M. Clark
1245 38th Avenue North                521 Main Street                    Registered Sales Assistant
Myrtle Beach, SC  29577               North Myrtle Beach, SC 29582       843.918.7600
843.205.2041                          843.205.2002
                                                                         Susan J. Cooke
Oak Street Office                     Socastee Office                    Corporate Secretary
2619 Oak Street                       4801 Socastee Boulevard            843.205.2000
Myrtle Beach, SC 29577-3129           Myrtle Beach, SC 29575
843.205.2000                          843.205.2007                       John L. Creamer
                                                                         Vice President and Financial Advisor
Carolina Forest Office                Sunset Beach Office                843.918.7610
3894 Renee Drive                      1625 Seaside Road S.W.
Myrtle Beach, SC 29579                Sunset Beach, NC 28468             E. Haden Hamilton, Jr.
843.205.2016                          843.205.2012                       President, Chief Executive Officer
                                      910.579.8160                       and Financial Advisor
Conway Office                                                            843.918.7603
310 Highway 378                       Surfside Office
Conway, SC 29526                      112 Highway 17 South               John Michael Hill
843.205.2005                          & Glenns Bay Road                  Vice President and Financial Advisor
                                      Surfside Beach, SC 29575           843.918.7602
Dunes Office                          843.205.2003
7500 North Kings Highway                                                 Debra Hinson
Myrtle Beach, SC 29572                Waccamaw Medical Park Office       Sales Assistant
843.205.2001                          112 Waccamaw Medical Park Drive    843.918.7600
                                      Conway, SC 29526
Little River Office                   843.205.2009                       Jerry L. Rexroad, CPA
1602 Highway 17                                                          Chief Financial Officer
Little River, SC 29566                Wilmington Office                  843.205.2000
843.205.2014                          Lending Center
                                      5710 Oleander Drive, Suite 209     Kaye S. Williamson
Murrells Inlet Office                 Wilmington, NC 28403               Financial Advisor
3348 Highway 17 South                 843.205.2031                       843.918.7609
& Inlet Crossing                      910.313.1161
Murrells Inlet, SC 29576
843.205.2008

                             Corporate Information

Common Stock and  Dividend  Information

     The common stock of Coastal Financial Corporation is quoted through the NASDAQ Stock Market under the symbol CFCP. For information contact:

        Herzog, Heine, Geduld, Inc. at 1.800.523.4936

        First Union Capital Markets at 1.800.446.1016

        Knights Securities at 212.336.8690

        Sprear, Leeds & Kellogg at 1.800.526.3160

        Edgar M. Norris & Company at 864.235.5991

        Trident Securities at 1.800.222.2618

     As of November 30, 2000, the Corporation had 918 shareholders and 7,267,018 shares of common stock outstanding. This does not reflect the number of persons or entities who hold stock in nominee or "street name". The prices have been adjusted to reflect stock dividends.

Market Price of Common Stock

     The table below reflects the high and low bid stock prices published by NASDAQ for each quarter.

                           HIGH       LOW       CASH
                           BID        BID     DIVIDEND

Fiscal Year 2000:
First Quarter            $13.71     $10.23    $0.063
Second Quarter            12.11       8.33     0.065
Third Quarter             11.58       9.44     0.065
Fourth Quarter            11.50       5.00     0.065

Fiscal Year 1999:
First Quarter             20.17      15.23     0.06
Second Quarter            18.41      13.64     0.06
Third Quarter             16.76      11.94     0.06
Fourth Quarter            15.40      11.48     0.06

Form 10-K

     A copy of Coastal Financial Corporation's Annual Report on Form 10-K, as filed with the Securities Exchange Commission for the year ended September 30, 2000, may be obtained without a charge by writing to the Shareholder Relations Officer at the Corporate Address.

Annual Meeting of Shareholders

     The Annual Meeting of Shareholders of Coastal Financial Corporation will be held at the Myrtle Beach Martinique, 7100 North Ocean Boulevard, Myrtle Beach, South Carolina, on Wednesday, January 24, 2001 at 2:00 p.m., Eastern Standard Time.

Additional Information

     If you are receiving duplicate mailing of shareholder reports due to multiple accounts, we can consolidate the mailings without affecting your account registration. To do this, or for additional information, contact the Shareholder Relations Office, at the Corporate address shown below.

Corporate Offices
Coastal Financial Corporation
2619 Oak Street
Myrtle Beach, South Carolina 29577
843.205.2000

Transfer Agent and Registrar
Registrar and Transfer Company
P.O. Box 1010
Cranford, NJ  07016
1.800.866.1340 Ext. 2511

Independent Certified Public Accountants
KPMG LLP
55 Beattie Place, Suite 900
Greenville, South Carolina 29601

Special Counsel
Muldoon, Murphy & Faucette LLP
5101 Wisconsin Avenue
Washington, DC  20016

Shareholder Relations Officer
Susan J. Cooke
Coastal Financial Corporation
2619 Oak Street Myrtle Beach,
South Carolina 29577
843.205.2000

Coastal Financial Corporation is an equal opportunity employer and pledges equal opportunities without regard to religion, citizenship, race, color, creed, sex, age, national origin, disability or status as a disabled or Vietnam-Era veteran.