Form 10-K, Exhibit 13
period 2001-09-30
COASTAL FINANCIAL CORP /DE
filed 2001-12-28
CIK 935930

COASTAL FINANCIAL CORPORATION



                                                                            2001
                                                                   ANNUAL REPORT

                         COASTAL FINANCIAL CORPORATION



                                                                            2001
                                                                   ANNUAL REPORT

-----------------------------------


     Notice
     Concerning
     Quarterly
     Shareholder
     Reports




-----------------------------------

                                                               ----------------
                                                                    PLACE
                                                                    STAMP
                                                                     HERE
                                                               ----------------


                ATTN: SUSAN COOKE
                COASTAL FINANCIAL CORPORATION
                2619 OAK STREET
                MYRTLE BEACH, SC 29577-3129

         NOTICE CONCERNING QUARTERLY
         SHAREHOLDER REPORTS

         With the rising costs of publishing and mailing quarterly reports and concurrent timeliness of providing these via the Internet on our website at www.coastalfederal.com, we will be sending printed versions of our quarterly shareholder reports only to shareholders who request them. All shareholders will continue to receive the annual report and proxy statement in printed form.

         Shareholders and other interested parties can obtain quarterly reports and our Chairman's letter from the previous year annual report through Coastal Federal's home page. In addition, our revised website will enable you to learn more about our products and services.

         For your convenience, we are providing this business reply card, which should be completed and returned to us if you wish to be placed on our quarterly report mailing list. We urge you to help us lower our costs by using the more efficient electronic method of accessing this information.

                I wish to continue to receive
                Coastal Financial Corporation's
         |X|    Quarterly Shareholders Reports


               (Please print clearly)



         --------------------------------  ----  -------------------------------
         First Name                        MI    Last


         -----------------------------------------------------------------------
         Address



         -----------------------------  ----------  ----------------------------
         City                           State       Zip

--------------------------------------------------------------------------------
                                   DEDICATION
--------------------------------------------------------------------------------


                             A QUEST FOR EXCELLENCE
                         2001 - A YEAR OF TRANSFORMATION


Probably the first Transformation you noticed in picking up this Annual Report is the significant change in the form of the document.

Like all Americans, we at Coastal Financial Corporation have been deeply saddened by the tragic events of September 11th. At this time of national sorrow, and in attempting to grasp the enormity of the needs faced by so many of those directly impacted by this tragedy, we decided to reduce our planned expenditure for the production of this document and to use those savings to make a challenge pledge, through the Waccamaw Community Foundation, to the September 11th Fund. This fund was created by the United Way and the New York Community Trust to help the victims of the September 11th terrorist attacks by mobilizing financial resources to respond to the pressing needs of the victims and their families and all those affected by this tragedy.

Our pledge was to match contributions to the September 11th Fund, made through the Waccamaw Community Foundation, up to a maximum of $10,000. Thanks to our funding and the generous financial donations from concerned local citizens, the Waccamaw Community Foundation has made a $23,250 contribution to assist the victims, their families and others affected by the September 11th tragedy.

Well before the events of September 11th changed many of the elements of life as we have come to know it, our 2001 operations had, far more effectively than in any prior year, focused our organizational initiatives on the Transformational element of our Vision 2005 Plan. This critical part of our strategic plan is the essential ingredient for ensuring that our culture continues to evolve systemically toward the attainment of Our Basic Corporate Objective Of Maximizing The Value Of Our Shareholders' Investment by making continual progress toward Our Long-Term Goal Of Being The Best Financial Services Company In Our Marketplace.

Our overriding commitment to our QUEST FOR EXCELLENCE operating philosophy and our Vision 2005 Plan has again produced outstanding results for our Shareholders and we are absolutely convinced that this approach will help to insure that our best years are yet to come.

                                   Share Price
                                   Performance

                      [PERFORMANCE BAR GRAPH APPEARS HERE]


$10.00      $10.00   $27.20   $68.31   $85.56   $85.92  $134.94  $217.16  $215.52  $177.72  $113.80  $217.36
------      ------   ------   ------   ------   ------  -------  -------  -------  -------  -------  -------
Initial      Sept.    Sept.    Sept.    Sept.    Sept.    Sept.    Sept.    Sept.    Sept.    Sept.    Sept.
Public       30,      30,      30,      30,      30,      30,      30,      30,      30,      30,      30,
Offering     1991     1992     1993     1994     1995     1996     1997     1998     1999     2000     2001
October 4,
1990

The value of one share of Coastal Financial Corporation's Common Stock purchased at $10.00 in the initial public offering, and affected by stock dividends, stock splits, and reinvested cash dividends, was $217.36 based upon Nasdaq Quotations at September 30, 2001. The foregoing reflects historical results and may not be indicative of future stock prices.

----------------------------------------------------------  FINANCIAL HIGHLIGHTS

The following table sets forth certain information concerning the financial position of the Company (including data from operations of its subsidiaries) as of and for the dates indicated. The consolidated data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and its subsidiaries presented herein.

                                                                                       At or for Years Ended September 30,
                                                                        ------------------------------------------------------------
                                                                           1997        1998        1999         2000         2001
                                                                           ----        ----        ----         ----         ----
                                                                                   (Dollars in thousands, except per share data)

Financial Condition Data:
Total assets ........................................................   $ 494,003   $ 643,560   $ 713,013    $ 768,838    $ 763,214
Loans receivable, net ...............................................     403,570     414,264     455,351      511,701      488,754
Mortgage-backed securities ..........................................      23,023     170,181     182,115      189,239      190,553
Cash, interest-bearing deposits and investment securities ...........      39,582      25,507      30,296       25,715       36,320
Deposits ............................................................     347,116     386,321     399,673      406,217      530,364
Borrowings ..........................................................     106,337     210,560     262,541      303,151      160,808
Stockholder's equity ................................................      32,391      37,851      41,237       46,945       57,248

Operating Data:
Interest income .....................................................   $  38,065   $  43,894   $  49,559    $  58,079    $  60,255
Interest expense ....................................................      20,146      24,451      26,991       33,636       33,323
                                                                        ---------   ---------   ---------    ---------    ---------
Net interest income .................................................      17,919      19,443      22,568       24,443       26,932
Provision for loan losses ...........................................         760         865         750          978          955
                                                                        ---------   ---------   ---------    ---------    ---------
Net interest income after provision for loan losses .................      17,159      18,578      21,818       23,465       25,977
                                                                        ---------   ---------   ---------    ---------    ---------

Other Income:
Fees and service charges on loans and deposit accounts ..............       1,593       1,639       2,025        2,126        2,634
Gain on sales of loans held for sale ................................         931       1,579         979          631        1,295
Gain (loss) on sales of investment securities .......................           7          96          73          (17)         (56)
Gain (loss) on sales of mortgage-backed securities, net .............         235         521         191       (1,554)         727
Real estate operations ..............................................         141         149         (29)         (64)        (453)
Other income ........................................................       1,792       1,895       2,334        4,759        3,755
                                                                        ---------   ---------   ---------    ---------    ---------
Total other income ..................................................       4,699       5,879       5,573        5,881        7,902
Total general and administrative expense ............................      12,716      13,618      15,286       16,191       18,179
                                                                        ---------   ---------   ---------    ---------    ---------
Earnings before income taxes and extraordinary item .................       9,142      10,839      12,105       13,155       15,700
Income taxes ........................................................       3,351       3,987       4,390        4,698        5,688
                                                                        ---------   ---------   ---------    ---------    ---------
Net income before extraordinary item ................................       5,791       6,852       7,715        8,457       10,012
                                                                        ---------   ---------   ---------    ---------    ---------
Extraordinary loss on extinguishment of debt, net of income
  taxes .............................................................        --          --          --           --            712
                                                                        ---------   ---------   ---------    ---------    ---------
Net income ..........................................................   $   5,791   $   6,852   $   7,715    $   8,457    $   9,300
                                                                        =========   =========   =========    =========    =========
Net earnings per common diluted share before extraordinary
  item ..............................................................   $     .51   $     .60   $     .68    $     .75    $     .91
                                                                        =========   =========   =========    =========    =========
Net earnings per common diluted share after extraordinary
  item ..............................................................   $     .51   $     .60   $     .68    $     .75    $     .85
                                                                        =========   =========   =========    =========    =========
Cash dividends per common share .....................................   $     .15   $     .17   $     .17    $     .17    $     .19
                                                                        =========   =========   =========    =========    =========
Weighted average shares outstanding diluted .........................      11,267      11,408      11,378       11,216       10,995
                                                                        =========   =========   =========    =========    =========

All share and per share data have been restated to reflect two 4 for 3 stock dividends declared on April 30, 1997 and May 6, 1998, a 5% stock dividend declared on November 10, 1999, a 10% stock dividend declared on March 14, 2000, and a 3 for 2 stock dividend declared on July 31, 2001.

Key Operating Ratios:
The table below sets forth certain performance ratios of the Company at the dates or for the periods indicated.

                                                                                At or for Years Ended September 30,
                                                                 ------------------------------------------------------------------
                                                                    1997          1998          1999          2000          2001
                                                                    ----          ----          ----          ----          ----
Other Data:
Return on assets (net income divided by average assets) ......      1.21%         1.13%         1.14%         1.13%         1.20%
Return on average equity (net income divided by average
  equity) ....................................................     19.36%        19.52%        19.30%        19.52%        17.75%
Average equity to average assets .............................      6.24%         6.05%         5.93%         5.80%         6.59%
Book value per share .........................................    $ 3.02        $ 3.49        $ 3.70        $ 4.29        $ 5.34
Dividend payout ratio ........................................     27.63%        25.14%        23.28%        22.61%        21.58%
Interest rate spread (difference between average yield on
  interest-earning assets and average cost of interest-
  bearing liabilities) .......................................      3.89%         3.51%         3.55%         3.50%         3.64%
Net interest margin (net interest income as a percentage of
  average interest-earning assets) ...........................      4.03%         3.64%         3.67%         3.57%         3.77%
Allowance for loan losses to total loans at end of period ....      1.19%         1.33%         1.36%         1.35%         1.42%
Ratio of non-performing assets to total assets (1) ...........      0.10%         0.36%         0.21%         0.73%         0.74%
Tangible capital ratio .......................................      6.31%         6.10%         6.29%         6.56%         7.28%
Core capital ratio ...........................................      6.31%         6.10%         6.29%         6.56%         7.28%
Risk-based capital ratio .....................................     11.05%        12.67%        12.64%        12.45%        13.30%
Number of:
  Real estate loans outstanding ..............................     6,752         6,666         6,637         6,748         6,745
  Deposit accounts ...........................................    43,544        43,720        41,608        40,788        43,560
  Full service offices .......................................         9            10            10            12            16

(1) Nonperforming assets consist of nonaccrual loans 90 days or more past due and real estate acquired through foreclosure.

DEAR FRIENDS  ------------------------------------------------------------------

The year 2001 was certainly a year of Transformation, both globally and for Coastal Financial Corporation.

While the significant changes which have taken place globally have shaken our nation and the world, the Transformation of Coastal Financial Corporation was an outgrowth of our 1998 strategic planning initiative. The workproduct of this effort, our Vision 2005 Plan, has provided a solid foundation for ensuring that our culture continues to evolve systemically toward the attainment of our Basic Corporate Objective Of Maximizing The Value Of Our Shareholders' Investment by making continual progress toward Our Long-Term Goal Of Being The Best Financial Services Company In our Marketplace.

With the creation of our Vision 2005 Plan, we have articulated a view of Coastal Financial Corporation as we envision it through the year 2005. And, through that exercise, we have determined that the realization of that vision can only be achieved by a very successful Transformation of Coastal Financial Corporation to a Sales Organization.

Our definition of a Sales Organization is worlds away from the stereotypical image of high-pressure "forced" selling. Rather, we use the term Sales Organization to describe our vision of Coastal Financial Corporation as an organization which has such strong relationships with both its internal and external Customers that its financial services offerings are always in alignment with its Mission of being totally committed to Exceeding the Expectations of its Customer.

This concept envisions the attraction, development and retention of the very best people, who are supported by the very best resources and aligned with the goal of attracting, developing and retaining exceptionally profitable Customer relationships.

The creation of this Transformational element of our Vision 2005 Plan resulted from our firm belief that, with the rapid changes occurring throughout the financial services industry, it was imprudent to attempt to envision its evolution by the use of conventional wisdom. The logic which followed that premise led us to conclude that the only course of action which could ensure that our best days were always before us, was to allocate significant resources toward initiatives which were designed to ensure a very successful Transformation of Coastal Financial Corporation to a Sales Organization.

The strong foundation and lever for this paradigm shifting strategic planning initiative was our QUEST FOR EXCELLENCE Operating Philosophy. Through the establishment of our principles and values, we were able to think creatively, and in varying degrees of abstraction, about the possibilities for Transforming Coastal Financial Corporation into an organization which would be continually focused on achieving a better understanding of the present and future financial services needs of our Customers.

The team that created this roadmap to the future in 1998 has since guided this Company through three more exceptional years of Transformation and achievement, the most current of which yielded another year of excellent financial results. Coastal Financial Corporation's net income for 2001 totaled $9.3 million, compared to $8.5 million in 2000. On a fully diluted basis, these results equated to a 13.3% increase, from $0.75 per share in 2000 to $0.85 per share in 2001.

The Transformation in our balance sheet during 2001 was quite obvious, with deposits derived from the residents and businesses of the Communities we serve increasing by approximately $150 million, or 41.6%, and commercial loan portfolio growth of 6.3%. Offsetting that significant commercial loan portfolio growth was a decline in our residential loan portfolio caused by the substantial decrease in long-term interest rates. The net result was a negligible decrease in total assets at the close of this year. Despite the very challenging business environment resulting from the varying and complex dynamics of this year, asset quality remained excellent compared to both industry standards and historical norms.

In addition to our excellent operating results, the market price of Coastal Financial's common stock, at September 30, 2001, was 90.5% higher than the market price at September 30, 2000.

Equally as impressive is the fact that, since 1990, our operating earnings have increased at a compound annualized rate in excess of 17.9%.

One of the best indicators of performance is Return On Shareholders' Equity, and this measure for 2001 was, again, outstanding. Our Return On Average Shareholders' Equity measure of 17.75% ranks us among the top performing financial services companies in America.

In addition to our own sense of satisfaction with these financial results, during 2001, we continued to receive significant public recognition of our progress toward the attainment of our Basic Corporate Objective Of Maximizing The Value Of Our Shareholders' Investment and Our Long-Term Goal Of Being The Best Financial Services Company In Our Marketplace. Two very good examples follow:

     o Coastal Financial Corporation received national attention in the July 2001 edition of U.S. Banker Magazine. This publication featured a listing of the Community Banking companies in the United States with assets between $673 million and $1.12 billion, ranked in order, based upon return on equity and growth in per-share earnings over the past five years. Coastal Financial placed 1st in the Carolinas and 5th nationally in these measures.

     o Coastal Federal, for the fourth consecutive year, placed 1st in voting by the readers of the (Myrtle Beach) SUN NEWS in the Financial Institutions category of the SUN NEWS Best Of The Beach Competition for 2001.

We are extremely proud of these forms of recognition because each, in its own way, represents tangible evidence that our Customers are well-satisfied with our focus on Exceeding Their Expectations in the presentation, sale and delivery of financial services.

------------------------------------------------------------  2001 OUR BEST YEAR

This was indeed a year of significant Transformation for Coastal Financial Corporation. Our never-ending quest to better understand and exceed the Expectations of our Associates, our Customers and our Communities continues to pay significant dividends and has enabled the financial performance during fiscal 2001 to, again, meet our high expectations and well positions us to aggressively pursue future opportunities.

                     Noteworthy Historical Financial Results

                               EARNINGS PER SHARE

                            [BAR GRAPH APPEARS HERE]


          $0.51        $0.60        $0.68         $0.75        $0.85
          -----        -----        -----         -----        -----
          1997         1998         1999          2000         2001




                                     ASSETS
                                  (IN MILLIONS)

                            [BAR GRAPH APPEARS HERE]


         $494.00      $643.56     $713.01      $768.84      $763.21
         -------      -------     -------      -------      -------
          1997          1998       1999          2000         2001




                                    DEPOSITS
                                 (IN MILLIONS)

                            [BAR GRAPH APPEARS HERE]


           $347.12     $386.32    $399.67     $406.22     $530.36
           -------     -------    -------     -------     -------
            1997        1998       1999        2000        2001




                              BOOK VALUE PER SHARE

                            [BAR GRAPH APPEARS HERE]


         $3.02        $3.49         $3.70        $4.29         $5.34
         -----        -----         -----        -----         -----
          1997         1998          1999         2000          2001




                     NON-PERFORMING ASSETS TO TOTAL ASSETS


                            [BAR GRAPH APPEARS HERE]


                   0.10%     0.36%    0.21%   0.73%    0.74%
                   ----     -----    -----   -----    -----
                   1997      1998     1999    2000     2001




                           ALLOWANCE FOR LOAN LOSSES
                                  TO NET LOANS


                            [BAR GRAPH APPEARS HERE]


                  1.19%     1.33%   1.36%    1.35%    1.42%
                  -----     -----   -----    -----    -----
                  1997      1998    1999     2000     2001


Coastal Financial Corporation's outstanding operating results are the product of a great team effort and have been rewarded in the financial markets by a 2,009% increase in the price of our shares since becoming a public company in October of 1990, vs. 349% for the Standard & Poors 500 Index over the same period.

--------------------------------------------------------------------------------

Over these eleven years,we have worked diligently toward the attainment of Our Basic Corporate Objective Of Maximizing The Value Of Our Shareholders' Investment by making continual progress toward Our Long-Term Goal Of Being The Best Financial Services Company In Our Marketplace.

In considering whether we have made real progress toward the attainment of Our Basic Corporate Objective Of Maximizing The Value Of Our Shareholders' Investment during this period, it is both illustrative and revealing to compare the share price performance of Coastal Financial Corporation to the share price performance of other publicly traded financial services companies operating within our marketplace, and to the equity markets as a whole.

In the following graphs, we have compared the share price performance of Coastal Financial Corporation to the Nasdaq, S&P 500 and Dow Indices, and to (TSFG) The South Financial Group, the parent company of Carolina First Bank, (WB) Wachovia Corporation, the parent company of Wachovia and First Union banks, which have recently been merged, (SNV) Synovus Financial Corporation, the parent company of NBSC, (BBT) BB&T Corporation, the parent company of BB&T, (BAC) Bank of America Corporation, the parent company of Bank of America, (FFCH) First Financial Holdings, Inc., the parent company of Peoples Federal Savings and Loan Association and First Federal Savings and Loan Association of Charleston, and
(COOP) Cooperative Bankshares, Inc., the parent company of Cooperative Bank.

                      11 Year Peer Group Price Performance

As demonstrated by these graphic representations, which take a look back over our history as a publicly owned company, the price of Coastal Financial Corporation's shares has significantly outperformed the price of the shares of the other publicly traded banks in our marketplace, as well as the Nasdaq, S&P 500 and Dow Indices. These historical results may not be indicative of future stock price performance.

2001 really was quite a year. Our operating and share price performance results clearly put Coastal Financial among the top performing financial services companies in the nation, our business prospered and our Associates flourished, growing both personally and professionally as never before. But, as good as these results are, it's always the future that we are most interested in, and it always leads to the question we're most often asked: "Can we keep it up?"

We continue to believe the answer is a resounding "Yes," as long as we remain focused on our QUEST FOR EXCELLENCE Operating Philosophy and the goals established under the Transformational element of our Vision 2005 Plan. That's what really sets us apart from the competition.

                        CFCP Relative Price Performance

------------------------------------------------------------------ A LOOK BACK

Two of my favorite adages, the first by an anonymous author, "What lies behind us is nothing compared to what lies within us and ahead of us," and the second by Steven R. Covey, "If we live out of our memory, we're tied to the past and to that which is finite. When we live out of our imagination, we're tied to that which is infinite," each, in its own way, describes the Transformation process.
 . . the way we, as individuals, perceive, understand and interpret the surrounding world and how we adapt and respond to the challenges we face.

Our culture, as a learning organization, is founded on the concept of embracing change as the essential ingredient for growth and progress by establishing as unchanging, those principles and values which are the cornerstones of our QUEST FOR EXCELLENCE Operating Philosophy. Consequently, we have learned that, if we want to achieve significant results, we must first Transform the way we think so as to understand that we, as individuals, are not in control, but rather, that principles are in control.

A significant part of our Vision 2005 Plan relates to initiatives which are designed to teach our Leadership Group and Associates those principles which are essential in achieving the objectives of our Shareholders' by better understanding and serving the financial needs of our Customers. The paradigm shift resulting from this Transformation has enabled our Associates to grow, both personally and professionally, toward the attainment of their full potential and further leveraged our ever-increasing ability to work together as a team toward Exceeding The Expectations Of Our Customers. We believe this approach is both fundamental and essential to assuring that our best days are yet to come.

This formula for success is clearly defined in Our QUEST FOR EXCELLENCE Operating Philosophy, further developed and articulated through our Vision 2005 Plan and taught through course offerings at Coastal Federal University. This well focused and comprehensive curriculum teaches our Leaders that it all begins with our commitment to building durable and profitable relationships with our Associates, our Customers, and our Communities, and ends with added value for all of our stakeholders.

Over the three years which have passed since this exceptional team created our Vision 2005 Plan, many good things have happened in preparing our Company for the future.

Some of the 2001 initiatives, aimed at increasing the long-term value of the Company by maximizing our ability to capitalize on opportunities in the years ahead, were:

o COASTAL FEDERAL UNIVERSITY The further expansion of Coastal Federal University ensures that we continue to advance our philosophy of becoming a learning organization. The Mission of Coastal Federal University is to foster a learning environment, centered around Coastal Financial Corporation's QUEST FOR EXCELLENCE Operating Philosophy. And, during 2001, we have continued to invest in that Mission with the addition of very qualified faculty members, bringing the total number of full-time educators to three with three part time assistant instructors. Also, several "Degree of Excellence" and other "on campus" and outsourced offerings have been added to our curriculum. With the support of strong Leadership example and our Letters of Expectation Performance Alignment system, our educational offerings through Coastal Federal University have significantly increased our individual and organizational production capability and aided immeasurably in the creation of an empowered culture with a true competitive distinction.

o 2002 TACTICAL PLAN The completion of an in-depth assessment of our progress to-date toward the goals established in our Vision 2005 Plan provided a comprehensive review of the Philosophical, Transformational, Linear and Financial elements of our Vision 2005 Plan. The product of this endeavor has provided us with the foundational information and diagnostics necessary for the development of our 2002-2003 Tactical Planning initiatives. A similar review process will be undertaken prior to the 2004-2005 Planning process.

o COMMUNITY Our recent partnership with the Waccamaw Community Foundation in sponsoring a vehicle for local residents to make financial contributions to the September 11th Fund for the victims of the September 11th tragedy and their families, together with our commitment to the approximately 300 other charitable causes which we support annually with our time, talent and resources, reflects our strong belief that Community members have a basic responsibility to take care of their Communities and each other.

A LOOK BACK --------------------------------------------------------------------

o DISTRIBUTION CHANNELS Significant progress toward the objectives established in the Linear Element of our Vision 2005 Plan was evidenced by the continued expansion of our financial services franchise. During 2001, we established our second grocery store banking facility in the Socastee BI-LO in Socastee, South Carolina, expanded our Wilmington, North Carolina Lending Office into a full service banking facility, and established new full service banking facilities in Southport, North Carolina and downtown Wilmington, North Carolina.

     Another important component of our distribution channel expansion efforts occurred with the introduction of our completely redesigned website portal offering. Accessing www.coastalfederal.com now provides Customers with the tools and flexibility to personalize Community-centric sources of information for not only the complete array of financial services provided through Coastal Financial Corporation, but also virtually any level of information about their Community or the world. In addition, though special links and the addition of on-line product sign-up webpages, we have made it easier for our Customers to access and acquire specific banking services, such as mortgage loans, credit card offerings, investment services and Business Cash Management services.

     These activities are consistent with our efforts to expand our presence and market awareness along the South Carolina coast and build a significant presence in coastal North Carolina.

o COASTAL INVESTOR SERVICES / COASTAL FEDERAL The continued synergy resulting from the effective execution of our Vision 2005 Plan initiatives relating to the better alignment of the activities of Coastal Investor Services and Coastal Federal has resulted in the improvement of Coastal Investor Services national ranking from #21 in 1999, to #8 in 2000, to #3 in 2001 out of over 600 branch offices in the Raymond James Financial Services system. This progress by Coastal Investor Services has produced a significant increase in the level of assets under management during this period and enabled Coastal Investor Services to realize a 103.8% increase in net income from 2000 to 2001.

     And, as previously noted, Coastal Financial Corporation received national attention in the July 2001 edition of U.S. Banker Magazine. This publication featured a listing of the Community Banking companies in the United States with assets between $673 million and $1.12 billion, ranked in order, based upon return on equity and growth in per-share earnings over the past five years. Coastal Financial placed 1st in the Carolinas and 5th nationally in these measures. In the July 2000 edition of U.S. Banker Magazine, Coastal Financial was ranked #1 in the Carolinas and #16 in the nation in these same measures over the past three years.

     The continuing success of Coastal Financial in offering the businesses and residents of the Communities we serve a comprehensive financial planning service and full array of financial services, which are easily accessed through conveniently located financial Sales Centers, and our Internet Banking channel, is the result of our never-ending focus on Our Long-Term Goal of Being the Best Financial Services Company in Our Marketplace.

o ALIGNMENT Progress toward the goals established in the Transformational element of our Vision 2005 Plan allowed us to identify many new ways to better enable our concept of operating as a series of Community banks and resulted in numerous operational efficiencies and improvements during 2001. We believe these enhancements to our processes and systems have provided new clarity, focus and direction for the entire Company and will provide even greater support for our commitment to local decision-making and more responsive, reliable and empathetic Customer service. This progress is directly linked to the commitment of our entire organization to the concept of "Empowerment," as the key to a great future, by enabling all of our Associates to Exceed the Expectations of our Customers at each opportunity.


These initiatives well reflect our culture of viewing change and constant improvement as essential to the achievement of our long-term objectives.

----------------------------------------------------------------- LOOKING AHEAD

Looking ahead, we see a future filled with even more opportunity than the past and firmly believe that we can achieve the goals established in our Vision 2005 Plan, if we maintain our values and continually Transform ourselves and our business.

Our pledge to our Shareholders is to do exactly that . . . to do everything in our power to remain focused on our QUEST FOR EXCELLENCE Operating Philosophy as the Guiding Vision and unchanging value system . . . and to view change and constant improvement as the catalysts for reaching our full potential.

We have the best team imaginable. I just can't thank our Board Of Directors, Leadership Group Members and Associates enough for all they do for all of us on a daily basis. Our 2001 results speak volumes about their commitment to Our Basic Corporate Objective Of Maximizing The Value Of Our Shareholders' Investment by being focused on Our Long-Term Goal Of Being The Best Financial Services Company In Our Marketplace.

Both revenue and earnings reached record levels in 2000 and 2001. In fact, in these two years alone, our net income has grown over 20%.

In the last five years, our net income has increased by more than 150%. Since becoming a publicly owned Company in 1990, we have roughly doubled our earnings every 4 years. And we still have significant potential for further gains.

Everyone in the Coastal Financial family is very proud of these achievements and looks forward to even greater accomplishments in the years ahead. And while we make no attempt to predict the future, we take great comfort in the fact that we have dedicated Associates, great markets, excellent products, tremendous momentum and unshakable confidence in our ability, as a team, to continue to Transform our organization toward building even stronger relationships with our Customers and our Communities and to continue to achieve superior returns for our Shareholders in the future.

All of us at Coastal Financial Corporation appreciate your continued encouragement, loyalty and support, and look to the future with great enthusiasm and excitement.




Michael C. Gerald
President and
Chief Executive Officer

Independent Auditors' Report

The Board of Directors Coastal
Financial Corporation Myrtle Beach,
South Carolina

We have audited the consolidated statements of financial condition of Coastal Financial Corporation and subsidiaries (the "Company") as of September 30, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at September 30, 2000 and 2001, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP
------------
KPMG LLP

Greenville, South Carolina
October 24, 2001

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition
September 30, 2000 and 2001


                                                                       2000          2001
                                                                       ----          ----
                                                                     (Dollars in thousands)
                                     ASSETS

Cash and amounts due from banks ..................................   $  14,999       24,966
Short-term interest-bearing deposits .............................       2,168        9,354
Investment securities available for sale .........................       8,548        2,000
Mortgage-backed securities available for sale ....................     189,239      190,553
Loans receivable (net of allowance for loan losses of $7,064
  at September 30, 2000 and $7,159 at September 30, 2001) ........     511,701      488,754
Loans receivable held for sale ...................................      10,194       16,274
Real estate acquired through foreclosure, net ....................         867        2,363
Office property and equipment, net ...............................      11,518       13,150
Federal Home Loan Bank (FHLB) stock, at cost .....................      11,899        7,624
Accrued interest receivable on loans .............................       3,117        2,783
Accrued interest receivable on securities ........................       1,555        1,341
Other assets .....................................................       3,033        4,052
                                                                     ---------    ---------
                                                                     $ 768,838    $ 763,214
                                                                     =========    =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposits .......................................................     406,217      530,364
  Securities sold under agreements to repurchase .................      75,858       18,703
  Advances from FHLB .............................................     225,224      140,036
  Other borrowings ...............................................       2,069        2,069
  Drafts outstanding .............................................       2,475        2,577
  Advances by borrowers for property taxes and insurance .........       1,257        1,250
  Accrued interest payable .......................................       2,531        1,184
  Other liabilities ..............................................       6,262        9,783
                                                                     ---------    ---------
    Total liabilities ............................................     721,893      705,966
                                                                     ---------    ---------


Stockholders' equity:
  Serial preferred stock, 1,000,000 shares authorized and unissued        --           --
  Common stock $.01 par value, 15,000,000 shares authorized;
    10,931,247 shares at September 30, 2000 and 10,693,325
    shares at September 30, 2001 issued and outstanding ..........         109          107
  Additional paid-in capital .....................................       9,744        9,744
  Retained earnings, restricted ..................................      40,319       47,496
  Treasury stock, at cost (161,316 shares at September 30,
    2000 and 324,483 shares at September 30, 2001) ...............      (1,702)      (3,620)
  Accumulated other comprehensive income (loss), net of tax ......      (1,525)       3,521
                                                                     ---------    ---------
    Total stockholders' equity ...................................      46,945       57,248
                                                                     ---------    ---------
                                                                     $ 768,838    $ 763,214
                                                                     =========    =========


          See accompanying notes to consolidated financial statements.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
Years ended September 30, 1999, 2000 and 2001


                                                                                        1999              2000              2001
                                                                                        ----              ----              ----
                                                                                           (In thousands, except share data)
Interest:
  Loans receivable ...........................................................     $     38,541            44,005            45,899
  Investment securities ......................................................            1,476             2,484             2,479
  Mortgage-backed securities .................................................            9,205            10,987            11,261
  Other ......................................................................              337               603               616
                                                                                   ------------      ------------      ------------
Total interest income ........................................................           49,559            58,079            60,255
                                                                                   ------------      ------------      ------------

Interest expense:
  Deposits ...................................................................           14,627            15,769            19,380
  Securities sold under agreements to repurchase .............................            3,869             6,993             2,810
  Advances from FHLB .........................................................            8,495            10,874            11,133
                                                                                   ------------      ------------      ------------
    Total interest expense ...................................................           26,991            33,636            33,323
                                                                                   ------------      ------------      ------------
    Net interest income ......................................................           22,568            24,443            26,932
  Provision for loan losses ..................................................              750               978               955
                                                                                   ------------      ------------      ------------
    Net interest income after provision for loan losses ......................           21,818            23,465            25,977
                                                                                   ------------      ------------      ------------

Other income:
  Fees and service charges on loans and deposit accounts .....................            2,025             2,126             2,634
  Gain on sales of loans held for sale .......................................              979               631             1,295
  Gain (loss) on sales of investment securities, net .........................               73               (17)              (56)
  Gain (loss) on sales of mortgage-backed securities, net ....................              191            (1,554)              727
  Gain on sale of deposits ...................................................             --               1,746              --
  Loss from real estate acquired through foreclosure .........................              (29)              (64)             (453)
  Income from sales of non-depository products ...............................              745               834             1,269
  Federal Home Loan Bank stock dividends .....................................              616               711               750
  Other income ...............................................................              973             1,468             1,736
                                                                                   ------------      ------------      ------------
    Total other income .......................................................            5,573             5,881             7,902
                                                                                   ------------      ------------      ------------

General and administrative expenses:
  Salaries and employee benefits .............................................            8,604             9,149            10,546
  Net occupancy, furniture and fixtures and data processing expense ..........            3,563             3,946             4,029
  FDIC insurance premium .....................................................              220               121                84
  Other expense ..............................................................            2,899             2,975             3,520
                                                                                   ------------      ------------      ------------
    Total general and administrative expense .................................           15,286            16,191            18,179
                                                                                   ------------      ------------      ------------
    Income before income taxes and extraordinary item ........................           12,105            13,155            15,700
Income taxes .................................................................            4,390             4,698             5,688
                                                                                   ------------      ------------      ------------
Net income before extraordinary item .........................................            7,715             8,457            10,012
                                                                                   ------------      ------------      ------------
Extraordinary loss on extinguishment of debt, net income taxes of $401 .......             --                --                 712
                                                                                   ------------      ------------      ------------
Net income ...................................................................     $      7,715             8,457             9,300
                                                                                   ============      ============      ============
Earnings per common share before extraordinary item
  Basic ......................................................................     $       0.70              0.76              0.92
                                                                                   ============      ============      ============
  Diluted ....................................................................     $       0.68              0.75              0.91
                                                                                   ============      ============      ============
Effect of extraordinary item on earnings per common share
  Basic ......................................................................     $       --                --               (0.06)
                                                                                   ============      ============      ============
  Diluted ....................................................................     $       --                --               (0.06)
                                                                                   ============      ============      ============
Earnings per common share
  Basic ......................................................................     $       0.70              0.76              0.86
                                                                                   ============      ============      ============
  Diluted ....................................................................     $       0.68              0.75              0.85
                                                                                   ============      ============      ============
Average common shares outstanding
  Basic ......................................................................       11,055,000        11,078,000        10,848,000
                                                                                   ============      ============      ============
  Diluted ....................................................................       11,378,000        11,216,000        10,995,000
                                                                                   ============      ============      ============


          See accompanying notes to consolidated financial statements.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity and Comprehensive Income Years ended September 30, 1999, 2000 and 2001

                                                                                                         Accumulated
                                                                                                            Other
                                                                    Additional              Comprehensive   Total
                                                         Common      Paid-in     Retained     Treasury      Income    Stockholders'
                                                          Stock      Capital     Earnings      Stock        (Loss)       Equity
                                                          -----      -------     --------      -----        ------       ------
                                                                                    (In thousands)

Balance at September 30, 1998 ......................    $    109     $  8,937    $ 28,369     $   --       $    436     $ 37,851
Exercise of stock options ..........................           1          340        --           --           --            341
Cash dividends .....................................        --           --        (1,796)        --           --         (1,796)
Net income .........................................        --           --         7,715         --           --          7,715
Other comprehensive income, net of tax:
Unrealized losses arising during period,
  net of taxes of $1,499 ...........................        --           --          --           --         (2,354)        --
Less: reclassification adjustment for gains
  included in net income, net of taxes of $100 .....        --           --          --           --           (164)        --
                                                        --------     --------    --------     --------     --------     --------
Other comprehensive loss ...........................        --           --          --           --         (2,518)      (2,518)
                                                        --------     --------    --------     --------     --------     --------
Comprehensive income ...............................        --           --          --           --           --          5,197
                                                        --------     --------    --------     --------     --------     --------
Treasury stock repurchases .........................        --           --          --           (356)        --           (356)
                                                        --------     --------    --------     --------     --------     --------
Balance at September 30, 1999 ......................         110        9,277      34,288         (356)      (2,082)      41,237
Exercise of stock options ..........................        --            467        (514)         617         --            570
Cash dividends .....................................        --           --        (1,912)        --           --         (1,912)
Net income .........................................        --           --         8,457         --           --          8,457
Other comprehensive income, net of tax:
Unrealized losses arising during period,
  net of taxes of $255 .............................        --           --          --           --           (417)        --
Less: reclassification adjustment for losses
  included in net income, net of taxes of $597 .....        --           --          --           --            974         --
                                                        --------     --------    --------     --------     --------     --------
Other comprehensive income .........................        --           --          --           --            557          557
                                                        --------     --------    --------     --------     --------     --------
Comprehensive income ...............................        --           --          --           --           --          9,014
                                                        --------     --------    --------     --------     --------     --------
Treasury stock repurchases .........................          (1)        --          --         (1,963)        --         (1,964)
                                                        --------     --------    --------     --------     --------     --------
Balance at September 30, 2000 ......................         109        9,744      40,319       (1,702)      (1,525)      46,945
Exercise of stock options ..........................        --           --          (108)         214         --            106
Cash dividends .....................................        --           --        (2,015)        --           --         (2,015)
Net income .........................................        --           --         9,300         --           --          9,300
Other comprehensive income, net of tax:
Unrealized gains arising during period,
  net of taxes of $3,348 ...........................        --           --          --           --          5,462         --
Less: reclassification adjustment for gains
  included in net income, net of taxes of $255 .....        --           --          --           --           (416)        --
                                                        --------     --------    --------     --------     --------     --------
Other comprehensive income .........................        --           --          --           --          5,046        5,046
                                                        --------     --------    --------     --------     --------     --------
Comprehensive income ...............................        --           --          --           --           --         14,346
                                                        --------     --------    --------     --------     --------     --------
Treasury stock repurchases .........................          (2)        --          --         (2,132)        --         (2,134)
                                                        --------     --------    --------     --------     --------     --------
Balance at September 30, 2001 ......................    $    107     $  9,744    $ 47,496     $ (3,620)    $  3,521     $ 57,248
                                                        ========     ========    ========     ========     ========     ========


          See accompanying notes to consolidated financial statements.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended September 30, 1999, 2000 and 2001

                                                                                                  1999          2000          2001
                                                                                                  ----          ----          ----
                                                                                                           (In thousands)
Cash flows from operating activities:
  Net income .............................................................................    $   7,715         8,457         9,300
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation .........................................................................        1,206         1,419         1,556
    Provision for loan losses ............................................................          750           978           955
    (Gain) loss on sale of mortgage-backed securities available for sale .................         (191)        1,554          (727)
    (Gain) loss on sale of investment securities available or sale .......................          (73)           17            56
    Origination of loans receivable held for sale ........................................      (66,930)      (27,253)      (81,778)
    Proceeds from sales of loans receivable held for sale ................................       60,781        33,695        75,698
    Extraordinary item ...................................................................         --            --             712
    (Increase) decrease in:
       Other assets ......................................................................       (1,938)        1,855        (1,019)
       Accrued interest receivable .......................................................         (324)         (478)          548
    Increase (decrease) in:
       Accrued interest payable ..........................................................         (196)        1,375        (1,347)
       Other liabilities .................................................................        2,744           243           829
                                                                                              ---------     ---------     ---------
         Net cash provided by operating activities .......................................        3,544        21,862         4,783
                                                                                              ---------     ---------     ---------
Cash flows from investing activities:
  Proceeds from sales of investment securities available for sale ........................        9,808        10,266         5,125
  Proceeds from maturities of investment securities available for sale ...................        5,165          --           1,595
  Purchases of investment securities available for sale ..................................      (11,360)      (12,737)         --
  Purchases of loans receivable ..........................................................       (9,078)       (4,027)          (20)
  Proceeds from sales of mortgage-backed securities available for sale ...................       95,364       106,367       164,919
  Purchases of mortgage-backed securities available for sale .............................     (155,877)     (124,502)     (158,004)
  Principal collected on mortgage-backed securities available for sale ...................       72,177        25,219        47,566
  Origination of loans receivable, net ...................................................     (189,427)     (219,943)     (214,296)
  Principal collected on loans receivable ................................................      128,805       139,900       186,496
  Disposition of Florence office assets and liabilities, net .............................         --         (13,265)         --
  Proceeds from sales of real estate acquired through foreclosure ........................           88           180         1,159
  Purchases of office properties and equipment ...........................................       (3,441)       (2,392)       (3,188)
  Sales (purchases) of FHLB stock, net ...................................................         (935)       (3,698)        4,275
  Other investing activities, net ........................................................          427          --            --
                                                                                              ---------     ---------     ---------
         Net cash provided by (used in) investing activities .............................      (58,284)      (98,632)       35,627
                                                                                              ---------     ---------     ---------
Cash flows from financing activities:
  Increase in deposits ...................................................................       13,352        31,397       124,147
  Increase (decrease) in securities sold under agreements to repurchase ..................       37,734       (21,090)      (57,155)
  Proceeds from FHLB advances ............................................................      353,900       890,404       358,771
  Repayment of FHLB advances .............................................................     (334,785)     (829,204)     (443,959)
  Proceeds (repayments) from other borrowings, net .......................................       (4,868)          500          --
  Prepayment penalty on early extinguishment of debt .....................................         --            --          (1,113)
  Increase (decrease) in advance payments by borrowers for property
    taxes and insurance ..................................................................           17           (89)           (7)
  Increase (decrease) in drafts outstanding, net .........................................         (232)        1,092           102
  Repurchase of treasury stock, at cost ..................................................         (356)       (1,964)       (2,134)
  Cash dividends to stockholders and cash for fractional shares ..........................       (1,796)       (1,912)       (2,015)
  Exercise of stock options ..............................................................          341           570           106
                                                                                              ---------     ---------     ---------
         Net cash provided by (used in) financing activities .............................       63,307        69,704       (23,257)
                                                                                              ---------     ---------     ---------
Net increase (decrease) in cash and cash equivalents .....................................        8,567        (7,066)       17,153
                                                                                              ---------     ---------     ---------
Cash and cash equivalents at beginning of year ...........................................       15,666        24,233        17,167
                                                                                              ---------     ---------     ---------
Cash and cash equivalents at end of year .................................................    $  24,233        17,167        34,320
                                                                                              =========     =========     =========
Supplemental information:
  Interest paid ..........................................................................    $  27,187        32,261        34,670
                                                                                              =========     =========     =========
  Income taxes paid ......................................................................    $   2,085         3,789         5,249
                                                                                              =========     =========     =========
Supplemental schedule of non-cash investing and financing transactions:
  Securitization of mortgage loans into mortgage-backed securities .......................    $  27,713        14,894        47,157
                                                                                              =========     =========     =========
  Transfer of mortgage loans to real estate acquired through foreclosure .................    $     149           951         2,655
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

     (a) Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Coastal Financial Corporation (the "Company"), and its wholly-owned subsidiaries, Coastal Federal Mortgage, Inc., Coastal Investor Services, Inc. and Coastal Federal Savings Bank (the "Bank"), and the Bank's wholly-owned subsidiaries, Coastal Federal Holding Company (and Coastal Federal Holding Company's wholly-owned subsidiary, Coastal Real Estate Investment Corporation) and Coastal Mortgage Bankers and Realty Co., Inc. (and Coastal Mortgage Bankers and Realty Co. Inc.'s wholly-owned subsidiaries, Shady Forest Development Corporation, Sherwood Development Corporation, Ridge Development Corporation, 501 Development Corporation and North Beach Investments, Inc.). In consolidation, all significant intercompany balances and transactions have been eliminated. Coastal Financial Corporation is a unitary thrift holding company organized under the laws of the state of Delaware.

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

     (d) Allowance for Loan Losses

     The Company provides for loan losses on the allowance method. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to the allowance. Additions to the allowance for loan losses are provided by charges to operations based on various factors which, in management's judgment, deserve current recognition in estimating losses. Such factors considered by management include the market value of the underlying collateral, growth and composition of the loan portfolio, loss experience, delinquency trends, and local and regional economic conditions. Management evaluates the carrying value of loans periodically and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. The allowance for loan losses is subject to periodic evaluation by various regulatory authorities and may be subject to adjustment upon their examination.

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

     (e) Loans Receivable Held for Sale

     Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are provided for in a valuation allowance by charges to operations. At September 30, 2000 and 2001, the Company had approximately $10.2 million and $16.3 million in mortgage loans held for sale, respectively.

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

     (j) Income Taxes

     Deferred taxes are provided for differences in the financial reporting basis for assets and liabilities as compared to their tax bases. A current tax liability or asset is established for taxes presently payable or refundable and a deferred tax liability or asset is established for future taxable (deductible) items.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -Continued

     (k) Loan Sales

     Gains or losses on sales of loans are recognized when control has been surrendered over these assets in accordance with SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The resulting servicing rights are amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights exceed their fair value.

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

     (n) Stock Based Compensation

     The Company follows the disclosure provisions of SFAS No. 123 "Accounting for Stock Based Compensation". The statement permits the Company to continue accounting for stock based compensation as set forth in APB Opinion No. 25, "Accounting for Stock Issued to Employees", provided the Company discloses the proforma effect on net income and earnings per share of adopting the full provisions of SFAS No. 123. Accordingly, the Company continues to account for stock based compensation under APB Opinion No. 25 and has provided the required proforma disclosures.

     (o) Comprehensive Income

     SFAS No. 130, "Reporting Comprehensive Income" establishes standards for the reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and net unrealized gains (losses) on securities and is presented in the statements of stockholders' equity and comprehensive income.

     (p) Disclosures Regarding Segments

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" establishes standards for the way that public businesses report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company adopted SFAS No. 131 in fiscal 1999 without any impact on its consolidated financial statements.

     (q) Derivative Instruments and Hedging

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of SFAS No. 133" establishes comprehensive accounting and reporting standards for derivative instruments and hedging activities. The Company adopted SFAS No. 133 effective October 1, 2000 with no material impact on its financial statements.

     (r) Reclassifications

     Certain amounts in the 1999 and 2000 consolidated financial statements have been reclassified to conform with the 2001 presentation. Such reclassifications did not change net income or equity as previously reported.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(2) INVESTMENT SECURITIES

     The amortized cost and fair value of investment securities available for sale at September 30, 2000 is summarized as follows:

                                                                                           2000
                                                               --------------------------------------------------------------
                                                                                   Gross             Gross
                                                               Amortized        Unrealized         Unrealized          Fair
                                                                  Cost             Gains             Losses            Value
                                                                  ----             -----             ------            -----
                                                                                        (In thousands)
U.S. Government and agency obligations:
  Due after one but within five years ........................   $1,310                4                (1)            1,313
  Due after five years .......................................    7,359               32              (156)            7,235
                                                                 ------             ----             ------            -----
                                                                 $8,669               36              (157)            8,548
                                                                 ======             ====             ======            ======

     The amortized cost and market value of investment securities available for sale at September 30, 2001 is summarized as follows:

                                                                                            2001
                                                               --------------------------------------------------------------
                                                                                   Gross             Gross
                                                               Amortized        Unrealized         Unrealized          Fair
                                                                  Cost             Gains             Losses            Value
                                                                  ----             -----             ------            -----
                                                                                        (In thousands)
U.S. Government and agency obligations:
  Due after one but within five years .......................    $ --                --                --                --
  Due after five years ......................................     1,893              107               --              2,000
                                                                 ------             ----             ------            -----
                                                                 $1,893              107               --              2,000
                                                                 ======             ====             ======            ======


     The Company had gross realized gains of $73,000 and there were no gross realized losses for the year ended September 30, 1999. For the year ended September 30, 2000, gross realized gains were $8,000 and gross realized losses were $25,000. For the year ended September 30, 2001, gross realized gains were $17,000 and gross realized losses were $73,000.

     Certain investment and mortgage-backed securities are pledged to secure other borrowed money and customer deposits in excess of FDIC insurance coverage. The carrying value of the securities pledged at September 30, 2001 was $71.3 million with a fair value of $73.3 million.

(3) MORTGAGE-BACKED SECURITIES

     Mortgage-backed securities available for sale at September 30, 2000 consisted of the following:

                                                                                           2000
                                                               --------------------------------------------------------------
                                                                                   Gross             Gross
                                                               Amortized        Unrealized         Unrealized          Fair
                                                                  Cost             Gains             Losses            Value
                                                                  ----             -----             ------            -----
                                                                                        (In thousands)
Collateralized Mortgage Obligations ..................          $ 31,023            102              (1,035)           30,090
FNMA .................................................           122,665            522              (1,320)          121,867
GNMA .................................................            18,698             86                (139)           18,645
FHLMC ................................................            19,191             87                (641)           18,637
                                                                --------            ---              ------           -------
                                                                $191,577            797              (3,135)          189,239
                                                                ========            ===              ======           =======

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(3) MORTGAGE-BACKED SECURITIES -Continued

     Mortgage-backed securities available for sale at September 30, 2001 consisted of the following:

                                                                                           2001
                                                               --------------------------------------------------------------
                                                                                   Gross             Gross
                                                               Amortized        Unrealized         Unrealized          Fair
                                                                  Cost             Gains             Losses            Value
                                                                  ----             -----             ------            -----
                                                                                        (In thousands)
Collateralized Mortgage Obligations .................           $ 28,856             859                --             29,715
FNMA ................................................            123,271           3,899                (6)           127,164
GNMA ................................................             20,630             507                --             21,137
FHLMC ...............................................             12,223             314                --             12,537
                                                                --------           -----             ------           -------
                                                                $184,980           5,579                (6)           190,553
                                                                ========           =====             ======           =======

     For the year ended September 30, 1999, there were gross realized gains of $336,000 and gross realized losses of $145,000. The Company had gross realized gains of $370,000 and gross realized losses of $1.9 million for the year ended September 30, 2000. For the year ended September 30, 2001, the Company had gross realized gains of $1.0 million and gross realized losses of $312,000.

(4) LOANS RECEIVABLE, NET

     Loans receivable, net at September 30 consisted of the following:

                                                                                         2000              2001
                                                                                         ----              ----
                                                                                             (In thousands)
First mortgage loans:
  Single family to 4 family units ............................................        $ 273,657           252,396
  Other, primarily commercial real estate ....................................          133,569           137,282
  Residential construction loans .............................................           17,988            16,798
  Commercial construction loans ..............................................           36,917            43,967
Consumer and commercial loans:
  Installment consumer loans .................................................           20,641            14,539
  Mobile home loans ..........................................................            1,374             2,056
  Savings account loans ......................................................            1,063             1,221
  Equity lines of credit .....................................................           23,009            22,379
  Commercial and other loans .................................................           23,357            18,886
                                                                                      ---------         ---------
                                                                                        531,575           509,524
Less:
  Allowance for loan losses ..................................................            7,064             7,159
  Deferred loan cost, net ....................................................             (519)             (372)
  Undisbursed portion of loans in process ....................................           13,329            13,983
                                                                                      ---------         ---------
                                                                                      $ 511,701           488,754
                                                                                      =========         =========

     The changes in the allowance for loan losses for the years ended September 30 consisted of the following:

                                                  1999        2000        2001
                                                  ----        ----        ----
                                                         (In thousands)
Beginning allowance ........................    $ 5,668       6,430       7,064
Provision for loan losses ..................        750         978         955
Allowance recorded on acquired loans .......        112          50        --
Disposition of Florence office loans .......       --           (75)       --
Loan recoveries ............................        252          77          60
Loan charge-offs ...........................       (352)       (396)       (920)
                                                -------     -------     -------
                                                $ 6,430       7,064       7,159
                                                =======     =======     =======

     Non-accrual loans which were over ninety days delinquent totaled approximately $4.8 million and $3.3 million at September 30, 2000 and 2001, respectively. In fiscal years 1999, 2000 and 2001, interest income which would have been recorded would have been approximately $46,000, $220,000 and $377,000, respectively, had non-accruing loans been current in accordance with their original terms.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(4) LOANS RECEIVABLE, NET -Continued

     At September 30, 2001, impaired loans totaled $3.4 million. There were $1.4 million in impaired loans at September 30, 2000. Included in the allowance for loan losses at September 30, 2001 was $281,000 related to impaired loans compared to $345,000 at September 30, 2000. The average recorded investment in impaired loans for the year ended September 30, 2001 was $3.6 million compared to $1.5 million for the year ended September 30, 2000. Interest income recognized on impaired loans in fiscal 2001 was $120,000. No interest income was recognized on impaired loans in fiscal 2000.

     At September 30, 2000 and 2001, the Company had commitments outstanding to originate loans totaling approximately $4.3 million and $14.8 million, respectively (excluding undisbursed portion of loans in process). Commitments on loan originations are made at prevailing market interest rates, and are generally limited to 60 days from date of application. Additionally, at September 30, 2000 and 2001, the Company had undisbursed lines of credit of approximately $33.0 million and $34.4 million, respectively.

     Loans serviced for the benefit of others amounted to approximately $99.4 million, $106.1 million and $143.3 million at September 30, 1999, 2000 and 2001, respectively. Mortgage servicing rights were not material for any of the periods presented.

     As disclosed in note 8, certain mortgage loans are pledged to secure advances from the Federal Home Loan Bank ("FHLB") of Atlanta.

     The Bank offers mortgage and consumer loans to its directors, and Associates for the financing of their personal residences and for other personal purposes. The Bank also offers commercial loans to companies affiliated with directors. These loans are made in the ordinary course of business and, in management's opinion, are made on substantially the same terms, including interest rates and collateral, prevailing at the time for comparable transactions with other persons and companies. Management does not believe these loans involve more than the normal risk of collectibility or present other unfavorable features. At September 30, 2001, such loans were current with respect to their payment terms.

     The following is a summary of the activity of loans outstanding to certain executive officers, directors and their affiliates for the year ended September 30, 2001. (In thousands):


              Balance at September 30, 2000 ....     $1,186
              New loans ........................        231
              Repayments .......................        316
                                                     ------
              Balance at September 30, 2001 ....     $1,101
                                                     ======

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(5) OFFICE PROPERTY AND EQUIPMENT, NET

     Office property and equipment, net at September 30 consisted of the following:

                                                       2000            2001
                                                       ----            ----
                                                          (In thousands)

Land ...........................................     $ 2,875           3,120
Building and improvements ......................       8,926           9,320
Furniture, fixtures and equipment ..............      10,180          12,606
                                                     -------         -------
                                                      21,981          25,046
Less accumulated depreciation ..................      10,463          11,896
                                                     -------         -------
                                                     $11,518          13,150
                                                     =======         =======


     The Company leases office space and various equipment. Total rental expense for the years ended September 30, 1999, 2000 and 2001 was approximately $212,000, $213,000 and $291,000 respectively.

     Future minimum rental payments for operating leases having remaining noncancelable lease terms in excess of one year at September 30, 2001 are as follows (In thousands):


                       2002 .............   $  181
                       2003 .............      160
                       2004 .............      130
                       2005 .............      119
                       2006 .............       44
                 Thereafter .............      252
                                            ------
                                            $  886
                                            ======

(6) INVESTMENT REQUIRED BY LAW

     The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to the greater of (i) 1.0% of the aggregate outstanding principal amount of residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or (ii) 1/20 of its advances (borrowings) from the FHLB of Atlanta. The Bank is in compliance with this requirement with an investment in FHLB stock of $7.6 million at September 30, 2001. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value.

(7) DEPOSITS

     Deposits at September 30 consisted of the following:

                                                       2000                         2001
                                             ------------------------      ------------------------
                                                            Weighted                      Weighted
                                               Amount         Rate           Amount         Rate
                                               ------         ----           ------         ----
                                                             (Dollars in thousands)
Transaction accounts:
    Noninterest bearing ..............       $  35,214          --%         $ 49,098          --%
    NOW ..............................          48,945        0.76            55,926        0.44
    Money market checking ............         120,133        4.98           193,631        2.90
                                             ---------        ----          --------        ----
      Total transaction accounts .....         204,292        3.11           298,655        1.96
                                             ---------        ----          --------        ----

Passbook accounts:
    Regular passbooks ................          34,503        2.65            32,268        1.69
    Money market .....................           1,702        2.31             1,049        1.94
                                             ---------        ----          --------        ----
      Total passbook accounts ........          36,205        2.63            33,317        1.70
                                             ---------        ----          --------        ----

Certificate accounts:
    0.00 -  5.99% ....................          75,883                       164,306
    6.00 -  8.00% ....................          89,443                        33,648
    8.00 - 10.00% ....................             394                           438
                                             ---------        ----          --------        ----
      Total certificate accounts .....         165,720        6.03           198,392        4.82
                                             ---------        ----          --------        ----
                                             $ 406,217        4.26%         $530,364        3.01%
                                             =========        ====          ========        ====

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(7) DEPOSITS - Continued

     The aggregate amount of all deposit accounts with a minimum denomination of $100,000 or more was $146.6 million and $201.2 million at September 30, 2000 and 2001, respectively. Included in certificate accounts were $31.8 million and $2.4 million at September 30, 2000 and 2001, respectively, originated by brokers for a fee.

     The amounts and scheduled maturities of certificate accounts at September 30, are as follows:

                                                      2000             2001
                                                      ----             ----
                                                          (In thousands)
Within 1 year ................................      $136,035          162,305
After 1 but within 2 years ...................        23,153           26,251
After 2 but within 3 years ...................         3,934            4,067
Thereafter ...................................         2,598            5,769
                                                    --------          -------
                                                    $165,720          198,392
                                                    ========          =======

     Interest expense on deposits for the years ended September 30 consisted of the following:

                                           1999           2000           2001
                                           ----           ----           ----
                                                     (In thousands)
Transaction accounts ..............      $ 6,368          6,283          7,404
Passbook accounts .................          962            909            741
Certificate accounts ..............        7,297          8,577         11,235
                                         -------         ------         ------
                                         $14,627         15,769         19,380
                                         =======         ======         ======

     The fair value of transaction and passbook accounts is $240.5 million and $332.0 million which was the amount currently payable at September 30, 2000 and 2001, respectively. The fair value of certificate accounts was $165.3 million and $199.9 million compared to a book value of $165.7 million and $198.4 million at September 30, 2000 and 2001, respectively, and was estimated by discounting the amounts payable at the certificate rates currently offered for deposits of similar remaining maturities. The fair value estimates above did not include the substantial benefit that results from the low cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

(8) ADVANCES FROM FHLB

     Advances from the FHLB at September 30 consisted of the following:

                                  2000                       2001
                        -----------------------    ------------------------
                                      Weighted                    Weighted
                          Amount        Rate         Amount         Rate
                          ------        ----         ------         ----
                                       (Dollars in thousands)
Fiscal Year Maturity
2001 ................    $116,476       6.68%       $   --            --%
2002 ................       3,211       6.93           1,400        4.15
2003 ................      12,667       6.39          23,231        4.30
2004 ................       6,000       6.35           2,220        5.21
2005 ................       3,870       6.95             400        5.24
2006 or greater .....      83,000       6.09         112,785        5.73
                         --------       ----        --------        ----
                         $225,224       6.44%       $140,036        5.46%
                         ========       ====        ========        ====

     Stock in the FHLB of Atlanta and specific first mortgage loans and mortgage-backed securities of approximately $247.3 million and $204.0 million at September 30, 2000 and 2001, respectively, are pledged as collateral for these advances. The Bank has adopted the policy of pledging excess collateral to facilitate future advances. At September 30, 2001, the excess first mortgage loan collateral pledged to the FHLB will support additional borrowings of approximately $63.9 million. At September 30, 2001, included in the one, two and four years maturities were $109.0 million subject to call provisions. Call provisions are more likely to be exercised by the FHLB when rates rise.

     During fiscal 2001, the Company prepaid approximately $37.7 million of advances from FHLB and incurred gross penalties of approximately $1.1 million which was recorded as an extraordinary loss in the statement of operations.

     The estimated fair value of the FHLB advances at September 30, 2000 and 2001 is $224.4 million and $137.2 million. This estimate is based on discounting amounts payable at contractual rates using current market rates for advances with similar maturities.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(9) REPURCHASE AGREEMENTS

     The following tables set forth certain information regarding repurchase agreements by the Bank at the end of and during the periods indicated:

                                                                                   At September 30,
                                                                       ------------------------------------------
                                                                          1999          2000              2001
                                                                          ----          ----              ----
                                                                                (Dollars in thousands)
Outstanding balance:
    Securities sold under agreements to repurchase:
        Customer ...........................................           $  4,848       $  3,825          $  3,703
        Broker .............................................             92,100         72,033            15,000

Weighted average rate (at month end) paid on:
    Securities sold under agreements to repurchase:
        Customer ...........................................               3.37%          5.75%             3.36%
        Broker .............................................               5.53           6.59              2.97

Maximum amount of borrowings outstanding at any month end:
    Securities sold under agreements to repurchase:
        Customer ...........................................           $  4,848       $  4,196          $  3,726
        Broker .............................................             92,100        122,700            67,099

Approximate average outstanding with respect to:
    Securities sold under agreements to repurchase:
        Customer ...........................................           $  3,199       $  2,826          $  2,361
        Broker .............................................             67,100        107,737            45,461

Weighted average rate (year to date) paid on:
    Securities sold under agreements to repurchase:
        Customer ...........................................               3.09%          4.10%             3.73%
        Broker .............................................               5.30           6.38              5.65


     Repurchase agreements represent borrowings by the Company with maturities ranging from 1 to 28 months collateralized by securities of the United States government or its agencies which are held by third-party safekeepers.


(10)  INCOME TAXES

     Income tax expense (benefit) for the years ended September 30 consisted of the following:

                                                                    Current    Deferred     Total
                                                                    -------    --------     -----
                                                                              (In thousands)
1999:
       Federal . . . . . . . . . . . . . . . . . . . . . . . . . .  $  1,650     2,305       3,955
       State . . . . . . . . . . . . . . . . . . . . . . . . . . .       486       (51)        435
                                                                    --------   -------     -------
                                                                    $  2,136     2,254       4,390
                                                                    ========   =======     =======
2000:
       Federal . . . . . . . . . . . . . . . . . . . . . . . . . .  $  4,484     (116)       4,368
       State . . . . . . . . . . . . . . . . . . . . . . . . . . .       325        5          330
                                                                    --------   -------     -------
                                                                    $  4,809     (111)       4,698
                                                                    ========   =======     =======
2001:
       Federal . . . . . . . . . . . . . . . . . . . . . . . . . .  $  5,193     196         5,389
       State . . . . . . . . . . . . . . . . . . . . . . . . . . .       308      (9)          299
                                                                    --------   -------     -------
                                                                    $  5,501     187         5,688
                                                                    ========   =======     =======


     Additionally, the year ended September 30, 2001 includes a current tax benefit of $401,000 related to the extinguishment of debt shown as an extraordinary item.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(10)  INCOME TAXES - Continued

     The tax effect of the Company's temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that give rise to the net deferred tax asset (liability) at September 30, 2000 and 2001 relate to the following:

                                                                                                     2000         2001
                                                                                                     ----         ----
                                                                                                       (In thousands)
Deferred tax assets:
    Allowance for loan losses ................................................................     $ 2,616        2,644
    Accrued medical reserves .................................................................         121           95
    Other real estate reserves and deferred gains on other real estate .......................          58           69
    Net operating loss carryforwards .........................................................         135          135
    Unrealized loss on securities available for sale .........................................         965           --
    Other ....................................................................................          11          135
                                                                                                   -------      -------
Total deferred tax assets ....................................................................       3,906        3,078
Less valuation allowance .....................................................................        (135)        (135)
                                                                                                   -------      -------
Net deferred tax assets ......................................................................       3,771        2,943
                                                                                                   -------      -------

Deferred tax liabilities:
    Tax bad debt reserve in excess of base year amount .......................................         387          290
    Property and equipment principally due to differences in depreciation ....................         168          356
    FHLB stock, due to stock dividends not recognized for tax purposes .......................         356          227
    Deferred loan fees .......................................................................         435          466
    Book over tax basis in investment in unconsolidated subsidiary ...........................       2,772        2,823
    Unrealized gain on securities available for sale .........................................          --        2,128
    Mortgage servicing rights ................................................................         257          496
    Other ....................................................................................         183          224
                                                                                                   -------      -------
Total deferred tax liabilities ...............................................................       4,558        7,010
                                                                                                   -------      -------
Net deferred tax liability ...................................................................     $  (787)      (4,067)
                                                                                                   =======      =======

     The net deferred tax liability is included in other liabilities in the consolidated financial statements. The valuation allowance relates to the state loss carryforwards which may not be ultimately realized to reduce taxes of the Company. A portion of the change in the net deferred tax asset relates to unrealized gains and losses on securities available for sale. A current period deferred tax expense of $3.1 million for the unrealized gains on securities available for sale has been recorded directly to stockholders' equity. The balance of the change in the deferred tax liability results from the current period deferred tax expense of $187,000. Income taxes of the Company attributable to income before extraordinary items differ from the amounts computed by applying the Federal income tax rate of 34% for the years ended September 30 to earnings before income taxes as follows:

                                                                       1999          2000         2001
                                                                       ----          ----         ----
                                                                                (In thousands)
Computed federal income taxes ...................................     $ 4,116        4,473        5,338
State tax, net of federal benefit ...............................         287          218          197
Other, net ......................................................         (13)           7          153
                                                                      -------      -------      -------
Total income tax expense ........................................     $ 4,390        4,698        5,688
                                                                      =======      =======      =======

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

     Retained earnings at September 30, 2001 includes approximately $5.2 million representing pre-1988 tax bad debt base year reserve amounts for which no deferred income tax liability has been provided since these reserves are not expected to reverse until indefinite future periods and may never reverse. Circumstances that would require an accrual of a portion or all of this unrecorded tax liability are a reduction in qualifying loan levels relative to the end of 1987, failure to meet the tax definition of a savings bank, dividend payments in excess of current year or accumulated tax earnings and profits, or other distributions in dissolution, liquidation or redemption of the Bank's stock.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

     (11) Benefit Plans

     The Company participates in a multiple-employer defined benefit pension plan covering substantially all Associates. Separate actuarial valuations are not available for each participating employer, nor are plan assets segregated. Pension expense for the years ended September 30, 1999, 2000 and 2001 was immaterial. Plan assets exceeded the present value of accumulated plan benefits at June 30, 2001, the latest actuarial valuation date.

     The Company has a defined contribution plan covering substantially all Associates. The Company matches Associate contributions based upon the Company meeting certain return on equity operating results. Matching contributions made by the Company were approximately $251,000, $255,000 and $245,000 for fiscal years 1999, 2000 and 2001, respectively.

     (12) REGULATORY MATTERS

     At September 30, 2001, the Bank's loans-to-one borrower limit was approximately $9.1 million. At September 30, 2001, the Bank had no lending relationship which exceeded the loan-to-one borrow limit. At September 30, 2001, the Bank is in compliance with the core, tangible and risk-based capital requirements and loans-to-one borrower limits.

     To be categorized as "Well Capitalized" under the prompt corrective action regulations adopted by the Federal Banking Agencies, the Bank must maintain a total risk-based capital ratio as set forth in the following table and not be subject to a capital directive order. (In thousands)

                                                                                                          Categorized as "Well
                                                                                                           Capitalized" Under
                                                                                     For Capital            Prompt Corrective
                                                              Actual               Adequacy Purposes        Action Provision
                                                              ------               -----------------        ----------------
                                                       Amount        Ratio       Amount        Ratio       Amount        Ratio
                                                       ------        -----       ------        -----       ------        -----
As of September 30, 2001:
     Total Capital: ..........................        $60,711        13.30%     $36,511         8.00%     $45,639        10.00%
       (To Risk Weighted Assets)
     Tier 1 Capital: .........................        $55,252        12.11%         N/A          N/A      $27,383         6.00%
       (To Risk Weighted Assets)
     Tier 1 Capital: .........................        $55,252         7.28%     $30,515         4.00%     $38,144         5.00%
       (To Total Assets)
     Tangible Capital: .......................        $55,252         7.28%     $11,443         1.50%         N/A          N/A
       (To Total Assets)

As of September 30, 2000:
     Total Capital: ..........................        $55,868        12.45%     $35,896         8.00%     $44,870        10.00%
       (To Risk Weighted Assets)
     Tier 1 Capital: .........................        $50,537        11.26%         N/A          N/A      $26,922         6.00%
       (To Risk Weighted Assets)
     Tier 1 Capital: .........................        $50,537         6.56%     $30,734         4.00%     $38,417         5.00%
       (To Total Assets)
     Tangible Capital: .......................        $50,537         6.56%     $11,525         1.50%         N/A          N/A
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


     (14) EARNINGS PER SHARE

     Basic earnings per share are computed by dividing net income by the weighted-average number of common shares outstanding. Diluted earnings per share are computed by dividing net income by the weighted average number of common shares and potential common shares outstanding. Potential common shares consist of dilutive stock options determined using the treasury stock method and the average market price of common stock. All share and per share data have been retroactively restated for all common stock dividends.
The following is a summary of the reconciliation of average shares outstanding for the years ended September 30:

                                                                            For the Year Ended September 30
                                                                            -------------------------------
                                                             1999                        2000                        2001
                                                             ----                        ----                        ----
                                                      Basic        Diluted        Basic        Diluted        Basic        Diluted
                                                      -----        -------        -----        -------        -----        -------
Weighted average shares outstanding ............    11,055,000    11,055,000    11,078,000    11,078,000    10,848,000    10,848,000
                                                    ----------    ----------    ----------    ----------    ----------    ----------
Effective of dilutive securities:
  Stock options ................................          --         323,000          --         138,000          --         147,000
                                                    ----------    ----------    ----------    ----------    ----------    ----------
Average shares outstanding .....................    11,055,000    11,378,000    11,078,000    11,216,000    10,848,000    10,995,000
                                                    ==========    ==========    ==========    ==========    ==========    ==========

     (15) STOCK OPTION PLAN

     The Company's stock option plan provides for stock options to be granted primarily to directors, officers and other key Associates. Options granted under the stock option plan may be incentive stock options or non-incentive stock options. The remaining shares of stock reserved for the stock option plan at September 30, 2001 amounted to approximately 626,000 shares. All outstanding options have been retroactively restated to reflect the effects of the common stock dividends. The stock option plan is administered by three non-management directors of the Company. At September 30, 2001, the Company had the following options outstanding:

                                                        Weighted
                                                        Average      Weighted
                                         Number        Remaining     Average       Number         Average
Fiscal                                   Options      Contractual    Exercise      Options        Exercise
 Year     Range of exercise prices:    Outstanding       Life         Price      Exercisable       Price
 ----     -------------------------    -----------       ----         -----      -----------       -----
1992      $1.23 ....................       2,217       11 Months     $   1.23        2,217        $   1.23

1994      $3.86 - $4.36 ............       4,691       2.5 Years     $   4.11        4,691        $   4.11

1995      $3.57 - $3.96 ............     148,239       3.8 Years     $   3.79      148,239        $   3.79

1996      $4.21 ....................      17,818       4.1 Years     $   4.21       17,818        $   4.21

1997      $6.42 - $6.66 ............     149,466       5.2 Years     $   6.55      135,330        $   6.56

1998      $9.37 - $14.29 ...........     269,903       6.2 Years     $  10.52      199,475        $  10.53
1999      $9.49 - $11.25 ...........     206,969       7.1 Years     $  10.52      117,028        $  10.48
2000      $6.33 - $7.57 ............     204,014       8.2 Years     $   7.48       40,802        $   7.47

2001      $6.08 - $9.97 ............     211,187       9.1 Years     $   6.28           --             N/A
                                       ---------       ---------     --------      -------        --------
          $1.23 - $14.29 ...........   1,214,504       6.7 Years     $   7.83      665,600        $   7.78
                                       =========       =========     ========      =======        ========

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

     (15) STOCK OPTION PLAN - Continued

     The following is a summary of the activity of the stock option plans for the years 1999, 2000, and 2001.

                                                        1999                        2000                         2001
                                             ---------------------------  --------------------------   ---------------------------
                                                              Weighted                    Weighted                      Weighted
                                                              Average                     Average                       Average
                                                              Exercise                    Exercise                      Exercise
                                               Shares          Price         Shares         Price        Shares           Price
                                               ------          -----         ------         -----        ------           -----
Outstanding, October 1 ..................     1,097,760      $    6.77     1,004,173      $   9.43     1,055,860        $   9.45
Granted .................................       242,496          10.56       232,370          7.44       213,347            6.27
Cancelled ...............................        (9,771)          9.01      (108,645)         8.57       (23,855)           7.92
Exercised ...............................      (326,312)          1.31       (72,038)         4.12       (30,848)           4.68
                                              ---------      ---------     ---------      --------     ---------        --------
Outstanding, September 30 ...............     1,004,173      $    9.43     1,055,860      $   9.45     1,214,504        $   7.83
                                              =========      =========     =========      ========     =========        ========


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

                                                           1999         2000        2001
                                                           ----         ----        ----
Net income                       As reported ......     $   7,715    $   8,457   $   9,300
                                 Proforma .........         7,222        7,879       8,805

Diluted earnings per share       As reported ......     $    0.68    $    0.75   $    0.85
                                 Proforma .........          0.63         0.70        0.80

     The weighted average fair value per share of options granted in 1999, 2000 and 2001 amounted to $3.51, $3.05 and $2.98, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999, 2000 and 2001, respectively: dividend yield of approximately 2.00%, 3.35% and 2.03%, expected volatility of approximately 30%, 33% and 42%, risk-free interest rate of 5.90%, 6.06% and 5.60%, expected lives of 10 years and a vesting period of 5 years.

     (16) COMMON STOCK DIVIDENDS

     On November 10, 1999, the Company declared a 5% stock dividend aggregating approximately 321,000 shares. On March 14, 2000, the Company declared a 10% stock dividend aggregating approximately 671,000 shares. On July 31, 2001, the Company declared a 3 for 2 stock split in the form of a 50% stock dividend aggregating approximately 3,579,000 shares. All share and per share data has been retroactively restated to give effect to the common stock dividends.

     (17) CASH DIVIDENDS

     On each of December 16, 1998, March 24, 1999, June 30, 1999 and September 22, 1999, the Company declared quarterly cash dividends of $.04 per share. On December 23, 1999 the Company declared a quarterly cash dividend of $.042 per share. On each of March 31, 2000, June 23, 2000, September 29, 2000, December 29, 2000 and March 21, 2001 the Company declared quarterly cash dividends of $.043 per share. On each of June 27, 2001 and September 26, 2001, the Company declared quarterly cash dividends of $.05 per share.

     (18) LEGAL MATTERS

     The Company is not a defendant in any lawsuits. The subsidiaries are defendants in lawsuits arising out of the normal course of business. Based upon current information received from counsel representing the subsidiaries in these matters, the Company believes none of the lawsuits would have a material impact on the Company's financial status.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

     (19) QUARTERLY FINANCIAL DATA (UNAUDITED)

     Quarterly operating data for the years ended September 30 is summarized as follows (in thousands, except share data):

                                                                      First             Second             Third            Fourth
                                                                     Quarter            Quarter           Quarter           Quarter
                                                                     -------            -------           -------           -------
2000:
  Total interest income ....................................       $    13,643            14,098            14,886            15,452
  Total interest expense ...................................             7,619             7,966             8,737             9,315
                                                                   -----------        ----------        ----------        ----------
  Net interest income ......................................             6,024             6,132             6,149             6,137
  Provision for loan losses ................................               245               225               283               225
                                                                   -----------        ----------        ----------        ----------
  Net interest income after provision for
    loan losses ............................................             5,779             5,907             5,866             5,912
  Other income .............................................             1,463             1,469             1,439             1,511
  General and administrative expenses ......................             4,109             4,133             3,953             3,995
                                                                   -----------        ----------        ----------        ----------
  Earnings before income taxes .............................             3,133             3,243             3,352             3,428
  Income taxes .............................................             1,128             1,153             1,200             1,218
                                                                   -----------        ----------        ----------        ----------
  Net income ...............................................       $     2,005             2,090             2,152             2,210
                                                                   ===========        ==========        ==========        ==========
  Earnings per common share - diluted ......................       $       .18               .19               .19               .20
                                                                   ===========        ==========        ==========        ==========
  Weighted average shares outstanding-diluted ..............        11,304,000        11,207,000        11,156,000        11,073,000
                                                                   ===========        ==========        ==========        ==========


                                                                   First              Second            Third            Fourth
                                                                  Quarter             Quarter          Quarter           Quarter
                                                                  -------             -------          -------           -------
2001:
  Total interest income ....................................    $    15,655            15,409            15,003            14,188
  Total interest expense ...................................          9,445             9,046             7,912             6,920
                                                                -----------        ----------        ----------        ----------
  Net interest income ......................................          6,210             6,363             7,091             7,268
  Provision for loan losses ................................            270               225               235               225
                                                                -----------        ----------        ----------        ----------
  Net interest income after provision for
    loan losses ............................................          5,940             6,138             6,856             7,043
  Other income .............................................          1,638             2,247             2,080             1,937
  General and administrative expenses ......................          4,100             4,555             4,663             4,861
                                                                -----------        ----------        ----------        ----------
  Earnings before income taxes and
    extraordinary item .....................................          3,478             3,830             4,273             4,119
  Income taxes .............................................          1,261             1,344             1,579             1,504
                                                                -----------        ----------        ----------        ----------
  Net income before extraordinary item .....................          2,217             2,486             2,694             2,615
                                                                -----------        ----------        ----------        ----------
  Extraordinary loss on extinguishment of debt,
    net of income taxes ....................................           --                 256               299               157
                                                                -----------        ----------        ----------        ----------
  Net income ...............................................    $     2,217             2,230             2,395             2,458
                                                                ===========        ==========        ==========        ==========
  Earnings per common share
    before extraordinary item - diluted ....................    $       .20               .23               .25               .23
                                                                ===========        ==========        ==========        ==========
  Earnings per common share
    after extraordinary item - diluted .....................    $       .20               .21               .22               .22
                                                                ===========        ==========        ==========        ==========
  Weighted average shares outstanding-diluted ..............     10,997,000        10,964,000        10,958,000        10,985,000
                                                                ===========        ==========        ==========        ==========

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

     (20) COASTAL FINANCIAL  CORPORATION  FINANCIAL  STATEMENTS
          (PARENT COMPANY ONLY)

     The following is condensed financial information of Coastal Financial Corporation (parent company only), the primary asset of which is its investment in its bank subsidiary, for the periods indicated. (In thousands):

                          Coastal Financial Corporation
                            Condensed Balance Sheets
                          September 30, 2000 and 2001

                                                                                       2000                     2001
                                                                                       ----                     ----
Assets
Cash ................................................................                 $   472                     141
Investment in subsidiaries ..........................................                  49,182                  58,961
Deferred tax asset ..................................................                      98                     125
Other assets ........................................................                     100                     820
                                                                                      -------                  ------
     Total assets ...................................................                 $49,852                  60,047
                                                                                      =======                  ======

Liabilities and Stockholders' Equity
Accounts payable (principally dividends) ............................                     838                     730
Note payable ........................................................                   2,069                   2,069
Total stockholders' equity ..........................................                  46,945                  57,248
                                                                                      -------                  ------
     Total liabilities and stockholders' equity .....................                 $49,852                  60,047
                                                                                      =======                  ======

                          Coastal Financial Corporation
                       Condensed Statements of Operations
                 Years ended September 30, 1999, 2000 and 2001


                                                                                1999                 2000                2001
                                                                                ----                 ----                ----
Income:
  Interest income ..................................................           $     6                   5                   3
  Management fees ..................................................               331                 304                 300
  Dividends from subsidiary ........................................             2,793               3,090               4,600
  Equity in undistributed earnings of subsidiaries .................             4,934               5,423               4,732
                                                                               -------               -----               -----
     Total income ..................................................             8,064               8,822               9,635
                                                                               -------               -----               -----
Expenses:
  Professional fees ................................................                64                  71                  80
  Supplies and printing ............................................                56                  62                  39
  Interest expense .................................................               171                 162                 152
  Other expenses ...................................................                68                  90                  91
  Income tax benefit (credit) ......................................               (10)                (20)                (27)
                                                                               -------               -----               -----
     Total expenses ................................................               349                 365                 335
                                                                               -------               -----               -----
Net income .........................................................           $ 7,715               8,457               9,300
                                                                               =======               =====               =====

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(20) COASTAL FINANCIAL CORPORATION FINANCIAL STATEMENTS (PARENT COMPANY ONLY), CONTINUED

                          Coastal Financial Corporation
                       Condensed Statement of Cash Flows
                 Years ended September 30, 1999, 2000 and 2001

                                                                                   1999          2000          2001
                                                                                   ----          ----          ----
Operating activities:
Net income ................................................................      $ 7,715         8,457         9,300
Adjustments to reconcile net income to net cash provided by:
Equity in undistributed net income of subsidiary ..........................       (4,934)       (5,423)       (4,732)
(Increase) in other assets ................................................          (38)           (6)         (747)
Increase (decrease) in other liabilities ..................................          (52)          151          (108)
                                                                                 -------       -------       -------
Total cash provided by operating activities ...............................        2,691         3,179         3,713
                                                                                 -------       -------       -------
Financing activities: .....................................................
Cash dividends to shareholders ............................................       (1,796)       (1,912)       (2,015)
Treasury stock repurchases ................................................         (356)       (1,964)       (2,134)
Proceeds from stock options ...............................................          341           570           106
Proceeds (repayments) from line of credit .................................       (1,000)          500            --
Other financing activities, net ...........................................           (2)            1            (1)
                                                                                 -------       -------       -------
Total cash used by financing activities ...................................       (2,813)       (2,805)       (4,044)
                                                                                 -------       -------       -------
Net increase (decrease) in cash and cash equivalents ......................         (122)          374          (331)
Cash and cash equivalents at beginning of the year ........................          220            98           472
                                                                                 -------       -------       -------
Cash and cash equivalents at end of the years .............................      $    98           472           141
                                                                                 =======       =======       =======


(21) CARRYING AMOUNTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and fair value of financial instruments as of September 30, 2000 and 2001 are summarized below:

                                                                     2000                      2001
                                                             ---------------------     --------------------
                                                             Carrying    Estimated     Carrying   Estimated
                                                              Amount     Fair Value     Amount    Fair Value
                                                            ----------   ----------   ----------  ----------
                                                                 (In thousands)            (In thousands)
Financial Assets
Cash and cash equivalents ..............................    $ 17,167      17,167        34,320      34,320
Investment securities ..................................       8,548       8,548         2,000       2,000
Mortgage-backed securities .............................     189,239     189,239       190,553     190,553
Loans receivable held for sale .........................      10,194      10,194        16,274      16,274
Loans receivable, net ..................................     511,701     514,855       488,754     508,802
FHLB stock .............................................      11,899      11,899         7,624       7,624


Financial Liabilities
Deposits:
Demand accounts ........................................     240,497     240,497       331,972     331,972
Certificate accounts ...................................     165,720     165,306       198,392     199,908
Advances from Federal Home Loan Bank ...................     225,224     224,391       140,036     137,166
Securities sold under agreements to repurchase .........      75,858      75,858        18,703      18,703
Other borrowings .......................................       2,069       2,069         2,069       2,069



COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

        Management has made estimates of fair value discount rates and estimated prepayment rates that it believes to be reasonable based upon present market conditions. Changes in market interest and prepayment rates since September 30, 2000 and 2001, could have a significant impact on the fair value presented and should be considered when analyzing this financial data.

        The Company had $60.6 million of off-balance sheet financial commitments as of September 30, 2001, which are commitments to originate loans, unused consumer lines of credit and undisbursed portion of loans in process. Since these obligations are based on current market rates, the carrying amount is considered to be a reasonable estimate of fair value.

        The Company originates certain fixed rate residential loans with the intention of selling these loans. Between the time that the Company enters into an interest rate lock or a commitment to originate a fixed rate residential loan with a potential borrower and the time the closed loan is sold, the Company is subject to variability in the market prices related to these commitments. The Company believes that it is prudent to limit the variability of expected proceeds from the sales through forward sales of "to be issued" mortgage backed securities and loans ("forward sales commitments"). The commitment to originate fixed rate residential loans and forward sales commitments are freestanding derivative instruments. They do not generally qualify for hedge accounting treatment so their fair value adjustments are recorded through the income statement in net gains on sale of loans. The commitments to originate fixed rate conforming loans totaled $13.2 million at September, 30 2001. The fair value of these commitments was a gain of $177,000 at September 30, 2001. The forward sales commitments totaled $13.0 million at September 30, 2001. The fair value of these commitments was a loss of $148,000 at September 30, 2001.

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


(23) COMMITMENTS AND CONTINGENCIES

        The Company has a $16.0 million outstanding line of credit with a commercial bank. The line of credit is secured by 100% of the stock of the Bank. At September 30, 2001, the outstanding balance was approximately $2.1 million.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis

Forward Looking Statements

        This report may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent Coastal Financial Corporation's (the Company) expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could influence the matters discussed in certain forward-looking statements include the timing and amount of revenues that may be recognized by the Company, continuation of current revenue and expense trends (including trends affecting charge-offs and provisions for loan losses), absence of unforeseen changes in the Company's markets, legal and regulatory changes, and general changes in the economy (particularly in the markets served by the Company). Because of the risks and uncertainties inherent in forward looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. The Company assumes no obligation to update any forward looking statements.


General

        The Company reported $9.3 million in net income for the year ended September 30, 2001, compared to $8.5 million for the year ended September 30, 2000. Net interest income increased $2.5 million as a result of increased interest income of $2.2 million offset by a decrease of $313,000 in interest expense. Provision for loan losses decreased from $978,000 for the year ended September 30, 2000, to $955,000 for the year ended September 30, 2001. Other income increased from $5.9 million in fiscal 2000, to $7.9 million in 2001. General and administrative expenses increased $2.0 million or 12.3%, for fiscal 2001, as compared to fiscal 2000.

        Total assets decreased from $768.8 million at September 30, 2000 to $763.2 million at September 30, 2001, or .73%. Liquid assets, consisting of cash, interest-bearing deposits, and securities, increased from $215.0 million at September 30, 2000, to $226.9 million at September 30, 2001. Loans receivable decreased 4.5% from $511.7 million at September 30, 2000, to $488.8 million at September 30, 2001. Total loan originations for fiscal 2001 were $296.1 million as compared to $247.2 million for fiscal 2000.

        The growth in liquid assets was funded by increased deposits of $124.1 million. This was offset by decreased advances from the Federal Home Loan Bank ("FHLB") of Atlanta of $85.2 million and securities sold under agreements to repurchase of $57.2 million. As a result of increased Sales Centers and a strong emphasis on growing local deposits during fiscal 2001, deposits increased from $406.2 million at September 30, 2000, to $530.4 million at September 30, 2001. During this same period, transaction deposits (defined as noninterest bearing checking accounts and NOW accounts) increased $20.9 million, money market checking accounts increased $73.5 million and certificate accounts increased $32.7 million.

        As a result of $9.3 million in net earnings, less the cash dividends paid to shareholders of approximately $2.0 million, treasury stock repurchases of approximately $2.1 million, and the net change in unrealized gain (loss) on securities available for sale, net of income tax of $5.0 million, stockholders' equity increased from $46.9 million at September 30, 2000 to $57.2 million at September 30, 2001.


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

        The principal use of cash flows is the origination of loans receivable. The Company originated loans receivable of $256.4 million, $247.2 million and $296.1 million for the years ended September 30, 1999, 2000 and 2001, respectively. A large portion of these loan originations were financed through loan principal repayments which amounted to $128.8 million, $139.9 million and $186.5 million for the years ended September 30, 1999, 2000 and 2001, respectively. In addition, the Company has generally sold conforming fixed rate mortgage loans to correspondent financial institutions in the secondary market to finance future loan originations. For the years ended September 30, 1999, 2000 and 2001, the Company sold loans amounting to $60.8 million, $33.7 million and $75.7 million, respectively. The Company experienced

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

increased sales as a result of lower interest rates during fiscal 2001. Should interest rates continue at their historical low levels, this trend may continue.

        During 2001, the Company used deposit growth to restructure and reduce its debt. In fiscal 2001 deposits increased from $406.2 million at September 30, 2000, to $530.4 million at September 30, 2001. During fiscal 2001, the Company prepaid approximately $37.7 million of advances from FHLB and incurred gross penalties of approximately $1.1 million which was recorded as an extraordinary item in the statement of operations. As a result of this and the repayment of other short-term advances, the weighted average rate on FHLB advances decreased to 5.46% at September 30, 2001, compared to 6.44% at September 30, 2000. In addition, the Company paid off approximately $57.2 million in reverse repurchase agreements during fiscal 2001.

        At September 30, 2001, the Company had commitments to originate $14.8 million in loans and $34.4 million in unused lines of credit, which the Company expects to fund from normal operations. Traditionally, a significant portion of the unused lines of credit may never be used by the Customer.

        At September 30, 2001, the Company had $162.3 million of certificates of deposit which were due to mature within one year. Based upon previous experience, the Company believes that a major portion of these certificates will be redeposited. At September 30, 2001, the Company had excess collateral pledged to the FHLB which would support additional FHLB advance borrowings of $63.9 million. Additionally, at September 30, 2001, the Company had repurchase agreement lines of credit and available collateral consisting of investment securities and mortgage-backed securities of $113.5 million as well as federal funds lines available of $10.0 million.

        As a condition of deposit insurance, current FDIC regulations require that the Bank calculate and maintain a minimum regulatory capital requirement on a quarterly basis and satisfy such requirement at the calculation date and throughout the ensuing quarter. The Bank's tangible and core capital approximated $55.3 million at September 30, 2001, exceeding the Bank's tangible and core requirements by $43.8 million and $24.7 million, respectively. At September 30, 2001, the Bank's capital exceeded its current risk-based minimum capital requirement by $24.2 million. The risk-based capital requirement may increase in the future. Also see Note 12 of the Notes to Consolidated Financial Statements.


Results of Operations
Comparison of the Years Ended September 30, 2000 and 2001

General

        Net earnings were $9.3 million ($0.85 per diluted share) for the year ended September 30, 2001, an increase of 10.0% compared to $8.5 million ($0.75 per diluted share) for the year ended September 30, 2000. As a result of share repurchases, diluted earnings per share increased 13.3%. Net interest income increased $2.5 million primarily as a result of an increase in interest income of $2.2 million which was accompanied by a decrease in interest expense of $313,000.

Interest Income

        Interest income for the year ended September 30, 2001, increased 3.7% to $60.3 million as compared to $58.1 million for the year ended September 30, 2000. The yield on interest-earning assets for the year ended September 30, 2000 was 8.34% compared to 8.26% for the year ended September 30, 2001. The average yield on loans receivable for fiscal year 2001 was 8.80% compared to 8.74% in 2000. The yield on investments which includes Investments, Mortgage-Backed Securities, Overnight Funds and Federal Funds, decreased to 7.00% for the fiscal year 2001 from 7.33% for fiscal year 2000. Total interest-earning assets for fiscal year 2001 averaged $738.5 million compared to $705.0 million for the year ended September 30, 2000. The increase in average interest-earning assets is primarily due to an increase in average loans receivable of approximately $18.3 million and mortgage-backed and investment securities of approximately $12.6 million.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

Interest Expense

     Interest expense on interest-bearing liabilities was $33.3 million for the year ended September 30, 2001, as compared to $33.6 million in fiscal 2000. The cost of interest-bearing liabilities was 4.62% for the year ended September 30, 2001, compared to 4.84% in fiscal year 2000. The average cost of deposits for the year ended September 30, 2001, was 4.03% compared to 3.88% for the year ended September 30, 2000. The cost of FHLB advances and reverse repurchase agreements for fiscal 2001 was 5.90% and 5.65%, respectively, compared to 6.12% and 6.38%, respectively, for fiscal 2000. Total average interest-bearing liabilities increased 3.4% from $694.5 million at September 30, 2000, to $717.9 million at September 30, 2001. The increase in average interest-bearing liabilities is due to an increase in average deposits of approximately $75.3 million and in average FHLB advances of $10.8 million. This was offset by a decrease in average reverse repurchase agreements of $62.3 million.

Net Interest Income

     Net interest income was $26.9 million for the year ended September 30, 2001, an increase of $2.5 million, compared to $24.4 million for the year ended September 30, 2000. The net interest margin increased to 3.64% for fiscal 2001 compared to 3.50% for fiscal 2000. Average interest-earning assets increased $33.5 million while average interest-bearing liabilities increased $23.4 million. During fiscal 2001, interest rates have decreased significantly. At September 30, 2000 and September 30, 2001, the prime rate of interest was 9.50% and 6.0%, respectively. With the reduction in interest rates, resulting from the Federal Reserve Board's decision to reduce the prime rate by 350 basis points, it is expected that the Company's yield on interest earning assets and cost of deposits and borrowing will decline in fiscal 2002. Consequently, it is expected that a substantial portion of the Company's loan portfolio will be subject to refinancing at lower rates. Should, as a result of continued rate reductions by the Federal Reserve, refinancing of loans at lower rates and repricing of loans tied to prime or treasury rates outpace the repricing of deposits and borrowings the Company could experience a significantly reduced net interest margin in the future.

Provision for Loan Losses

     The Company's provision for loan losses decreased from $978,000 for fiscal 2000 to $955,000 for fiscal 2001. The allowance for loan losses as a percentage of loans was 1.42% at September 30, 2001 compared to 1.35% at September 30, 2000. Loans delinquent 90 days or more were .64% of total loans at September 30, 2001, compared to .92% at September 30, 2000. The allowance for loan losses was 220% of loans delinquent more than 90 days at September 30, 2001, compared to 148% at September 30, 2000. Management believes that the current level of the allowance for loan losses is adequate considering the composition of the loan portfolio, the portfolio's loss experience, delinquency trends, current regional and local economic conditions and other factors. Also see "Nonperforming Assets" and "Allowance for Loan Losses."

Other Income

     In fiscal 2001, total other income increased from $5.9 million for the period ended September 30, 2000, to $7.9 million for the period ended September 30, 2001. Fees and service charges on loans and deposit accounts was $2.6 million for fiscal 2001, compared to $2.1 million for fiscal 2000. Due to a decreasing long-term interest rate environment which has resulted in increased fixed-rate mortgage originations, gain on sale of loans was $1.3 million for the year ended September 30, 2001, compared to $631,000 for the year ended September 30, 2000. Gain on sale of mortgage-backed securities, net was $727,000 for fiscal 2001, compared to losses of $1.6 million for fiscal 2000. This was a result of the restructuring of a portion of the available for sale investment portfolio. The losses were offset by a gain on the sale of the Florence office deposits of $1.7 million in fiscal 2000. Other income increased from $1.5 million for the year ended September 30, 2000, to $1.7 million for the year ended September 30, 2001.

Other Expense

     General and administrative expenses were $18.2 million for fiscal 2001 as compared to $16.2 million for fiscal 2000. Salaries and employee benefits increased to $10.5 million for fiscal 2001 as compared to $9.1 million for fiscal 2000, or 15.3%, primarily due to normal increases and the costs of staffing for four new offices. Also as a result of the four office additions, net occupancy, furniture and fixtures and data processing expense increased $83,000 for fiscal 2001, as compared to fiscal 2000. Other expenses increased from $3.0 million in fiscal 2000 to $3.5 million in fiscal 2001. The increase is primarily due to increased expenses related to the servicing of deposit accounts.

Income Taxes

     Income taxes increased from $4.7 million in fiscal 2000 to $5.7 million in fiscal 2001 as a result of increased earnings before income taxes.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

Results of Operations
Comparison of the Years Ended September 30, 1999 and 2000

General

        Net earnings were $8.5 million ($0.75 per diluted share) for the year ended September 30, 2000, an increase of 9.6% compared to $7.7 million ($0.68 per diluted share) for the year ended September 30, 1999. Net interest income increased $1.9 million primarily as a result of an increase in interest income of $8.5 million which was offset by an increase in interest expense of $6.6 million.

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

Other Expense

     General and administrative expenses were $16.2 million for fiscal 2000 as compared to $15.3 million for fiscal 1999. Salaries and employee benefits increased to $9.1 million for fiscal 2000 from $8.6 million for fiscal 1999, or 6.3%, primarily due to staffing for four new offices. Also as a result of the four office additions, net occupancy, furniture and fixtures and data processing expense increased $383,000 for fiscal 2000, as compared to fiscal 1999. Other expenses increased slightly from $2.9 million in 1998 to $3.0 million in 2000.

Income Taxes

     Income taxes increased from $4.4 million in fiscal 1999 to $4.7 million in fiscal 2000 as a result of increased earnings before income taxes.

Non-performing Assets

     Non-performing assets were $5.6 million at September 30, 2001 and 2000. Loans past due 90 days or more decreased from $4.8 million at September 30, 2000, to $3.3 million at September 30, 2001. Real estate acquired through foreclosure increased from $867,000 at September 30, 2000, to $2.4 million at September 30, 2001.

     At September 30, 2001, impaired loans totaled $3.4 million. There were $1.4 million in impaired loans at September 30, 2000. Included in the allowance for loan losses at September 30, 2001 was $281,000 related to impaired loans compared to $345,000 at September 30, 2000. The average recorded investment in impaired loans for the year ended September 30, 2001 was $3.6 million compared to $1.5 million for the year ended September 30, 2000. Interest income recognized on impaired loans in fiscal 2001 was $120,000. No interest income was recognized on impaired loans in fiscal 2000.

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

     The Company established provisions for loan losses for the years ended September 30, 1999, 2000 and 2001, of $750,000, $978,000 and $955,000,
respectively. For the years ended September 30, 1999, 2000 and 2001, the Company had net charge-offs of $100,000, $319,000 and $860,000, respectively. Net charge offs as a percentage of average outstanding loans were .02%, .06%, and .17% for fiscal years ended 1999, 2000 and 2001. During fiscal 2001, the markets the Company serves began experiencing an economic slow down in the areas of tourism and real estate development. As a result of the economic slow down, the Company has experienced an increase in charge-offs from its consumer loan and credit card portfolios. In addition, the Company had a $153,000 charge-off related to one commercial relationship. At September 30, 2001, the Company had an allowance for loan losses of $7.2 million, which was 1.42% of net loans compared to 1.35% at September 30, 2000.

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

     Net portfolio value (NPV) represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items over a range of assumed changes in market interest rates. The Bank's Board of Directors has adopted an interest rate risk policy which establishes maximum allowable decreases in NPV in the event of a sudden and sustained one hundred to four hundred basis point increase or decrease in market interest rates. The following table presents the Bank's projected change in NPV as computed by the OTS for the various rate shock levels as of September 30, 2001.

                            Board Limit         Board Limit         Market Value    Market Value
                            Minimum NPV           Maximum             Of Assets    Portfolio Equity           NPV
Change in Interest Rates       Ratio           Decline in NPV          9/30/01         9/30/01               Ratio
------------------------       -----           --------------          -------         -------               -----
300 basis point rise           5.00%               400 BPS            $ 775,684       $ 97,637               12.59%
200 basis point rise           6.00%               300 BPS            $ 786,740       $ 103,258              13.12%
100 basis point rise           6.00%               250 BPS            $ 797,161       $ 105,914              13.29%
No Change                      6.00%                                  $ 805,251       $ 107,483              13.35%
100 basis point decline        6.00%               250 BPS            $ 809,913       $ 106,549              13.16%
200 basis point decline        6.00%               300 BPS            $ 813,963       $ 105,881              13.01%
300 basis point decline        6.00%               350 BPS            N/A               N/A                  N/A


        The preceding table indicates that at September 30, 2001, in the event of a sudden and sustained increase in prevailing market interest rates, the Bank's NPV would be expected to decrease, and that in the event of a sudden decrease in prevailing market interest rates, the Bank's NPV would be expected to change minimally. Values for the 300 basis point decline are not indicated due to the current level of interest rates. At September 30, 2001, the Bank's estimated changes in NPV were within the limits established by the Board of Directors.

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

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

Impact of New Accounting Pronouncements

        SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of SFAS No. 133 establishes accounting and reporting standards for derivative and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position, and measure those instruments at fair value. Changes in the fair value of those derivatives are reported in earnings or other comprehensive income depending on the use of the derivative and whether the derivative qualifies for hedge accounting. The Company adopted SFAS No. 133, as amended by SFAS No. 138, on October 1, 2000. The adoption of SFAS No. 133 on October 1, 2000 as well as the impact of applying SFAS No. 133 for the year ended September 30, 2001 was not material to the Company's consolidated financial statements.

        In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This new statement replaces SFAS No. 125 and provides further standards on accounting and reporting for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 140 was effective for transfers occurring after March 31, 2001 and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The Company adopted this statement on July 1, 2001 and the impact was not material to its financial statements.

        In July 2001, the FASB issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. Statement 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. Statement 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 will also require that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FAS statement No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Company adopted statement 141 in July 2001 and plans to adopt statement 142 on October 1, 2001. The Company does not have any intangible assets affected by these standards.

        In August 2001, the Financial Accounting Standards Board issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets which addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS 144 supercedes SFAS 121, Accounting for the Impaiment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, it retains many of the fundamental provisions of that Statement. The provisions of SFAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The Company will adopt SFAS 144 on October 1, 2002 and has not yet determined the impact from adoption.


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


Board of Directors
Coastal Financial Corporation            Coastal Federal Savings Bank               Coastal Investor Services, Inc.

  James C. Benton                          James C. Benton                            G. David Bishop
  President, C.L. Benton & Sons, Inc.      President, C.L. Benton & Sons, Inc.        President, Waccamaw Community
                                                                                      Foundation
  G. David Bishop                          G. David Bishop
  President, Waccamaw Community            President, Waccamaw Community              James P. Creel
  Foundation                               Foundation                                 President, Creel Corporation

  James T. Clemmons                        James T. Clemmons                          James  H. Dusenbury
  Chairman                                 Chairman                                   Retired - Attorney
  Coastal Financial Corporation            Coastal Federal Savings Bank               Dusenbury and Clarkson Law Firm

  James P. Creel                           James P. Creel                             Michael C. Gerald
  President                                President                                  President and Chief Executive Officer
  Creel Corporation                        Creel Corporation                          Coastal Financial Corporation

  James H. Dusenbury                       James  H. Dusenbury                        E. Haden Hamilton, Jr.
  Retired - Attorney                       Retired - Attorney                         President and Chief Executive Officer
  Dusenbury and Clarkson Law Firm          Dusenbury and Clarkson Law Firm            Coastal Investor Services, Inc.

  Michael C. Gerald                        Michael C. Gerald                          Jerry L. Rexroad, CPA
  President and Chief Executive Officer    President and Chief Executive Officer      Chief Financial Officer
  Coastal Financial Corporation            Coastal Federal Savings Bank               Coastal Investor Services, Inc.

  Frank A. Thompson, II                    Frank A. Thompson, II                      Phillip G. Stalvey
  Peoples Underwriters, Inc.               Peoples Underwriters, Inc.                 Executive Vice President
                                                                                      Coastal Financial Corporation

                                                                                      Frank A. Thompson, II
                                                                                      Peoples Underwriters, Inc.


COASTAL FEDERAL SAVINGS BANK
Leadership Group

Sherri J. Adams                   Rita E. Fecteau                      Thomas W. Kennedy             Jerry L. Rexroad, CPA
Personal Banking Leader           Vice President                       Vice President                Executive Vice President
N. Myrtle Beach                   Controller                           Loan Review                   Chief Financial Officer

Ginger Allen                      Trina S. Ferguson                    L. Eric Keys                  W. Bryan Roundtree
Senior Underwriter                Vice President                       Vice President                Personal Banking Leader
                                  Residential Loan                     Community Banking Leader      Southport
Donna P. Bailey                   Administration                       South Strand Community
Assistant Vice President          Leader                                                             Stacy M. Sansbury
Associate Dean of Career                                               Gregory J. Kreger             Personal Banking Leader
Development                       J. Daniel Fogle                      Corporate Services Leader     Carolina Forest
                                  Vice President
James R. Baker, MCSE              Residential Banking Leader           Scott W. Lander               Eulette W. Sauls
Assistant Vice President          Carolina Forest / Waccamaw /         Senior Vice President         Customer Account
Systems Engineer                  Conway                               Area Leader                   Relationship System Leader
                                                                       North Carolina Region
Jeffrey A. Benjamin               Joel P. Foster                                                     Sherry G. Schoolfield
Senior Vice President             Vice President                       Edward L. Loehr               Assistant Vice President
Credit Administration Leader      Community Banking Leader             Vice President                Compliance Officer
                                  Myrtle Beach Community               Budgeting and Treasury
Lynn U. Berry                                                                                        Douglas E. Shaffer
Vice President                    Andrew D. Gable                      Sandra L. Louden              Senior Vice President
Community Banking Leader          Construction Loan Servicing          Personal Banking Leader       Area Leader
Litchfield Community              Leader                               Socastee                      North and West Communities

Rebecca L. Brown                  Mary L. Geist                        Kathleen M. Lutes             L. Christopher Shannon
Assistant Vice President          Vice President                       Assistant Vice President      Business Banking Leader
Senior Closing Specialist         Data Services Leader                 Senior Underwriter            Dunes

Cynthia L. Buffington             Michael C. Gerald                    Sherry A. Maloni              Steven J. Sherry
Assistant Vice President          President and Chief Executive        Assistant Vice President      Executive Vice President
Item Processing Leader            Officer                              Personal Banking Leader       Chief Marketing Officer
                                                                       Conway
Ronnie Burbank                    Kenan D. Godwin                                                    Cathe P. Singleton
Vice President                    Personal Banking Leader              Michael C. Mauney             Assistant Vice President
Business Banking Leader           Oak Street                           Assistant Vice President      Personal Banking Leader
                                                                       Collections Leader            Murrells Inlet
Glenn T. Butler, MCSE, CCNA       Amy M. Gore
Vice President                    Personal Banking Leader              Marcus G. McDowell            J. Marcus Smith, Jr.
Network Services Leader           Wilmington                           Vice President                Senior Vice President
                                                                       Business Banking Leader       Internal Audit
Anne R. Caldwell                  Jimmy R. Graham
Assistant Vice President          Executive Vice President             Amy E. McLaurin               Phillip G. Stalvey
Deposit Servicing Leader          Chief Information Officer            Personal Banking Leader       Executive Vice President
                                                                       Sunset Beach                  Sales Leader
Shonda C. Chestnut                Laurie Ann Grubb
Assistant Vice President          Personal Banking Leader              Janice B. Metz                H. Delan Stevens
Personal Banking Leader           Socastee Community                   Marketing Programs            Vice President
Surfside                                                               Coordinator                   Community Banking Leader
                                  Lisa Moore Harris                                                  West Community
Susan J. Cooke                    Vice President                       Lauren E. Miller
Vice President                    Community Banking Leader             Assistant Vice President      Sandra J. Szarek
Administrative Services           Wilmington Community                 Dean of Coastal Federal       Loan Servicing Leader
Leader                                                                 University
Corporate Secretary               Glenn D. Humbert                                                   Regina C. Taylor
                                  Vice President                       Deborah J. Myers              Sales Resource Specialist
Robert D. Douglas                 Community Banking Leader             Electronic Banking Leader
Executive Vice President          Sunset Beach Community                                             Matthew J. Towns
Human Resources Leader                                                 Ronald A. Nolan                Vice President
                                  Lisa B. James                        Assistant Vice President      Credit Administration
S. Lynn Dyson                     Vice President                       Security Officer
Personal Banking Leader           Account Servicing Leader                                           Douglas W. Walters
Waccamaw                                                               John O. Perritt, III          Vice President
                                  Ruth S. Kearns                       Vice President                Residential Banking Leader
Barbara R. Faber, CPA             Senior Vice President                Residential Banking Leader    N. Myrtle Beach
Assistant Vice President          Customer Recognition Officer         Wilmington
Banking Administration            Assistant Corporate Secretary                                      Sandra R. Zanfini
Leader                                                                                               Corporate Support Leader


Locations

Coastal Federal Savings Bank                                         Coastal Investor Services, Inc.

Oak Street Office                 Southport Office                   Cynthia M. Clark
2619 Oak Street                   4956-1 Long Beach Road SE          Financial Advisor
Myrtle Beach, SC 29577-3129       Southport, NC  28461               843.918.7600
843.205.2000                      843.205.2032
                                  910.454.4173
                                                                     Susan J. Cooke
Carolina Forest Office            Sunset Beach Office                Corporate Secretary
3894 Renee Drive                  1625 Seaside Road S.W.             843.205.2000
Myrtle Beach, SC 29579            Sunset Beach, NC  28468
843.205.2016                      843.205.2012                       John L. Creamer
                                  910.579.8160                       Vice President and Financial Advisor
                                                                     843.918.7600
Conway Office                     Surfside Office
310 Wright Boulevard              112 Highway 17 South
Conway, SC  29526                 & Glenns Bay Road                  E. Haden Hamilton, Jr.
843.205.2005                      Surfside Beach, SC  29575          President, Chief Executive Officer
                                  843.205.2003                       and Financial Advisor
Dunes Office                                                         843.918.7603
7500 North Kings Highway          Waccamaw Medical Park Office
Myrtle Beach, SC  29572           112 Waccamaw Medical Park Drive    John Michael Hill
843.205.2001                      Conway, SC  29526                  Vice President and Financial Advisor
                                  843.205.2009                       843.918.7600
Little River Office
1602 Highway 17                   38th Avenue Office (Bi-Lo)         Debra Hinson
Little River, SC 29566            1245 38th Avenue North             Operations Leader
843.205.2014                      Myrtle Beach, SC  29577            843.918.7600
                                  843.205.2041
Murrells Inlet Office                                                Jennifer H. Ivey
3348 Highway 17 South             Wilmington Office                  Registered Sales Assistant
& Inlet Crossing                  5710 Oleander Drive, Suite 209     843.918.7600
Murrells Inlet, SC  29576         Wilmington, NC 28403
843.205.2008                      843.205.2031                       Jerry L. Rexroad,
                                  910.313.1161                       CPA Chief Financial Officer
North Myrtle Beach Office                                            843.205.2000
521 Main Street                   Wilmington Downtown Office
North Myrtle Beach, SC  29582     109 Market Street
843.205.2002                      Wilmington, NC 28401
                                  843.205.2033
Socastee Office                   910.763.2372
4801 Socastee Boulevard
Myrtle Beach, SC 29575
843.205.2007

Socastee Office (Bi-Lo)
5020 Dick Pond Road
Myrtle Beach, SC  29588
843.205.2042

Corporate Information

Common Stock and Dividend Information

        The common stock of Coastal Financial Corporation is quoted through the NASDAQ Stock Market under the symbol CFCP. For information contact:

        Herzog, Heine, Geduld, Inc. at 1.800.523.4936

        BB&T Investment Services at 1.800.446.7074

        Hofer & Arnett, Inc. at 1.800.774.8723

        Raymond James Financial Services at 1.843.918.7600

        Monroe Securities, Inc. at 1.800.766.5560

        Knights Securities at 212.336.8690

        Spear, Leeds & Kellogg at 1.800.526.3160

        Edgar M. Norris & Company at 864.235.5991

        Trident Securities at 1.800.222.2618

        As of November 30, 2001, the Corporation had 1,029 shareholders and 10,643,646 shares of common stock outstanding. This does not reflect the number of persons or entities who hold stock in nominee or "street name". The prices have been adjusted to reflect stock dividends.

Market Price of Common Stock

     The table below reflects the high and low bid stock prices published by NASDAQ for each quarter.

                             HIGH           LOW         CASH
                             BID            BID       DIVIDEND
Fiscal Year 2001:
  First Quarter             $ 7.33        $ 5.25       $0.043
  Second Quarter             10.50          6.17        0.043
  Third Quarter               9.33          7.11        0.050
  Fourth Quarter             10.25          8.00        0.050

Fiscal Year 2000:
  First Quarter             $ 9.14        $ 6.82       $0.042
  Second Quarter              8.07          5.55        0.043
  Third Quarter               7.72          6.29        0.043
  Fourth Quarter              7.67          3.33        0.043


Form 10-K

        A copy of Coastal Financial Corporation's Annual Report on Form 10-K, as filed with the Securities Exchange Commission for the year ended September 30, 2001, may be obtained without a charge by writing to the Shareholder Relations Officer at the Corporate Address.

Annual Meeting of Shareholders

        The Annual Meeting of Shareholders of Coastal Financial Corporation will be held at the Ocean Reef Resort (formerly Myrtle Beach Martinique), 7100 North Ocean Boulevard, Myrtle Beach, South Carolina, on Wednesday, January 30, 2002 at 2:00 p.m., Eastern Standard Time.


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

  *   Securities offered exclusively through    Securities are:
                                                ---------------------------------------
 Raymond James                                    o NOT FDIC Insured
 Financial Services, Inc.                         o NOT GUARANTEED by Coastal Financial
 Member NASD/SIPC                                   Corporation or Coastal Federal
                 an independent broker/ dealer.   o Subject to risk and may lose value
COASTAL INVESTOR SERVICES, INC.                 ---------------------------------------
A subsidiary of Coastal Financial Corporation

(This page left intentionally blank)

(This page left intentionally blank)

COASTAL FINANCIAL CORPORATION
Corporate Office: 2619 Oak Street o Myrtle Beach, South Carolina o 29577-3129















                               2001 ANNUAL REPORT
                                  843.205.2000