Form 10-K, Exhibit 13
period 2002-09-30
COASTAL FINANCIAL CORP /DE
filed 2002-12-27
CIK 935930

COASTAL FINANCIAL CORPORATION




                                                                            2002
                                                                   ANNUAL REPORT

--------------------------------------------------------------------------------
                                 ~ DEDICATION ~
--------------------------------------------------------------------------------

                             A QUEST FOR EXCELLENCE
    THANKS TO OUR PEOPLE, OUR MISSION, OUR VALUES AND OUR GUIDING PRINCIPLES
          U.S.BANKER MAGAZINE HAS RANKED COASTAL FINANCIAL CORPORATION
                    #1 IN THE CAROLINAS AND #3 IN THE NATION


Over the twelve years since becoming a publicly owned company, all of us at Coastal Financial Corporation have worked diligently toward achieving our Basic Corporate Objective of Maximizing The Value Of Our Shareholders' Investment by focusing on our Long-Term Goal of Being The Best Financial Services Company In
Our Marketplace. And, over that period of time, we have received continuing evidence of progress in those quests.

Related to our Basic Corporate Objective Of Maximizing The Value Of Our Shareholders' Investment:


     -    The January 3, 1994 edition of  INVESTORS  BUSINESS  DAILY  recognized
                                          --------------------------
          Coastal Financial Corporation's shares as having the largest price increase of any bank stock listed on the New York, American or Nasdaq stock markets during the year ended December 31, 1993.

     - Coastal Financial Corporation was listed as #1 in Return on Equity for all publicly-held financial institutions in North and South Carolina in the 1998/1999 edition of CORPORATE CAROLINA published by the
                                          -------------------
          editors of BUSINESS NORTH CAROLINA.
                     ------------------------

     -    In its November 17, 1998  edition,  THE STATE  newspaper  published an
                                              ---------
          article titled "Myrtle Beach bank leads US," describing Coastal Financial Corporation as the nation's best savings bank investment this decade.

     -    In its November 14, 1999  edition,  THE STATE  newspaper  published an
                                              ---------
          article titled "Myrtle Beach-based company is a financial pacesetter - Coastal Financial is the fastest growing new public financial services company of the 1990s."

     - Coastal Financial Corporation was listed as #1 in Return on Equity for all publicly-held financial institutions in North and South Carolina in the 1999/2000 edition of CORPORATE CAROLINA published by the
                                          -------------------
          editors of BUSINESS NORTH CAROLINA.
                     ------------------------

     -    U.S.  Banker,  in its July  2000  edition,  listed  Coastal  Financial
          -------------
          Corporation #1 in the Carolinas and #16 in the nation in terms of earnings per share growth and return on equity, based on the past three years averaged.

     - Coastal Financial Corporation received national attention in the July 2001 edition of U.S. Banker Magazine. This publication featured a
                          -----------------------
          listing of the Community Banking companies in the United States with assets between $673 million and $1.12 billion, ranked in order, based upon return on equity and growth in per share earnings over the past five years. Coastal Financial placed 1st in the Carolinas and 5th nationally in these measures.

     -    The July 2002 edition of U.S.  Banker  Magazine  featured a listing of
                                   ----------------------
          the Community Banks in the United States with less than one billion dollars in assets, ranked in order, based upon return on equity over the past three years. Coastal Financial Corporation placed 1st in the Carolinas and 3rd nationally in these measures.

     - Coastal Financial Corporation was added to the Russell 2000 Index, and the broader Russell 3000 Index, effective as of July 1, 2002.

Related to our Long-Term Goal Of Being The Best Financial Services Company In Our Marketplace:


     -    The 1997  SHESHUNOFF  MARKET SHARE REPORT ranked Coastal  Federal Bank
                    -------------------------------
          the leader in deposit market share for Horry County for the twelve months ended June 30, 1996.

     -    The 1998  SHESHUNOFF  MARKET SHARE REPORT ranked Coastal  Federal Bank
                    -------------------------------
          the leader in deposit market share for Horry County for the twelve months ended June 30, 1997.

     -    Coastal  Federal  Bank  placed 1st in voting by the readers of the SUN
                                                                             ---
          NEWS in the  Financial  Institutions  category of the SUN NEWS Best Of
          ----                                                  --------
          The Beach Competition for 1998.

     -    Coastal  Federal  Bank  placed 1st in voting by the readers of the SUN
                                                                             ---
          NEWS in the  Financial  Institutions  category of the SUN NEWS Best Of
          ----                                                  --------
          The Beach Competition for 1999.

     -    Coastal  Federal  Bank  placed 1st in voting by the readers of the SUN
                                                                             ---
          NEWS in the  Financial  Institutions  category of the SUN NEWS Best Of
          ----                                                  --------
          The Beach Competition for 2000.

     -    Coastal  Federal  Bank  placed 1st in voting by the readers of the SUN
                                                                             ---
          NEWS in the  Financial  Institutions  category of the SUN NEWS Best Of
          ----                                                  --------
          The Beach Competition for 2001.

     -    The 2002  SHESHUNOFF  MARKET SHARE REPORT ranked Coastal  Federal Bank
                    -------------------------------
          the leader in deposit market share for Horry County for the twelve months ended June 30, 2001.

     -    The 2002 FDIC/OTS  SUMMARY OF DEPOSITS  REPORT ranked Coastal  Federal
                   -------------------------------------
          Bank the leader in deposit market share for Horry County for the twelve months ended June 30, 2002.

     -    Coastal  Federal  Bank  placed 1st in voting by the readers of the SUN
                                                                             ---
          NEWS in the Financial Institutions and Mortgage Company categories and
          ----
          Coastal Investor Services, Inc.,* placed 1st in the Financial Planning category of the SUN NEWS Best Of The Beach Competition for 2002.


How does an organization create such superior long-term results? We believe that our ever-increasing focus on our People, our Mission, our Values and our Guiding Principles has enabled these results.

Our overriding commitment to our QUEST FOR EXCELLENCE Operating Philosophy and our Vision 2005 Plan has again produced outstanding results for our Shareholders and we are absolutely convinced that this approach will help to insure that our best years are yet to come.



                  [GRAPHIC - CHART - SHARE PRICE PERFORMANCE]



The price of Coastal Financial Corporation's common stock increased 37.6% since September 30, 2001 and has grown at a compound annual rate of over 32% since 1990. The foregoing reflects historical results and may not be indicative of future performance.

FINANCIAL HIGHLIGHTS

The following table sets forth certain information concerning the financial position of the Company (including data from operations of its subsidiaries) as of and for the dates indicated. The consolidated data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and its subsidiaries presented herein.

                                                                       At or for Years Ended September 30,
                                                             --------------------------------------------------------
                                                                 1998      1999        2000       2001       2002
                                                              ---------   --------    -------    -------   --------
                                                                   (Dollars in thousands, except per share data)
Financial Condition Data:
Total assets. . . . . . . . . . . . . . . . . . . . . . . .  $  643,560   $713,013  $ 768,838  $ 763,214  $ 950,796
Loans receivable, net . . . . . . . . . . . . . . . . . . .     414,264    455,351    511,701    488,754    536,851
Mortgage-backed securities . . . . . . . . . . . . . . . . .    170,181    182,115    189,239    190,553    331,808
Cash, interest-bearing deposits and investment securities. .     25,507     30,296     25,715     36,320     27,816
Deposits. . . . . . . . . . . . . . . . . . . . . . . . . .     386,321    399,673    406,217    530,364    637,081
Borrowings . . . . . . . . . . . . . . . . . . . . . . . . .    210,560    262,541    303,151    160,808    228,622
Stockholder's equity . . . . . . . . . . . . . . . . . . . .     37,851     41,237     46,945     57,248     66,386
Operating Data:
Interest income . . . . . . . . . . . . . . . . . . . . . .  $   43,894   $ 49,559   $ 58,079   $ 60,255   $ 53,873
Interest expense . . . . . . . . . . . . . . . . . . . . . .     24,451     26,991     33,636     33,323     21,846
                                                              ---------   --------    -------    -------   --------
Net interest income . . . . . . . . . . . . . . . . . . . .      19,443     22,568     24,443     26,932     32,027
Provision for loan losses . . . . . . . . . . . . . . . . .         865        750        978        955      1,235
                                                              ---------   --------    -------    -------   --------
Net interest income after provision for loan losses . . . .      18,578     21,818     23,465     25,977     30,792
                                                              ---------   --------    -------    -------   --------

Other Income:
Fees and service charges on loans and deposit accounts . . .      1,639      2,025      2,126      2,634      3,148
Gain on sales of loans held for sale . . . . . . . . . . . .      1,579        979        631      1,295      1,462
Gain (loss) on sales of investment securities. . . . . . . .         96         73        (17)       (56)       102
Gain (loss) on sales of mortgage-backed securities, net. . .        521        191     (1,554)       727        238
Real estate operations . . . . . . . . . . . . . . . . . . .        149        (29)       (64)      (453)      (137)
Other income . . . . . . . . . . . . . . . . . . . . . . . .      1,895      2,334      4,759      3,755      3,326
                                                              ---------   --------    -------    -------   --------
Total other income . . . . . . . . . . . . . . . . . . . . .      5,879      5,573      5,881      7,902      8,139
Total general and administrative expense . . . . . . . . . .     13,618     15,286     16,191     19,292     22,824
                                                              ---------   --------    -------    -------   --------
Earnings before income taxes . . . . . . . . . . . . . . . .     10,839     12,105     13,155     14,587     16,107
Income taxes . . . . . . . . . . . . . . . . . . . . . . . .      3,987      4,390      4,698      5,287      5,901
                                                              ---------   --------    -------    -------   --------
Net income . . . . . . . . . . . . . . . . . . . . . . . . .  $   6,852   $  7,715    $ 8,457    $ 9,300   $ 10,206
                                                              =========   ========    =======    =======   ========
Net earnings per common diluted share . . . . . . . . . . .   $     .60   $    .68    $   .75    $   .85   $    .93
                                                              =========   ========    =======    =======   ========
Cash dividends per common share . . . . . . . . . . . . . .   $     .17   $    .17    $   .17    $   .19   $    .21
                                                              =========   ========    =======    =======   ========
Weighted average shares outstanding diluted . . . . . . . .      11,408     11,378     11,216     10,995     10,940
                                                              =========   ========    =======    =======   ========


All share and per share data have been restated to reflect two 4 for 3 stock dividends declared on April 30, 1997 and May 6, 1998, a 5% stock dividend declared on November 10, 1999, a 10% stock dividend declared on March 14, 2000, and a 3 for 2 stock dividend declared on July 31, 2001.

Key Operating Ratios:

The table below sets forth certain performance ratios of the Company at the dates or for the periods indicated.


                                                                        At or for Years Ended September 30,
                                                                --------------------------------------------------
                                                                   1998      1999      2000      2001      2002
                                                                ---------  --------  -------   -------   --------
Other Data:
Return on assets (net income divided by average assets) . .        1.13%     1.14%     1.13%     1.20%     1.23%
Return on average equity (net income divided by average           19.52%    19.30%    19.52%    17.75%    16.92%
equity)
Average equity to average assets . . . . . . . . . . . . . .       6.05%     5.93%     5.80%     6.59%     7.29%
Book value per share . . . . . . . . . . . . . . . . . . . .    $  3.49   $  3.70   $  4.29   $  5.34   $  6.27
Dividend payout ratio  . . . . . . . . . . . . . . . . . . .      25.14%    23.28%    22.61%    21.58%    21.77%
Interest rate spread (difference between average yield on
interest-earning
assets and average cost of interest-bearing liabilities) . .       3.51%     3.55%     3.50%     3.64%     4.14%
Net interest margin (net interest income as a percentage of
average
interest-earning assets)  . . . . . . . . . . . . . . . . .        3.64%     3.67%     3.57%     3.77%     4.24%
Allowance for loan losses to total loans at end of period .        1.33%     1.36%     1.35%     1.42%     1.42%
Ratio of non-performing assets to total assets (1) . . . . .       0.36%     0.21%     0.73%     0.74%     0.48%
Tangible capital ratio . . . . . . . . . . . . . . . . . . .       6.10%     6.29%     6.56%     7.28%     6.57%
Core capital ratio  . . . . . . . . . . . . . . . . . . . .        6.10%     6.29%     6.56%     7.28%     6.57%
Risk-based capital ratio . . . . . . . . . . . . . . . . . .      12.67%    12.64%    12.45%    13.30%    12.74%
Number of:
Real estate loans outstanding  . . . . . . . . . . . . . . .      6,666     6,637     6,748     6,745     6,666
Deposit accounts . . . . . . . . . . . . . . . . . . . . . .     43,720    41,608    40,788    43,560    46,564
Full service offices . . . . . . . . . . . . . . . . . . . .         10        10        12        16        18


(1) Nonperforming assets consist of nonaccrual loans 90 days or more past due and real estate acquired through foreclosure.

DEAR FRIENDS

Approximately ten years ago, when we adopted our QUEST FOR EXCELLENCE Operating Philosophy, we could not have possibly envisioned the power that could be created by an organization of exceptional People, who were united by a shared sense of purpose and mission and who felt a strong bond with our Values and Guiding Principles. This solid foundation has served to focus our undivided attention on the development of broad and durable relationships with our Customers and Communities and has lead to positive results and impressive returns on a number of different measures.

Over that same ten year period, many cultural, economic and social changes have occurred. And, during the course of the past two years particularly, many significant events have taken place which have shaken our nation and the world. At Coastal Financial Corporation, we have had the same QUEST FOR EXCELLENCE Operating Philosophy over that ten year horizon, because we operate our Company from a long-term perspective and focus on doing the right things for our Associates, our Customers and our Communities. It is our strong view that constancy of purpose is critical to the attainment of our Basic Corporate
Objective of Maximizing The Value Of Our Shareholders' Investment and Our Long-Term Goal Of Being The Best Financial Services Company In Our Marketplace. The result of this continued focus on our People, our Mission, our Values and our Guiding Principles is a culture which has continued to thrive and prosper despite the volatility of the environment in which we operate. And, I'm happy to report that, despite the very difficult circumstances for our country and the world, 2002 was another year of growth and progress that has enabled us to enter 2003 in a position of strength.

Our never-ending focus on our QUEST FOR EXCELLENCE Operating Philosophy and Vision 2005 Plan has continued to guide Coastal Financial Corporation through this sea of ever-increasing change and has produced another year of exceptional financial results.

Coastal Financial Corporation's net income for 2002 totaled $10.2 million, compared to $9.3 million in 2001. On a fully diluted basis, these results equated to a 9.4% increase, from $0.85 per share in 2001 to $0.93 per share in 2002.

The changes in our balance sheet during 2002 continued to reflect healthy growth with deposits derived from the residents and businesses of the Communities we serve increasing by approximately $107 million, or 20%, and loan portfolio growth of 10%. The primary component of the gains in our loans receivable portfolio was the significant increase in commercial loans which has resulted from our strong focus on the Business Banking element of our operations. Despite the very challenging business environment resulting from the varied and complex dynamics of this year, asset quality remained excellent compared to both industry standards and historical norms.

In addition to our excellent operating results for 2002, which again met our high expectations, the market price of Coastal Financial's common stock, at September 30, 2002, was 37.6% higher than the market price at September 30, 2001.

Equally as impressive is the fact that, since 1990, our operating earnings have increased at a compound annualized rate in excess of 17%.

Since becoming a publicly owned company in 1990, Coastal Financial Corporation's stock has grown at a compound annual rate of over 32%, taking our market capitalization from $4.6 million in October 1990, to $143.4 million at the close of this fiscal year. Put another way, an initial investment of $10,000 in October of 1990 would have grown to $294,000 at September 30, 2002.

One of the best indicators of performance is Return On Shareholders' Equity, and this measure for 2002 was, again, outstanding. Our Return On Average Shareholders' Equity of 16.9% ranks us among the top performing financial services companies in America.

In addition to our own sense of satisfaction with these financial results, during 2002, we continued to receive significant public recognition of our progress toward the attainment of our Basic Corporate Objective of Maximizing The Value Of Our Shareholders' Investment and our Long-Term Goal of Being The Best Financial Services Company In Our Marketplace. Several very good examples follow:

     o Coastal Financial Corporation received national attention in the July 2002 edition of U.S. Banker Magazine. This publication featured a
                          -----------------------
          listing of the Community Banking companies in the United States with assets less than $1 billion, ranked in order, based upon return on equity over the past three years. Coastal Financial Corporation placed 1st in the Carolinas and 3rd nationally in these measures.

     o Coastal Financial Corporation was added to the Russell 2000 Index, and the broader Russell 3000 Index, effective as of July 1, 2002.

     o Coastal Federal Bank, for the fifth consecutive year, placed 1st in voting by the readers of the (Myrtle Beach) SUN NEWS in the Financial
                                                       --------
          Institutions  category  of the SUN NEWS Best Of The Beach  Competition
                                         --------
          for 2002.

     o    Coastal  Federal  Bank  placed 1st in voting by the readers of the SUN
                                                                             ---
          NEWS in the  Mortgage  Company  category  of the SUN NEWS  Best Of The
          ----                                             --------
          Beach Competition for 2002.

     o    Coastal Investor Services, Inc. placed 1st in voting by the readers of
\         the SUN NEWS in the Financial  Planning  category of the SUN NEWS Best
              --------                                             --------
          Of The Beach Competition for 2002.

     o    The 2002  SHESHUNOFF  MARKET SHARE REPORT ranked Coastal  Federal Bank
                    -------------------------------
          the leader in deposit market share for Horry County for the twelve months ended June 30, 2001.

     o    The 2002 FDIC/OTS  SUMMARY OF DEPOSITS  REPORT ranked Coastal  Federal
                   -------------------------------------
          Bank the leader in deposit market share for Horry County for the twelve months ended June 30, 2002.

We are extremely proud of these forms of recognition because each, in its own way, represents tangible evidence that our focus on our People, our Mission, our Values and our Guiding Principles has been effective in delivering value to all of our stakeholders.

2002 OUR BEST YEAR

The results we experienced during 2002 would have been impressive even in the best of market conditions. But following a year marked by national crisis and consternation, these success stories have special meaning in affirming what can be achieved through the aligned effort of individuals who are united by a shared sense of purpose and mission. Just over two weeks after the tragedy of September 11, 2001, we began our fiscal 2002 year and, despite almost unprecedented economic uncertainties, achieved another year of significant growth and development. The passion our People have for following the Mission, Values and Guiding Principles of our QUEST FOR EXCELLENCE Operating Philosophy has enabled the financial performance during fiscal 2002 which, again, met our high expectations and well positions us to aggressively pursue future opportunities.


                 Noteworthy Financial Results for Fiscal 2002:


                               [GRAPHIC - CHART]

EARNINGS PER SHARE


     o Net income for 2002 totaled $10.2 million, compared to $9.3 million in 2001. On a fully diluted basis, these results equated to a 9.4% increase, from $0.85 per share in 2001 to $0.93 per share in 2002.

     o    Shareholders' equity advanced 16.0% to $66.4 million.





                               [GRAPHIC - CHART]


BOOK VALUE PER SHARE


     o    Book value per share grew 17.4% to $6.27

2002 OUR BEST YEAR


                               [GRAPHIC - CHART]


ASSETS

     o Deposits derived from the residents and businesses of the Communities we serve increased 20.1%, from $530.4 million to $637.1 million, the highest level in the Company's history.

     o Loans receivable increased 10.0%, from $505.0 million to $555.5 million.

     o    Total assets increased 24.6%, from $763.2 million to $950.8 million.



                               [GRAPHIC - CHART]


NON-PERFORMING ASSETS TO TOTAL ASSETS

     o    Non-performing Assets to Total Assets declined from 0.74% to 0.48%.




                               [GRAPHIC - CHART]



ALLOWANCE FOR LOAN LOSSES TO NET LOANS

     o    Allowance for Loan Losses to Net Loans remained the same at 1.42%.

     o The Company had Net Loan Charge Offs as a percentage of Average Loans of 0.10% in 2002.

Results such as these are possible only through the commitment, dedication and aligned effort of a great team. Our tradition of exceptional performance has been rewarded in the financial markets by a 3,091% increase in the price of our shares since becoming a public company in October of 1990, vs. 291% for the Standard & Poors 500 Index over the same period.

Since becoming publicly owned twelve years ago, we have methodically focused our individual and collective efforts on the attainment of Our Basic Corporate Objective Of Maximizing The Value Of Our Shareholders' Investment by making continual progress toward our Long-Term Goal of Being The Best Financial Services Company In Our Marketplace.

In considering whether we have made real progress toward the attainment of Our Basic Corporate Objective during this period, it is informative to compare the share price performance of Coastal Financial Corporation to the share price performance of other publicly traded financial services companies operating within our marketplace, and to the financial markets as a whole.

In the following graphs, we have compared the share price performance of Coastal Financial Corporation to the Nasdaq, S&P 500 and Dow Indices, and to (TSFG) The South Financial Group, the parent company of Carolina First Bank, (WB) Wachovia Corporation, the parent company of Wachovia and First Union banks, which are being merged, (SNV) Synovus Financial Corporation, the parent company of NBSC,
(BBT) BB&T Corporation, the parent company of BB&T, (BAC) Bank of America Corporation, the parent company of Bank of America, (FFCH) First Financial Holdings, Inc., the parent company of First Federal Savings and Loan Association of Charleston and (COOP) Cooperative Bankshares, Inc., the parent company of Cooperative Bank. Their historical results may not be indicative of future stock price performance.

As demonstrated by these graphic representations, which take a look back over our history as a publicly owned company, the price of Coastal Financial Corporation's shares has significantly outperformed the price of the shares of the other publicly traded financial services companies in our marketplace,



                      12 Year Peer Group Price Performance

                               [GRAPHIC - CHART]


as well as the Nasdaq,  S&P 500 and Dow  Indices.

We're very pleased with our performance from the past year. Our 2002 operating and share price performance results clearly put Coastal Financial among the top performing financial services companies in the nation. Thanks to our long-term focus on our People, our Mission, our Values and our Guiding Principles, our business has continued to prosper and our Associates have flourished, growing both personally and professionally as never before. But, as good as these results are, it's always the future that we are most interested in, and it always leads to the question we're most often asked: "Can we keep it up?"

We continue to believe the answer is an unequivocal "Yes," as long as we remain focused on our QUEST FOR EXCELLENCE Operating Philosophy and the goals established in our Vision 2005 Plan.


                        CFCP Relative Price Performance

                               [GRAPHIC - CHART]

A LOOK BACK

There is a far eastern adage which is one of my favorites. It is attributed to the ancient Chinese philosopher Lao-Tzu and it reads, "Give a man a fish, you feed him for a day; teach him how to fish, and you feed him for a lifetime."

Over the past ten years, our philosophy of viewing change and constant improvement as essential to the achievement of our long-term objectives has continuously focused our attention and efforts on building a workplace environment which could enable our Leadership Group and Associates to learn those principles which support the practices we employ in serving our Customers. This philosophy, which has been the essence of our educational curriculum at Coastal Federal University, and which has been cultivated and sustained through Leadership example, has served as the cornerstone for enabling our Associates to grow, both personally and professionally, toward the attainment of their full potential and has further leveraged our ever-increasing ability to work together as a team toward Exceeding the Expectations of our Customers. We believe this approach has been both fundamental and essential to assuring that our best days are yet to come.

In looking back at our progress over these years, one might ask why we have remained so confident that Coastal Financial Corporation would be prepared to capitalize on future opportunities? We have long believed that to achieve true success in our industry an organization had to have competitive advantages in several key areas: education, corporate culture, geographic location, products, distribution channels, sales culture, brand image and, most importantly, people.

Education: During 2002, we continued to allocate significant resources to Coastal Federal University in order to ensure that we continue to advance our philosophy of becoming a learning organization.

Some time ago, we asked ourselves the following question . . . Why should we build a learning organization? Why commit ourselves to a lifelong attempt to understand and shift the ways we think and behave?

The answer was self evident . . . because we want superior performance!

Knowing that Our Basic Corporate Objective is To Maximize The Value Of Our Shareholders' Investment and that our Long-Term Goal is To Be The Best Financial Services Company In Our Marketplace, it is easy to understand that the primary goal of our educational initiatives at Coastal Federal University must be to achieve the proper balance between the personal and professional growth and development of our Associates and the economic performance of our organization. The two can never be separated because they are innately linked.

The reason that we at Coastal Financial Corporation have achieved superior performance, relative to our Community Banking peers, is due to our QUEST FOR EXCELLENCE Operating Philosophy. Most organizations believe that the essence of "management" is to extract ideas from the heads of the "managers" of their organization and place them into the hands of the "employees" of their organization.

Our Operating Philosophy has, at its core, the goal of marrying the personal and professional development of every Associate in our organization with the superior economic performance of our Company.

It has been our very  strong  belief  that,  if we could  genuinely  Exceed  The
Expectations of our Customers by providing exceptional service and becoming a valued financial and business partner and, at the same time be a real resource to our Associates and the Communities we serve, then we could all feel good about the future of our organization.

In the long run, the only sustainable source of competitive advantage we have is our ability, as an organization, to learn faster than our competitors and to replace incomplete or obsolete paradigms with new paradigms which can enable us, both as individuals and as an organization, to reach our full potential. No outside force can take the momentum of that advantage away from us.

Without learning about our business, as well as their own tasks, our Associates cannot make the contributions of which they are capable. This requires dramatic learning efforts, both for our Associates who must learn to act in the interest of the whole enterprise and for our Leadership Group members who must learn how to extend mastery and self-determination throughout the organization.

If there is one single thing a learning organization does well, it is helping people embrace change. People in learning organizations react more quickly when their environment changes because they know how to anticipate changes that are going to occur (which is far different than trying to predict the future), and how to create the kinds of changes they want. We are firmly convinced that, while change and learning may not exactly be synonymous, they are inextricably linked.

During 2002, Coastal Federal University's Dean of Associate Development and each of the members of our outstanding faculty have maintained a strong focus on the effective execution of our Coastal Federal University Vision 2005 Plan, which is designed to ensure the continued diversification and expansion of our curriculum in order to keep it truly distinctive to our Associates and our Community.

We:

     o made available to our Associates, on a 24/7 basis, 170 courses through an E-Training and development website addition to the Coastal Federal Bank intranet channel;

     o    introduced the Bank Team Service Plus development program;

A LOOK BACK

     o implemented The Account Servicing Degree Of Excellence curriculum offering;

     o in cooperation with the Covey Institute For Learning, added the What Matters Most course to our curriculum;

     o    delivered over 3,500 credit hours of instruction;

     o passed the milestone of having in excess of 70% of our Associates recorded as graduates of our Pledge To Excellence program; and

     o hosted, at Coastal Federal University's Conference Center, fourteen Community seminars featuring a variety of topics from Financial, Estate and Tax Planning to a lecture by a nationally renowned Melanoma Cancer research physician.

CORPORATE CULTURE: Our success at making continual progress toward Our Basic Corporate Objective Of Maximizing The Value Of Our Shareholders' Investment by striving to achieve our Long-Term Goal of Being The Best Financial Services In Our Marketplace is largely a function of maintaining a laser-like focus on Who We Are and What We Are About . . . that is, having all of our Associates clearly understand our Character and our Competency. Maintaining the necessary balance of Character and Competency enables our organization to be viewed as Trustworthy, and, therefore, properly positioned to develop broad and durable relationships with our Customers.

All of us at Coastal Financial are unwavering in the values which are the foundation of our QUEST FOR EXCELLENCE Operating Philosophy and our Vision 2005 Strategic Plan. Our Values are: Commitment, Leadership, Integrity and Quality. We do not view these as mere platitudes hanging on our walls. Rather, we view them as our Character. We absolutely will not compromise these values under any circumstances.

Our goal is to create an organization which our Associates believe is the best possible place for enabling them to reach their full personal and professional potential. Our Associates deserve a workplace environment which is inviting, engaging and challenging, while being a haven from discrimination, harassment and manipulation. Through Leadership example and curriculum offerings at Coastal Federal University, our Associates are assured of our commitment to providing the resources and support needed to further develop their skills and enable them to reach their full potential. Maintaining an inviting, engaging and challenging environment requires continuous effort and will remain a major focus for 2003.

Our Mission Statement reads: We are Totally Committed To Exceeding The Expectations Of Our Customer. We believe that responsive and consistent Customer service is essential to the attainment of our long-term goals and take personal pride in assuring that our Customers receive nothing less than our best possible service. In working toward continually raising that bar, during 2002 we introduced the Bank Team Service Plus development program. This Customer-centric program is an outgrowth of our Mission of Exceeding The Expectations Of Our

Customer and has been the largest and most formal Customer Service program ever introduced. Also, during this past year, we reached a milestone in that, for the first time ever, over seventy percent of our Associates have completed our Pledge To Excellence curriculum offering at Coastal Federal University. This intense eight week course fully defines, illustrates and builds individual support for the type of service organization we aspire to be. The Associates who have completed this course feel a sense of ownership and personal responsibility for providing exceptional service to our Customers.

GEOGRAPHIC LOCATION: We simply could not ask for a better location to do business. The four counties in which we distribute financial services products through our Banking Centers and ATMs include Horry County, South Carolina, which is the second fastest growing real estate market in the nation, New Hanover County, North Carolina, which is ranked fourth in that measure, and the rapidly growing counties of Georgetown in South Carolina and Brunswick in North
Carolina. We are first in share of banking deposits in Horry County, South Carolina.

PRODUCTS: Our business lines and wide array of financial services product offerings makes us much more than a bank. We are a rapidly growing diversified financial services company.

We offer a full line of Business Banking, Personal Banking, Residential Banking and Investment Services. And we continue to add the expertise of outside financial services professionals in an ongoing effort to provide our Customers with seamless delivery of a full range of financial products and services.

Coastal Financial Corporation, through Coastal Federal Bank and Coastal Investor Services, Inc., offers our Customers a comprehensive array of financial services products, including Financial Planning, Business Banking, Investments, Life Insurance, Trust Services, Commercial Mortgage Loans, Residential Mortgage Loans, Home Equity Lines of Credit, Consumer Loans, Commercial Loans, Venture Capital and Capital Markets Transactions.

DISTRIBUTION CHANNELS: While products are important, they can easily be copied by competitors. Real Customer value is created in the way that they are distributed. We have the best locations and most extensive distribution system in our marketplace.

Through our financial services distribution channels, we offer a full range of financial services products to each of the Communities we serve. During 2002, we added Banking Centers in Loris and Pawleys Island, South Carolina, bringing our total number of full service Banking Centers to sixteen. In addition, we currently have two BI-LO Grocery Store Banking Centers offering extended weekday and Saturday banking hours, and twenty two ATMs. Our Bank By Phone delivery channel last year handled more than 442,000 calls and our Internet Banking facility handled more than 500,000 Internet banking sessions last year, almost 1 1/2 times the previous year.

                                                                   LOOKING AHEAD

SALES  CULTURE:  In the  Financial  Institution  category  of the  2002 SUN NEWS
                                                                        --------
Readers' Poll, for the fifth consecutive year, our Customers voted us "Best of the Beach."

The 2002 FDIC/OTS  SUMMARY OF DEPOSITS  REPORT ranked  Coastal  Federal Bank the
         -------------------------------------
leader in deposit market share for Horry County for the twelve months ended June 30, 2002.

These   measures   indicate  some  degree  of  success  in  our  quest  for  the transformation of Coastal Federal Bank and Coastal Investor Services, Inc. to Sales Organizations which are focused on needs-based selling.

This early indication of positive results from the Transformational Element of our Vision 2005 Plan, which has huge potential, will get much stronger over time. Our definition of selling is worlds away from the stereotypical image of high-pressure "forced" selling. Rather, we use the term Sales Organization to describe our vision of Coastal Financial Corporation as an organization which has such strong relationships with its Customers that its financial services offerings are always in alignment with its Mission of Being Totally Committed to Exceeding The Expectations Of Its Customer. Our approach is both proactive and in the spirit of partnership with our Customers. Our interest is in matching a Customer's needs with the right products and services through the development of broad and durable relationships which allow us to better enable them to understand and address their financial services needs at every stage of their lives. Our philosophy reflects on the financial services needs of our Customers, not about "specials of the month" marketing campaigns which probably bear little relevance to their legitimate needs.

BRAND IDENTITY: At almost fifty years of age, it has stood the test of time. Our brand, COASTAL FEDERAL BANK, is one of the most widely recognized symbols of Trust and expertise in the delivery of financial services in one of the best markets in America. Our brand stands for Commitment, Leadership, Integrity and Quality in Exceeding The Expectations Of Our Customer. In other words, being totally committed to our Associates, our Customers and our Communities.

OUR PEOPLE: While all these competitive advantages are very important, they are meaningless without talented team members, who believe in Who We Are and What We Are About, and who truly care about their Customers. Our brand does not serve Customers. Our People serve Customers. Coastal Financial team members put their Customers first. Products and technology can be duplicated, but we believe our people are more talented, more motivated and more energized than our competitors. They care about each other, they care about their Customers, they care about their Communities and they care about their Company. It is our firm belief that it is our People who give Coastal Financial Corporation a competitive edge. We will continue to invest in attracting, developing and retaining the very best People who share a passion for our Mission, our Values and our Guiding Principles.

LOOKING AHEAD: The success we have enjoyed over the past twelve years is not by chance. While we are very fortunate to be located in one of the best markets in America, all of the success that Coastal Financial has achieved has come about because of the hard work and mental focus of our Associates. And we have the best team imaginable.

I just can't thank our Board Of Directors, Leadership Group and Associates enough for all they do for all of us on a daily basis. Our 2002 results speak volumes about their commitment to our Basic Corporate Objective of Maximizing The Value Of Our Shareholders' Investment by being focused on Our Long-Term Goal Of Being The Best Financial Services Company In Our Marketplace.

Our Coastal Financial Leadership Group, which has created and reinforced the culture that has enabled our success and our QUEST FOR EXCELLENCE Operating Philosophy and Vision 2005 Plan, which are reflective of our long-term focus on our People, our Mission, our Values and our Guiding Principles, are the primary ingredients and the essential components for ensuring a great future.

During 2001 and 2002, both revenue and earnings reached record levels. In fact, in these two years alone, our net income has surged over 20%. And, as a result of this level of earnings, combined with our share repurchase program, earnings per share has increased 24% over the last two years.

And we still have significant potential for further gains. In the last five years, our net income has increased by more than 76%. Since becoming a publicly owned Company in 1990, we have roughly doubled our earnings every five years.

Everyone in the Coastal Financial family is very proud of these achievements and looks forward to even greater accomplishments in the years ahead. And, although we do not have a crystal ball to predict the future, we do take comfort in the fact that we have exceptional Associates who believe in who we are and what we are about, great markets, excellent products, tremendous momentum and unshakable confidence in our ability, as a team, to continue to focus our efforts on building even stronger relationships with our Customers and our Communities and to continue to achieve superior returns for our Shareholders in the future.

All  of  us  at  Coastal   Financial   Corporation   appreciate  your  continued
encouragement, loyalty and support, and look to the future with great enthusiasm and excitement.



                                                        /s/ Michael C. Gerald
                                                        ------------------------
                                                        Michael C. Gerald
                                                        President and
                                                        Chief Executive Officer

                          Independent Auditors' Report

The  Board of  Directors  Coastal  Financial  Corporation  Myrtle  Beach,  South
Carolina

We have audited the consolidated statements of financial condition of Coastal Financial Corporation and subsidiaries (the "Company") as of September 30, 2001 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at September 30, 2001 and 2002, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.


                                                        /s/ KPMG LLP
                                                        ---------------
                                                        KPMG LLP


Greenville, South Carolina October 28, 2002


COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition
September 30, 2001 and 2002
                                                                                        2001          2002
                                                                                        ----          ----
                                                                                      (Dollars in thousands)
ASSETS
Cash and amounts due from banks . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 24,966        25,802
Short-term interest-bearing deposits . . . . . . . . . . . . . . . . . . . . . . . .    9,354            --
Investment securities available for sale . . . . . . . . . . . . . . . . . . . . . .    2,000         2,014
Mortgage-backed securities available for sale . . . . . . . . . . . . . . . . . . .   190,553       331,808
Loans receivable (net of allowance for loan losses of $7,159 . . . . . . . . . . . .
at September 30, 2001 and $7,883 at September 30, 2002) . . . . . . . . . . . . . .   488,754       536,851
Loans receivable held for sale . . . . . . . . . . . . . . . . . . . . . . . . . . .   16,274        18,694
Real estate acquired through foreclosure, net . . . . . . . . . . . . . . . . . . .     2,363         1,046
Office property and equipment, net . . . . . . . . . . . . . . . . . . . . . . . . .   13,150        13,713
Federal Home Loan Bank (FHLB) stock, at cost . . . . . . . . . . . . . . . . . . . .    7,624        10,559
Accrued interest receivable on loans . . . . . . . . . . . . . . . . . . . . . . . .    2,783         2,232
Accrued interest receivable on securities.. . . . . . . . . . . . . . . . . . . . .     1,341         2,019
Other assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4,052         6,058
                                                                                     --------      --------
                                                                                     $763,214      $950,796
                                                                                     ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  530,364       637,081
Federal funds purchased and securities sold under agreements to repurchase . . . . .   18,703        36,884
Advances from FHLB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  140,036       189,669
Other borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2,069         2,069
Drafts outstanding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2,577         2,517
Advances by borrowers for property taxes and insurance. . . . . . . . . . . . . . .     1,250         1,386
Accrued interest payable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,184         1,473
Other liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9,783        13,331
                                                                                     --------      --------
Total liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   705,966       884,410
                                                                                     --------      --------

Stockholders' equity:
Serial preferred stock, 1,000,000 shares authorized and unissued . . . . . . . . . .       --            --
Common stock $.01 par value, 15,000,000 shares authorized;
10,693,325 shares at September 30, 2001 and 10,587,726
shares at September 30, 2002 issued and outstanding . . . . . . . . . . . . . . . .       107           106
Additional paid-in capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9,744         9,944
Retained earnings, restricted . . . . . . . . . . . . . . . . . . . . . . . . . . .    47,496        54,954
Treasury stock, at cost (324,483 shares at September 30, . . . . . . . . . . . . . .
2001 and 430,082 shares at September 30, 2002) . . . . . . . . . . . . . . . . . . .   (3,620)       (4,376)
Accumulated other comprehensive income, net of tax . . . . . . . . . . . . . . . . .    3,521         5,758
                                                                                     --------      --------
Total stockholders' equity . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57,248        66,386
                                                                                     --------      --------
                                                                                     $763,214      $950,796
                                                                                     ========      ========


          See accompanying notes to consolidated financial statements.


COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
Years ended September 30, 2000, 2001 and 2002
                                                                                  2000         2001          2002
                                                                              ----------  ----------    ----------
                                                                                 (In thousands, except share data)
Interest:
   Loans receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  44,005      45,899        40,261
   Investment securities . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,484       2,479         2,030
   Mortgage-backed securities . . . . . . . . . . . . . . . . . . . . . . . .     10,987      11,261        11,348
   Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       603         616           234
                                                                              ----------  ----------    ----------
 Total interest income. . . . . . . . . . . . . . . . . . . . . . . . . . .       58,079      60,255        53,873
                                                                              ----------  ----------    ----------

Interest expense:
   Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15,769      19,380        13,750
   Securities sold under agreements to repurchase . . . . . . . . . . . . . . .    6,993       2,810           414
   Advances from FHLB . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10,874      11,133         7,682
                                                                              ----------  ----------    ----------
   Total interest expense . . . . . . . . . . . . . . . . . . . . . . . . . .     33,636      33,323        21,846
                                                                              ----------  ----------    ----------
   Net interest income . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24,443      26,932        32,027
Provision for loan losses . . . . . . . . . . . . . . . . . . . . . . . . .          978         955         1,235
                                                                              ----------  ----------    ----------
   Net interest income after provision for loan losses . . . . . . . . . . . .    23,465      25,977        30,792
                                                                              ----------  ----------    ----------

Other income:
   Fees and service charges on loans and deposit accounts . . . . . . . . .        2,126       2,634         3,148
   Gain on sales of loans held for sale . . . . . . . . . . . . . . . . . . .        631       1,295         1,462
   Gain (loss) on sales of investment securities, net . . . . . . . . . . . .        (17)        (56)          102
   Gain (loss) on sales of mortgage-backed securities, net . . . . . . . . . .    (1,554)        727           238
   Gain on sale of deposits . . . . . . . . . . . . . . . . . . . . . . . . .      1,746          --            --
   Loss from real estate acquired through foreclosure . . . . . . . . . . . . .      (64)       (453)         (137)
   Income from sales of non-depository products . . . . . . . . . . . . . . . .      834       1,269         1,281
   Federal Home Loan Bank stock dividends . . . . . . . . . . . . . . . . . .        711         750           463
   Other income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,468       1,736         1,582
                                                                              ----------  ----------    ----------
   Total other income . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5,881       7,902         8,139
                                                                              ----------  ----------    ----------

General and administrative expenses:
   Salaries and employee benefits . . . . . . . . . . . . . . . . . . . . . .      9,149      10,546        12,514
   Net occupancy, furniture and fixtures and data processing expense . .           3,946       4,029         5,044
   FDIC insurance premium . . . . . . . . . . . . . . . . . . . . . . . . . .        121          84            93
   FHLB prepayment penalties . . . . . . . . . . . . . . . . . . . . . . . . .        --       1,113         1,083
   Other expense. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2,975       3,520         4,090
                                                                              ----------  ----------    ----------
   Total general and administrative expense. . . . . . . . . . . . . . . . . .    16,191      19,292        22,824
                                                                              ----------  ----------    ----------
Income before income taxes . . . . . . . . . . . . . . . . . . . . . . . . . .    13,155      14,587        16,107
Income taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4,698       5,287         5,901
                                                                              ----------  ----------    ----------
Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 8,457       9,300        10,206
                                                                              ==========  ==========    ==========
Earnings per common share
   Basic . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $  0.76        0.86          0.96
                                                                              ==========  ==========    ==========
   Diluted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $  0.75        0.85          0.93
                                                                              ==========  ==========    ==========

Average common shares outstanding
   Basic . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11,078,000  10,848,000    10,615,000
                                                                              ==========  ==========    ==========
   Diluted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11,216,000  10,995,000    10,940,000
                                                                              ==========  ==========    ==========

          See accompanying notes to consolidated financial statements.


COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity
and Comprehensive Income
Years ended September 30, 2000, 2001 and 2002
                                                                                                 Accumulated
                                                                                                    Other
                                                              Additional                        Comprehensive     Total
                                                        Common  Paid-in   Retained     Treasury     Income     Stockholders'
                                                        Stock   Capital   Earnings      Stock       (Loss)       Equity
                                                        ------  -------   --------     -------   ------------   ------------
                                                                                   (In thousands)
Balance at September 30, 1999 . . . . . . . . . . . .   $110    $9,277     $34,288     $  (356)     $(2,082)    $41,237
Exercise of stock options . . . . . . . . . . . . . . .   --       467        (514)        617           --         570
Cash dividends . . . . . . . . . . . . . . . . . . . .    --        --      (1,912)         --           --      (1,912)
Net income . . . . . . . . . . . . . . . . . . . . . .    --        --       8,457          --           --       8,457
Other comprehensive income, net of tax:
Unrealized losses arising during period,
  net of taxes of $255 . . . . . . . . . . . . . . . . . .--        --          --          --         (417)         --
Less: reclassification adjustment for losses
  included in net income, net of taxes of $597 . .        --        --          --          --          974          --
                                                        ----    ------     -------     -------      -------     -------
Other comprehensive income . . . . . . . . . . . . . .    --        --          --          --          557         557
                                                        ----    ------     -------     -------      -------     -------
Comprehensive income . . . . . . . . . . . . . . . . . .  --        --          --          --           --       9,014
                                                        ----    ------     -------     -------      -------     -------
Treasury stock repurchases . . . . . . . . . . . . . .    (1)       --          --      (1,963)          --      (1,964)
                                                        ----    ------     -------     -------      -------     -------
Balance at September 30, 2000 . . . . . . . . . . . .    109     9,744      40,319      (1,702)      (1,525)     46,945
Exercise of stock options . . . . . . . . . . . . . .     --        --        (108)        214           --         106
Cash dividends . . . . . . . . . . . . . . . . . . . .    --        --      (2,015)         --           --      (2,015)
Net income . . . . . . . . . . . . . . . . . . . . . .    --        --       9,300          --           --       9,300
Other comprehensive income, net of tax:
Unrealized gains arising during period,
 net of taxes of $3,348 . . . . . . . . . . . . . . . . . --        --          --          --        5,462          --
Less: reclassification adjustment for gains
 included in net income, net of taxes of $255             --        --          --          --         (416)         --
                                                        ----    ------     -------     -------      -------     -------
Other comprehensive income . . . . . . . . . . . . . .    --        --          --          --        5,046       5,046
                                                        ----    ------     -------     -------      -------     -------
Comprehensive income . . . . . . . . . . . . . . . . . .  --        --          --          --           --      14,346
                                                        ----    ------     -------     -------      -------     -------
Treasury stock repurchases . . . . . . . . . . . . . .    (2)       --          --      (2,132)          --      (2,134)
                                                        ----    ------     -------     -------      -------     -------
Balance at September 30, 2001 . . . . . . . . . . . .    107     9,744      47,496      (3,620)       3,521      57,248
Exercise of stock options . . . . . . . . . . . . . . .   --       200        (526)      1,529           --       1,203
Cash dividends . . . . . . . . . . . . . . . . . . . .    --        --      (2,222)         --           --      (2,222)
Net income . . . . . . . . . . . . . . . . . . . . . .    --        --      10,206          --           --      10,206
Other comprehensive income, net of tax:
Unrealized gains arising during period,
 net of taxes of $1,500 . . . . . . . . . . . . . . . . . --        --          --          --        2,449          --
Less: reclassification adjustment for gains
 included in net income, net of taxes of $128             --        --          --          --         (212)         --
                                                        ----    ------     -------     -------      -------     -------
Other comprehensive income . . . . . . . . . . . . . .    --        --          --          --        2,237       2,237
                                                        ----    ------     -------     -------      -------     -------
Comprehensive income . . . . . . . . . . . . . . . . . .  --        --          --          --           --      12,443
                                                        ----    ------     -------     -------      -------     -------
Treasury stock repurchases . . . . . . . . . . . . . .    (1)       --          --      (2,285)          --      (2,286)
                                                        ----    ------     -------     -------      -------     -------
Balance at September 30, 2002 . . . . . . . . . . . .   $106    $9,944     $54,954     $(4,376)     $ 5,758     $66,386
                                                        ====    ======     =======     =======      =======     =======

          See accompanying notes to consolidated financial statements.


COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended September 30, 2000, 2001 and 2002
                                                                                        2000        2001         2002
                                                                                      --------   --------     --------
                                                                                                (In thousands)
Cash flows from operating activities:
  Net income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 8,457      9,300       10,206
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,419      1,556        2,074
    Provision for loan losses . . . . . . . . . . . . . . . . . . . . . . . . . . . .      978        955        1,235
    (Gain) loss on sale of mortgage-backed securities available for sale . . . .         1,554       (727)        (238)
    (Gain) loss on sale of investment securities available or sale . . . . . . . . .        17         56         (102)
    Origination of loans receivable held for sale . . . . . . . . . . . . . . . . . .  (27,253)   (81,778)    (100,309)
    Proceeds from sales of loans receivable held for sale . . . . . . . . . . . . . .   33,695     28,541       13,907
    Loss on early extinguishment of debt. . . . . . . . . . . . . . . . . . . . . . .       --      1,113        1,083
    (Increase) decrease in:
      Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1,855     (1,019)      (2,006)
      Accrued interest receivable . . . . . . . . . . . . . . . . . . . . . . . . . . .   (478)       548         (127)
    Increase (decrease) in:
      Accrued interest payable . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1,375     (1,347)         289
      Other liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    243        428        2,176
                                                                                      --------   --------     --------
       Net cash provided by (used in) operating activities . . . . . . . . . . . .      21,862    (42,374)     (71,812)
                                                                                      --------   --------     --------

Cash flows from investing activities:
    Proceeds from sales of investment securities available for sale. . . . . . . . . .  10,266      5,125           --
    Proceeds from maturities of investment securities available for sale . . . . . .        --      1,595        1,995
    Purchases of investment securities available for sale . . . . . . . . . . . . . .  (12,737)        --       (1,998)
    Purchases of loans receivable. . . . . . . . . . . . . . . . . . . . . . . . . .    (4,027)       (20)        (233)
    Proceeds from sales of mortgage-backed securities available for sale. . . . . .    106,367    164,919      128,169
    Purchases of mortgage-backed securities available for sale . . . . . . . . . . . .(124,502)  (158,004)    (254,494)
    Principal collected on mortgage-backed securities available for sale . . . . . .    25,219     47,566       72,990
    Origination of loans receivable, net . . . . . . . . . . . . . . . . . . . . . .  (219,943)  (214,296)    (317,899)
    Principal collected on loans receivable. . . . . . . . . . . . . . . . . . . . .   139,900    233,653      268,120
    Disposition of Florence office assets and liabilities, net. . . . . . . . . . . .  (13,265)        --           --
    Proceeds from sales of real estate acquired through foreclosure . . . . . . . . .      180      1,159        1,997
    Purchases of office properties and equipment . . . . . . . . . . . . . . . . . .    (2,392)    (3,188)      (2,637)
    Sales (purchases) of FHLB stock, net . . . . . . . . . . . . . . . . . . . . . .    (3,698)     4,275       (2,935)
                                                                                      --------   --------     --------
       Net cash provided by (used in) investing activities . . . . . . . . . . . .     (98,632)    82,784     (106,925)
                                                                                      --------   --------     --------
    Cash flows from financing activities:
    Increase in deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31,397    124,147      106,717
    Increase (decrease) in securities sold under agreements to repurchase . . . .      (21,090)   (57,155)      18,181
    Proceeds from FHLB advances . . . . . . . . . . . . . . . . . . . . . . . . . . .  890,404    358,771      312,426
    Repayment of FHLB advances. . . . . . . . . . . . . . . . . . . . . . . . . . . . (829,204)  (443,959)    (262,793)
    Proceeds (repayments) from other borrowings, net . . . . . . . . . . . . . . . . .     500         --           --
    Prepayment penalties on early extinguishment of debt . . . . . . . . . . . . . .        --     (1,113)      (1,083)
    Increase (decrease) in advance payments by borrowers for property
    taxes and insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (89)        (7)         136
    Increase (decrease) in drafts outstanding, net. . . . . . . . . . . . . . . . . .    1,092        102          (60)
    Repurchase of treasury stock, at cost. . . . . . . . . . . . . . . . . . . . . .    (1,964)    (2,134)      (2,286)
    Cash dividends to stockholders and cash for fractional shares . . . . . . . . . .   (1,912)    (2,015)      (2,222)
    Exercise of stock options. . . . . . . . . . . . . . . . . . . . . . . . . . . .       570        106        1,203
                                                                                      --------   --------     --------
       Net cash provided by (used in) financing activities . . . . . . . . . . . .      69,704    (23,257)     170,219
                                                                                      --------   --------     --------
    Net increase (decrease) in cash and cash equivalents . . . . . . . . . . . . . .    (7,066)    17,153       (8,518)
                                                                                      --------   --------     --------
    Cash and cash equivalents at beginning of year. . . . . . . . . . . . . . . . . .   24,233     17,167       34,320
                                                                                      --------   --------     --------
    Cash and cash equivalents at end of year . . . . . . . . . . . . . . . . . . . .  $ 17,167     34,320       25,802
                                                                                      ========   ========     ========
    Supplemental information:. . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Interest paid. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 32,261     34,670       21,557
                                                                                      ========   ========     ========
      Income taxes paid . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $  3,789      5,249        5,726
                                                                                      ========   ========     ========
  Supplemental schedule of non-cash investing and financing transactions:
    Securitization of mortgage loans into mortgage-backed securities. . . . . . . .   $ 14,894     47,157       83,982
                                                                                      ========   ========     ========
    Transfer of mortgage loans to real estate acquired through foreclosure . . . .    $    951      2,655          680
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

     (a) Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Coastal Financial Corporation (the "Company"), and its wholly-owned subsidiaries, Coastal Federal Mortgage, Inc., Coastal Investor Services, Inc. and Coastal Federal Bank (the "Bank"), and the Bank's wholly-owned subsidiaries, Coastal Federal Holding Company (and Coastal Federal Holding Company's wholly-owned subsidiary, Coastal Real Estate Investment Corporation) and Coastal Mortgage Bankers and Realty Co., Inc. (and Coastal Mortgage Bankers and Realty Co. Inc.'s wholly-owned subsidiaries, Shady Forest Development Corporation, Sherwood Development Corporation, Ridge Development Corporation, 501 Development Corporation and North Beach Investments, Inc.). In consolidation, all significant intercompany balances and transactions have been eliminated. Coastal Financial Corporation is a unitary thrift holding company organized under the laws of the state of Delaware.

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

     (d) Loans Receivable Held for Sale

     Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are provided for in a valuation allowance by charges to operations. At September 30, 2001 and 2002, the Company had approximately $16.3 million and $18.7 million in mortgage loans held for sale, respectively. Gains or losses on sales of loans are recognized when control over these assets has been surrendered in accordance with SFAS No. 140, "Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 140").

     (e) Loans Receivable

     Loans receivable are stated at unpaid principal balances adjusted for unamortized premiums and unearned discounts. The Company recognizes interest income on loans using the simple interest method.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -Continued

     (e) Loans Receivable - CONTINUED

     The Company follows SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," for determining impairment on loans. SFAS No. 114 requires that nonhomogenous impaired loans and certain restructured loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price or at the fair value of the collateral if the loan is collateral dependent. A specific reserve is set up for each impaired loan. Accrual of interest income on impaired loans is suspended when in management's judgment, doubt exists as to the collectibility of principal and interest. If amounts are received on loans for which the accrual of interest has been discontinued, a determination is made as to whether payments received should be recorded as a reduction of the principal balance or as interest income depending on management's judgment as to the collectibility of principal. The loan is returned to accrual status when, in management's judgment, the borrower has demonstrated the ability to make periodic interest and principal payments on a timely basis.

     Loans are charged-off (if unsecured) or written-down (if secured) when the amount of loss is reasonably quantifiable and the loss is likely to occur. Commercial loans are generally placed in nonaccrual status when they become 90-days delinquent or earlier if full collection of principal and interest becomes doubtful. Consumer and mortgage loans are placed in nonaccrual status when they become 90 days delinquent or earlier if full collection of principal and interest becomes doubtful. Interest payments received after a loan is placed in nonaccrual are applied as a principal reduction until such time as the loan is returned to accrual status. Generally, loans are returned to accrual status when the loan is brought current and the ultimate collectibility of principal and interest is no longer in doubt. The Company maintains an allowance for the loss of uncollected interest primarily on loans which are ninety days or more past due. This allowance is reviewed periodically and necessary adjustments, if any, are included in the determination of current interest income.


     (f) Loan Fees and Discounts

     The net of origination fees received and direct costs incurred in the origination of loans are deferred and amortized to interest income over the contractual life of the loans adjusted for actual principal repayments using a method approximating a level yield.

     (g) Allowance for Loan Losses

     The Company provides for loan losses on the allowance method. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to the allowance. Additions to the allowance for loan losses are provided by charges to operations based on various factors which, in management's judgment, deserve current recognition in estimating losses. Such factors considered by management include the market value of the underlying collateral, growth and composition of the loan portfolio, loss experience, review of problem assets, delinquency trends, and local and regional economic conditions. Management evaluates the carrying value of loans periodically and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. The allowance for loan losses is subject to periodic evaluation by various regulatory authorities and may be subject to adjustment upon their examination.

     (h) Concentration of Credit Risk

     The Company's primary market area includes northeastern South Carolina and southeastern North Carolina predominately along the coastal regions. At September 30, 2002, the majority of the total loan portfolio, as well as a substantial portion of the commercial and real estate loan portfolios, were to borrowers within this region. No areas of significant concentrations of credit risk have been identified.

     (i) Loan Securitizations

     The Company packages and sells loan receivables as securities to investors. These transactions are recorded as sales in accordance with SFAS No. 140 when control over these assets has been surrendered.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -Continued

     (j) Real Estate Owned

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

     (k) Office Properties and Equipment

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


     (l) Mortgage Servicing Rights

     SFAS No. 140 requires the recognition of originated mortgage servicing rights ("mortgage servicing rights" or "MSRs") as assets by allocating total costs incurred between the originated loan and the servicing rights retained based on their relative fair values. SFAS No. 140 also requires the recognition of purchased mortgage servicing rights at fair value, which is presumed to be the price paid for the rights. MSRs are amortized in proportion to the servicing income over the estimated life of the related mortgage loan. The amortization method is designed to approximate a level-yield method, taking into consideration the estimated prepayment of the underlying loans. For purposes of measuring impairment, MSRs are reviewed for impairment by management on a quarterly basis. The Company establishes an impairment valuation allowance to record any impairment for MSRs. Subsequent increases in value are recognized only to the extent of the impairment valuation allowance.

     (m) Income Taxes

     Deferred taxes are provided for differences in the financial reporting basis for assets and liabilities as compared to their tax bases. A current tax liability or asset is established for taxes presently payable or refundable and a deferred tax liability or asset is established for future taxable or deductible items.

     (n) Drafts Outstanding

     The Company invests all excess funds on deposit at other banks (including amounts on deposit for payment of outstanding disbursement checks) on a daily basis in an overnight interest-bearing account. Accordingly, outstanding checks are reported as a liability.

     (o) Securities Sold Under Agreement to Repurchase

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

     (p) Stock Based Compensation

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

     (q) Comprehensive Income

     SFAS No. 130, "Reporting Comprehensive Income" establishes standards for the reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and net unrealized gains (losses) on securities and is presented in the statements of stockholders' equity and comprehensive income.

     (r) Disclosures Regarding Segments

     The Company reports operating segments in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assess performance. SFAS No. 131 requires that a public enterprise report a measure of segment profit or loss, certain specific revenue and expense items, segment assets, information about the way that the operating segments were determined and other items. The Company has one reportable operating segment, Coastal Federal Bank.

     (s) Derivative Instruments and Hedging

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of SFAS No. 133" establishes comprehensive accounting and reporting standards for derivative instruments and hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet, and measure those instruments at fair value. Changes in the fair value of those derivatives are reported in current earnings or other comprehensive income depending on the purpose for which the derivative is held and whether the derivative qualifies for hedge accounting.

     (t) Reclassification of Losses on Early Extinguishment of Debt

     The Company adopted SFAS No. 145 "Recissions of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145") effective July 1, 2002. In connection with this adoption, the Company reclassified losses on the early extinguishment of debt, which were incurred in fiscal 2001 and 2002 and totaled $1.1 million for both years.


     (u) Reclassifications

     Certain amounts in the 2000 and 2001 consolidated financial statements have been reclassified to conform with the 2002 presentation. Such reclassifications did not change net income or equity as previously reported.

(2) INVESTMENT SECURITIES

     The amortized cost and fair value of investment securities available for sale at September 30, 2001 are summarized as follows:


                                                                       2001
                                                  ----------------------------------------------
                                                                Gross        Gross
                                                  Amortized   Unrealized   Unrealized     Fair
                                                     Cost       Gains        Losses       Value
                                                     ----       -----        ------       -----
                                                                  (In thousands)
U.S. Government and agency obligations:
  Due after one but within five years . . . . . . . $     --        --           --           --
  Due after five years       . . . . . . . . . . .     1,893       107           --        2,000
                                                    --------      ----         ----        -----
                                                    $  1,893       107           --        2,000
                                                    ========      ====         ====        =====

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(2) INVESTMENT SECURITIES - CONTINUED

     The amortized cost and market value of investment securities available for sale at September 30, 2002 are summarized as follows:


                                                                       2002
                                                 -------------------------------------------------
                                                                Gross        Gross
                                                  Amortized   Unrealized   Unrealized     Fair
                                                    Cost        Gains        Losses       Value
                                                    ----        -----        ------       -----
                                                                  (In thousands)
U.S. Government and agency obligations:
Due after one but within five years . . . . . .   $    --         --            --          --
Due after five years       . . . . . . . . . . .    1,998         16            --       2,014
                                                  -------      -----         -----      ------
                                                  $ 1,998         16            --       2,014
                                                  =======      =====         =====      ======

     The Company had gross realized gains of $8,000 and gross realized losses were $25,000 for the year ended September 30, 2000. For the year ended September 30, 2001, gross realized gains were $17,000 and gross realized losses were $73,000. For the year ended September 30, 2002, gross realized gains were $102,000 and there were no gross realized losses.

     Certain investment and mortgage-backed securities are pledged to secure other borrowed money and customer deposits in excess of FDIC insurance coverage. The carrying value of the securities pledged at September 30, 2002 was $127.9 million with a fair value of $132.8 million.

(3) MORTGAGE-BACKED SECURITIES

     Mortgage-backed securities available for sale at September 30, 2001 consisted of the following:


                                                                            2001
                                                     ---------------------------------------------------
                                                                     Gross        Gross
                                                     Amortized     Unrealized   Unrealized      Fair
                                                       Cost          Gains        Losses        Value
                                                       ----          -----        ------        -----
                                                                       (In thousands)

Collateralized Mortgage Obligations. . . . . . . .   $ 28,856          859          --          29,715
FNMA . . . . . . . . . . . . . . . . . . . . . . .    123,271        3,899          (6)        127,164
GNMA . . . . . . . . . . . . . . . . . . . . . . .     20,630          507          --          21,137
FHLMC  . . . . . . . . . . . . . . . . . . . . . .     12,223          314          --          12,537
                                                      -------        -----        -----        -------
                                                     $184,980        5,579          (6)        190,553
                                                     ========        =====        =====        =======



     Mortgage-backed securities available for sale at September 30, 2002 consisted of the following:

                                                                  2002
                                             ----------------------------------------------
                                                             Gross      Gross
                                              Amortized   Unrealized  Unrealized   Fair
                                                 Cost       Gains      Losses      Value
                                                 ----       -----      ------      -----
                                                            (In thousands)
Collateralized Mortgage Obligations . . . . .$  36,320        398       (18)       36,700
FNMA      . . . . . . . . . . . . . . . . . .  206,448      6,673        --       213,121
GNMA      . . . . . . . . . . . . . . . . . .   22,139        891        --        23,030
FHLMC . . . . . . . . . . . . . . . . . . . .   57,628      1,332        (3)       58,957
                                              --------      -----     -----       -------
                                              $322,535      9,294       (21)      331,808
                                              ========      =====     =====       =======


     The Company had gross realized gains of $370,000 and gross realized losses of $1.9 million for the year ended September 30, 2000. For the year ended September 30, 2001, the Company had gross realized gains of $1.0 million and gross realized losses of $312,000. For the year ended September 30, 2002, the Company had gross realized gains of $462,000 and gross realized losses of $224,000.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(4) LOANS RECEIVABLE, NET
Loans receivable, net at September 30 consisted of the following:


                                                                     2001         2002
                                                                     ----         ----
                                                                      (In thousands)
First mortgage loans:
  Single family to 4 family units . . . . . . . . . . . . . . . .$ 252,396      242,602
  Other, primarily commercial real estate . . . . . . . . . . . .  137,282      202,117
  Residential construction loans . . . . . . . . . . . . . . . .    16,798       15,105
  Commercial construction loans . . . . . . . . . . . . . . . . .   43,967       30,439
Consumer and commercial loans:
  Installment consumer loans . . . . . . . . . . . . . . . . . .    14,539       12,882
  Mobile home loans . . . . . . . . . . . . . . . . . . . . . . ..   2,056        3,446
  Savings account loans . . . . . . . . . . . . . . . . . . . . .    1,221        1,613
  Equity lines of credit . . . . . . . . . . . . . . . . . . . .    22,379       24,273
  Commercial and other loans . . . . . . . . . . . . . . . . . .    18,886       18,377
                                                                 ---------      -------
                                                                   509,524      550,854
Less:
  Allowance for loan losses . . . . . . . . . . . . . . . . . . .    7,159        7,883
  Deferred loan cost, net . . . . . . . . . . . . . . . . . . . .     (372)        (245)
  Undisbursed portion of loans in process . . . . . . . . . . . .   13,983        6,365
                                                                 ---------      -------
                                                                 $ 488,754      536,851
                                                                 =========      =======


The changes in the allowance for loan losses for the years ended September 30 consisted of the following:


                                               2000           2001          2002
                                               ----           ----          ----
                                                         (In thousands)
     Beginning allowance . . . . . . . . . $   6,430         7,064          7,159
     Provision for loan losses . . . . . .       978           955          1,235
     Allowance recorded on acquired loans.        50            --             --
     Disposition of Florence office loans .      (75)           --             --
     Loan recoveries . . . . . . . . . . .        77            60             66
     Loan charge-offs . . . . . . . . . . .     (396)         (920)          (577)
                                           ---------         -----          -----
                                           $   7,064         7,159          7,883
                                           =========         =====          =====



     Non-accrual loans which were over ninety days delinquent totaled approximately $3.3 million and $3.5 million at September 30, 2001 and 2002, respectively. In fiscal years 2000, 2001 and 2002, interest income which would have been recorded would have been approximately $220,000, $377,000 and $301,000, respectively, had non-accruing loans been current in accordance with their original terms.

     There  were $3.4  million in  impaired  loans at  September  30,  2001.  At
September 30, 2002, impaired loans totaled $3.2 million. Included in the allowance for loan losses at September 30, 2001 was $281,000 related to impaired loans compared to $194,000 at September 30, 2002. The average recorded investment in impaired loans for the year ended September 30, 2001 was $3.6 million compared to $3.1 million for the year ended September 30, 2002. Interest income recognized on impaired loans in fiscal 2001 was $120,000. Interest income recognized on impaired loans in fiscal 2002 was $36,000.

     In the  normal  course  of  business,  to meet the  financing  needs of its
Customers,   the   Company   is  a   party   to   financial   instruments   with
off-balance-sheet risk. These financial instruments include commitments to extend credit and stand by letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

     The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(4) LOANS RECEIVABLE, NET -Continued

     Commitments to extend credit are agreements to lend as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each Customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation.

     Unfunded loan commitments and letters of credit at September 30, 2002 were approximately $82.6 million and included the following (in thousands):

Loan Commitments:
 Residential housing and land . . . . . . . . . . . . . . . . . . .  $  28,750
 Home equity loans and consumer lines of credit . . . . . . . . .       37,182
 Commercial lines of credit . . . . . . . . . . . . . . . . . . . .      1,286
 Standby letters of credit . . . . . . . . . . . . . . . . . . . . .     3,952
 Unused business and personal credit card lines . . . . . . . . . .     11,437

     Loans serviced for the benefit of others amounted to approximately $106.1 million, $143.3 million and $192.1 million at September 30, 2000, 2001 and 2002, respectively.

     During fiscal 2002, the Company securitized $84.0 million of mortgage loans and reclassed them to securities available for sale. In accordance with SFAS No. 140, no gain was recognized related to the securitization, and mortgage servicing rights of approximately $1.4 million were recorded. The Company subsequently sold $81.2 million of these mortgage-backed securities to outside third parties and recognized a gain on sale of $1.1 million. The gain is included in gains on sales of loans held for sale in the consolidated income statement. The Company has no retained interest in the securities that were sold.

     As disclosed in note 9, certain mortgage loans are pledged to secure advances from the Federal Home Loan Bank ("FHLB") of Atlanta.

     The Bank offers mortgage and consumer loans to its directors, and Associates for the financing of their personal residences and for other personal purposes. The Bank also offers commercial loans to companies affiliated with directors. These loans are made in the ordinary course of business and, in management's opinion, are made on substantially the same terms, including interest rates and collateral, prevailing at the time for comparable transactions with other persons and companies. Management does not believe these loans involve more than the normal risk of collectibility or present other unfavorable features. At September 30, 2002, such loans were current with respect to their payment terms.

     The following is a summary of the activity of loans outstanding to certain executive officers, directors and their affiliates for the year ended September 30, 2002 (in thousands):


     Balance at September 30, 2001. . . . . . . . . . . . . . .  $  1,178
     New loans . . . . . . . . . . . . . . . . . . . . . . . . .      399
     Repayments . . . . . . . . . . . . . . . . . . . . . . . .       458
                                                                 --------
     Balance at September 30, 2002. . . . . . . . . . . . . . .  $  1,119
                                                                 ========

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(5) MORTGAGE SERVICING RIGHTS

     MSRs which are included in other assets totaled $1.3 million and $2.2 million at September 30, 2001 and 2002, respectively. Amortization expense for MSRs totaled $217,000 and $505,000 for the years ended September 30, 2001 and 2002, respectively. The estimated amortization expense for MSRs held as of September 30, 2002, is $622,000, $606,000, $494,000, $396,000 and $85,000 for
fiscal 2003, 2004, 2005, 2006 and 2007 respectively. The estimated amortization expense is based on current information regarding loan payments and prepayments. Amortization expense could change in future periods based on changes in the volume of prepayments and various economic factors.

                                                        2001         2002
                                                        ----         ----
                                                         (In thousands)

Balance at beginning of year . . . . . . . . . . . .  $   677        1,310
MSRs capitalized      . . . . . . . . . . . . . . . .     850        1,398
MSRs amortized . . . . . . . . . . . . . . . . . . .     (217)        (505)
                                                      --------       -----
Balance at end of year. . . . . . . . . . . . . . . . $  1,310       2,203
                                                      ========       =====



(6) OFFICE PROPERTY AND EQUIPMENT, NET

Office property and equipment, net at September 30 consisted of the following:



                                           2001       2002
                                           ----       ----
                                           (In thousands)

Land. . . .. . . . . . . . . . . . . . . $ 3,120      3,143
Building and improvements. . . . . . . .   9,320     10,127
Furniture, fixtures and equipment .  .    12,606     14,297
                                        --------     ------

                                          25,046     27,567
Less accumulated depreciation. .  . . .   11,896     13,854
                                        --------     ------

                                        $ 13,150     13,713
                                        ========     ======

     The Company leases office space and various equipment. Total rental expense for the years ended September 30, 2000, 2001 and 2002 was approximately $213,000, $291,000 and $288,000 respectively.

     Future minimum rental payments for operating leases having remaining noncancelable lease terms in excess of one year at September 30, 2002 are as follows (in thousands):

         2003       . . . . . . . . . . . . . . . $    166
         2004       . . . . . . . . . . . . . . .      161
         2005       . . . . . . . . . . . . . . .      151
         2006       . . . . . . . . . . . . . . .       71
         2007       . . . . . . . . . . . . . . .       20
         Thereafter . . . . . . . . . . . . . . .      252
                                                  --------
                                                  $    821
                                                  ========
(7) INVESTMENT REQUIRED BY LAW

     The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to the greater of (i) 1.0% of the aggregate outstanding principal amount of residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or (ii) 1/20 of its advances (borrowings) from the FHLB of Atlanta. The Bank is in compliance with this requirement with an investment in FHLB stock of $10.6 million at September 30, 2002. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued


(8) DEPOSITS
    Deposits at September 30 consisted of the following:
                                                                       2001                     2002
                                                               ---------------------   -----------------------
                                                                          Weighted                   Weighted
                                                                 Amount     Rate         Amount        Rate
                                                                 ------     ----         ------        ----
                                                                           (Dollars in thousands)
Transaction accounts:
   Noninterest bearing . . . . . . . . . . . . . . . . . . .     $  49,098       --%        63,003         --%
   NOW . . . . . . . . . . . . . . . . . . . . . . . . . . .        55,926     0.44         67,381       0.38
   Money market checking . . . . . . . . . . . . . . . . . .       193,631     2.90        212,924       2.16
                                                                 ---------     ----        -------       ----
     Total transaction accounts . . . . . . . . . . . . . .        298,655     1.96        343,308       1.41
                                                                 ---------     ----        -------       ----

Passbook accounts:
   Regular passbooks . . . . . . . . . . . . . . . . . . . .        32,268     1.69         37,905       1.09
   Money market . . . . . . . . . . . . . . . . . . . . . . .        1,049     1.94          1,187       1.95
                                                                 ---------     ----        -------       ----
     Total passbook accounts . . . . . . . . . . . . . .            33,317     1.70         39,092       1.12
                                                                 ---------     ----        -------       ----
Certificate accounts:
   0.00 -5.99% . . . . . . . . . . . . . . . . . . . . . . .       164,306                 238,439
   6.00 -8.00% . . . . . . . . . . . . . . . . . . . . . . .        33,648                  15,758
   8.00 -10.00% . . . . . . . . . . . . . . . . . . . . . . .          438                     484
                                                                 ---------     ----        -------       ----
     Total certificate accounts . . . . . . . . . . . . . .        198,392     4.82        254,681       3.46
                                                                 ---------     ----        -------       ----
                                                                 $ 530,364     3.01%       637,081       2.21%
                                                                 =========     ====        =======       ====



     The aggregate amount of all deposit accounts with a minimum denomination of $100,000 or more was $201.2 million and $245.4 million at September 30, 2001 and 2002, respectively. Included in certificate accounts were $2.4 million at September 30, 2001 and 2002, respectively, originated by brokers for a fee.


     The amounts and scheduled maturities of certificate accounts at September 30, are as follows:


                                                    2001         2002
                                                    ----         ----
                                                      (In thousands)

       Within 1 year . . . . . . . . . . . .. .  $ 162,305      201,370
       After 1 but within 2 years . . . . .  . .    26,251       27,484
       After 2 but within 3 years. . . . . .. . .    4,067       20,358
       Thereafter......... . . . . . . . . . .. .    5,769        5,469
                                                 ---------      -------
                                                 $ 198,392      254,681
                                                 =========      =======

     Interest expense on deposits for the years ended September 30 consisted of the following:


                                             2000        2001          2002
                                          --------     ------        ------
                                                    (In thousands)

Transaction accounts. . . . . . . . .     $  6,283      7,404         4,524
Passbook accounts.. . . . . . . . . .          909        741           459
Certificate accounts. . . . . . . . .        8,577     11,235         8,767
                                          --------     ------        ------
                                          $ 15,769     19,380        13,750
                                          ========     ======        ======

     The fair value of transaction and passbook accounts is $332.0 million and $382.4 million which was the amount currently payable at September 30, 2001 and 2002, respectively. The fair value of certificate accounts was $199.9 million and $258.5 million compared to a book value of $198.4 million and $254.7 million at September 30, 2001 and 2002, respectively, and was estimated by discounting the amounts payable at the certificate rates currently offered for deposits of similar remaining maturities. The fair value estimates above did not include the substantial benefit that results from the low cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(9) ADVANCES FROM FHLB

     Advances from the FHLB at September 30 consisted of the following:

                                                               2001                      2002
                                                     ------------------------  --------------------------
                                                                    Weighted                  Weighted
                                                       Amount         Rate        Amount        Rate
                                                       ------         ----        ------        ----
Fiscal Year Maturity                                               (Dollars in thousands)
2002 ............................................     $  1,400       4.15%      $     --           --%
2003 ............................................       23,231       4.30         32,350         2.14
2004 ............................................        2,220       5.21         11,235         2.34
2005 ............................................          400       5.24         25,500         6.24
2006 ............................................        4,220       5.06          3,270         4.98
2007 ............................................           --         --          6,223         3.39
2008 or greater .................................      108,565       5.75        111,091         5.23
----                                                  --------       ----       --------         ----
                                                      $140,036       5.46%      $189,669         4.61%
                                                      ========       ====       ========         ====

     Stock in the FHLB of Atlanta and specific first mortgage loans and mortgage-backed securities of approximately $204.0 million and $219.8 million at September 30, 2001 and 2002, respectively, are pledged as collateral for these advances. The Bank has adopted the policy of pledging excess collateral to facilitate future advances. At September 30, 2002, the excess first mortgage loan collateral pledged to the FHLB will support additional borrowings of approximately $37.8 million. At September 30, 2002, included in the three, four and five years or greater maturities were $109.0 million subject to call provisions. Call provisions are more likely to be exercised by the FHLB when rates rise.

     During fiscal 2001, the Company prepaid approximately $37.7 million of advances from FHLB and incurred gross penalties of approximately $1.1 million. During fiscal 2002, the Company prepaid approximately $59.3 million of advances from FHLB and incurred gross penalties of approximately $1.1 million. Prepayment penalties are included in general and administrative expenses in the statement of operations. Also see note 1 (t).

     The estimated fair value of the FHLB advances at September 30, 2001 and 2002 is $137.2 million and $197.9 million. This estimate is based on discounting amounts payable at contractual rates using current market rates for advances with similar maturities.

(10)  REPURCHASE AGREEMENTS

     The following tables set forth certain information regarding repurchase agreements by the Bank at the end of and during the periods indicated:

                                                                                                      At September 30,
                                                                                                2000        2001      2002
                                                                                                ----        ----      ----
                                                                                                  (Dollars in thousands)
                 Outstanding balance:
                   Securities sold under agreements to repurchase:
                          Customer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 3,825    $ 3,703   $ 4,070
                          Broker . . . .  . . . . . . . . . . . . . . . .  . . . . . . . . . . $72,033     15,000    30,000

                 Weighted average rate (at month end) paid on:
                   Securities sold under agreements to repurchase:
                          Customer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5.75%      3.36%     1.37%
                          Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6.59       2.97      1.84

                 Maximum amount of borrowings outstanding at any month end:
                   Securities sold under agreements to repurchase:
                          Customer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 4,196    $ 3,726   $ 5,625
                          Broker. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  122,700     67,099    30,000

                 Approximate average outstanding with respect to:
                   Securities sold under agreements to repurchase:
                          Customer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .$  2,826    $ 2,361   $ 3,600
                          Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 107,737     45,461    15,007

                 Weighted average rate (year to date) paid on: Securities sold under agreements to repurchase:
                          Customer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4.10%      3.73%     1.58%
                          Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6.38       5.65      2.39

 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
 Notes to Consolidated Financial Statements - Continued

(10)  REPURCHASE AGREEMENTS - CONTINUED

     Securities sold under agreements to repurchase represent borrowings by the Company with maturities ranging from 1 to 28 months collateralized by securities of the United States government or its agencies, which have been delivered to a third party custodian for safekeeping. Assets pledged to collaterize securities sold under agreements to repurchase had a fair value of $36.1 million at September 30, 2002 and are included in mortgage-backed securities available for sale in the consolidated balance sheet.

(11)      INCOME TAXES

Income tax expense (benefit) for the years ended September 30 consisted of the following:


                                              Current      Deferred      Total
                                              -------      --------      -----
                                                       (In thousands)
          2000:
          Federal. . . . . . . . . . . . . . $   4,484       (116)       4,368
          State   . . . . . . . . . . . . .        325          5          330
                                             ---------    -------     --------
                                             $   4,809       (111)       4,698
                                             =========    =======     ========
          2001:
          Federal . . . . . . . . . . . . .  $   4,792        196        4,988
          State   . . . . . . . . . . . . .        308         (9)         299
                                             ---------    -------     --------
                                             $   5,100        187        5,287
                                             =========    =======     ========
           2002:
          Federal. . . . . . . . . . . . . . $   5,407        (13)       5,394
          State   . . . . . . . . . . . . .        507         --          507
                                             ---------    -------     --------
                                             $   5,914        (13)       5,901
                                             =========    =======     ========

     The tax effect of the Company's temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that give rise to the net deferred tax asset (liability) at September 30, 2001 and 2002 relate to the following:

                                                                                         2001         2002
                                                                                         ----         ----
                                                                                           (In thousands)
Deferred tax assets:
    Allowance for loan losses . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   2,644     2,900
    Accrued medical reserves . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        95        94
    Other real estate reserves and deferred gains on other real estate . . . .                69       101
    Net operating loss carryforwards . . . . . . . . . . . . . . . . . . . . . . . . .       135        21
    Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       135       276
                                                                                       ---------    ------
Total deferred tax assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .          3,078     3,392
Less valuation allowance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (135)      (21)
                                                                                       ---------    ------
Net deferred tax assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2,943     3,371
                                                                                       ---------    ------

Deferred tax liabilities:
    Tax bad debt reserve in excess of base year amount . . . . . . . . . . . . .             290       193
    Property and equipment principally due to differences in depreciation . .                356       310
    FHLB stock, due to stock dividends not recognized for tax purposes . . .                 227       207
    Deferred loan fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       466       565
    Book over tax basis in investment in unconsolidated subsidiary . . . . . .             2,823     2,953
    Unrealized gain on securities available for sale . . . . . . . . . . . . . . . . .     2,128     3,500
    Mortgage servicing rights . . . . . . . . . . . . . . . . . . . . . . . . . . . .        496       833
    Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        224       236
                                                                                       ---------    ------
Total deferred tax liabilities . . . . . . . . . . . . . . . . . . . . . . . . . .         7,010     8,797
                                                                                       ---------    ------
Net deferred tax liability . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  (4,067)   (5,426)
                                                                                       =========    ======

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(11)  INCOME TAXES - CONTINUED

     The valuation allowance for deferred tax assets as of September 30, 2001 and 2002 was $135,000 and $21,000, respectively. The net change in the total valuation allowance for the years ended September 30, 2001 and 2002 was a decrease of zero and $114,000, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the company will need to generate future taxable income prior to the expiration of the deferred tax assets governed by the tax code. Based upon the level of historical taxable income and projections for future taxable income over the periods, which the deferred tax assets are deductible, management believes it more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at September 30, 2002. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

     The net deferred tax liability is included in other liabilities in the consolidated financial statements. The valuation allowance relates to the state loss carryforwards which may not be ultimately realized to reduce taxes of the Company. A portion of the change in the net deferred tax liability relates to unrealized gains and losses on securities available for sale. A current period deferred tax expense of $1.4 million for the unrealized gains on securities available for sale has been recorded directly to stockholders' equity. The balance of the change in the deferred tax liability results from the current period deferred tax benefit of $13,000. Income taxes of the Company attributable to income before income taxes differ from the amounts computed by applying the Federal income tax rate of 34% for the years ended September 30 to earnings before income taxes as follows:

                                                   2000       2001       2002
                                                   ----       ----       ----
                                                         (In thousands)

Computed federal income taxes................     $4,473      4,960      5,476
State tax, net of federal benefit ...........        218        197        335
Other, net ..................................          7        130         90
                                                  ------      -----      -----
Total income tax expense  . . . . . . . . .       $4,698      5,287      5,901
                                                  ======      =====      =====

     The Bank has been permitted under the Internal Revenue Code to deduct an annual addition to the tax reserve for bad debts in determining taxable income, subject to certain limitations. This addition may differ significantly from the bad debt expense for financial reporting purposes and was based on either 8% of taxable income (the "Percentage of Taxable Income Method") or actual loan loss experience (the "Experience Method") for the years prior to 1997. As a result of tax legislation, the Bank will be required to recapture tax bad debt reserves in excess of pre-1988 based year amounts over a period of approximately six to eight years. In addition, for the period ending September 30, 1997, the Bank was required to change its overall tax method of accounting for bad debts to the experience method.

     Retained earnings at September 30, 2002 includes approximately $5.2 million representing pre-1988 tax bad debt base year reserve amounts for which no deferred income tax liability has been provided since these reserves are not expected to reverse until indefinite future periods and may never reverse.
Circumstances that would require an accrual of a portion or all of this unrecorded tax liability are a reduction in qualifying loan levels relative to the end of 1987, failure to meet the tax definition of a savings bank, dividend payments in excess of current year or accumulated tax earnings and profits, or other distributions in dissolution, liquidation or redemption of the Bank's stock.

(12)  Benefit Plans

     The Company participates in a multiple-employer defined benefit pension plan covering substantially all Associates. Separate actuarial valuations are not available for each participating employer, nor are plan assets segregated. Pension expense for the years ended September 30, 2000, 2001 and 2002 was immaterial. Plan assets exceeded the present value of accumulated plan benefits at June 30, 2002, the latest actuarial valuation date.

     The Company has a defined contribution plan covering substantially all Associates. The Company matches Associate contributions based upon the Company meeting certain return on equity operating results. Matching contribution expense was approximately $250,000, $245,000 and $384,000 for fiscal years 2000, 2001 and 2002, respectively.

 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
 Notes to Consolidated Financial Statements - Continued

(13)  REGULATORY MATTERS

     At September 30, 2002, the Bank's loans-to-one borrower limit was approximately $10.3 million. At September 30, 2002, the Bank is in compliance with the core, tangible and risk-based capital requirements and loans-to-one borrower limits.

     To be categorized as "Well Capitalized" under the prompt corrective action regulations adopted by the Federal Banking Agencies, the Bank must maintain a total risk-based capital ratio as set forth in the following table and not be subject to a capital directive order.

     As of September 30, 2002, the most recent notification from federal banking agencies categorized the Bank as "well capitalized" under the regulatory framework. To be categorized as "well capitalized," the Bank must maintain minimum total risk-based capital, tier 1 capital, and tier 1 leverage ratios as set forth in the table. Since September 30, 2002, there have been no events or conditions that management believes have changed the Bank's categories. (In thousands)



                                                                                            Amount to be
                                                                       For Capital         Categorized as
                                                     Actual         Adequacy Purposes    "Well Capitalized"
                                               -----------------    -----------------    -------------------
                                               Amount      Ratio     Amount     Ratio     Amount     Ratio
                                               ------      -----     ------     -----     ------     -----
As of September 30, 2002:
   Total Capital: . . . . . . . . . . . . . .  $68,417     12.74%    $42,965    8.00%     $53,706    10.00%
    (To Risk Weighted Assets)
   Tier 1 Capital: . . . . . . . . . . . . .   $62,028     11.55%    N/A        N/A       $32,223    6.00%
    (To Risk Weighted Assets)
   Tier 1 Capital: . . . . . . . . . . . . .   $62,028     6.57%     $37,785    4.00%     $47,231    5.00%
   (To Total Assets)
   Tangible Capital: . . . . . . . . . . . .   $62,028     6.57%     $14,170    1.50%     N/A        N/A
   (To Total Assets)

As of September 30, 2001:
   Total Capital: . . . . . . . . . . . . . .  $60,711     13.30%    $36,511    8.00%     $45,639    10.00%
    (To Risk Weighted Assets)
   Tier 1 Capital: . . . . . . . . . . . . .   $55,252     12.11%    N/A        N/A       $27,383    6.00%
    (To Risk Weighted Assets)
   Tier 1 Capital: . . . . . . . . . . . . .   $55,252     7.28%     $30,515    4.00%     $38,144    5.00%
    (To Total Assets)
   Tangible Capital: . . . . . . . . . . . .   $55,252     7.28%     $11,443    1.50%     N/A        N/A
    (To Total Assets)


(14)  LIQUIDATION ACCOUNT

     In conjunction with the Bank's conversion to stock form on October 6, 1990, the Bank established, as required by Office of Thrift Supervision (the "OTS") regulations, a liquidation account and maintains this account for the benefit of the remaining eligible account holders as defined under the Bank's plan of conversion. The initial balance of this liquidation account was equal to the Bank's net worth defined by OTS regulations as of the date of the latest statement of financial condition contained in the final offering circular. In the event of a complete liquidation of the Bank (and only in such event) each eligible holder shall be entitled to receive a liquidation distribution from this account in the amount of the then current adjusted balance for deposits then held, before any liquidation distribution may be made to the stockholders. The Bank is prohibited from declaring cash dividends or repurchasing its capital stock if it would cause a reduction in the Bank's net worth below either the balance of the liquidation account or the statutory net worth requirements set by the OTS.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

     (14) LIQUIDATION ACCOUNT - CONTINUED

     The Company's ability to pay dividends depends primarily on the Bank's ability to pay dividends to the Company. The Bank is prohibited from declaring cash dividends on its common stock or repurchasing its common stock if the effect thereof would cause its net worth to be reduced below either the amount required for the liquidation account or the minimum regulatory capital requirement. In addition, the Bank is also prohibited from declaring cash dividends and repurchasing its own stock without prior regulatory approval if the total amount of all dividends and stock repurchases (including any proposed dividends and stock repurchases) for the applicable year exceeds its current year's net income plus its retained net income for the preceeding two years.


     (15) EARNINGS PER SHARE

     Basic earnings per share are computed by dividing net income by the weighted-average number of common shares outstanding. Diluted earnings per share are computed by dividing net income by the weighted average number of common shares and potential common shares outstanding. Potential common shares consist of dilutive stock options determined using the treasury stock method and the average market price of common stock. All share and per share data have been retroactively restated for all common stock dividends. The Company has no antidilutive securities at September 30, 2002.

The following is a summary of the reconciliation of average shares outstanding for the years ended September 30:

                                                    2000                       2001                       2002
                                          ------------------------    -----------------------   ------------------------
                                             Basic       Diluted         Basic      Diluted       Basic        Diluted
                                          ----------    ----------    ----------   ----------   ----------    ----------
Weighted average shares outstanding       11,078,000    11,078,000    10,848,000   10,848,000   10,615,000    10,615,000
                                          ----------    ----------    ----------   ----------   ----------    ----------
Effective of dilutive securities:
Stock options                                     --       138,000            --      147,000           --       325,000
                                          ----------    ----------    ----------   ----------   ----------    ----------
Average shares outstanding                11,078,000    11,216,000    10,848,000   10,995,000   10,615,000    10,940,000
                                          ==========    ==========    ==========   ==========   ==========    ==========

(16)  STOCK OPTION PLAN

     The Company's stock option plan provides for stock options to be granted primarily to directors, officers and other key Associates. Options granted under the stock option plan may be incentive stock options or non-incentive stock options. Options are vested over a five year period and expire after ten years from the date of grant. The remaining shares of stock reserved for the stock option plan at September 30, 2002 amounted to approximately 455,000 shares. All outstanding options have been retroactively restated to reflect the effects of the common stock dividends. The stock option plan is administered by three non-management directors of the Company. At September 30, 2002, the Company had the following options outstanding:


                                                    Weighted
                                                    Average        Weighted
                                      Number        Remaining      Average     Number        Average
Fiscal                                Options       Contractual    Exercise    Options       Exercise
Year      Range of exercise prices:   Outstanding   Life             Price     Exercisable   Price
------    -------------------------   -----------   -----------    --------    -----------  ---------
1995      $3.57 - $3.96   . . . . .     106,511       2.8 Years    $  3.79      106,511      $  3.79
1996      $4.21 . . . . . . . . . .      11,557       3.1 Years    $  4.21       11,557      $  4.21
1997      $6.42 - $6.66   . . . . .     126,238       4.2 Years    $  6.53      126,238      $  6.53
1998      $9.37 - $14.29  . . . . .     250,200       5.2 Years    $ 10.55      200,160      $ 10.55
1999      $9.49 - $11.25  . . . . .     186,775       6.1 Years    $ 10.51      112,065      $ 10.51
2000      $6.33 - $7.57   . . . . .     177,994       7.2 Years    $  7.50       71,197      $  7.50
2001      $6.08 - $9.50   . . . . .     193,956       8.1 Years    $  6.23       38,791      $  6.23
2002      $9.10 - $14.95  . . . . .     180,976       9.1 Years    $  9.25           --          N/A
                                      ---------       ---------    -------      -------      -------
          $3.57 - $14.95  . . . . .   1,234,207       6.3 Years    $  8.18      666,519      $  8.01
                                      =========       =========    =======      =======      =======



 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
 Notes to Consolidated Financial Statements - Continued

(16)  STOCK OPTION PLAN - CONTINUED

     The following is a summary of the activity of the stock option plans for the years 2000, 2001, and 2002.

                                                     2000                2001                   2002
                                             -------------------  --------------------  ---------------------
                                                       Weighted              Weighted               Weighted
                                                       Average               Average                Average
                                                       Exercise              Exercise               Exercise
                                             Shares     Price     Shares      Price     Shares       Price
                                          ---------    --------  ----------  --------  ---------    ---------
          Outstanding, October 1 ......   1,004,173    $  9.43   1,055,860   $  9.45   1,214,504     $7.83
          Granted .....................     232,370       7.44     213,347      6.27     183,276      9.25
          Cancelled ...................    (108,645)      8.57     (23,855)     7.92     (10,868)     8.54
          Exercised ...................     (72,038)      4.12     (30,848)     4.68    (152,705)     6.62
                                          ---------    -------   ----------  -------   ---------     -----
          Outstanding, September 30 ...   1,055,860    $  9.45   1,214,504   $  7.83   1,234,207     $8.18
                                          =========    =======   =========   =======   =========     =====


     The Company applies APB Opinion No. 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS Statement No. 123, the Company's net income and earnings per share would have been reduced to the proforma amounts indicated below for the years ended September 30 (in thousands except per share data):

                                                            2000         2001          2002
                                                            ----         ----          ----
         Net income                       As reported     $   8,457   $    9,300   $  10,206
                                          Proforma            7,879        8,805       9,728
         Diluted earnings per share       As reported     $   0.75    $    0.85    $   0.93
                                          Proforma            0.70         0.80        0.89


     The weighted average fair value per share of options granted in 2000, 2001 and 2002 amounted to $3.05, $2.98 and $4.61, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2000, 2001 and 2002, respectively: dividend yield of approximately 3.35%, 2.03% and 1.62%, expected volatility of approximately 33%, 42% and 51%, risk-free interest rate of 6.06%, 5.60% and 4.60%, expected lives of 7.5 years and a vesting period of 5 years. For purposes of the proforma calculation, compensation expense is recognized on a straight line basis over 5 years.


     (17) COMMON STOCK DIVIDENDS

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


     (18) CASH DIVIDENDS

     On each of December 16, 1998, March 24, 1999, June 30, 1999 and September 22, 1999, the Company declared quarterly cash dividends of $.04 per share. On December 23, 1999 the Company declared a quarterly cash dividend of $.042 per share. On each of March 31, 2000, June 23, 2000, September 29, 2000, December 29, 2000 and March 21, 2001 the Company declared quarterly cash dividends of $.043 per share. On each of June 27, 2001, September 26, 2001, December 19, 2001 and March 20, 2002 the Company declared quarterly cash dividends of $.05 per share. On each of June 19, 2002 and September 18, 2002, the Company declared quarterly cash dividends of $0.055 per share.


     (19) LEGAL MATTERS

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

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(20) QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarterly operating data for the years ended September 30 is summarized as follows (in thousands, except share data):

                                                            First           Second         Third           Fourth
                                                            Quarter         Quarter        Quarter         Quarter
                                                            -------         -------        -------         -------
2001:
  Total interest income . . . . . . . . . . . . . . . . .$    15,655        15,409         15,003          14,188
  Total interest expense . . . . . . . . . . . . . . . .       9,445         9,046          7,912           6,920
                                                          ----------   -----------    -----------     -----------
  Net interest income . . . . . . . . . . . . . . . . . .      6,210         6,363          7,091           7,268
  Provision for loan losses . . . . . . . . . . . . . . .        270           225            235             225
                                                          ----------   -----------    -----------     -----------
  Net interest income after provision for
  loan losses . . . . . . . . . . . . . . . . . . . . . .      5,940         6,138          6,856           7,043
  Other income . . . . . . . . . . . . . . . . . . . . .       1,638         2,247          2,080           1,937
  General and administrative expenses . . . . . . . .          4,100         4,948          5,122           5,122
                                                          ----------   -----------    -----------     -----------

  Earnings before income taxes . . . . . . . . . . . . .       3,478         3,437          3,814           3,858
  Income taxes . . . . . . . . . . . . . . . . . . . . .       1,261         1,207          1,419           1,400
                                                          ----------   -----------     ----------      ----------
  Net income . . . . . . . . . . . . . . . . . . . . . . $     2,217         2,230          2,395           2,458
                                                          ==========    ==========     ==========      ==========
  Earnings per common share - diluted . . . . . . . .    $       .20           .21            .22             .22
                                                          ==========    ==========     ==========      ==========
  Weighted average shares outstanding-diluted . . .       10,997,000    10,964,000     10,958,000      10,985,000
                                                          ==========    ==========     ==========      ==========



                                                            First           Second         Third           Fourth
                                                            Quarter         Quarter        Quarter         Quarter
                                                            -------         -------        -------         -------
2002:
  Total interest income . . . . . . . . . . . . . . . .  $    13,368        12,987         13,498          14,020
  Total interest expense . . . . . . . . . . . . . . . .       5,662         5,153          5,278           5,753
                                                          ----------    ----------     ----------      ----------
  Net interest income . . . . . . . . . . . . . . . . .        7,706         7,834          8,220           8,267
  Provision for loan losses . . . . . . . . . . . . . .          250           255            350             380
                                                          ----------    ----------     ----------      ----------
  Net interest income after provision for
  loan losses . . . . . . . . . . . . . . . . . . . . . .      7,456         7,579          7,870           7,887
  Other income . . . . . . . . . . . . . . . . . . . . .       2,173         1,703          1,876           2,387
  General and administrative expenses . . . . . .              5,730         5,422          5,640           6,032
                                                          ----------    ----------     ----------      ----------
  Earnings before income taxes . . . . . . . . . . .           3,899         3,860          4,106           4,242
  Income taxes . . . . . . . . . . . . . . . . . . . . .       1,439         1,393          1,513           1,556
                                                          ----------    ----------     ----------      ----------
  Net income . . . . . . . . . . . . . . . . . . . . . . $     2,460         2,467          2,593           2,686
                                                          ==========    ==========     ==========      ==========
  Earnings per common share - diluted . . . . . .        $       .23           .23            .24             .24
                                                          ==========    ==========     ==========      ==========
  Weighted average shares outstanding-diluted .           10,927,000    10,826,000     10,859,000      11,104,000
                                                          ==========    ==========     ==========      ==========


 COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
 Notes to Consolidated Financial Statements - Continued

(21) COASTAL FINANCIAL CORPORATION FINANCIAL STATEMENTS (PARENT COMPANY ONLY)

     The following is condensed financial information of Coastal Financial Corporation (parent company only), the primary asset of which is its investment in its bank subsidiary, for the periods indicated. (In thousands):



Coastal Financial Corporation
Condensed Balance Sheets
September 30, 2001 and 2002
                                                                                     2001        2002
                                                                                     ----        ----
Assets
Cash . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $     141        738
Investment in subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . .     58,961     67,946
Deferred tax asset . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        125        326
Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        820         71
                                                                                  ---------     ------
Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  60,047     69,081
                                                                                  =========     ======

Liabilities and Stockholders' Equity
Accounts payable (principally dividends) . . . . . . . . . . . . . . . . . . . .        730        626
Note payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2,069      2,069
Total stockholders' equity . . . . . . . . . . . . . . . . . . . . . . . . . . .     57,248     66,386
                                                                                  ---------     ------
Total liabilities and stockholders' equity . . . . . . . . . . . . . . . . .      $  60,047     69,081
                                                                                  =========     ======



Coastal Financial Corporation
Condensed Statements of Operations
Years ended September 30, 2000, 2001 and 2002

                                                                         2000         2001        2002
                                                                       --------     -------      -------
Income:
  Interest income . . . . . . . . . . . . . . . . . . . . . . . . . .  $      5           3            1
  Management fees . . . . . . . . . . . . . . . . . . . . . . . . . .       304         300          300
  Dividends from subsidiary . . . . . . . . . . . . . . . . . . . . .     3,090       4,600        3,470
  Equity in undistributed earnings of subsidiaries . . . . . . . . . .    5,423       4,732        6,751
                                                                       --------     -------      -------
       Total income . . . . . . . . . . . . . . . . . . . . . . . .  .    8,822       9,635       10,522
                                                                       --------     -------      -------

Expenses:
  Professional fees . . . . . . . . . . . . . . . . . . . . . . . . .        71          80           79
  Supplies and printing . . . . . . . . . . . . . . . . . . . . . . .        62          39           58
  Interest expense . . . . . . . . . . . . . . . . . . . . . . . . . .      162         152           84
  Other expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .       90          91           96
  Income tax benefit (credit) . . . . . . . . . . . . . . . . . . . .       (20)        (27)          (1)
                                                                       --------     -------      -------
       Total expenses . . . . . . . . . . . . . . . . . . . . .. . . .      365         335          316
                                                                       --------     -------      -------
Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $  8,457       9,300       10,206
                                                                       ========     =======      =======

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(21) COASTAL FINANCIAL CORPORATION FINANCIAL STATEMENTS (PARENT COMPANY ONLY), CONTINUED


                          Coastal Financial Corporation
                        Condensed Statement of Cash Flows
                  Years ended September 30, 2000, 2001 and 2002

                                                                                  2000         2001         2002
                                                                                  ----         ----         ----
        Operating activities:
          Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  8,457       9,300       10,206
          Adjustments to reconcile net income to net cash provided by:
           Equity in undistributed net income of subsidiary . . . . . . . .       (5,423)     (4,732)      (6,751)
           (Increase) decrease in other assets . . . . . . . . . . . . . . .          (6)       (747)         548
           Increase (decrease) in other liabilities . . . . . . . . . . . . .        151        (108)        (104)
                                                                                --------    --------     --------
           Total cash provided by operating activities . . . . . . . . .           3,179       3,713        3,899
                                                                                --------    --------     --------

        Financing activities: . . . . . . . . . . . . . . . . . . . . . . . .
           Cash dividends to shareholders . . . . . . . . . . . . . . . . . .     (1,912)     (2,015)      (2,222)
           Treasury stock repurchases . . . . . . . . . . . . . . . . . . . .     (1,964)     (2,134)      (2,286)
           Proceeds from stock options . . . . . . . . . . . . . . . . . . .         570         106        1,203
           Proceeds from line of credit . . . . . . . . . . . . . . . . . . .        500          --           --
           Other financing activities, net . . . . . . . . . . . . . . . . .           1          (1)           3
                                                                                --------    --------     --------
           Total cash used by financing activities . . . . . . . . . . .          (2,805)     (4,044)      (3,302)
                                                                                --------    --------     --------

           Net increase (decrease) in cash and cash equivalents . . . . . .          374        (331)         597
           Cash and cash equivalents at beginning of the year . . . . . . .           98         472          141
                                                                                --------    --------     --------
           Cash and cash equivalents at end of the years . . . . . . . . . . .  $    472         141          738
                                                                                ========    ========     ========


(22) CARRYING AMOUNTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts and fair value of financial instruments as of September 30, 2001 and 2002 are summarized below:

                                                                  2001                     2002
                                                        -----------------------   ------------------------
                                                        Carrying     Estimated    Carrying     Estimated
                                                         Amount      Fair Value    Amount      Fair Value
                                                         ------      ----------    ------      ----------
                                                                            (In thousands)
Financial Assets
   Cash and cash equivalents . . . . . . . . . . . . .     $ 34,320       34,320       25,802       25,802
   Investment securities        . . . . . . . . . . . . .     2,000        2,000        2,014        2,014
   Mortgage-backed securities . . . . . . . . . . . . . . . 190,553      190,553      331,808      331,808
   Loans receivable held for sale . . . . . . . . . . . . .  16,274       16,274       18,694       18,694
   Loans receivable, net . . . . . . . . . . . . . . . . .  488,754      508,802      536,851      541,697
   FHLB stock . . . . . . . . . . . . . . . . . . . . . .     7,624        7,624       10,559       10,559


Financial Liabilities
  Deposits:
   Demand accounts . . . . . . . . . . . . . . . . . . . .  331,972      331,972      382,400      382,400
   Certificate accounts         . . . . . . . . . . . . .   198,392      199,908      254,681      258,509
   Advances from Federal Home Loan Bank . . . . . .         140,036      137,166      189,669      197,918
   Securities sold under agreements to repurchase .          18,703       18,703       36,884       36,884
   Other borrowings . . . . . . . . . . . . . . . . . . .     2,069        2,069        2,069        2,069


     Management has made estimates of fair value discount rates and estimated prepayment rates that it believes to be reasonable based upon present market conditions. Changes in market interest and prepayment rates since September 30,

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(22) CARRYING AMOUNTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

2001 and 2002, could have a significant impact on the fair value presented and should be considered when analyzing this financial data.

     The Company had $82.6 million of off-balance sheet financial commitments as of September 30, 2002, which are commitments to originate loans, unused consumer lines of credit and undisbursed portion of loans in process. Since these obligations are based on current market rates, the carrying amount is considered to be a reasonable estimate of fair value.

     The Company originates certain fixed rate residential loans with the intention of selling these loans. Between the time that the Company enters into an interest rate lock or a commitment to originate a fixed rate residential loan with a potential borrower and the time the closed loan is sold, the Company is subject to variability in the market prices related to these commitments. The Company believes that it is prudent to limit the variability of expected proceeds from the sales through forward sales of "to be issued" mortgage backed securities and loans ("forward sales commitments"). The commitment to originate fixed rate residential loans and forward sales commitments are freestanding derivative instruments. They do not generally qualify for hedge accounting treatment so their fair value adjustments are recorded through the income statement in net gains on sale of loans. The commitments to originate fixed rate conforming loans totaled $20.1 million at September, 30 2002. The fair value of these commitments was a gain of approximately $188,000 at September 30, 2002. The forward sales commitments totaled $18.0 million at September 30, 2002. The fair value of these commitments was a loss of approximately $134,000 at September 30, 2002. In addition, the Company had sold options to purchase mortgage-backed securities of $8.0 million. The fair value of these options was a loss of approximately $57,000.

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


(23) SALE OF FLORENCE OFFICE

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


(24) COMMITMENTS AND CONTINGENCIES

     The Company has a $16.0 million outstanding line of credit with a commercial bank at a variable rate of LIBOR plus two percent. The line of credit is secured by 100% of the stock of the Bank. At September 30, 2002, the outstanding balance was approximately $2.1 million.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis

Forward Looking Statements

     This report may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent Coastal Financial Corporation's (the Company) expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could influence the matters discussed in certain forward-looking statements include the timing and amount of revenues that may be recognized by the Company, continuation of current revenue and expense trends (including trends affecting charge-offs and provisions for loan losses), unforeseen changes in the Company's markets, legal and regulatory changes, and general changes in the economy (particularly in the markets served by the Company). Because of the risks and uncertainties inherent in forward looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward looking statements.


Critical Accounting Policies

     The Company's significant accounting policies are set forth in Note One of the consolidated financial statements. Of these policies, the Company considers its policy regarding the allowance for loan losses to be one of its most critical accounting policies, because it requires many of management's most subjective and complex judgments. The Company has developed appropriate policies and procedures for assessing the adequacy of the allowance for loan losses, recognizing that this process requires a number of assumptions and estimates with respect to its loan portfolio. The Company's assessments may be impacted in future periods by changes in economic conditions, the impact of regulatory examinations and the discovery of information with respect to borrowers which were not known by management at the time of the issuance of the consolidated financial statements. For additional discussion concerning the Company's allowance for loan losses and related matters, see "Allowance for Loan Losses".


General

     The Company reported $10.2 million in net income for the year ended September 30, 2002, compared to $9.3 million for the year ended September 30, 2001. Net interest income increased $5.1 million as a result of decreased interest income of $6.4 million and a decrease of $11.5 million in interest expense. Provision for loan losses increased from $955,000 for the year ended September 30, 2001, to $1.2 million for the year ended September 30, 2002. Other income increased from $7.9 million in fiscal 2001, to $8.1 million in 2002. General and administrative expenses increased $3.5 million or 18.3%, for fiscal 2002, as compared to fiscal 2001.

     Total assets increased from $763.2 million at September 30, 2001 to $950.8 million at September 30, 2002, or 24.6%. Liquid assets, consisting of cash, interest-bearing deposits, and securities, increased from $226.9 million at September 30, 2001, to $359.6 million at September 30, 2002. Loans receivable increased 9.8% from $488.8 million at September 30, 2001, to $536.9 million at September 30, 2002. Total loan originations for fiscal 2002 were $418.2 million as compared to $296.1 million for fiscal 2001.

     The growth in liquid assets was funded by increased deposits of $106.7 million, increased advances from the Federal Home Loan Bank ("FHLB") of Atlanta of $49.6 million and securities sold under agreements to repurchase of $18.2 million. As a result of increased Sales Centers and a strong emphasis on growing local deposits during fiscal 2002, deposits increased 20.1% from $530.4 million at September 30, 2001, to $637.1 million at September 30, 2002. During this same period, transaction deposits (defined as noninterest bearing checking accounts and NOW accounts) increased $25.4 million, money market checking accounts increased $19.3 million and certificate accounts increased $56.3 million.

     As a result of $10.2 million in net earnings, less the cash dividends paid to shareholders of approximately $2.2 million, treasury stock repurchases of approximately $2.3 million, and the net change in unrealized gain (loss) on securities available for sale, net of income tax of $2.2 million, stockholders' equity increased from $57.2 million at September 30, 2001 to $66.4 million at September 30, 2002.


Liquidity and Capital Resources

     Historically, the Company has maintained its liquidity at levels believed by management to be adequate to meet requirements of normal operations, potential deposit outflows and strong loan demand and still allow for optimal investment of funds and return on assets. The following table summarizes future contractual obligations as of September 30, 2002.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

                                                               Payment Due by Period
                                          --------------------------------------------------------------
                                                        Less than       1-3          4-5        After 5
                                            Total        1 Year        Years        Years        Years
                                          ----------   ----------   ----------   ---------    ----------
                                                                 (Dollars in thousands)
Contractual Obligations
Time deposits. . . . . . . . . . . . . .  $  254,681   $  201,370   $   47,842   $   5,450    $       19
Short-term borrowings. . . . . . . . . .      69,234       69,234           --          --            --
Long-term debt . . . . . . . . . . . . .     159,388           --       36,735       9,493        113,160
Operating leases   . . . . . . . . . . .         821          166          312          91            252
                                          ----------   ----------   ----------   ---------    ----------
Total contractual cash obligations . . .  $  484,124   $  270,770   $   84,889   $  15,034    $   113,431
                                          ==========   ==========   ==========   =========    ===========



     The  principal  sources  of  funds  for the  Company  are cash  flows  from operations, consisting mainly of mortgage, consumer and commercial loan payments, retail customer deposits, repurchase agreements securitized by mortgage-backed securities and advances from the FHLB of Atlanta.

     The principal use of cash flows is the origination of loans receivable. The Company originated loans receivable of $247.2 million, $296.1 million and $418.2 million for the years ended September 30, 2000, 2001 and 2002, respectively. A large portion of these loan originations were financed through loan principal repayments which amounted to $139.9 million, $233.7 million and $268.1 million for the years ended September 30, 2000, 2001 and 2002, respectively. In addition, the Company has generally sold conforming fixed rate mortgage loans to correspondent financial institutions in the secondary market to finance future loan originations. For the years ended September 30, 2000, 2001 and 2002, the Company sold loans amounting to $33.7 million, $28.5 million and $13.9 million, respectively.

     During fiscal 2002, the Company securitized $84.0 million of mortgage loans and reclassed them to securities available for sale. In accordance with SFAS No. 140, no gain was recognized related to the securitization, and mortgage servicing rights of approximately $1.4 million were recorded. The Company subsequently sold $81.2 million of these mortgage-backed securities to outside third parties and recognized a gain on sale of $1.1 million. The gain is included in gains on sales of loans held for sale in the consolidated income statement. The proceeds from sale are included in proceeds from sales of mortgage-backed securities in the consolidated statement of cash flows. The Company has no retained interest in the securities that were sold.

     During 2002, the Company used deposit growth to restructure its debt. In fiscal 2002 deposits increased from $530.4 million at September 30, 2001, to $637.1 million at September 30, 2002. During fiscal 2002, the Company prepaid approximately $59.3 million of advances from FHLB and incurred gross penalties of approximately $1.1 million which were included in general and administrative expenses in the statement of operations. As a result of this and the repayment of other short-term advances, the weighted average rate on FHLB advances decreased to 4.61% at September 30, 2002, compared to 5.46% at September 30, 2001.

     At September 30, 2002, the Company had commitments to originate $28.8 million in loans and $53.8 million in unused lines of credit, which the Company expects to fund from normal operations. Traditionally, a significant portion of the unused lines of credit may never be used by the Customer.

     At September 30, 2002, the Company had $201.4 million of certificates of deposit which were due to mature within one year. Based upon previous experience, the Company believes that a major portion of these certificates will be redeposited. At September 30, 2002, the Company had excess collateral pledged to the FHLB which would support additional FHLB advance borrowings of $37.8 million. Additionally, at September 30, 2002, the Company had repurchase agreement lines of credit and available collateral consisting of investment securities and mortgage-backed securities of $200.4 million as well as federal funds lines available of $10.0 million.

     As a condition of deposit insurance, current FDIC regulations require that the Bank calculate and maintain a minimum regulatory capital requirement on a quarterly basis and satisfy such requirement at the calculation date and throughout the ensuing quarter. The Bank's tangible and core capital approximated $62.0 million at September 30, 2002, exceeding the Bank's tangible and core requirements by $47.9 million and $24.2 million, respectively. At September 30, 2002, the Bank's capital exceeded its current risk-based minimum capital requirement by $25.5 million. The risk-based capital requirement may increase in the future. Also see Note 13 of the Notes to Consolidated Financial Statements.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

 Results of Operations
 Comparison of the Years Ended September 30, 2001 and 2002

 General

     Net earnings were $10.2 million ($0.93 per diluted share) for the year ended September 30, 2002, an increase of 9.7% compared to $9.3 million ($0.85 per diluted share) for the year ended September 30, 2001. As a result of share repurchases and the increase in net earnings, diluted earnings per share increased 9.4%. Net interest income increased $5.1 million primarily as a result of a decrease in interest income of $6.4 million which was accompanied by a decrease in interest expense of $11.5 million.

 Interest Income

     Interest income for the year ended September 30, 2002, decreased 10.6% to $53.9 million as compared to $60.3 million for the year ended September 30, 2001. The yield on interest-earning assets for the year ended September 30, 2001 was 8.26% compared to 7.10% for the year ended September 30, 2002. The average yield on loans receivable for fiscal year 2002 was 7.58% compared to 8.80% in 2001. The yield on investments which includes Investments, Mortgage-Backed Securities, Overnight Funds and Federal Funds, decreased to 6.15% for the fiscal year 2002 from 7.00% for fiscal year 2001. Total interest-earning assets for fiscal year 2002 averaged $765.8 million compared to $738.5 million for the year ended September 30, 2001. The increase in average interest-earning assets is primarily due to an increase in average loans receivable of approximately $9.7 million and average mortgage-backed and investment securities of approximately $21.3 million.

 Interest Expense

     Interest expense on interest-bearing liabilities was $21.8 million for the year ended September 30, 2002, as compared to $33.3 million in fiscal 2001. The cost of interest-bearing liabilities was 2.96% for the year ended September 30, 2002, compared to 4.64% in fiscal year 2001. The average cost of deposits for the year ended September 30, 2002, was 2.42% compared to 4.03% for the year ended September 30, 2001. The cost of FHLB advances and reverse repurchase agreements for fiscal 2002 was 5.11% and 2.39%, respectively, compared to 5.90% and 5.99%, respectively, for fiscal 2001. Total average interest-bearing liabilities increased 2.8% from $717.9 million at September 30, 2001, to $738.1 million at September 30, 2002. The increase in average interest-bearing liabilities is due to an increase in average deposits of approximately $87.8 million. This was offset by a decrease in average FHLB advances of $38.4 million and average reverse repurchase agreements of $30.5 million.

 Net Interest Income

     Net interest income was $32.0 million for the year ended September 30, 2002, an increase of $5.1 million, compared to $26.9 million for the year ended September 30, 2001. The net interest margin increased to 4.14% for fiscal 2002 compared to 3.62% for fiscal 2001. Average interest-earning assets increased $27.3 million while average interest-bearing liabilities increased $20.2 million. During fiscal 2002, interest rates have decreased. At September 30, 2001 and September 30, 2002, the prime rate of interest was 6.0% and 4.75%, respectively. With the reduction in interest rates, resulting from the Federal Reserve Board's decision to reduce the prime rate by 125 basis points, it is expected that the Company's yield on interest earning assets and cost of deposits and borrowing will decline in fiscal 2003. Consequently, it is expected that a substantial portion of the Company's loan portfolio will be subject to refinancing at lower rates. Should, as a result of continued rate reductions by the Federal Reserve, refinancing of loans at lower rates and repricing of loans tied to prime or treasury rates outpace the repricing of deposits and borrowings, the Company could experience a significantly reduced net interest margin in the future.

 Provision for Loan Losses

     As a result of growth in loans receivable, the Company's provision for loan losses increased from $955,000 for fiscal 2001 to $1.2 million for fiscal 2002. The allowance for loan losses as a percentage of loans was 1.42% at September 30, 2002 and 2001. Loans delinquent 90 days or more were .63% of total loans at September 30, 2002, compared to .64% at September 30, 2001. The allowance for loan losses was 224% of loans delinquent more than 90 days at September 30, 2002, compared to 220% at September 30, 2001. Management believes that the current level of the allowance for loan losses is adequate considering the composition of the loan portfolio, the portfolio's loss experience, delinquency trends, current regional and local economic conditions and other factors. Also see "Nonperforming Assets" and "Allowance for Loan Losses."

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

Other Income

     In fiscal 2001, total other income increased slightly from $7.9 million for the period ended September 30, 2001, to $8.1 million for the period ended September 30, 2002. As a result of increased transaction deposit accounts, fees and service charges on loans and deposit accounts was $3.1 million for fiscal 2002, compared to $2.6 million for fiscal 2001. Due to a decreased long-term interest rate environment which has resulted in increased fixed-rate mortgage originations, gain on sale of loans was $1.5 million for the year ended September 30, 2002, compared to $1.3 million for the year ended September 30, 2001. Gain on sale of mortgage-backed securities, net was $238,000 for fiscal 2002, compared to $727,000 for fiscal 2001. Other income decreased from $1.7 million for the year ended September 30, 2001, to $1.6 million for the year ended September 30, 2002.

Other Expense

     General and administrative expenses were $22.8 million for fiscal 2002 as compared to $19.3 million for fiscal 2001. Salaries and employee benefits increased to $12.5 million for fiscal 2002 as compared to $10.5 million for fiscal 2001, or 18.7%, primarily due to normal increases and the costs of staffing for new offices. During fiscal 2002, Coastal Federal Bank added offices in Loris and Pawleys Island, South Carolina. Also as a result of the office additions, net occupancy, furniture and fixtures and data processing expense increased $1.0 million for fiscal 2002, as compared to fiscal 2001. Other expenses increased from $3.5 million in fiscal 2001 to $4.1 million in fiscal 2002. The increase is primarily due to increased expenses related to the servicing of deposit accounts.


Income Taxes

     Income taxes increased from $5.3 million in fiscal 2001 to $5.9 million in fiscal 2002 as a result of increased earnings before income taxes.


Results of Operations

     Comparison of the Years Ended September 30, 2000 and 2001

General

     Net earnings were $9.3 million ($0.85 per diluted share) for the year ended September 30, 2001, an increase of 10.0% compared to $8.5 million ($0.75 per diluted share) for the year ended September 30, 2000. As a result of share repurchases and the increase in net earnings, diluted earnings per share increased 13.3%. Net interest income increased $2.5 million primarily as a result of an increase in interest income of $2.2 million which was accompanied by a decrease in interest expense of $313,000.

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

Interest Expense

     Interest expense on interest-bearing liabilities was $33.3 million for the year ended September 30, 2001, as compared to $33.6 million in fiscal 2000. The cost of interest-bearing liabilities was 4.64% for the year ended September 30, 2001, compared to 4.84% in fiscal year 2000. The average cost of deposits for the year ended September 30, 2001, was 4.03% compared to 3.88% for the year ended September 30, 2000. The cost of FHLB advances and reverse repurchase agreements for fiscal 2001 was 5.90% and 5.99%, respectively, compared to 6.12% and 6.38%, respectively, for fiscal 2000. Total average interest-bearing liabilities increased 3.4% from $694.5 million at September 30, 2000, to $717.9 million at September 30, 2001. The increase in average interest-bearing liabilities is due to an increase in average deposits of approximately $75.3 million and in average FHLB advances of $10.8 million. This was offset by a decrease in average reverse repurchase agreements of $62.3 million.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

Net Interest Income

     Net interest income was $26.9 million for the year ended September 30, 2001, an increase of $2.5 million, compared to $24.4 million for the year ended September 30, 2000. The net interest margin increased to 3.62% for fiscal 2001 compared to 3.50% for fiscal 2000. Average interest-earning assets increased $33.5 million while average interest-bearing liabilities increased $23.4 million. During fiscal 2001, interest rates have decreased significantly. At September 30, 2000 and September 30, 2001, the prime rate of interest was 9.50% and 6.0%, respectively. With the reduction in interest rates, resulting from the Federal Reserve Board's decision to reduce the prime rate by 350 basis points, it is expected that the Company's yield on interest earning assets and cost of deposits and borrowing will decline in fiscal 2002. Consequently, it is expected that a substantial portion of the Company's loan portfolio will be subject to refinancing at lower rates. Should, as a result of continued rate reductions by the Federal Reserve, refinancing of loans at lower rates and repricing of loans tied to prime or treasury rates outpace the repricing of deposits and borrowings, the Company could experience a significantly reduced net interest margin in the future.

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

Other Expense

     General and administrative expenses were $19.3 million for fiscal 2001 as compared to $16.2 million for fiscal 2000. Salaries and employee benefits increased to $10.5 million for fiscal 2001 as compared to $9.1 million for fiscal 2000, or 15.3%, primarily due to normal increases and the costs of staffing for four new offices. Also as a result of the four office additions, net occupancy, furniture and fixtures and data processing expense increased $83,000 for fiscal 2001, as compared to fiscal 2000. Other expenses increased from $3.0 million in fiscal 2000 to $3.5 million in fiscal 2001. The increase is due to increased expenses related to the servicing of deposit accounts. Included in general and administrative expenses are penalties from the early repayment of FHLB advances of $37.7 million during fiscal 2001.

Income Taxes

     Income taxes increased from $4.7 million in fiscal 2000 to $5.3 million in fiscal 2001 as a result of increased earnings before income taxes.

Non-performing Assets

     Non-performing assets were $4.6 million at September 30, 2002 compared to $5.6 million at September 30, 2001. Loans past due 90 days or more increased from $3.3 million at September 30, 2001, to $3.5 million at September 30, 2002. Real estate acquired through foreclosure decreased from $2.4 million at September 30, 2001, to $1.0 million at September 30, 2002.

     At September 30, 2001, impaired loans totaled $3.4 million. There were $3.2 million in impaired loans at September 30, 2002. Included in the allowance for loan losses at September 30, 2001 was $281,000 related to impaired loans compared to $194,000 at September 30, 2002. The average recorded investment in impaired loans for the year ended September 30, 2001 was $3.6 million compared

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

to $3.1 million for the year ended September 30, 2002. Interest income recognized on impaired loans in fiscal 2001 was $120,000. Interest income recognized on impaired loans in fiscal 2002 was $36,000.

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

Allowance for Loan Losses

     The adequacy of the allowance is analyzed on a quarterly basis. For purposes of this analysis, adequacy is defined as a level of reserves sufficient to absorb probable losses inherent in the portfolio. The methodology employed for this analysis considers historical loan loss experience, the results of loan reviews, current economic conditions, and other qualitative and quantitative factors that warrant current consideration in determining an adequate allowance.

     The evaluation of the allowance is segregated into general allocations and specific allocations. For general allocations, the portfolio is segregated into risk-similar segments for which historical loss ratios are calculated and adjusted for identified trends or changes in current portfolio characteristics. Historical loss ratios are calculated by product type for consumer loans (installment and revolving), mortgage loans, and commercial loans. To allow for modeling error, a range of probable loss ratios is then derived for each segment. The resulting percentages are then applied to the dollar amounts of the loans in each segment to arrive at each segment's range of probable loss levels.

     Certain nonperforming loans are individually assessed for impairment under SFAS 114 and assigned specific allocations. Other identified high-risk loans or credit relationships based on internal risk ratings are also individually assessed and assigned specific allocations.

     The general allocation also includes a component for probable losses inherent in the portfolio, based on management's analysis, that are not fully captured elsewhere in the allowance. This component serves to address the inherent estimation and imprecision risk in the methodology as well as address management's evaluation of various factors or conditions not otherwise directly measured in the evaluation of the general and specific allocations. Such factors or conditions may include evaluation of current general economic and business conditions; geographic, collateral, or other concentrations; system, procedural, policy, or underwriting changes; experience of lending staff; entry into new markets or new product offerings; and results from internal and external portfolio examinations.

     The allocation of the allowance to the respective loan segments is an approximation and not necessarily indicative of future losses or future allocations. The entire allowance is available to absorb losses occurring in the overall loan portfolio.

     Assessing the adequacy of the allowance is a process that requires considerable judgment. Management's methodology and judgments are based on the information currently available and includes numerous assumptions about current events, which we believe to be reasonable, but which may or may not be valid. Thus, there can be no assurance that loan losses in future periods will not exceed the current allowance amount or that future increases in the allowance will not be required. No assurance can be given that management's ongoing evaluation of the loan portfolio in light of changing economic conditions and other relevant circumstances will not require significant future additions to the allowance, thus adversely affecting the operating results of the Company. Management believes that the current level of the allowance for Loan losses is presently adequate considering the composition of the loan portfolio, the portfolio's loss experience, delinquency trends, current regional and local economic conditions and other factors.

     The allowance is also subject to examination and adequacy testing by regulatory agencies, which may consider such factors as the methodology used to determine adequacy and the size of the allowance relative to that of peer institutions, and other adequacy tests. In addition, such regulatory agencies could require us to adjust our allowance based on information available to them at the time of their examination.

     The Company established provisions for loan losses for the years ended September 30, 2000, 2001 and 2002, of $978,000, $955,000 and $1.2 million, respectively. For the years ended September 30, 2000, 2001 and 2002, the Company had net charge-offs of $319,000, $860,000 and $511,000, respectively. Net charge-offs as a percentage of average outstanding loans were .06%, .17%, and ..10% for fiscal years ended 2000, 2001 and 2002. At September 30, 2002, the Company had an allowance for loan losses of $7.9 million, which was 1.42% of net loans.

             COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
             Management's Discussion and Analysis - Continued

        Off-Balance Sheet Arrangements

     In the normal course of operations, the Company engages in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in the financial statements, or are recorded in amounts that differ from the notional amounts. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used by the Company for general corporate purposes or for Customer needs. Corporate purpose transactions are used to help manage credit, interest rate, and liquidity risk or to optimize capital. Customer transactions are used to manage Customers' requests for funding.

     The Company's off-balance sheet arrangements, which principally include lending commitments and derivatives are described below. At September 30, 2001 and 2002, the Company had no interests in non-consolidated special purpose entities.

     Lending Commitments. Lending commitments include loan commitments, standby letters of credit and unused business credit card lines. These instruments are not recorded in the consolidated balance sheet until funds are advanced under the commitments. The Company provides these lending commitments to Customers in the normal course of business.

     Loan commitments for residential housing and land totaled $28.8 million. For retail Customers, loan commitments are generally lines of credit secured by residential property. At September 30, 2002 retail loan commitments totaled $37.2 million. Standby letters of credit are conditional commitments to guarantee performance, typically contract or financial integrity, of a Customer to a third party and totaled $4.0 million at September 30, 2002. Commercial lines of credit and unused business and personal credit card lines, which totaled $12.7 million at September 30, 2002, are generally for short-term borrowings.

     The Company applies essentially the same credit policies and standards as it does in the lending process when making these commitments.

     Derivatives. In accordance with SFAS No. 133, the Company records derivatives at fair value, as either assets or liabilities, on the consolidated balance sheet. Derivative transactions are measured in terms of the notional amount, but this amount is not recorded on the balance sheet and is not, when viewed in isolation, a meaningful measure of the risk profile of the instrument. The notional amount is not exchanged, but is used only as the basis upon which interest and other payments are calculated.

     At September 30, 2002, the fair value of derivative assets and liabilities totaled $188,000 and $191,000 respectively. The related notional amounts, which are not recorded on the consolidated balance sheet, totaled $20 million for the derivative assets and $26 million for the derivative liabilities.


Interest Rate Risk Disclosure

     The Bank's Asset Liability Management Committee ("ALCO") monitors and considers methods of managing exposure to interest rate risk. The ALCO consists of members of the Board of Directors and Senior Leadership of the Company and meets quarterly. The Bank's exposure to interest rate risk is reviewed on at least a quarterly basis by the ALCO. Interest rate risk exposure is measured using interest rate sensitivity analysis to determine the Bank's change in net portfolio value in the event of hypothetical changes in interest rates. The ALCO is charged with the responsibility to maintain the level of sensitivity of the Bank's net portfolio value within Board approved limits.

     Net portfolio value (NPV) represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items over a range of assumed changes in market interest rates. The Bank's Board of Directors has adopted an interest rate risk policy which establishes maximum allowable decreases in NPV in the event of a sudden and sustained one hundred to four hundred basis point increase or decrease in market interest rates. The following table presents the Bank's projected change in NPV as computed by the OTS for the various rate shock levels as of September 30, 2002.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued


                               Board Limit    Board Limit        Market Value      Market Value
                               Minimum NPV      Maximum           Of Assets         Portfolio        Equity NPV
Change in Interest Rates         Ratio      Decline in NPV         9/30/02            9/30/02          Ratio
300 basis point rise             5.00%          400 BPS          $   953,898         $  82,297          8.63%
200 basis point rise             6.00%          300 BPS          $   972,427         $  94,417          9.71%
100 basis point rise             6.00%          250 BPS          $   987,717         $ 101,322         10.26%
No Change                        6.00%                           $   996,837         $ 102,380         10.27%
100 basis point decline          6.00%          250 BPS          $ 1,000,615         $  97,457          9.74%
200 basis point decline          6.00%          300 BPS            N/A                  N/A             N/A
300 basis point decline          6.00%          350 BPS            N/A                  N/A             N/A



     The preceding table indicates that at September 30, 2002, in the event of a sudden and sustained increase in prevailing market interest rates, the Bank's NPV would be expected to decrease, and that in the event of a sudden decrease in prevailing market interest rates, the Bank's NPV would be expected to change minimally. Values for the 200 and 300 basis point decline are not indicated due to the current level of interest rates. At September 30, 2002, the Bank's estimated changes in NPV were within the limits established by the Board of Directors.

     Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the ALCO could undertake in response to sudden changes in interest rates.

     The Bank also uses interest rate sensitivity gap analysis to monitor the relationship between the maturity and repricing of its interest-earning assets and interest-bearing liabilities. Interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within the same time period. A gap is considered positive when the amount of interest-rate-sensitive assets exceeds the amount of interest-rate-sensitive liabilities. Generally, during a period of rising rates, a positive gap would result in an increase in net interest income. Conversely, during a period of falling interest rates, a positive gap would result in a decrease in net interest income. It is ALCO's goal to maintain reasonable balance between exposure to interest rate fluctuations and earnings.


Impact of New Accounting Pronouncement

     In July 2001, the FASB issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. Statement 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. Statement 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Company adopted statement 141 in July 2001 and adopted statement 142 on October 1, 2001. The Company does not have any intangible assets affected by these standards.

     In August 2001, the Financial Accounting Standards Board issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets which addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS 144 supercedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, it retains many of the fundamental provisions of that Statement. The provisions of SFAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The Company adopted SFAS 144 on October 1, 2002 with no impact to its financial statements.

     In April 2002, The FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical
Corrections" ("SFAS 145"). SFAS 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishments of Debt" ("SFAS 4"), and an amendment of SFAS 4, SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS 145 requires that gains and losses from extinguishment of debt should be classified as an extraordinary item only if they meet the criteria of FASB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued


Infrequently Occurring Events and Transactions" ("FASB Opinion 30"). Applying the provisions of FASB Opinion 30 will distinguish transactions that are part of an entity's recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. The provisions of SFAS 145 are effective for financial statements issued for fiscal years beginning after May 15, 2002 and interim periods within those fiscal years. The Company adopted SFAS 145 on July 1, 2002. During fiscal 2001, the Company prepaid approximately $37.7 million of advances from FHLB and incurred gross penalties of approximately $1.1 million. During fiscal 2002, the Company prepaid approximately $59.3 million of advances from FHLB and incurred gross penalties of approximately $1.1 million. Prepayment penalties were included in general and administrative expenses in the statement of operations.

     In September 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"), which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 applies to costs associated with an exit activity that does not involve an entity newly acquired in a business combination or with a disposal activity covered by SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Those costs include, but are not limited to, the following:
a) termination benefits provided to current employees that are involuntarily terminated under the terms of a benefit arrangement that, in substance, is not an ongoing benefit arrangement or an individual deferred compensation contract (hereinafter referred to as one-time termination benefits), b) costs to terminate a contract that is not a capital lease, and c) costs to consolidate facilities or relocate employees. This Statement does not apply to costs associated with the retirement of a long-lived asset covered by SFAS No. 143, "Accounting for Asset Retirement Obligations." A liability for a cost associated with an exit or disposal activity shall be recognized and measured initially at its fair value in the period in which the liability is incurred. A liability for a cost associated with an exit or disposal activity is incurred when the definition of a liability is met in accordance with FASB Concepts Statements No. 6, "Elements of Financial Statements." The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The impact of adoption on the Company is not known at this time.

     In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9" ("SFAS 147"). SFAS 147 removes acquisitions of financial institutions from the scope of both FASB Statements No. 72 ("SFAS 72") and FASB Interpretation No. 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets," except for transactions between two or more mutual enterprises. Thus, the requirement in SFAS 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of SFAS 72. In addition, SFAS 147 amends FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor-and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS 144 requires for other long-lived assets that are held and used.

     The provisions of SFAS 147 are effective for financial statements issued on or after October 1, 2002 and early adoption is permitted. The Company adopted this statement on October 1, 2002 with no impact.


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


Capital Standards and Regulatory Matters

     The Bank's capital standards include: (1) a leverage limit requiring all OTS chartered financial institutions to maintain core capital in an amount not less than 4% of the financial institution's total assets; (2) a tangible capital requirement of not less than 1.5% of total assets; and (3) a risk-based capital requirement of not less than 8.0% of risk weighted assets. For further information concerning the Bank's capital standards, refer to Note 13 of the Notes to the Consolidated Financial Statements.


Board of Directors

Coastal Financial Corporation              Coastal Federal Bank                     Coastal Investor Services, Inc.

James C. Benton                            James C. Benton                          G. David Bishop
President                                  President                                President
C.L. Benton & Sons, Inc.                   C.L. Benton & Sons, Inc.                 Waccamaw Community Foundation

G. David Bishop                            G. David Bishop                          James P. Creel
President,                                 President                                President
Waccamaw Community Foundation              Waccamaw Community Foundation            Creel Corporation

James T. Clemmons                          James T. Clemmons                        James H. Dusenbury
Chairman                                   Chairman                                 Retired - Attorney
Coastal Financial Corporation              Coastal Federal Bank                     Dusenbury and Clarkson Law Firm

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

Michael C. Gerald                          Michael C. Gerald                        Jerry L. Rexroad,
President and Chief Executive Officer      President and Chief Executive Officer    CPA Chief Financial Officer
Coastal Financial Corporation              Coastal Federal Bank                     Coastal Investor Services, Inc.

Frank A. Thompson, II                      Frank A. Thompson, II                    Phillip G. Stalvey
President                                  President                                Executive Vice President Coastal
Peoples Underwriters, Inc.                 Peoples Underwriters, Inc.               Financial Corporation

                                                                                    Frank A. Thompson, II
                                                                                    President
                                                                                    Peoples Underwriters, Inc.



COASTAL FEDERAL BANK
Leadership Group

Sherri J. Adams                       S. Lynn Dyson                   Ruth S. Kearns                  Jerry L. Rexroad, CPA
Personal Banking Leader               Personal Banking Leader         Senior Vice President           Executive Vice President
N. Myrtle Beach Banking Center        Waccamaw Banking Center         Customer Recognition Officer    Chief Financial Officer

Ginger Allen                          Barbara R. Faber,               L. Eric Keys                    Stacy M. Sansbury
Assistant Vice President              CPA Assistant Vice President    Vice President                  Personal Banking Leader Conway
Senior Underwriter                    Banking Administration          Community Banking Leader        Banking Center
                                       Group Leader                   South Horry County Community
Donna P. Bailey                                                                                       Eulette W. Sauls
Assistant Vice President              Rita E. Fecteau                 Debra M. Lambe                  Customer Account Relationship
Associate Dean of Career Development  Vice President                  Facilities/Maintenance Leader   Group Leader
                                      Accounting
James R. Baker, MCSE                  Group Leader                    Scott W. Lander                 Sherry G. Schoolfield, CRCM
Assistant Vice President                                              Senior Vice President           Assistant Vice President
Systems Engineer                      J. Daniel Fogle                 Area Banking Leader             Compliance Officer
                                       Vice President                 North Carolina Area
Harry Bates IV                        Residential Banking Leader                                      Douglas E. Shaffer
Personal Banking Leader               Carolina Forest/Waccamaw/       Justin Lee                      Senior Vice President
Oak Street Banking Center             Conway Banking Centers          Personal Banking Leader         Area Banking Leader
                                                                      Socastee Banking Center/        North and West Horry
Jeffrey A. Benjamin                   Joel P. Foster                  Socastee BI-LO Convenience      County Areas
Senior Vice President                 Vice President                  Center
Credit Administration Group Leader    Community Banking Leader                                        Steven J. Sherry
                                      Myrtle Beach Community          Edward L. Loehr                 Executive Vice President
Lynn Bernstein                                                        Vice President                  Marketing Group Leader
Item Processing Leader                Andrew D. Gable                 Budgeting and Treasury
                                      Assistant Vice President                                        Liz C. Short
Amanda Brown                          Closing and Construction        Kathleen M. Lutes               Personal Banking Leader
Personal Banking Leader               Group Leader                    Assistant Vice President        Murrells Inlet Banking Center
Southport Banking Center                                              Senior Underwriter
                                      William Gehman, CPA                                             Joe Shumbo
Cynthia Lee  Buffington               Senior Vice President           Richard Marsh                   Vice President
Assistant  Vice President             Corporate Controller            Personal Banking Leader         Residential Banking Leader
Item Processing Group Leader                                          Loris Banking Center            Sunset Beach/Southport
                                      Mary L. Geist                                                   Banking Centers
Ronnie Burbank                        Vice President                  Michael C. Mauney
Vice President                        Data Services                   Assistant Vice President        J. Marcus Smith, Jr.
Senior Banking Leader                 Group Leader                    Collections Group Leader        Senior Vice President
Wilmington Downtown Banking Center                                                                    Internal Auditor
                                      Michael C. Gerald               Amy E. McLaurin
Glenn T. Butler, MCSE, CCNA           President and Chief Executive   Personal Banking Leader         Carolyn Specht
Vice President Network                Officer                         Sunset Beach Banking Center     Purchasing Services Leader
Services Group Leader
                                      Kenan D. Godwin                 Janice B. Metz                  Phillip G. Stalvey
Anne R. Caldwell                      Banking Center Leader           Marketing Programs Coordinator  Executive Vice President
Assistant Vice President              Oak Street Banking Center                                       Banking Group Leader
Deposit Servicing Leader                                              Lauren Elaine  Miller
                                      Amy M. Gore                     Vice President                  Delan Stevens
Shonda C. Chestnut                    Personal Banking Leader         Dean of Coastal Federal         Vice President
Assistant Vice President              Wilmington Oleander Banking     University                      Community Banking Leader
Personal Banking Leader               Center                                                          West Horry County Community
Surfside Beach Banking Center                                         Deborah J. Myers
                                      Jimmy R. Graham                 Electronic Banking              Sandra J. Szarek
Susan J. Cooke                        Executive Vice President        Group Leader                    Loan Servicing Group Leader
Senior Vice President                 Chief Information Officer
Administrative Services                                               Ronald A. Nolan                 Regina C. Taylor
Group Leader                          Don C. Hamilton                 Assistant Vice President        Sales Resource Leader
                                      Vice Pesident                   Security Officer
Joe Cox                               Residential Brokerage                                           Matthew J. Towns
Vice President                        Group Leader                    Deborah Ann Orobello            Vice President
Community Banking Leader              Banking Center Resource Group   Personal Banking Leader         Credit Administration
Loris Community                                                       Little River Banking Center
                                      Lisa Moore Harris                                               Douglas W. Walters
Robert D. Douglas                     Vice President                  Charles Page                    Vice President
Executive Vice President              Community Banking Leader        Vice President                  Residential Banking Leader
Human Resources                       Wilmington Community            Senior Banking Leader           N. Myrtle Beach/Myrtle
                                                                      Carolina Forest/Waccamaw        Beach/Surfside Beach/Murrells
Trina Dusenbury                       Glenn D. Humbert                Banking Centers                 Inlet/Socastee Banking Centers
Vice President                        Vice President
Residential Loan Administrator        Community Banking Leader        Orit Perez                      Sandra R. Zanfini
Group Leader                          Brunswick County Community      Personal Banking Leader         Corporate Support
                                                                      BI-LO 38th Convenience Center   Group Leader/
                                      Lisa B. James                                                   Assistant Corporate Secretary
                                      Vice President                  Patricia Price
                                      Account Servicing Group Leader  Personal Banking Leader
                                                                      Pawleys Island Banking Center



Locations

Coastal Federal Bank                                                Coastal Investor Services, Inc.
Oak Street Office               Socastee Office (BI-LO)             Steven Brockmann
2619 Oak Street                 5020 Dick Pond Road                 Financial Advisor
Myrtle Beach, SC 29577-3129     Myrtle Beach, SC  29588             843.918.7600
843.205.2000                    843.205.2042
                                                                    Cynthia M. Clark
Carolina Forest Office          Southport Office                    Financial Advisor
3894 Renee Drive Myrtle         4956-1 Long Beach Road SE           843.918.7600
Beach, SC 29579                 Southport, NC  28461
843.205.2016                    843.205.2032 910.454.4173           Susan J. Cooke
                                                                    Corporate Secretary
Conway Office                   Sunset Beach Office                 843.205.2000
310 Wright Boulevard            1625 Seaside Road S.W.
Conway, SC 29526                Sunset Beach, NC  28468             John L. Creamer
843.205.2005                    843.205.2012 910.579.8160           Vice President and Financial Advisor
                                                                    843.918.7600
Dunes Office                    Surfside Office
7500 North Kings Highway        112 Highway 17                      Linda Doane
Myrtle Beach, SC 29572          South & Glenns Bay Road             Sales Assistant
843.205.2001                    Surfside Beach, SC  29575           843.916.7600
                                843.205.2003
Little River Office                                                 E. Haden Hamilton, Jr.
1602 Highway 17                 Waccamaw Medical Park Office        President, Chief Executive Officer
Little River, SC 29566          112 Waccamaw Medical Park           and Financial Advisor
843.205.2014                    Drive Conway, SC  29526             843.918.7600
                                843.205.2009
Loris Office                                                        John Michael Hill
4262 Main Street                38th Avenue Office (BI-LO)          Vice President and Financial Advisor
Loris, SC 29569                 1245 38th Avenue North              843.918.7600
843.756.4455                    Myrtle Beach, SC  29577
                                843.205.2041                        Debra Hinson Operations Leader/
Murrells Inlet Office                                               Registered Sales Assistant
3348 Highway 17                 Wilmington Office                   843.918.7600
South & Inlet Crossing          5710 Oleander Drive, Suite 209
Murrells Inlet, SC 29576        Wilmington, NC 28403                Larry Hyams
843.205.2008                    843.205.2031 910.313.1161           Financial Advisor
                                                                    843.918.7600
North Myrtle Beach Office       Wilmington Downtown Office
521 Main Street                 109 Market Street                   Jennifer H. Ivey
North Myrtle Beach, SC 29582    Wilmington, NC 28401                Registered Sales Assistant
843.205.2002                    843.205.2033                         843.918.7600
                                910.763.2372
Pawleys Island Office                                               Sandra Peterman
Coastal Federal Town Center                                         Sales Assistant
11403 Ocean Highway                                                 843.918.7600
Pawleys Island, SC 29585
843.205.2020                                                        Jerry L. Rexroad, CPA
                                                                    Chief Financial Officer
Socastee Office                                                     843.205.2000
4801 Socastee Boulevard
Myrtle Beach, SC 29575
843.205.2007


Corporate Information

     Common Stock and Dividend Information

The common stock of Coastal Financial Corporation is quoted through the Nasdq Stock Market under the symbol CFCP. For information contact:

          Herzog,  Heine, Geduld, Inc. at 1.800.523.4936

          Hofer & Arnett, Inc. at 1.800.774.8723

          Raymond James Financial Services at 1.843.918.7600

          Monroe Securities, Inc. at 1.800.766.5560

          Knights Securities at 212.336.8690

          Spear, Leeds & Kellogg at 1.800.526.3160

          Trident Securities at 1.800.222.2618

     As of November 29, 2002, the Corporation had 1,026 shareholders and 10,606,948 shares of common stock outstanding. This does not reflect the number of persons or entities who hold stock in nominee or "street name."

     The Company's ability to pay dividends depends primarily on the ability of Coastal Federal Bank to pay dividends to the Company. See notes 13 and 14 of Consolidated Financial Statements for further information.

     Market Price of Common Stock The table below reflects the high and low bid stock prices published by Nasdaq for each quarter. The prices have been adjusted to reflect stock dividends.

                         HIGH          LOW         CASH
                         BID           BID         DIVIDEND
                         ---           ---         --------

Fiscal Year 2002:
First Quarter           $ 9.90      $  8.90         $0.050
Second Quarter            9.61         9.26          0.050
Third Quarter            15.04         9.14          0.055
Fourth Quarter           15.45        13.00          0.055

Fiscal Year 2001:
First Quarter           $ 7.33      $  5.25         $0.043
Second Quarter           10.50         6.17          0.043
Third Quarter             9.33         7.11          0.050
Fourth Quarter           10.25         8.00          0.050


Form 10-K

A copy of Coastal Financial Corporation's Annual Report on Form 10-K, as filed with the Securities Exchange Commission for the year ended September 30, 2002, may be obtained without a charge by writing to the Shareholder Relations Officer at the Corporate address.

Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Coastal Financial Corporation will be held at the Ocean Reef Resort (formerly Myrtle Beach Martinique), 7100 North Ocean Boulevard, Myrtle Beach, South Carolina, on Tuesday, January 28, 2003 at 2:00 p.m., Eastern Standard Time.


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

Corporate Offices

Coastal Financial Corporation
2619 Oak Street
Myrtle Beach, South Carolina 29577
843.205.2000

Transfer Agent and Registrar
Registrar and Transfer Company
P.O. Box 1010
Cranford, NJ 07016
1.800.866.1340 Ext. 2514

Independent Certified Public Accountants
KPMG LLP
55 Beattie Place, Suite 900
Greenville, South Carolina 29601

Special Counsel
Muldoon Murphy & Faucette LLP
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

[GRAPHIC - COASTAL FEDERAL BANK]  [GRAPHIC - COASTAL INVESTOR SERVICES]

[GRAPHIC - RAYMOND JAMES FINANCIAL SERVICES]

Securities are offered exclusively through Raymond James * Financial Services, Inc., member NASD/SIPC, an independent broker/dealer, and are not insured by the FDIC or any other bank insurance, are not deposits or obligations of the bank, are not guaranteed by the bank, and are subject to risk, including the possible loss of principal.


48