Form 10-K, Exhibit 13
COASTAL FINANCIAL CORP /DE
filed 2003-12-22
CIK 935930

EXHIBIT 13

                      ANNUAL REPORT TO STOCKHOLDERS FOR THE

                      FISCAL YEAR ENDED SEPTEMBER 30, 2003


COASTAL FINANCIAL CORPORATION


                                                                            2003
                                                                   ANNUAL REPORT

COASTAL FINANCIAL CORPORATION
Corporate Office: 2619 Oak Street o Myrtle Beach, South Carolina o 29577-3129


                               2003 ANNUAL REPORT
                                  843.205.2000

                                A Quest for Excellence
                                1954-2004

                                Celebrating Our First Fifty Years Of Operation
                                By Focusing On Moving To The Next Level
                                The Transformation From A Very Good Organization
Dedication                      To An Exceptional Organization

Dedication On January 12, 1954, when Coastal Federal officially opened its doors for business, its future was already well-secured by the Vision and Values of its founders. These civic-minded individuals envisioned a Community based and owned banking organization which would be a catalyst for enabling the Community, its residents and businesses to reach their full potential.

And, thanks to their strong belief that it was, and always would be, inextricably linked as partners with its Community, Coastal Federal's journey, through its first 50 years to what it is today, has to be one of the more interesting stories in the history of American small business.

A quick trip back through time takes us from its grand opening in 1954, through a period of very slow growth, during which it remained a one-location bank until 1971. The late-seventies and the decade of the eighties brought rapid growth, but a very difficult economic environment and was followed by the conversion to public ownership in 1990. Since that point, its Transformation To A Very Good Organization, as evidenced by U.S. Banker Magazine having ranked it the #1 Community Bank in the Carolinas for each of the past four years, continues to affirm our belief that, when you have good people working together for the common goals of the Community, there is no limit to the growth and prosperity that can be achieved.

Over the past 50 years, in keeping with the Vision and Values of our founders, we have been committed to Exceeding the Expectations of our Customers by delivering our only product, which is Service, in the only manner which adds value, as Trusted Financial Advisors, through our only real competitive advantage, our exceptional Associates.

And over the thirteen years since becoming a publicly owned company, all of us at Coastal Financial Corporation have focused on accomplishing Our Basic Corporate Objective Of Maximizing The Value Of Our Shareholders' Investment by working diligently toward the achievement of Our Long-Term Goal Of Being The Best Financial Services Company In Our Marketplace.

Our ongoing commitment to the Vision and Values of our founders, as expressed through our QUEST FOR EXCELLENCE Operating Philosophy and our Vision 2005 Plan, has again produced outstanding results for our Shareholders and we are absolutely convinced that this approach will help to ensure that our best days are yet to come and facilitate our Transformation From A Very Good Organization To An Exceptional Organization.

Share Price Performance

[THE FOLLOWING TABLE WAS REPRESENTED BY A BAR GRAPH IN THE PRINTED MATERIAL.]

      Initial Public Offering October 4, 1990            $10.00
      Sept. 30, 1991                                     $10.00
      Sept. 30, 1992                                     $27.20
      Sept. 30, 1993                                     $68.31
      Sept. 30, 1994                                     $85.56
      Sept. 30, 1995                                     $85.92
      Sept. 30, 1996                                    $134.94
      Sept. 30, 1997                                    $217.16
      Sept. 30, 1998                                    $215.52
      Sept. 30, 1999                                    $177.72
      Sept. 30, 2000                                    $113.80
      Sept. 30, 2001                                    $217.36
      Sept. 30, 2002                                    $299.07
      Sept. 30, 2003                                    $374.19

The price of Coastal Financial Corporation's common stock increased 25% since September 30, 2002 and has grown at a compound annual rate of over 31% since 1990. These historical results may not be indicative of future stock price performance. Share data has been restated to reflect all stock splits, stock dividends, and reinvested cash dividends.

Financial Highlights

The following table sets forth certain information concerning the financial position of the Company (including data from operations of its subsidiaries) as of the dates and for the periods indicated. The consolidated data is derived from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and its subsidiaries presented herein.

                                                                              At or for Years Ended September 30,
                                                               ------------------------------------------------------------------
                                                                  1999          2000          2001          2002          2003
                                                               ----------    ----------    ----------    ----------    ----------
                                                                         (Dollars in thousands, except per share data)
Financial Condition Data:
Total  assets ..............................................   $  713,013    $  768,838    $  763,214    $  950,796    $1,181,209
Loans receivable, net ......................................      455,351       511,701       488,754       536,851       682,737
Mortgage-backed securities .................................      182,115       189,239       190,553       331,808       383,324
Cash, interest-bearing deposits and investment securities ..       30,296        25,715        36,320        27,816        37,484
Deposits ...................................................      399,673       406,217       530,364       637,081       697,012
Borrowings .................................................      262,541       303,151       160,808       228,622       392,797
Stockholders` equity .......................................       41,237        46,945        57,248        66,386        73,707
Operating Data:
Interest  income ...........................................   $   49,559    $   58,079    $   60,255    $   53,873    $   59,214
Interest expense ...........................................       26,991        33,636        33,323        21,846        22,998
                                                               ----------    ----------    ----------    ----------    ----------
Net  interest  income ......................................       22,568        24,443        26,932        32,027        36,216
Provision for loan losses ..................................          750           978           955         1,235         2,655
                                                               ----------    ----------    ----------    ----------    ----------
Net interest income after provision for loan losses ........       21,818        23,465        25,977        30,792        33,561
                                                               ----------    ----------    ----------    ----------    ----------
Other Income:
Fees and service charges on loans and deposit accounts .....        2,025         2,126         2,634         3,148         3,489
Gain on sales of loans held for sale .......................          979           631         1,295         1,462         2,985
Gain (loss) on sales of investment securities, net .........           73           (17)          (56)          102            --
Gain (loss) on sales of mortgage-backed securities, net ....          191        (1,554)          727           238           469
Real estate operations .....................................          (29)          (64)         (453)         (137)          (18)
Other income ...............................................        2,334         4,759         3,755         3,326         3,983
                                                               ----------    ----------    ----------    ----------    ----------
Total other income .........................................        5,573         5,881         7,902         8,139        10,908
Total general and administrative expense ...................       15,286        16,191        19,292        22,824        27,156
                                                               ----------    ----------    ----------    ----------    ----------
Earnings before income taxes ...............................       12,105        13,155        14,587        16,107        17,313
Income taxes ...............................................        4,390         4,698         5,287         5,901         6,141
                                                               ----------    ----------    ----------    ----------    ----------
Net  income ................................................   $    7,715    $    8,457    $    9,300    $   10,206    $   11,172
                                                               ==========    ==========    ==========    ==========    ==========
Net earnings per common diluted share ......................   $      .56    $      .62    $      .70    $      .77    $      .83
                                                               ==========    ==========    ==========    ==========    ==========
Cash dividends per common share ............................   $      .14    $      .14    $      .16    $      .17    $      .20
                                                               ==========    ==========    ==========    ==========    ==========
Weighted average shares outstanding diluted ................       13,767        13,571        13,304        13,237        13,441
                                                               ==========    ==========    ==========    ==========    ==========

All share and per share data have been restated to reflect a 5% stock dividend declared on November 10, 1999, a 10% stock dividend declared on March 14, 2000, a 3 for 2 stock dividend declared on July 31, 2001, and two 10% stock dividends declared on May 27, 2003 and August 28, 2003.

Key Operating Ratios:

The table below sets forth certain performance ratios of the Company at the dates or for the periods indicated.

                                                                                     At or for Years Ended September 30,
                                                                                     -----------------------------------
                                                                                1999       2000      2001      2002      2003
                                                                                ----       ----      ----      ----      ----
Other Data:
Return on assets (net income divided by average assets) .....................     1.14%     1.13%     1.20%     1.23%     1.04%
Return on average equity (net income divided by average equity) .............    19.30%    19.52%    17.75%    16.92%    15.84%
Average equity to average assets ............................................     5.93%     5.80%     6.59%     7.29%     6.59%
Book value per share ........................................................   $ 3.06    $ 3.55    $ 4.41    $ 5.18    $ 5.70
Dividend payout ratio .......................................................    23.28%    22.61%    21.58%    21.77%    23.20%
Interest rate spread (difference between average yield on interest-earning
  assets and average cost of interest-bearing liabilities) ..................     3.55%     3.50%     3.64%     4.14%     3.65%
Net interest margin (net interest income as a percentage of average
  interest-earning assets) ..................................................     3.67%     3.57%     3.77%     4.24%     3.67%
Allowance for loan losses to total loans at end of period ...................     1.36%     1.35%     1.42%     1.42%     1.40%
Ratio of non-performing assets to total assets (1) ..........................     0.21%     0.73%     0.74%     0.48%     0.77%
Tangible capital ratio ......................................................     6.29%     6.56%     7.28%     6.57%     7.14%
Core capital ratio ..........................................................     6.29%     6.56%     7.28%     6.57%     7.14%
Risk-based capital ratio ....................................................    12.64%    12.45%    13.30%    12.74%    13.17%

(1) Nonperforming assets consist of nonaccrual loans 90 days or more past due and real estate acquired through foreclosure.

Dear Friends

The year 2004 marks our 50th anniversary and begins a celebration of our first fifty years of operation. It is also an appropriate opportunity for us to express appreciation to our founders, who created this organization with a strong sense of purpose and values and a clear vision of the opportunities the future would hold, and to the many talented Leaders who have, over the years, encouraged the organization to strive to reach its full potential and facilitated its progress.

Unlike the histories of growth by merger and acquisition of many banks across the country, the history of Coastal Federal is all about internal growth fueled by the steady expansion of the Communities of coastal North and South Carolina.

In the beginning, growth was very slow as the Grand Strand and its adjacent coastal Communities had not yet been discovered or fully appreciated for their many attributes. Once our Country was solidly back on its feet after World War II, and the members of that great generation who lived within a day's drive discovered and fell in love with this vacation paradise, our Community began to grow like wildfire.

And, as the demand for business and real estate development grew, Coastal Federal was there to meet those financial needs with a full array of financial services delivered by qualified and trusted financial advisors.

Over the past fifty years, while the world, and its values system has changed at a constantly increasing pace, we at Coastal Financial Corporation, in keeping with the Vision and Values of our founders, have staked our future on our QUEST FOR EXCELLENCE Operating Philosophy which allows us to conduct our operations with a view toward the long-term and a focus on doing the right things for our Associates, our Customers and our Communities. Thanks to the solid foundation established by our founders, we have maintained a strong belief that a shared sense of purpose and values is critical to the attainment of Our Basic Corporate Objective Of Maximizing The Value Of Our Shareholders' Investment and Our Long-Term Goal Of Being The Best Financial Services Company In Our Marketplace.

The result of this ever-increasing focus has been the continued evolution of Coastal Financial Corporation to its present status as a Very Good Organization. Our challenge now is The Transformation From A Very Good Organization To An Exceptional Organization. While this journey is an ambitious one, thanks to the strong framework established by our founders, and sustained over the years by each of our subsequent Leaders, it is one which we are well-positioned to undertake.

Further evidence of our readiness to begin this move to the next level is present in the results of this year's operations. Despite the very challenging economic conditions of this past year, our commitment to our QUEST FOR EXCELLENCE Operating Philosophy and Vision 2005 Plan has continued to guide our operations and has produced another year of exceptional financial results and some notable milestones:

      o Coastal Financial Corporation's net income for 2003 totaled $11.2 million, compared to $10.2 million in 2002. On a fully diluted basis, these results equated to a 7.8% increase, from $0.77 per share in 2002 to $0.83 per share in 2003. Major contributors to this growth in net income were continued strong Core Deposit and loan growth and effective expense control. From an overall operations perspective, our strategy of focusing on Core Deposits and promoting more interaction and integration among all of our operating areas has begun to pay off, as reflected in the number of cross-referrals which were recorded this year.

      o Deposits from the residents and businesses of the Communities we serve increased by approximately $59.9 million, or 9.4% to $697.0 million.

      o Loans grew by 26%, primarily reflecting a continued strong focus on our business banking line of business. The infrastructure we have developed in support of our business banking activities over the past several years has shown success, and, in order to increase our effectiveness, during 2003, we have continued this investment in infrastructure through the creation of a small business banking group which is specifically designed to embrace the specialized financial services needs of a much larger segment of our small business Community. By clearly differentiating our business banking and commercial banking offerings and approaches, we will be significantly better positioned to meet the unique needs of the businesses and business owners in the Communities we serve.

      o Our residential banking operations generated total originations in excess of $305 million.

      o Coastal Investor Services, our Investment Services Division, had another banner year. Assets under management through Raymond James increased by 23% to $212 million. Total revenues from this area of our operations continued to increase, resulting in Raymond James Financial Services ranking Coastal Investor Services fourth, out of over 240 Financial Institution Division affiliates.

      o The framework supporting our focus on financial planning activities was enhanced with the formation of Coastal Retirement, Estate & Tax Planners, Inc. during the fourth

                                                                    Dear Friends

            quarter of 2003. Coastal Retirement, Estate and Tax Planners offers professional, objective, fee-based financial planning services and is a crucial step in our overall branding strategy which will make it easier for our Customers to do more of their financial services related business with us.

o Our financial services distribution system continued to expand to serve more of the Communities of coastal North Carolina, with the opening of our newest office in Shallotte, North Carolina in September of this year, bringing our total number of full-service Banking Centers to nineteen.

o In recognizing the role of technology in our Mission of working toward Exceeding the Expectations of our Customers, during 2003, we completed a long-planned Information Technology Platform system conversion which has armed us with enabling capability to both better serve our Customers and operate at optimum efficiency levels.

o Coastal Federal University continued to enable Coastal Financial Corporation's superior performance through its never-ending focus on our philosophy of becoming a learning organization. In addition to delivering an ever-increasing array and number of curriculum offerings designed to enable each of our Associates to achieve their full personal and professional potential, the Dean of Coastal Federal University and our outstanding faculty members helped to facilitate the exceptionally well executed Information Technology Platform conversion by providing approximately 1,000 hours of classroom training. Other key achievements in support of our Transformation To An Exceptional Organization were evidenced by the development of a new Business Banking College curriculum and the initiation of a Leadership Development College.

In addition to our excellent operating results for 2003, which again met our high expectations, the market price of Coastal Financial's common stock, at September 30, 2003, was 25.0% higher than the market price at September 30, 2002.

And, equally as impressive, is the fact that, since 1990, our operating earnings have increased at a compound annualized rate in excess of 16%.

Since becoming a publicly owned company in 1990, Coastal Financial Corporation's stock has grown at a compound annual rate of over 31%, taking our market capitalization from $4.6 million in October 1990, to $180.8 million at the close of this fiscal year. Put another way, an initial investment of $10,000 in October of 1990 would have grown to over $365,000 at September 30, 2003, without regard to the reinvestment of cash dividends.

One of the best indicators of performance is Return On Shareholders' Equity, and this measure for 2003 was, again, outstanding. Our Return On Average Shareholders' Equity of 15.8% ranks us among the top performing financial services companies in America.

Adding to our own sense of satisfaction with these financial results during 2003 was the continuation of significant public recognition of our progress toward the attainment of Our Basic Corporate Objective Of Maximizing The Value Of Our Shareholders' Investment and Our Long-Term Goal Of Being The Best Financial Services Company In Our Marketplace. Several very good examples follow:

      o Coastal Financial Corporation, for the 4th consecutive year, was ranked the #1 Community Bank in the Carolinas by U. S. BANKER
                                                             ------------
            MAGAZINE, in its August 2003 publication. In this edition, U. S.
            --------
            BANKER MAGAZINE featured its Ranking of the Top 100 Publicly Traded
            ---------------
            Mid-Tier Banks. This ranking spotlighted banks with assets between $1 and $15 billion, based upon a 3-year average measure of Return On Average Equity. Coastal Financial Corporation was ranked 1st in the Carolinas and 39th nationally in this listing.

      o Coastal Federal Bank, for the sixth consecutive year, placed 1st in voting by the readers of the (Myrtle Beach) SUN NEWS in the
                                                        --------
            Financial Institutions category of the SUN NEWS Best Of The Beach
                                                   --------
            Competition for 2003.

      o     Coastal Federal Bank placed 1st in voting by the readers of the SUN
                                                                            ---
            NEWS in the Mortgage Company category of the SUN NEWS Best Of The
            ----                                         --------
            Beach Competition for 2003.

      o Coastal Investor Services/Raymond James Financial Services placed 1st in voting by the readers of the SUN NEWS in the Financial
                                                --------
            Planning category of the SUN NEWS Best Of The Beach Competition for
                                     --------
            2003.

      o     The 2003 SHESHUNOFF MARKET SHARE REPORT ranked Coastal Federal Bank
                -----------------------------------
            the leader in deposit market share for Horry County for the twelve months ended June 30, 2003.

All of us at Coastal Financial are pleased with these forms of recognition because each, in its own way, represents tangible evidence that our focus on the Vision and Values of our founders, as expressed in our QUEST FOR EXCELLENCE Operating Philosophy and our Vision 2005 Plan, has enabled us to continue to deliver value to all of our stakeholders.

2003 Our Best Year Yet

Given the many and varied challenges which existed during 2003, our operating results continue to affirm what can be achieved through the aligned effort of an organization which is focused on the execution of well-conceived and articulated business strategies. The consciously-held commitment our Associates have for following the Mission, Values and Guiding Principles of our QUEST FOR EXCELLENCE Operating Philosophy in executing the strategies established in our Vision 2005 Plan has enabled the financial performance during fiscal 2003 which, again, met our high expectations and will serve to underpin and gird our Transformation From A Very Good Organization To An Exceptional Organization.

Noteworthy Financial Results for Fiscal 2003

DILUTED EARNINGS PER SHARE

      o Net income for 2003 totaled $11.2 million, compared to $10.2 million in 2002. On a fully diluted basis, these results equated to a 7.8% increase, from $0.77 per share in 2002 to $0.83 per share in 2003.

      o     Shareholders' equity advanced 11.0% to $73.7 million.

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR GRAPH IN THE PRINTED MATERIAL.]

                             1999             $0.56
                             2000             $0.62
                             2001             $0.70
                             2002             $0.77
                             2003             $0.83

BOOK VALUE PER SHARE

      o     Book value per share grew 10.0% to $5.70.

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR GRAPH IN THE PRINTED MATERIAL.]

                             1999             $3.06
                             2000             $3.55
                             2001             $4.41
                             2002             $5.18
                             2003             $5.70

                                                          2003 Our Best Year Yet

ASSETS

      o     Total assets increased 24.2%, from $950.8 million to $1.2 billion.

      o Deposits derived from the residents and businesses of the Communities we serve increased 9.4%, from $637.1 million to $697.0 million, the highest level in the Company's history.

      o Loans receivable increased 26.3%, from $555.5 million to $701.8 million.

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR GRAPH IN THE PRINTED MATERIAL.]

                                           (IN MILLIONS)

                             1999               $713
                             2000               $769
                             2001               $763
                             2002               $951
                             2003             $1,181

NON-PERFORMING ASSETS TO TOTAL ASSETS

      o     Non-performing assets to total assets increased from 0.48% to 0.77%.

[THE FOLLOWING TABLE WAS REPRESENTED BY A BAR GRAPH IN THE PRINTED MATERIAL.]

                             1999             0.21%
                             2000             0.73%
                             2001             0.74%
                             2002             0.48%
                             2003             0.77%

ALLOWANCE FOR LOAN LOSSES TO NET LOANS

      o     Allowance for loan losses to net loans was at 1.40%.

      o The Company had net loan charge-offs as a percentage of Average Loans of 0.11% in 2003.

[THE FOLLOWING TABLE WAS REPRESENTED BY A BAR GRAPH IN THE PRINTED MATERIAL.]

                             1999             1.36%
                             2000             1.35%
                             2001             1.42%
                             2002             1.42%
                             2003             1.40%

Success in such key measures of performance are the product of the commitment, dedication and aligned effort of a truly outstanding group of Associates who share a passion for our QUEST FOR EXCELLENCE Operating Philosophy and Vision 2005 Plan. Our continuing trend of exceptional performance has been rewarded in the financial markets by a 3,556% increase in the price of our shares since becoming a public company in October of 1990, vs. 228% for the Standard & Poor's 500 Index over the same period.

2003 Our Best Year Yet

Over these thirteen years of public ownership, we have methodically focused our individual and collective efforts on accomplishing Our Basic Corporate Objective Of Maximizing The Value Of Our Shareholders' Investment by working diligently toward the achievement of Our Long-Term Goal Of Being The Best Financial Services Company In Our Marketplace.

In considering whether we have made real progress toward the attainment of Our Basic Corporate Objective during this period, it is both informative and illustrative to compare the share price performance of Coastal Financial Corporation to the share price performance of other publicly traded financial services companies operating within our marketplace, and to the financial markets as a whole.

In the following graphs, we have compared the share price performance of (CFCP) Coastal Financial Corporation to the Nasdaq, S&P 500 and Dow Indices, and to
(TSFG) The South Financial Group, the parent company of Carolina First Bank,
(WB) Wachovia Corporation, the parent company of Wachovia Bank, (SNV) Synovus Financial Corporation, the parent company of NBSC, (BBT) BB&T Corporation, the parent company of BB&T, (BAC) Bank of America Corporation, the parent company of Bank of America, (FFCH) First Financial Holdings, Inc., the parent company of First Federal Savings and Loan Association of Charleston and (COOP) Cooperative Bankshares, Inc., the parent company of Cooperative Bank.

As demonstrated by these graphic representations, which take a look back over our history as a publicly owned company, the price of Coastal Financial Corporation's shares has significantly outperformed the price of the shares of the other publicly traded financial services companies in our marketplace, as well as the Nasdaq, S&P 500 and Dow Indices. These historical results may not be indicative of future stock price performance.

                      13 Year Peer Group Price Performance







DATE          CFCP        BAC         BBT          COOP        FFCH        SNV          TSFG        WB
Oct-90         100      100.00       100.00                  100.00       100.00      100.00      100.00

Oct-91         100      216.67       151.40         100      148.47       140.38      104.96      206.19

Oct-92    305.7667      268.12       191.67    293.7375      234.80       173.05      149.62      267.24

Oct-93    755.1197      270.30       231.96     421.875      363.55       216.36      177.10      287.60

Oct-94    854.8522      286.96       229.18    513.2813      363.55       220.68      180.15      318.56

Oct-95    875.1548      381.16       286.11      618.75      448.38       292.80      180.15      351.31

Oct-96    1472.617      546.38       384.73    527.3438      484.73       517.06      213.74      515.01

Oct-97    2197.232      693.48       604.87    942.1875      936.16       564.64      333.97      694.65

Oct-98    2368.642      666.67       794.44      731.25      933.11       902.96      352.10      821.18

Oct-99    1745.315      747.11       808.33     590.625      905.87       834.81      315.84      605.27

Oct-00    1511.879      557.25       708.33    541.4063      817.98       839.68      155.53      429.18

Oct-01    2008.639      683.94       713.33     646.875     1204.07       896.42      243.51      404.93

Oct-02    3090.712      809.28       805.56       787.5     1238.97       797.90      330.53      492.57

Oct-03    3656.134      904.81       798.00    1434.375     1464.86       973.13      382.14      583.18


Our 2003 operating and share price performance results clearly put Coastal Financial among the top performing financial services companies in the nation. Thanks to our continuous focus on the Vision and Values established by our founders, we enter 2004 well positioned to continue our journey toward our Transformation From A Very Good Organization To An Exceptional Organization.

As indicated by the financial results shown above, our business has continued to grow and prosper. But, as good as these results are, it's always the future that we are most interested in, and it always leads to the question we're often asked: "Can we keep it up?"

We continue to believe the answer is a resounding "Yes," as long as we remain focused on our QUEST FOR EXCELLENCE Operating Philosophy and the goals established in our Vision 2005 Plan.

                         CFCP Relative Price Performance


Monthly prices (Oct 1990 to Oct 2002)

       DATE         S&P 500 INDENASDAQ)     DOW JONES
                                            INDUSTRIAL
       Oct-90       304.0       329.8       2442.3

       Oct-91       392.5       543.0       3069.1

       Oct-92       418.7       605.2       3226.3

       Oct-93       467.8       779.3       3680.6

       Oct-94       472.4       777.5       3908.1


       Oct-95       581.5      1036.1       4755.5

       Oct-96       705.3      1221.5       6029.4

       Oct-97       914.6      1593.6       7442.1

       Oct-98      1098.7      1771.4       8592.1

       Oct-99      1362.9      2966.4      10729.9

       Oct-00      1429.4      3369.6      10971.1

       Oct-01      1059.8      1690.2       9075.1

       Oct-02      885.76     1329.75      8397.03

       Oct-03      995.97     1786.94      9275.06

                            Indexes
    DATE      S&P 500       NASDAQ   DOW JONES   INCFCPRIAL

   Oct-90          100         100         100          100

   Oct-91     129.0954    164.6392    125.6628          100

   Oct-92     137.7237    183.4961    132.0984     305.7667

   Oct-93     153.8914    236.2826    150.6999     755.1197

   Oct-94     155.3783    235.7459    160.0161     854.8522

   Oct-95     191.2829     314.148    194.7108     875.1548

   Oct-96     231.9967     370.379      246.87     1472.617

   Oct-97     300.8618     483.205    304.7123     2197.232

   Oct-98     361.4046    537.1104    351.7993     2368.642

                            Indexes
    DATE      S&P 500       NASDAQ   DOW JONES   INCFCPRIAL

   Oct-99     448.3322    899.4633    439.3305     1745.315

   Oct-00     470.1974    1021.719    449.2063     1511.879

   Oct-01     348.6118    512.4924    371.5771     2008.639

   Oct-02     291.3684    403.1989    343.8123     3090.712

   Oct-03     327.6217    541.8253    379.7628     3656.134

                                                                     A Look Back

In reflecting on our founders, I am reminded of the following quotation by an anonymous author: "It has been said that the most powerful thing in life is one's opportunity; it is also the most irretrievable. We must have clear vision, courage, and a quiet mind if we are to see it and seize it as it hurries past us on very quiet feet and disappears as completely as the day that has gone."

How easily our founders could have missed seeing that our Community needed an organization like Coastal Federal if their minds had not been alert for this opportunity. Because they were Community-focused individuals, they were prepared when this opportunity came.

And because of this Community focus, they understood well that our future success would be a function of Coastal Federal's Associates and their Relationships with their Customers and their Communities.

Usually, the indications of the importance of an organization's People are found encoded in the symbolism and heritage of its past. Those symbols are often preserved, even without an organizational requirement for such, by those who see and recognize the value of those symbols, much like the way that members of a family somehow sense which parts of their heritage to pass along to the next generation.

In thinking about the early symbolism and legacy of Coastal Federal, I reflect back on having dinner at a small restaurant in Myrtle Beach, on the eve of my joining the Bank as a teller, in February of 1974. Upon finishing my dinner and proceeding to the check out, the cashier inquired as to what I was doing in Myrtle Beach at that time of the year. I responded that I had moved here to begin work for Coastal Federal. Her reply has stuck with me over the years as if I had heard it only yesterday. She said, "those are the nicest people in town."

That response has reverberated in my head many times over the years and I have sensed that the value expressed in that statement was that this attribute, this symbolic part of our legacy, was to be saved and passed on to future generations.

Therefore, it is not at all surprising that, in our planning initiatives after our conversion to public ownership in the early nineties, we focused almost exclusively on our Associates, our internal Customers, who serve our external Customers. It was, and continues to be, our strong belief that each component part of our organization; the character and competency of our Associates, our Mission of Exceeding the Expectations of our Customers, our Guiding Principles which are Safety and Soundness #1, Profitability #2 and Growth #3, and our overriding focus on creating Shareholder value, is very important. Through our continued work toward planning for our future, the relative significance of each of these elements converged into the creation of our strategic focus which is: We accomplish Our Basic Corporate Objective of Maximizing The Value Of Our Shareholders' Investment by working diligently toward the achievement of Our Long-Term Goal of Being The Best Financial Services Company In Our Marketplace.

This focus on our Associates, our Customers and our Communities ultimately lead to the development of our QUEST FOR EXCELLENCE Operating Philosophy and our Vision 2005 Plan. Those Vision and Values oriented instruments have enabled us to develop and maintain a strong focus on the execution of strategies designed to Exceed the Expectations of our Customers, by delivering our only product, which is Service, in the only manner which adds value, as Trusted Financial Advisors, through our only real competitive advantage, our exceptional Associates.

                                     [PHOTO]

                Coastal Federal Bank's First Financial Statement

A Look Back


                                     [PHOTO]

                      Coastal Federal Bank's First Office.

                                     [PHOTO]

                                 Elinor Whitsett
                     Coastal Federal Bank's first Associate.

                                     [PHOTO]

     To serve a growing Community, Coastal Federal Bank utilized its mobile office to provide added banking convenience.

                                                                   Looking Ahead

Our journey toward The Transformation From A Very Good Organization To An Exceptional Organization is a very ambitious one which will require us to develop an even sharper focus on our QUEST FOR EXCELLENCE Operating Philosophy and our Vision 2005 Plan by continually refocusing on being Totally Committed To Exceeding the Expectations of our Customers in a manner which can ensure that we add value for all of our stakeholders.

What must we do to become an exceptional organization? Without question, it will be much more difficult to Transform a Very Good Organization into an Exceptional Organization than it was to Transform an Average Organization into a Very Good Organization. Moving to the next level can only be accomplished through our total focus on our Associates, the total focus of our Associates on our Customers and our working together as a team to earn all of every Customer's financial services related business by maintaining a laser-like focus on exceptionally well-conceived and articulated strategies and by executing those strategies with precision and alignment.

The Vision and Values of our founders and the success we have enjoyed over the past thirteen years as a public company have well positioned us for this journey. And, while we are very fortunate to be located in one of the best markets in America, and enjoy many competitive advantages, all of the success that Coastal Financial has achieved over these years is due to our exceptional team of Associates. And we have the best team imaginable.

My sincere appreciation goes to our Board Of Directors, Leadership Group and Associates for all they do for all of us on a daily basis. Our 2003 results speak volumes about their commitment to Our Basic Corporate Objective Of Maximizing The Value Of Our Shareholders' Investment by working diligently toward the achievement of Our Long-Term Goal Of Being The Best Financial Services Company In Our Marketplace.

During 2002 and 2003, both revenue and earnings reached record levels. In fact, in these two years alone, our net income has increased over 20%, and in the last five years, our net income has increased by more than 63%. Since becoming a publicly owned Company in 1990, we have roughly doubled our earnings every 5 years.

As we embark on our 51st year, while we are pleased with our past achievements, we look forward to even greater accomplishments in the years ahead. We have great confidence that, with the advantages of our exceptional Associates, who believe in who we are and what we are about, our great markets, our excellent products and our ever-increasing ability to work together, as a team, toward building even stronger relationships with our Customers and our Communities, The Transformation From A Very Good Organization To An Exceptional Organization will be accomplished and will enable us to continue to achieve superior returns for our Shareholders in the future.

All of us at Coastal Financial Corporation appreciate your continued encouragement, loyalty and support, and look to the future with great enthusiasm and excitement.


/s/ Michael C. Gerald

Michael C. Gerald
President and
Chief Executive Officer


COASTAL                  COASTAL                CP               [LOGO] CFU
FEDERAL                  INVESTOR             COASTAL            COASTAL FEDERAL
BANK                     SERVICES    RETIREMENT o ESTATE o TAX      UNIVERSITY
The right bank for you.                      PLANNERS

Independent Auditors' Report

The Board of Directors
Coastal Financial Corporation
Myrtle Beach, South Carolina

We have audited the consolidated statements of financial condition of Coastal Financial Corporation and subsidiaries (the "Company") as of September 30, 2002 and 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at September 30, 2002 and 2003, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

Greenville, South Carolina
October 29, 2003

                                    KPMG LLP

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition
September 30, 2002 and 2003

                                                                            2002          2003
                                                                         ----------    ----------
                                                                          (Dollars in thousands)
                             ASSETS
Cash and amounts due from banks ......................................   $   25,802    $   18,605
Short-term interest-bearing deposits .................................           --         2,970
Investment securities available for sale .............................        2,014        15,909
Mortgage-backed securities available for sale ........................      331,808       383,324
Loans receivable (net of allowance for loan losses of $7,883
  at September 30, 2002 and $9,832 at September 30, 2003) ............      536,851       682,737
Loans receivable held for sale .......................................       18,694        19,096
Real estate acquired through foreclosure, net ........................        1,046         1,627
Office property and equipment, net ...................................       13,713        16,088
Federal Home Loan Bank (FHLB) stock, at cost .........................       10,559        13,991
Accrued interest receivable on loans .................................        2,232         2,258
Accrued interest receivable on securities ............................        2,019         2,074
Bank-owned life insurance ............................................           --        16,165
Other assets .........................................................        6,058         6,365
                                                                         ----------    ----------
                                                                         $  950,796    $1,181,209
                                                                         ==========    ==========
                LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits ...........................................................      637,081       697,012
  Federal funds purchased and securities sold under
    agreements to repurchase .........................................       36,884       133,602
  Advances from FHLB .................................................      189,669       244,114
  Debt associated with trust preferred securities ....................           --        15,000
  Other borrowings ...................................................        2,069            81
  Drafts outstanding .................................................        2,517         2,644
  Advances by borrowers for property taxes and insurance .............        1,386         1,795
  Accrued interest payable ...........................................        1,473         1,263
  Other liabilities ..................................................       13,331        11,991
                                                                         ----------    ----------
    Total liabilities ................................................      884,410     1,107,502
                                                                         ----------    ----------
Stockholders' equity:
  Serial preferred stock, 1,000,000 shares authorized and unissued ...           --            --
  Common stock $.01 par value, 15,000,000 shares authorized;
    12,811,148 shares at September 30, 2002 and 12,921,298
    shares at September 30, 2003 issued and outstanding ..............          128           129
  Additional paid-in capital .........................................        9,922        10,235
  Retained earnings, restricted ......................................       54,954        63,030
  Treasury stock, at cost (430,082 shares at September 30,
    2002 and 334,508 shares at September 30, 2003) ...................       (4,376)       (3,375)
  Accumulated other comprehensive income, net of tax .................        5,758         3,688
                                                                         ----------    ----------
    Total stockholders' equity .......................................       66,386        73,707
                                                                         ----------    ----------
                                                                         $  950,796    $1,181,209
                                                                         ==========    ==========

          See accompanying notes to consolidated financial statements.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
Years ended September 30, 2001, 2002 and 2003

                                                                    2001           2002           2003
                                                                -----------    -----------    -----------
                                                                    (In thousands, except share data)
Interest:
   Loans receivable .........................................   $    45,899         40,261         41,958
   Investment securities ....................................         2,479          2,030          1,840
   Mortgage-backed securities ...............................        11,261         11,348         15,279
   Other ....................................................           616            234            137
                                                                -----------    -----------    -----------
Total interest income .......................................        60,255         53,873         59,214
                                                                -----------    -----------    -----------
Interest expense:
   Deposits .................................................        19,380         13,750         11,999
   Securities sold under agreements to repurchase ...........         2,810            414          1,931
   Advances from FHLB .......................................        11,133          7,682          9,068
                                                                -----------    -----------    -----------
      Total interest expense ................................        33,323         21,846         22,998
                                                                -----------    -----------    -----------
      Net interest income ...................................        26,932         32,027         36,216
Provision for loan losses ...................................           955          1,235          2,655
                                                                -----------    -----------    -----------
   Net interest income after provision for loan losses ......        25,977         30,792         33,561
                                                                -----------    -----------    -----------
Other income:
   Fees and service charges on loans and deposit accounts ...         2,634          3,148          3,489
   Gain on sales of loans held for sale .....................         1,295          1,462          2,985
   Gain (loss) on sales of investment securities, net .......           (56)           102             --
   Gain on sales of mortgage-backed securities, net .........           727            238            469
   Loss from real estate acquired through foreclosure .......          (453)          (137)           (18)
   Income from sales of non-depository products .............         1,269          1,281          1,176
   Federal Home Loan Bank stock dividends ...................           750            463            453
   Other income .............................................         1,736          1,582          2,354
                                                                -----------    -----------    -----------
      Total other income ....................................         7,902          8,139         10,908
                                                                -----------    -----------    -----------
General and administrative expenses:
   Salaries and employee benefits ...........................        10,546         12,514         13,452
   Net occupancy, furniture and fixtures and
      data processing expense ...............................         4,029          5,044          5,917
   FDIC insurance premium ...................................            84             93            104
   FHLB prepayment penalties ................................         1,113          1,083          2,824
   Other expense ............................................         3,520          4,090          4,859
                                                                -----------    -----------    -----------
      Total general and administrative expense ..............        19,292         22,824         27,156
                                                                -----------    -----------    -----------
      Income before income taxes ............................        14,587         16,107         17,313
Income taxes ................................................         5,287          5,901          6,141
                                                                -----------    -----------    -----------
Net income ..................................................   $     9,300         10,206         11,172
                                                                ===========    ===========    ===========
Net income per common share
   Basic ....................................................   $      0.71           0.79           0.87
                                                                ===========    ===========    ===========
   Diluted ..................................................   $      0.70           0.77           0.83
                                                                ===========    ===========    ===========
Average common shares outstanding
   Basic ....................................................    13,126,000     12,844,000     12,853,000
                                                                ===========    ===========    ===========
   Diluted ..................................................    13,304,000     13,237,000     13,441,000
                                                                ===========    ===========    ===========

          See accompanying notes to consolidated financial statements.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity and Comprehensive Income
Years ended September 30, 2001, 2002 and 2003

                                                                                                        Accumulated
                                                                                                           Other
                                                                   Additional                          Comprehensive    Total
                                                        Common      Paid-in     Retained     Treasury      Income    Stockholders'
                                                        Stock       Capital     Earnings      Stock        (Loss)       Equity
                                                       --------     --------    --------     --------     --------     --------
                                                                                    (In thousands)
Balance at September 30, 2000 .....................    $    131     $  9,722    $ 40,319     $ (1,702)    $ (1,525)    $ 46,945
Exercise of stock options .........................          --           --        (108)         214           --          106
Cash dividends ....................................          --           --      (2,015)          --           --       (2,015)
Net income ........................................          --           --       9,300           --           --        9,300
Other comprehensive income, net of tax:
Unrealized gains arising during period,
   net of taxes of $3,348 .........................          --           --          --           --        5,462           --
Less: reclassification adjustment for gains
   included in net income, net of taxes of $255 ...          --           --          --           --         (416)          --
                                                       --------     --------    --------     --------     --------     --------
Other comprehensive income ........................          --           --          --           --        5,046        5,046
                                                       --------     --------    --------     --------     --------     --------
Comprehensive income ..............................          --           --          --           --           --       14,346
                                                       --------     --------    --------     --------     --------     --------
Treasury stock repurchases ........................          (2)          --          --       (2,132)          --       (2,134)
                                                       --------     --------    --------     --------     --------     --------
Balance at September 30, 2001 .....................         129        9,722      47,496       (3,620)       3,521       57,248
Exercise of stock options .........................          --          200        (526)       1,529           --        1,203
Cash dividends ....................................          --           --      (2,222)          --           --       (2,222)
Net income ........................................          --           --      10,206           --           --       10,206
Other comprehensive income, net of tax:
Unrealized gains arising during period,
   net of taxes of $1,500 .........................          --           --          --           --        2,449           --
Less: reclassification adjustment for gains
   included in net income, net of taxes of $128 ...          --           --          --           --         (212)          --
                                                       --------     --------    --------     --------     --------     --------
Other comprehensive income ........................          --           --          --           --        2,237        2,237
                                                       --------     --------    --------     --------     --------     --------
Comprehensive income ..............................          --           --          --           --           --       12,443
                                                       --------     --------    --------     --------     --------     --------
Treasury stock repurchases ........................          (1)          --          --       (2,285)          --       (2,286)
                                                       --------     --------    --------     --------     --------     --------
Balance at September 30, 2002 .....................         128        9,922      54,954       (4,376)       5,758       66,386
Exercise of stock options .........................           1          313        (504)       1,343           --        1,153
Cash dividends ....................................          --           --      (2,592)          --           --       (2,592)
Net income ........................................          --           --      11,172           --           --       11,172
Other comprehensive income, net of tax:
Unrealized losses arising during period,
   net of taxes of $1,097 .........................          --           --          --           --       (1,779)          --
Less: reclassification adjustment for gains
   included in net income, net of taxes of $178 ...          --           --          --           --         (291)          --
                                                       --------     --------    --------     --------     --------     --------
Other comprehensive loss ..........................          --           --          --           --       (2,070)      (2,070)
                                                       --------     --------    --------     --------     --------     --------
Comprehensive income ..............................          --           --          --           --           --        9,102
                                                       --------     --------    --------     --------     --------     --------
Treasury stock repurchases ........................          --           --          --         (342)          --         (342)
                                                       --------     --------    --------     --------     --------     --------
Balance at September 30, 2003 .....................    $    129     $ 10,235    $ 63,030     $ (3,375)    $  3,688     $ 73,707
                                                       ========     ========    ========     ========     ========     ========

          See accompanying notes to consolidated financial statements.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended September 30, 2001, 2002 and 2003

                                                                                   2001         2002         2003
                                                                                ---------    ---------    ---------
                                                                                           (In thousands)

Cash flows from operating activities:
   Net income ...............................................................   $   9,300       10,206       11,172
   Adjustments to reconcile net income to net cash provided by (used in)
         operating activities:
      Depreciation ..........................................................       1,556        2,074        2,374
      Provision for loan losses .............................................         955        1,235        2,655
      Gain on sale of mortgage-backed securities available for sale .........        (727)        (238)        (469)
      (Gain) loss on sale of investment securities available or sale ........          56         (102)          --
      Origination of loans receivable held for sale .........................     (81,778)    (100,309)    (141,404)
      Proceeds from sales of loans receivable held for sale .................      28,541       13,907       45,367
      Gain on sale of real estate aquired through foreclosure ...............          --           --         (165)
      Loss on early extinguishment of debt ..................................       1,113        1,083        2,824
      (Increase) decrease in:
         Cash value of life insurance .......................................          --           --         (665)
         Other assets .......................................................      (1,019)      (2,006)        (157)
         Accrued interest receivable ........................................         548         (127)         (81)
      Increase (decrease) in:
         Accrued interest payable ...........................................      (1,347)         289         (210)
         Other liabilities ..................................................         428        2,176          (65)
                                                                                ---------    ---------    ---------
         Net cash used in operating activities ..............................     (42,374)     (71,812)     (78,824)
                                                                                ---------    ---------    ---------
Cash flows from investing activities:
   Proceeds from sales of investment securities available for sale ..........       5,125           --           --
   Proceeds from maturities of investment securities available for sale .....       1,595        1,995        2,000
   Purchases of investment securities available for sale ....................          --       (1,998)     (16,141)
   Purchases of loans receivable ............................................         (20)        (233)          --
   Proceeds from sales of mortgage-backed securities available for sale .....     164,919      128,169      135,413
   Purchases of mortgage-backed securities available for sale ...............    (158,004)    (254,494)    (328,245)
   Principal collected on mortgage-backed securities available for sale .....      47,566       72,990      234,321
   Origination of loans receivable, net .....................................    (214,296)    (317,899)    (628,172)
   Principal collected on loans receivable ..................................     233,653      268,120      477,676
   Purchase of bank-owned life insurance ....................................          --           --      (15,500)
   Proceeds from sales of real estate acquired through foreclosure ..........       1,159        1,997        1,539
   Purchases of office properties and equipment .............................      (3,188)      (2,637)      (4,749)
   Sales (purchases) of FHLB stock, net .....................................       4,275       (2,935)      (3,432)
                                                                                ---------    ---------    ---------
      Net cash provided by (used in) investing activities ...................      82,784     (106,925)    (145,290)
                                                                                ---------    ---------    ---------
Cash flows from financing activities:
   Increase in deposits .....................................................     124,147      106,717       59,931
   Increase (decrease) in securities sold under agreements to repurchase ....     (57,155)      18,181       96,718
   Proceeds from FHLB advances ..............................................     358,771      312,426      715,705
   Repayment of FHLB advances ...............................................    (443,959)    (262,793)    (661,260)
   Proceeds (repayments) from other borrowings, net .........................          --           --       (1,988)
   Issuance of debt associated with trust preferred securities ..............          --           --       15,000
   Cash payments for debt issuance costs ....................................          --           --         (150)
   Prepayment penalties on early extinguishment of debt .....................      (1,113)      (1,083)      (2,824)
   Increase (decrease) in advance payments by borrowers for property
      taxes and insurance ...................................................          (7)         136          409
   Increase (decrease) in drafts outstanding, net ...........................         102          (60)         127
   Repurchase of treasury stock, at cost ....................................      (2,134)      (2,286)        (342)
   Cash dividends to stockholders and cash for fractional shares ............      (2,015)      (2,222)      (2,592)
   Exercise of stock options ................................................         106        1,203        1,153
                                                                                ---------    ---------    ---------
      Net cash provided by (used in) financing activities ...................     (23,257)     170,219      219,887
                                                                                ---------    ---------    ---------
Net increase (decrease) in cash and cash equivalents ........................      17,153       (8,518)      (4,227)
                                                                                ---------    ---------    ---------
Cash and cash equivalents at beginning of year ..............................      17,167       34,320       25,802
                                                                                ---------    ---------    ---------
Cash and cash equivalents at end of year ....................................   $  34,320       25,802       21,575
                                                                                =========    =========    =========
Supplemental information:
   Interest paid ............................................................   $  34,670       21,557       23,208
                                                                                =========    =========    =========
   Income taxes paid ........................................................   $   5,249        5,726        5,325
                                                                                =========    =========    =========
Supplemental schedule of non-cash investing and financing transactions:
   Securitization of mortgage loans into mortgage-backed securities .........   $  47,157       83,982       95,635
                                                                                =========    =========    =========
   Transfer of mortgage loans to real estate acquired through foreclosure ...   $   2,655          680        1,955
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

      (a) Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of Coastal Financial Corporation (the "Company"), and its wholly-owned subsidiaries, Coastal Financial Capital Trust I, a statutory trust, Coastal Investor Services, Inc., Coastal Federal Bank (the "Bank") (and the Bank's wholly-owned subsidiaries, Coastal Federal Holding Company (and Coastal Federal Holding Company's wholly-owned subsidiary, Coastal Real Estate Investment Corporation), Coastal Planners Holding Corporation (and Coastal Planners Holding Corporation's wholly-owned subsidiary, Coastal Retirement, Estate and Tax Planners, Inc.), and Coastal Mortgage Bankers and Realty Co., Inc. (and Coastal Mortgage Bankers and Realty Co. Inc.'s wholly-owned subsidiaries, Shady Forest Development Corporation, Sherwood Development Corporation, Ridge Development Corporation, 501 Development Corporation and North Beach Investments, Inc.). In consolidation, all significant intercompany balances and transactions have been eliminated. Coastal Financial Corporation is a unitary thrift holding company organized under the laws of the state of Delaware.

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

      (d) Loans Receivable Held for Sale

      Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are provided for in a valuation allowance by charges to operations. At September 30, 2002 and 2003, the Company had approximately $18.7 million and $19.1 million in mortgage loans held for sale, respectively. Gains or losses on sales of loans are recognized when control over these assets has been surrendered in accordance with SFAS No. 140, "Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 140").

      (e) Loans Receivable

      Loans receivable are stated at unpaid principal balances adjusted for unamortized premiums and unearned discounts. The Company recognizes interest income on loans using the simple interest method.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

      (e) Loans Receivable - CONTINUED

      The Company follows SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," for determining impairment on certain loans. SFAS No. 114 requires that nonhomogenous impaired loans and certain restructured loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price or at the fair value of the collateral if the loan is collateral dependent. A specific reserve is set up for each impaired loan. Accrual of interest income on impaired loans is suspended when, in management's judgment, doubt exists as to the collectibility of principal and interest. If amounts are received on loans for which the accrual of interest has been discontinued, a determination is made as to whether payments received should be recorded as a reduction of the principal balance or as interest income depending on management's judgment as to the collectibility of principal. The loan is returned to accrual status when, in management's judgment, the borrower has demonstrated the ability to make periodic interest and principal payments on a timely basis.

      Loans are charged-off when the amount of loss is reasonably quantifiable and the loss is likely to occur. Commercial loans are generally placed in nonaccrual status when they become 90-days delinquent or earlier if full collection of principal and interest becomes doubtful. Consumer and mortgage loans are placed in nonaccrual status when they become 90 days delinquent or earlier if full collection of principal and interest becomes doubtful. Interest payments received after a loan is placed in nonaccrual are applied as a principal reduction until such time as the loan is returned to accrual status. Generally, loans are returned to accrual status when the loan is brought current and the ultimate collectibility of principal and interest is no longer in doubt. The Company maintains an allowance for the loss of uncollected interest primarily on loans which are ninety days or more past due. This allowance is reviewed periodically and necessary adjustments, if any, are included in the determination of current interest income.

      (f) Loan Fees and Discounts

      The net of origination fees received and direct costs incurred in the origination of loans are deferred and amortized to interest income over the contractual life of the loans adjusted for actual principal repayments using a method approximating a level yield.

      (g) Allowance for Loan Losses

      The allowance for loan loss is based on management's ongoing evaluation of the loan portfolio and reflects an amount, that in management's opinion, is adequate to absorb probable losses in the existing portfolio. All loan losses are charged to the allowance and all recoveries are credited to the allowance. Additions to the allowance for loan losses are provided by charges to operations based on various factors which, in management's judgment, deserve current recognition in estimating losses. Such factors considered by management include the market value of the underlying collateral, growth and composition of credit risk within the loan portfolio, loss experience, review of problem assets, delinquency trends, and local and regional economic conditions. Management evaluates the carrying value of loans periodically and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. The allowance for loan losses is subject to periodic evaluation by various regulatory authorities and may be subject to adjustment upon their examination.

      (h) Concentration of Credit Risk

      The Company's primary market area includes northeastern South Carolina and southeastern North Carolina predominately along the coastal regions. At September 30, 2003, the majority of the total loan portfolio, as well as a substantial portion of the commercial and real estate loan portfolios, were to borrowers within this region. No areas of significant concentrations of credit risk have been identified.

      (i) Loan Securitizations

      The Company packages and sells loans receivable as securities to investors. These transactions are recorded as sales in accordance with SFAS No. 140 when control over these assets has been surrendered. The Company does not retain any interest in the securities sold other than the servicing rights.

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

      (l) Mortgage Servicing Rights

      SFAS No. 140 requires the recognition of originated mortgage servicing rights ("mortgage servicing rights" or "MSRs") as assets by allocating total costs incurred between the originated loan and the servicing rights retained based on their relative fair values. SFAS No. 140 also requires the recognition of purchased mortgage servicing rights at fair value, which is presumed to be the price paid for the rights. MSRs are amortized in proportion to the servicing income over the estimated life of the related mortgage loan. The amortization method is designed to approximate a level-yield method, taking into consideration the estimated prepayment of the underlying loans. For purposes of measuring impairment, MSRs are reviewed for impairment by management on a quarterly basis. The Company establishes an impairment valuation allowance to record any impairment for MSRs. Subsequent increases in value are recognized only to the extent of the impairment valuation allowance within the same tranche.

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

      (p) Stock Based Compensation

      At September 30, 2003, the Company has one stock option plan which is described more fully in note 17.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

      (p) Stock Based Compensation- Continued

      The Company applies the intrinsic value method of APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25) and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its fixed stock option plans as all options granted under those plans had an exercise price equal to or greater than the market value of the underlying stock at the date of grant. Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS Statement No. 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share would have been reduced to the proforma amounts indicated below for the years ended September 30 (in thousands except per share data):

                                                      2001       2002      2003
                                                    -------    -------   -------
        Net income                   As reported    $ 9,300    $10,206   $11,172
                                     Proforma         8,805      9,728    10,668

        Basic earnings per share     As reported    $  0.71    $  0.79   $  0.87
                                     Proforma          0.67       0.76      0.83

        Diluted earnings per share   As reported    $  0.70    $  0.77   $  0.83
                                     Proforma          0.66       0.74      0.79

      The weighted average fair value per share of options granted in 2001, 2002 and 2003 amounted to $2.46, $3.81 and $5.48, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2001, 2002 and 2003, respectively: dividend yield of approximately 2.03%, 1.62% and 1.86%, expected volatility of approximately 42%, 51% and 47%, risk-free interest rate of 5.60%, 4.60% and 3.96%, expected lives of 7.5 years and a vesting period of 5 years. For purposes of the proforma calculation, compensation expense is recognized on a straight line basis over 5 years.

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

      (s) Derivative Instruments and Hedging

      Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") as amended by SFAS No. 137, 138, and 149 establishes accounting and reporting standards for derivatives and hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet, and measures those instruments at fair value. Changes in the fair value of those derivatives are reported in current earnings or other comprehensive income depending on the purpose for which the derivative is held and whether the derivative qualifies for hedge accounting. The Company does not currently engage in any activities that qualify for hedge accounting under SFAS 133. Accordingly, changes in fair value of these derivative instruments are included in gain on sale of loans held for sale in the consolidated statements of operations. (See note 23).

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

      (t) Reclassification of Losses on Early Extinguishment of Debt

      The Company adopted SFAS No. 145 "Recissions of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145") effective July 1, 2002. In connection with this adoption, the Company reclassified losses on the early extinguishment of debt, which were incurred in fiscal 2001 and 2002 and were $1.1 million in each year.

      (u) Reclassifications

      Certain amounts in the 2001 and 2002 consolidated financial statements have been reclassified to conform with the 2003 presentation. Such reclassifications did not change net income or equity as previously reported.

(2) INVESTMENT SECURITIES

      The amortized cost and market value of investment securities available for sale at September 30, 2002 are summarized as follows:

                                                                  2002
                                              ---------------------------------------------
                                                            Gross      Gross
                                              Amortized  Unrealized  Unrealized     Fair
                                                Cost        Gains      Losses       Value
                                              ---------   ---------   ---------   ---------
                                                              (In thousands)
   U.S. Government and agency obligations:
     Due after one but within five years ..   $      --          --          --          --
     Due after five years .................       1,998          16          --       2,014
                                              ---------   ---------   ---------   ---------
                                              $   1,998          16          --       2,014
                                              =========   =========   =========   =========

      The amortized cost and market value of investment securities available for sale at September 30, 2003 are summarized as follows:

                                                                  2003
                                              ---------------------------------------------
                                                            Gross      Gross
                                              Amortized  Unrealized  Unrealized     Fair
                                                Cost        Gains      Losses       Value
                                              ---------   ---------   ---------   ---------
                                                              (In thousands)
   U.S. Government and agency obligations:
     Due after five years .................   $   1,998           9          --       2,007
   State and municipal obligations:
     Due after five years .................      14,141         136        (375)     13,902
                                              ---------   ---------   ---------   ---------
                                              $  16,139         145        (375)     15,909
                                              =========   =========   =========   =========

      The Company had gross realized gains of $17,000 and gross realized losses of $73,000 for the year ended September 30, 2001. For the year ended September 30, 2002, gross realized gains were $102,000 and there were no gross realized losses. For the year ended September 30, 2003, there were no gross realized gains or losses.

(3) MORTGAGE-BACKED SECURITIES

      Mortgage-backed securities available for sale at September 30, 2002 consisted of the following:

                                                                  2002
                                              ---------------------------------------------
                                                            Gross      Gross
                                              Amortized  Unrealized  Unrealized     Fair
                                                Cost        Gains      Losses       Value
                                              ---------   ---------   ---------   ---------
                                                              (In thousands)
   Collateralized Mortgage Obligations ....   $  36,320         398         (18)     36,700
   FNMA ...................................     206,448       6,673          --     213,121
   GNMA ...................................      22,139         891          --      23,030
   FHLMC ..................................      57,628       1,332          (3)     58,957
                                              ---------   ---------   ---------   ---------
                                              $ 322,535       9,294         (21)    331,808
                                              =========   =========   =========   =========

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(3) MORTGAGE-BACKED SECURITIES - CONTINUED

      Mortgage-backed securities available for sale at September 30, 2003 consisted of the following:

                                                                  2003
                                              ---------------------------------------------
                                                            Gross      Gross
                                              Amortized  Unrealized  Unrealized     Fair
                                                Cost        Gains      Losses       Value
                                              ---------   ---------   ---------   ---------
                                                              (In thousands)
   Collateralized Mortgage Obligations ....   $  11,617          12        (147)     11,482
   FNMA ...................................     205,200       5,483        (730)    209,953
   GNMA ...................................      26,659         827         (37)     27,449
   FHLMC ..................................     133,674       1,793      (1,027)    134,440
                                              ---------   ---------   ---------   ---------
                                              $ 377,150       8,115      (1,941)    383,324
                                              =========   =========   =========   =========

      The Company had gross realized gains of $1.0 million and gross realized losses of $312,000 for the year ended September 30, 2001. For the year ended September 30, 2002, the Company had gross realized gains of $462,000 and gross realized losses of $224,000. For the year ended September 30, 2003, the Company had gross realized gains of $695,000 and gross realized losses of $226,000.

      Certain investment and mortgage-backed securities are pledged to secure other borrowed money and customer deposits in excess of FDIC insurance coverage. The carrying value of the securities pledged at September 30, 2003 was $248.5 million with a fair value of $256.4 million.

(4) LOANS RECEIVABLE, NET

      Loans receivable, net at September 30 consisted of the following:

                                                          2002           2003
                                                        ---------     ---------
                                                              (In thousands)
   First mortgage loans:
         Single family to 4 family units ...........    $ 242,602       289,197
         Other, primarily commercial real estate ...      202,117       263,688
         Residential construction loans ............       15,105        27,480
         Commercial construction loans .............       30,439        53,747
   Consumer and commercial loans:
         Installment consumer loans ................       12,882        16,571
         Mobile home loans .........................        3,446         4,607
         Savings account loans .....................        1,613         2,179
         Equity lines of credit ....................       24,273        26,639
         Commercial and other loans ................       18,377        24,475
                                                        ---------     ---------
                                                          550,854       708,583
   Less:
         Allowance for loan losses .................        7,883         9,832
         Deferred loan cost, net ...................         (245)         (556)
         Undisbursed portion of loans in process ...        6,365        16,570
                                                        ---------     ---------
                                                        $ 536,851       682,737
                                                        =========     =========

      The changes in the allowance for loan losses for the years ended September 30 consisted of the following:

                                             2001          2002          2003
                                            -------       -------       -------
                                                      (In thousands)
   Beginning allowance ...............      $ 7,064         7,159         7,883
   Provision for loan losses .........          955         1,235         2,655
   Loan recoveries ...................           60            66           136
   Loan charge-offs ..................         (920)         (577)         (842)
                                            -------       -------       -------
                                            $ 7,159         7,883         9,832
                                            =======       =======       =======

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(4) LOANS RECEIVABLE, NET - Continued

      Non-accrual loans which were over ninety days delinquent totaled approximately $3.5 million and $7.4 million at September 30, 2002 and 2003, respectively. In fiscal years 2001, 2002 and 2003, interest income which would have been recorded would have been approximately $377,000, $301,000 and $623,000, respectively, had non-accruing loans been current in accordance with their original terms.

      There were $3.2 million in impaired loans at September 30, 2002. At September 30, 2003, impaired loans totaled $4.9 million. Included in the allowance for loan losses at September 30, 2002 was $194,000 related to impaired loans compared to $263,000 at September 30, 2003. The average recorded investment in impaired loans for the year ended September 30, 2002 was $3.1 million compared to $4.0 million for the year ended September 30, 2003. Interest income recognized on impaired loans in fiscal 2002 was $36,000. Interest income recognized on impaired loans in fiscal 2003 was $134,000.

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

      Unfunded loan commitments and letters of credit at September 30, 2003 were approximately $108.1 million and included the following (in thousands):

      Loan Commitments:
         Residential housing and land ............................ $ 39,314
         Home equity loans and consumer lines of credit ..........   41,968
         Commercial lines of credit ..............................   11,029
         Standby letters of credit ...............................    2,851
         Unused business and personal credit card lines ..........   12,918

      Loans serviced for the benefit of others amounted to approximately $143.3 million, $192.1 million and $219.8 million at September 30, 2001, 2002 and 2003, respectively.

      During fiscal 2003, the Company securitized $95.6 million of mortgage loans and concurrently sold these mortgage-backed securities to outside third parties and recognized a net gain on sale of $1.7 million, which included $1.3 million related to mortgage servicing rights. The gain is included in gains on sales of loans held for sale in the consolidated statement of operations. The proceeds from sale are included in proceeds from sales of mortgage-backed securities available for sale in the consolidated statement of cash flows.

      As disclosed in note 9, certain mortgage loans are pledged to secure advances from the Federal Home Loan Bank ("FHLB") of Atlanta.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(4) LOANS RECEIVABLE, NET - Continued

      The Bank offers mortgage and consumer loans to its directors, and Associates for the financing of their personal residences and for other personal purposes. The Bank also offers commercial loans to companies affiliated with directors. These loans are made in the ordinary course of business and, in management's opinion, are made on substantially the same terms, including interest rates and collateral, prevailing at the time for comparable transactions with other persons and companies. Management does not believe these loans involve more than the normal risk of collectibility or present other unfavorable features. At September 30, 2003, such loans were current with respect to their payment terms.

      The following is a summary of the activity of loans outstanding to certain executive officers, directors and their affiliates for the year ended September 30, 2003 (in thousands):

         Balance at September 30, 2002 ......................   $ 1,119
         New loans ..........................................       682
         Repayments .........................................      (725)
                                                                -------
         Balance at September 30, 2003 ......................   $ 1,076
                                                                =======

(5) MORTGAGE SERVICING RIGHTS

      Mortgage servicing rights, net of the valuation allowance, are included in other assets and totaled $2.2 million and $2.8 million at September 30, 2002 and 2003, respectively. Amortization expense for MSRs totaled $217,000, $505,000 and $1.3 million for the years ended September 30, 2001, 2002 and 2003, respectively. The estimated amortization expense for MSRs held as of September 30, 2003, is $971,000, $859,000, $762,000, $451,000 and $262,000 for fiscal
2004, 2005, 2006, 2007 and 2008 respectively. The estimated amortization expense is based on current information regarding loan payments and prepayments. Amortization expense could change in future periods based on changes in the volume of prepayments and various economic factors.

                                                         2002        2003
                                                       -------      -------
                                                          (In thousands)
       Balance at beginning of year ..............     $ 1,310        2,203
       MSRs capitalized ..........................       1,398        1,912
       MSRs amortized ............................        (505)        (811)
       Valuation allowance .......................          --         (461)
                                                       -------      -------
       Balance at end of year ....................     $ 2,203        2,843
                                                       =======      =======

(6) OFFICE PROPERTY AND EQUIPMENT, NET

      Office property and equipment, net at September 30 consisted of the following:

                                                         2002        2003
                                                       -------      -------
                                                          (In thousands)
       Land ......................................     $ 3,143        5,532
       Building and improvements .................      10,127       10,532
       Furniture, fixtures and equipment .........      14,297       15,864
                                                       -------      -------
                                                        27,567       31,928
       Less accumulated depreciation .............      13,854       15,840
                                                       -------      -------
                                                       $13,713       16,088
                                                       =======      =======

      The Company leases office space and various equipment. Total rental expense for the years ended September 30, 2001, 2002 and 2003 was approximately $291,000, $288,000 and $259,000 respectively.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(6) OFFICE PROPERTY AND EQUIPMENT, NET - CONTINUED

      Future minimum rental payments for operating leases having remaining noncancelable lease terms in excess of one year at September 30, 2003 are as follows (in thousands):

                2004 .............................   $ 159
                2005 .............................     157
                2006 .............................     122
                2007 .............................      42
                2008 .............................      20
             Thereafter ..........................     212
                                                     -----
                                                     $ 712
                                                     =====

(7) INVESTMENT REQUIRED BY LAW

      The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to the greater of (i) $500 (ii) 1.0% of the aggregate outstanding principal amount of home mortgage loans, home purchase contracts and similar obligations at the end of each calendar year, or (iii) 5% of its advances (borrowings) from the FHLB of Atlanta at the end of each calendar year. The Bank is in compliance with this requirement with an investment in FHLB stock of $14.0 million at September 30, 2003. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value.

(8) DEPOSITS

      Deposits at September 30 consisted of the following:

                                                         2002                    2003
                                                 --------------------    --------------------
                                                             Weighted                Weighted
                                                  Amount       Rate       Amount       Rate
                                                 --------    --------    --------    --------
                                                            (Dollars in thousands)
        Transaction accounts:
           Noninterest bearing ...............   $ 63,003          --%     86,258          --%
           NOW ...............................     67,381        0.38      98,171        0.54
           Money market checking .............    212,924        2.16     206,010        1.34
                                                 --------    --------    --------    --------
                Total transaction accounts ...    343,308        1.41     390,439        0.84
                                                 --------    --------    --------    --------
        Passbook accounts:
           Regular passbooks .................     37,905        1.09      44,919        0.79
           Money market ......................      1,187        1.95       1,317        1.00
                                                 --------    --------    --------    --------
                Total passbook accounts ......     39,092        1.12      46,236        0.80
                                                 --------    --------    --------    --------
        Certificate accounts:
           0.00-1.99% ........................      1,489                  87,396
           2.00-3.99% ........................    202,676                 149,678
           4.00-5.99% ........................     50,024                  19,569
           6.00-7.99% ........................          8                   3,161
           8.00-10.00% .......................        484                     533
                                                 --------    --------    --------    --------
                Total certificate accounts ...    254,681        3.46     260,337        2.67
                                                 --------    --------    --------    --------
                                                 $637,081        2.21%    697,012        1.52%
                                                 ========    ========    ========    ========

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(8) DEPOSITS - CONTINUED

      The aggregate amount of all deposit accounts with a minimum denomination of $100,000 or more was $245.4 million and $287.9 million at September 30, 2002 and 2003, respectively. Included in certificate accounts were $2.4 million at September 30, 2002 originated by brokers for a fee.

      The amounts and scheduled maturities of certificate accounts at September 30, are as follows:

                                                            2002          2003
                                                          --------      --------
                                                              (In thousands)
Within 1 year ......................................      $201,370       198,723
After 1 but within 2 years .........................        27,484        50,596
After 2 but within 3 years .........................        20,358         7,461
Thereafter .........................................         5,469         3,557
                                                          --------      --------
                                                          $254,681       260,337
                                                          ========      ========

      Interest expense on deposits for the years ended September 30 consisted of the following:

                                                 2001         2002         2003
                                               -------      -------      -------
                                                        (In thousands)
Transaction accounts ....................      $ 7,404        4,524        3,925
Passbook accounts .......................          741          459          427
Certificate accounts ....................       11,235        8,767        7,647
                                               -------      -------      -------
                                               $19,380       13,750       11,999
                                               =======      =======      =======

(9) ADVANCES FROM FHLB

      Advances from the FHLB at September 30 consisted of the following:

                                            2002                   2003
                                    --------------------    --------------------
                                                Weighted                Weighted
                                     Amount       Rate       Amount       Rate
                                    --------    --------    --------    --------
                                               (Dollars in thousands)
Fiscal Year Maturity
2003 ...........................    $ 32,350       2.14%    $     --         --%
2004 ...........................      11,235       2.34       34,435       1.32
2005 ...........................      25,500       6.24       13,500       5.17
2006 ...........................       3,270       4.98        5,686       2.81
2007 ...........................       6,223       3.39        5,132       3.00
2008 ...........................      10,000       4.92        4,633       3.28
2009 or greater ................     101,091       5.27      180,728       4.35
                                    --------     ------     --------     ------
                                    $189,669       4.61%    $244,114       3.89%
                                    ========     ======     ========     ======

      Stock in the FHLB of Atlanta and specific first mortgage loans and mortgage-backed securities of approximately $219.8 million and $275.8 million at September 30, 2002 and 2003, respectively, are pledged as collateral for these advances. The Bank has adopted the policy of pledging excess collateral to facilitate future advances. At September 30, 2003, the excess first mortgage loan collateral pledged to the FHLB will support additional borrowings of approximately $31.6 million. At September 30, 2003, included in the one, three, four and five year maturities were $155.0 million subject to call provisions. Call provisions are more likely to be exercised by the FHLB when rates rise.

      During fiscal 2001, the Company prepaid approximately $37.7 million of advances from FHLB and incurred gross penalties of approximately $1.1 million. During fiscal 2002, the Company prepaid approximately $59.3 million of advances from FHLB and incurred gross penalties of approximately $1.1 million. During fiscal 2003, the Company prepaid approximately $54.6 million of advances and incurred gross penalties of approximately $2.8 million. Prepayment penalties are included in general and administrative expenses in the statement of operations. Also see note 1 (t).

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(10) REPURCHASE AGREEMENTS

      The following tables set forth certain information regarding repurchase agreements by the Bank at the end of and during the periods indicated:

                                                                             At September 30,
                                                                  ----------------------------------------
                                                                    2001            2002            2003
                                                                  -------         -------         --------
                                                                           (Dollars in thousands)
Outstanding balance:
   Securities sold under agreements to repurchase:
       Customer ..........................................        $ 3,703         $ 4,070         $  7,703
       Broker ............................................         15,000          30,000          125,899

Weighted average rate (at month end) paid on:
   Securities sold under agreements to repurchase:
       Customer ..........................................           3.36%           1.37%            0.81%
       Broker ............................................           2.97            1.84             1.64

Maximum amount of borrowings outstanding at any month end:
   Securities sold under agreements to repurchase:
       Customer ..........................................        $ 3,726         $ 5,625         $  7,703
       Broker ............................................         67,099          30,000          125,899

Approximate average outstanding with respect to:
   Securities sold under agreements to repurchase:
       Customer ..........................................        $ 2,361         $ 3,600         $  4,812
       Broker ............................................         45,461          15,007           92,476

Weighted average rate (year to date) paid on:
   Securities sold under agreements to repurchase:
       Customer ..........................................           3.73%           1.58%            1.02%
       Broker ............................................           5.65            2.39             2.04

      Securities sold under agreements to repurchase represent borrowings by the Company with maturities ranging from 1 to 28 months collateralized by securities of the United States government or its agencies, which have been delivered to a third party custodian for safekeeping. Assets pledged to collateralize securities sold under agreements to repurchase had a fair value of $141.4 million at September 30, 2003 and are included in mortgage-backed securities available for sale in the consolidated balance sheet.

(11) DEBT ASSOCIATED WITH TRUST PREFERRED SECURITIES

      On July 3, 2003, Coastal Financial Capital Trust I (the "Trust"), a statutory trust formed by the Company, issued and sold floating rate securities having an aggregate liquidation amount of $15.0 million (the "Capital Securities") to institutional buyers in a pooled trust preferred issue. The Capital Securities generated gross proceeds of $15.0 million. The Trust invested these proceeds in an equivalent amount of junior subordinated debentures of the Company and the Company used the proceeds for general corporate purposes. Issuance costs from the July 3, 2003 sale totaled $150,000.

      The junior subordinated debentures are unsecured obligations of the Company and are subordinate and junior in right of payment to all present and future senior indebtedness of the Company. The Company has entered into a guarantee, which together with its obligations under the junior subordinated debentures and the declaration of trust governing the Trust, provides a full and unconditional guarantee of the Capital Securities.

      The Capital Securities accrue and pay distributions semi-annually at a rate per annum equal to 90-day LIBOR plus 305 basis points. At September 30, 2003, the distribution rate on the Capital Securities was 4.16%. The distributions payable on the Capital Securities are cumulative and payable quarterly in arrears. The Company has the right, subject to events of default, to defer payments of interest on the Capital Securities for a period not to exceed 20 consecutive quarters. The Company has no current intention to exercise its right to defer payment of interest on the Capital Securities.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(11) DEBT ASSOCIATED WITH TRUST PREFERRED SECURITIES - CONTINUED

      The Capital Securities are mandatorily redeemable upon maturity on July 3, 2033. The Company has the right to redeem the Capital Securities in whole or in part, on or after July 3, 2008. If the Capital Securities are redeemed on or after July 3, 2008, the redemption price will be 100% of the principal amount plus accrued and unpaid interest. In addition, the Company may redeem the Capital Securities in whole (but not in part) at any time within 90 days following the occurrence of a tax event, an investment company event, or a capital treatment event at a special redemption price (as defined in the indenture).

(12) INCOME TAXES

      Income tax expense (benefit) for the years ended September 30 consisted of the following:

                                              Current         Deferred       Total
                                              -------         --------       -----
                                                           (In thousands)
2001:
    Federal ...............................   $ 4,792            196         4,988
    State .................................       308             (9)          299
                                              -------          -----         -----
                                              $ 5,100            187         5,287
                                              =======          =====         =====
2002:
    Federal ...............................   $ 5,407            (13)        5,394
    State .................................       507             --           507
                                              -------          -----         -----
                                              $ 5,914            (13)        5,901
                                              =======          =====         =====
2003:
    Federal ...............................   $ 4,946            507         5,453
    State .................................       693             (5)          688
                                              -------          -----         -----
                                              $ 5,639            502         6,141
                                              =======          =====         =====

      The tax effect of the Company's temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that give rise to the net deferred tax asset (liability) at September 30, 2002 and 2003 relate to the following:

                                                                                             2002                  2003
                                                                                           -------                -----
                                                                                                   (In thousands)
Deferred tax assets:
     Allowance for loan losses ......................................................      $ 2,900                3,605
     Accrued medical reserves .......................................................           94                   91
     Other real estate reserves and deferred gains on other real estate .............          101                  102
     Net operating loss carryforwards ...............................................           21                   21
     Other ..........................................................................          276                  282
                                                                                           -------               ------
Total deferred tax assets ...........................................................        3,392                4,101
Less valuation allowance ............................................................          (21)                 (21)
                                                                                           -------               ------
Net deferred tax assets .............................................................        3,371                4,080
                                                                                           -------               ------

Deferred tax liabilities:
     Tax bad debt reserve in excess of base year amount .............................          193                   97
     Property and equipment principally due to differences in depreciation ..........          310                  527
     FHLB stock, due to stock dividends not recognized for tax purposes .............          207                   67
     Deferred loan fees .............................................................          565                  537
     Book over tax basis in investment in unconsolidated subsidiary .................        2,953                4,009
     Unrealized gain on securities available for sale ...............................        3,500                2,225
     Mortgage servicing rights ......................................................          833                1,075
     Other ..........................................................................          236                  196
                                                                                           -------               ------
Total deferred tax liabilities ......................................................        8,797                8,733
                                                                                           -------               ------
Net deferred tax liability ..........................................................      $(5,426)              (4,653)
                                                                                           =======               ======

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(12) INCOME TAXES - CONTINUED

      The valuation allowance for deferred tax assets as of September 30, 2002 and 2003 was $21,000. The net change in the total valuation allowance for the years ended September 30, 2002 and 2003 was a decrease of $114,000 and zero, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the company will need to generate future taxable income prior to the expiration of the deferred tax assets governed by the tax code. Based upon the level of historical taxable income and projections for future taxable income over the periods, which the deferred tax assets are deductible, management believes it more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at September 30, 2003. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

      The net deferred tax liability is included in other liabilities in the consolidated financial statements. The valuation allowance relates to the state loss carryforwards which may not be ultimately realized to reduce taxes of the Company. A portion of the change in the net deferred tax liability relates to unrealized gains and losses on securities available for sale. A current period deferred tax benefit of $1.3 million for the unrealized gains on securities available for sale has been recorded directly to stockholders' equity. The balance of the change in the deferred tax liability results from the current period deferred tax expense of $502,000. Income taxes of the Company attributable to income before income taxes differ from the amounts computed by applying the Federal income tax rate of 34% for the years ended September 30 to earnings before income taxes as follows:

                                                               2001         2002         2003
                                                              ------       -----         -----
                                                                       (In thousands)
            Computed federal income taxes ............        $4,960       5,476         5,886
            State tax, net of federal benefit ........           197         335           454
            Bank-owned life insurance ................            --          --          (226)
            Other, net ...............................           130          90            27
                                                              ------       -----         -----
            Total income tax expense .................        $5,287       5,901         6,141
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

      Retained earnings at September 30, 2003 includes approximately $5.2 million representing pre-1988 tax bad debt base year reserve amounts for which no deferred income tax liability has been provided since these reserves are not expected to reverse until indefinite future periods and may never reverse. Circumstances that would require an accrual of a portion or all of this unrecorded tax liability are a reduction in qualifying loan levels relative to the end of 1987, failure to meet the tax definition of a savings bank, dividend payments in excess of current year or accumulated tax earnings and profits, or other distributions in dissolution, liquidation or redemption of the Bank's stock.

(13) BENEFIT PLANS

      The Company has a defined contribution plan covering substantially all Associates. The Company matches Associate contributions based upon the Company meeting certain return on equity operating results. Matching contribution expense was approximately $245,000, $384,000 and $340,000 for fiscal years 2001, 2002 and 2003, respectively.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(14) REGULATORY MATTERS

      At September 30, 2003, the Bank's loans-to-one borrower limit was approximately $13.9 million. At September 30, 2003, the Bank is in compliance with the core, tangible and risk-based capital requirements and loans-to-one borrower limits.

      To be categorized as "Well Capitalized" under the prompt corrective action regulations adopted by the Federal Banking Agencies, the Bank must maintain a total risk-based capital ratio as set forth in the following table and not be subject to a capital directive order.

      As of September 30, 2003, the most recent notification from federal banking agencies categorized the Bank as "well capitalized" under the regulatory framework. To be categorized as "well capitalized," the Bank must maintain minimum total risk-based capital, tier 1 capital, and tier 1 leverage ratios as set forth in the table. Since September 30, 2003, there have been no events or conditions that management believes have changed the Bank's categories. (Dollars in thousands)

                                                                                                           Amount to be
                                                                                For Capital               Categorized as
                                                       Actual                Adequacy Purposes          "Well Capitalized"
                                                 -------------------       ----------------------      --------------------
                                                 Amount        Ratio       Amount           Ratio      Amount         Ratio
                                                 ------        -----       ------           -----      ------         -----
      As of September 30, 2003:
           Total Capital: ....................  $92,847        13.17%      $56,388           8.00%     $70,485        10.00%
              (To Risk Weighted Assets)
           Tier 1 Capital: ...................  $84,153        11.94%          N/A            N/A      $42,291         6.00%
              (To Risk Weighted Assets)
           Tier 1 Capital: ...................  $84,153         7.14%      $35,358           3.00%     $58,929         5.00%
              (To Adjusted Total Assets)
           Tangible Capital: .................  $84,153         7.14%      $17,679           1.50%         N/A          N/A
              (To Adjusted Total Assets)

      As of September 30, 2002:
           Total Capital: ....................  $68,417        12.74%      $42,965           8.00%     $53,706        10.00%
              (To Risk Weighted Assets)
           Tier 1 Capital: ...................  $62,028        11.55%          N/A            N/A      $32,223         6.00%
              (To Risk Weighted Assets)
           Tier 1 Capital: ...................  $62,028         6.57%      $37,785           4.00%     $47,231         5.00%
              (To Adjusted Total Assets)
           Tangible Capital: .................  $62,028         6.57%      $14,170           1.50%         N/A          N/A
              (To Adjusted Total Assets)

(15) LIQUIDATION ACCOUNT

      In conjunction with the Bank's conversion to stock form on October 4, 1990, the Bank established, as required by Office of Thrift Supervision (the "OTS") regulations, a liquidation account and maintains this account for the benefit of the remaining eligible account holders as defined under the Bank's plan of conversion. The initial balance of this liquidation account was equal to the Bank's net worth defined by OTS regulations as of the date of the latest statement of financial condition contained in the final offering circular. In the event of a complete liquidation of the Bank (and only in such event) each eligible holder shall be entitled to receive a liquidation distribution from this account in the amount of the then current adjusted balance for deposits then held, before any liquidation distribution may be made to the stockholders. The Bank is prohibited from declaring cash dividends or repurchasing its capital stock if it would cause a reduction in the Bank's net worth below either the balance of the liquidation account or the statutory net worth requirements set by the OTS.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(15) LIQUIDATION ACCOUNT - CONTINUED

      The Company's ability to pay dividends depends primarily on the Bank's ability to pay dividends to the Company. The Bank is prohibited from declaring cash dividends on its common stock or repurchasing its common stock if the effect thereof would cause its net worth to be reduced below either the amount required for the liquidation account or the minimum regulatory capital requirement. In addition, the Bank is also prohibited from declaring cash dividends and repurchasing its own stock without prior regulatory approval if the total amount of all dividends and stock repurchases (including any proposed dividends and stock repurchases) for the applicable year exceeds its current year's net income plus its retained net income for the preceding two years.

(16) EARNINGS PER SHARE

      Basic earnings per share are computed by dividing net income by the weighted-average number of common shares outstanding. Diluted earnings per share are computed by dividing net income by the weighted average number of common shares and potential common shares outstanding. Potential common shares consist of dilutive stock options determined using the treasury stock method and the average market price of common stock. All share and per share data have been retroactively restated for all common stock dividends. The Company has no antidilutive securities at September 30, 2003.

The following is a summary of the reconciliation of average shares outstanding for the years ended September 30:

                                                             2001                      2002                     2003
                                                   -----------------------   -----------------------   -----------------------
                                                      Basic       Diluted       Basic       Diluted      Basic       Diluted
                                                   ----------   ----------   ----------   ----------   ----------   ----------
      Weighted average shares outstanding          13,126,000   13,126,000   12,844,000   12,844,000   12,853,000   12,853,000
      Effective of dilutive securities:
       Stock options                                       --      178,000           --      393,000           --      588,000
                                                   ----------   ----------   ----------   ----------   ----------   ----------
      Average shares outstanding                   13,126,000   13,304,000   12,844,000   13,237,000   12,853,000   13,441,000
                                                   ==========   ==========   ==========   ==========   ==========   ==========

(17) STOCK OPTION PLAN

      The Company's stock option plan provides for stock options to be granted primarily to directors, officers and other key Associates. Options granted under the stock option plan may be incentive stock options or non-incentive stock options. Options vest ratably over a five year period and expire after ten years from the date of grant. The remaining shares of stock reserved for the stock option plan at September 30, 2003 amounted to approximately 303,000 shares. All outstanding options have been retroactively restated to reflect the effects of the common stock dividends. At September 30, 2003, the Company had the following options outstanding:

                                                                    Weighted
                                                                     Average     Weighted               Weighted
                                                     Number         Remaining     Average     Number     Average
       Fiscal                                       Options        Contractual   Exercise    Options    Exercise
        Year        Range of exercise prices:     Outstanding          Life        Price   Exercisable    Price
       ------       -------------------------     -----------      -----------   --------  -----------  --------
        1995        $2.95 - $3.27 ..............     93,977         1.8 Years     $ 3.15      93,977     $ 3.15
        1996        $3.48 - $3.83 ..............      9,374         2.1 Years     $ 3.48       9,374     $ 3.48
        1997        $5.31 - $5.50 ..............    142,290         3.2 Years     $ 5.39     142,290     $ 5.39
        1998        $7.74 - $11.81 .............    264,753         4.2 Years     $ 8.77     264,753     $ 8.77
        1999        $7.85 - $9.30 ..............    197,980         5.1 Years     $ 8.66     158,384     $ 8.66
        2000        $5.23 - $6.01 ..............    186,699         6.2 Years     $ 6.21     112,019     $ 6.21
        2001        $5.03 - $7.85 ..............    221,782         7.1 Years     $ 5.14      88,713     $ 5.14
        2002        $7.52 - $12.35 .............    209,567         8.1 Years     $ 7.64      41,913     $ 7.64
        2003        $10.00 - $14.00 ............    253,589         9.2 Years     $11.96          --        N/A
                                                  ---------         ---------     ------     -------     ------
                    $2.95 - $14.00 .............  1,580,011         6.2 Years     $ 7.64     911,423     $ 6.87
                                                  =========         =========     ======     =======     ======

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(17) STOCK OPTION PLAN - CONTINUED

      The following is a summary of the activity of the stock option plans for the years 2001, 2002, and 2003.

                                                             2001                        2002                        2003
                                                   -----------------------      ----------------------      -----------------------
                                                                  Weighted                    Weighted                     Weighted
                                                                   Average                     Average                      Average
                                                                  Exercise                    Exercise                     Exercise
                                                    Shares          Price        Shares         Price        Shares          Price
                                                   ---------       -------      ---------       ------      ---------       -------
      Outstanding, October 1 ...............       1,277,591       $  7.81      1,469,550       $ 6.47      1,493,391       $  6.76
      Granted ..............................         258,150          5.18        221,764         7.64        261,735         11.90
      Cancelled ............................         (28,865)         6.55        (13,150)        7.06        (11,920)         9.13
      Exercised ............................         (37,326)         3.87       (184,773)        5.47       (163,195)         6.37
                                                   ---------       -------      ---------       ------      ---------       -------
      Outstanding, September 30 ............       1,469,550       $  6.47      1,493,391       $ 6.76      1,580,011       $  7.64
                                                   =========       =======      =========       ======      =========       =======

(18) COMMON STOCK DIVIDENDS

      On July 31, 2001, the Company declared a 3 for 2 stock split in the form of a 50% stock dividend aggregating approximately 3,579,000 shares. On May 27, 2003, the Company declared a 10% stock dividend aggregating approximately 1,065,000 shares. On August 28, 2003, the Company declared a 10% stock dividend aggregating approximately 1,174,000 shares. All share and per share data has been retroactively restated to give effect to the common stock dividends.

(19) CASH DIVIDENDS

      On each of December 29, 2000 and March 21, 2001 the Company declared quarterly cash dividends of $.036 per share. On each of June 27, 2001, September 26, 2001, December 19, 2001 and March 20, 2002 the Company declared quarterly cash dividends of $.041 per share. On each of June 19, 2002, September 18, 2002, December 18, 2002 and March 26, 2003, the Company declared quarterly cash dividends of $0.045 per share. On each of June 24, 2003 and September 24, 2003, the Company declared quarterly cash dividends of $0.055 per share.

(20) LEGAL MATTERS

      The Company is not a defendant in any lawsuits. The subsidiaries are defendants in lawsuits arising out of the normal course of business. Based upon current information received from counsel representing the subsidiaries in these matters, the Company believes none of the lawsuits would have a material impact on the Company's financial status.

(21) QUARTERLY FINANCIAL DATA (UNAUDITED)

      Quarterly operating data for the years ended September 30 is summarized as follows (in thousands, except share data):

                                                            First            Second          Third           Fourth
                                                           Quarter          Quarter         Quarter         Quarter
                                                         -----------      ----------      ----------      ----------
    2002:
      Total interest income ...........................  $    13,368          12,987          13,498          14,020
      Total interest expense ..........................        5,662           5,153           5,278           5,753
                                                         -----------      ----------      ----------      ----------
      Net interest income .............................        7,706           7,834           8,220           8,267
      Provision for loan losses .......................          250             255             350             380
                                                         -----------      ----------      ----------      ----------
      Net interest income after provision for
         loan losses ..................................        7,456           7,579           7,870           7,887
      Other income ....................................        2,173           1,703           1,876           2,387
      General and administrative expenses .............        5,730           5,422           5,640           6,032
                                                         -----------      ----------      ----------      ----------
      Income before income taxes ......................        3,899           3,860           4,106           4,242
      Income taxes ....................................        1,439           1,393           1,513           1,556
                                                         -----------      ----------      ----------      ----------
      Net income ......................................  $     2,460           2,467           2,593           2,686
                                                         ===========      ==========      ==========      ==========
      Net income per common share - diluted ...........  $       .19             .19             .20             .20
                                                         ===========      ==========      ==========      ==========
      Weighted average shares outstanding-diluted .....   13,222,000      13,099,000      13,139,000      13,436,000
                                                         ===========      ==========      ==========      ==========

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(21) QUARTERLY FINANCIAL DATA (UNAUDITED) - CONTINUED

                                                              First            Second         Third           Fourth
                                                             Quarter          Quarter        Quarter         Quarter
                                                           -----------      ----------      ----------      ----------
   2003:
      Total interest income ............................   $    14,740          14,743          14,790          14,941
      Total interest expense ...........................         5,807           5,625           5,779           5,787
                                                           -----------      ----------      ----------      ----------
      Net interest income ..............................         8,933           9,118           9,011           9,154
      Provision for loan losses ........................           435             870             750             600
                                                           -----------      ----------      ----------      ----------
      Net interest income after provision for
         loan losses ...................................         8,498           8,248           8,261           8,554
      Other income .....................................         2,667           2,715           2,945           2,581
      General and administrative expenses ..............         6,864           6,683           6,851           6,758
                                                           -----------      ----------      ----------      ----------
      Income before income taxes .......................         4,301           4,280           4,355           4,377
      Income taxes .....................................         1,551           1,526           1,575           1,489
                                                           -----------      ----------      ----------      ----------
      Net income .......................................   $     2,750           2,754           2,780           2,888
                                                           ===========      ==========      ==========      ==========
      Net income per common share - diluted ............   $       .20             .21             .21             .21
                                                           ===========      ==========      ==========      ==========
      Weighted average shares outstanding-diluted ......    13,433,000      13,373,000      13,386,000      13,577,000
                                                           ===========      ==========      ==========      ==========

(22) COASTAL FINANCIAL CORPORATION FINANCIAL STATEMENTS (PARENT COMPANY ONLY)

      The following is condensed financial information of Coastal Financial Corporation (parent company only), the primary asset of which is its investment in its bank subsidiary, for the periods indicated. (In thousands):

                         Coastal Financial Corporation
                            Condensed Balance Sheets
                          September 30, 2002 and 2003

                                                                    2002          2003
                                                                  -------        ------
      Assets
      Cash ....................................................   $   738           773
      Investment in subsidiaries ..............................    67,946        88,088
      Deferred tax asset ......................................       326           441
      Other assets ............................................        71           246
                                                                  -------        ------
            Total assets ......................................   $69,081        89,548
                                                                  =======        ======

      Liabilities and Stockholders' Equity
      Accounts payable (principally dividends) ................       626           760
      Note payable ............................................     2,069            81
      Debt associated with trust preferred securities                  --        15,000
      Total stockholders' equity ..............................    66,386        73,707
                                                                  -------        ------
            Total liabilities and stockholders' equity ........   $69,081        89,548
                                                                  =======        ======

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(22) COASTAL FINANCIAL CORPORATION FINANCIAL STATEMENTS (PARENT COMPANY ONLY) - CONTINUED

                         Coastal Financial Corporation
                       Condensed Statements of Operations
                 Years ended September 30, 2001, 2002 and 2003

                                                                               2001            2002            2003
                                                                             -------         -------         -------
      Income:
         Interest income ............................................        $     3               1               1
         Management fees ............................................            300             300             300
         Dividends from subsidiary ..................................          4,600           3,470           1,221
         Equity in undistributed earnings of subsidiaries ...........          4,732           6,751          10,087
                                                                             -------         -------         -------
               Total income .........................................          9,635          10,522          11,609
                                                                             -------         -------         -------
      Expenses:
         Professional fees ..........................................             80              79              20
         Supplies and printing ......................................             39              58              12
         Interest expense ...........................................            152              84             213
         Other expenses .............................................             91              96             277
         Income tax benefit .........................................            (27)             (1)            (85)
                                                                             -------         -------         -------
               Total expenses .......................................            335             316             437
                                                                             -------         -------         -------
         Net income .................................................        $ 9,300          10,206          11,172
                                                                             =======         =======         =======

                          Coastal Financial Corporation
                        Condensed Statement of Cash Flows
                  Years ended September 30, 2001, 2002 and 2003

                                                                               2001            2002           2003
                                                                             -------         -------         -------
      Operating activities:
         Net income .................................................        $ 9,300          10,206          11,172
         Adjustments to reconcile net income to net cash provided by:
            Equity in undistributed net income of subsidiary ........         (4,732)         (6,751)        (10,087)
            (Increase) decrease in other assets .....................           (747)            548            (290)
            Increase (decrease) in other liabilities ................           (108)           (104)            134
                                                                             -------         -------         -------
               Total cash provided by operating activities ..........          3,713           3,899             929
                                                                             -------         -------         -------
      Financing activities:
         Cash dividends to shareholders .............................         (2,015)         (2,222)         (2,592)
         Treasury stock repurchases .................................         (2,134)         (2,286)           (342)
         Proceeds from stock options ................................            106           1,203           1,153
         Proceeds from trust preferred ..............................             --              --          15,000
         Repayment on line of credit ................................             --              --          (1,988)
         Capital contribution to subsidiary .........................             --              --         (12,125)
         Other financing activities, net ............................             (1)              3              --
                                                                             -------         -------         -------
               Total cash used by financing activities ..............         (4,044)         (3,302)           (894)
                                                                             -------         -------         -------
      Net increase (decrease) in cash and cash equivalents ..........           (331)            597              35

      Cash and cash equivalents at beginning of the year ............            472             141             738
                                                                             -------         -------         -------
      Cash and cash equivalents at end of the years .................        $   141             738             773
                                                                             =======         =======         =======

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(23) CARRYING AMOUNTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying amounts and fair value of financial instruments as of September 30, 2002 and 2003 are summarized below:

                                                                                  2002                           2003
                                                                         ------------------------       -----------------------
                                                                         Carrying      Estimated        Carrying      Estimated
                                                                          Amount       Fair Value        Amount      Fair Value
                                                                         --------      ----------       -------      ----------
                                                                                              (In thousands)
      Financial Assets
         Cash and cash equivalents ..............................        $ 25,802         25,802         21,575         21,575
         Investment securities ..................................           2,014          2,014         15,909         15,909
         Mortgage-backed securities .............................         331,808        331,808        383,324        383,324
         Loans receivable held for sale .........................          18,694         19,199         19,096         19,556
         Loans receivable, net ..................................         536,851        541,697        682,737        704,171
         FHLB stock .............................................          10,559         10,559         13,991         13,991

      Financial Liabilities
         Deposits:
            Demand accounts .....................................         382,400        382,400        436,675        436,675
            Certificate accounts ................................         254,681        258,509        260,337        263,743
         Advances from Federal Home Loan Bank ...................         189,669        197,918        244,114        252,271
         Securities sold under agreements to repurchase .........          36,884         36,884        133,602        133,602
         Debt associated with trust preferred securities ........              --             --         15,000         15,000
         Other borrowings .......................................           2,069          2,069             81             81

      SFAS 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information, whether or not recognized in the statement of financial position, when it is practicable to estimate the fair value. SFAS 107 defines a financial instrument as cash, evidence of an ownership interest in an entity or contractual obligations, which require the exchange of cash, or other financial instruments. Certain items are specifically excluded from the disclosure requirements, including the Company's common stock, premises and equipment, accrued interest receivable and payable, and other asset and liabilities.

      Fair value approximates book value for the following financial instruments due to the short-term nature of the instrument: cash and due from banks, interest-bearing bank balances, federal funds sold, federal funds purchased and repurchase agreements and other short-term borrowings. Investments and mortgage-backed securities are valued using quoted market prices.

      Fair value for variable rate loans that reprice frequently is based on the carrying value. Fair values for mortgage loans, consumer loans and all other loans (primarily commercial) which have fixed rates of interest are based on the discounted present value of the estimated future cash flows. Discount rates used in these computations approximates the rates currently offered for similar loans of comparable terms and credit quality.

      Fair value for demand deposit accounts and interest-bearing accounts with no fixed maturity date is equal to the carrying value. Certificate of deposit accounts are estimated by discounting cash flows from expected maturities using current interest rates on similar instruments.

      Fair value for FHLB advances, reverse repurchase agreements and long-term debt is based on discounted cash flows using the Company's current incremental borrowing rate.

      The Company has used management's best estimate fair value based upon the above assumptions. Therefore, the fair values presented may not be the amounts which could be realized in an immediate sale or settlement of the instrument. In addition, any income taxes or other expenses, which would be incurred in an actual sale or settlement, are not taken into consideration in the fair values presented.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(23) CARRYING AMOUNTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

      The Company had $108.1 million of off-balance sheet financial commitments as of September 30, 2003, which are commitments to originate loans, unused consumer lines of credit and undisbursed portion of loans in process. Since these obligations are based on current market rates, the carrying amount is considered to be a reasonable estimate of fair value.

      The Company originates certain fixed rate residential loans with the intention of selling these loans. Between the time that the Company enters into an interest rate lock or a commitment to originate a fixed rate residential loan with a potential borrower and the time the closed loan is sold, the Company is subject to variability in the market prices related to these commitments. The Company believes that it is prudent to limit the variability of expected proceeds from the sales through forward sales of "to be issued" mortgage backed securities and loans ("forward sales commitments"). The commitment to originate fixed rate residential loans and forward sales commitments are freestanding derivative instruments. They do not generally qualify for hedge accounting treatment so their fair value adjustments are recorded through the income statement in net gains on sale of loans. The commitments to originate fixed rate conforming loans totaled $8.2 million at September, 30 2003. The fair value of these commitments was an asset of approximately $123,000 at September 30, 2003, and is reflected in gain on sales of loans held for sale in the consolidated statements of operations. The forward sales commitments totaled $17.0 million at September 30, 2003. The fair value of these commitments was a liability of approximately $257,000 at September 30, 2003, and is reflected in gain on sales of loans held for sale in the consolidated statements of operations.

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

(24) COMMITMENTS AND CONTINGENCIES

      The Company has a $16.0 million outstanding line of credit with a commercial bank at a variable rate of LIBOR plus two percent. The line of credit is secured by 100% of the stock of the Bank. At September 30, 2003, the outstanding balance was approximately $81,000.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Managements' Discussion and Analysis

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

Critical Accounting Policies

      The Company's significant accounting policies are set forth in Note 1 of the Notes to Consolidated Financial Statements. Of these policies, the Company considers its policy regarding the allowance for loan losses to be its most critical accounting policy, because it requires many of management's most subjective and complex judgments. The Company has developed appropriate policies and procedures for assessing the adequacy of the allowance for loan losses, recognizing that this process requires a number of assumptions and estimates with respect to its loan portfolio. The Company's assessments may be impacted in future periods by changes in economic conditions, the impact of regulatory examinations and the discovery of information with respect to borrowers which were not known by management at the time of the issuance of the consolidated financial statements. For additional discussion concerning the Company's allowance for loan losses and related matters, see "Allowance for Loan Losses".

General

      The Company reported $11.2 million in net income for the year ended September 30, 2003, compared to $10.2 million for the year ended September 30, 2002. Net interest income increased $4.2 million as a result of increased interest income of $5.3 million offset by an increase of $1.2 million in interest expense. Provision for loan losses increased from $1.2 million for the year ended September 30, 2002, to $2.7 million for the year ended September 30, 2003. Other income increased from $8.1 million in fiscal 2002, to $10.9 million in 2003. General and administrative expenses increased $4.3 million or 19.0%, for fiscal 2003, as compared to fiscal 2002.

      Total assets increased from $950.8 million at September 30, 2002 to $1.2 billion at September 30, 2003, or 24.2%. Liquid assets, consisting of cash, interest-bearing deposits, and securities, increased from $359.6 million at September 30, 2002, to $420.8 million at September 30, 2003. Loans receivable increased 27.2% from $536.9 million at September 30, 2002, to $682.7 million at September 30, 2003. Total loan originations for fiscal 2003 were $769.6 million as compared to $418.2 million for fiscal 2002.

      The growth in liquid assets was funded by increased deposits of $59.9 million, increased advances from the Federal Home Loan Bank ("FHLB") of Atlanta of $54.4 million and securities sold under agreements to repurchase of $96.7 million. As a result of increased Banking Centers and a strong emphasis on growing local deposits during fiscal 2003, deposits increased 9.4% from $637.1 million at September 30, 2002, to $697.0 million at September 30, 2003. During this same period, transaction deposits (defined as noninterest bearing checking accounts and NOW accounts) increased $54.0 million, money market checking accounts decreased $6.9 million, passbook accounts increased $7.1 million and certificate accounts increased $5.7 million.

      As a result of $11.2 million in net earnings, less the cash dividends paid to shareholders of approximately $2.6 million, treasury stock repurchases of approximately $342,000, and the net change in unrealized gain (loss) on securities available for sale, net of income tax of $2.1 million, stockholders' equity increased from $66.4 million at September 30, 2002 to $73.7 million at September 30, 2003.

Liquidity and Capital Resources

      Historically, the Company has maintained its liquidity at levels believed by management to be adequate to meet requirements of normal operations, potential deposit outflows and strong loan demand and still allow for optimal investment of funds and return on assets. The following table summarizes future contractual obligations as of September 30, 2003.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

                                                                                Payment Due by Period
                                                       -----------------------------------------------------------------------
                                                                      Less than           1-3            4-5           After 5
                                                         Total          1 Year           Years          Years           Years
                                                       --------       ---------        --------        -------        --------
                                                                                     (Dollars in thousands)
      Contractual Obligations
      Time deposits ...........................        $260,337        $198,723        $ 58,057        $ 3,238        $    319
      Short-term borrowings ...................         118,037         118,037              --             --              --
      Long-term debt ..........................         274,760              --          69,186          9,846         195,728
      Operating leases ........................             712             159             279             62             212
                                                       --------        --------        --------        -------        --------
         Total contractual cash obligations ...        $653,846        $316,919        $127,522        $13,146        $196,259
                                                       ========        ========        ========        =======        ========

      The principal sources of funds for the Company are cash flows from operations, consisting mainly of mortgage, consumer and commercial loan payments, retail customer deposits, repurchase agreements securitized by mortgage-backed securities and advances from the FHLB of Atlanta.

      The principal use of cash flows is the origination of loans receivable. The Company originated loans receivable of $296.1 million, $418.2 million and $769.6 million for the years ended September 30, 2001, 2002 and 2003, respectively. A large portion of these loan originations were financed through loan principal repayments which amounted to $233.7 million, $268.1 million and $477.7 million for the years ended September 30, 2001, 2002 and 2003, respectively. In addition, the Company has generally sold conforming fixed rate mortgage loans to correspondent financial institutions in the secondary market to finance future loan originations. For the years ended September 30, 2001, 2002 and 2003, the Company sold loans amounting to $28.5 million, $13.9 million and $45.4 million, respectively.

      During fiscal 2003, the Company securitized $95.6 million of mortgage loans and concurrently sold these mortgage-backed securities to outside third parties and recognized a net gain on sale of $1.7 million, which included $1.3 million related to mortgage servicing rights. The gain is included in gains on sales of loans held for sale in the consolidated statement of operations. The proceeds from sale are included in proceeds from sales of mortgage-backed securities available for sale in the consolidated statement of cash flows. The Company has no retained interest in the securities that were sold other than the servicing rights.

      In fiscal 2003 deposits increased from $637.1 million at September 30, 2002, to $697.0 million at September 30, 2003. During fiscal 2003, the Company prepaid approximately $54.6 million of advances from FHLB and incurred gross penalties of approximately $2.8 million which were included in general and administrative expenses in the statement of operations. As a result of this and the repayment of other short-term advances, the weighted average rate on FHLB advances decreased to 3.89% at September 30, 2003, compared to 4.61% at September 30, 2002.

      At September 30, 2003, the Company had commitments to originate $39.3 million in loans and $68.8 million in unused lines of credit, which the Company expects to fund from normal operations. Traditionally, a significant portion of the unused lines of credit may never be used by the Customer.

      At September 30, 2003, the Company had $198.7 million of certificates of deposit which were due to mature within one year. Based upon previous experience, the Company believes that a major portion of these certificates will be redeposited. At September 30, 2003, the Company had excess collateral pledged to the FHLB which would support additional FHLB advance borrowings of $31.6 million. Additionally, at September 30, 2003, the Company had repurchase agreement lines of credit and available collateral consisting of investment securities and mortgage-backed securities of $118.9 million as well as federal funds lines available of $20.0 million.

      As a condition of deposit insurance, current FDIC regulations require that the Bank calculate and maintain a minimum regulatory capital requirement on a quarterly basis and satisfy such requirement at the calculation date and throughout the ensuing quarter. The Bank's tangible and core capital approximated $84.2 million at September 30, 2003, exceeding the Bank's tangible and core requirements by $66.4 million and $48.8 million, respectively. At September 30, 2003, the Bank's capital exceeded its current risk-based minimum capital requirement by $36.5 million. The risk-based capital requirement may increase in the future. Also see Note 14 of the Notes to Consolidated Financial Statements.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

Results of Operations

Comparison of the Years Ended September 30, 2002 and 2003

General

      Net earnings were $11.2 million ($0.83 per diluted share) for the year ended September 30, 2003, an increase of 9.5% compared to $10.2 million ($0.77 per diluted share) for the year ended September 30, 2002. As a result of increased net earnings, diluted earnings per share increased 7.8%. Net interest income increased $4.2 million primarily as a result of an increase in interest income of $5.3 million which was partially offset by an increase in interest expense of $1.2 million.

Interest Income

      Interest income for the year ended September 30, 2003, increased 9.9% to $59.2 million as compared to $53.9 million for the year ended September 30, 2002. The yield on interest-earning assets for the year ended September 30, 2002 was 7.10% compared to 6.00% for the year ended September 30, 2003. The average yield on loans receivable for fiscal year 2003 was 6.67% compared to 7.58% in 2002. The yield on investments which includes Investments, Mortgage-Backed Securities, Overnight Funds and Federal Funds, decreased to 4.88% for the fiscal year 2003 from 6.15% for fiscal year 2002. Total interest-earning assets for fiscal year 2003 averaged $987.5 million compared to $765.8 million for the year ended September 30, 2002. The increase in average interest-earning assets is primarily due to an increase in average loans receivable of approximately $98.6 million and average mortgage-backed and investment securities of approximately $133.4 million.

Interest Expense

      Interest expense on interest-bearing liabilities was $23.0 million for the year ended September 30, 2003, as compared to $21.8 million in fiscal 2002. The cost of interest-bearing liabilities was 2.35% for the year ended September 30, 2003, compared to 2.96% in fiscal year 2002. The average cost of deposits for the year ended September 30, 2003, was 1.79% compared to 2.42% for the year ended September 30, 2002. The cost of FHLB advances and reverse repurchase agreements for fiscal 2003 was 4.27% and 2.04%, respectively, compared to 5.11% and 2.39%, respectively, for fiscal 2002. Total average interest-bearing liabilities increased 32.6% from $738.1 million at September 30, 2002, to $978.9 million at September 30, 2003. The increase in average interest-bearing liabilities is due to an increase in average deposits of approximately $99.9 million, average FHLB advances of $62.3 million and average reverse repurchase agreements of $77.5 million.

Net Interest Income

      Net interest income was $36.2 million for the year ended September 30, 2003, an increase of $4.2 million, compared to $32.0 million for the year ended September 30, 2002. The net interest margin decreased to 3.65% for fiscal 2003 compared to 4.14% for fiscal 2002. Average interest-earning assets increased $221.7 million while average interest-bearing liabilities increased $240.8 million. During fiscal 2003, interest rates have decreased. At September 30, 2002 and September 30, 2003, the prime rate of interest was 4.75% and 4.00%, respectively. With the reduction in interest rates, resulting from the Federal Reserve Board's decision to reduce the prime rate by 75 basis points throughout fiscal 2003, the Company's interest-earning assets repriced more quickly than its interest-bearing liabilities. For fiscal 2003, the Company's average balance of core deposits (checking, statement savings and money market) was $412.3 million with an average cost of 1.06%. This compares to average core deposits of $346.7 million at 1.44% in fiscal 2002. As the Federal Reserve has continued to reduce the discount rate, core deposits are not repricing at the same ratio as the Company's interest-earning assets. Should, as a result of continued rate, reductions, refinancing of loans at lower rates and repricing of loans tied to prime or treasury rates outpace the repricing of deposits and borrowings, the Company could experience a significantly reduced net interest margin in the future.

Provision for Loan Losses

      As a result of growth in loans receivable and credit risk associated with problem loans, the Company's provision for loan losses increased from $1.2 million for fiscal 2002 to $2.7 million for fiscal 2003. The allowance for loan losses as a percentage of loans was 1.40% at September 30, 2003 compared to 1.42% at September 30, 2002. This is due to the nature and the risk of the delinquent loans at September 30, 2003 as compared to September 30, 2002. Loans delinquent 90 days or more were $7.4 million or 1.06% of total loans at September 30, 2003, compared to $3.5 million or 0.63% at September 30, 2002. The allowance for loan losses was 132% of loans delinquent more than 90 days at

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

September 30, 2003, compared to 224% at September 30, 2002. Although the Company experienced an increase in loans delinquent 90 days or more, there was not a corresponding increase in the required allowance for loan loss based on the Company's model. Management believes that the current level of the allowance for loan losses is adequate considering the composition of the loan portfolio, the portfolio's loss experience, delinquency trends, current regional and local economic conditions and other factors. Also see "Nonperforming Assets" and "Allowance for Loan Losses."

Other Income

      In fiscal 2003, total other income increased from $8.1 million for the period ended September 30, 2002, to $10.9 million for the period ended September 30, 2003. As a result of increased transaction deposit accounts, fees and service charges on loans and deposit accounts was $3.5 million for fiscal 2003, compared to $3.1 million for fiscal 2002. Due to a decreased long-term interest rate environment which has resulted in increased fixed-rate mortgage originations, gain on sale of loans was $3.0 million for the year ended September 30, 2003, compared to $1.5 million for the year ended September 30, 2002. Gain on sale of mortgage-backed securities, net was $469,000 for fiscal 2003, compared to $238,000 for fiscal 2002. Other income increased from $1.6 million for the year ended September 30, 2002, to $2.4 million for the year ended September 30, 2003. This is primarily due to $665,000 of income on bank-owned life insurance purchased in December 2002.

Other Expense

      General and administrative expenses were $27.2 million for fiscal 2003 as compared to $22.8 million for fiscal 2002. Salaries and employee benefits increased to $13.5 million for fiscal 2003 as compared to $12.5 million for fiscal 2002, or 7.5%, primarily due to normal increases, increased incentives as a result of increased loan production, and the costs of staffing for a new office. During fiscal 2003, Coastal Federal Bank added an office in Shallotte, North Carolina. Net occupancy, furniture and fixtures and data processing expense increased $873,000 for fiscal 2003, as compared to fiscal 2002. Other expenses increased from $4.1 million in fiscal 2002 to $4.9 million in fiscal 2003. Other expenses included $461,000 of mortgage servicing rights impairment for fiscal 2003.

Income Taxes

      Income taxes increased from $5.9 million in fiscal 2002 to $6.1 million in fiscal 2003 as a result of increased earnings before income taxes.

      The effective income tax rate as a percentage of pretax income was 35.5% in fiscal 2003 and 36.6% in fiscal 2002. The effective income tax rate declined in connection with an increase in investment interest income generated by bank-owned life insurance and municipal securities that are exempt from federal and certain state taxes.

      The Company's effective income tax rates take into consideration certain assumptions and estimates made by management. No assurance can be given that either the tax returns submitted by management or the income tax reported on the consolidated financial statements will not be adjusted by either adverse rulings by the U.S. Tax court, changes in the tax code, or assessments made by the Internal Revenue Service. The Company is subject to potential adverse adjustments, including but not limited to: an increase in the statutory federal or state income tax rates, the permanent nondeductibility of amounts currently considered deductible either now or in future periods, and the dependency on the generation of future taxable income, in order to ultimately realize deferred income tax assets. Income tax returns for 2000 and subsequent years are exposed to examination by taxing authorities.

Results of Operations

Comparison of the Years Ended September 30, 2001 and 2002

General

      Net earnings were $10.2 million ($0.77 per diluted share) for the year ended September 30, 2002, an increase of 9.7% compared to $9.3 million ($0.70 per diluted share) for the year ended September 30, 2001. As a result of share repurchases and the increase in net earnings, diluted earnings per share increased 10.0%. Net interest income increased $5.1 million primarily as a result of a decrease in interest income of $6.4 million which was accompanied by a decrease in interest expense of $11.5 million.

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

Non-performing Assets

      Non-performing assets were $9.1 million at September 30, 2003 compared to $4.6 million at September 30, 2002. Loans past due 90 days or more increased from $3.5 million at September 30, 2002, to $7.4 million at September 30, 2003. Real estate acquired through foreclosure increased from $1.0 million at September 30, 2002, to $1.6 million at September 30, 2003.

      At September 30, 2002, impaired loans totaled $3.2 million. There were $4.9 million in impaired loans at September 30, 2003. Included in the allowance for loan losses at September 30, 2002 was $194,000 related to impaired loans compared to $263,000 at September 30, 2003. The average recorded investment in impaired loans for the year ended September 30, 2002 was $3.1 million compared to $4.0 million for the year ended September 30, 2003. Interest income recognized on impaired loans in fiscal 2002 was $36,000. Interest income recognized on impaired loans in fiscal 2003 was $134,000.

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

      The evaluation of the allowance is segregated into general allocations and specific allocations. For general allocations, the portfolio is segregated into risk-similar segments for which historical loss ratios are calculated and adjusted for identified trends or changes in current portfolio characteristics. Historical loss ratios are calculated by product type for consumer loans (installment and revolving), mortgage loans, and commercial loans and may be adjusted for other risk factors. To allow for modeling error, a range of probable loss ratios is then derived for each segment. The resulting percentages are then applied to the dollar amounts of the loans in each segment to arrive at each segment's range of probable loss levels.

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

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

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

      The allowance is also subject to examination and adequacy testing by regulatory agencies, which may consider such factors as the methodology used to determine adequacy and the size of the allowance relative to that of peer institutions, and other adequacy tests. In addition, such regulatory agencies could require the Company to adjust the allowance based on information available to them at the time of their examination.

      The Company established provisions for loan losses for the years ended September 30, 2001, 2002 and 2003, of $955,000, $1.2 million and $2.7 million, respectively. For the years ended September 30, 2001, 2002 and 2003, the Company had net charge-offs of $860,000, $511,000 and $706,000, respectively. Net charge-offs as a percentage of average outstanding loans were .17%, .10%, and ..11% for fiscal years ended 2001, 2002 and 2003, respectively. At September 30, 2003, the Company had an allowance for loan losses of $9.8 million, which was 1.40% of net loans.

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

      The Company's off-balance sheet arrangements, which principally include lending commitments and derivatives are described below. At September 30, 2002 and 2003, the Company had no interests in non-consolidated special purpose entities.

      Lending Commitments. Lending commitments include loan commitments, standby letters of credit and unused business credit card lines. These instruments are not recorded in the consolidated balance sheet until funds are advanced under the commitments. The Company provides these lending commitments to Customers in the normal course of business.

      Loan commitments for residential housing and land totaled $39.3 million. For retail Customers, loan commitments are generally lines of credit secured by residential property. At September 30, 2003 retail loan commitments totaled $42.0 million. Standby letters of credit are conditional commitments to guarantee performance, typically contract or financial integrity, of a Customer to a third party and totaled $2.9 million at September 30, 2003. Commercial lines of credit and unused business and personal credit card lines, which totaled $23.9 million at September 30, 2003, are generally for short-term borrowings.

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

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

      At September 30, 2003, the fair value of derivative assets and liabilities totaled $123,000 and $257,000 respectively. The related notional amounts, which are not recorded on the consolidated balance sheet, totaled $8.2 million for the derivative assets and $17.0 million for the derivative liabilities.

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

      Net portfolio value (NPV) represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items over a range of assumed changes in market interest rates. The Bank's Board of Directors has adopted an interest rate risk policy which establishes maximum allowable decreases in NPV in the event of a sudden and sustained one hundred to four hundred basis point increase or decrease in market interest rates. The following table presents the Bank's projected change in NPV as computed by the OTS for the various rate shock levels as of September 30, 2003.

                            Board Limit    Board Limit     Market Value     Market Value
                            Minimum NPV      Maximum         Of Assets    Portfolio Equity     NPV
Change in Interest Rates        Ratio     Decline in NPV      9/30/03          9/30/03        Ratio
------------------------    -----------   --------------   ------------   ----------------    -----
300 basis point rise            5.00%        400 BPS        $1,169,090        $ 100,277        8.58%
200 basis point rise            6.00%        300 BPS        $1,190,866        $ 111,628        9.37%
100 basis point rise            6.00%        250 BPS        $1,212,853        $ 121,364       10.01%
No Change                       6.00%                       $1,231,968        $ 126,363       10.26%
100 basis point decline         6.00%        250 BPS        $1,242,347        $ 125,123       10.07%
200 basis point decline         6.00%        300 BPS               N/A              N/A         N/A
300 basis point decline         6.00%        350 BPS               N/A              N/A         N/A

      The preceding table indicates that at September 30, 2003, in the event of a sudden and sustained increase in prevailing market interest rates, the Bank's NPV would be expected to decrease, and that in the event of a sudden decrease in prevailing market interest rates, the Bank's NPV would be expected to change minimally. Values for the 200 and 300 basis point decline are not indicated due to the current level of interest rates. At September 30, 2003, the Bank's estimated changes in NPV were within the limits established by the Board of Directors.

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

Impact of New Accounting Pronouncements

      In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146 (Statement 146), "Accounting for Costs Associated with Exit or Disposal Activities," which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

Incurred in a Restructuring)." This Statement applies to costs associated with an exit activity that does not involve an entity newly acquired in a business combination or with a disposal activity covered by FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Those costs include, but are not limited to, the following: a) termination benefits provided to current employees that are involuntarily terminated under the terms of a benefit arrangement that, in substance, is not an ongoing benefit arrangement or an individual deferred compensation contract (hereinafter referred to as one-time termination benefits), b) costs to terminate a contract that is not a capital lease and c) costs to consolidate facilities or relocate employees. This Statement does not apply to costs associated with the retirement of a long-lived asset covered by FASB Statement No. 143, "Accounting for Asset Retirement Obligations." A liability for a cost associated with an exit or disposal activity shall be recognized and measured initially at its fair value in the period in which the liability is incurred. A liability for a cost associated with an exit or disposal activity is incurred when the definition of a liability is met. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company adopted SFAS 146 on October 1, 2002 and its adoption did not have a material effect on the Company's consolidated financial statements.

      In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148 (Statement 148), "Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123". Statement 148 amends FASB Statement 123, "Accounting for Stock-Based Compensation" (Statement 123) to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, Statement 148 amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

      Effective January 1, 2003, the Company adopted the initial recognition and initial measurement provisions of Financial Accounting Standards Board Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). The Company adopted the disclosure requirements effective as of December 31, 2002. FIN 45 elaborates on the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that is has issued. FIN 45 clarifies that a guarantor is required to disclose (a) the nature of the guarantee; (b) the maximum potential amount of future payments under the guarantee; (c) the carrying amount of the liability; and (d) the nature and extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee. FIN 45 also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee at its inception.

      In January 2003, the FASB issued Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which addresses consolidation by business enterprises of variable interest entities. Under FIN 46, an enterprise that holds significant variable interest in a variable interest entity but is not the primary beneficiary is required to disclose the nature, purpose, size and activities of the variable interest entity, its exposure to loss as a result of the variable interest holder's involvement with the entity, and the nature of its involvement with the entity and date when the involvement began. The primary beneficiary of a variable interest entity is required to disclose the nature, purpose, size, and activities of the variable interest entity, the carrying amount and classification of consolidated assets that are collateral for the variable interest entity's obligations, and any lack of recourse by creditors (or beneficial interest holders) of a consolidated variable interest entity to the general creditors (or beneficial interest holders). FIN 46 is effective for the first fiscal year or interim period beginning after June 15, 2003.

      On October 31, 2003, the FASB proposed a modification and interpretation of FIN 46. Evaluation of the impact of FIN 46 and SFAS No. 150, ("SFAS 150"), "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," on the treatment of debt associated with trust preferred securities is in process. The Company currently consolidates the trust, which issued the Company's trust preferred securities, in its consolidated financial statements and reports the related debt instruments, referred to as debt associated with trust preferred securities, as a liability on its consolidated balance sheet. Under one potential interpretation of FIN 46, the Company's trust, which issued the Company's trust preferred securities, would no longer be included in the Company's consolidated financial statements. Conversely, SFAS 150 requires the consolidation of these subsidiaries and the presentation of the related debt instruments as a liability.

      Effective July 1, 2003, the Company adopted SFAS No. 149, (Statement 149), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

as derivatives) and for hedging activities under SFAS No 133, "Accounting for Derivative Instruments and Hedging Activities." Statement 149 clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative, clarifies when a derivative contains a financing component, amends the definition of an underlying to conform it to language used in FIN 45, and amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. Management does not believe the provisions of this standard will have a material impact on the results of future operations.

      Effective July 1, 2003, the Company adopted SFAS 150, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 requires an issuer to classify certain financial instruments that include certain obligations, such as mandatory redemption, repurchase of the issuer's equity, or settlement by issuing equity, as liabilities or assets in some circumstances. Forward contracts to repurchase an issuer's equity shares that require physical settlement in exchange for cash are initially measured at the fair value of the shares at inception, adjusted for any consideration or unstated rights or privileges, which is the same as the amount that would be paid under the conditions specified in the contract if settlement occurred immediately. Those contracts and mandatory redeemable financial instruments are subsequently measured at the present value at the amount to be paid at settlement, if both the amount of cash and the settlement date are fixed, or otherwise, at the amount that would be paid under the conditions specified in the contract if settlement occurred at the reporting date. Other financial instrument are initially and subsequently measured at fair value, unless required by SFAS 150 or other generally accepted accounting principles to be measured differently. The Company had no impact upon adoption since it had no financial instruments, which it considers to be included within the scope of SFAS 150.

Capital Standards and Regulatory Matters

      The Bank's capital standards include: (1) a leverage limit requiring all OTS chartered financial institutions to maintain core capital in an amount not less than 4% of the financial institution's total assets; (2) a tangible capital requirement of not less than 1.5% of total assets; and (3) a risk-based capital requirement of not less than 8.0% of risk weighted assets. For further information concerning the Bank's capital standards, refer to Note 14 of the Notes to the Consolidated Financial Statements.

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

Board of Directors

Coastal Financial Corporation                       Coastal Federal Bank                  Coastal Planners Holding Corporation
          James C. Benton                              James C. Benton                         James T. Clemmons
          President                                    President                               Chairman
          C.L. Benton & Sons, Inc.                     C.L. Benton & Sons, Inc.                Coastal Financial Corporation

          G. David Bishop                              G. David Bishop                         Michael C. Gerald
          Managing Director                            Managing Director                       President and Chief Executive Officer
          White Harvest Trading Co., LLC               White Harvest Trading Co., LLC          Coastal Financial Corporation

          James T. Clemmons                            James T. Clemmons                       Jerry L. Rexroad, CPA
          Chairman                                     Chairman                                Chief Financial Officer
          Coastal Financial Corporation                Coastal Federal Bank                    Coastal Planners Holding Corporation

          James P. Creel                               James P. Creel
          President                                    President
          Creel Corporation                            Creel Corporation

          James H. Dusenbury                           James H. Dusenbury
          Retired - Attorney                           Retired - Attorney
          Dusenbury and Clarkson Law Firm              Dusenbury and Clarkson Law Firm

          Michael C. Gerald                            Michael C. Gerald
          President and Chief Executive Officer        President and Chief Executive Officer
          Coastal Financial Corporation                Coastal Federal Bank

          Frank A. Thompson, II                        Frank A. Thompson, II
          President                                    President
          Peoples Underwriters, Inc.                   Peoples Underwriters, Inc.

COASTAL FINANCIAL CORPORATION
Leadership Group

          Sherri J. Adams                     Shonda C. Chestnut                     Andrew D. Gable
          Personal Banking Leader             Assistant Vice President               Assistant Vice President
          N. Myrtle Beach                     Banking Center Leader                  Closing and Construction
                                              Surfside                               Leader
          Ginger Allen
          Assistant Vice President            Susan J. Cooke                         William A. Gehman, III, CPA
          Senior Underwriter                  Senior Vice President                  Senior Vice President
                                              Administrative Services Leader         Corporate Controller
          Anthony Ambuhl                      Corporate Secretary
          Assistant Vice President                                                   Mary L. Geist
          Commercial Banking Officer          Teresa L. Cotney                       Vice President
                                              Personal Banking Leader                Data Services Leader
          Donna P. Bailey                     Murrells Inlet
          Assistant Vice President                                                   Michael C. Gerald
          Delivery Systems Resource           Patricia A. Coveno                     President and Chief Executive
          Administrator                       Assistant Vice President               Officer
                                              Banking Resources Leader
          James R. Baker, MCSE                                                       Kenan D. Godwin
          Assistant Vice President            Jerry J. Cox, Jr.                      Assistant Vice President
          Systems Engineer                    Vice President                         Commercial Banking Officer
                                              Community Banking Leader
          Harry G. Bates, IV                  Loris Community                        Amy M. Gore
          Assistant Vice President                                                   Personal Banking Leader
          Banking Center Leader               John L. Creamer                        Wilmington-Oleander
          Oak Street                          Vice President
                                              Coastal Investor Services Group        Jimmy R. Graham
          Jeffrey A. Benjamin                                                        Executive Vice President
          Senior Vice President               Robert D. Douglas                      Chief Information Officer
          Credit Administration               Executive Vice President
          Leader                              Human Resources Leader                 Don C. Hamilton
                                                                                     Vice President
          Jill L. Bone                        Trina S. Dusenbury                     Residential Banking Leader
          Personal Banking Leader             Vice President
          Pawleys Island                      Residential Loan Administration        E. Haden Hamilton Jr.
                                              Leader                                 President
          Edna C. Bryant                                                             Coastal Investor Services Group
          Personal Banking Leader             Michael L. Evans
          Bi-Lo Socastee                      Vice President                         Lauren E. Henson
                                              Loan Review Leader                     Vice President
          Cynthia L. Buffington                                                      Dean of Coastal Federal University
          Assistant Vice President            Rita E. Fecteau
          Item Processing Leader              Vice President                         John Michael Hill
                                              Accounting Leader                      Vice President
          Ronnie L. Burbank                                                          Coastal Investor Services Group
          Vice President                      J. Daniel Fogle
          Senior Banking Leader               Vice President                         Debra Hinson
          Wilmington CBD                      Residential Banking Leader             Assistant Vice President
                                              Carolina Forest/                       Coastal Investor Services Group
          Glenn T. Butler, MCSE, CCNA         Waccamaw/ Conway
          Vice President                                                             Glenn D. Humbert
          Network Services Leader             Joel P. Foster                         Vice President
                                              Senior Vice President                  Community Banking Leader
          Anne R. Caldwell                    Area Banking Leader                    Sunset Beach Community
          Assistant Vice President            Myrtle Beach Community
          Deposit Servicing Leader                                                   Lisa B. James
                                                                                     Vice President
                                                                                     Account Servicing Leader

COASTAL FINANCIAL CORPORATION
Leadership Group - Continued

          Ruth S. Kearns                     Janice B. Metz                          Douglas E. Shaffer
          Senior Vice President              Assistant Vice President                Senior Vice President
          Customer Recognition Officer       Advertising Officer                     Area Leader
                                                                                     North and West Communities
          Kara S. Kessinger, CPA/PES         Abigail E. Mishoe
          President                          Assistant Vice President                Steven J. Sherry
          Coastal Retirement                 Residential Banking Officer             Executive Vice President
          Estate & Tax                                                               Chief Marketing Officer
          Planners, Inc.                     Lynn T. Murray
                                             Senior Vice President                   Joseph Shumbo
          L. Eric Keys                       Customer Relationship Leader            Assistant Vice President
          Vice President                                                             Residential Banking Leader
          Community Banking Leader           Deborah J. Myers
          South Horry Community              Assistant Vice President                J. Marcus Smith, Jr.
                                             Electronic Banking Leader               Senior Vice President
          James Louis LaBruce                                                        Internal Audit Outsource
          Vice President                     Ronald A. Nolan
          Commercial Banking Leader          Assistant Vice President                Carolyn A. Specht
          Central Horry Community            Security Officer                        Purchasing Leader

          Scott W. Lander                    Deborah A. Orobello                     Phillip G. Stalvey
          Senior Vice President              Personal Banking Leader                 Executive Vice President
          Area Leader                        Little River                            Banking Leader
          North Carolina Region
                                             Charles S. Page                         H. Delan Stevens
          William H. Langfitt                Vice President                          Vice President
          Personal Banking Leader            Banking Center Leader                   Community Banking Leader
          Dunes                                                                      West Community
                                             Orit Perez
          Justin M. Lee                      Personal Banking Leader                 Sandra J. Szarek
          Personal Banking Leader            38th Avenue Bi-Lo                       Residential Loan Servicing Leader
          Socastee
                                             Derick R. Powers                        Theresa Z. Tierney
          Edward L. Loehr, Jr.               Banking Center Leader                   Assistant Vice President
          Vice President                     Southport                               Commercial Banking Officer
          Budgeting and Treasury
                                             Jerry L. Rexroad, CPA                   Matthew J. Towns
          Kathleen M. Lutes                  Executive Vice President                Vice President
          Assistant Vice President           Chief Financial Officer                 Credit Administration
          Conforming Underwriter Leader
                                             David L. Roe                            Douglas W. Walters
          Richard M. Marsh                   Senior Vice President                   Vice President
          Personal Banking Leader            Small Business Banking Leader           Residential Banking Leader
          Loris                                                                      North Myrtle Beach
                                             Stacy M. Sansbury
          Michael C. Mauney                  Personal Banking Leader                 Sandra R. Zanfini
          Assistant Vice President           Conway                                  Assistant Vice President
          Collections Leader                                                         Assistant Corporate Secretary
                                             Eulette W. Sauls                        Corporate Support Leader
          Amy E. McLaurin                    Customer Account Relationship
          Assistant Vice President           System Leader
          Personal Banking Leader
          Sunset Beach                       Sherry G. Schoolfield, CRCM
                                             Assistant Vice President
          Brenda S. Meier                    Compliance Officer
          Office Services Leader

Locations

          Coastal Federal Bank                                                        Coastal Planners Holding Corporation
          Oak Street Banking Center           Socastee Banking Center                 Susan J. Cooke
          2619 Oak Street                     4801 Socastee Boulevard                 Corporate Secretary
          Myrtle Beach, SC 29577-3129         Myrtle Beach, SC 29575                  843.205.2000
          843.205.2000                        843.205.2007
                                                                                      Michael C. Gerald
          Carolina Forest Banking Center      Socastee Banking Center (BI-LO)         President and Chief Executive Officer
          3894 Renee Drive                    5020 Dick Pond Road                     843.205.2000
          Myrtle Beach, SC 29579              Myrtle Beach, SC 29588
          843.205.2016                        843.205.2042                            Jerry L. Rexroad
                                                                                      Executive Vice President,
          Conway Banking Center               Southport Banking Center                Chief Financial Officer and Treasurer
          310 Wright Boulevard                4956-1 Long Beach Road SE               843.205.2000
          Conway, SC 29526                    Southport, NC 28461
          843.205.2005                        843.205.2032
                                              910.454.4173
          Dunes Banking Center
          7500 North Kings Highway            Sunset Beach Banking Center
          Myrtle Beach, SC 29572              1625 Seaside Road S.W.
          843.205.2001                        Sunset Beach, NC 28468
                                              843.205.2012
          Little River Banking Center         910.579.8160
          1602 Highway 17
          Little River, SC 29566              Surfside Banking Center
          843.205.2014                        112 Highway 17 South
                                              & Glenns Bay Road
          Loris Banking Center                Surfside Beach, SC 29575
          4262 Main Street                    843.205.2003
          Loris, SC 29569
          843.756.4455                        Waccamaw Medical Park Banking Center
                                              112 Waccamaw Medical Park Drive
          Murrells Inlet Banking Center       Conway, SC 29526
          3348 Highway 17 South               843.205.2009
          & Inlet Crossing
          Murrells Inlet, SC 29576            38th Avenue Banking Center (BI-LO)
          843.205.2008                        1245 38th Avenue North
                                              Myrtle Beach, SC 29577
          North Myrtle Beach Banking Center   843.205.2041
          521 Main Street
          North Myrtle Beach, SC 29582        Wilmington Banking Center
          843.205.2002                        5710 Oleander Drive, Suite 209
                                              Wilmington, NC 28403
          Pawleys Island Banking Center       843.205.2031
          Coastal Federal Town Center         910.313.1161
          11403 Ocean Highway
          Pawleys Island, SC 29585            Wilmington Downtown Banking Center
          843.205.2020                        109 Market Street
                                              Wilmington, NC 28401
          Shallotte Banking Center            843.205.2033
          200 Smith Avenue                    910.763.2372
          Shallotte, NC 28459
          910.754.6187

Corporate Information

Common Stock and Dividend Information

The common stock of Coastal Financial Corporation is quoted through the Nasdaq Stock Market under the symbol CFCP. For information contact the Shareholder Relations office.

As of November 28, 2003, the Corporation had 1,042 shareholders and 12,933,355 shares of Common Stock outstanding. This does not reflect the number of persons or entities who hold stock in nominee or "street name."

The Company's ability to pay dividends depends primarily on the ability of Coastal Federal Bank to pay dividends to the Company. See Notes 14 and 15 of the Notes to Consolidated Financial Statements for further information.

Market Price of Common Stock

The table below reflects the high and low bid stock prices published by Nasdaq for each quarter. The prices have been adjusted retroactive to reflect stock dividends.

                               HIGH           LOW          CASH
                                BID           BID        DIVIDEND

Fiscal Year 2003:
   First Quarter              $15.37        $12.31        $0.045
   Second Quarter              14.19         11.65         0.045
   Third Quarter               13.49         11.70         0.055
   Fourth Quarter              15.91         12.44         0.055

Fiscal Year 2002:
   First Quarter              $ 8.18        $ 7.36        $0.041
   Second Quarter               7.94          7.65         0.041
   Third Quarter               12.43          7.55         0.045
   Fourth Quarter              12.77         10.74         0.045

Form 10-K

A copy of Coastal Financial Corporation's Annual Report on Form 10-K, as filed with the Securities Exchange Commission for the year ended September 30, 2003, may be obtained without a charge by writing to the Shareholder Relations Officer at the Corporate Address.

Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Coastal Financial Corporation will be held at the Ocean Reef Resort (formerly Myrtle Beach Martinique), 7100 North Ocean Boulevard, Myrtle Beach, South Carolina, on Tuesday, January 27, 2004 at 2:00 p.m., Eastern Standard Time.

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

COASTAL                   [LOGO]             [LOGO]            * COASTAL                                        Securities are
FEDERAL               EQUAL HOUSING          COASTAL             INVESTOR          RAYMOND JAMES                offered exclusively
BANK                      LENDER    RETIREMENT o ESTATE o TAX    SERVICES        FINANCIAL SERVICES             through Raymond
The right bank for you.   MEMBER            PLANNERS                              MEMBER NASD/SIPC              James Financial
                           FDIC                                            Committed to your financial future.  Services, Inc.,
                                                                                                                member NASD/SIPC, an
                                                                                                                independent
                                                                                                                broker/dealer, and
                                                                                                                are not insured by
                                                                                                                the FDIC or any
                                                                                                                other bank
                                                                                                                insurance, are not
                                                                                                                deposits or
                                                                                                                obligations of the
                                                                                                                bank, are not
                                                                                                                guaranteed by the
                                                                                                                bank, and are
                                                                                                                subject to risk,
                                                                                                                including the
                                                                                                                possible loss of
                                                                                                                principal.

                        (Page left blank intentionally)

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

Shareholders and other interested parties can obtain quarterly reports and our President's letter from the previous year annual report through Coastal Federal Bank's home page. In addition, our revised website will enable you to learn more about our products and services.

For your convenience, we are providing this business reply card, which should be completed and returned to us if you wish to be placed on our quarterly report mailing list. We urge you to help us lower our costs by using the more efficient electronic method of accessing this information.

|X| I wish to continue to receive Coastal Financial Corporation's Quarterly Shareholders Reports

      (Please print clearly)

________________________________________________________________________________
First Name                          MI       Last

________________________________________________________________________________
Address

________________________________________________________________________________
City                                                 State     Zip

Notice
Concerning
Quarterly
Shareholder
Reports

                                                                           PLACE
                                                                           STAMP
                                                                           HERE

ATTN: SUSAN COOKE
COASTAL FINANCIAL CORPORATION
2619 OAK STREET
MYRTLE BEACH, SC 29577-3129
























                                       65