Form 10-K, Exhibit 13
period 2004-09-30
COASTAL FINANCIAL CORP /DE
filed 2004-12-13
CIK 935930

COASTAL FINANCIAL CORPORATION

                                                                            2004
                                                                   ANNUAL REPORT

                                                  A QUEST FOR EXCELLENCE
Dedication                                      Exceptional Progress Toward
                                           Transforming A Very Good Organization
                                             Into An Exceptional Organization

All of us at Coastal Financial Corporation would probably agree that the best word we could use to describe our 2004 performance is WOW! Thanks to the most incredible group of Associates imaginable, we made significant progress this year in beginning our quest for Transforming A Very Good Organization Into An Exceptional Organization.

The journey began by refocusing on our QUEST FOR EXCELLENCE Business Model and developed into a renewed understanding of and commitment to the Mission Statement, Business Purpose, Principles and Values which are the essence of that Guiding Vision. In fact, the progress we made during this past year has dramatically reshaped our approach to the execution of our Business Model.

Going into this transformational year, we understood clearly that it would be much more difficult to Transform A Very Good Organization Into An Exceptional Organization than it had been to transform an Average Organization Into A Very Good Organization. And, during the course of this year, we learned that progress in such an ambitious endeavor could only be accomplished by creating a much more in-depth understanding of our Business Purpose and Mission Statement throughout our organization. The progress which resulted has lead us to significantly alter our paradigms about our business and create totally new strategies which have simplified our approach and enabled a much more aligned and consistent execution of our Business Model.

These new strategies, which will define and differentiate our organization in the future, are reflected in two tactical initiatives which were created during 2004. They are The Experience of FANtastic! Customer Service and Totally Free Checking With A Gift!

Through the continued implementation of these strategies over the next several months, we will begin to significantly change the rules which have generally applied to banking throughout our market areas by making it an Experience which is more convenient than ever before, fun, memorable and even exhilarating for our Customers.

Over the fourteen years since becoming a publicly owned company, we have viewed change and constant improvement, such as these powerful new strategies, as essential to the accomplishment of Our Basic Corporate Objective Of Maximizing The Value Of Our Shareholders' Investment and Our Long-Term Goal Of Being The Best Financial Services Company In Our Marketplace.

And 2004 was certainly a testimony to that philosophy. Thanks to our exceptional Associates and their ever-increasing understanding of and commitment to our QUEST FOR EXCELLENCE Business Model and Vision 2005 Plan, we made very good progress toward The Transformation Of Our Very Good Organization Into An Exceptional Organization and produced outstanding results for our Shareholders. Going forward, we remain absolutely convinced that this approach will help to ensure that our best days are yet to come.

Share Price
Performance

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

  $10.00    $10.00  $27.20  $68.31  $85.56  $85.92  $134.94  $217.16  $215.52  $177.72  $113.80  $217.36  $299.07  $374.19  $467.90
------------------------------------------------------------------------------------------------------------------------------------
  Initial    Sept.   Sept.   Sept.   Sept.   Sept.    Sept.    Sept.    Sept.    Sept.    Sept.    Sept.    Sept.    Sept.    Sept.
  Public      30,     30,     30,     30,     30,      30,      30,      30,      30,      30,      30,      30,      30,      30,
 Offering    1991    1992    1993    1994    1995     1996     1997     1998     1999     2000     2001     2002     2003     2004
October 4,
  1990

The market price of Coastal Financial Corporation's common stock increased 25.0% from $11.56 at September 30, 2003 compared to $14.45 at September 30, 2004, and has grown at a compound annual rate of over 31% since 1990 as indicated in the above graph. These historical results may not be indicative of future stock price performance. Share data has been restated to reflect all stock splits, stock dividends, and reinvested cash dividends.

Financial Highlights

The following table sets forth certain information concerning the financial position of the Company (including data from operations of its subsidiaries) as of the dates and for the periods indicated. The consolidated data is derived from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and its subsidiaries presented herein.

                                                                                 At or for Years Ended September 30,
                                                                  -----------------------------------------------------------------
                                                                     2000         2001         2002          2003           2004
                                                                  ---------    ---------    ---------    -----------    -----------
                                                                           (Dollars in thousands, except per share data)
Financial Condition Data:
Total assets ..................................................   $ 768,838    $ 763,214    $ 950,796    $ 1,181,209    $ 1,305,485
Loans receivable, net .........................................     511,701      488,754      536,851        682,737        790,730
Mortgage-backed securities ....................................     189,239      190,553      331,808        383,324        374,283
Cash, interest-bearing deposits and investment securities .....      25,715       36,320       27,816         37,484         60,941
Deposits ......................................................     406,217      530,364      637,081        697,012        753,379
Borrowings ....................................................     303,151      160,808      228,622        392,797        451,144
Stockholders' equity ..........................................      46,945       57,248       66,386         73,707         85,348
Operating Data:
Interest income ...............................................   $  58,079    $  60,255    $  53,873    $    59,214    $    65,805
Interest expense ..............................................      33,636       33,323       21,846         22,998         23,524
                                                                  ---------    ---------    ---------    -----------    -----------
Net interest income ...........................................      24,443       26,932       32,027         36,216         42,281
Provision for loan losses .....................................         978          955        1,235          2,655          1,750
                                                                  ---------    ---------    ---------    -----------    -----------
Net interest income after provision for loan losses ...........      23,465       25,977       30,792         33,561         40,531
                                                                  ---------    ---------    ---------    -----------    -----------
Other Income:
Fees and service charges on loan and deposit accounts .........       2,126        2,634        3,148          3,489          3,771
Gain on sales of loans held for sale ..........................         631        1,295        1,462          2,985          1,523
Gain (loss) on sales of investment securities, net ............         (17)         (56)         102             --           (100)
Gain (loss) on sales of mortgage-backed securities, net .......      (1,554)         727          238            469           (997)
Gain (loss) from real estate operations .......................         (64)        (453)        (137)           (18)             3
Other income ..................................................       4,759        3,755        3,326          3,983          4,971
                                                                  ---------    ---------    ---------    -----------    -----------
Total other income ............................................       5,881        7,902        8,139         10,908          9,171
Total general and administrative expense ......................      16,191       19,292       22,824         27,156         27,269
                                                                  ---------    ---------    ---------    -----------    -----------
Income before income taxes ....................................      13,155       14,587       16,107         17,313         22,433
Income taxes ..................................................       4,698        5,287        5,901          6,141          7,627
                                                                  ---------    ---------    ---------    -----------    -----------
Net income ....................................................   $   8,457    $   9,300    $  10,206    $    11,172    $    14,806
                                                                  =========    =========    =========    ===========    ===========
Net income per common diluted share ...........................   $     .52    $     .58    $     .64    $       .69    $       .89
                                                                  =========    =========    =========    ===========    ===========
Cash dividends per common share ...............................   $     .12    $     .13    $     .14    $       .17    $       .18
                                                                  =========    =========    =========    ===========    ===========
Weighted average shares outstanding diluted ...................      16,421       16,098       16,017         16,264         16,625
                                                                  =========    =========    =========    ===========    ===========

All share and per share data have been restated as applicable to reflect a 5% stock dividend declared on November 10, 1999, a 10% stock dividend declared on March 14, 2000, a 3 for 2 stock dividend declared on July 31, 2001, and 10% stock dividends declared on May 27, 2003, August 28, 2003, February 18, 2004 and July 30, 2004.

Key Operating Ratios:

The table below sets forth certain performance ratios of the Company at the dates or for the periods indicated.

                                                                                       At or for Years Ended September 30,
                                                                                --------------------------------------------------
                                                                                 2000       2001       2002       2003       2004
                                                                                ------    -------    -------    -------    -------
Other Data:
Return on assets (net income divided by average assets) ....................      1.13%      1.20%      1.23%      1.04%      1.18%
Return on average equity (net income divided by average equity) ............     19.52%     17.75%     16.92%     15.84%     18.77%
Average equity to average assets ...........................................      5.80%      6.59%      7.29%      6.59%      6.31%
Book value per share .......................................................   $  2.93    $  3.64    $  4.28    $  4.71    $  5.37
Dividend payout ratio ......................................................     22.61%     21.58%     21.77%     23.20%     19.91%
Interest rate spread (difference between average yield on interest-
  earning assets and average cost of interest-bearing liabilities) .........      3.50%      3.64%      4.14%      3.65%      3.64%
Net interest margin (net interest income as a percentage of average
  interest-earning assets) .................................................      3.57%      3.77%      4.24%      3.67%      3.64%
Allowance for loan losses to total net loans at end of period ..............      1.35%      1.42%      1.42%      1.40%      1.39%
Ratio of non-performing assets to total assets (1) .........................      0.73%      0.74%      0.48%      0.77%      0.51%
Tangible capital ratio .....................................................      6.56%      7.28%      6.57%      7.14%      7.44%
Core capital ratio .........................................................      6.56%      7.28%      6.57%      7.14%      7.44%
Risk-based capital ratio ...................................................     12.45%     13.30%     12.74%     13.17%     13.55%

(1) Nonperforming assets consist of nonaccrual loans 90 days or more past due and real estate acquired through foreclosure.

Dear Friends

2004 really was a very good year!

In addition to achieving record levels in Core Deposits, Core Earnings and Share Price, we witnessed an encouraging demonstration of the tremendous personal growth and development of many of our key Leaders in undertaking significant roles of responsibility as we began the most important transformation we have undertaken since our conversion to public ownership in 1990.

In the 2003 Annual Report, we reviewed and discussed our level of readiness to undertake the ambitious challenge of Transforming Coastal Financial Corporation From A Very Good Organization Into An Exceptional Organization and concluded that, while it would indeed be challenging, it could only be accomplished by working toward developing an even deeper understanding of and focus on our QUEST FOR EXCELLENCE Business Model.

Accordingly, during this past year, in addition to celebrating our first fifty years of operation, we spent considerable time examining our strengths, weaknesses and opportunities, and in planning and organizing our efforts in preparation for that journey.

Through that discovery-based process, we learned two very important things this year. First, we further confirmed our belief that we are an organization comprised of truly exceptional Associates who possess a strong sense of appreciation for the Principles, Values and direction in which our organization is moving. And, second, as Alexander Graham Bell learned long ago that "the sun's rays do not burn until brought to a focus," we learned this year through our discovery initiatives that we must simplify and bring into crystal clear focus those very few critical things which each of us must do on a daily basis in order to achieve Our Basic Corporate Objective Of Maximizing The Value Of Our Shareholders' Investment and Our Long-Term Goal Of Being The Best Financial Services Company In Our Marketplace.

In  addition  to  undertaking   the  discovery,   planning  and   organizational
initiatives in support of this transformational journey, our ever-increasing focus on and commitment to our QUEST FOR EXCELLENCE Business Model and Vision 2005 Plan continued to guide our operations during 2004 and has produced another year of exceptional financial results and some notable accomplishments:

      o Coastal Financial Corporation's net income for 2004 totaled $14.8 million, compared to $11.2 million in 2003. On a fully diluted basis, these results equated to a 29.0% increase, from $0.69 per share in 2003 to $0.89 per share in 2004. Major contributors to this growth in net income were continued strong Core Deposit and loan growth and effective expense control.

      o Deposits increased by approximately $56.4 million, or 8.1% to $753.4 million. Over the past three years, our average rate of deposit growth has been 14% per year.

      o Net loans receivable grew by 15.8%, primarily reflecting our continued strong focus on our Business Banking operations.

      o Coastal Investor Services, our Investment Services Division, had another banner year with assets under management through Raymond James Services, increasing by 23.0% to $261.4 million. Total revenues from this area of our operations continued to increase, resulting in Raymond James Financial Services ranking Coastal Investor Services Branch #4, out of over 260 Financial Institution Division offices.

      o Our branch distribution system continued to expand to serve more of the Communities of coastal North and South Carolina. Since October of 1998, Coastal Federal has added 9 new branches to our rapidly growing network - 50 percent of our existing branches. During 2004, we completed construction of new branch facilities in Shallotte, North Carolina and Loris, South Carolina and are currently nearing completion of our newest branch office which is located on 17th Street in the heart of the growing Wilmington, North Carolina marketplace.

      o In support of our primary focus on the significant growth of Checking Account based relationships, during 2004, our Finance Group developed and implemented a totally new financial management and reporting system. This new system, based upon simple, straightforward and enduring principles which are an outgrowth of the well-grounded philosophies of our QUEST FOR EXCELLENCE Business Model, will allow our organization to focus with much better clarity on key result areas in a more aligned and consistent manner.

                                                                    Dear Friends

      o Coastal Federal University continued to enable Coastal Financial Corporation's superior performance through its never-ending focus on our philosophy of becoming a learning organization. In addition to delivering an enhanced array and number of curriculum offerings designed to enable each of our Associates to achieve their full personal and professional potential, during 2004, the Dean of Coastal Federal University, together with our exceptional faculty and the members of the FANtastic! Customer Service Experience Team and the Totally Free Checking Team helped to facilitate our progress in a significant way. Through their work in developing, teaching and reinforcing the principles which we use to maintain a laser-like focus on what our Customers want and need, our new strategies have gained immediate traction throughout our organization. Another key achievement in support of our Transformation To An Exceptional Organization was evidenced by the significant expansion of our Leadership Development College. This initiative is crucial to our philosophy of promoting our own Associates into the Leadership positions which are created as a result of our growth.

In addition to the excellent operating results and Transformational progress achieved this past year, the market price of Coastal Financial's common stock, at September 30, 2004, was 25.0% higher than the market price at September 30, 2003.

Equally as impressive is the fact that, since 1990, our operating earnings have increased at a compound annualized rate in excess of 17%.

Since becoming a publicly owned company in 1990, Coastal Financial Corporation's stock has grown at a compound annual rate of over 31%, taking our market capitalization from $4.6 million in October 1990, to $229.7 million at the close of this fiscal year. Put another way, an initial investment of $10,000 in October of 1990 would have grown to $467,900 at September 30, 2004.

One of the best indicators of performance is Return On Shareholders' Equity, and this measure for 2004 was, again, outstanding. Our Return On Average Shareholders' Equity of 18.8% ranks us among the top performing financial services companies in America.

Our own sense of satisfaction with these financial results during 2004 was augmented with continued public recognition of our progress toward the attainment of Our Basic Corporate Objective Of Maximizing The Value Of Our Shareholders' Investment and Our Long-Term Goal Of Being The Best Financial Services Company In Our Marketplace. Several very good examples follow:

      o Coastal Financial Corporation, for the 5th consecutive year, was ranked the #1 Community Bank in the Carolinas by U.S. BANKER
                                                                    ------------
            MAGAZINE,  in its August 2004  publication.  In this  edition,  U.S.
            --------                                                        ----
            BANKER MAGAZINE  featured its Ranking of the Top 100 Publicly Traded
            ---------------
            Mid-Tier Banks. This ranking spotlighted banks with assets between $1 and $5 billion, based upon a 3-year average measure of Return On Average Equity. Coastal Financial Corporation was ranked 1st in the Carolinas and 30th nationally in this listing.

      o Coastal Federal Bank, for the seventh consecutive year, placed 1st in voting by the readers of the (Myrtle Beach) SUN NEWS in the
                                                                 --------
            Financial  Institutions  category  of the SUN NEWS Best Of The Beach
            Competition for 2004.                     --------

      o     Coastal  Federal Bank placed 1st in voting by the readers of the SUN
                                                                             ---
            NEWS in the  Mortgage  Company  category of the SUN NEWS Best Of The
            ----                                            --------
            Beach Competition for 2004.

      o Coastal Investor Services/Raymond James placed 1st in voting by the readers of the SUN NEWS in the Financial Planning category of the
                           --------
            SUN NEWS Best Of The Beach Competition for 2004.
            --------

      o     The FDIC SUMMARY OF DEPOSITS  REPORT ranked Coastal Federal Bank the
                --------------------------------
            leader in deposit market share for Horry County for the twelve months ended June 30, 2004.

Examples like these offer strong evidence of the caliber of our organization and the results which are possible through our ever-increasing focus on our QUEST FOR EXCELLENCE Business Model and our Vision 2005 Plan.

2004 Our Best Year Yet

Considering the multitude of discovery-based, planning and organizational initiatives undertaken during 2004, our very good operating results continue to affirm what can be achieved through the aligned effort of an organization which is anchored to our never-changing Business Purpose, Mission Statement, Principles and Values. The consciously-held commitment our Associates have for following our QUEST FOR EXCELLENCE Business Model in executing the strategies established in our Vision 2005 Plan has enabled the financial performance during fiscal 2004 which, again met our high expectations and which will serve to further fuel our Transformation From A Very Good Organization To An Exceptional Organization.

                  Noteworthy Financial Results for Fiscal 2004

DILUTED EARNINGS PER SHARE

      o Net income for 2004 totaled $14.8 million, compared to $11.2 million in 2003. On a fully diluted basis, these results equated to a 29.0% increase, from $0.69 per share in 2003 to $0.89 per share in 2004.

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

     $0.52           $0.58           $0.64           $0.69           $0.89
--------------------------------------------------------------------------------
      2000            2001            2002            2003            2004

BOOK VALUE PER SHARE

      o     Book value per share grew 14.0% to $5.37.

      o     Shareholders' equity advanced 15.8% to $85.3 million.

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

     $2.93           $3.64           $4.28           $4.71           $5.37
--------------------------------------------------------------------------------
      2000            2001            2002            2003            2004

                                                          2004 Our Best Year Yet

ASSETS

      o     Total assets increased 10.5%, from $1.2 billion to $1.3 billion.

      o     Deposits   derived  from  the  residents   and   businesses  of  the
            Communities we serve increased 8.1%, from $697.0 million to $753.4 million, the highest level in the Company's history.

      o Loans receivable increased 15.8%, from $682.7 million to $790.7 million.

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

(IN MILLIONS)

     $769            $763            $951            $1,181          $1,305
--------------------------------------------------------------------------------
     2000            2001            2002             2003            2004

NON-PERFORMING ASSETS TO TOTAL ASSETS

      o     Non-performing Assets to Total Assets decreased from 0.77% to 0.51%.

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

     0.73%           0.74%           0.48%            0.77%           0.51%
--------------------------------------------------------------------------------
     2000            2001            2002             2003            2004

ALLOWANCE FOR LOAN LOSSES TO NET LOANS

      o     Allowance for Loan Losses to Net Loans was 1.39%.

      o The Company had net loan charge-offs as a percentage of Average Loans of 0.07% in 2004.

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

     1.35%           1.42%           1.42%            1.40%           1.39%
--------------------------------------------------------------------------------
     2000            2001            2002             2003            2004

Our success in these key measures of performance is the result of the commitment, dedication and aligned effort of a truly outstanding group of Associates who share a passion for our QUEST FOR EXCELLENCE Business Model and Vision 2005 Plan. This continuing trend of exceptional performance has been rewarded in the financial markets by a 4,466% increase in the price of our shares since becoming a public company in October of 1990, vs. 267% for the Standard & Poors 500 Index over the same period.

2004 Our Best Year Yet

The momentum we have achieved and sustained since our conversion to public ownership has resulted from the methodic focus of our individual and collective efforts on accomplishing Our Basic Corporate Objective Of Maximizing The Value Of Our Shareholders' Investment by working diligently toward the achievement of Our Long-Term Goal Of Being The Best Financial Services Company In Our Marketplace.

Over the past fourteen years, our compounded Shareholder return of 31% has, indeed, been impressive. In evaluating our progress toward the attainment of Our Basic Corporate Objective since becoming publicly owned, it is both informative and illustrative to compare the share price performance of Coastal Financial Corporation to the share price performance of other publicly traded financial services companies operating within our marketplace, and to the financial markets as a whole.

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

As shown by these graphic representations, which take a look back over our history as a publicly owned company, the price of Coastal Financial Corporation's shares has significantly outperformed the price of the shares of the other publicly traded financial services companies in our marketplace, as well as the Nasdaq, S&P 500 and Dow Indices. These historical results may not be indicative of future stock price performance.

                      14 Year Peer Group Price Performance

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]


Coastal Financial Corporation (CFCP)             BB&T Corporation (BBT)                           South Financial Group, Inc. (TSFG)
Monthly prices                                   Monthly prices                                   Monthly prices
DATE                                             DATE                                             DATE
       Oct-90         100                             Oct-90      100.00                               Oct-90       100.00
       Oct-91         100                             Oct-91      151.39                               Oct-91       104.96
       Oct-92    305.6051                             Oct-92      191.67                               Oct-92       149.62
       Oct-93    792.2464                             Oct-93      231.94                               Oct-93       177.10
       Oct-94    896.8847                             Oct-94      229.17                               Oct-94       180.15
       Oct-95    874.4613                             Oct-95      286.11                               Oct-95       180.15
       Oct-96     1471.45                             Oct-96      384.72                               Oct-96       213.74
       Oct-97    2195.444                             Oct-97      604.86                               Oct-97       333.97
       Oct-98     2366.66                             Oct-98      794.44                               Oct-98       352.10
       Oct-99    1743.855                             Oct-99      808.33                               Oct-99       315.84
       Oct-00    1510.613                             Oct-00      708.33                               Oct-00       155.53
       Oct-01    2006.961                             Oct-01      713.33                               Oct-01       243.51
       Oct-02    3088.126                             Oct-02      805.56                               Oct-02       330.53
       Oct-03      4240.6                             Oct-03      859.33                               Oct-03       399.08
       Oct-04    4565.561                             Oct-04      882.00                               Oct-04       430.53


Cooperative Bankshares, Inc. (COOP)              First Financial Holdings, Inc. (FFCH)            Bank of America Corporation (BAC)
Monthly prices                                   Monthly prices                                   Monthly prices
DATE                                             DATE                                             DATE
       Oct-90      100.00                             Oct-90      100.00                               Oct-90       100.00
       Oct-91         100                             Oct-91      148.48                               Oct-91       216.67
       Oct-92    293.7499                             Oct-92      234.85                               Oct-92       268.12
       Oct-93     421.875                             Oct-93      363.64                               Oct-93       270.29
       Oct-94    513.2813                             Oct-94      363.64                               Oct-94       286.96
       Oct-95      618.75                             Oct-95      448.48                               Oct-95       381.16
       Oct-96    527.3438                             Oct-96      484.85                               Oct-96       546.38
       Oct-97    942.1875                             Oct-97      936.36                               Oct-97       693.48
       Oct-98      731.25                             Oct-98      933.33                               Oct-98       666.67
       Oct-99     590.625                             Oct-99      906.06                               Oct-99       747.10
       Oct-00    541.4063                             Oct-00      818.18                               Oct-00       557.25
       Oct-01     646.875                             Oct-01     1204.36                               Oct-01       683.94
       Oct-02       787.5                             Oct-02     1239.27                               Oct-02       809.28
       Oct-03     1316.25                             Oct-03     1461.33                               Oct-03       878.03
       Oct-04    1355.625                             Oct-04     1515.64                               Oct-04      1004.75


Synovus Financial Corp. (SNV)                    Wachovia Corporation (WB)
Monthly prices                                   Monthly prices
    DATE                                         DATE
       Oct-90      100.00                             Oct-90      100.00
       Oct-91      140.38                             Oct-91      206.19
       Oct-92      173.08                             Oct-92      267.26
       Oct-93      216.35                             Oct-93      287.61
       Oct-94      220.67                             Oct-94      318.58
       Oct-95      292.79                             Oct-95      351.33
       Oct-96      517.07                             Oct-96      515.04
       Oct-97      564.66                             Oct-97      694.69
       Oct-98      902.98                             Oct-98      821.24
       Oct-99      834.83                             Oct-99      605.31
       Oct-00      839.69                             Oct-00      429.20
       Oct-01      896.45                             Oct-01      404.96
       Oct-02      797.93                             Oct-02      492.60
       Oct-03     1074.81                             Oct-03      649.49
       Oct-04     1018.34                             Oct-04      664.78

The financial results depicted above indicate that our business has continued to grow and prosper over the years. And our 2004 operating and share price performance clearly puts Coastal Financial among the top performing financial services companies in the nation. But, as good as these results are, it's always the future that we are most interested in, and it always leads to the question we're often asked: "Can we keep it up?"

We continue to believe the answer is a resounding "Yes," as long as we remain focused on our QUEST FOR EXCELLENCE Business Model and the goals established in our Vision 2005 Plan.

                         CFCP Relative Price Performance

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

Monthly prices                                                           Indexes

             S&P 500                  DOW JONES                                                 DOW JONES
DATE       INDEX (SPX)     NASDAQ     INDUSTRIAL     DATE        S&P 500         NASDAQ         INDUSTRIAL         CFCP
----       -----------     ------     ----------     ----        -------         ------         ----------         ----
Oct-90        304.0         329.8       2442.3      Oct-90             100             100              100             100
Oct-91        392.5         543.0       3069.1      Oct-91     129.0953947     164.6391753      125.6627892             100
Oct-92        418.7         605.2       3226.3      Oct-92     137.7236842     183.4960582       132.098447     305.7667387
Oct-93        467.8         779.3       3680.6      Oct-93     153.8914474     236.2825955      150.6999464     755.1197084
Oct-94        472.4         777.5       3908.1      Oct-94     155.3782895     235.7459066      160.0160502     854.8521944
Oct-95        581.5        1036.1       4755.5      Oct-95     191.2828947     314.1479685      194.7107885     875.1548445
Oct-96        705.3        1221.5       6029.4      Oct-96     231.9967105     370.3790176      246.8699971     1472.616518
Oct-97        914.6        1593.6       7442.1      Oct-97     300.8618421     483.2049727      304.7123034     2197.231944
Oct-98       1098.7        1771.4       8592.1      Oct-98     361.4046053     537.1103699      351.7993064     2368.641903
Oct-99       1362.9        2966.4      10729.9      Oct-99     448.3322368     899.4633111      439.3304754     1745.314976
Oct-00       1429.4        3369.6      10971.1      Oct-00     470.1973684     1021.719224      449.2062907     1511.879058
Oct-01       1059.8        1690.2       9075.1      Oct-01     348.6118421     512.4924196      371.5771415     2008.639201
Oct-02       885.76       1329.75      8397.03      Oct-02     291.3684211     403.1989084      343.8122612     3090.712408
Oct-03      1050.71       1932.21      9801.12      Oct-03     345.6283        585.8733         401.302         3656.133909
Oct-04      1114.58       1896.84     10080.27      Oct-04     366.6382        575.1486         412.7317        4565.561

                                                                     A Look Back

Oliver Wendell Holmes once said, "The great thing in this world is not so much where we are, but in what direction we are moving."

The Dedication Page of our 2003 Annual Report began the discussion about Transforming Our Very Good Organization Into An Exceptional Organization. This was not just a caption chosen for the purpose of that presentation, but, rather, was intended as an outward expression of our Corporate Philosophy of viewing change and constant improvement as essential to the achievement of our long-term objectives.

And during 2004, we began our quest for Transforming Coastal Financial Corporation From A Very Good Organization Into An Exceptional One in a powerful way.

It started with internal survey results which confirmed that our Associates truly understood, owned and were energized by our QUEST FOR EXCELLENCE Business Model and which lead us to clarify our understanding of desired business results by creating a laser-like focus on those very few goals which could best enable the attainment of our most important objectives.

Upon having fine-tuned our focus through this process, we next identified several organizations which we believed could aid us in developing the best practices necessary in creating the world-class Customer Service Experiences which would radically differentiate Coastal Financial from our competition. We then developed relationships with those organizations as we endeavored to benchmark and adopt certain of their best practices in restructuring our approach to the execution of our Business Model.

Through the many projects which were undertaken in preparation for The Transformation Of Coastal Financial Corporation From A Very Good Organization Into An Exceptional Organization, two significant outcomes resulted.

The first was The Experience of FANtastic! Customer Service.

And the second was Totally Free Checking With A Gift.

Both of these initiatives, which were introduced in the latter part of the fourth quarter of 2004, have been extremely well received by our Associates and our Customers.

These approaches were intended from the outset to serve as the primary catalysts in Transforming our organization into an exciting retail environment by offering and promoting a truly exceptional Checking Account product with a gift and by ensuring that our Customers would look forward to enjoyable and memorable experiences on every visit.

                  The Experience of FANtastic! Customer Service

                                  Totally Free
                                        Checking With A Gift

Looking Ahead

The tremendous progress we made during 2004 toward The Transformation Of Coastal Financial From A Very Good Organization Into An Exceptional Organization has enabled us to begin our journey with a very good start. But, it is just that ... a starting point. From here, as envisioned in the first drafts of our Vision 2010 Plan, there is much to be done and many waypoints to pass in this journey which will never end, as we strive to fully develop our new Customer Service and Convenience strategies and continuously create and systemically improve upon our offerings of products and services.

What must we do next? We must work diligently to sustain and enhance our focus on improving those attributes which will clearly set Coastal Federal Bank apart from our crowded marketplace by "inculturating" our organization with two primary goals. First, we must excel at marketing and selling Totally Free Checking With A Gift by mastering and then improving upon our skills to execute our sales processes exceptionally well. And, second, we must remain totally focused on providing every Customer, on every visit, on every transaction, The Experience of FANtastic! Customer Service by executing our Customer Service and Convenience strategies with precision and alignment.

In so doing, we will continuously advance to the next waypoint in our never-ending journey toward Transforming Our Organization From A Very Good One Into An Exceptional Organization by building an exceptional retail model which can be replicated with a high degree of certainty in both contiguous and non-contiguous market areas.

The progress and success we have enjoyed over the past fourteen years as a public company has well positioned us for this ambitious quest. And, while we are very fortunate to be located in one of the best markets in America, and enjoy many competitive advantages, all of the success that Coastal Financial has achieved over these years is due to our exceptional team of Associates. And we have the best team imaginable.

My sincere appreciation goes to our Board of Directors, Leadership Group and Associates for all they do for all of us on a daily basis. Our 2004 results speak volumes about their commitment to Our Basic Corporate Objective Of Maximizing The Value Of Our Shareholders' Investment by working diligently toward the achievement of Our Long-Term Goal Of Being The Best Financial Services Company In Our Marketplace.

During 2003 and 2004, both revenue and earnings reached record levels. In fact, in these two years alone, our net income has grown over 45%, and in the last five years, our net income has increased by more than 92%. Since becoming a publicly owned Company in 1990, we have roughly doubled our earnings every five years.

While we are very pleased with our past achievements, in continuing the journey we began during 2004, we look forward to even greater accomplishments in the years ahead. With the advantages of our exceptional Associates, who believe in our Principles, Values and the direction in which we are moving, our great markets, our excellent new Checking Account products, our new Customer Service and Convenience strategies and our ever-increasing ability to work together, as a team, toward building even stronger relationships with our Customers and our Communities, we have great confidence that our quest for Transforming Our Very Good Organization Into An Exceptional Organization will continue to progress and that, as a result, we will be better enabled to continue to achieve superior returns for our Shareholders in the future.

All  of  us  at  Coastal   Financial   Corporation   appreciate  your  continued
encouragement, loyalty and support, and look to the future with great enthusiasm and excitement.


/s/ Michael C. Gerald

Michael C. Gerald
President and
Chief Executive Officer

COASTAL                  COASTAL              [LOGO]                [LOGO] CFU
FEDERAL                  INVESTOR             COASTAL            COASTAL FEDERAL
BANK                     SERVICES    RETIREMENT o ESTATE o TAX      UNIVERSITY
The right bank for you.                      PLANNERS

Report of Independent Registered Public Accounting Firm

The Board of Directors
Coastal Financial Corporation
Myrtle Beach, South Carolina

We have audited the consolidated statements of financial condition of Coastal Financial Corporation and subsidiaries (the "Company") as of September 30, 2003 and 2004, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at September 30, 2003 and 2004, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 2004, in conformity with U.S. generally accepted accounting principles.

Greenville, South Carolina
November 12, 2004


                                  /s/ KPMG LLP

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition
September 30, 2003 and 2004

                                                                                2003           2004
                                                                            -----------     ----------
                                                                              (Dollars in thousands)
                                     ASSETS
Cash and amounts due from banks ........................................    $    18,605         28,401
Short-term interest-bearing deposits ...................................          2,970          1,251
Investment securities available for sale ...............................         15,909         23,449
Mortgage-backed securities available for sale ..........................        383,324        374,283
Investment securities held to maturity .................................             --          7,840
Loans receivable (net of allowance for loan losses of $9,832
   at September 30, 2003 and $11,077 at September 30, 2004) ............        682,737        790,730
Loans receivable held for sale .........................................         19,096          8,246
Real estate acquired through foreclosure, net ..........................          1,627            785
Office property and equipment, net .....................................         16,088         18,844
Federal Home Loan Bank (FHLB) stock, at cost ...........................         13,991         16,900
Accrued interest receivable on loans ...................................          2,258          2,877
Accrued interest receivable on securities ..............................          2,074          2,473
Bank-owned life insurance ..............................................         16,165         21,627
Other assets ...........................................................          6,365          7,779
                                                                            -----------     ----------
                                                                            $ 1,181,209      1,305,485
                                                                            ===========     ==========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits .............................................................        697,012        753,379
  Securities sold under agreements to repurchase .......................        133,602        107,173
  Advances from FHLB ...................................................        244,114        328,507
  Junior subordinated debt .............................................             --         15,464
  Debt associated with trust preferred securities ......................         15,000             --
  Other borrowings .....................................................             81             --
  Drafts outstanding ...................................................          2,644          2,792
  Advances by borrowers for property taxes and insurance ...............          1,795          1,750
  Accrued interest payable .............................................          1,263          1,502
  Other liabilities ....................................................         11,991          9,570
                                                                            -----------     ----------
      Total liabilities ................................................      1,107,502      1,220,137
                                                                            -----------     ----------
Stockholders' equity:
  Serial preferred stock, 1,000,000 shares authorized and unissued .....             --             --
  Common stock $.01 par value, 25,000,000 shares authorized;
        15,634,771 shares at September 30, 2003 and 15,897,076
          shares at September 30, 2004 issued and outstanding ..........            156            159
  Additional paid-in capital ...........................................         10,208         10,640
  Retained earnings, restricted ........................................         63,030         73,533
  Treasury stock, at cost (334,508 shares at September 30,
      2003 and 108,557 shares at September 30, 2004) ...................         (3,375)        (1,182)
  Accumulated other comprehensive income, net of tax ...................          3,688          2,198
                                                                            -----------     ----------
      Total stockholders' equity .......................................         73,707         85,348
                                                                            -----------     ----------
                                                                            $ 1,181,209      1,305,485
                                                                            ===========     ==========

          See accompanying notes to consolidated financial statements.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
Years ended September 30, 2002, 2003 and 2004

                                                                           2002            2003            2004
                                                                       ------------    ------------    ------------
                                                                             (In thousands, except share data)
Interest:
  Loans receivable ................................................    $     40,261          41,958          46,765
  Investment securities ...........................................           2,030           1,840           2,886
  Mortgage-backed securities ......................................          11,348          15,279          16,067
  Other ...........................................................             234             137              87
                                                                       ------------    ------------    ------------
Total interest income .............................................          53,873          59,214          65,805
                                                                       ------------    ------------    ------------
Interest expense:
  Deposits ........................................................          13,750          11,999          10,024
  Securities sold under agreements to repurchase ..................             414           1,718           2,114
  Advances from FHLB ..............................................           7,682           9,068          10,724
  Other borrowings ................................................              --             213             662
                                                                       ------------    ------------    ------------
     Total interest expense .......................................          21,846          22,998          23,524
                                                                       ------------    ------------    ------------
     Net interest income ..........................................          32,027          36,216          42,281
Provision for loan losses .........................................           1,235           2,655           1,750
                                                                       ------------    ------------    ------------
     Net interest income after provision for loan losses ..........          30,792          33,561          40,531
                                                                       ------------    ------------    ------------
Other income:
  Fees and service charges on loan and deposit accounts ...........           3,148           3,489           3,771
  Gain on sales of loans held for sale ............................           1,462           2,985           1,523
  Gain (loss) on sales of investment securities, net ..............             102              --            (100)
  Gain (loss) on sales of mortgage-backed securities, net .........             238             469            (997)
  Gain (loss) from real estate acquired through foreclosure .......            (137)            (18)              3
  Income from sales of non-depository products ....................           1,281           1,176           1,909
  Federal Home Loan Bank stock dividends ..........................             463             453             499
  Other income ....................................................           1,582           2,354           2,563
                                                                       ------------    ------------    ------------
     Total other income ...........................................           8,139          10,908           9,171
                                                                       ------------    ------------    ------------
General and administrative expenses:
  Salaries and employee benefits ..................................          12,514          13,452          16,099
  Net occupancy, furniture and fixtures and
    data processing expense .......................................           5,044           5,917           6,176
  FDIC insurance premium ..........................................              93             104             104
  FHLB prepayment penalties .......................................           1,083           2,824              77
  Other expense ...................................................           4,090           4,859           4,813
                                                                       ------------    ------------    ------------
    Total general and administrative expense ......................          22,824          27,156          27,269
                                                                       ------------    ------------    ------------
    Income before income taxes ....................................          16,107          17,313          22,433
Income taxes ......................................................           5,901           6,141           7,627
                                                                       ------------    ------------    ------------
Net income ........................................................    $     10,206          11,172          14,806
                                                                       ============    ============    ============
Net income per common share
  Basic ...........................................................    $       0.66            0.72            0.94
                                                                       ============    ============    ============
  Diluted .........................................................    $       0.64            0.69            0.89
                                                                       ============    ============    ============
Average common shares outstanding
  Basic ...........................................................      15,541,000      15,552,000      15,752,000
                                                                       ============    ============    ============
  Diluted .........................................................      16,017,000      16,264,000      16,625,000
                                                                       ============    ============    ============

          See accompanying notes to consolidated financial statements.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity and Comprehensive Income
Years ended September 30, 2002, 2003 and 2004


                                                                                                         Accumulated
                                                                     Additional                            Other          Total
                                                           Common     Paid-in    Retained    Treasury  Comprehensive  Stockholders'
                                                           Stock      Capital    Earnings     Stock        Income        Equity
                                                           -------   ----------  --------    --------     --------      --------
                                                                                     (In thousands)
Balance at September 30, 2001 ..........................   $   156       9,695     47,496      (3,620)       3,521        57,248
Exercise of stock options ..............................        --         200       (526)      1,529           --         1,203
Cash dividends .........................................        --          --     (2,222)         --           --        (2,222)
Net income .............................................        --          --     10,206          --           --        10,206
Other comprehensive income, net of tax:
Unrealized gains arising during period,
  net of taxes of $1,500 ...............................        --          --         --          --        2,449            --
Less: reclassification adjustment for gains
  included in net income, net of taxes of $128 .........        --          --         --          --         (212)           --
                                                           -------    --------   --------    --------     --------      --------
Other comprehensive income .............................        --          --         --          --        2,237         2,237
                                                           -------    --------   --------    --------     --------      --------
Comprehensive income ...................................        --          --         --          --           --        12,443
                                                           -------    --------   --------    --------     --------      --------
Treasury stock repurchases .............................        (1)         --         --      (2,285)          --        (2,286)
                                                           -------    --------   --------    --------     --------      --------
Balance at September 30, 2002 ..........................       155       9,895     54,954      (4,376)       5,758        66,386
Exercise of stock options ..............................         1         313       (504)      1,343           --         1,153
Cash dividends .........................................        --          --     (2,592)         --           --        (2,592)
Net income .............................................        --          --     11,172          --           --        11,172
Other comprehensive income, net of tax:
Unrealized losses arising during period,
  net of taxes of $1,097 ...............................        --          --         --          --       (1,779)           --
Less: reclassification adjustment for gains
  included in net income, net of taxes of $178 .........        --          --         --          --         (291)           --
                                                           -------    --------   --------    --------     --------      --------
Other comprehensive loss ...............................        --          --         --          --       (2,070)       (2,070)
                                                           -------    --------   --------    --------     --------      --------
Comprehensive income ...................................        --          --         --          --           --         9,102
                                                           -------    --------   --------    --------     --------      --------
Treasury stock repurchases .............................        --          --         --        (342)          --          (342)
                                                           -------    --------   --------    --------     --------      --------
Balance at September 30, 2003 ..........................       156      10,208     63,030      (3,375)       3,688        73,707
Exercise of stock options ..............................         3         432     (1,355)      2,193           --         1,273
Cash dividends .........................................        --          --     (2,948)         --           --        (2,948)
Net income .............................................        --          --     14,806          --           --        14,806
Other comprehensive income, net of tax:
Unrealized losses arising during period,
  net of taxes of $1,330 ...............................        --          --         --          --       (2,170)           --
Less: reclassification adjustment for losses included
  in net income, net of tax benefit of $417 ............        --          --         --          --          680            --
                                                           -------    --------   --------    --------     --------      --------
Other comprehensive loss ...............................        --          --         --          --       (1,490)       (1,490)
                                                           -------    --------   --------    --------     --------      --------
Comprehensive income ...................................        --          --         --          --           --        13,316
                                                           -------    --------   --------    --------     --------      --------
Balance at September 30, 2004 ..........................   $   159      10,640     73,533      (1,182)       2,198        85,348
                                                           =======    ========   ========    ========     ========      ========

          See accompanying notes to consolidated financial statements.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended September 30, 2002, 2003 and 2004

                                                                                           2002         2003         2004
                                                                                        ---------    ---------    ---------
                                                                                                   (In thousands)
Cash flows from operating activities:
 Net income ........................................................................    $  10,206       11,172       14,806
 Adjustments to reconcile net income to net cash used in operating activities:
    Depreciation ...................................................................        2,074        2,374        2,175
    Provision for loan losses ......................................................        1,235        2,655        1,750
    (Gain) loss on sale of mortgage-backed securities available for sale ...........         (238)        (469)         997
    (Gain) loss on sale of investment securities available or sale .................         (102)          --          100
    Origination of loans receivable held for sale ..................................     (100,309)    (141,404)     (63,448)
    Proceeds from sales of loans receivable held for sale ..........................       13,907       45,367       27,453
    Loss on early extinguishment of debt ...........................................        1,083        2,824           77
    Increase in:
      Cash value of life insurance .................................................           --         (665)        (962)
      Other assets .................................................................       (2,006)        (157)      (2,290)
      Accrued interest receivable ..................................................         (127)         (81)      (1,018)
   Increase (decrease) in:
      Accrued interest payable .....................................................          289         (210)         239
      Other liabilities ............................................................        2,176          (65)        (168)
                                                                                        ---------    ---------    ---------
      Net cash used in operating activities ........................................      (71,812)     (78,659)     (20,289)
                                                                                        ---------    ---------    ---------
Cash flows from investing activities:
 Proceeds from sales of investment securities available for sale ...................           --           --        2,881
 Proceeds from maturities of investment securities available for sale ..............        1,995        2,000        2,000
 Purchases of investment securities available for sale .............................       (1,998)     (16,141)     (11,866)
 Purchases of investment securities held to maturity ...............................           --           --       (7,840)
 Purchases of loans receivable .....................................................         (233)          --           --
 Proceeds from sales of mortgage-backed securities available for sale ..............      128,169      135,413      171,324
 Purchases of mortgage-backed securities available for sale ........................     (254,494)    (328,245)    (234,672)
 Principal collected on mortgage-backed securities available for sale ..............       72,990      234,321      115,179
 Origination of loans receivable, net ..............................................     (317,899)    (628,172)    (513,858)
 Principal collected on loans receivable ...........................................      268,120      477,676      403,501
 Purchase of bank-owned life insurance .............................................           --      (15,500)      (4,500)
 Proceeds from sales of real estate acquired through foreclosure ...................        1,997        1,374        1,456
 Proceeds from sale of office properties and equipment .............................           --           --           58
 Purchases of office properties and equipment ......................................       (2,637)      (4,749)      (4,989)
 Purchases of FHLB stock, net ......................................................       (2,935)      (3,432)      (2,909)
                                                                                        ---------    ---------    ---------
      Net cash used in investing activities ........................................     (106,925)    (145,455)     (84,235)
                                                                                        ---------    ---------    ---------
Cash flows from financing activities:
 Increase in deposits ..............................................................      106,717       59,931       56,367
 Increase (decrease) in securities sold under agreements to repurchase .............       18,181       96,718      (26,429)
 Proceeds from FHLB advances .......................................................      312,426      715,705      686,476
 Repayment of FHLB advances ........................................................     (262,793)    (661,260)    (602,083)
 Repayments from other borrowings, net .............................................           --       (1,988)         (81)
 Issuance of debt associated with trust preferred securities .......................           --       15,000           --
 Cash payments for debt issuance costs .............................................           --         (150)          --
 Prepayment penalties on early extinguishment of debt ..............................       (1,083)      (2,824)         (77)
 Increase (decrease) in advance payments by borrowers for property
      taxes and insurance ..........................................................          136          409          (45)
 Increase (decrease) in drafts outstanding, net ....................................          (60)         127          148
 Repurchase of treasury stock, at cost .............................................       (2,286)        (342)          --
 Cash dividends to stockholders and cash for fractional shares .....................       (2,222)      (2,592)      (2,948)
 Exercise of stock options .........................................................        1,203        1,153        1,273
                                                                                        ---------    ---------    ---------
      Net cash provided by financing activities ....................................      170,219      219,887      112,601
                                                                                        ---------    ---------    ---------
Net increase (decrease) in cash and cash equivalents ...............................       (8,518)      (4,227)       8,077
                                                                                        ---------    ---------    ---------
Cash and cash equivalents at beginning of year .....................................       34,320       25,802       21,575
                                                                                        ---------    ---------    ---------
Cash and cash equivalents at end of year ...........................................    $  25,802       21,575       29,652
                                                                                        =========    =========    =========
Supplemental information:
 Interest paid .....................................................................    $  21,557       23,208       23,285
                                                                                        =========    =========    =========
 Income taxes paid .................................................................    $   5,726        5,325        7,762
                                                                                        =========    =========    =========
Supplemental schedule of non-cash investing and financing transactions:
 Securitization of mortgage loans into mortgage-backed securities ..................    $  83,982       95,635       46,845
                                                                                        =========    =========    =========
 Transfer of mortgage loans to real estate acquired through foreclosure ............    $     680        1,955          614
                                                                                        =========    =========    =========
 Increase in other assets and junior subordinated debt resulting from
       deconsolidation under FIN 46R ...............................................    $      --           --          464
                                                                                        =========    =========    =========

          See accompanying notes to consolidated financial statements.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The following is a summary of the more significant accounting policies used in the preparation and presentation of the accompanying consolidated financial statements. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. In addition, they affect the reported amounts of income and expenses during the reporting period. Actual results could differ from these estimates and assumptions. Material estimates that are particularly susceptible to signigicant change relate to the determination of the allowance for loan losses and income tax assets or liabilities. To a lesser extent, significant estimates are also associated with the valuation of derivative instruments and valuation of mortgage servicing rights.

      (a)   Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of Coastal Financial Corporation (the "Company"), and its wholly-owned subsidiaries, Coastal Financial Capital Trust I, a statutory trust (which was deconsolidated at December 31, 2003 - See Note 11), Coastal Investor Services, Inc., Coastal Planners Holding Corporation (and Coastal Planners Holding Corporation's wholly-owned subsidiary, Coastal Retirement, Estate and Tax Planners, Inc.), Coastal Federal Bank (the "Bank") (and the Bank's wholly-owned subsidiaries, Coastal Federal Holding Company (and Coastal Federal Holding Company's wholly-owned subsidiary, Coastal Real Estate Investment Corporation), and Coastal Mortgage Bankers and Realty Co., Inc. (and Coastal Mortgage Bankers and Realty Co. Inc.'s wholly-owned subsidiaries, Shady Forest Development Corporation, Sherwood Development Corporation, Ridge Development Corporation, 501 Development Corporation and North Beach Investments, Inc.).

      Shady Forest Development Corporation, Ridge Development Corporation, 501 Development Corporation and North Beach Investments, Inc. were dissolved effective September 30, 2004. In consolidation, all significant intercompany balances and transactions have been eliminated. Coastal Financial Corporation is a unitary thrift holding company organized under the laws of the state of Delaware.

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

      (c)   Investment and Mortgage-backed Securities

      Investment and mortgage-backed securities are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Investments are classified into three categories as follows: (1) Held to Maturity - debt securities that the Company has the positive intent and ability to hold to maturity, which are reported at amortized cost; (2) Trading - debt and equity securities that are bought and held principally for the purpose of selling them in the near term, which are reported at fair value, with unrealized gains and losses included in earnings and (3) Available for Sale - debt and equity securities that may be sold under certain conditions, which are reported at fair value, with unrealized gains and losses excluded from earnings and reported accumulated other comprehensive income as a separate component of stockholders' equity, net of income taxes.

      The Company determines investment and mortgage-backed securities classification at the time of purchase. Premiums and discounts on securities are accreted or amortized as an adjustment to income over the estimated life of the security using a method which approximates a level yield. Dividends and interest income are recognized when earned. Unrealized losses on securities, reflecting a decline in value judged by the Company to be other than temporary, are charged to income in the consolidated statements of operations.

      The cost basis of securities sold is determined by specific identification. Purchases and sales of securities are recorded on a trade date basis. The fair value of securities is based on quoted market prices or dealer quotes.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

      (d)   Loans Receivable Held for Sale

      Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are provided for in a valuation allowance by charges to operations. At September 30, 2003 and 2004, the Company had approximately $19.1 million and $8.2 million in mortgage loans held for sale, respectively. Gains or losses on sales of loans are recognized when control over these assets has been surrendered in accordance with SFAS No. 140, "Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 140").

      (e)   Loans Receivable

      Loans receivable are stated at unpaid principal balances adjusted for unamortized premiums and unearned discounts and deferred loan fees/costs. The Company recognizes interest income on loans using the simple interest method.

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

      (f)   Loan Fees and Discounts

      The net of origination fees received and direct costs incurred in the origination of loans are deferred as part of the basis of loans and amortized to interest income over the contractual life of the loans adjusted for actual principal repayments using a method approximating a level yield.

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

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

      (h)   Concentration of Credit Risk

      The Company's primary market area includes northeastern South Carolina and southeastern North Carolina, predominately along the coastal regions. At September 30, 2004, the majority of the total loan portfolio, as well as a substantial portion of the commercial and real estate loan portfolios, were to borrowers within this region.

      The Company has identified two concentrations of credit risk that it is monitoring. One of these areas involves loans for the acquisition of land and loans for the development of land, which totaled $102.6 million at September 30, 2004 representing 120.2% of total equity and 13.0% of net loans receivable. Economic growth and low interest rate environments have created opportunities for land acquisition and development activities in the Company's market area. Adverse changes in such factors can also slow absorption of developing projects and moderate market values of land and developed lots. The other identified concentration of credit risk is permanent mortgage loans secured by condominiums, which totaled $65.6 million at September 30, 2004 representing 76.9% of total equity and 8.3% of net loans receivable. The market for condominium properties in the Company's market area has been very active during the year ended September 30, 2004, especially in new ocean front condominium properties, fueling an overall rise in market values for such properties. However, economic and social changes that affect tourism tend to influence activity in resort properties and can cause fluctuations in the market values for such condominium properties. Management continues to monitor these concentrations of credit risk at this time and has considered these concentrations in its evaluation of the allowance for loan losses. The Company experienced no loan losses in either of these identified risks during the years ending September 30, 2004 and 2003.

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

      (l)   Mortgage Servicing Rights

      SFAS No. 140 requires the recognition of originated mortgage servicing rights ("mortgage servicing rights" or "MSRs") as assets by allocating total costs incurred between the originated loan and the servicing rights retained based on their relative fair values. SFAS No. 140 also requires the recognition of purchased mortgage servicing rights at fair value, which is presumed to be the price paid for the rights. MSRs are amortized in proportion to the servicing income over the estimated life of the related mortgage loan. The amortization method is designed to approximate a level-yield method, taking into consideration the estimated prepayment of the underlying loans. For purposes of measuring impairment, MSRs are reviewed for impairment by management on a quarterly basis, primarily considering prepayments and interest rates. Impairment is measured on a disaggregated basis. The Company establishes an impairment valuation allowance to record any impairment for MSRs. Subsequent increases in value are recognized only to the extent of the impairment valuation allowance within the same tranche.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

      (m)   Income Taxes

      Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the statutory enactment date. A deferred tax asset valuation allowance is recorded when it is more likely than not that deferred tax assets will not be realized.

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

      The Company enters into sales of securities under agreements to repurchase. Fixed-coupon, repurchase agreements are treated as financing, with the obligation to repurchase securities sold being reflected as a liability and the securities underlying the agreements remaining as assets.

      (p)   Stock Based Compensation

      At September 30, 2004, the Company has one stock option plan which is described more fully in note 17.

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

                                                  2002        2003        2004
                                                --------    --------    --------
Net income                     As reported      $ 10,206    $ 11,172    $ 14,806
                               Proforma            9,728      10,668      14,207

Basic earnings per share       As reported      $   0.66    $   0.72    $   0.94
                               Proforma             0.63        0.69        0.90

Diluted earnings per share     As reported      $   0.64    $   0.69    $   0.89
                               Proforma             0.61        0.66        0.85

      The weighted average fair value per share of options granted in 2002, 2003 and 2004 amounted to $3.15, $4.53 and $7.24, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2002, 2003 and 2004, respectively: dividend yield of approximately 1.62%, 1.86% and 1.25%, expected volatility of approximately 51%, 47% and 40%, risk-free interest rate of 4.60%, 3.96% and 4.21%, expected lives of 7.5 years and a vesting period of 5 years. For purposes of the proforma calculation, compensation expense is recognized on a straight line basis over 5 years.

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

      (s)   Derivative Instruments and Hedging Activities

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

      (t)   Reclassification of Losses on Early Extinguishment of Debt

      The Company adopted SFAS No. 145 "Recissions of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145") effective July 1, 2002. In connection with this adoption, the Company reclassified $1.1 million of losses on the early extinguishment of debt to general and administrative expense, which were incurred in fiscal 2002 and were previously classified as extraordinary loss.

      (u)   Reclassifications

      Certain  amounts in the 2002 and 2003  consolidated  financial  statements
have  been   reclassified   to  conform   with  the  2004   presentation.   Such
reclassifications did not change net income or equity as previously reported.

(2)   INVESTMENT SECURITIES

      The amortized cost and fair value of investment securities available for sale at September 30, 2003 are summarized as follows:

                                                                                2003
                                                          -----------------------------------------------
                                                                        Gross        Gross
                                                          Amortized   Unrealized   Unrealized      Fair
                                                            Cost        Gains        Losses        Value
                                                          ---------   ----------   ----------    --------
                                                                           (In thousands)
          U.S. Government and agency obligations:
             Due after five years .....................    $  1,998           9           --        2,007
          State and municipal obligations:
             Due after five years .....................      14,141         136         (375)      13,902
                                                           --------    --------     --------     --------
                                                           $ 16,139         145         (375)      15,909
                                                           ========    ========     ========     ========

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(2)   INVESTMENT SECURITIES- CONTINUED

      The amortized cost and fair value of investment securities available for sale at September 30, 2004 are summarized as follows:

                                                                                2004
                                                          -----------------------------------------------
                                                                        Gross        Gross
                                                          Amortized   Unrealized   Unrealized     Fair
                                                            Cost        Gains        Losses       Value
                                                          ---------   ----------   ----------    --------
                                                                           (In thousands)
          U.S. Government and agency obligations:
             Due after five years
                                                           $  2,901          12           --        2,913
          State and municipal obligations:
             Due after five years ......................     20,123         497          (84)      20,536
                                                           --------    --------     --------     --------
                                                           $ 23,024         509          (84)      23,449
                                                           ========    ========     ========     ========

      The  amortized  cost  of  investment   securities  held  to  maturity  are
summarized as follows:

                                                                                2004
                                                          -----------------------------------------------
                                                                        Gross        Gross
                                                          Amortized   Unrealized   Unrealized     Total
                                                            Cost        Gains        Losses
                                                          ---------   ----------   ----------    --------
                                                                           (In thousands)
          U.S. Government and agency obligations:
             Due after five years .....................    $  7,840          --          --       7,840
                                                           ========    ========    ========    ========

      The Company had gross realized gains of $102,000 and no gross realized losses for the year ended September 30, 2002. For the year ended September 30, 2003, there were no gross realized gains or losses. For the year ended September 30, 2004, there were no gross realized gains and gross realized losses were $100,000.

      The unrealized losses on investment securities were attributable to increases in interest rates, rather than credit quality. The unrealized losses are comprised of four securities that have had continuous losses of less than 12 months and ten securities that have had continuous losses 12 months or longer. None of the individual investment securities had an unrealized loss which exceeded 5% of its amortized cost.

(3)   MORTGAGE-BACKED SECURITIES

      Mortgage-backed securities available for sale at September 30, 2003 consisted of the following:

                                                                             2003
                                                       -----------------------------------------------
                                                                     Gross        Gross
                                                       Amortized   Unrealized   Unrealized     Fair
                                                         Cost        Gains        Losses       Value
                                                       ---------   ----------   ----------    --------
                                                                        (In thousands)
          Collateralized Mortgage Obligations ......    $ 11,617          12         (147)      11,482
          FNMA .....................................     205,200       5,483         (730)     209,953
          GNMA .....................................      26,659         827          (37)      27,449
          FHLMC ....................................     133,674       1,793       (1,027)     134,440
                                                        --------    --------     --------     --------
                                                        $377,150       8,115       (1,941)     383,324
                                                        ========    ========     ========     ========

      Mortgage-backed securities available for sale at September 30, 2004 consisted of the following:

                                                                             2004
                                                       -----------------------------------------------
                                                                      Gross       Gross
                                                       Amortized   Unrealized   Unrealized     Fair
                                                         Cost         Gains       Losses       Value
                                                       ---------   ----------   ----------    --------
                                                                        (In thousands)
          Collateralized Mortgage Obligations ......    $ 51,644          82         (319)      51,407
          FNMA .....................................     162,371       3,090         (661)     164,800
          GNMA .....................................      42,205         799           (5)      42,999
          FHLMC ....................................     114,947         923         (793)     115,077
                                                        --------    --------     --------     --------
                                                        $371,167       4,894       (1,778)     374,283
                                                        ========    ========     ========     ========

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(3)   MORTGAGE-BACKED SECURITIES - CONTINUED

      The Company had gross realized gains of $462,000 and gross realized losses of $224,000 for the year ended September 30, 2002. For the year ended September 30, 2003, the Company had gross realized gains of $695,000 and gross realized losses of $226,000. For the year ended September 30, 2004, the Company had gross realized gains of $772,000 and gross realized losses of $1.8 million.

      Gross unrealized losses on mortgage-backed securities and the length of time the securities have been in a continuous unrealized loss position, at September 30, 2004, were as follows:

                                                                                    2004
                                                    ---------------------------------------------------------------------
                                                     Less than 12 Months     12 Months or Longer            Total
                                                    ---------------------   ---------------------   ---------------------
                                                      Fair     Unrealized     Fair     Unrealized     Fair     Unrealized
                                                      Value      Losses       Value      Losses       Value      Losses
                                                    --------   ----------   --------   ----------   --------   ----------
         Collateralized Mortgage Obligations ...    $ 29,362        (221)      2,113         (98)     31,475        (319)
         FNMA ..................................      21,027        (116)     22,117        (545)     43,144        (661)
         GNMA ..................................       6,456          (5)         --          --       6,456          (5)
         FHLMC .................................      46,457        (226)     20,829        (567)     67,286        (793)
                                                    --------    --------    --------    --------    --------    --------
                                                    $103,302        (568)     45,059      (1,210)    148,361      (1,778)
                                                    ========    ========    ========    ========    ========    ========

      The unrealized losses on mortgage-backed securities summarized above were attributable to increases in interest rates, rather than credit quality. The unrealized losses are comprised of 25 securities that have had continuous losses of less than 12 months and eight securities that have had continuous losses 12 months or longer. None of the individual mortgage-backed securities had an unrealized loss which exceeded 5% of its amortized cost.

      Certain investment and mortgage-backed securities are pledged to secure other borrowed money and customer deposits in excess of FDIC insurance coverage. The carrying value of the securities pledged at September 30, 2004 was $348.2 million with a fair value of $350.5 million.

(4)   LOANS RECEIVABLE, NET

      Loans receivable, net at September 30 consisted of the following:

                                                                 2003          2004
                                                              ---------     ---------
                                                                   (In thousands)
          First mortgage loans:
              Single family to four family units .........    $ 290,395      329,287
              Land and land development ..................       62,221       99,697
              Residential lots ...........................       20,327       29,839
              Other, primarily commercial real estate ....      179,283      182,924
              Residential construction loans .............       56,950       82,789
              Commercial construction loans ..............       24,943       10,503
          Consumer and commercial loans:
              Installment consumer loans .................       16,581       18,024
              Mobile home loans ..........................        4,607        4,618
              Savings account loans ......................        2,179        2,058
              Equity lines of credit .....................       26,640       30,906
              Commercial and other loans .................       24,457       32,101
                                                              ---------    ---------
                                                                708,583      822,746
          Less:
              Allowance for loan losses ..................        9,832       11,077
              Deferred loan cost, net ....................         (556)        (674)
              Undisbursed portion of loans in process ....       16,570       21,613
                                                              ---------    ---------
                                                              $ 682,737      790,730
                                                              =========    =========

      The changes in the allowance for loan losses for the years ended September 30 consisted of the following:

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(4)   LOANS RECEIVABLE, NET - CONTINUED

                                                 2002        2003        2004
                                               --------    --------    --------
                                                        (In thousands)
          Beginning allowance .............    $  7,159       7,883       9,832
          Provision for loan losses .......       1,235       2,655       1,750
          Loan recoveries .................          66         136         249
          Loan charge-offs ................        (577)       (842)       (754)
                                               --------    --------    --------
                                               $  7,883       9,832      11,077
                                               ========    ========    ========

      Non-accrual loans which were over ninety days delinquent totaled approximately $7.4 million and $5.9 million at September 30, 2003 and 2004, respectively. In fiscal years 2002, 2003 and 2004, interest income which would have been recorded would have been approximately $301,000, $623,000 and $277,000, respectively, had non-accruing loans been current in accordance with their original terms.

      There were $4.9  million in  impaired  loans at  September  30,  2003.  At
September 30, 2004, impaired loans totaled $3.3 million. Included in the allowance for loan losses at September 30, 2003 was $263,000 related to impaired loans compared to $359,000 at September 30, 2004. The average recorded investment in impaired loans for the year ended September 30, 2003 was $4.0 million compared to $3.9 million for the year ended September 30, 2004. Interest income recognized on impaired loans in fiscal 2003 was $134,000. Interest income recognized on impaired loans in fiscal 2004 was $607,000. This increase is primarily due to a commercial loan that was placed in non-accrual status in a prior fiscal year. The loan paid off in the fourth fiscal quarter of 2004. As a result, the Company recognized approximately $330,000 of interest which had been previously reserved.

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

      Standby letters of credit obligate the Company to meet certain financial obligations of its Customers, if, under the contractual terms of the agreement, the Customers are unable to do so. Payment is only guaranteed under these letters of credit upon the borrower's failure to perform its obligations to the beneficiary. The Company can seek recovery of the amounts paid from the borrower and the letters of credit are generally collateralized. Commitments under standby letters of credit are usually one year or less. At September 30, 2004, the Company has recorded no liability for the current carrying amount of the obligation to perform as a guarantor, as such amounts are not considered material. The maximum potential amount of undiscounted future payments related to standby letters of credit at September 30, 2004 was $5.5 million.

      Unfunded loan commitments and letters of credit at September 30, 2004 were approximately $117.4 million and included the following (in thousands):

      Loan Commitments:
        Residential housing and land ..............................     $ 40,033
        Home equity loans and consumer lines of credit ............       45,391
        Commercial lines of credit ................................       12,347
        Standby letters of credit .................................        5,502
        Unused business and personal credit card lines ............       14,171

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(4)   LOANS RECEIVABLE, NET - CONTINUED

      Loans serviced for the benefit of others amounted to approximately $192.1 million, $219.8 million and $250.5 million at September 30, 2002, 2003 and 2004, respectively.

      During fiscal 2004, the Company securitized $46.8 million of mortgage loans and concurrently sold these mortgage-backed securities to outside third parties and recognized a net gain on sale of $1.4 million, which included the recognition of a $637,000 mortgage servicing right asset. During fiscal 2003, the Company securitized $95.6 million of mortgage loans and concurrently sold these mortgage-backed securities to outside third parties and recognized a net gain on sale of $1.7 million, which included the recognition of a $1.3 million mortgage servicing right asset. The gain is included in gains on sales of loans held for sale in the consolidated statement of operations. The proceeds from sale are included in proceeds from sales of mortgage-backed securities available for sale in the consolidated statement of cash flows.

      As disclosed in note 9, certain mortgage loans are pledged to secure advances from the Federal Home Loan Bank ("FHLB") of Atlanta.

      The Bank offers mortgage and consumer loans to its directors, and Associates for the financing of their personal residences and for other personal purposes. The Bank also offers commercial loans to companies affiliated with directors. These loans are made in the ordinary course of business and, in management's opinion, are made on substantially the same terms, including interest rates and collateral, prevailing at the time for comparable transactions with other persons and companies.Management does not believe these loans involve more than the normal risk of collectibility or present other unfavorable features. At September 30, 2004, such loans were current with respect to their payment terms.

      The following is a summary of the activity of loans outstanding to certain executive officers, directors and their affiliates for the year ended September 30, 2004 (in thousands):

          Balance at September 30, 2003 ...........................    $  1,076
          New loans ...............................................         435
          Repayments ..............................................        (523)
                                                                       --------
          Balance at September 30, 2004 ...........................    $    988
                                                                       ========

(5)   MORTGAGE SERVICING RIGHTS

      Mortgage servicing rights, net of the valuation allowance are included in other assets and totaled $2.8 million and $3.0 million at September 30, 2003 and 2004, respectively. Amortization expense for MSRs totaled $505,000, $811,00 and $1.0 million for the years ended September 30, 2002, 2003 and 2004, respectively. The estimated amortization expense for MSRs held as of September 30, 2004, is $1.0 million, $888,000, $577,000, $492,000 and $333,000 for fiscal
2005, 2006, 2007, 2008 and 2009 respectively. The estimated amortization expense is based on current information regarding loan payments and prepayments.
Amortization expense could change in future periods based on changes in the volume of prepayments and various economic factors.

      At September 30, 2003 and 2004, the valuation allowance for MSRs totaled $461,000 and $299,000, respectively. In 2003, the Company recorded $461,000 for impairment losses and in 2004 recorded $162,000 for impairment recoveries.

                                                             2003        2004
                                                           --------    --------
                                                              (In thousands)
          Balance at beginning of year ...............     $  2,203       2,843
          MSRs capitalized ...........................        1,912       1,020
          MSRs amortized .............................         (811)     (1,020)
          (Impairment) recovery ......................         (461)        162
                                                           --------    --------
          Balance at end of year .....................     $  2,843       3,005
                                                           ========    ========

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(6)   OFFICE PROPERTY AND EQUIPMENT, NET

      Office property and equipment, net at September 30 consisted of the following:

                                                             2003        2004
                                                           --------    --------
                                                              (In thousands)
          Land .........................................   $  5,532       5,848
          Building and improvements ....................     10,532      13,058
          Furniture, fixtures and equipment ............     15,864      18,055
                                                           --------    --------
                                                             31,928      36,961
          Less accumulated depreciation ................    (15,840)    (18,117)
                                                           --------    --------
                                                           $ 16,088      18,844
                                                           ========    ========

      The Company leases office space and various equipment. Total rental expense for the years ended September 30, 2002, 2003 and 2004 was approximately $288,000, $259,000 and $285,000 respectively.

      Future minimum rental payments for operating leases having remaining noncancelable lease terms in excess of one year at September 30, 2004 are as follows (in thousands):

               2005 ..............................    $  119
               2006 ..............................       111
               2007 ..............................        57
               2008 ..............................        31
               2009 ..............................        25
         Thereafter ..............................       237
                                                      ------
                                                      $  580
                                                      ======

(7)   INVESTMENT REQUIRED BY LAW

      The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to the greater of (i) $500 (ii) 1.0% of the aggregate outstanding principal amount of home mortgage loans, home purchase contracts and similar obligations at the end of each calendar year, or (iii) 5% of its advances (borrowings) from the FHLB of Atlanta at the end of each calendar year. The Bank is in compliance with this requirement with an investment in FHLB stock of $16.9 million, carried at cost, at September 30, 2004. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value.

(8)   DEPOSITS

      Deposits at September 30 consisted of the following:

                                                               2003                      2004
                                                      ----------------------    ----------------------
                                                                    Weighted                  Weighted
                                                       Amount         Rate       Amount         Rate
                                                      ---------    ---------    ---------    ---------
                                                                   (Dollars in thousands)
         Transaction accounts:
              Noninterest bearing .................   $  86,258           --%     122,357           --%
              NOW .................................      98,171         0.54      110,802         0.46
              Money market checking ...............     206,010         1.34      224,437         1.37
                                                      ---------    ---------    ---------    ---------
                  Total transaction accounts ......     390,439         0.84      457,596         0.79
                                                      ---------    ---------    ---------    ---------
         Statement savings accounts:
             Regular ..............................      44,919         0.79       54,147         0.79
             Money market .........................       1,317         1.00        1,058         1.00
                                                      ---------    ---------    ---------    ---------
                  Total statement savings accounts       46,236         0.80       55,205         0.80
                                                      ---------    ---------    ---------    ---------
         Certificate accounts:
             0.00-1.99% ...........................      87,396                    69,014
             2.00-3.99% ...........................     149,678                   148,493
             4.00-5.99% ...........................      19,569                    22,470
             6.00-7.99% ...........................       3,161                         8
             8.00-10.00% ..........................         533                       593
                                                      ---------    ---------    ---------    ---------
                  Total certificate accounts ......     260,337         2.67      240,578         2.49
                                                      ---------    ---------    ---------    ---------
                                                      $ 697,012         1.52%     753,379         1.33%
                                                      =========    =========    =========    =========

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(8)   DEPOSITS - CONTINUED

      The aggregate amount of all deposit accounts with a minimum denomination of $100,000 or more was $287.9 million and $364.2 million at September 30, 2003 and 2004, respectively.

      The amounts and scheduled maturities of certificate accounts at September 30, are as follows:

                                                              2003        2004
                                                           ---------   ---------
                                                              (In thousands)
         Within 1 year ................................    $ 198,723     208,130
         After 1 but within 2 years ...................       50,596      23,512
         After 2 but within 3 years ...................        7,461       4,960
         Thereafter ...................................        3,557       3,976
                                                           ---------   ---------
                                                           $ 260,337     240,578
                                                           =========   =========

      Interest expense on deposits for the years ended September 30 consisted of the following:

                                                    2002       2003       2004
                                                  --------   --------   --------
                                                          (In thousands)
         Transaction accounts ...............     $  4,524      3,925      3,331
         Statement savings accounts .........          459        427        405
         Certificate accounts ...............        8,767      7,647      6,288
                                                  --------   --------   --------
                                                  $ 13,750     11,999     10,024
                                                  ========   ========   ========

(9)   ADVANCES FROM FHLB

      Advances from the FHLB at September 30 consisted of the following:

                                          2003                     2004
                                  --------------------     --------------------
                                              Weighted                 Weighted
                                   Amount       Rate        Amount       Rate
                                  --------    --------     --------    --------
        Fiscal Year Maturity                  (Dollars in thousands)
        2004 ..................   $ 34,435        1.32%    $     --         --%
        2005 ..................     13,500        5.17       64,500        2.78
        2006 ..................      5,686        2.81        4,177        2.79
        2007 ..................      5,132        3.00       11,560        2.23
        2008 ..................      4,633        3.28        3,977        3.18
        2009 ..................      6,400        3.77       31,803        2.36
        2010 or greater .......    174,328        4.37      212,490        4.20
                                  --------    --------     --------    --------
                                  $244,114        3.89%    $328,507        3.64%
                                  ========    ========     ========    ========

      Stock in the FHLB of Atlanta and specific first mortgage loans and mortgage-backed securities of approximately $275.8 million and $357.3 million at September 30, 2003 and 2004, respectively, are pledged as collateral for these advances. The Bank has adopted the policy of pledging excess collateral to facilitate future advances. At September 30, 2004, the excess first mortgage loan collateral pledged to the FHLB will support additional borrowings of approximately $45.9 million. At September 30, 2004, included in the one, three, five and after five year maturities were $217.0 million with a weighted average rate of 3.91% of advances subject to call provisions. Callable advances at September 30, 2004 are summarized as follows: $56.0 million callable in fiscal
2004, with a weighted  average rate of 5.33%;  $36.0 million  callable in fiscal
2005, with a weighted  average rate of 5.36%;  $28.0 million  callable in fiscal
2006, with a weighted average rate of 2.29%; $35.0 million callable in fiscal 2007, with a weighted average rate of 3.00%; and $25.0 million callable in fiscal 2009, with a weighted average rate of 3.13%. Call provisions are more likely to be excercised by the FHLB when interest rates rise. If exercised, the Company may have to replace called advances with borrowings at a higher interest rate.

      During fiscal 2002, the Company prepaid approximately $59.3 million of advances from FHLB and incurred gross penalties of approximately $1.1 million. During fiscal 2003, the Company prepaid approximately $54.6 million of advances from FHLB and incurred gross penalties of approximately $2.8 million. During fiscal 2004, the Company prepaid approximately $4.6 million of advances and incurred gross penalties of approximately $77,000. Prepayment penalties are included in general and administrative expenses in the statement of operations. Also see Note 1 (t).

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(10)  REPURCHASE AGREEMENTS

      The following tables set forth certain information regarding repurchase agreements by the Bank at the end of and during the periods indicated:

                                                                                      At September 30,
                                                                             ----------------------------------
                                                                               2002         2003         2004
                                                                             --------     --------     --------
                                                                                   (Dollars in thousands)
         Outstanding balance:
             Securities sold under agreements to repurchase:
                 Customer ...............................................    $  4,070     $  7,703     $ 12,931
                 Broker .................................................      30,000      125,899       94,242
         Weighted average rate (at month end) paid on:
             Securities sold under agreements to repurchase:
                  Customer ..............................................        1.37%        0.81%        1.42%
                  Broker ................................................        1.84         1.64         1.74
         Maximum amount of borrowings outstanding at any month end:
             Securities sold under agreements to repurchase:
                  Customer ..............................................    $  5,625     $  7,703     $ 12,931
                  Broker ................................................      30,000      125,899      184,129
         Approximate average outstanding with respect to:
             Securities sold under agreements to repurchase:
                  Customer ..............................................    $  3,600     $  4,812     $  9,033
                  Broker ................................................      15,007       92,476      134,809
         Weighted average rate (year to date) paid on:
             Securities sold under agreements to repurchase:
                  Customer ..............................................        1.58%        1.02%        1.01%
                  Broker ................................................        2.39         2.04         1.50

      Securities sold under agreements to repurchase represent borrowings by the Company with maturities ranging from 1 to 12 months collateralized by securities of the United States government or its agencies, which have been delivered to a third party custodian for safekeeping. Assets pledged to collateralize securities sold under agreements to repurchase had a fair value of $118.4 million at September 30, 2004 and are included in mortgage-backed securities available for sale in the consolidated balance sheet.

(11)  JUNIOR SUBORDINATED DEBT

      The Company determines whether it has a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity or a variable interest entity under accounting principles generally accepted in the United States of America. Voting interest entities are entities in which the total equity investment at risk is sufficient to enable each entity to finance itself independently and provides the equity holders with the obligation to absorb losses, the right to receive residual returns and the right to make decisions about the entity's activities. The Company consolidates voting interest entities in which it has all, or at least a majority of, the voting interest. As defined in applicable accounting standards, variable interest entities ("VIEs") are entities that lack one or more of the characteristics of a voting interest entity described above. A controlling financial interest in an entity is present when an enterprise has a variable interest or a combination of variable interests that will absorb a majority of the entity's expected losses, receive a majority of the entity's expected residual returns, or both. The enterprise with a controlling financial interest, known as the primary beneficiary, consolidates the VIE.

      Prior to January 1, 2004, the Company consolidated its wholly-owned subsidiary, Coastal Financial Capital Trust I ("Trust"). In December 2003, the Financial Accounting Standards Board issued a revised version of Interpretation No. 46 ("FIN 46") "Consolidation of Variable Interest Entities." The revised FIN 46 clarifies some of the provisions of the original interpretation and adds new scope exceptions. As a result of the changes, the Company deconsolidated the Trust, increasing other assets by $464,000, increasing junior subordinated debt-trust preferred securities by $15.5 million and reducing debt associated with trust preferred securities ("Capital Securities") by $15.0 million.

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

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(11)  JUNIOR SUBORDINATED DEBT - CONTINUED

      The Capital Securities accrue and pay distributions semi-annually at a rate per annum equal to 90-day LIBOR plus 305 basis points. At September 30, 2004, the distribution rate on the Capital Securities was 4.64%. The distributions payable on the Capital Securities are cumulative and payable quarterly in arrears. The Company has the right, subject to events of default, to defer payments of interest on the Capital Securities for a period not to exceed 20 consecutive quarters. The Company has no current intention to exercise its right to defer payment of interest on the Capital Securities.

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

(12)  INCOME TAXES

      Income tax expense (benefit) for the years ended September 30 consisted of the following:

                                              Current      Deferred       Total
                                              --------     --------     --------
                                                        (In thousands)
         2002:
             Federal ....................     $  5,407          (13)       5,394
             State ......................          507           --          507
                                              --------     --------     --------
                                              $  5,914          (13)       5,901
                                              ========     ========     ========
         2003:
             Federal ....................     $  4,946          507        5,453
             State ......................          693           (5)         688
                                              --------     --------     --------
                                              $  5,639          502        6,141
                                              ========     ========     ========
         2004:
             Federal ....................     $  7,070          126        7,196
             State ......................          433           (2)         431
                                              --------     --------     --------
                                              $  7,503          124        7,627
                                              ========     ========     ========

      The tax effect of the Company's temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that give rise to the net deferred tax asset (liability) at September 30, 2003 and 2004 relate to the following:

                                                                                            2003        2004
                                                                                          --------    --------
                                                                                             (In thousands)
         Deferred tax assets:
             Allowance for loan losses ................................................   $  3,605       4,031
             Accrued medical reserves .................................................         91          91
             Other real estate reserves and deferred gains on other real estate .......        102          56
             Net operating loss carryforwards .........................................         21          38
             Other ....................................................................        282         170
                                                                                          --------    --------
         Total deferred tax assets ....................................................      4,101       4,386
         Less valuation allowance .....................................................        (21)        (38)
                                                                                          --------    --------
         Net deferred tax assets ......................................................      4,080       4,348
                                                                                          --------    --------
         Deferred tax liabilities:
             Tax bad debt reserve in excess of base year amount .......................         97          --
             Property and equipment principally due to differences in depreciation ....        527         688
             FHLB stock, due to stock dividends not recognized for tax purposes .......         67          15
             Deferred loan fees .......................................................        537         719
             Book over tax basis in investment in unconsolidated subsidiary ...........      4,009       4,009
             Unrealized gain on securities available for sale .........................      2,225       1,312
             Mortgage servicing rights ................................................      1,075       1,120
             Other ....................................................................        196         384
                                                                                          --------    --------
         Total deferred tax liabilities ...............................................      8,733       8,247
                                                                                          --------    --------
         Net deferred tax liability ...................................................   $ (4,653)     (3,899)
                                                                                          ========    ========

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

      The valuation allowance for deferred tax assets was $21,000 and $38,000 at September 30, 2003 and 2004, respectively. The net change in the total valuation allowance for the years ended September 30, 2003 and 2004 was zero and an increase of $17,000, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the company will need to generate future taxable income prior to the expiration of the deferred tax assets governed by the tax code. Based upon the level of historical taxable income and projections for future taxable income over the periods, which the deferred tax assets are deductible, management believes it more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at September 30, 2004. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

      The net deferred tax (asset) liability is included in other liabilities in the consolidated financial statements. The valuation allowance relates to the state loss carryforwards which may not be ultimately realized to reduce taxes of the Company. A portion of the change in the net deferred tax liability relates to unrealized gains and losses on securities available for sale. A current period deferred tax benefit of $913,000 for the unrealized gains on securities available for sale has been recorded directly to stockholders' equity. The balance of the change in the deferred tax liability results from the current period deferred tax expense of $124,000. Income taxes of the Company attributable to income before income taxes differ from the amounts computed by applying the Federal income tax rate of 34% for the years ended September 30 to earnings before income taxes as follows:

                                                  2002       2003        2004
                                                --------   --------    --------
                                                        (In thousands)
         Computed federal income taxes .......  $  5,476      5,886       7,627
         State tax, net of federal benefit ...       335        454         284
         Bank-owned life insurance ...........        --       (226)       (327)
         Other, net ..........................        90         27          43
                                                --------   --------    --------
         Total income tax expense ............  $  5,901      6,141       7,627
                                                ========   ========    ========

      The Bank had been permitted under the Internal Revenue Code to deduct an annual addition to the tax reserve for bad debts in determining taxable income, subject to certain limitations. This addition may differ significantly from the bad debt expense for financial reporting purposes and was based on either 8% of taxable income (the "Percentage of Taxable Income Method") or actual loan loss experience (the "Experience Method") for the years prior to 1997. As a result of tax legislation, the Bank recaptured tax bad debt reserves in excess of pre-1988 based year amounts over a six-year period ending September 30, 2004. In addition, for the period ending September 30, 1997, the Bank was required to change its overall tax method of accounting for bad debts to the experience method.

      Retained earnings at September 30, 2004 includes approximately $5.2 million representing pre-1988 tax bad debt base year reserve amounts for which no deferred income tax liability has been provided since these reserves are not expected to reverse until indefinite future periods and may never reverse.
Circumstances that would require an accrual of a portion or all of this unrecorded tax liability are a reduction in qualifying loan levels relative to the end of 1987, failure to meet the tax definition of a savings bank, dividend payments in excess of current year or accumulated tax earnings and profits, or other distributions in dissolution, liquidation or redemption of the Bank's stock.

(13)  BENEFIT PLANS

      The Company has a defined contribution plan covering substantially all Associates. The Company matches Associate contributions based upon the Company meeting certain return on equity operating results. Matching contribution expense was approximately $384,000, $340,000 and $671,000 for fiscal years 2002, 2003 and 2004, respectively.

(14)  REGULATORY MATTERS

      The Company is subject to various capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material adverse effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(14)  REGULATORY MATTERS - CONTINUED

guidelines that involve quantitative measures of the assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weighting and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following table) of total and tier 1 capital (as defined in the regulation) to risk-weighted assets (as defined) and to average assets (as defined). At September 30, 2004, the Company's loans-to-one borrower limit was approximately $16.0 million. Management believes, as of September 30, 2004, that the Company met all capital adequacy requirements and loans-to-one-borrower limits.

      As of September 30, 2004, the most recent notification from federal banking agencies categorized the Bank as "well capitalized" under the regulatory framework. To be categorized as "well capitalized," the Bank must maintain minimum total risk-based capital, tier 1 capital, and tier 1 leverage ratios as set forth in the table. Since September 30, 2004, there have been no events or conditions that management believes have changed the Bank's categories. (Dollars in thousands)

                                                                                                   Amount to be
                                                                             For Capital          Categorized as
                                                         Actual           Adequacy Purposes     "Well Capitalized"
                                                  -------------------    -------------------    -------------------
                                                   Amount      Ratio      Amount      Ratio      Amount      Ratio
                                                  --------    -------    --------    -------    --------    -------
         As of September 30, 2004:
             Total Capital: ..................    $106,851     13.55%    $ 63,077      8.00%    $ 78,847     10.00%
                (To Risk Weighted Assets)
             Tier 1 Capital: .................    $ 97,450     12.36%         N/A       N/A     $ 47,308      6.00%
                (To Risk Weighted Assets)
             Tier 1 Capital: .................    $ 97,450      7.44%    $ 39,278      3.00%    $ 65,574      5.00%
               (To Adjusted Total Assets)
             Tangible Capital: ...............    $ 97,450      7.44%    $ 19,672      1.50%         N/A       N/A
               (To Adjusted Total Assets)
         As of September 30, 2003:
             Total Capital: ..................    $ 92,847     13.17%    $ 56,388      8.00%    $ 70,485     10.00%
                (To Risk Weighted Assets)
             Tier 1 Capital: .................    $ 84,153     11.94%         N/A       N/A     $ 42,291      6.00%
                (To Risk Weighted Assets)
             Tier 1 Capital: .................    $ 84,153      7.14%    $ 35,358      3.00%    $ 58,929      5.00%
               (To Adjusted Total Assets)
             Tangible Capital: ...............    $ 84,153      7.14%    $ 17,679      1.50%         N/A       N/A
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

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(16)  EARNINGS PER SHARE

      Basic earnings per share are computed by dividing net income by the weighted-average number of common shares outstanding. Diluted earnings per share are computed by dividing net income by the weighted average number of common shares and potential common shares outstanding. Potential common shares consist of dilutive stock options determined using the treasury stock method and the average market price of common stock. All share and per share data have been retroactively restated for all common stock dividends. The Company had antidulutive securities of approximately 294,000 options to purchase shares by Directors and Associates. The average exercise price for such shares was $13.93.

The following is a summary of the reconciliation of average shares outstanding for the years ended September 30:

                                                2002                      2003                      2004
                                      -----------------------   -----------------------   -----------------------
                                         Basic       Diluted       Basic       Diluted       Basic       Diluted
                                      ----------   ----------   ----------   ----------   ----------   ----------
Weighted average shares outstanding   15,541,000   15,541,000   15,552,000   15,552,000   15,752,000   15,752,000
Effective of dilutive securities:
  Stock options                               --      476,000           --      712,000           --      873,000
                                      ----------   ----------   ----------   ----------   ----------   ----------
Average shares outstanding            15,541,000   16,017,000   15,552,000   16,264,000   15,752,000   16,625,000
                                      ==========   ==========   ==========   ==========   ==========   ==========

(17)  STOCK OPTION PLAN

      The Company's stock option plan provides for stock options to be granted primarily to directors, officers and other key Associates. Options granted under the stock option plan may be incentive stock options or non-incentive stock options. Options vest ratably over a five year period and expire after ten years from the date of grant. The remaining shares of stock reserved for the stock option plan at September 30, 2004 amounted to approximately 710,000 shares. All outstanding options have been retroactively restated to reflect the effects of the common stock dividends. At September 30, 2004, the Company had the following options outstanding:

                                                                 Weighted
                                                                  Average        Weighted                     Weighted
                                                  Number         Remaining       Average       Number         Average
        Fiscal                                   Options        Contractual      Exercise      Options        Exercise
         Year     Range of exercise prices:    Outstanding         Life           Price      Exercisable       Price
         ----     -------------------------    -----------      -----------      --------    -----------      --------
         1995     $2.69 ....................       13,846        0.8 Years        $  2.69        13,846        $  2.69
         1997     $4.39 - $4.55 ............      126,946        2.2 Years        $  4.45       126,946        $  4.45
         1998     $6.40 - $9.76 ............      282,081        3.2 Years        $  7.25       282,081        $  7.25
         1999     $6.49 - $7.68 ............      223,050        4.1 Years        $  7.16       223,050        $  7.16
         2000     $4.32 - $5.62 ............      205,638        5.2 Years        $  5.13       164,510        $  5.13
         2001     $4.15 - $6.49 ............      227,795        6.1 Years        $  4.24       136,677        $  4.24
         2002     $6.22 - $10.21 ...........      230,589        7.1 Years        $  6.32        92,236        $  6.32
         2003     $8.26 - $11.57 ...........      296,971        8.2 Years        $  9.91        59,394        $  9.91
         2004     $12.71 - $14.50 ..........      296,672        9.2 Years        $ 13.93           --             N/A
                                                ---------        ---------        -------     ---------        -------
                  $2.69 - $14.50 ...........    1,903,588        6.0 Years        $  7.77     1,098,740        $  6.22
                                                =========        =========        =======     =========        =======

      The following is a summary of the activity of the stock option plans for the years 2002, 2003, and 2004.

                                                   2002                     2003                     2004
                                          ----------------------   ----------------------   ----------------------
                                                        Weighted                 Weighted                 Weighted
                                                        Average                  Average                  Average
                                                        Exercise                 Exercise                 Exercise
                                            Shares       Price       Shares       Price       Shares       Price
                                          ----------    --------   ----------    --------   ----------    --------
         Outstanding, October 1 .......    1,778,156    $   5.35    1,807,003    $   5.59    1,911,813    $   6.31
         Granted ......................      268,334        6.31      316,699        9.83      298,391       13.93
         Cancelled ....................      (15,912)       5.83      (14,423)       7.55       (5,045)       9.11
         Exercised ....................     (223,575)       4.52     (197,466)       5.26     (301,571)       4.53
                                          ----------    --------   ----------    --------   ----------    --------
         Outstanding, September 30 ....    1,807,003    $   5.59    1,911,813    $   6.31    1,903,588    $   7.77
                                          ==========    ========   ==========    ========   ==========    ========

(18)  COMMON STOCK DIVIDENDS

      On May 27, 2003, August 28, 2003, February 18, 2004 and July 30, 2004, the
Company declared a 10% stock dividend aggregating approximately 1,065,000, 1,174,000, 1,308,000 and 1,442,000 shares respectively. All share and per share data has been retroactively restated to give effect to the common stock dividends.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES

(19)  CASH DIVIDENDS

      On each of December 29, 2000 and March 21, 2001 the Company declared quarterly cash dividends of $0.03 per share. On each of June 27, 2001, September 26, 2001, December 19, 2001 and March 20, 2002 the Company declared quarterly cash dividends of $0.033 per share. On each of June 19, 2002, September 18, 2002, December 18, 2002 and March 26, 2003, the Company declared quarterly cash dividends of $0.037 per share. On each of June 24, 2003, September 24, 2003, December 15, 2003, March 17, 2004 and June 16, 2004, the Company declared quarterly cash dividends of $0.045 per share. On September 29, 2004 the Company declared a quarterly cash dividend of $0.05 per share. Under Delaware law, the Company is permitted to declare and pay dividends either out of its surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

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

(21)  QUARTERLY FINANCIAL DATA (UNAUDITED)

      Quarterly operating data for the years ended September 30 is summarized as follows (in thousands, except share data):

                                                                First        Second         Third        Fourth
                                                               Quarter       Quarter       Quarter       Quarter
                                                             -----------   -----------   -----------   -----------
         2003:
           Total interest income .........................   $    14,740        14,743        14,790        14,941
           Total interest expense ........................         5,807         5,625         5,779         5,787
                                                             -----------   -----------   -----------   -----------
           Net interest income ...........................         8,933         9,118         9,011         9,154
           Provision for loan losses .....................           435           870           750           600
                                                             -----------   -----------   -----------   -----------
           Net interest income after provision for
              loan losses ................................         8,498         8,248         8,261         8,554
           Other income ..................................         2,667         2,715         2,945         2,581
           General and administrative expenses ...........         6,864         6,683         6,851         6,758
                                                             -----------   -----------   -----------   -----------
           Income before income taxes ....................         4,301         4,280         4,355         4,377
           Income taxes ..................................         1,551         1,526         1,575         1,489
                                                             -----------   -----------   -----------   -----------
           Net income ....................................   $     2,750         2,754         2,780         2,888
                                                             ===========   ===========   ===========   ===========
           Net income per common share - diluted .........   $       .17           .17           .17           .18
                                                             ===========   ===========   ===========   ===========
           Weighted average shares outstanding-diluted ...    16,254,000    16,181,000    16,197,000    16,428,000
                                                             ===========   ===========   ===========   ===========

                                                                First        Second         Third        Fourth
                                                               Quarter       Quarter       Quarter       Quarter
                                                             -----------   -----------   -----------   -----------
         2004:
           Total interest income .........................   $    15,535        16,155        16,661        17,453
           Total interest expense ........................         5,725         5,848         5,892         6,059
                                                             -----------   -----------   -----------   -----------
           Net interest income ...........................         9,810        10,307        10,769        11,394
           Provision for loan losses .....................           550           500           200           500
                                                             -----------   -----------   -----------   -----------
           Net interest income after provision for
              loan losses ................................         9,260         9,807        10,569        10,894
           Other income ..................................         2,326         2,430         2,121         2,298
           General and administrative expenses ...........         6,614         6,729         6,773         7,156
                                                             -----------   -----------   -----------   -----------
           Income before income taxes ....................         4,972         5,508         5,917         6,036
           Income taxes ..................................         1,653         1,831         2,018         2,125
                                                             -----------   -----------   -----------   -----------
           Net income ....................................   $     3,319         3,677         3,899         3,911
                                                             ===========   ===========   ===========   ===========
           Net income per common share - diluted .........   $       .20           .22           .23           .23
                                                             ===========   ===========   ===========   ===========
           Weighted average shares outstanding-diluted ...    16,650,000    16,657,000    16,687,000    16,703,000
                                                             ===========   ===========   ===========   ===========

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(22)  COASTAL FINANCIAL CORPORATION FINANCIAL STATEMENTS (PARENT COMPANY ONLY)

      The following is condensed financial information of Coastal Financial Corporation (parent company only), the primary asset of which is its investment in its bank subsidiary, for the periods indicated. (In thousands):

                          Coastal Financial Corporation
                            Condensed Balance Sheets
                           September 30, 2003 and 2004

                                                                        2003       2004
                                                                      --------   --------
         Assets
         Cash .....................................................   $    773         86
         Investment in subsidiaries ...............................     88,088     99,754
         Deferred tax asset .......................................        441        441
         Other assets .............................................        246      1,334
                                                                      --------   --------
                   Total assets ...................................   $ 89,548    101,615
                                                                      ========   ========
         Liabilities and Stockholders' Equity
         Accounts payable (principally dividends) .................        760        803
         Note payable .............................................         81         --
         Junior subordinated debt .................................         --     15,464
         Debt associated with trust preferred securities ..........     15,000         --
         Total stockholders' equity ...............................     73,707     85,348
                                                                      --------   --------
                    Total liabilities and stockholders' equity ....   $ 89,548    101,615
                                                                      ========   ========

                          Coastal Financial Corporation
                       Condensed Statements of Operations
                  Years ended September 30, 2002, 2003 and 2004

                                                                     2002        2003        2004
                                                                   --------    --------    --------
         Income:
           Interest income .....................................   $      1           1           2
           Management fees .....................................        300         300         242
           Dividends from subsidiary ...........................      3,470       1,221       2,230
           Equity in undistributed earnings of subsidiaries ....      6,751      10,087      13,063
                                                                   --------    --------    --------
                   Total income ................................     10,522      11,609      15,537
                                                                   --------    --------    --------
         Expenses:
           Professional fees ...................................         79          20          72
           Supplies and printing ...............................         58          12          33
           Interest expense ....................................         84         213         662
           Other expenses ......................................         96         277         213
           Income tax benefit ..................................         (1)        (85)       (249)
                                                                   --------    --------    --------
                   Total expenses ..............................        316         437         731
                                                                   --------    --------    --------
         Net income ............................................   $ 10,206      11,172      14,806
                                                                   ========    ========    ========

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(22) COASTAL FINANCIAL CORPORATION FINANCIAL STATEMENTS (PARENT COMPANY ONLY) - CONTINUED

                          Coastal Financial Corporation
                        Condensed Statement of Cash Flows
                  Years ended September 30, 2002, 2003 and 2004

                                                                                 2002        2003        2004
                                                                               --------    --------    --------
         Operating activities:
           Net income ......................................................   $ 10,206      11,172      14,806
           Adjustments to reconcile net income to net cash provided by:
              Equity in undistributed net income of subsidiary .............     (6,751)    (10,087)    (13,063)
              (Increase) decrease in other assets ..........................        548        (290)       (624)
              Increase (decrease) in other liabilities .....................       (104)        134          43
                                                                               --------    --------    --------
                 Total cash provided by operating activities ...............      3,899         929       1,162
                                                                               --------    --------    --------
         Financing activities:
           Cash dividends to shareholders ..................................     (2,222)     (2,592)     (2,948)
           Treasury stock repurchases ......................................     (2,286)       (342)         --
           Proceeds from stock options .....................................      1,203       1,153       1,273
           Proceeds from trust preferred ...................................         --      15,000          --
           Repayment on line of credit .....................................         --      (1,988)        (81)
           Capital contribution to subsidiary ..............................         --     (12,125)       (100)
           Other financing activities, net .................................          3          --           7
                                                                               --------    --------    --------
                   Total cash used by financing activities .................     (3,302)       (894)     (1,849)
                                                                               --------    --------    --------
           Net increase (decrease) in cash and cash equivalents ............        597          35        (687)
           Cash and cash equivalents at beginning of the year ..............        141         738         773
                                                                               --------    --------    --------
           Cash and cash equivalents at end of the years ...................   $    738         773          86
                                                                               ========    ========    ========

(23)  Carrying Amounts and Fair Value of Financial Instruments

      The carrying amounts and fair value of financial instruments as of September 30, 2003 and 2004 are summarized below:

                                                                            2003                   2004
                                                                   ---------------------   ---------------------
                                                                   Carrying   Estimated    Carrying   Estimated
                                                                    Amount    Fair Value    Amount    Fair Value
                                                                   --------   ----------   --------   ----------
                                                                                  (In thousands)
         Financial Assets
           Cash and cash equivalents ...........................   $ 21,575      21,575    $ 29,652      29,652
           Investment securities available for sale ............     15,909      15,909      23,449      23,449
           Mortgage-backed securities available for sale .......    383,324     383,324     374,283     374,283
           Investment securities held to maturity ..............         --          --       7,840       7,840
           Loans receivable held for sale ......................     19,096      19,556       8,246       8,325
           Loans receivable, net ...............................    682,737     704,171     790,730     818,274
           FHLB stock ..........................................     13,991      13,991      16,900      16,900
         Financial Liabilities
           Deposits:
              Demand accounts ..................................    436,675     436,675     512,801     512,801
              Certificate accounts .............................    260,337     263,743     240,578     241,133
            Advances from Federal Home Loan Bank ...............    244,114     252,271     328,507     333,612
            Securities sold under agreements to repurchase
              and reverse repurchase agreements ................    133,602     133,602     107,173     107,173
            Junior subordinated debt ...........................         --          --      15,464      15,464
            Debt associated with trust preferred securities ....     15,000      15,000          --          --
            Other borrowings ...................................         81          81          --          --

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

      Fair value approximates book value for the following financial instruments due to the short-term nature of the instrument: cash and due from banks, interest-bearing bank balances, federal funds sold, federal funds purchased and repurchase agreements (including reverse repurchase agreements) and other short-term borrowings. Investments and mortgage-backed securities are valued using quoted market prices.

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

      Fair value for FHLB advances and fixed rate long-term debt is based on discounted cash flows using the Company's current incremental borrowing rate.

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

      The Company had $117.4 million of off-balance sheet financial commitments as of September 30, 2004, which are commitments to originate loans, unused consumer lines of credit and undisbursed portion of loans in process. Since these obligations are based on current market rates, the carrying amount is considered to be a reasonable estimate of fair value.

      The Company originates certain fixed rate residential loans with the intention of selling these loans. Between the time that the Company enters into an interest rate lock or a commitment to originate a fixed rate residential loan with a potential borrower and the time the closed loan is sold, the Company is subject to variability in the market prices related to these commitments. The Company believes that it is prudent to limit the variability of expected proceeds from the sales through forward sales of "to be issued" mortgage backed securities and loans ("forward sales commitments"). The commitment to originate fixed rate residential loans and forward sales commitments are freestanding derivative instruments. They do not generally qualify for hedge accounting treatment so their fair value adjustments are recorded through the income statement in net gains on sale of loans. The commitments to originate fixed rate conforming loans totaled $6.7 million at September, 30 2004. The fair value of these commitments was an asset of approximately $44,000 at September 30, 2004, and is reflected in gain on sales of loans held for sale in the consolidated statements of operations. The forward sales commitments totaled $14.0 million at September 30, 2004. The fair value of these commitments was a liability of approximately $12,000 at September 30, 2004, and is reflected in gain on sales of loans held for sale in the consolidated statements of operations.

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

(24)  COMMITMENTS AND CONTINGENCIES

      The Company has entered into various contracts to purchase equipment and software products to improve productivity, Customer service and convenience. The total price of the equipment and software is approximately $1.8 million. The annual maintenance fees are expected to be approximately $160,000. As of September 30, 2004, the Company had paid approximately $550,000 toward the commitments. The Company expects to complete the purchases in the first and second quarters of fiscal 2005.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis

Forward Looking Statements

      This report may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent Coastal Financial Corporation's (the Company) expectations or beliefs concerning future events. All forward-looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control and which may cause our actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements speak only as of the date they are made. Such risks and uncertainties include, among other things:

      o     Competitive   pressures   among   depository  and  other   financial
            institutions in our market areas may increase significantly.

      o Adverse changes in the economy or business conditions, either nationally or in our market areas, could increase credit-related losses and expenses and/or limit growth.

      o Increases in defaults by borrowers and other delinquencies could result in increases in our provision for losses on loans and related expenses.

      o Our inability to manage growth effectively, including the successful expansion of our Customer support, administrative infrastructure and internal management systems, could adversely affect our results of operations and prospects.

      o Fluctuations in interest rates and market prices could reduce our net interest margin and asset valuations and increase our expenses.

      o The consequences of continued bank acquisitions and mergers in our market areas, resulting in fewer but much larger and financially stronger competitors, could increase competition for financial services to our detriment.

      o Our continued growth will depend in part on our ability to enter new markets successfully and capitalize on other growth opportunities.

      o Changes in legislative or regulatory requirements applicable to us and our subsidiaries could increase costs, limit certain operations and adversely affect results of operations.

      o Changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations may increase our tax expense or adversely affect our Customers' businesses.

      o Company initiatives now in place or introduced in the future, not producing results consistent with historic growth rates or results which justify their costs.

      In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements in this report. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Overview

      Coastal  Financial   Corporation  is  a  unitary  thrift  holding  company
incorporated in Delaware with one wholly-owned banking subsidiary, Coastal Federal Bank (the "Bank" or "Coastal Federal"). The Company also owns Coastal Planners Holding Corporation, whose subsidiary Coastal Retirement, Estate and Tax Planners, Inc., offers fee-based financial planning and tax preparation services. The Company's primary business activities are conducted by the Bank. The Company and Bank's principal executive offices are located in Myrtle Beach, South Carolina.

      Coastal Federal Bank is a full service financial services company with 18 branches located in four counties throughout the coastal regions of South Carolina and North Carolina. The Bank has twelve offices in Horry County, South Carolina; one office in Georgetown County, South Carolina; three offices in Brunswick County, North Carolina; and two offices in New Hanover County, North Carolina.

      The Bank's primary market areas are located along the coastal regions of South Carolina and North Carolina and

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

predominately center around the Metro regions of Myrtle Beach, South Carolina and Wilmington, North Carolina, and their surrounding counties. Coastal Federal's primary market is Horry County, South Carolina where the Bank has the number one market share of deposits as of June 30, 2004 with 16.4% of deposits as reported by the FDIC Summary of Deposits Report. The Bank also has the third highest market share of deposits as of June 30, 2004 in Brunswick County, North Carolina with 8.9% of deposits as reported by the FDIC Summary of Deposits Report.

      The primary business activities in Horry County are centered around the tourism industry. To the extent that Horry County businesses rely heavily on tourism business, decreased tourism would have a significant adverse effect on Coastal Federal's primary deposit base and lending area. Moreover, the Bank would likely experience a higher degree of loan delinquencies should the local economy be materially and adversely affected.

      Coastal Federal's principal business consists of attracting core deposits from Customers in its primary market locations and using these funds to meet the lending needs of its Customers as well as providing numerous financial products and services to meet its Customer's needs.

      Through its branch locations, the Bank provides a wide range of banking products, including interest-bearing and non-interest bearing checking accounts; business sweep accounts; business cash management services; statement savings accounts; money market accounts; certificates of deposit accounts; individual retirement accounts; merchant services; commercial, business, personal, real estate, residential mortgage and home equity loans; safe deposit boxes; and electronic banking services. The Bank has six ATMs at off-site locations and an ATM at each branch. The Bank also makes available a wide range of financial products through Raymond James Financial Services, including stocks, bonds, mutual funds, annuities, insurance, and retirement products.

      In the fourth fiscal quarter of 2004, the Company began two new initiatives. The first was The Experience of FANtastic! Customer Service. This initiative focuses on Customer service and convenience. The Company intends to redesign its infrastructure and purchase software and products to improve Customer convenience and Associate productivity (See Note 24). In addition, in the second fiscal quarter of 2005, in order to improve Customer convenience the Company will introduce an expanded hours Call Center that will employ 20 to 25 Associates and extend the Bank's operating hours. The Company anticipates hiring another 15 to 20 Associates to service Customers during these additional banking hours. As a result, the Company anticipates increased salary and benefit expenses begining in the first fiscal quarter of 2005 and thereafter associated with the hiring, training and placement of these new Associates.

      The second initiative was Totally Free Checking With a Gift. The Company has incurred, and will continue to incur, significant marketing costs associated with this campaign. In the fourth fiscal quarter of 2004, marketing expenses were $270,000 compared to $140,000 in the comparable 2003 period. The Bank expects to realize significant benefits from this strategy consisting of more Bank lobby traffic, increased number of personal checking accounts and higher fee income as a result of those checking accounts. In the first week of the campaign, which began on September 27, 2004, approximately 400 accounts had been opened. This rate of growth could necessitate the hiring of additional Associates to open and service these accounts. The Associates being hired for these two initiatives are expected to have total compensation averaging between $28,000 and $35,000 per Associate.

Critical Accounting Policies

      The Company's significant accounting policies are set forth in Note 1 of the Notes to Consolidated Financial Statements. Of these policies, the Company considers the allowance for loan losses and the income taxes to be the most critical accounting policies, because they require many of management's most subjective and complex judgments. For additional discussion concerning the Company's allowance for loan losses and related matters, see "Allowance for Loan Losses" and see "Income Taxes" for additional discussion concerning income taxes.

General

      The Company reported $14.8 million in net income for the year ended September 30, 2004, compared to $11.2 million for the year ended September 30, 2003. Net interest income increased $6.1 million as a result of increased interest income of $6.6 million offset by an increase of $526,000 in interest expense. Provision for loan losses decreased from $2.7 million for the year ended September 30, 2003, to $1.8 million for the year ended September 30, 2004. Other income decreased from $10.9 million in fiscal 2003, to $9.2 million in 2004. General and administrative expenses increased $113,000 for fiscal 2004 as compared to fiscal 2003.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

      Total assets increased from $1.2 billion at September 30, 2003 to $1.3 billion at September 30, 2004, or 10.5%. Liquid assets, consisting of cash, interest-bearing deposits, and securities, increased from $420.8 million at September 30, 2003, to $435.2 million at September 30, 2004. Loans receivable increased 15.8% from $682.7 million at September 30, 2003, to $790.7 million at September 30, 2004. Total loan originations for fiscal 2004 were $577.3 million as compared to $769.6 million for fiscal 2003.

      The growth in liquid assets was funded by increased deposits of $56.4 million and increased advances from the Federal Home Loan Bank ("FHLB") of Atlanta of $84.4 million. As a result of increased Branches and a strong emphasis on growing local deposits during fiscal 2004, deposits increased 8.1% from $697.0 million at September 30, 2003, to $753.4 million at September 30, 2004. During this same period, noninterest bearing checking accounts and NOW accounts increased $48.7 million, money market checking accounts increased $18.4 million, statement savings accounts increased $9.0 million and certificate accounts decreased $19.8 million.

      As a result of $14.8 million in net earnings, proceeds from the exercise of stock options of approximately $1.3 million, less the cash dividends paid to shareholders of approximately $2.9 million, and the net change in unrealized gain (loss) on securities available for sale, net of income tax of $1.5 million, stockholders' equity increased from $73.7 million at September 30, 2003 to $85.3 million at September 30, 2004.

Liquidity and Capital Resources

      Historically, the Company has maintained its liquidity at levels believed by management to be adequate to meet requirements of normal operations, potential deposit outflows and strong loan demand and still allow for optimal investment of funds and return on assets. The following table summarizes future contractual obligations as of September 30, 2004.

                                                                        Payment Due by Period
                                                    -------------------------------------------------------------
                                                                 Less than       1-3          4-5        After 5
                                                      Total       1 Year        Years        Years        Years
                                                    ---------    ---------    ---------    ---------    ---------
                                                                        (Dollars in thousands)
      Contractual Obligations
      Time deposits ............................    $ 240,578    $ 208,130    $  28,472    $   3,281    $     695
      Short-term borrowings ....................      171,673      171,673           --           --           --
      Long-term debt ...........................      279,471           --       15,737       35,780      227,954
      Operating leases .........................          580          119          168           56          237
                                                    ---------    ---------    ---------    ---------    ---------
        Total contractual cash obligations .....    $ 692,302    $ 379,922    $  44,377    $  39,117    $ 228,886
                                                    =========    =========    =========    =========    =========

      The Company has entered into various contracts to purchase equipment and software products to improve productivity and Customer services. The total price of the equipment and software is approximately $1.8 million. The annual maintenance fees are expected to be approximately $160,000. As of September 30, 2004, the Company had paid approximately $550,000 toward the commitments. The Company expects to complete the purchases in the first and second quarters of fiscal 2005.

      The  principal  sources  of funds  for the  Company  are cash  flows  from operations, consisting mainly of mortgage, consumer and commercial loan payments, retail customer deposits, repurchase agreements securitized by mortgage-backed securities and advances from the FHLB of Atlanta.

      The principal use of cash flows is the origination of loans receivable. The Company originated loans receivable of $418.2 million, $769.6 million and $577.3 million for the years ended September 30, 2002, 2003 and 2004, respectively. A large portion of these loan originations were financed through loan principal repayments which amounted to $268.1 million, $477.7 million and $403.5 million for the years ended September 30, 2002, 2003 and 2004, respectively. In addition, the Company has generally sold conforming fixed rate mortgage loans to correspondent financial institutions in the secondary market to finance future loan originations. For the years ended September 30, 2002, 2003 and 2004, the Company sold loans amounting to $13.9 million, $45.4 million and $27.5 million, respectively.

      During fiscal 2004, the Company securitized $46.8 million of mortgage loans, concurrently sold these mortgage-backed securities to outside third parties and recognized a net gain on sale of $1.4 million, which included $637,000 related to mortgage servicing rights. The gain is included in gains on sales of loans held for sale in the consolidated statement of operations. The proceeds from sale are included in proceeds from sales of mortgage-backed securities

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

available for sale in the consolidated statement of cash flows. The Company has no retained interest in the securities that were sold other than the servicing rights.

      In fiscal 2004 deposits increased from $697.0 million at September 30, 2003, to $753.4 million at September 30, 2004. During fiscal 2003 and 2004, the Company has placed significant emphasis on growth in checking accounts. As a result, Core Deposits (defined as transaction and statement savings accounts) increased $76.1 million or 17.4%. This was accompanied by a $19.8 million decrease in certificate accounts. During fiscal 2004, the Company prepaid approximately $4.6 million of advances from FHLB and incurred gross penalties of approximately $77,000 which were included in general and administrative expenses in the statement of operations. As a result of the prepayment of FHLB advances and the repayment of other short-term advances, the weighted average rate on FHLB advances decreased to 3.64% at September 30, 2004, compared to 3.89% at September 30, 2003.

      At September 30, 2004, the Company had commitments to originate $40.0 million in loans and $77.4 million in unused lines of credit, which the Company expects to fund from normal operations. Traditionally, a significant portion of the unused lines of credit may never be used by the Customer.

      At September 30, 2004, the Company had $208.1 million of certificates of deposit which were due to mature within one year. Based upon previous experience, the Company believes that a major portion of these certificates will be redeposited. At September 30, 2004, the Company had excess collateral pledged to the FHLB which would support additional FHLB advance borrowings of $45.9 million. Additionally, at September 30, 2004, the Company had repurchase agreement lines of credit and available collateral consisting of investment securities and mortgage-backed securities of $68.4 million as well as federal funds lines available of $20.0 million.

      As a condition of deposit insurance, current OTS regulations require that the Bank calculate and maintain a minimum regulatory capital requirement on a quarterly basis and satisfy such requirement at the calculation date and throughout the ensuing quarter. The Bank's tangible and core capital approximated $97.5 million at September 30, 2004, exceeding the Bank's tangible and core requirements by $77.8 million and $58.2 million, respectively. At September 30, 2004, the Bank's capital exceeded its current risk-based minimum capital requirement by $43.8 million. The risk-based capital requirement may increase in the future. Also see Note 14 of the Notes to Consolidated Financial Statements.

Results of Operations
Comparison of the Years Ended September 30, 2003 and 2004

Interest Income

      Despite a reduction in the average yield, the Company's growth in average interest earning assets of 17.6% resulted in an increase in interest income for the year ended September 30, 2004, of $6.6 million to $65.8 million, or 11.1% as compared to $59.2 million for the year ended September 30, 2003. The earning asset yield for the year ended September 30, 2004, was 5.67% compared to 6.00% for the year ended September 30, 2003. As a result of significant declining interest rates over much of the previous two years, the Bank's yield on assets and cost of funds has declined. Interest rates have very recently begun to increase. At September 30, 2002, 2003 and 2004, the one-year treasury rate of interest was approximately 1.68%, 1.22% and 2.14%, respectively. At September 30, 2002, 2003 and 2004, the prime rate of interest was approximately 4.75%, 4.00% and 4.75%, respectively. On July 1, 2004, the prime rate was increased to 4.25% and on September 22, 2004, the prime rate was increased to 4.75%. The average yield on loans receivable for the year ended September 30, 2004, was 6.17% compared to 6.66% for year ended September 30, 2003. The yield on investments decreased to 4.73% for the year ended September 30, 2004, from 4.88% for the year ended September 30, 2003. The yield on investments has declined due to payoff of higher yielding mortgage-backed securities (MBS) resulting from significant prepayments during fiscal 2003. These higher yielding MBS were replaced with lower yielding MBS. Total average interest-earning assets were $1.2 billion for the year ended September 30, 2004 as compared to $987.5 million for the year ended September 30, 2003. The increase in average interest-earning assets is primarily due to an increase in average loans receivable of approximately $127.8 million and investment securities of approximately $50.1 million.

Interest Expense

      Interest expense on interest-bearing liabilities was $23.5 million for the year ended September 30, 2004, as compared to $23.0 million for the year ended September 30, 2003. The average cost of deposits for the year ended September 30, 2004, was 1.39% compared to 1.79% for the year ended September 30, 2003. The cost of interest-bearing

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

liabilities was 2.03% for the year ended September 30, 2004, as compared to 2.34% for the year ended September 30, 2003. The cost of FHLB advances, other borrowings and reverse repurchase agreements was 3.81%, 4.41% and 1.50%, respectively, for the year ended September 30, 2004. For the year ended September 30, 2003, the cost of FHLB advances, other borrowings and reverse repurchase agreements was 4.27%, 5.62% and 1.81%, respectively. Total average interest-bearing liabilities increased from $982.7 million at September 30, 2003 to $1.2 billion at September 30, 2004. The increase in average interest-bearing liabilities is due to an increase in average deposits of approximately $50.0 million. This was accompanied by an increase in average reverse repurchase agreements of $42.3 million, average FHLB advances of $68.9 million and average outstanding debt associated with trust preferred securities of $11.2 million.

Net Interest Income

      Net interest income was $42.3 million for the year ended September 30, 2004, as compared to $36.2 million for the year ended September 30, 2003. With the reduction in interest rates over the last two years, the Bank continued to experience a decrease in its net interest margin through December 31, 2003. However, as rates stabilized over spring 2004, the Bank's net interest margin declined at a much slower pace and actually increased slightly in the most recent two quarters. The net interest margin for the quarters ended March 31, 2003, June 30, 2003, September 30, 2003, December 31, 2003, March 31, 2004, June
30, 2004 and September 30, 2004 was 3.87%, 3.61%, 3.65%, 3.48%, 3.58%, 3.63% and
3.81% respectively. For the year ended September 30, 2004, the net interest margin was 3.64%.

      Throughout the latter part of fiscal 2004, intermediate interest rates have increased. From September 30, 2003 to September 30, 2004, the two year treasury increased 116 basis points and the five year treasury increased 56 basis points. Management believes that over time this increase in intermediate term interest rates should slow the refinancing of loans at lower rates. Based upon the most recent information available, management believes that its net interest margin should remain stable and could increase slightly if short-term rates rise commensurately with long-term rates. Projection of the impact of interest rates on the Bank's net interest margin is often imprecise due to the fact that short-term and long-term interest rates often move very differently.

Provision for Loan Losses

      The Company's provision for loan losses decreased from $2.7 million for fiscal 2003 to $1.8 million for fiscal 2004 due to the nature and the risk profile of the loans delinquent 90 days or more at September 30, 2004 as compared to September 30, 2003. The allowance for loan losses as a percentage of loans was 1.39% at September 30, 2004 compared to 1.40% at September 30, 2003. Loans delinquent 90 days or more were $5.9 million or 0.73% of total loans at September 30, 2004, compared to $7.4 million or 1.06% at September 30, 2003. The allowance for loan losses was 189% of loans delinquent more than 90 days at September 30, 2004, compared to 132% at September 30, 2003. Net charge-offs for the year ended September 30, 2004 were $505,000 compared to $706,000 for the year ended September 30, 2003. Net charge-offs were lower in 2004 due to increased loss recoveries of $249,000 in 2004 versus $136,000 in 2003. Management believes that the current level of the allowance for loan losses is adequate considering the composition of the loan portfolio, the portfolio's loss experience, delinquency trends, current regional and local economic conditions and other factors. Also see "Nonperforming Assets" and "Allowance for Loan Losses."

Other Income

      In fiscal 2004, total other income decreased from $10.9 million for the period ended September 30, 2003, to $9.2 million for the period ended September 30, 2004. As a result of increased transaction account balances of $390.4 million at September 30, 2003 compared to $457.6 million at September 30, 2004, fees and service charges on loan and deposit accounts were $3.8 million for fiscal 2004, compared to $3.5 million for fiscal 2003. As a result of rising interest rates which decreased refinancing activity, gain on sale of loans was $1.5 million for the year ended September 30, 2004, compared to $3.0 million for the year ended September 30, 2003. Loss on sales of securities, net was $1.1 million for fiscal 2004, compared to gains of $469,000 for fiscal 2003. Other income increased from $2.4 million for the year ended September 30, 2003, to $2.6 million for the year ended September 30, 2004. This increase is primarily due to increased income of $298,000 on bank-owned life insurance when comparing the two periods.

Other Expense

      General and administrative expenses were $27.3 million for fiscal 2004 as compared to $27.2 million for fiscal 2003. Salaries and employee benefits increased to $16.1 million for fiscal 2004 as compared to $13.5 million for fiscal 2003, or 19.7%. This is primarily due to the addition of new branches, additional business banking Associates

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

and increased expense related to commission from the sale of non-depository products. The Company employed 354 Associates at September 30, 2004 compared to 303 Associates at September 30, 2003. Also as a result of new branches, net occupancy, furniture and fixtures and data processing expense increased $259,000 for fiscal 2004, as compared to fiscal 2003. Prepayment penalties on FHLB advances were $77,000 for fiscal 2004, compared to $2.8 million for fiscal 2003. Other expenses decreased slightly from $4.9 million in fiscal 2003 to $4.8 million in fiscal 2004. Other expenses included $162,000 of mortgage servicing rights impairment recovery for fiscal 2004 compared to $461,000 of mortgage servicing rights impairment for fiscal 2003.

Income Taxes

      Income taxes increased from $6.1 million in fiscal 2003 to $7.6 million in fiscal 2004 as a result of increased earnings before income taxes.

      The effective income tax rate as a percentage of pretax income was 34.0% in fiscal 2004 and 35.5% in fiscal 2003. The effective income tax rate declined in connection with an increase in investment interest income generated by bank-owned life insurance and municipal securities that are exempt from federal and certain state taxes.

      The Company's effective income tax rates take into consideration certain assumptions and estimates made by management. No assurance can be given that either the tax returns submitted by management or the income tax reported on the consolidated financial statements will not be adjusted by either adverse rulings by the U.S. Tax court, changes in the tax code, or assessments made by the Internal Revenue Service. The Company is subject to potential adverse adjustments, including but not limited to: an increase in the statutory federal or state income tax rates, the permanent nondeductibility of amounts currently considered deductible either now or in future periods, and the dependency on the generation of future taxable income, in order to ultimately realize deferred income tax assets. Income tax returns for 2001 and subsequent years are exposed to examination by taxing authorities.

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

Net Interest Income

      Net interest income was $36.2 million for the year ended September 30, 2003, an increase of $4.2 million, compared to $32.0 million for the year ended September 30, 2002. The net interest margin decreased to 3.65% for fiscal 2003

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

compared to 4.14% for fiscal 2002. Average interest-earning assets increased $221.7 million while average interest-bearing liabilities increased $240.8 million. During fiscal 2003, interest rates have decreased. At September 30, 2002 and September 30, 2003, the prime rate of interest was 4.75% and 4.00%, respectively. With the reduction in interest rates, resulting from the Federal Reserve Board's decision to reduce the prime rate by 75 basis points throughout fiscal 2003, the Company's interest-earning assets repriced more quickly than its interest-bearing liabilities. For fiscal 2003, the Company's average balance of core deposits (checking, statement savings and money market) was $412.3 million with an average cost of 1.06%. This compares to average core deposits of $346.7 million at 1.44% in fiscal 2002. As the Federal Reserve reduced the discount rate, core deposits did not reprice at the same ratio as the Company's interest-earning assets.

Provision for Loan Losses

      As a result of growth in loans receivable and credit risk associated with problem loans, the Company's provision for loan losses increased from $1.2 million for fiscal 2002 to $2.7 million for fiscal 2003. The allowance for loan losses as a percentage of loans was 1.40% at September 30, 2003 compared to 1.42% at September 30, 2002. This is due to the nature and the risk of the delinquent loans at September 30, 2003 as compared to September 30, 2002. Loans delinquent 90 days or more were $7.4 million or 1.06% of total loans at September 30, 2003, compared to $3.5 million or 0.63% at September 30, 2002. The allowance for loan losses was 132% of loans delinquent more than 90 days at September 30, 2003, compared to 224% at September 30, 2002. Although the Company experienced an increase in loans delinquent 90 days or more, there was not a corresponding increase in the required allowance for loan loss based on the Company's model.

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

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

the permanent nondeductibility of amounts currently considered deductible either now or in future periods, and the dependency on the generation of future taxable income, in order to ultimately realize deferred income tax assets. Income tax returns for 2000 and subsequent years are exposed to examination by taxing authorities.

Non-performing Assets

      Non-performing assets were $6.6 million at September 30, 2004 compared to $9.1 million at September 30, 2003. Loans past due 90 days or more decreased from $7.4 million at September 30, 2003, to $5.9 million at September 30, 2004. Real estate acquired through foreclosure decreased from $1.6 million at September 30, 2003, to $785,000 at September 30, 2004.

      At September 30, 2003, impaired loans totaled $4.9 million. There were $3.3 million in impaired loans at September 30, 2004. Included in the allowance for loan losses at September 30, 2003 was $263,000 related to impaired loans compared to $359,000 at September 30, 2004. The average recorded investment in impaired loans for the year ended September 30, 2003 was $4.0 million compared to $3.9 million for the year ended September 30, 2004. Interest income recognized on impaired loans in fiscal 2003 was $134,000. Interest income recognized on impaired loans in fiscal 2004 was $607,000. This increase is primarily due to a commercial loan that was placed in non-accrual status in a prior fiscal year. The loan paid off in the fourth fiscal quarter of 2004. As a result, the Company recognized approximately $330,000 of interest which had been previously reserved.

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

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

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

      The Company established provisions for loan losses for the years ended September 30, 2002, 2003 and 2004, of $1.2 million, $2.7 million and $1.8 million, respectively. For the years ended September 30, 2002, 2003 and 2004,
the  Company  had  net   charge-offs   of  $511,000,   $706,000  and   $505,000,
respectively. Net charge-offs as a percentage of average outstanding loans were ..10%, .11%, and .07% for fiscal years ended 2002, 2003 and 2004, respectively. At September 30, 2004, the Company had an allowance for loan losses of $11.1 million, which was 1.39% of net loans.

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

      Loan commitments for residential housing and land totaled $40.0 million. For retail Customers, loan commitments are generally lines of credit secured by residential property. At September 30, 2004 retail loan commitments totaled $45.4 million. Standby letters of credit are conditional commitments to guarantee performance, typically contract or financial integrity, of a Customer to a third party and totaled $5.5 million at September 30, 2004. Commercial lines of credit and unused business and personal credit card lines, which totaled $26.5 million at September 30, 2004, are generally for short-term borrowings.

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

      At September 30, 2004, the fair value of derivative assets and liabilities totaled $44,000 and $12,000 respectively. The related notional amounts, which are not recorded on the consolidated balance sheet, totaled $6.7 million for the derivative assets and $14.0 million for the derivative liabilities. (See Note
23).

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

      Net portfolio value (NPV) represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items over a range of assumed changes in market interest rates. The Bank's Board of Directors has adopted an interest rate risk policy which establishes maximum allowable decreases in NPV in the event of a sudden and sustained one hundred to four hundred basis point increase or decrease in market interest rates. The following table presents the Bank's projected change in NPV as computed by the OTS for the various rate shock levels as of September 30, 2004.

                            Board Limit    Board Limit      Market Value     Market Value
                            Minimum NPV      Maximum         Of Assets     Portfolio Equity     NPV
Change in Interest Rates       Ratio      Decline in NPV      9/30/04           9/30/04        Ratio
------------------------    -----------   --------------    ------------   ----------------   -------
300 basis point rise           5.00%         400 BPS        $ 1,305,536        $ 124,568        9.54%
200 basis point rise           6.00%         300 BPS        $ 1,329,250        $ 137,913       10.38%
100 basis point rise           6.00%         250 BPS        $ 1,352,181        $ 148,722       11.00%
No Change                      6.00%                        $ 1,371,829        $ 157,947       11.51%
100 basis point decline        6.00%         250 BPS        $ 1,383,497        $ 159,851       11.55%
200 basis point decline        6.00%         300 BPS                N/A              N/A         N/A
300 basis point decline        6.00%         350 BPS                N/A              N/A         N/A

      The preceding table indicates that at September 30, 2004, in the event of a sudden and sustained increase in prevailing market interest rates, the Bank's NPV would be expected to decrease, and that in the event of a sudden decrease in prevailing market interest rates, the Bank's NPV would be expected to increase minimally. Values for the 200 and 300 basis point decline are not indicated due to the level of interest rates at September 30, 2004. At September 30, 2004, the Bank's estimated changes in NPV were within the limits established by the Board of Directors.

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

Impact of New Accounting Pronouncements

      Effective January 1, 2004, the Company adopted FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities," which addresses consolidation by business enterprises of variable interest entities. Under FIN 46, an enterprise that holds significant variable interest in a variable interest entity but is not the primary beneficiary is required to disclose the nature, purpose, size and activities of the variable interest entity, its exposure to loss as a result of the variable interest holder's involvement with the entity, and the nature of its involvement with the entity and date when the involvement began. The primary beneficiary of a variable interest entity is required to disclose the nature, purpose, size and activities of the variable interest entity, the carrying amount and classification of consolidated assets that are collateral for the variable interest entity's obligations, and any lack of recourse by creditors (or beneficial interest holders) of a consolidated variable interest entity to the general credit of the primary beneficiary. In accordance with these rules, the Company deconsolidated Coastal Financial Capital Trust I at January 1, 2004, which had been

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

formed to raise capital by issuing preferred securities to an institutional investor. The deconsolidation of this wholly-owned subsidiary, increased other assets by $464,000, increased junior subordinated debt-trust preferred securities by $15.5 million, and reduced debt associated with trust preferred securities by $15.0 million. The full and unconditional guarantee by the Company for the preferred securities remains in effect.

      FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued in May 2003. The Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The Statement also includes required disclosures for financial instruments within its scope. For the Company, the Statement was effective for instruments entered into or modified after May 31, 2003 and otherwise will be effective as of January 1, 2004, except for mandatorily redeemable financial instruments. For certain mandatorily redeemable financial instruments, the Statement will be effective for the Company on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments. The Company currently does not have any financial instruments that are within the scope of this Statement.

      On March 9, 2004, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 105, "Application of Accounting Principles to Loan Commitments" ("SAB 105"). SAB 105 provides recognition guidance for entities that issue loan commitments that are required to be accounted for as derivative instruments. SAB 105 indicates that the expected future cash flows related to the associated servicing of the loan and any other internally-developed intangible assets should not be considered when recognizing a loan commitment at inception or through its life. SAB 105 also discusses disclosure requirements for loan commitments and is effective for loan commitments accounted for as derivatives and entered into subsequent to March 31, 2004. The Company currently does not include the associated servicing of the loan when recognizing loan commitments at inception and throughout its life. The Company adopted SAB 105 on April 1, 2004 with no material impact.

      In March 2004, the Financial Accounting Standards Board ("FASB") issued EITF No. 03-1 ("EITF 03-1"), "The Meaning of Other-Than-Temporary Impairment and Its Application of Certain Investments," which provided guidance for evaluating whether an investment is other-than-temporarily impaired and its application to investments classified as either available for sale or held to maturity under FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and investments accounted for under the cost or equity method of accounting. In September 2004, the FASB issued FASB Staff Position ("FSP") EITF No. 03-1-1, a delay of the effective date for the measurement and recognition guidance contained in paragraphs 10-20 of EITF 03-1 until the FASB issues final guidance, expected in the first quarter of 2005.

      Paragraphs 10 through 20 of EITF 03-1 provide guidance on when impairment of debt and equity securities is considered other-than-temporary. This guidance generally states impairment is considered other-than-temporary unless the holder of the security has both the intent and ability to hold the security until the fair value recovers and evidence supporting the recovery outweighs evidence to the contrary. We are currently evaluating the impact of the initial adoption of this guidance on the financial condition or results of operations of the Company.

      The Company adopted the guidance of EITF 03-1, excluding paragraphs 10-20 effective as of September 30, 2004. As a result of this adoption, the Company provides additional disclosures, which are found in Notes 2 and 3 of this report. The initial adoption of this issue, which excludes paragraphs 10-20 did not have a material impact on the financial condition or results of operations of the Company.

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

Board of Directors

Coastal Financial Corporation                Coastal Federal Bank                        Coastal Planners Holding Corporation
   E. Lawton Benton                             E. Lawton Benton                            James T. Clemmons
   President                                    President                                   Chairman
   C.L. Benton & Sons, Inc.                     C.L. Benton & Sons, Inc.                    Coastal Financial Corporation

   James C. Benton                              James C. Benton                             Michael C. Gerald
   Retired President                            Retired President                           President and Chief Executive Officer
   C.L. Benton & Sons, Inc.                     C.L. Benton & Sons, Inc.                    Coastal Financial Corporation

   G. David Bishop                              G. David Bishop                             Jerry L. Rexroad, CPA
   Managing Director                            Managing Director                           Chief Financial Officer
   White Harvest Trading Co., LLC               White Harvest Trading Co., LLC              Coastal Planners Holding Corporation

   J. Robert Calliham                           J. Robert Calliham
   President and Chief Executive Officer        President and Chief Executive Officer
   Smith, Sapp, Bookhout, Crumpler &            Smith, Sapp, Bookhout, Crumpler &
   Calliham, P.A.                               Calliham, P.A.

   James T. Clemmons                            James T. Clemmons
   Chairman                                     Chairman
   Coastal Financial Corporation                Coastal Federal Bank

   James P. Creel                               James P. Creel
   President                                    President
   Creel Corporation                            Creel Corporation

   James. H. Dusenbury                          James. H. Dusenbury
   Retired - Attorney                           Retired - Attorney
   Dusenbury and Clarkson Law Firm              Dusenbury and Clarkson Law Firm

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

   Frank A. Thompson, II                        Frank A. Thompson, II
   President                                    President
   Peoples Underwriters, Inc.                   Peoples Underwriters, Inc.

COASTAL FINANCIAL CORPORATION

Leadership Group
   Sherri J. Adams                 Anne R. Caldwell                Joel P. Foster
   Branch Manager                  Assistant Vice President        Senior Vice President
   N. Myrtle Beach                 Deposit Servicing Leader        Area Banking Leader
                                                                   Myrtle Beach Community
   Ginger Allen                    Daniel R. Cameron, Jr.
   Assistant Vice President        Assistant Vice President        Andrew D. Gable
   Senior Underwriter              Commercial Banking Officer      Assistant Vice President
                                   Wilmington                      Residential Brokerage
   Anthony Ambuhl
   Assistant Vice President        Tamra T. Cannon                 William A. Gehman, III, CPA
   Commercial Banking              Assistant Vice President        Senior Vice President
   Officer                         Senior Branch Manager           Corporate Controller
                                   Conway
   Phillip G. Ammons                                               Mary L. Geist
   Vice President                  Shonda C. Chestnut              Vice President
   Community Banking               Assistant Vice President        Data Services Leader
   Leader                          Senior Banking Leader
   Pawleys Island & Murrells       Surfside                        Michael C. Gerald
   Inlet                                                           President and Chief Executive
                                   Susan J. Cooke                  Officer
   Donna P. Bailey                 Senior Vice President
   Assistant Vice President        Corporate Secretary             Jimmy R. Graham
   Delivery Systems Resource       Administrative Services         Executive Vice President
   Administrator                   Leader                          Chief Information Officer

   James R. Baker, MCSE            Patricia A. Coveno              Don C. Hamilton
   Assistant Vice President        Vice President                  Vice President
   Systems Engineer                Retail Banking Resource         Residential Banking Leader
                                   Leader
   Harry G. Bates, IV                                              E. Haden Hamilton, Jr.
   Assistant Vice President        Jerry J. Cox, Jr.               President
   Commercial Banking              Vice President                  Coastal Investor Services
   Officer                         Community Banking Leader
   Oak Street                      Loris Community                 Kathy D. Hane
                                                                   Assistant Vice President
   Jeffrey A. Benjamin             John L. Creamer                 Senior Branch Manager
   Senior Vice President           Vice President                  Pawleys Island
   Credit Administration           Coastal Investor Services
   Leader                                                          Lauren E. Henson
                                   C. Renee Cummins                Vice President
   Rick R. Bowen                   Branch Manager                  Dean of Coastal Federal
   Facilities Maintenance          Socastee                        University
   Leader
                                   Deborah S. Dillard              J. Michael Hill
   Steven Brockmann                Branch Manager                  Vice President
   Assistant Vice President        Sunset Beach                    Coastal Investor Services
   Coastal Investor Services
                                   Robert D. Douglas               Debra Hinson
   Cynthia L. Buffington           Executive Vice President        Assistant Vice President
   Assistant Vice President        Human Resources Leader          Operations Leader
   Item Processing Leader                                          Coastal Investor Services
                                   Trina S. Dusenbury
   Nancy G. Bundy                  Vice President                  Glenn D. Humbert
   Branch Manager                  Residential Loan                Vice President
   Surfside                        Administration Leader           Community Banking Leader
                                                                   Sunset Beach Community
   Ronnie L. Burbank               Michael L. Evans
   Vice President                  Vice President                  Lisa B. James
   Senior Banking Leader           Loan Review Leader              Senior Vice President
   Wilmington CBD                                                  Operations Leader
                                   Rita E. Fecteau
   Glenn T. Butler, MCSE,          Vice President                  Stephanie L. Karnap
   CCNA                            Accounting Leader               Branch Manager
   Vice President                                                  Waccamaw
   Network Services Leader         J. Daniel Fogle
                                   Vice President                  Ruth S. Kearns
                                   Senior Banking Leader           Senior Vice President
                                   Carolina Forest /               Community Relations Officer
                                   Waccamaw / Conway

COASTAL FINANCIAL CORPORATION

Leadership Group - Continued
   L. Eric Keys                    Abigail E. Mishoe                 Joseph Shumbo
   Vice President                  Assistant Vice President          Assistant Vice President
   Community Banking Leader        Residential Banking Officer       Residential Banking Leader
   South Horry Community
                                   Lynn T. Murray                    J. Marcus Smith, Jr.
   Linwood E. Koonce, Jr.          Senior Vice President             Senior Vice President
   Banking Closing Leader          Checking Account Product          Internal Audit Leader
                                   Development & Management
   John L. Kosicki                 Officer                           Phillip G. Stalvey
   Senior Vice President                                             Executive Vice President
   Residential Banking Leader      Deborah J. Myers                  Banking Leader
                                   Assistant Vice President
   James Louis LaBruce             Electronic Banking Leader         H. Delan Stevens
   Vice President                                                    Vice President
   Senior Banking Leader           Ronald A. Nolan                   Community Banking Leader
                                   Assistant Vice President          West Community
   Scott W. Lander                 Security Officer
   Senior Vice President                                             S. Annette Stroud
   Area Leader                     Deborah A. Orobello               Branch Manager
   North Carolina Region           Branch Manager                    Carolina Forest
                                   Little River
   William H. Langfitt                                               Sandra J. Szarek
   Assistant Vice President        Charles S. Page                   Assistant Vice President
   Branch Manager                  Vice President                    Commercial Loan Servicing
   Dunes                           Senior Banking Leader             Leader
                                   Carolina Forest
   Justin M. Lee                                                     Andrea M. Taiani
   Assistant Vice President        Orit Perez                        Customer Contact Center
   Senior Banking Leader           Assistant Vice President          Leader
   Socastee                        Senior Branch Manager
                                   Oak Street and 38th Avenue        Sarah B. Thomas
   Pauline M. Lewis                Bi-Lo                             Assistant Vice President
   Branch Manager                                                    Business Banking Loan
   Shallotte                       Ellen S. Poisson                  Administrator
                                   Branch Manager
   Edward L. Loehr, Jr.            Wilmington - Oleander             Terry B. Thornton
   Vice President                                                    Vice President
   Budgeting and Treasury          Derick R. Powers                  Senior Branch Manager
                                   Senior Banking Leader             Wilmington
   Mary M. Lundy                   Southport
   Branch Manager                                                    Matthew J. Towns
   Southport                       Jerry L. Rexroad, CPA             Vice President
                                   Executive Vice President          Credit Administration
   Kathleen M. Lutes               Chief Financial Officer
   Assistant Vice President                                          Douglas W. Walters
   Senior Underwriter              David L. Roe                      Vice President
                                   Senior Vice President             Residential Banking Leader
   Richard M. Marsh                Small Business Banking Leader     North Myrtle Beach
   Branch Manager
   Loris                           Eulette W. Sauls                  Theresa M. Whitley
                                   Assistant Vice President          Closing and Construction
   Michael C. Mauney               Information Management Leader     Leader
   Assistant Vice President
   Collections Leader              Sherry G. Schoolfield             Sandra R. Zanfini
                                   Assistant Vice President          Assistant Vice President
   Amy E. McLaurin                 Compliance Officer                Assistant Corporate Secretary
   Assistant Vice President                                          Corporate Support Leader
   Senior Banking Leader           Douglas E. Shaffer
   Sunset Beach                    Senior Vice President
                                   Area Leader
   Janice B. Metz                  North and West Communities
   Assistant Vice President
   Advertising Officer             Steven J. Sherry
                                   Executive Vice President
                                   Chief Marketing Officer

Branch Locations

Coastal Federal Bank
   Oak Street Branch                 Pawleys Island Branch              38th Avenue Branch (BI-LO)
   2619 Oak Street                   Coastal Federal Town Center        1245 38th Avenue North
   Myrtle Beach, SC 29577-3129       11403 Ocean Highway                Myrtle Beach, SC 29577
   843.205.2000                      Pawleys Island, SC 29585           843.205.2041
                                     843.205.2020
   Carolina Forest Branch                                               Wilmington Branch
   3894 Renee Drive                  Shallotte Branch                   5710 Oleander Drive, Suite 209
   Myrtle Beach, SC 29579            200 Smith Avenue                   Wilmington, NC 28403
   843.205.2016                      Shallotte, NC 28470                843.205.2031
                                     843.205.2035                       910.313.1161
   Conway Branch                     910.754.6186
   310 Wright Boulevard                                                 Wilmington Branch
   Conway, SC 29526                  Socastee Branch                    109 Market Street
   843.205.2005                      4801 Socastee Boulevard            Wilmington, NC 28401
                                     Myrtle Beach, SC 29575             843.205.2033
   Dunes Branch                      843.205.2007                       910.763.2372
   7500 North Kings Highway
   Myrtle Beach, SC 29572            Southport Branch
   843.205.2001                      4956-1 Long Beach Road SE
                                     Southport, NC 28461
   Little River Branch               843.205.2032
   1602 Highway 17                   910.454.4173
   Little River, SC 29566
   843.205.2014                      Sunset Beach Branch
                                     1625 Seaside Road SW
   Loris Branch                      Sunset Beach, NC 28468
   3610 Broad Street                 843.205.2012
   Loris, SC 29569                   910.579.8160
   843.205.2018
                                     Surfside Branch
   Murrells Inlet Branch             112 Highway 17 South
   3348 Highway 17 South             & Glenns Bay Road
   & Inlet Crossing                  Surfside Beach, SC 29575
   Murrells Inlet, SC 29576          843.205.2003
   843.205.2008
                                     Waccamaw Medical Park Branch
   North Myrtle Beach Branch         112 Waccamaw Medical Park Drive
   521 Main Street                   Conway, SC 29526
   North Myrtle Beach, SC 29582      843.205.2009
   843.205.2002

Corporate Information

Common Stock and Dividend Information

The common stock of Coastal Financial Corporation is quoted through the Nasdaq Stock Market under the symbol CFCP. For information contact the Shareholder Relations office.

As of November 30, 2004, the Corporation had 1,114 shareholders and 15,935,823 shares of Common Stock outstanding. This does not reflect the number of persons or entities who hold stock in nominee or "street name."

The Company's ability to pay dividends depends primarily on the ability of Coastal Federal Bank to pay dividends to the Company. See Notes 14, 15, and 19 of the Notes to Consolidated Financial Statements for further information.

Market Price of Common Stock

The table below reflects the high and low bid stock prices published by Nasdaq for each quarter. Such prices may reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions. The prices have been adjusted retroactive to reflect stock dividends.

                                HIGH           LOW            CASH
                                 BID           BID          DIVIDEND
Fiscal Year 2004:
  First Quarter                $15.67        $11.49          $0.045
  Second Quarter                15.00         11.32           0.045
  Third Quarter                 14.26         10.73           0.045
  Fourth Quarter                15.18         12.76           0.050

Fiscal Year 2003:
  First Quarter                $12.70        $10.17          $0.037
  Second Quarter                11.73          9.63           0.037
  Third Quarter                 11.15          9.67           0.045
  Fourth Quarter                13.15         10.28           0.045

Form 10-K

A copy of Coastal Financial Corporation's Annual Report on Form 10-K, as filed with the Securities Exchange Commission for the year ended September 30, 2004, may be obtained without a charge by writing to the Shareholder Relations Officer at the Corporate Address.

Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Coastal Financial Corporation will be held at the Ocean Reef Resort (formerly Myrtle Beach Martinique), 7100 North Ocean Boulevard, Myrtle Beach, South Carolina, on Tuesday, January 25, 2005 at 2:00 p.m., Eastern Standard Time.

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

Corporate Offices

Coastal Financial Corporation
2619 Oak Street
Myrtle Beach, South Carolina 29577
843.205.2000

Transfer Agent and Registrar

Registrar and Transfer Company
P.O. Box 1010
Cranford, NJ 07016
1.800.866.1340 Ext. 2514

Independent Registered Public Accounting Firm
KPMG LLP
55 Beattie Place, Suite 900
Greenville, South Carolina 29601

Special Counsel

Muldoon Murphy Faucette & Aguggia LLP
5101 Wisconsin Avenue
Washington, DC 20016

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


52