Form 10-K, Exhibit 13
period 2005-09-30
COASTAL FINANCIAL CORP /DE
filed 2005-12-14
CIK 935930

EXHIBIT 13

                      ANNUAL REPORT TO STOCKHOLDERS FOR THE

                      FISCAL YEAR ENDED SEPTEMBER 30, 2005

                          COASTAL FINANCIAL CORPORATION

                                      2005
                                  ANNUAL REPORT

                                                  Quest for Excellence

Dedication                                    2005 - A Breakthrough Year In
The Guiding Vision of Coastal           Transforming Our Very Good Organization
Financial Corporation                       Into An Exceptional Organization
--------------------------------------------------------------------------------

In many ways, 2005 really was a breakthrough year in our quest to Transform Our Very Good Organization Into An Exceptional Organization. Thanks to our incredible Associates and their commitment, alignment and passion for delivering The Experience of FANtastic! Customer Service, we experienced unprecedented acceleration in the momentum which has been rapidly, but quietly, building over the years since the adoption of our QUEST FOR EXCELLENCE Business Model and Vision 2005 Strategic Plan.

Looking back at our Transformation from 1999, the inception of our Vision 2005 Strategic Plan, one of the most interesting questions relates to how Coastal Financial Corporation came back from near extinction in the late 1980s to become a Good Organization by the mid 1990s and a Very Good Organization, which U.S. Banker Magazine, in its August 2005 edition, ranked #1 in the Carolinas and 29th nationally among its peers.

The answer lies in the Vision and Values which are the essence of our QUEST FOR EXCELLENCE Business Model that was formally adopted in 1993. At that transition point in the history of our Company, we began the process of transforming our Good Organization Into A Very Good Organization by "inculturating" every element of Coastal Financial Corporation with our Vision and Values through both Leadership example and curriculum offerings at Coastal Federal University. This low key and deliberate approach has lead us to slowly, but continuously, build focus on our QUEST FOR EXCELLENCE Business Model and positive momentum toward evolving our organization in alignment with our Mission of Exceeding the Expectations of our Customer.

While the momentum which has continued to build through the great strides we have made in learning and practicing each of the tenets of our Business Model over the years has been truly impressive, I think all of us at Coastal Financial Corporation would agree that the progress we made in 2005 towardTransforming Our Very Good Organization Into An Exceptional Organization constitutes a breakthrough and establishes a new transition point in the life of our exceptional organization.

Over the fifteen years since becoming a publicly owned company, we have always viewed change and continuous improvement as essential to the accomplishment of Our Basic Corporate Objective Of Maximizing The Value Of Our Stockholders' Investment and Our Long-Term Goal Of Being The Best Financial Services Company In Our Marketplace.

And, thanks to our incredible Associates and their commitment, alignment and passion for delivering The Experience of FANtastic! Customer Service, 2005 was certainly no exception. Our ever-increasing understanding of and commitment to our QUEST FOR EXCELLENCE Business Model has allowed us to write the closing chapter of our Vision 2005 Plan in a powerful and memorable way. A way which has enabled another year of exceptional progress toward The Transformation Of Our Very Good Organization Into An Exceptional Organization and produced outstanding results for our Stockholders. Going forward, we remain absolutely convinced that this approach will help to ensure that our best days are yet to come.

Share Price Performance

 [THE FOLLOWING TABLE WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL.]

 $10.00   $10.00  $27.20 $68.31 $85.56  $85.92  $134.94  $217.16  $215.52  $177.72  $113.80 $217.36 $299.07 $374.19  $467.90 $535.19
------------------------------------------------------------------------------------------------------------------------------------
 Initial   Sept.   Sept.  Sept.  Sept.   Sept.    Sept.    Sept.    Sept.    Sept.    Sept.   Sept.   Sept.   Sept.    Sept.   Sept.
 Public     30,     30,    30,    30,     30,      30,      30,      30,      30,      30,     30,     30,     30,      30,     30,
Offering   1991    1992   1993   1994    1995     1996     1997     1998     1999     2000    2001    2002    2003     2004    2005
October 4,
  1990

      The share price performance of Coastal Financial Corporation's common stock increased 14.4% since September 30, 2004 and has grown at a compounded annual rate of over 30% since 1990. The share price performance reflects all stock splits, stock dividends and reinvestment of cash dividends. These historical results may not be indicative of future stock price performance.

Financial Highlights

The following table sets forth certain information concerning the financial position of the Company (including data from operations of its subsidiaries) as of the dates and for the periods indicated. The consolidated data is derived from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and its subsidiaries presented herein.

                                                                                 At or for Years Ended September 30,
                                                                -------------------------------------------------------------------
                                                                   2001         2002          2003           2004           2005
                                                                ---------    ---------    -----------    -----------    -----------
                                                                            (Dollars in thousands, except per share data)
Financial Condition Data:
Total assets ................................................   $ 763,214    $ 950,796    $ 1,181,209    $ 1,305,094    $ 1,543,459
Loans receivable, net .......................................     488,754      536,851        682,737        790,730        924,260
Mortgage-backed securities ..................................     190,553      331,808        383,324        374,283        399,655
Cash, interest-bearing deposits and investment securities ...      36,320       27,816         37,484         62,304        127,141
Deposits ....................................................     530,364      637,081        697,012        753,379      1,070,918
Borrowings ..................................................     160,808      228,622        392,797        451,144        346,408
Stockholders' equity ........................................      57,248       66,386         73,707         85,348         97,221

Operating Data:
Interest income .............................................   $  60,255    $  53,873    $    59,214    $    65,805    $    78,558
Interest expense ............................................      33,323       21,846         22,998         23,524         29,730
                                                                ---------    ---------    -----------    -----------    -----------
Net interest income .........................................      26,932       32,027         36,216         42,281         48,828
Provision for loan losses ...................................         955        1,235          2,655          1,750          1,697
                                                                ---------    ---------    -----------    -----------    -----------
Net interest income after provision for loan losses .........      25,977       30,792         33,561         40,531         47,131
                                                                ---------    ---------    -----------    -----------    -----------
Other Income:
Fees and service charges on loan and deposit accounts .......       2,634        3,148          3,489          3,771          6,137
Gain on sales of loans held for sale ........................       1,295        1,462          2,985          1,523          1,201
Gain (loss) on sales of investment securities, net ..........         (56)         102             --           (100)           226
Gain (loss) on sales of mortgage-backed securities, net .....         727          238            469           (997)          (551)
Gain (loss) from real estate operations .....................        (453)        (137)           (18)             3            (76)
Other income ................................................       3,755        3,326          3,983          4,971          5,587
                                                                ---------    ---------    -----------    -----------    -----------
Total other income ..........................................       7,902        8,139         10,908          9,171         12,524
Total general and administrative expense ....................      19,292       22,824         27,156         27,269         33,519
                                                                ---------    ---------    -----------    -----------    -----------
Income before income taxes ..................................      14,587       16,107         17,313         22,433         26,136
Income taxes ................................................       5,287        5,901          6,141          7,627          8,982
                                                                ---------    ---------    -----------    -----------    -----------
Net income ..................................................   $   9,300    $  10,206    $    11,172    $    14,806    $    17,154
                                                                =========    =========    ===========    ===========    ===========
Net income per common diluted share .........................   $     .48    $     .53    $       .57    $       .74    $       .84
                                                                =========    =========    ===========    ===========    ===========
Cash dividends per common share .............................   $     .11    $     .12    $       .14    $       .15    $       .17
                                                                =========    =========    ===========    ===========    ===========
Weighted average shares outstanding diluted .................      19,478       19,381         19,679         20,116         20,423
                                                                =========    =========    ===========    ===========    ===========

All share and per share data have been restated as applicable to reflect a 3 for 2 stock dividend declared on July 31, 2001, and 10% stock dividends declared on May 27, 2003, August 28, 2003, February 18, 2004, July 30, 2004, December 15,
2004 and October 26, 2005.

Key Operating Ratios:

The table below sets forth certain performance ratios of the Company at the dates or for the periods indicated.

                                                                                    At or for Years Ended September 30,
                                                                               ----------------------------------------------
                                                                                2001      2002      2003      2004      2005
                                                                               ------    ------    ------    ------    ------
Other Data:
Return on assets (net income divided by average assets) ....................     1.20%     1.23%     1.04%     1.18%     1.20%
Return on average equity (net income divided by average equity) ............    17.75%    16.92%    15.84%    18.77%    18.75%
Average equity to average assets ...........................................     6.59%     7.29%     6.59%     6.31%     6.38%
Book value per share .......................................................   $ 3.02    $ 3.54    $ 3.90    $ 4.44    $ 5.00
Dividend payout ratio ......................................................    21.58%    21.77%    23.20%    19.91%    19.54%
Interest rate spread (difference between average yield
on interest-earning assets and average cost of interest-bearing
liabilities) ...............................................................     3.64%     4.14%     3.65%     3.64%     3.70%
Net interest margin (net interest income as a
percentage of average interest-earning assets)..............................     3.77%     4.24%     3.67%     3.64%     3.69%
Allowance for loan losses to total net loans at end of period ..............     1.42%     1.42%     1.40%     1.39%     1.25%
Ratio of non-performing assets to total assets (1) .........................     0.74%     0.48%     0.77%     0.51%     0.22%
Tangible capital ratio .....................................................     7.28%     6.57%     7.14%     7.44%     7.25%
Core capital ratio .........................................................     7.28%     6.57%     7.14%     7.44%     7.25%
Risk-based capital ratio ...................................................    13.30%    12.74%    13.17%    13.55%    13.29%

(1) Non-performing assets consist of nonaccrual loans 90 days or more past due and real estate acquired through foreclosure.

Dear Friends

Coastal Financial Corporation's performance was outstanding in 2005, the result of five successive years of extraordinary progress by our entire team in executing our Vision 2005 Strategic Plan in perfect alignment with our QUEST FOR EXCELLENCE Business Model.

Continuing to drive our momentum was the tremendous progress we made over the past three years in the Transformational Element of our Strategic Plan. The 2005 result of our ever-increasing focus on this powerful component of our Vision 2005 Plan was the launch of Coastal Federal as The Carolinas' Most Convenient Bank. This initiative, which was a natural progression in our evolution toward perfecting the execution of our Business Model, has created a much more aligned, simplified and consistent process for ensuring that we always Exceed the Expectations of our Customer.

Thanks largely to the launch of this new initiative, in addition to achieving record results in Customer Satisfaction measurements, Customer Deposits, Loans Receivable, Total Assets, Net Income and Share Price during 2005, we also witnessed a new level of energy, enthusiasm and excitement throughout our organization.

In the 2004 Annual Report, we reviewed and discussed our progress in Transforming Coastal Financial Corporation From A Very Good Organization Into An Exceptional Organization. And, based upon our growth and development to that date, coupled with the advantages of our exceptional Associates, our great markets, our new Customer Service and Convenience strategies and our ever-increasing ability to work together, as a team, toward building even stronger relationships with our Customers and our Communities, our conclusion was that we were well positioned to realize even greater success in the years to come.

Our progress this year, in addition to taking our confidence in and commitment to our QUEST FOR EXCELLENCE Business Model and Vision 2005 Plan to new levels, also produced another year of exceptional financial results and noteworthy accomplishments:

      o Coastal Financial Corporation's net income for 2005 totaled $17.2 million, compared to $14.8 million in 2004. On a fully diluted basis, these results equated to a 13.5% increase, from $0.74 per share in 2004 to $0.84 per share in 2005. This growth was fueled by continued strong Customer Deposit and loan growth and effective expense control.

      o Customer Deposits which are Total Deposits less Brokered Deposits, increased by approximately $147.6 million, or 19.6% to $901.0 million. Over the past three years, our average rate of Customer Deposit growth has been 12% per year.

      o Loans grew by 18%, primarily reflecting our continued strong focus on the Business Banking element of our operations.

      o Coastal Investor Services, our Investment Services division, saw continued progress. Assets under our Raymond James Financial Advisors' management increased by 18% to $292.5 million. Based upon total revenues from this area of our operations, Raymond James Financial Services ranked Coastal Investor Services #5, out of 218 Financial Institution Division offices.

      o Our branch distribution system continued to expand to serve more of the Communities of coastal North and South Carolina. Since the inception of our Vision 2005 Strategic Plan in October of 1999, Coastal Federal has added 11 new branches to our rapidly growing network - 58 percent of our existing branches. During 2005, we completed construction of a new branch facility on 17th Street in the heart of the growing Wilmington, North Carolina marketplace, commenced construction of new branch facilities on Oak Island Drive in Oak Island, North Carolina and at the intersection of Hwy 701 and Country Club Drive in Conway, South Carolina, and finalized plans for construction starts at the intersection of Hwy 544 and Singleton Ridge Road in Conway, South Carolina, at Sayebrook West on Hwy 544 in Surfside Beach, South Carolina and at the intersection of Hwys 90 and 57 in Longs, South Carolina.

      o During 2005, our Finance Group, in an effort to create better clarity on key result areas, radically revised our branch financial management and reporting system. This new system has been a significant enabler in our efforts to add profitable growth to our balance sheet.

      o Coastal Federal University experienced another solid year of growth and progress in its Mission of providing a learning environment centered around Coastal Financial Corporation's QUEST FOR EXCELLENCE Business Model. Our philosophy of being a "Learning Organization," has resulted in the development of a continually enhanced array

                                                                    Dear Friends

            and number of curriculum offerings designed to enable each of our Associates to achieve their full personal and professional potential. This approach, which is crucial to our philosophy of promoting our own Associates into the Leadership positions which are created as a result of our growth, has enabled Coastal Financial Corporation to significantly increase both individual and organizational production capability and resulted in an empowered culture with true competitive distinction.

In addition to the excellent operating results and transformational progress achieved this past year, the market price of Coastal Financial's common stock, at September 30, 2005, was 14.2% higher than the market price at September 30, 2004.

Equally as impressive is the fact that, since 1990, our net income has increased at a compound annualized rate in excess of 17%.

Since becoming a publicly owned company in 1990, Coastal Financial Corporation's stock has grown at a compounded annual rate of over 30%, taking our market capitalization from $4.6 million in October 1990, to $265.7 million at the close of this fiscal year. Put another way, an initial investment of $10,000 in October of 1990, including the reinvestment of cash dividends, would have grown to $535,000 at September 30, 2005.

One of the best indicators of performance is Return On Stockholders' Equity, and this measure for 2005 was, again, outstanding. Our Return On Average Stockholders' Equity of 18.8% ranks us among the top performing financial services companies in America.

Our own sense of satisfaction with these financial results during 2005 was augmented with continued public recognition of our progress toward the attainment of Our Basic Corporate Objective Of Maximizing The Value Of Our Stockholders' Investment and Our Long-Term Goal Of Being The Best Financial Services Company In Our Marketplace. Consider these very good examples:

      o Coastal Financial Corporation, for the 6th consecutive year, was ranked the #1 Community Bank in the Carolinas by U. S. BANKER MAGAZINE, in its August 2005 publication. In this edition, U. S. BANKER MAGAZINE featured its Ranking of the Top 100 Publicly Traded Mid - Tier Banks. This ranking spotlighted banks with assets between $1 and $10 billion, based upon a 3-year average measure of Return On Average Equity. Coastal Financial Corporation was ranked 1st in the Carolinas and 29th nationally in this listing.

      o The 2005 FDIC SUMMARY OF DEPOSITS REPORT, for the 5th consecutive year, ranked Coastal Federal Bank the leader in deposit market share for Horry County for the twelve months ended June 30, 2005. Coastal Federal Bank has enjoyed this top ranking for seven of the past ten years. This report also showed that Coastal Federal Bank is ranked 3rd in deposit market share for Brunswick County, North Carolina.

Examples like these continue to confirm that, through the efforts of the best team imaginable, and their ever-increasing understanding of and commitment to our QUEST FOR EXCELLENCE Business Model and our Vision 2005 Plan, we are harnessing our potential and building momentum on a daily basis.

2005 Our Best Year Yet

The continuing evolution of our approach to the execution of our QUEST FOR EXCELLENCE Business Model and the resulting growth and progress during 2005 continues to affirm what can be achieved through the aligned effort of an organization which is anchored to the Vision and Values of a never-changing Business Model. The consciously-held commitment our Associates have for following our QUEST FOR EXCELLENCE Business Model in executing the strategies established in our Vision 2005 Plan has enabled the financial performance during fiscal 2005 which, again met our high expectations and which will serve to further support our Transformation From A Very Good Organization To An Exceptional Organization.

                  Noteworthy Financial Results for Fiscal 2005

DILUTED EARNINGS PER SHARE

      o Net income for 2005 totaled $17.2 million, compared to $14.8 million in 2004. On a fully diluted basis, these results equated to a 13.5% increase, from $0.74 per share in 2004 to $0.84 per share in 2005.

 [THE FOLLOWING TABLE WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIAL.]

     $0.48           $0.53           $0.57           $0.74           $0.84
--------------------------------------------------------------------------------
      2001            2002            2003            2004            2005

BOOK VALUE PER SHARE

      o     Book value per share grew 12.6% to $5.00.

      o     Stockholders' equity advanced 13.9% to $97.2 million.


  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

     $3.02           $3.54           $3.90           $4.44           $5.00
--------------------------------------------------------------------------------
      2001            2002            2003            2004            2005

                                                          2005 Our Best Year Yet

ASSETS

      o     Total assets increased 18.3%, from $1.3 billion to $1.5 billion.

      o Customer Deposits increased 19.6%, from $753.4 million to $901.0 million.

      o     Net Loans increased 18.0%, from $799.0 million to $942.4 million.

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

(IN MILLIONS)

      $763            $951           $1,181          $1,305          $1,543
--------------------------------------------------------------------------------
      2001            2002            2003            2004            2005

NON-PERFORMING ASSETS TO TOTAL ASSETS

      o     Non-performing Assets to Total Assets declined from 0.51% to 0.22%.

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

      0.74%           0.48%           0.77%           0.51%           0.22%
--------------------------------------------------------------------------------
      2001            2002            2003            2004            2005

ALLOWANCE FOR LOAN LOSSES TO NET LOANS

      o     Allowance for Loan Losses to Net Loans was at 1.25%.

      o The Company had Net Loan Charge-Offs as a percentage of Average Loans of 0.12% in 2005

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

      1.42%           1.42%           1.40%           1.39%           1.25%
--------------------------------------------------------------------------------
      2001            2002            2003            2004            2005

Our success in these key measures of performance is the result of the commitment, dedication and aligned effort of a truly outstanding group of Associates who share a passion for our QUEST FOR EXCELLENCE Business Model and Vision 2005 Plan. This continuing trend of exceptional performance has been rewarded in the financial markets by a 3,814% increase in the price of our shares since becoming a public company in October of 1990, vs. 283% for the Standard & Poors 500 Index over the same period.

2005 Our Best Year Yet

The momentum we have built since our conversion to public ownership has resulted from the methodic focus of our individual and collective efforts on accomplishing Our Basic Corporate Objective Of Maximizing The Value Of Our Stockholders' Investment by working diligently toward the achievement of Our Long-Term Goal Of Being The Best Financial Services Company In Our Marketplace.

Over the past fifteen years, our compounded Stockholder return of 30% has, indeed, been impressive. In evaluating our progress toward the attainment of Our Basic Corporate Objective since becoming publicly owned, it is both informative and illustrative to compare the share price performance of Coastal Financial Corporation to the share price performance of other publicly traded financial services companies operating within our marketplace, and to the financial markets as a whole.

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

                      15 Year Peer Group Price Performance

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

Pricing Date       CFCP($)     COOP($)    FFCH($)    SNV($)    BAC($)    BBT($)    TSFG($)    WB($)
------------       -------     -------    -------    ------    ------    ------    -------    -----
   Oct-90           100.00      100.00     100.00    100.00    100.00    100.00     100.00   100.00
   Oct-91           100.00      100.00     128.57    123.71    171.69    151.33      99.69   183.37
   Oct-92           217.14      255.88     195.80    152.58    212.50    191.78     135.07   237.78
   Oct-93           562.86      367.65     315.13    191.07    214.34    232.00     167.84   255.79
   Oct-94           637.14      447.06     315.13    195.88    227.57    229.11     179.33   283.37
   Oct-95           654.29      538.97     388.66    258.42    302.21    286.22     188.21   312.46
   Oct-96         1,100.00      459.56     420.17    456.36    433.09    384.67     223.28   458.18
   Oct-97         1,640.00      821.32     811.34    498.28    549.82    604.89     335.07   617.88
   Oct-98         1,768.57      637.50     808.82    796.91    528.49    793.11     353.14   730.47
   Oct-99         1,302.86      514.71     785.29    736.77    592.28    808.44     316.85   538.41
   Oct-00         1,128.57      472.06     709.24    740.89    441.73    708.44     156.05   381.73
   Oct-01         1,500.00      563.97   1,043.70    791.07    542.28    713.33     244.26   360.20
   Oct-02         2,308.57      686.03   1,073.95    704.12    641.54    805.56     331.55   438.16
   Oct-03         3,168.57    1,147.06   1,266.39    948.45    696.14    859.33     400.31   577.70
   Oct-04         3,497.14    1,297.06   1,276.05    934.36    823.35    913.56     459.72   619.77
   Oct-05         3,914.29    1,541.91   1,218.91    943.99    804.04    940.89     422.21   636.27


The financial results depicted above indicate that our business has continued to grow and prosper over the years. And our 2005 operating and share price performance clearly puts Coastal Financial among the top performing financial services companies in the nation. But, as good as these results are, it's always the future that we are most interested in, and it always leads to the question we're often asked: "Can we keep it up?"

We continue to believe the answer is a resounding "Yes," as long as we remain focused on our QUEST FOR EXCELLENCE Business Model.

                        CFCP Relative Price Performance

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

      Pricing Date    CFCP($)       DJIA        S&P 500      NASDAQ
      ------------    -------       ----        -------      ------
         Oct-90        100.00     2,442.33       304.00      329.84
         Oct-91        100.00     3,068.87       392.45      542.98
         Oct-92        217.14     3,226.28       418.68      605.17
         Oct-93        562.86     3,680.59       467.83      779.26
         Oct-94        637.14     3,908.12       472.35      777.49
         Oct-95        654.29     4,755.48       581.50    1,036.06
         Oct-96      1,100.00     6,029.38       705.27    1,221.51
         Oct-97      1,640.00     7,442.08       914.62    1,593.61
         Oct-98      1,768.57     8,592.10     1,098.67    1,771.39
         Oct-99      1,302.86    10,729.86     1,362.93    2,966.43
         Oct-00      1,128.57    10,971.14     1,429.39    3,369.63
         Oct-01      1,500.00     9,075.14     1,059.78    1,690.20
         Oct-02      2,308.57     8,397.03       885.76    1,329.75
         Oct-03      3,168.57     9,801.12     1,050.71    1,932.21
         Oct-04      3,497.14    10,027.47     1,130.20    1,974.99
         Oct-05      3,914.29    10,440.07     1,207.01    2,120.30

                                                                     A Look Back

Henry David Thoreau once wrote "Man's capabilities have never been measured; nor are we to judge of what he can do by any precedents, so little has been tried." Thoreau was describing the process of continuous improvement, which is essential to the future success of both organizations and individuals.

Our Corporate Philosophy at Coastal Financial has long been about embracing change as the essential ingredient of continuous improvement. We are constantly doing things differently and re-engineering things that aren't broken today, so they can't slow us down tomorrow. Likewise, we maintain a strong focus on ensuring continuous improvement in strategic areas that can further set us apart and distinguish us from other financial services companies in ways which can offer sustainable competitive advantages.

                                [GRAPHIC OMITTED]

With this basic understanding of our organization, it is easy to see that the discussion we began in 2003 about Transforming Our Very Good Organization Into An Exceptional Organization was not merely a description of yet another initiative. Rather, it was intended to explain how the momentum which had been building over the years from our philosophy of viewing change and continuous improvement as essential to the achievement of our long-term objectives was now beginning to rapidly accelerate the evolution of our culture and the growth of our business in alignment with our QUEST FOR EXCELLENCE Business Model.

This evolution began to gain significant traction in 1999 with the introduction of our Vision 2005 Strategic Plan and our early conversations about the Transformational Element of that plan. The Transformational Element, in very simple terms, describes our goals related to Exceeding The Expectations of our Customer. It means "We want to consistently provide every Customer, on every visit, for every transaction, The Experience of FANtastic! Customer Service; We want to fulfill all of our Customers' financial services needs; We want to help them be financially successful; We want to be the preferred provider of financial services in each of the Communities we serve, and We want to be known as The Carolinas' Most Convenient Bank."

In looking back at our growth and progress since 1999, it is clear that 2005 really was a breakthrough year for us in terms of evolving our understanding of our QUEST FOR EXCELLENCE Business Model, Our Vision 2005 Strategic Plan and, particularly the Transformational Element of that strategic vision. That increased understanding, and the results which have followed, have allowed us to continue to plan our future growth with confidence and optimism.

Looking Ahead

While our progress toward The Transformation Of Coastal Financial From A Very Good Organization Into An Exceptional Organization was exceptional in 2005, it is very important that we not lose sight of the fact that our efforts can never be viewed as a sprint to a well-defined finishing point, but rather, as merely one more waypoint in a never-ending marathon.

Accordingly, we must continue to raise the bar in further distinguishing Coastal Federal Bank from other banks by maintaining a laser-like focus on ensuring that we become known as The Carolinas' Most Convenient Bank. We will do that by honing our skills in our two primary focus areas. The first is providing every Customer, on every visit, for every transaction, The Experience of FANtastic! Customer Service by executing our Customer Service and Convenience strategies with consistency, precision and alignment. And the second is to excel at marketing and selling The Carolinas' Best Totally Free Checking With A Gift by mastering and then improving upon our skills in executing our sales and marketing processes. In looking ahead, it is clear that we must consistently raise the bar in each of these areas by looking ever more closely at our business through the lens of our Customer.

By remaining focused on our Mission of Exceeding the Expectations of our Customer, our continuous moves to each of the next legs in our quest for Transforming Coastal Financial Corporation From A Very Good Organization Into An Exceptional Organization will be a natural occurrence.

The progress, success and building momentum we have enjoyed over the past fifteen years as a public company has well positioned us for this ambitious quest. And, while we are very fortunate to be located in one of the best markets in America, and enjoy many competitive advantages, all of the success that Coastal Financial has achieved over these years is due to our exceptional team of Associates. And we have the best team imaginable.

My sincere appreciation goes to our Board of Directors, Leadership Group and Associates for all they do for all of us and our Customers on a daily basis. Our 2005 results speak volumes about their commitment to Our Basic Corporate Objective Of Maximizing The Value Of Our Stockholders' Investment by working diligently toward the achievement of Our Long-TermGoal Of Being The Best Financial Services Company In Our Marketplace.

Over the past five years, revenue, net income and share price have continuously reached record levels. In fact, in the past two years alone, our net income has surged over 54%, and in the last five years, our net income has increased by more than 103%. Since becoming a publicly owned Company in 1990, we have roughly doubled our earnings every 4.5 years.

While we are very pleased with our past achievements, thanks to the momentum which continues to build as the result of our exceptional Associates and their firm belief in our Vision and Values, we have great confidence that our quest for Transforming Our Very Good Organization Into An Exceptional Organization will continue to progress well and that, as a result, we will continue to be better enabled to achieve superior returns for our Stockholders in the future.

All  of  us  at  Coastal   Financial   Corporation   appreciate  your  continued
encouragement, loyalty and support, and look to the future with great enthusiasm and excitement.


/s/ Michael C. Gerald

Michael C. Gerald
President and
Chief Executive Officer

Management's Report on Internal Control Over Financial Reporting

The management of Coastal Financial Corporation and subsidiaries (the "Company") is responsible for establishing and maintaining adequate internal control over financial reporting. The internal control process has been designed under our supervision to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company's financial statements for external reporting purposes in accordance with accounting principles generally accepted in the United States of America.

Management conducted an assessment of the effectiveness of the Company's internal control over financial reporting as of September 30, 2005, utilizing the framework established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management has determined that the Company's internal control over financial reporting as of September 30, 2005 is effective.

Our internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that accurately and fairly reflect, in reasonable detail, transactions and dispositions of assets; and provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States; (ii) receipts and expenditures are being made only in accordance with authorizations of management and the directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company's assets that could have a material effect on the Company's financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management's assessment of the effectiveness of the Company's internal control over financial reporting as of September 30, 2005 has been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report.

Report of Independent Registered Public Accounting Firm

The Board of Directors
Coastal Financial Corporation:
Myrtle Beach, South Carolina

We have audited the consolidated statements of financial condition of Coastal Financial Corporation and subsidiaries (the "Company") as of September 30, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2005. We also have audited management's assessment, included in the accompanying Management's Report on Internal Control Over Financial Reporting, that the Company maintained effective internal control over financial reporting as of September 30, 2005, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these consolidated financial statements, an opinion on management's assessment, and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2005 and 2004, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, management's assessment that the Company maintained effective internal control over financial reporting as of September 30, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2005, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).


/s/ KPMG LLP

Raleigh, NC
December 14, 2005

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition
September 30, 2004 and 2005

                                                                                     2004                2005
                                                                                 -----------         -----------
                                                                                       (Dollars in thousands)
                                     ASSETS

Cash and amounts due from banks........................................          $    29,746              52,592
Short-term interest-bearing deposits...................................                1,251              33,742
Federal funds sold.....................................................                   18               5,191
Investment securities available for sale...............................               23,449              25,616
Mortgage-backed securities available for sale..........................              374,283             399,655
Investment securities held to maturity (market value of $7,840
   September 30, 2004 and $10,049 at September 30,2005)................                7,840              10,000
Loans receivable (net of allowance for loan losses of $11,077
   at September 30, 2004 and $11,748 at September 30, 2005)............              790,730             924,260
Loans receivable held for sale.........................................                8,246              18,121
Real estate acquired through foreclosure, net..........................                  785                 818
Office property and equipment, net.....................................               18,844              22,758
Federal Home Loan Bank (FHLB) stock, at cost...........................               16,900              15,775
Accrued interest receivable on loans...................................                2,877               3,807
Accrued interest receivable on securities..............................                2,473               2,351
Bank-owned life insurance..............................................               21,627              22,574
Other assets...........................................................                6,025               6,199
                                                                                 -----------         -----------
                                                                                 $ 1,305,094           1,543,459
                                                                                 ===========         ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits.............................................................              753,379           1,070,918
  Securities sold under agreements to repurchase.......................              107,173              41,937
  Advances from FHLB...................................................              328,507             289,007
  Junior subordinated debt.............................................               15,464              15,464
  Drafts outstanding...................................................                2,792              12,890
  Advances by borrowers for property taxes and insurance...............                1,750               1,221
  Accrued interest payable.............................................                1,502               3,415
  Other liabilities....................................................                9,179              11,386
                                                                                 -----------         -----------
      Total liabilities................................................            1,219,746           1,446,238
                                                                                 -----------         -----------
Stockholders' equity:
  Serial preferred stock, 1,000,000 shares authorized and unissued.....                   --                  --
  Common stock $.01 par value, 25,000,000 shares authorized;
   19,235,462 shares at September 30, 2004 and 19,457,492
   shares at September 30, 2005 issued and outstanding.................                  192                 195
  Additional paid-in capital...........................................               10,607              11,410
  Retained earnings, restricted........................................               73,533              86,723
  Treasury stock, at cost (108,557 shares at September 30, 2004).......               (1,182)                 --
  Accumulated other comprehensive income (loss), net of tax............                2,198              (1,107)
                                                                                 -----------         -----------
      Total stockholders' equity.......................................               85,348              97,221
                                                                                 -----------         -----------
                                                                                 $ 1,305,094           1,543,459
                                                                                 ===========         ===========

          See accompanying notes to consolidated financial statements.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
Years ended September 30, 2003, 2004 and 2005

                                                                                    2003                2004                2005
                                                                               ------------         -----------         -----------
                                                                                            (In thousands, except share data)
Interest:
  Loans receivable ....................................................        $     41,958              46,765              56,826
  Investment securities ...............................................               1,840               2,886               4,971
  Mortgage-backed securities ..........................................              15,279              16,067              16,392
  Other ...............................................................                 137                  87                 369
                                                                               ------------         -----------         -----------
Total interest income .................................................              59,214              65,805              78,558
                                                                               ------------         -----------         -----------
Interest expense:
  Deposits ............................................................              11,999              10,024              14,079
  Securities sold under agreements to repurchase ......................               1,718               2,114               2,418
  Advances from FHLB ..................................................               9,068              10,724              12,341
  Other borrowings ....................................................                 213                 662                 892
                                                                               ------------         -----------         -----------
     Total interest expense ...........................................              22,998              23,524              29,730
                                                                               ------------         -----------         -----------
     Net interest income ..............................................              36,216              42,281              48,828
Provision for loan losses .............................................               2,655               1,750               1,697
                                                                               ------------         -----------         -----------
     Net interest income after provision for loan losses ..............              33,561              40,531              47,131
                                                                               ------------         -----------         -----------
Other income:
  Fees and service charges on loan and deposit accounts ...............               3,489               3,771               6,137
  Gain on sales of loans held for sale ................................               2,985               1,523               1,201
  Gain (loss) on sales of investment securities, net ..................                  --                (100)                 66
  Gain (loss) on sales of mortgage-backed securities, net .............                 469                (997)               (551)
  Gain on call of investment securities held to maturity ..............                  --                  --                 160
  Gain (loss) from real estate acquired through foreclosure ...........                 (18)                  3                 (76)
  Income from sales of non-depository products ........................               1,176               1,909               1,840
  Federal Home Loan Bank stock dividends ..............................                 453                 499                 668
  Income from ATM and debit card transactions .........................                 906                 954               1,532
  Bank-owned life insurance ...........................................                 664                 962                 948
  Other income ........................................................                 784                 647                 599
                                                                               ------------         -----------         -----------
     Total other income ...............................................              10,908               9,171              12,524
                                                                               ------------         -----------         -----------
General and administrative expenses:
  Salaries and employee benefits ......................................              13,452              16,099              18,460
  Net occupancy, furniture and fixtures and
    data processing expense ...........................................               3,543               4,001               4,844
  Depreciation ........................................................               2,374               2,175               2,757
  FDIC insurance premium ..............................................                 104                 104                 108
  FHLB prepayment penalties ...........................................               2,824                  77                  --
  Marketing expense ...................................................                 649                 905               1,809
  Expense from ATM and debit card transactions ........................                 552                 630               1,039
  Other expense .......................................................               3,658               3,278               4,502
                                                                               ------------         -----------         -----------
    Total general and administrative expense ..........................              27,156              27,269              33,519
                                                                               ------------         -----------         -----------
    Income before income taxes ........................................              17,313              22,433              26,136
Income taxes ..........................................................               6,141               7,627               8,982
                                                                               ------------         -----------         -----------
Net income ............................................................        $     11,172              14,806              17,154
                                                                               ============         ===========         ===========
Net income per common share
  Basic ...............................................................        $       0.59                0.78                0.89
                                                                               ============         ===========         ===========
  Diluted .............................................................        $       0.57                0.74                0.84
                                                                               ============         ===========         ===========
Dividends declared per common share ...................................        $       0.14                0.15                0.17
Average common shares outstanding                                              ============         ===========         ===========
  Basic ...............................................................          18,818,000          19,060,000          19,340,000
                                                                               ============         ===========         ===========
  Diluted .............................................................          19,679,000          20,116,000          20,423,000
                                                                               ============         ===========         ===========

          See accompanying notes to consolidated financial statements.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity and Comprehensive Income Years ended September 30, 2003, 2004 and 2005

                                                                                                        Accumulated
                                                                     Additional                             Other          Total
                                                            Common     Paid-in   Retained    Treasury   Comprehensive  Stockholders'
                                                             Stock     Capital   Earnings      Stock        Income        Equity
                                                            -------    -------    -------     -------       -------      -------
                                                                                      (In thousands)
Balance at September 30, 2002 ...........................   $   188      9,862     54,954      (4,376)        5,758       66,386
Exercise of stock options ...............................         1        313       (504)      1,343            --        1,153
Cash dividends ..........................................        --         --     (2,592)         --            --       (2,592)
Net income ..............................................        --         --     11,172          --            --       11,172
Other comprehensive income, net of tax:
Unrealized losses arising during period,
  net of taxes of $1,097 ................................        --         --         --          --        (1,779)          --
Less: reclassification adjustment for gains
    included in net income, net of taxes of $178 ........        --         --         --          --          (291)          --
                                                            -------    -------    -------     -------       -------      -------
Other comprehensive loss ................................        --         --         --          --        (2,070)      (2,070)
                                                            -------    -------    -------     -------       -------      -------
Comprehensive income ....................................        --         --         --          --            --        9,102
                                                            -------    -------    -------     -------       -------      -------
Treasury stock repurchases ..............................        --         --         --        (342)           --         (342)
                                                            -------    -------    -------     -------       -------      -------
Balance at September 30, 2003 ...........................       189     10,175     63,030      (3,375)        3,688       73,707
Exercise of stock options ...............................         3        432     (1,355)      2,193            --        1,273
Cash dividends ..........................................        --         --     (2,948)         --            --       (2,948)
Net income ..............................................        --         --     14,806          --            --       14,806
Other comprehensive income, net of tax:
Unrealized losses arising during period,
  net of taxes of $1,330 ................................        --         --         --          --        (2,170)          --
Less: reclassification adjustment for losses included
  in net income, net of tax benefit of $417 .............        --         --         --          --           680           --
                                                            -------    -------    -------     -------       -------      -------
Other comprehensive loss ................................        --         --         --          --        (1,490)      (1,490)
                                                            -------    -------    -------     -------       -------      -------
Comprehensive income ....................................        --         --         --          --            --       13,316
                                                            -------    -------    -------     -------       -------      -------
Balance at September 30, 2004 ...........................       192     10,607     73,533      (1,182)        2,198       85,348
Exercise of stock options ...............................         3        727       (603)      1,182            --        1,309
Stock compensation related to accelerated vesting .......        --         76         --          --            --           76
Cash dividends ..........................................        --         --     (3,361)         --            --       (3,361)
Net income ..............................................        --         --     17,154          --            --       17,154
Other comprehensive income, net of tax:
Unrealized losses arising during period,
  net of taxes of $2,210 ................................        --         --         --          --        (3,606)          --
Less: reclassification adjustment for losses included
  in net income, net of tax benefit of $184 .............        --         --         --          --           301           --
                                                            -------    -------    -------     -------       -------      -------
Other comprehensive loss ................................        --         --         --          --        (3,305)      (3,305)
                                                            -------    -------    -------     -------       -------      -------
Comprehensive income ....................................        --         --         --          --            --       13,849
                                                            -------    -------    -------     -------       -------      -------
Balance at September 30, 2005 ...........................   $   195     11,410     86,723          --        (1,107)      97,221
                                                            =======    =======    =======     =======       =======      =======

          See accompanying notes to consolidated financial statements.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended September 30, 2003, 2004 and 2005

                                                                                               2003           2004           2005
                                                                                            ---------      ---------      ---------
                                                                                                         (In thousands)
Cash flows from operating activities:
  Net income ..........................................................................     $  11,172         14,806         17,154
  Adjustments to reconcile net income to net cash used in operating activities:
    Depreciation ......................................................................         2,374          2,175          2,757
    Provision for loan losses .........................................................         2,655          1,750          1,697
    (Gain) loss on sale of mortgage-backed securities available for sale ..............          (469)           997            551
    (Gain) loss on sale of investment securities available or sale ....................            --            100            (66)
    Gain on call of investment security called by issuer ..............................            --             --           (160)
    Loss on disposal of office properties and equipment ...............................            --             --            128
    Stock compensation related to accelerated vesting .................................            --             --             76
    Origination of loans receivable held for sale .....................................      (141,404)       (63,448)       (81,207)
    Proceeds from sales of loans receivable held for sale .............................        45,367         27,453         18,704
    Proceeds from securitization and sales of loans receivable held for sale ..........        95,635         46,845         52,628
    Loss on early extinguishment of debt ..............................................         2,824             77             --
    Increase in:
      Cash value of life insurance ....................................................          (665)          (962)          (947)
      Other assets ....................................................................          (157)          (536)          (174)
      Accrued interest receivable .....................................................           (81)        (1,018)          (808)
    Increase (decrease) in:
      Accrued interest payable ........................................................          (210)           239          1,913
      Other liabilities ...............................................................           (65)          (559)         4,233
                                                                                            ---------      ---------      ---------
      Net cash provided by operating activities .......................................        16,976         27,919         16,479
                                                                                            ---------      ---------      ---------
Cash flows from investing activities:
  Proceeds from sales of investment securities available for sale .....................            --          2,881          4,163
  Proceeds from issuer call of investment securities available for sale ...............            --             --          1,950
  Proceeds from issuer call of investment securities held to maturity .................            --             --          8,000
  Proceeds from maturities of investment securities available for sale ................         2,000          2,000             --
  Purchases of investment securities available for sale ...............................       (16,141)       (11,866)        (8,255)
  Purchases of investment securities held to maturity .................................            --         (7,840)       (10,000)
  Proceeds from sales of mortgage-backed securities available for sale ................        39,778        124,479        178,849
  Purchases of mortgage-backed securities available for sale ..........................      (328,245)      (234,672)      (312,217)
  Principal collected on mortgage-backed securities available for sale ................       234,321        115,179        102,155
  Origination of loans receivable, net ................................................      (628,172)      (513,858)      (718,477)
  Proceeds from sale of commercial loan participations ................................            --             --         21,228
  Principal collected on loans receivable .............................................       477,676        403,501        560,469
  Purchase of bank-owned life insurance ...............................................       (15,500)        (4,500)            --
  Proceeds from sales of real estate acquired through foreclosure .....................         1,374          1,456          1,521
  Proceeds from sale of office properties and equipment ...............................            --             58             --
  Purchases of office properties and equipment ........................................        (4,749)        (4,989)        (6,800)
  Change in FHLB stock, net ...........................................................        (3,432)        (2,909)         1,125
                                                                                            ---------      ---------      ---------
      Net cash used in investing activities ...........................................      (241,090)      (131,080)      (176,289)
                                                                                            ---------      ---------      ---------
Cash flows from financing activities:
  Increase in deposits ................................................................        59,931         56,367        317,539
  Increase (decrease) in securities sold under agreements to repurchase ...............        96,718        (26,429)       (65,236)
  Proceeds from FHLB advances .........................................................       715,705        686,476        565,650
  Repayment of FHLB advances ..........................................................      (661,260)      (602,083)      (605,150)
  Repayments of other borrowings, net .................................................        (1,988)           (81)            --
  Issuance of debt associated with trust preferred securities .........................        15,000             --             --
  Cash payments for debt issuance costs ...............................................          (150)            --             --
  Prepayment penalties on early extinguishment of debt ................................        (2,824)           (77)            --
  Increase (decrease) in advance payments by borrowers for property
      taxes and insurance .............................................................           409            (45)          (529)
  Increase in drafts outstanding, net .................................................           127            148         10,098
  Repurchase of treasury stock, at cost ...............................................          (342)            --             --
  Cash dividends to stockholders and cash for fractional shares .......................        (2,592)        (2,948)        (3,361)
  Proceeds from exercise of stock options .............................................         1,153          1,273          1,309
                                                                                            ---------      ---------      ---------
      Net cash provided by financing activities .......................................       219,887        112,601        220,320
                                                                                            ---------      ---------      ---------
Net increase (decrease) in cash and cash equivalents ..................................        (4,227)         9,440         60,510
                                                                                            ---------      ---------      ---------
Cash and cash equivalents at beginning of year ........................................        25,802         21,575         31,015
                                                                                            ---------      ---------      ---------
Cash and cash equivalents at end of year ..............................................     $  21,575         31,015         91,525
                                                                                            ---------      ---------      ---------
Supplemental information:
  Interest paid .......................................................................     $  23,208         23,285         27,817
                                                                                            =========      =========      =========
  Income taxes paid ...................................................................     $   5,325          7,762          6,970
                                                                                            =========      =========      =========
Supplemental schedule of non-cash investing and financing transactions:
Securitization of mortgage loans into mortgage-backed securities ......................     $  95,635         46,845         52,628
                                                                                            =========      =========      =========
Transfer of mortgage loans to real estate acquired through foreclosure ................     $   1,955            614          1,554
                                                                                            =========      =========      =========
  Increase in other assets and junior subordinated debt resulting from
      deconsolidation under FIN 46R ...................................................     $      --            464             --
                                                                                            =========      =========      =========
  Stock compensation related to accelerated vesting ...................................     $      --             --             76
                                                                                            =========      =========      =========

          See accompanying notes to consolidated financial statements.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The following is a summary of the more significant accounting policies used in the preparation and presentation of the accompanying consolidated financial statements. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. In addition, they affect the reported amounts of income and expenses during the reporting period. Actual results could differ from these estimates and assumptions. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and income tax assets or liabilities. To a lesser extent, significant estimates are also associated with the valuation of derivative instruments and valuation of mortgage servicing rights.

      (a) Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of Coastal Financial Corporation (the "Company"), and its wholly-owned subsidiaries, Coastal Financial Capital Trust I, a statutory trust, Coastal Investor Services, Inc., Coastal Planners Holding Corporation (and Coastal Planners Holding Corporation's wholly-owned subsidiary, Coastal Retirement, Estate and Tax Planners, Inc.), Coastal Federal Bank (the "Bank") (and the Bank's wholly-owned subsidiaries, Coastal Federal Holding Company (and Coastal Federal Holding Company's wholly-owned subsidiary, Coastal Real Estate Investment Corporation)), and Coastal Mortgage Bankers and Realty Co., Inc. (and Coastal Mortgage Bankers and Realty Co. Inc.'s wholly-owned subsidiary, Sherwood Development Corporation).

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

      (c) Investment and Mortgage-backed Securities

      Investment and mortgage-backed securities are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Investments are classified into three categories as follows: (1) Held to Maturity - debt securities that the Company has the positive intent and ability to hold to maturity, which are reported at amortized cost; (2) Trading - debt and equity securities that are bought and held principally for the purpose of selling them in the near term, which are reported at fair value, with unrealized gains and losses included in earnings and (3) Available for Sale - debt and equity securities that may be sold under certain conditions, which are reported at fair value, with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income as a separate component of stockholders' equity, net of income taxes.

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

(d) Loans Receivable Held for Sale

      Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are provided for in a valuation allowance by charges to operations. At September 30, 2004 and 2005, the Company had approximately $8.2 million and $18.1 million in mortgage loans held for sale, respectively. Gains or losses on sales of loans are recognized when control over these assets has been surrendered in accordance with SFAS No. 140, "Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 140").

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

      The Company follows SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," for determining impairment on certain loans. SFAS No. 114 requires that nonhomogenous impaired loans and certain restructured loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price or at the fair value of the collateral if the loan is collateral dependent. A specific reserve is set up for each impaired loan. Accrual of interest income on impaired loans is suspended when, in management's judgment, doubt exists as to the collectibility of principal and interest. If amounts are received on impaired or restructured loans for which the accrual of interest has been discontinued, a determination is made as to whether payments received should be recorded as a reduction of the principal balance or as interest income depending on management's judgment as to the collectibility of principal. The loan is returned to accrual status when, in management's judgment, the borrower has demonstrated the ability to make periodic interest and principal payments on a timely basis.

      Loans are charged-off when the amount of loss is reasonably quantifiable and the loss is likely to occur. Commercial loans are generally placed in nonaccrual status when they become 90-days delinquent or earlier if full collection of principal and interest becomes doubtful. Consumer and mortgage loans are placed in nonaccrual status when they become 90 days delinquent or earlier if full collection of principal and interest becomes doubtful. Interest payments received after a loan is placed in nonaccrual are applied as a principal reduction until such time as the loan is returned to accrual status. Generally, loans are returned to accrual status when the loan is brought current and the ultimate collectibility of principal and interest is no longer in doubt. The Company maintains an allowance for the loss of uncollected interest primarily on loans which are 90 days or more past due. This allowance is reviewed periodically and necessary adjustments, if any, are included in the determination of current interest income. The allowance for uncollectible interest totaled $605,000 and $528,000 as of September 30, 2004 and 2005, respectively.

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

      (h) Concentration of Credit Risk

      The Company's primary market area includes northeastern South Carolina and southeastern North Carolina, predominately along the coastal regions. At September 30, 2005, the majority of the total loan portfolio, as well as a substantial portion of the commercial and real estate loan portfolios, were to borrowers within this region.

      The Company has identified one concentration of credit risk that it is monitoring. This concentration involves loans for the acquisition of land and loans for the development of land, which totaled $121.2 million at September 30, 2005 representing 124.6% of total equity and 13.1% of net loans receivable. At September 30, 2004 this concentration totaled $99.7 million representing 116.8% of total equity and 12.6% of net loans receivable. Economic growth and low interest rate environments have created opportunities for land acquisition and development activities in the Company's market area. Adverse changes in such factors can also slow absorption of developing projects and moderate market values of land and developed lots. Management continues to monitor this concentration of credit risk at this time and has considered this concentration in its evaluation of the allowance for loan losses. The Company experienced no loan losses related to this identified risk during the years ending September 30, 2003, 2004 and 2005.

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

      (k) Office Properties and Equipment

      Office properties and equipment are carried at cost less accumulated depreciation. Depreciation is computed primarily on the straight-line method over estimated useful lives. Estimated lives range up to thirty-nine years for buildings and improvements and up to ten years for furniture, fixtures and equipment. Maintenance and repairs are charged to expense as incurred. Improvements which extend the lives of the respective assets are capitalized. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts and the resulting gain or loss is reflected in income.

      (l) Mortgage Servicing Rights

      SFAS No. 140 requires the recognition of originated mortgage servicing rights ("mortgage servicing rights" or "MSRs") as assets by allocating total costs incurred between the originated loan and the servicing rights retained based on their relative fair values. SFAS No. 140 also requires the recognition of purchased mortgage servicing rights at fair value, which is presumed to be the price paid for the rights. MSRs are amortized in proportion to the servicing income over the estimated life of the related mortgage loan. The amortization method is designed to approximate a level-yield method, taking into consideration the estimated prepayment of the underlying loans. For purposes of measuring impairment, MSRs are reviewed for impairment by management on a quarterly basis, primarily considering prepayments and interest rates. Impairment is measured on a disaggregated basis. The Company establishes an impairment valuation allowance to record any impairment for MSRs. Subsequent increases in value are recognized only to the extent of the impairment valuation allowance within the same tranche. (See Note 5).

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

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

      (p) Stock Based Compensation

      At September 30, 2005, the Company has one stock option plan, which is described more fully in note 17.

      The Company applies the intrinsic value method of APB Opinion Number 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25") and related interpretations, including FASB Interpretation Number 44, "Accounting for Certain Transactions involving Stock Compensation" ("FIN No. 44") in accounting for its plan. Accordingly, no compensation cost has been recognized for its fixed option plans as all options granted under those plans had an exercise price equal to or greater than the market value of the underlying stock at the date of grant. In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), was issued and encourages, but does not require, adoption of a fair value method of accounting for employee stock-based compensation plans. In December 2002, the FASB Issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an Amendment of FASB Statement No. 123" ("SFAS 148"). As permitted by SFAS 123 and SFAS 148, the Company has elected to disclose the proforma net income and earnings per share as if the fair value method had been applied in measuring compensation cost.

      Effective September 21, 2005, upon recommendation of the Compensation Committee of the Board of Directors of Coastal Financial Corporation, the
Company's Board of Directors accelerated the vesting of, and vested, all unvested outstanding options to acquire the Company's common stock granted in fiscal years 2003, 2004 and 2005, totaling approximately 731,000 options, that would otherwise vest at various times through the end of fiscal 2010 (the "Acceleration"). All other terms and conditions of such options remain unchanged as a result of the Acceleration.

      The Board of Directors determined that the Acceleration is in the best interests of the Company and its stockholders because it reduced compensation expense that the Company would otherwise be required to record in future periods when the Company becomes subject to the requirements of Financial Accounting Standards Board ("FASB") Statement No. 123 "Share-Based Payment (Revised 2004)" ("SFAS 123R"). The Company becomes subject to SFAS 123R on October 1, 2005
(i.e., the first day of its fiscal year ending September 30, 2006). SFAS 123R will generally require that the Company record compensation expense equal to the fair value of all equity-based compensation over the vesting period of each award. As a result of the Acceleration and based on estimated Black-Scholes value calculations, the Company expects to not incur pre-tax compensation expense related to the options subject to the Acceleration of approximately $965,000 in fiscal 2006, $885,000 in fiscal 2007, $670,000 in fiscal 2008,
$400,000 in fiscal 2009, and $50,000 in fiscal 2010.

      The Acceleration meets the criteria for variable  accounting under FIN No.
44. Based upon past experience, the Company believes that the majority of the holders of the options subject to the Acceleration will remain employed or otherwise affiliated with the Company and/or its affiliates over the full term of the original vesting period. Consequently, under the provisions included in FIN No. 44, the Company recorded in the fourth fiscal quarter ending September 30, 2005, a pre-tax charge to earnings of $76,000, in the form of compensation expense, related to the Acceleration.

      In addition, in September 2005, the Company granted options to employees, officers and directors of approximately 390,000 shares, without a vesting requirement.

      Had compensation cost for the Company's stock-based compensation plans been determined consistent with the SFAS 123, the Company's net income and earnings per share would have been reduced to the proforma amounts indicated below for the years ended September 30, (in thousands, except per share data):

                                                                     2003           2004           2005
                                                                  ----------     ----------     ----------
         Reported Net Income                                      $   11,172         14,806         17,154
         Less: Stock option compensation expense
               determined under fair value method, net of tax           (504)          (599)        (3,710)
                                                                  ----------     ----------     ----------
         Proforma net income                                      $   10,668         14,207         13,444
                                                                  ==========     ==========     ==========
         Reported net income per share:
               Basic                                              $     0.59           0.78           0.89
                                                                  ==========     ==========     ==========
               Diluted                                                  0.57           0.74           0.84
                                                                  ==========     ==========     ==========
         Proforma net income per share:
               Basic                                              $     0.57           0.74           0.70
                                                                  ==========     ==========     ==========
               Diluted                                                  0.54           0.70           0.67
                                                                  ==========     ==========     ==========

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

      (p) Stock Based Compensation - CONTINUED

      The weighted average fair value of all of the options granted during the periods indicated have been estimated using the Black-Scholes option-pricing model with the following assumptions:

                                                             2003       2004      2005
                                                            -----      -----     -----
           Dividend yield                                    1.86%      1.25%     1.50%
           Weighted average risk-free interest rate          3.96%      4.21%     4.01%
           Weighted average expected volatility             46.00%     40.00%    29.00%
           Weighted average expected life in years           7.50       7.50      5.00

      Included in fiscal 2005 proforma net income was pre-tax expense of approximately $3.0 million related to the acceleration of vesting requirements for the stock option awards granted in fiscal 2003, 2004 and 2005. In addition, included in fiscal 2005 proforma net income was pre-tax expense of approximately $1.4 million related to the grant of options in September 2005, with no vesting requirements.

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

      (s) Derivative Instruments and Hedging Activities

      Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") as amended by SFAS No. 137, 138, and 149 establishes accounting and reporting standards for derivatives and hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet, and measures those instruments at fair value. Changes in the fair value of those derivatives are reported in current earnings or other comprehensive income depending on the purpose for which the derivative is held and whether the derivative qualifies for hedge accounting. The Company does not currently engage in any activities that qualify for hedge accounting under SFAS 133. Accordingly, changes in fair value of these derivative instruments are included in gain on sales of loans held for sale in the consolidated statements of operations. (See Note 23).

      (t) Reclassifications

      Certain  amounts in the 2003 and 2004  consolidated  financial  statements
have  been   reclassified   to  conform   with  the  2005   presentation.   Such
reclassifications did not change net income or equity as previously reported.

(2) INVESTMENT SECURITIES

      The amortized cost and fair value of investment securities available for sale at September 30, 2004 are summarized as follows:

                                                                                      2004
                                                              --------------------------------------------------
                                                                              Gross          Gross
                                                              Amortized    Unrealized      Unrealized       Fair
                                                                 Cost         Gains          Losses        Value
                                                              ---------    ----------      ----------      -----
                                                                                 (In thousands)
         U.S. Government and agency obligations:
             Due after five years .....................        $ 2,901            12              --        2,913
         State and municipal obligations:
             Due after five years .....................         20,123           497             (84)      20,536
                                                               -------       -------         -------      -------
                                                               $23,024           509             (84)      23,449
                                                               =======       =======         =======      =======

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(2) INVESTMENT SECURITIES- Continued

      The amortized cost and fair value of investment securities available for sale at September 30, 2005 are summarized as follows:

                                                                                         2005
                                                                    ----------------------------------------------
                                                                                   Gross         Gross
                                                                    Amortized   Unrealized    Unrealized    Fair
                                                                       Cost        Gains        Losses      Value
                                                                    ---------   ----------    ----------    ------
                                                                                     (In thousands)
         U.S. Government and agency obligations:
            Due after five years ............................        $ 3,947           --           (13)      3,934
         State and municipal obligations:
            Due after five years ............................         21,285          434           (37)     21,682
                                                                     -------      -------       -------     -------
                                                                     $25,232          434           (50)     25,616
                                                                     =======      =======       =======     =======

      The Company had no gross realized gains or losses for the year ended September 30, 2003. For the year ended September 30, 2004, there were no gross realized gains and losses were $100,000. For the year ended September 30, 2005, gross realized gains were $92,000 and gross realized losses were $26,000.

      The unrealized losses on investment securities were attributable to increases in interest rates, rather than credit quality. The unrealized losses are comprised of seven securities that have had continuous losses of less than 12 months and six securities that have had continuous losses 12 months or longer. None of the individual investment securities had an unrealized loss which exceeded 5% of its amortized cost. At September 30, 2005, substantially all investment securities were rated AAA or higher.

      At September 30, 2004 and 2005, investment securities held to maturity due after five years totaled $7.8 million and $10.0 million, respectively.

      The Company had one investment security held to maturity with an amortized cost and fair value of $7.8 million that was called by the issuer, which resulted in a gross realized gain of $160,000 in fiscal 2005.

      The following table sets forth the final maturities and weighted average yields of the securities available for sale and held to maturity at fair value at September 30, 2005:

                                                                                        2005
                                                  -----------------------------------------------------------------------------
                                                       One year         More than one        More than five       More than
                                                        or less         to five years         to ten years        ten years
                                                  ------------------  ------------------  ------------------  -----------------
                                                  Fair Value   Yield  Fair Value   Yield  Fair Value   Yield  Fair Value  Yield
                                                  ----------   -----  ----------   -----  ----------   -----  ----------  -----
                                                                                (Dollars in thousands)
         U.S. Government and agency obligations:
           FNMA ................................    $    --      --%    $    --      --%    $ 2,982    5.33%    $    --      --%
           FHLB ................................         --      --          --      --      10,049    2.05         952    4.25
           State and municipal obligations .....         --      --          --      --       4,509    4.03      17,173    4.29
             Total .............................    $    --      --%    $    --      --%    $17,540    3.11%    $18,125    4.29%

The yield on state and municipal obligations is not computed on a tax-equivalent basis.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(3) MORTGAGE-BACKED SECURITIES

      Mortgage-backed securities available for sale at September 30, 2004 consisted of the following:

                                                                                         2004
                                                                -----------------------------------------------------------
                                                                                  Gross           Gross
                                                                Amortized       Unrealized      Unrealized            Fair
                                                                   Cost           Gains           Losses             Value
                                                                ---------       ----------      ----------          -------
                                                                                       (In thousands)
         Collateralized Mortgage Obligations ............        $ 51,644              82             (319)          51,407
         FNMA ...........................................         162,371           3,090             (661)         164,800
         GNMA ...........................................          42,205             799               (5)          42,999
         FHLMC ..........................................         114,947             923             (793)         115,077
                                                                 --------        --------         --------         --------
                                                                 $371,167           4,894           (1,778)         374,283
                                                                 ========        ========         ========         ========

      Mortgage-backed securities available for sale at September 30, 2005 consisted of the following:

                                                                                          2005
                                                                -----------------------------------------------------------
                                                                                  Gross           Gross
                                                                Amortized       Unrealized      Unrealized            Fair
                                                                   Cost           Gains           Losses             Value
                                                                ---------       ----------      ----------          -------
                                                                                    (In thousands)
         Collateralized Mortgage Obligations ............        $ 84,387              37           (1,130)          83,294
         FNMA ...........................................         152,075           1,052           (1,346)         151,781
         GNMA ...........................................          45,963             274             (416)          45,821
         FHLMC ..........................................         119,399             447           (1,087)         118,759
                                                                 --------        --------         --------         --------
                                                                 $401,824           1,810           (3,979)         399,655
                                                                 ========        ========         ========         ========

      The Company had gross realized gains of $695,000 and gross realized losses of $226,000 for the year ended September 30, 2003. For the year ended September 30, 2004, the Company had gross realized gains of $772,000 and gross realized losses of $1.8 million. For the year ended September 30, 2005, the Company had gross realized gains of $719,000 and gross realized losses of $1.3 million.

      Gross unrealized losses on mortgage-backed securities and the length of time the securities have been in a continuous unrealized loss position, at September 30, 2005, were as follows:

                                                                                         2005
                                                    -----------------------------------------------------------------------------
                                                     Less than 12 Months         12 Months or Longer                Total
                                                    ---------------------     -----------------------     -----------------------
                                                    Fair       Unrealized        Fair      Unrealized       Fair       Unrealized
                                                    Value        Losses         Value         Losses        Value        Losses
                                                    ----       ----------     ---------    ----------     ---------    ----------
                                                                                   (In thousands)
         Collateralized Mortgage Obligations ..   $  55,560          (770)       19,518          (360)       75,078        (1,130)
         FNMA .................................      78,664        (1,189)        5,893          (157)       84,557        (1,346)
         GNMA .................................      32,787          (416)           --            --        32,787          (416)
         FHLMC ................................      81,540          (988)        5,951           (99)       87,491        (1,087)
                                                  ---------     ---------     ---------     ---------     ---------     ---------
                                                  $ 248,551        (3,363)       31,362          (616)      279,913        (3,979)
                                                  =========     =========     =========     =========     =========     =========

      The unrealized losses on mortgage-backed securities summarized above were attributable to increases in interest rates, rather than credit quality. The unrealized losses are comprised of 72 securities that have had continuous losses of less than 12 months and 10 securities that have had continuous losses 12 months or longer. One of the individual mortgage-backed securities had an unrealized loss which exceeded 5% of its amortized cost by a minor amount. None of the Company's securities were considered impaired at September 30, 2005. At September 30, 2005 all mortgage-backed securities were rated AAA or higher.

      Certain mortgage-backed securities are pledged to secure other borrowed money and customer deposits in excess of FDIC insurance coverage. The carrying value of the securities pledged at September 30, 2005 was $258.4 million with a fair value of $255.7 million.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(3) MORTGAGE-BACKED SECURITIES - CONTINUED

      The following table sets forth the final contractural maturities and weighted average yields of the mortgage-backed securities at fair value at September 30, 2005:

                                                                                         2005
                                                    ---------------------------------------------------------------------------
                                                        One year        More than one      More than five        More than
                                                         or less        to five years       to ten years         ten years
                                                    -----------------  -----------------  -----------------  ------------------
                                                    Fair Value  Yield  Fair Value  Yield  Fair Value  Yield  Fair Value   Yield
                                                    ----------  -----  ----------  -----  ----------  -----  ----------   -----
                                                                                (Dollars in thousands)
         Mortgage-backed securities:
           FHLMC ................................    $    --      --%   $    --      --%     $   --     --%   $118,759    5.34%
           FNMA .................................         --      --         --      --          --     --     151,781    5.45
           GNMA .................................         --      --         --      --          --     --      45,821    5.60
           Collateralized Mortgage Obligations ..         --      --         --      --          --     --      83,294    4.80
                                                     -------    ----    -------    ----    --------    ---    --------    ----
              Total .............................    $    --      --%   $    --      --%     $   --     --%   $399,655    5.30%
                                                     =======    ====    =======    ====    ========    ===    ========    ====

(4) LOANS RECEIVABLE, NET

      Loans receivable, net at September 30 consisted of the following:

                                                                                              2004            2005
                                                                                           ---------       ---------
                                                                                                (In thousands)
         Mortgage loans:
              Single family to 4 family units .................................            $ 329,287         352,893
              Land and land development .......................................               99,697         121,170
              Residential lots ................................................               29,839          37,112
              Other, primarily commercial real estate .........................              182,924         211,432
              Residential construction loans ..................................               82,789         127,970
              Commercial construction loans ...................................               10,503          14,989
         Consumer and commercial loans:
              Installment consumer loans ......................................               18,024          19,115
              Mobile home loans ...............................................                4,618           4,308
              Savings account loans ...........................................                2,058           1,883
              Equity lines of credit ..........................................               30,906          34,019
              Commercial and other loans ......................................               32,101          38,691
                                                                                           ---------       ---------
                                                                                             822,746         963,582
         Less:
              Allowance for loan losses .......................................               11,077          11,748
              Deferred loan cost, net .........................................                 (674)           (771)
              Undisbursed portion of loans in process .........................               21,613          28,345
                                                                                           ---------       ---------
                                                                                           $ 790,730         924,260
                                                                                           =========       =========

      The changes in the allowance for loan losses for the years ended September 30 consisted of the following:

                                                                                2003           2004           2005
                                                                             ---------      ---------      ---------
                                                                                         (In thousands)
         Beginning allowance ........................................        $   7,883          9,832         11,077
         Provision for loan losses ..................................            2,655          1,750          1,697
         Loan recoveries ............................................              136            249            224
         Loan charge-offs ...........................................             (842)          (754)        (1,250)
                                                                             ---------      ---------      ---------
                                                                             $   9,832         11,077         11,748
                                                                             =========      =========      =========

      Nonaccrual loans, which are all loans ninety days or more delinquent, totaled approximately $5.9 million and $2.6 million at September 30, 2004 and 2005, respectively. In fiscal years 2003, 2004 and 2005, interest income which would have been recorded would have been approximately $623,000, $277,000 and $285,000, respectively, had non accruing loans been current in accordance with their original terms.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(4) LOANS RECEIVABLE, NET - CONTINUED

      There were $3.3  million in  impaired  loans at  September  30,  2004.  At
September 30, 2005, impaired loans totaled $2.6 million. Included in the allowance for loan losses at September 30, 2004 was $359,000 related to impaired loans compared to $434,000 at September 30, 2005. The average recorded investment in impaired loans for the year ended September 30, 2004 was $3.9 million compared to $3.7 million for the year ended September 30, 2005. Interest income recognized on impaired loans in fiscal 2003, 2004 and 2005 was $134,000, $607,000 and $292,000, respectively. This decrease in fiscal 2005 over 2004 is primarily due to a commercial loan that was placed in nonaccrual status in a prior fiscal year. The loan paid off in the fourth fiscal quarter of 2004. As a result, the Company recognized approximately $330,000 of interest in fiscal 2004 which had been previously reserved.

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

      Standby letters of credit obligate the Company to meet certain financial obligations of its Customers, if, under the contractual terms of the agreement, the Customers are unable to do so. Payment is only guaranteed under these letters of credit upon the borrower's failure to perform its obligations to the beneficiary. The Company can seek recovery of the amounts paid from the borrower and the letters of credit are generally collateralized. Commitments under standby letters of credit are usually one year or less. At September 30, 2005, the Company has recorded no liability for the current carrying amount of the obligation to perform as a guarantor, as such amounts are not considered material. The maximum potential amount of undiscounted future payments related to standby letters of credit at September 30, 2005 was $5.8 million.

      A summary of loans receivable with undisbursed commitments to extend credit at September 30, 2004 and September 30, 2005 follows (in thousands):

                                                                                                   2004         2005
                                                                                                 --------    --------
         Residential mortgage loans in process ........................................          $ 21,613      28,345
         Business and consumer credit card lines ......................................            14,171      14,065
         Consumer home equity lines ...................................................            37,031      43,388
         Other consumer lines of credit ...............................................             8,361       4,547
         Standby letters of credit ....................................................             5,502       5,777
         Commercial real estate and construction and land development
             lines of credit ..........................................................            52,978     107,731
         Other commercial lines of credit .............................................             8,071      10,527
                                                                                                 --------    --------
                                                                                                 $147,727     214,380
                                                                                                 ========    ========

      In addition, the Company had commitments to originate $28.6 million in residential loans at September 30, 2005.

      Loans serviced for the benefit of others amounted to approximately $219.8 million, $250.5 million and $291.9 million at September 30, 2003, 2004 and 2005, respectively. Loans serviced for others at September 30, 2003 and September 30, 2004 consisted primarily of residential mortgage loans. At September 30, 2005, residential mortgage loans serviced for others was $274.7 million and commercial mortgage loans serviced for others was $17.2 million.

      During fiscal 2005, the Company securitized $52.6 million of mortgage loans and concurrently sold these mortgage-backed securities to outside third parties and recognized a net gain on sale of $1.0 million, which included the recognition of a $690,000 mortgage servicing right asset. During fiscal 2004, the Company securitized $46.8 million of mortgage loans and concurrently

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(4) LOANS RECEIVABLE, NET - CONTINUED

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

      The Bank offers mortgage and consumer loans to its directors, and Associates for the financing of their personal residences and for other personal purposes. The Bank also offers commercial loans to companies affiliated with directors. These loans are made in the ordinary course of business and, in management's opinion, are made on substantially the same terms, including interest rates and collateral, prevailing at the time for comparable transactions with other persons and companies. Management does not believe these loans involve more than the normal risk of collectibility or present other unfavorable features. At September 30, 2005, such loans were current with respect to their payment terms.

      The following is a summary of the activity of loans outstanding to certain executive officers, directors and their affiliates for the year ended September 30, 2005 (in thousands):

         Balance at September 30, 2004 .................         $ 988
         New loans .....................................           409
         Repayments ....................................          (564)
                                                                 -----
         Balance at September 30, 2005 .................         $ 833
                                                                 =====

(5) MORTGAGE SERVICING RIGHTS

      Mortgage servicing rights, net of the valuation allowance, are included in other assets and totaled $3.0 million and $3.2 million at September 30, 2004 and 2005, respectively. Amortization expense for MSRs, included in interest on loans receivable, totaled $811,000, $1.0 million and $1.0 million for the years ended September 30, 2003, 2004 and 2005, respectively. The estimated amortization expense for MSRs held as of September 30, 2005, is $818,000, $783,000, $733,000,
$597,000 and $261,000 for fiscal 2006, 2007,  2008, 2009 and 2010  respectively.
The estimated amortization expense is based on current information regarding loan payments and prepayments. Amortization expense could change in future periods based on changes in the volume of prepayments and various economic factors.

      At September 30, 2004 and 2005, the valuation allowance for MSRs totaled $299,000 and $5,000, respectively. In 2004 and 2005, the Company recorded $162,000 and $294,000 for impairment recoveries, respectively. MSR impairment recovery is included in other expense.

                                                         2004          2005
                                                       -------       -------
                                                           (In thousands)
         Balance at beginning of year ...........      $ 2,843         3,005
         MSRs capitalized .......................        1,020           941
         MSRs amortized .........................       (1,020)       (1,053)
         Recovery of impairment .................          162           294
                                                       -------       -------
         Balance at end of year .................      $ 3,005         3,187
                                                       =======       =======

(6) OFFICE PROPERTY AND EQUIPMENT, NET

      Office property and equipment, net at September 30 consisted of the following:

                                                         2004          2005
                                                       --------     --------
                                                            (In thousands)
         Land ...................................      $  5,848        7,530
         Building and improvements ..............        13,770       15,493
         Furniture, fixtures and equipment ......        17,341       20,510
                                                       --------     --------
                                                         36,959       43,533
         Less accumulated depreciation                  (18,115)     (20,775)
                                                       --------     --------
                                                       $ 18,844       22,758
                                                       ========     ========

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(6) OFFICE PROPERTY AND EQUIPMENT, NET - CONTINUED

      The Company leases office space and various equipment. Total rental expense for the years ended September 30, 2003, 2004 and 2005 was approximately $259,000, $285,000 and $307,000 respectively.

      Future minimum rental payments for operating leases having remaining noncancelable lease terms in excess of one year at September 30, 2005 are as follows (in thousands):

                   2006 .............................       $   286
                   2007 .............................           232
                   2008 .............................           157
                   2009 .............................            67
                   2010 .............................            55
              Thereafter ............................           215
                                                            -------
                                                            $ 1,012
                                                            =======

(7) INVESTMENT REQUIRED BY LAW

      The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to the greater of (i) $500 (ii) 1.0% of the aggregate outstanding principal amount of home mortgage loans, home purchase contracts and similar obligations at the end of each calendar year, or (iii) 5% of its advances (borrowings) from the FHLB of Atlanta at the end of each calendar year. The Bank is in compliance with this requirement with an investment in FHLB stock of $15.8 million, carried at cost, at September 30, 2005. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value.

(8) DEPOSITS

      Deposits at September 30 consisted of the following:

                                                                              2004                          2005
                                                                  -------------------------    ------------------------
                                                                                   Weighted                    Weighted
                                                                     Amount          Rate        Amount          Rate
                                                                  ----------      ---------    ----------     ---------
                                                                                   (Dollars in thousands)
         Transaction accounts:
              Noninterest bearing ............................    $  122,357            --%    $  219,080          --%
              NOW ............................................       110,802          0.46        139,810        0.52
              Money market checking ..........................       224,437          1.37        213,078        2.26
                                                                  ----------                   ----------
                   Total transaction accounts ................       457,596          0.79        571,968        0.97
                                                                  ----------                   ----------
         Statement savings accounts:
             Regular .........................................        54,147          0.79         71,119        1.47
             Money market ....................................         1,058          1.00            705        1.24
                                                                  ----------                   ----------
                   Total statement savings accounts                   55,205          0.80         71,824        1.47
                                                                  ----------                   ----------
         Certificate accounts:
             0.00-1.99% ......................................        69,014                       15,660
             2.00-3.99% ......................................       148,493                      381,253
             4.00-5.99% ......................................        22,470                       29,545
             6.00-7.99% ......................................             8                            8
             8.00-10.00% .....................................           593                          660
                                                                  ----------                   ----------
                   Total certificate accounts                        240,578          2.49        427,126        3.39
                                                                  ----------                   ----------
                                                                  $  753,379          1.33%    $1,070,918        1.97%
                                                                  ==========                   ==========

      The aggregate amount of all deposit accounts with a minimum denomination of $100,000 or more was $364.2 million and $637.9 million at September 30, 2004 and 2005, respectively.

      The amounts and scheduled maturities of certificate accounts at September 30, are as follows:

                                                                           2004           2005
                                                                         --------      --------
                                                                             (In thousands)
            Within 1 year ...........................................    $208,130       392,731
            After 1 but within 2 years ..............................      23,512        22,666
            After 2 but within 3 years ..............................       4,960         8,555
            Thereafter ..............................................       3,976         3,174
                                                                         --------      --------
                                                                         $240,578       427,126
                                                                         ========      ========

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(8) DEPOSITS - CONTINUED

      Included in certificate accounts ("CDs") are $169.9 million of brokered CDs at September 30, 2005. There were no brokered CDs at September 30, 2004. The average rate and remaining term of brokered CDs at September 30, 2005 was 3.51% and approximately four months, respectively.

      Interest expense on deposits for the years ended September 30 consisted of the following:

                                                                     2003          2004         2005
                                                                   -------       -------      -------
                                                                             (In thousands)
            Transaction accounts ...........................       $ 3,925         3,331        4,457
            Passbook accounts ..............................           427           405          663
            Certificate accounts ...........................         7,647         6,288        8,959
                                                                   -------       -------      -------
                                                                   $11,999        10,024       14,079
                                                                   =======       =======      =======

(9) ADVANCES FROM FHLB

      Advances from the FHLB at September 30 consisted of the following:

                                                                           2004                         2005
                                                                   ---------------------       ---------------------
                                                                                Weighted                    Weighted
                                                                     Amount       Rate          Amount        Rate
                                                                   --------     --------       --------     --------
            Fiscal Year Maturity                                                 (Dollars in thousands)
            2005 ...........................................       $ 64,500        2.78%       $     --          --%
            2006 ...........................................          4,177        2.79           4,177         2.79
            2007 ...........................................         11,560        2.23           3,560         2.83
            2008 ...........................................          3,977        3.18           3,977         3.18
            2009 ...........................................         31,803        2.36          31,803         2.36
            2010 ...........................................         52,651        5.98          63,651         5.74
            2011 or greater ................................        159,839        3.61         181,839         3.64
                                                                   --------                    --------
                                                                   $328,507        3.64%       $289,007         3.93%
                                                                   ========                    ========

      Stock in the FHLB of Atlanta and specific first mortgage loans and mortgage-backed securities of approximately $357.3 million and $362.5 million at September 30, 2004 and 2005, respectively, are pledged as collateral for these advances. The Bank has adopted the policy of pledging excess collateral to facilitate future advances. At September 30, 2005, the excess first mortgage loan collateral pledged to the FHLB will support additional borrowings of approximately $73.5 million. At September 30, 2005, included in the one, two, three, and four year maturities were $191.0 million with a weighted average rate of 3.49% of advances subject to call provisions. Callable advances at September 30, 2005 are summarized as follows: $84.0 million callable in fiscal 2006, with a weighted average rate of 3.99%; $45.0 million callable in fiscal 2007, with a weighted average rate of 3.17%; $37.0 million callable in fiscal 2008, with a weighted average rate of 2.98%; and $25.0 million callable in fiscal 2009, with a weighted average rate of 3.13%. Call provisions are more likely to be exercised by the FHLB when interest rates rise. If exercised, the Company may have to replace called advances with borrowings at a higher interest rate.

      During fiscal 2003, the Company prepaid approximately $54.6 million of advances from FHLB and incurred gross penalties of approximately $2.8 million. During fiscal 2004, the Company prepaid approximately $4.6 million of advances from FHLB and incurred gross penalties of approximately $77,000. During fiscal 2005, the Company did not prepay any FHLB advances. Prepayment penalties are included in general and administrative expenses in the statement of operations.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(10) REPURCHASE AGREEMENTS

      The following tables set forth certain information regarding repurchase agreements by the Bank at the end of and during the periods indicated:

                                                                                              At September 30,
                                                                                 -----------------------------------------
                                                                                    2003            2004            2005
                                                                                  --------        --------        --------
                                                                                          (Dollars in thousands)
         Outstanding balance:
              Securities sold under agreements to repurchase:
                   Customer ...............................................       $  7,703        $ 12,931        $ 31,937
                   Broker .................................................        125,899          94,242          10,000
         Weighted average rate (at month end) paid on:
             Securities sold under agreements to repurchase:
                   Customer ...............................................           0.81%           1.42%           2.82%
                   Broker .................................................           1.64            1.74            2.39
         Maximum amount of borrowings outstanding at any month end:
             Securities sold under agreements to repurchase:
                   Customer ...............................................       $  7,703        $ 12,931        $ 39,317
                   Broker .................................................        125,899         184,129         109,958
         Approximate average outstanding with respect to:
             Securities sold under agreements to repurchase:
                   Customer ...............................................       $  4,812        $  9,033        $ 27,498
                   Broker .................................................         92,476         134,809          73,723
         Weighted average rate (year to date) paid on:
             Securities sold under agreements to repurchase:
                   Customer ...............................................           1.02%           1.01%           2.43%
                   Broker .................................................           2.04            1.50            2.37

      Securities sold under agreements to repurchase represent borrowings by the Company with maturities ranging from 1 to 12 months collateralized by securities of the United States government or its agencies, which have been delivered to a third party custodian for safekeeping. Assets pledged to collateralize securities sold under agreements to repurchase had a fair value of $45.9 million at September 30, 2005 and are included in mortgage-backed securities available for sale in the consolidated balance sheet.

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

      Prior to January 1, 2005, the Company consolidated its wholly-owned subsidiary, Coastal Financial Capital Trust I ("Trust"). In December 2003, the Financial Accounting Standards Board issued a revised version of Interpretation No. 46 ("FIN 46") "Consolidation of Variable Interest Entities." The revised FIN 46 clarifies some of the provisions of the original interpretation and adds new scope exceptions. As a result of the changes, the Company deconsolidated the Trust, increasing other assets by $464,000, increasing junior subordinated debt-trust preferred securities by $15.5 million and reducing debt associated with trust preferred securities ("Capital Securities") by $15.0 million.

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

      The Capital Securities accrue and pay distributions at a rate per annum equal to 90-day LIBOR plus 305 basis points. At September 30, 2005, the distribution rate on the Capital Securities was 6.54%. The distributions payable on the Capital Securities are cumulative and payable quarterly in arrears. The Capital Securities interest payments for fiscal 2003, 2004 and 2005 were $213,000, $662,000 an $892,000, respectively, and are included in interest expense on other borrowings. The Company has the right, subject to events of default, to defer payments of interest on the Capital Securities for a period not to exceed 20 consecutive quarters. The Company has no current intention to exercise its right to defer payment of interest on the Capital Securities.

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

(12) INCOME TAXES

      Income tax expense (benefit) for the years ended September 30 consisted of the following:

                                                                   Current         Deferred            Total
                                                                  --------         --------          --------
                                                                               (In thousands)
         2003:
              Federal ...................................         $  4,946              507             5,453
              State .....................................              693               (5)              688
                                                                  --------         --------          --------
                                                                  $  5,639              502             6,141
                                                                  ========         ========          ========
         2004:
              Federal ...................................         $  7,070              126             7,196
              State .....................................              433               (2)              431
                                                                  --------         --------          --------
                                                                  $  7,503              124             7,627
                                                                  ========         ========          ========
         2005:
              Federal ...................................         $  7,739              582             8,321
              State .....................................              614               47               661
                                                                  --------         --------          --------
                                                                  $  8,353              629             8,982
                                                                  ========         ========          ========

      The tax effect of the Company's temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that give rise to the net deferred tax asset (liability) at September 30, 2004 and 2005 relate to the following:

                                                                                                       2004         2005
                                                                                                     --------     --------
         Deferred tax assets:                                                                            (In thousands)
              Allowance for loan losses .........................................................    $  4,031        4,406
              Accrued medical reserves ..........................................................          91           85
              Other real estate reserves and deferred gains on other real estate ................          56           20
              Net operating loss carryforwards ..................................................          38           81
              Unrealized loss on securities available for sale ..................................          --          679
              Other .............................................................................         170          282
                                                                                                     --------     --------
         Total deferred tax assets ..............................................................       4,386        5,553
         Less valuation allowance ...............................................................         (38)         (81)
                                                                                                     --------     --------
         Net deferred tax assets ................................................................       4,348        5,472
                                                                                                     --------     --------
         Deferred tax liabilities:
              Property and equipment principally due to differences in depreciation .............         688          398
              FHLB stock, due to stock dividends not recognized for tax purposes ................          15           --
              Deferred loan fees ................................................................         719          885
              Book over tax basis in investment in unconsolidated subsidiary ....................       4,009        5,053
              Unrealized gain on securities available for sale ..................................       1,347           --
              Mortgage servicing rights .........................................................       1,120        1,221
              Other .............................................................................         349          417
                                                                                                     --------     --------
         Total deferred tax liabilities .........................................................       8,247        7,974
                                                                                                     --------     --------
         Net deferred tax liability .............................................................    $ (3,899)      (2,502)
                                                                                                     ========     ========

      The valuation allowance for deferred tax assets was $38,000 and $81,000 at September 30, 2004 and 2005, respectively. The net change in the total valuation allowance for the years ended September 30, 2004 and 2005 was an increase of $17,000 and $43,000, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the company will need to generate future taxable income prior to the expiration of the deferred tax assets governed by the tax code. Based upon the level of historical taxable income and projections for future taxable income over the periods, which the deferred tax assets are deductible, management believes it more likely than

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(12) INCOME TAXES - CONTINUED

not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at September 30, 2005. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

      The net deferred tax asset (liability) is included in other liabilities in the consolidated financial statements. The valuation allowance relates to the state loss carryforwards which may not be ultimately realized to reduce taxes of the Company. A portion of the change in the net deferred tax liability relates to unrealized gains and losses on securities available for sale. A current period deferred tax benefit of $2.0 million unrealized loss on securities available for sale has been recorded directly to stockholders' equity. The balance of the change in the deferred tax liability results from the current period deferred tax expense of $629,000.

      Income taxes of the Company attributable to income before income taxes differ from the amounts computed by applying the Federal income tax rate of 35% for the years ended September 30 to earnings before income taxes as follows:

                                                                                    2003           2004          2005
                                                                                  --------       --------      --------
                                                                                             (In thousands)
         Computed federal income taxes ....................................       $  6,059          7,852         9,148
         State tax, net of federal benefit ................................            447            280           430
         Bank-owned life insurance ........................................           (233)          (337)         (332)
         Tax exempt securities net ........................................            (39)          (220)         (275)
         Other, net .......................................................            (93)            52            11
                                                                                  --------       --------      --------
         Total income tax expense .........................................       $  6,141          7,627         8,982
                                                                                  ========       ========      ========

      The Bank had been permitted under the Internal Revenue Code to deduct an annual addition to the tax reserve for bad debts in determining taxable income, subject to certain limitations. This addition may differ significantly from the bad debt expense for financial reporting purposes and was based on either 8% of taxable income (the "Percentage of Taxable Income Method") or actual loan loss experience (the "Experience Method") for the years prior to 1997. As a result of tax legislation, the Bank recaptured tax bad debt reserves in excess of pre-1988 based year amounts over a six-year period ended September 30, 2004.

      Retained earnings at September 30, 2005 includes approximately $5.2 million representing pre-1988 tax bad debt base year reserve amounts for which no deferred income tax liability has been provided since these reserves are not expected to reverse until indefinite future periods and may never reverse.
Circumstances that would require an accrual of a portion or all of this unrecorded tax liability are a reduction in qualifying loan levels relative to the end of 1987, failure to meet the tax definition of a savings bank, dividend payments in excess of current year or accumulated tax earnings and profits, or other distributions in dissolution, liquidation or redemption of the Bank's stock.

(13) BENEFIT PLAN

      The Company has a defined contribution plan covering substantially all Associates. The Company matches Associate contributions based upon the Company meeting certain return on equity operating results. Matching contribution expense was approximately $340,000, $684,000 and $435,000 for fiscal years 2003, 2004 and 2005, respectively.

(14) REGULATORY MATTERS

      The Bank is subject to various capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material adverse effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weighting and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and tier 1 capital (as defined in the regulation) to risk-weighted assets (as defined) and to average assets (as defined). At September 30, 2005, the Bank's loans-to-one borrower limit was approximately $18.4 million. Management believes, as of September 30, 2005, that the Bank met all capital adequacy requirements and loans-to-one-borrower limits.

      As of September 30, 2005, the most recent notification from federal banking agencies categorized the Bank as "well capitalized" under the regulatory framework. To be categorized as "well capitalized," the Bank must maintain minimum total risk-based capital, tier 1 capital, and tier 1 leverage ratios as set forth in the table. Since September 30, 2005, there have been no events or conditions that management believes have changed the Bank's categories. (Dollars in thousands)

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(14) REGULATORY MATTERS - CONTINUED

                                                                                                            Amount to be
                                                                                       For Capital         Categorized as
                                                                    Actual          Adequacy Purposes    "Well Capitalized"
                                                             ------------------    ------------------    ------------------
                                                              Amount     Ratio      Amount      Ratio     Amount      Ratio
                                                             --------    ------    --------     -----    --------    ------
         As of September 30, 2004:
              Total Capital: ............................    $106,851    13.55%    $ 63,077     8.00%    $ 78,847    10.00%
                (To Risk Weighted Assets)
              Tier 1 Capital: ...........................    $ 97,450    12.36%         N/A      N/A     $ 47,308     6.00%
                (To Risk Weighted Assets)
              Tier 1 Capital: ...........................    $ 97,450     7.44%    $ 39,278     3.00%    $ 65,574     5.00%
                (To Adjusted Total Assets)
              Tangible Capital:  ........................    $ 97,450     7.44%    $ 19,672     1.50%         N/A      N/A
                (To Adjusted Total Assets)
         As of September 30, 2005:
              Total Capital: ............................    $122,693    13.29%    $ 73,877     8.00%    $ 92,347    10.00 %
                (To Risk Weighted Assets)
              Tier 1 Capital: ...........................    $112,055    12.13%         N/A      N/A     $ 55,408     6.00%
                (To Risk Weighted Assets)
              Tier 1 Capital: ...........................    $112,055     7.25%    $ 46,356     3.00%    $ 77,260     5.00%
                (To Adjusted Total Assets)
              Tangible Capital:  ........................    $112,055     7.25%    $ 23,178     1.50%         N/A      N/A
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

(16) EARNINGS PER SHARE

      Basic earnings per share are computed by dividing net income by the weighted-average number of common shares outstanding. Diluted earnings per share are computed by dividing net income by the weighted average number of common shares and potential common shares outstanding. Potential common shares consist of dilutive stock options determined using the treasury stock method and the average market price of common stock. All share and per share data have been retroactively restated for all common stock dividends. At September 30, 2005 the Company had antidilutive securities of approximately 227,000 options to purchase shares by Directors and Associates. The average exercise price for such shares was $15.25 per share.

The following is a summary of the reconciliation of average shares outstanding for the years ended September 30:

                                                       2003                      2004                         2005
                                            ------------------------    ------------------------    ------------------------
                                               Basic        Diluted        Basic        Diluted        Basic        Diluted
                                            ----------    ----------    ----------    ----------    ----------    ----------
Weighted average shares outstanding         18,818,000    18,818,000    19,060,000    19,060,000    19,340,000    19,340,000
Effect of dilutive securities -
 Stock options                                      --       861,000            --     1,056,000            --     1,083,000
                                            ----------    ----------    ----------    ----------    ----------    ----------
Average shares outstanding                  18,818,000    19,679,000    19,060,000    20,116,000    19,340,000    20,423,000
                                            ==========    ==========    ==========    ==========    ==========    ==========

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(17) STOCK OPTION PLAN

      The Company's stock option plan provides for stock options to be granted primarily to directors, officers and other key Associates. Options granted under the stock option plan may be incentive stock options or non-incentive stock options. Options vest ratably over a five year period and expire after ten years from the date of grant, except as discussed below. The remaining shares of stock reserved for the stock option plan at September 30, 2005 amounted to approximately 97,000 shares. Options awarded prior to September 21, 2005 vest ratably over a five-year period. Effective September 21, 2005, the vesting period for approximately 731,000 options awarded during fiscal 2003, 2004 and 2005 through September 20, 2005 that would otherwise vest at various times through fiscal 2010 was accelerated, as more fully described in note 1(p). In addition, in September 2005, the Company granted options to employees, officers and directors of approximately 390,000 shares, without a vesting requirement. All options expire after ten years from the date of grant. All other terms and conditions of such options remain unchanged as a result of the Acceleration. All outstanding options have been retroactively restated to reflect the effects of the common stock dividends. At September 30, 2005, the Company had the following options outstanding:

                                                                       Weighted
                                                                        Average        Weighted                    Weighted
                                                           Number      Remaining        Average      Number        Average
               Fiscal                                     Options     Contractual      Exercise     Options        Exercise
                Year      Range of exercise prices:     Outstanding       Life           Price    Exercisable        Price
                ----      -------------------------     -----------   -----------      --------   -----------      --------
                1997      $3.63 - $3.76 ...........        116,369     1.2 Years        $ 3.67       116,369        $ 3.67
                1998      $5.29 - $8.06 ...........        293,717     2.2 Years        $ 5.98       293,717        $ 5.98
                1999      $5.86 - $6.35 ...........        254,841     3.1 Years        $ 5.92       254,841        $ 5.92
                2000      $3.57 - $4.65 ...........        212,587     4.2 Years        $ 4.24       212,587        $ 4.24
                2001      $3.43 - $5.36 ...........        233,702     5.1 Years        $ 3.49       186,962        $ 3.49
                2002      $5.14 - $8.44 ...........        246,622     6.1 Years        $ 5.22       147,973        $ 5.22
                2003      $6.83 - $8.68 ...........        321,490     7.1 Years        $ 8.19       321,490        $ 8.19
                2004      $11.00 - $11.98 .........        343,230     8.2 Years        $11.51       343,230        $11.51
                2005      $12.32 - $15.62 .........        789,051     9.6 Years        $13.55       789,051        $13.55
                                                         ---------     ---------        ------     ---------        ------
                          $3.43 - $15.62 ..........      2,811,609     7.6 Years        $ 8.52     2,666,220        $ 8.74
                                                         =========     =========        ======     =========        ======

      The following is a summary of the activity of the stock option plans for the years 2003, 2004, and 2005.

                                                             2003                   2004                    2005
                                                   ---------------------    --------------------    ---------------------
                                                                Weighted                Weighted                 Weighted
                                                                Average                  Average                 Average
                                                                Exercise                Exercise                 Exercise
                                                    Shares       Price        Shares      Price       Shares      Price
                                                   ---------    --------    ---------   --------    ---------    --------
            Outstanding, October 1 ...........     2,186,474     $ 4.62     2,313,294     $ 5.21     2,303,342     $ 6.42
            Granted ..........................       383,206       8.12       361,053      11.51       799,759      12.30
            Cancelled ........................       (17,452)      6.24        (6,104)      7.53       (46,969)      9.25
            Exercised ........................      (238,934)      4.35      (364,901)      3.74      (244,523)      4.96
                                                   ---------     ------     ---------     ------     ---------     ------
            Outstanding, September 30 ........     2,313,294     $ 5.21     2,303,342     $ 6.42     2,811,609     $ 8.52
                                                   =========     ======     =========     ======     =========     ======

(18) COMMON STOCK DIVIDENDS

      On May 27,  2003,  August 28,  2003,  February  18,  2004,  July 30, 2004,
December 15, 2004 and October 26, 2005 the Company declared a 10% stock dividend aggregating approximately 1,065,000, 1,174,000, 1,308,000, 1,442,000, 1,594,000
and 1,770,000 shares, respectively. All share and per share data has been retroactively restated to give effect to the common stock dividends.

(19) CASH DIVIDENDS

      On each of December 18, 2002 and March 26, 2003, the Company declared quarterly cash dividends of $0.031 per share. On each of June 24, 2003, September 24, 2003, December 15, 2003, March 17, 2004 and June 16, 2004, the Company declared quarterly cash dividends of $0.037 per share. On each of September 29, 2004, December 17, 2004 and March 16, 2005, the Company declared quarterly cash dividends of $0.041. On each of June 22, 2005 and September 21, 2005 the Company declared quarterly cash dividends of $0.045. Under Delaware law, the Company is permitted to declare and pay dividends either out of its surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

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

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(21) QUARTERLY FINANCIAL DATA (UNAUDITED)

      Quarterly operating data for the years ended September 30 is summarized as follows (in thousands, except share data):

                                                                      First           Second          Third          Fourth
                                                                     Quarter          Quarter        Quarter         Quarter
                                                                   -----------     -----------     -----------     -----------
      2004:
         Total interest income ...............................     $    15,535          16,155          16,661          17,453
         Total interest expense ..............................           5,725           5,848           5,892           6,059
                                                                   -----------     -----------     -----------     -----------
         Net interest income .................................           9,810          10,307          10,769          11,394
         Provision for loan losses ...........................             550             500             200             500
                                                                   -----------     -----------     -----------     -----------
         Net interest income after provision for
            loan losses ......................................           9,260           9,807          10,569          10,894
         Other income ........................................           2,326           2,430           2,121           2,298
         General and administrative expenses .................           6,614           6,729           6,773           7,156
                                                                   -----------     -----------     -----------     -----------
         Income before income taxes ..........................           4,972           5,508           5,917           6,036
         Income taxes ........................................           1,653           1,831           2,018           2,125
                                                                   -----------     -----------     -----------     -----------
         Net income ..........................................     $     3,319           3,677           3,899           3,911
                                                                   ===========     ===========     ===========     ===========
         Net income per common share - diluted ...............     $       .16             .18             .19             .19
                                                                   ===========     ===========     ===========     ===========
         Weighted average shares outstanding-diluted .........      20,147,000      20,155,000      20,191,000      20,211,000
                                                                   ===========     ===========     ===========     ===========

                                                                      First           Second          Third          Fourth
                                                                     Quarter          Quarter        Quarter         Quarter
                                                                   -----------     -----------     -----------     -----------
      2005:
         Total interest income ...............................     $    17,946          18,912          20,337          21,363
         Total interest expense ..............................           6,431           7,016           7,831           8,452
                                                                   -----------     -----------     -----------     -----------
         Net interest income .................................          11,515          11,896          12,506          12,911
         Provision for loan losses ...........................             350             625             550             172
                                                                   -----------     -----------     -----------     -----------
         Net interest income after provision for
            loan losses ......................................          11,165          11,271          11,956          12,739
         Other income ........................................           2,767           3,336           3,101           3,320
         General and administrative expenses .................           7,781           8,319           8,420           8,999
                                                                   -----------     -----------     -----------     -----------
         Income before income taxes ..........................           6,151           6,288           6,637           7,060
         Income taxes ........................................           2,106           2,153           2,281           2,442
                                                                   -----------     -----------     -----------     -----------
         Net income ..........................................     $     4,045           4,135           4,356           4,618
                                                                   ===========     ===========     ===========     ===========
         Net income per common share - diluted ...............     $      0.20            0.20            0.21            0.23
                                                                   ===========     ===========     ===========     ===========
         Weighted average shares outstanding-diluted .........      20,364,000      20,524,000      20,497,000      20,515,000
                                                                   ===========     ===========     ===========     ===========

(22) COASTAL FINANCIAL CORPORATION FINANCIAL STATEMENTS (PARENT COMPANY ONLY)

      The following is condensed financial information of Coastal Financial Corporation (parent company only), the primary asset of which is its investment in its bank subsidiary, for the periods indicated (In thousands):

                          Coastal Financial Corporation
                            Condensed Balance Sheets
                           September 30, 2004 and 2005

                                                                                                      2004              2005
                                                                                                   ----------       ----------
      Assets
      Cash .................................................................................       $       86              297
      Investment in subsidiaries ...........................................................           99,754          111,034
      Deferred tax asset ...................................................................               50               50
      Other assets .........................................................................            1,725            2,214
                                                                                                   ----------       ----------
           Total assets ....................................................................       $  101,615          113,595
                                                                                                   ==========       ==========
      Liabilities and Stockholders' Equity
      Accounts payable (principally dividends) .............................................              803              910
      Junior subordinated debt .............................................................           15,464           15,464
      Total stockholders' equity ...........................................................           85,348           97,221
                                                                                                   ----------       ----------
           Total liabilities and stockholders' equity ......................................       $  101,615          113,595
                                                                                                   ==========       ==========

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(22) COASTAL FINANCIAL CORPORATION FINANCIAL STATEMENTS (PARENT COMPANY ONLY) - CONTINUED

                          Coastal Financial Corporation
                       Condensed Statements of Operations
                  Years ended September 30, 2003, 2004 and 2005

                                                                                       2003            2004            2005
                                                                                     --------        --------        --------
      Income:
        Interest income ......................................................       $      1               2               2
        Management fees ......................................................            300             242             242
        Dividends from subsidiary ............................................          1,221           2,230           3,400
        Equity in undistributed earnings of subsidiaries .....................         10,087          13,063          14,444
                                                                                     --------        --------        --------
                Total income .................................................         11,609          15,537          18,088
                                                                                     --------        --------        --------
      Expenses:
        Professional fees ....................................................             20              72              83
        Supplies and printing ................................................             12              33              40
        Interest expense .....................................................            213             662             892
        Other expenses .......................................................            277             213             280
        Income tax benefit ...................................................            (85)           (249)           (361)
                                                                                     --------        --------        --------
                Total expenses ...............................................            437             731             934
                                                                                     --------        --------        --------
      Net income .............................................................       $ 11,172          14,806          17,154
                                                                                     ========        ========        ========

                          Coastal Financial Corporation
                       Condensed Statements of Cash Flows
                  Years ended September 30, 2003, 2004 and 2005

                                                                                       2003            2004            2005
                                                                                     --------        --------        --------
      Operating activities:
        Net income ...........................................................       $ 11,172          14,806          17,154
        Adjustments to reconcile net income to net cash provided
        by operating activities:
           Stock compensation related to accelerated vesting .................             --              --              76
           Equity in undistributed net income of subsidiary ..................        (10,087)        (13,063)        (14,444)
           (Increase) decrease in other assets ...............................           (290)           (624)           (489)
           Increase (decrease) in other liabilities ..........................            134              43             107
                                                                                     --------        --------        --------
                  Total cash provided by operating activities ................            929           1,162           2,404
                                                                                     --------        --------        --------
      Financing activities:
        Cash dividends to stockholders .......................................         (2,592)         (2,948)         (3,361)
        Treasury stock repurchases ...........................................           (342)             --              --
        Proceeds from stock options ..........................................          1,153           1,273           1,309
        Proceeds from trust preferred ........................................         15,000              --              --
        Repayment on line of credit ..........................................         (1,988)            (81)             --
        Capital contribution to subsidiary ...................................        (12,125)           (100)           (150)
        Other financing activities, net ......................................             --               7               9
                                                                                     --------        --------        --------
                  Total cash used by financing activities ....................           (894)         (1,849)         (2,193)
                                                                                     --------        --------        --------
        Net increase (decrease) in cash and cash equivalents .................             35            (687)            211
        Cash and cash equivalents at beginning of the year ...................            738             773              86
                                                                                     --------        --------        --------
        Cash and cash equivalents at end of the years ........................       $    773              86             297
                                                                                     ========        ========        ========

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(23) CARRYING AMOUNTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying amounts and fair value of financial instruments as of September 30, 2004 and 2005 are summarized below:

                                                                                        2004                       2005
                                                                              ------------------------    ------------------------
                                                                               Carrying     Estimated      Carrying      Estimated
                                                                                Amount      Fair Value      Amount      Fair Value
                                                                              ----------    ----------    ----------    ----------
                                                                                                  (In thousands)
          Financial Assets
            Cash and cash equivalents ....................................    $   31,015        31,015    $   91,525        91,525
            Investment securities available for sale .....................        23,449        23,449        25,616        25,616
            Mortgage-backed securities available for sale ................       374,283       374,283       399,655       399,655
            Investment securities held to maturity .......................         7,840         7,840        10,000        10,049
            Loans receivable held for sale ...............................         8,246         8,325        18,121        18,126
            Loans receivable, net ........................................       790,730       818,274       924,260       938,058
            FHLB stock ...................................................        16,900        16,900        15,775        15,775
            Bank-owned life insurance ....................................        21,267        21,267        22,574        22,574
          Financial Liabilities
            Deposits:
               Demand accounts ...........................................       512,801       512,801       643,792       643,792
               Certificate accounts ......................................       240,578       241,133       427,126       426,482
            Advances from Federal Home Loan Bank .........................       328,507       333,612       289,007       286,993
            Securities sold under agreements to repurchase
               and reverse repurchase agreements .........................       107,173       107,173        41,937        41,937
            Junior subordinated debt .....................................        15,464        15,464        15,464        15,464
            Drafts outstanding ...........................................         2,792         2,792        12,890        12,890

      SFAS 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information, whether or not recognized in the statement of financial position, when it is practicable to estimate the fair value. SFAS 107 defines a financial instrument as cash, evidence of an ownership interest in an entity or contractual obligations, which require the exchange of cash, or other financial instruments. Certain items are specifically excluded from the disclosure requirements, including the Company's common stock, premises and equipment, accrued interest receivable and payable, and other assets and liabilities.

      Fair value approximates book value for the following financial instruments due to the short-term nature of the instrument: cash and due from banks, interest-bearing bank balances, federal funds sold, federal funds purchased and repurchase agreements (including reverse repurchase agreements), drafts outstanding and other short-term borrowings. Investments and mortgage-backed securities are valued using quoted market prices.

      Fair value for variable rate loans and bank-owned life insurance that reprice frequently is based on the carrying value. Fair values for mortgage loans, consumer loans and all other loans (primarily commercial) which have fixed rates of interest are based on the discounted present value of the estimated future cash flows. Discount rates used in these computations approximates the rates currently offered for similar loans of comparable terms and credit quality.

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

      The Company had $243.0 million of off-balance sheet financial commitments as of September 30, 2005, which are commitments to originate loans, unused consumer lines of credit, letters of credit and undisbursed portion of loans in process. Since these obligations are based on current market rates, the carrying amount is considered to be a reasonable estimate of fair value.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements - Continued

(23) CARRYING AMOUNTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

      The Company originates certain fixed rate residential loans with the intention of selling these loans. Between the time that the Company enters into an interest rate lock or a commitment to originate a fixed rate residential loan with a potential borrower and the time the closed loan is sold, the Company is subject to variability in the market prices related to these commitments. The Company believes that it is prudent to limit the variability of expected proceeds from the sales through forward sales of "to be issued" mortgage backed securities and loans ("forward sales commitments"). The commitment to originate fixed rate residential loans and forward sales commitments are freestanding derivative instruments. They do not generally qualify for hedge accounting treatment so their fair value adjustments are recorded through the income statement in net gains on sale of loans. The commitments to originate fixed rate conforming loans totaled $4.8 million at September, 30 2005. The fair value of these commitments was an asset of approximately $31,000 at September 30, 2005, and is reflected in gain on sales of loans held for sale in the consolidated statements of operations. The forward sales commitments totaled $10.0 million at September 30, 2005. The fair value of these commitments was an asset of approximately $77,000 at September 30, 2005, and is reflected in gain on sales of loans held for sale in the consolidated statements of operations.

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

(24) COMMITMENTS, CONTINGENCIES AND OTHER

      The Company signed a letter of intent to lease approximately 5.5 acres of land and building with an initial term of 20 years. Aggregate lease payments during the initial term approximate $5.4 million. In addition, the Company has the option to purchase this land and building after the first year for approximately $2.8 million. The lease with purchase option is expected to close during the first quarter of fiscal 2006.

      The Company paid a $50,000 deposit to purchase a tract of land. The final purchase price will be $19.00 per square foot purchased - estimated between $1.1 and $1.2 million. This transaction is expected to close during the first fiscal quarter of 2006.

      The Company has entered into a land lease for a new branch, expected to close during the first fiscal quarter of 2006. Lease payments aggregate $2.6 million for the initial term of 30 years with six five-year renewal options. Lease payments during the renewal periods aggregate $5.9 million.

      The Company has entered into various construction contracts to build new branches and build out leased facilities. At September 30, 2005 the undisbursed future obligations under these signed contracts approximated $682,000.

      The Company has an unsecured unused short-term line of credit to purchase federal funds from an unrelated bank totaling $20.0 million. This line of credit expires January 1, 2006.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis

Forward Looking Statements

      This report may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company's expectations or beliefs concerning future events. All forward-looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond the Company's control and which may cause its actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements speak only as of the date they are made. Such risks and uncertainties include, among other things:

      o     Competitive   pressures   among   depository  and  other   financial
            institutions   in  the   Company's   market   areas   may   increase
            significantly.

      o     Adverse  changes  in the  economy  or  business  conditions,  either
            nationally  or  in  the  Company's  market  areas,   could  increase
            credit-related losses and expenses and/or limit growth

      o Increases in defaults by borrowers and other delinquencies could result in increases in the Company's provision for losses on loans and related expenses.

      o The Company's inability to manage growth effectively, including the successful expansion of the Company's Customer support, administrative infrastructure and internal management systems, could adversely affect the Company's results of operations and prospects.

      o Fluctuations in interest rates and market prices could reduce the Company's net interest margin and asset valuations and increase expenses.

      o The consequences of continued bank acquisitions and mergers in the Company's market areas, resulting in fewer but much larger and financially stronger competitors, could increase competition for financial services to the Company's detriment.

      o The Company's continued growth will depend in part on its ability to enter new markets successfully and capitalize on other growth opportunities.

      o Changes in legislative or regulatory requirements, or actions by the Securities and Exchange Commission ("SEC"), the Financial Accounting Standards Board ("FASB"), or the Public Company Accounting Oversight Board, applicable to the Company and its subsidiaries could increase costs, limit certain operations and adversely affect results of operations.

      o Changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations may increase the Company's tax expense or adversely affect its Customers' businesses.

      o Company initiatives now in place or introduced in the future, not producing results consistent with historic growth rates or results which justify their costs.

      In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements in this report. Except as may be required by applicable law or regulation, the Company undertakes no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Overview

      Coastal  Financial   Corporation  is  a  unitary  thrift  holding  company
incorporated in Delaware with one wholly-owned banking subsidiary, Coastal Federal Bank (the "Bank" or "Coastal Federal"). The Company also owns Coastal Planners Holding Corporation, whose subsidiary, Coastal Retirement, Estate and Tax Planners, Inc., offers fee-based financial planning and tax preparation services. The primary business activities of the Company are conducted by the Bank. The Company and Bank's principal executive offices are located in Myrtle Beach, South Carolina.

      Coastal Federal Bank is a full service financial services company with 21 branches located in four counties throughout the coastal regions of South
Carolina and North Carolina. The Bank has thirteen offices in Horry County, South Carolina; one office in Georgetown County, South Carolina; four offices in Brunswick County, North Carolina; and three offices in New Hanover County, North Carolina.

      The Bank's primary market areas are located along the coastal regions of South Carolina and North Carolina and predominately center around the Metro regions of Myrtle Beach, South Carolina and Wilmington, North Carolina, and their surrounding counties.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

Coastal Federal's primary market is Horry County, South Carolina, where the Bank has the number one market share of deposits as of June 30, 2005 (the most recent date for which published data is available) with 17.9% of deposits as reported by the FDIC Summary of Deposits Report. The Bank also has the third highest market share of deposits as of June 30, 2005 in Brunswick County, North Carolina, with 8.1% of deposits as reported by the FDIC Summary of Deposits Report.

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

      Coastal Federal's principal business consists of attracting core deposits from Customers in its primary market locations and using these funds to meet the lending needs of its Customers as well as providing numerous financial products and services for its Customers.

      Through its branch locations, the Bank provides a wide range of banking products, including interest-bearing and non-interest bearing checking accounts; business sweep accounts; business cash management services; statement savings accounts; money market accounts; certificate of deposit accounts; individual retirement accounts; merchant services; commercial, business, personal, real estate, residential mortgage and home equity loans; safe deposit boxes; and electronic banking services. The Bank has six ATMs at off-site locations and an ATM at each branch. The Bank also makes available a wide range of financial products through its relationship with Raymond James Financial Services, including stocks, bonds, mutual funds, annuities, insurance, and retirement products.

      In the fourth fiscal quarter of 2004, the Bank began two significant new initiatives. The first was "The Experience of FANtastic! Customer Service". This initiative focuses on Customer service and convenience. The Bank is in the process of redesigning its infrastructure, software and products to improve Customer service and convenience and Associate productivity. In addition, in order to improve Customer service and convenience, the Bank added an extended-hours Call Center and introduced "6 Day Branch Banking" with extended operating hours. The Call Center employs approximately 20 Associates. The Bank experienced increased salary and benefit expenses in fiscal 2005 and anticipates these expenses continuing thereafter associated with the hiring, training and placement of these new Associates.

      The second initiative was "The Carolinas' Best Totally Free Checking With A Gift" that was introduced in September 2004. The Bank has incurred, and will continue to incur, significant marketing costs associated with this campaign. In fiscal 2005, marketing expenses were $1.8 million compared to $905,000 in the comparable 2004 period. The Bank expects to realize significant benefits from this strategy consisting of increased Bank lobby traffic, increased number of personal checking accounts and higher fee income as a result of those checking accounts. In fiscal 2005, checking account balances grew approximately 54%. This rate of growth could necessitate the hiring of additional Associates to open and service these accounts. The Associates being hired for these two initiatives are expected to have total compensation averaging between $28,000 and $35,000 per Associate.

      In fiscal 2006, the Company plans to open six new branches; five locations in South Carolina and one location in North Carolina. The Oak Island branch is located in North Carolina and has opened in the first quarter of fiscal 2006 along with one of the branches located in South Carolina. One branch is scheduled to open in the second fiscal quarter, two branches are scheduled to open in the third fiscal quarter and the last planned location is scheduled to open in the fourth fiscal quarter. It is anticipated that each location will employ six to eight Associates. As a result of this growth, the Company expects to incur an increase in salaries and employee benefit expenses, occupancy, furniture and fixtures and data processing expenses, depreciation expense and marketing expenses.

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

General

      The Company reported $17.2 million in net income for the year ended September 30, 2005, compared to $14.8 million for the year ended September 30, 2004. Net interest income increased $6.5 million as a result of increased interest income of $12.8 million offset by an increase of $6.2 million in interest expense. Provision for loan losses decreased slightly from $1.8 million for the year

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

ended September 30, 2004, to $1.7 million for the year ended September 30, 2005. Other income increased 36.6% from $9.2 million in fiscal 2004, to $12.5 million in 2005. General and administrative expenses increased $6.3 million, or 22.9%, for fiscal 2005 as compared to fiscal 2004.

      Total assets increased from $1.3 billion at September 30, 2004 to $1.5 billion at September 30, 2005, or 18.3%. Liquid assets, consisting of cash, interest-bearing deposits, and securities, increased from $436.6 million at September 30, 2004, to $526.8 million at September 30, 2005. Loans receivable increased 16.9% from $790.7 million at September 30, 2004, to $924.3 million at September 30, 2005. Total loan originations for fiscal 2005 were $799.7 million as compared to $577.3 million for fiscal 2004.

      The growth in liquid assets was funded by increased deposits of $317.5 million offset by decreased advances from the Federal Home Loan Bank ("FHLB") of Atlanta of $39.5 million. As a result of an increased number of branches and a strong emphasis on growing local deposits during fiscal 2005, deposits increased 42.1% from $753.4 million at September 30, 2004, to $1.1 billion at September 30, 2005. During this same period, noninterest bearing checking accounts and NOW accounts increased $125.7 million, money market checking accounts decreased $11.4 million, statement savings accounts increased $16.6 million and certificate accounts increased $186.5 million. The increase in certificate accounts is primarily related to brokered CDs of $169.9 million at September 30, 2005. There were no brokered CDs at September 30, 2004.

      As a result of $17.2 million in net earnings, proceeds from the exercise of stock options of approximately $1.3 million, less the cash dividends paid to stockholders of approximately $3.4 million, and the net change in unrealized gain (loss) on securities available for sale, net of income tax of $3.3 million, stockholders' equity increased from $85.3 million at September 30, 2004 to $97.2 million at September 30, 2005.

Liquidity and Capital Resources

      Historically, the Company has maintained its liquidity at levels believed by management to be adequate to meet requirements of normal operations, potential deposit outflows and strong loan demand and still allow for optimal investment of funds and return on assets. The following table summarizes future contractual obligations as of September 30, 2005.

                                                                                    Payment Due by Period
                                                                 -------------------------------------------------------------
                                                                              Less than       1-3          4-5        After 5
                                                                   Total        1 Year       Years        Years        Years
                                                                 ---------    ---------    ---------    ---------    ---------
      Contractual Obligations                                                          (Dollars in thousands)
      Time deposits .........................................    $ 427,126    $ 392,731    $  31,221    $   2,479    $     695
      Short-term borrowings .................................       36,114       36,114           --           --           --
      Long-term debt ........................................      310,294           --        7,537       95,454      207,303
      Construction contracts ................................          682          682           --           --           --
      Operating leases ......................................        1,012          286          389          122          215
                                                                 ---------    ---------    ---------    ---------    ---------
      Total contractual cash obligations ....................    $ 775,228    $ 429,813    $  39,147    $  98,055    $ 208,213
                                                                 =========    =========    =========    =========    =========

      The Company has entered into various purchase and lease  commitments.  See
Note 24 for information regarding these commitments.

      The principal sources of cash flows for the Company consist mainly of mortgage, consumer and commercial loan payments, retail customer deposits, repurchase agreements securitized by mortgage-backed securities and advances from the FHLB of Atlanta.

      The principal use of cash flows is the origination of loans receivable. The Company originated loans receivable of $769.6 million, $577.3 million and $799.7 million for the years ended September 30, 2003, 2004 and 2005, respectively. A large portion of these loan originations were financed through loan principal repayments which amounted to $477.7 million, $403.5 million and $560.5 million for the years ended September 30, 2003, 2004 and 2005, respectively. In addition, the Company has generally sold conforming fixed rate mortgage loans, primarily servicing retained, to correspondent financial institutions in the secondary market to finance future loan originations. For the years ended September 30, 2003, 2004 and 2005, the Company sold residential loans amounting to $45.4 million, $27.5 million and $18.7 million, respectively. During fiscal 2005, the Company sold commercial loan participations totaling $21.2 million. The Company sold no commercial loan participations in fiscal 2003 or 2004.

      During fiscal 2005, the Company securitized $52.6 million of mortgage loans, concurrently sold these mortgage-backed securities to outside third parties and recognized a net gain on sale of $1.0 million, which included $690,000 related to mortgage servicing rights. The gain is included in gains on sales of loans held for sale in the consolidated statement of operations. The proceeds from sale are included in proceeds from sales of mortgage-backed securities available for sale in the consolidated statement of cash flows. The Company has no retained interest in the securities that were sold other than the servicing rights.

      In fiscal 2005 deposits increased from $753.4 million at September 30, 2004, to $1.1 billion at September 30, 2005. During fiscal

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

2004 and 2005, the Company has placed significant emphasis on growth in checking accounts. As a result, Core Deposits (defined as transaction and statement savings accounts) increased $131.0 million or 25.5%. This was accompanied by a $186.5 million increase in certificate accounts of which $169.9 million of the increase is from brokered CDs.

      At September 30, 2005, the Company had commitments to originate $28.6 million in loans, disburse $28.3 million in mortgage loans, and $186.0 million in unused lines of credit, which the Company expects to fund from normal operations. Traditionally, a significant portion of the unused lines of credit may never be used by the Customer.

      At September 30, 2005, the Company had $392.7 million of certificates of deposit, including $169.9 million of brokered CDs, which were due to mature within one year. Based upon previous experience, the Company believes that a major portion of these certificates, excluding the brokered CDs, will be redeposited. At September 30, 2005, the Company had excess collateral pledged to the FHLB which would support additional FHLB advance borrowings of $73.5 million. Additionally, at September 30, 2005, the Company had repurchase agreement lines of credit and available collateral consisting of investment securities and mortgage-backed securities of $178.3 million as well as a federal funds line available of $20.0 million.

      As a condition of deposit insurance, OTS regulations require that the Bank calculate and maintain a minimum regulatory capital requirement on a quarterly basis and satisfy such requirement at the calculation date and throughout the ensuing quarter. The Bank's tangible and core capital approximated $112.1 million at September 30, 2005, exceeding the Bank's tangible and core capital requirements by $88.9 million and $50.2 million, respectively. At September 30, 2005, the Bank's capital exceeded its current risk-based minimum capital requirement by $48.8 million. The risk-based capital requirement may increase in the future. Also see Note 14 of the Notes to Consolidated Financial Statements.

Results of Operations
Comparison of the Years Ended September 30, 2004 and 2005

Interest Income

      Interest income for the year ended September 30, 2005, increased to $78.6 million as compared to $65.8 million for the year ended September 30, 2004. The earning asset yield for the year ended September 30, 2005, was 5.94% compared to a yield of 5.67% for the year ended September 30, 2004. The average yield on loans receivable for the year ended September 30, 2005, was 6.50% compared to 6.17% for the year ended September 30, 2004. The increased yield on loans is primarily due to the increased yield on commercial loans with interest rates tied to the prime lending rate. The prime rate was 6.75% at September 30, 2005, compared to 4.75% at September 30, 2004. The yield on investments increased to 4.84% for the year ended September 30, 2005, from 4.72% for the year ended September 30, 2004. Total average interest-earning assets were $1.3 billion for the year ended September 30, 2005 as compared to $1.2 billion for the year ended September 30, 2004. The increase in average interest-earning assets is primarily due to an increase in average loans receivable of approximately $116.2 million resulting primarily from growth in the commercial loan portfolio. Average investment securities, mortgage-backed securities and other interest-earning assets increased $45.8 million, primarily funded by borrowings, including brokered CD's.

Interest Expense

      Interest expense on interest-bearing liabilities was $29.7 million for the year ended September 30, 2005, as compared to $23.5 million for the year ended September 30, 2004. The average cost of deposits for the year ended September 30, 2005, was 1.58% compared to 1.39% for the year ended September 30, 2004. The cost of interest-bearing liabilities was 2.24% for the year ended September 30, 2005 compared to 2.03% for the year ended September 30, 2004. The cost of FHLB advances, reverse repurchase agreements and other borrowings was 3.83%, 2.37% and 5.95%, respectively, for the year ended September 30, 2005. For the year ended September 30, 2004, the cost of FHLB advances, reverse repurchase agreements and other borrowings was 3.81%, 1.50% and 4.41%, respectively. The increased cost of funds on other borrowings is due to the increased short-term interest rates. At September 30, 2005, the federal funds rate was 3.93% compared to 1.94% at September 30, 2004. Total average interest-bearing liabilities increased from $1.2 billion at September 30, 2004 to $1.3 billion at September 30, 2005. The increase in average interest-bearing liabilities is due to an increase in average deposits of approximately $171.9 million as a result of the Company's focus on checking growth, increased average FHLB advances of $40.7 million used to fund loan and investment securities growth and increased average Customer repurchase agreements of $18.5 million. Included in increased average deposits, were brokered CD's which increased by $79.4 million in average balances when comparing the two periods. This increase was partially offset by a decrease in average reverse repurchase agreements of $61.1 million.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

Net Interest Income

      Net interest income was $48.8 million for the year ended September 30, 2005, as compared to $42.3 million for the year ended September 30, 2004. The net interest margin was 3.70% for the year ended September 30, 2005, compared to 3.64% for the year ended September 30, 2004.

      The following table summarizes the average balance sheet and the related yields on interest-earning assets and deposits and borrowings for the year ended September 30, 2004 and 2005 (Dollars in thousands):

                                                                       2004                                    2005
                                                      ------------------------------------    -------------------------------------
                                                        Average      Income/                    Average      Income/
                                                      Balance (1)    Expense    Yield/Rate    Balance (1)    Expense     Yield/Rate
                                                      -----------    -------    ----------    -----------    -------     ----------
Assets
Earning assets
  Loans (2) ......................................    $  757,633    $   46,765     6.17%      $  873,797    $   56,826      6.50%
  Investment securities,
    MBS securities and others (3) ................       403,610        19,040     4.72%         449,402        21,732      4.84%
                                                      ----------    ----------                ----------    ----------
Total earning assets .............................    $1,161,243    $   65,805     5.67%      $1,323,199    $   78,558      5.94%
                                                      ==========    ----------                ==========    ----------

Liabilities
  Deposits .......................................    $  719,125    $   10,024     1.39%      $  890,992    $   14,079      1.58%
  Borrowings .....................................       440,279        13,500     3.07%         438,329        15,651      3.57%
                                                      ----------    ----------                ----------    ----------
Total interest-bearing liabilities ...............    $1,159,404    $   23,524     2.03%      $1,329,321    $   29,730      2.24%
                                                      ==========    ----------                ==========    ----------

Net interest income ..............................                  $   42,281                              $   48,828
                                                                    ==========                              ==========
Net interest margin ..............................                                 3.64%                                    3.70%
Net yield on earning assets ......................                                 3.64%                                    3.69%

      (1)   The average balances are derived from monthly balances.

      (2) Nonaccrual loans are included in average balances for yield computations.

      (3) Investment securities include taxable and tax-exempt securities. Net interest income has not been adjusted to produce a tax-equivalent yield.

Provision for Loan Losses

      The Company's provision for loan losses decreased slightly from $1.8 million for the year ended September 30, 2004, to $1.7 million for the year ended September 30, 2005 primarily due to the risk factors related to the underlying portfolio. The allowance for loan losses as a percentage of loans was 1.25% at September 30, 2005 as compared to 1.39% at September 30, 2004. Loans delinquent 90 days or more were $2.6 million or 0.28% of total loans at September 30, 2005, compared to $5.9 million or 0.73% of total loans at September 30, 2004. The allowance for loan losses was 445% of loans delinquent 90 days or more at September 30, 2005, compared to 189% at September 30, 2004. Net charge-offs for the year ended September 30, 2005 were $1.0 million compared to $505,000 for the year ended September 30, 2004. Included in charge-offs for the year ended September 30, 2005 were two loans totaling $196,000 guaranteed by the Small Business Administration (SBA). The SBA has denied the guarantee. The Bank is appealing this decision. Management believes that the level of the allowance for loan losses at September 30, 2005 is adequate considering the composition of the loan portfolio, the portfolio's loss experience, delinquency trends, current regional and local economic conditions and other factors at that date.

Other Income

      For the year ended September 30, 2005, other income was $12.5 million compared to $9.2 million for the year ended September 30, 2004. Fees and service charges from deposit accounts increased $2.4 million or 62.7% to $6.1 million for the year ended September 30, 2005, compared to $3.8 million for the year ended September 30, 2004. The majority of this increase is due to fee income from increased number of personal checking accounts. In fiscal 2005, checking account balances grew approximately 54%. During the year ended September 30, 2004, the Company securitized and concurrently sold $46.8 million of mortgage loans compared

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

to $52.6 million for the year ended September 30, 2005. Gain on sale of loans was $1.2 million for the year ended September 30, 2005, compared to $1.5 million for the year ended September 30, 2004. Losses on sales of securities available for sale were $485,000 for the year ended September 30, 2005, compared to losses of $1.1 million for the year ended September 30, 2004. In addition, the Company had a gain on call of an investment security held to maturity called by the issuer of $160,000 for the year ended September 30, 2005 and $0 for the year ended September 30, 2004. Due to the increase in checking accounts, income from ATM and debit card transactions increased 60.6% from $954,000 in fiscal 2004 to $1.5 million in fiscal 2005.

General and Administrative Expenses

      General and administrative expenses were $33.5 million for the year ended September 30, 2005 compared to $27.3 million for the year ended September 30, 2004. Salaries and employee benefits were $18.5 million for the year ended September 30, 2005, as compared to $16.1 million for the year ended September 30, 2004, an increase of 14.7%, primarily due to an increase in the number of banking Associates in business banking, Associates in the Company's expanded hours call center, Associates in new branches and normal salary increases. The Company has added several Associates in a Banking Group that is focused on growing small to medium sized business banking relationships. Also, as a result of new branches, equipment purchased to improve Customer convenience and increased checking activity, net occupancy, furniture and fixtures and data processing expenses increased $843,000 and depreciation expense increased $582,000, when comparing the two periods. Marketing expenses were $905,000 for the year ended September 30, 2004, compared to $1.8 million for the year ended September 30, 2005. This is primarily attributed to the Bank's "The Carolinas' Best Totally Free Checking With A Gift" initiative; introduction of Penny Pavilion, the Bank's free coin counting service; marketing of the Bank's expanded banking hours, including Saturday banking at all Bank branches; and marketing of the Bank's new branch in Wilmington, NC. The Bank's "The Carolinas' Best Totally Free Checking With A Gift" promotion involves significant direct mail advertising as well as direct media advertising. Expenses related to ATM and debit card transactions increased $409,000 or 64.9% when comparing fiscal 2004 to 2005. Other expense was $3.3 million for the year ended September 30, 2004 compared to $4.5 million for the year ended September 30, 2005. Other expense increased due to loss on write-off of signage related to the Bank's re-branding efforts in conjunction with the initiation of "6 Day Branch Banking" of $122,000, increased costs incurred related to compliance with Sarbanes-Oxley of $428,000 and increased deposit account losses of $370,000. The increase in net deposit losses is directly attributed to the increased number of personal checking accounts.

Income Taxes

      Income taxes were $7.6 million for the year ended September 30, 2004 compared to $9.0 million for the year ended September 30, 2005. The effective income tax rate as a percentage of pretax income was 34.0% and 34.4% for the years ended September 30, 2004 and 2005, respectively. The effective income tax rate differs from the statutory rate primarily due to income generated by bank-owned life insurance, municipal securities that are exempt from federal and certain state taxes, and the increase in the current fiscal year earnings over the comparable prior year earnings that are subject to higher incremental tax rates. The Company's effective income tax rates take into consideration certain assumptions and estimates made by management. No assurance can be given that either the tax returns submitted by management or the income tax reported on the consolidated financial statements will not be adjusted by either adverse rulings by the U.S. Tax court, changes in the tax code, or assessments made by the Internal Revenue Service. The Company is subject to potential adverse adjustments, including but not limited to: an increase in the statutory federal or state income tax rates, the permanent non-deductibility of amounts currently considered deductible either now or in future periods, and the dependency on the generation of future taxable income, in order to ultimately realize deferred income tax assets.

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

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

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

Interest Expense

      Interest expense on interest-bearing liabilities was $23.5 million for the year ended September 30, 2004, as compared to $23.0 million for the year ended September 30, 2003. The average cost of deposits for the year ended September 30, 2004, was 1.39% compared to 1.79% for the year ended September 30, 2003. The cost of interest-bearing liabilities was 2.03% for the year ended September 30, 2004, as compared to 2.34% for the year ended September 30, 2003. The cost of FHLB advances, other borrowings and reverse repurchase agreements was 3.81%, 4.41% and 1.50%, respectively, for the year ended September 30, 2004. For the year ended September 30, 2003, the cost of FHLB advances, other borrowings and reverse repurchase agreements was 4.27%, 5.62% and 1.81%, respectively. Total average interest-bearing liabilities increased from $982.7 million at September 30, 2003 to $1.2 billion at September 30, 2004. The increase in average interest-bearing liabilities is due to an increase in average deposits of approximately $50.0 million. This was accompanied by an increase in average reverse repurchase agreements of $42.3 million, average FHLB advances of $68.9 million and average outstanding debt associated with trust preferred securities of $11.2 million.

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

Provision for Loan Losses

      The Company's provision for loan losses decreased from $2.7 million for fiscal 2003 to $1.8 million for fiscal 2004 due to the nature and the risk profile of the loans delinquent 90 days or more at September 30, 2004 as compared to September 30, 2003. The allowance for loan losses as a percentage of loans was 1.39% at September 30, 2004 compared to 1.40% at September 30, 2003. Loans delinquent 90 days or more were $5.9 million or 0.73% of total loans at September 30, 2004, compared to $7.4 million or 1.06% at September 30, 2003. The allowance for loan losses was 189% of loans delinquent 90 days or more at September 30, 2004, compared to 132% at September 30, 2003. Net charge-offs for the year ended September 30, 2004 were $505,000 compared to $706,000 for the year ended September 30, 2003. Net charge-offs were lower in 2004 due to increased loss recoveries of $249,000 in 2004 versus $136,000 in 2003. Management believes that the current level of the allowance for loan losses is adequate considering the composition of the loan portfolio, the portfolio's loss experience, delinquency trends, current regional and local economic conditions and other factors. Also see "Non-performing Assets" and "Allowance for Loan Losses."

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

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

General and Administrative Expenses

      General and administrative expenses were $27.3 million for fiscal 2004 as compared to $27.2 million for fiscal 2003. Salaries and employee benefits increased to $16.1 million for fiscal 2004 as compared to $13.5 million for fiscal 2003, or 19.7%. This is primarily due to the addition of new branches, additional business banking Associates and increased expense related to commission from the sale of non-depository products. The Company employed 354 Associates at September 30, 2004 compared to 303 Associates at September 30, 2003. Also as a result of new branches, net occupancy, furniture and fixtures and data processing expense increased $259,000 for fiscal 2004, as compared to fiscal 2003. Prepayment penalties on FHLB advances were $77,000 for fiscal 2004, compared to $2.8 million for fiscal 2003. Other expenses decreased slightly from $4.9 million in fiscal 2003 to $4.8 million in fiscal 2004. Other expenses included $162,000 of mortgage servicing rights impairment recovery for fiscal 2004 compared to $461,000 of mortgage servicing rights impairment for fiscal 2003.

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

Non-performing Assets

      Non-performing assets were $3.5 million at September 30, 2005 compared to $6.6 million at September 30, 2004. Loans past due 90 days or more decreased from $5.9 million at September 30, 2004, to $2.6 million at September 30, 2005. Real estate acquired through foreclosure increased slightly from $785,000 at September 30, 2004, to $818,000 at September 30, 2005.

      At September 30, 2004, impaired loans totaled $3.3 million. There were $2.6 million in impaired loans at September 30, 2005. Included in the allowance for loan losses at September 30, 2004 was $359,000 related to impaired loans compared to $434,000 at September 30, 2005. The average recorded investment in impaired loans for the year ended September 30, 2004 was $3.9 million compared to $3.7 million for the year ended September 30, 2005. Interest income recognized on impaired loans in fiscal 2004 was $607,000. Interest income recognized on impaired loans in fiscal 2005 was $292,000. This decrease is primarily due to a commercial loan that was placed in nonaccrual status in a prior fiscal year. The loan paid off in the fourth fiscal quarter of 2004. As a result, in fiscal 2004 the Company recognized approximately $330,000 of interest which had been previously reserved.

      Loans are reviewed on a regular basis and an allowance for uncollectible interest is established on loans where collection is questionable, generally when such loans become 90 days delinquent. Loan balances for which interest amounts have been reserved and all loans more than 90 days delinquent are placed on nonaccrual status. Typically, payments received on a nonaccrual loan are applied to the outstanding principal or recognized as interest based upon the collectability of the loan as determined by management.

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

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

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

      Certain non-performing loans are individually assessed for impairment under SFAS 114 and assigned specific allocations. Other identified high-risk loans or credit relationships based on internal risk ratings are also individually assessed and assigned specific allocations.

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

      The Company established provisions for loan losses for the years ended September 30, 2003, 2004 and 2005, of $2.7 million, $1.8 million and $1.7 million, respectively. For the years ended September 30, 2003, 2004 and 2005, the Company had net charge-offs of $706,000, $505,000 and $1.0 million, respectively. Net charge-offs as a percentage of average outstanding loans were ..11%, .07%, and .12% for fiscal years ended 2003, 2004 and 2005, respectively. At September 30, 2005, the Company had an allowance for loan losses of $11.7 million, which was 1.25% of net loans.

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

      Lending Commitments. Lending commitments include loan commitments, standby letters of credit and unused business and personal credit card lines. These instruments are not recorded in the consolidated statements of financial condition until funds are advanced under the commitments. The Company provides these lending commitments to Customers in the normal course of business.

      Loan commitments for residential housing and land totaled $28.6 million. For retail Customers, loan commitments are generally lines of credit secured by residential property. At September 30, 2005 retail loan commitments totaled $47.9 million. Standby letters of credit are conditional commitments to guarantee performance, typically contract or financial integrity, of a Customer to a third party and totaled $5.8 million at September 30, 2005. Commercial lines of credit and unused business and personal credit card lines, which totaled $132.3 million at September 30, 2005, are generally for short-term borrowings.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

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

      At  September  30,  2005,  the fair  value of  derivative  assets  totaled
$108,000. The related notional amounts, which are not recorded on the consolidated balance sheet, totaled $4.8 million for the derivative assets and $10.0 million for the derivative liabilities. (See Note 23).

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

      Net portfolio value (NPV) represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items over a range of assumed changes in market interest rates. The Bank's Board of Directors has adopted an interest rate risk policy which establishes maximum allowable decreases in NPV in the event of a sudden and sustained one hundred to four hundred basis point increase or decrease in market interest rates. The following table presents the Bank's projected change in NPV as computed by the OTS for the various rate shock levels as of September 30, 2005.

                                         Board Limit      Board Limit     Market Value      Market Value
                                         Minimum NPV        Maximum        Of Assets      Portfolio Equity      NPV
      Change in Interest Rates              Ratio       Decline in NPV      9/30/05            9/30/05         Ratio
      ------------------------           -----------    --------------    ------------    ----------------    ------
      300 basis point rise                  5.00%           400 BPS        $1,543,703        $  150,927        9.78%
      200 basis point rise                  6.00%           300 BPS        $1,566,175        $  163,446       10.44%
      100 basis point rise                  6.00%           250 BPS        $1,588,105        $  171,604       10.81%
      No Change                             6.00%                          $1,607,528        $  181,058       11.26%
      100 basis point decline               6.00%           250 BPS        $1,621,093        $  183,898       11.34%
      200 basis point decline               6.00%           300 BPS        $1,629,407        $  177,613       10.90%
      300 basis point decline               6.00%           350 BPS               N/A               N/A         N/A

      The preceding table indicates that at September 30, 2005, in the event of a sudden and sustained increase in prevailing market interest rates, the Bank's NPV would be expected to decrease, and that in the event of a sudden decrease in prevailing market interest rates, the Bank's NPV would be expected to increase minimally. At September 30, 2005, the Bank's estimated changes in NPV were within the limits established by the Board of Directors.

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

Recently Adopted Accounting Pronouncements

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

      In July 2005, the FASB issued final guidance that eliminated paragraphs 10-18 of EITF-03-1 (paragraphs 19-20 have no material impact on the financial condition or results of operations of the Company) and have reissued the final pronouncement as FSP FAS 115-1 that will be effective for other-than-temporary impairment analysis conducted in periods beginning after December 15, 2005.

Recently Issued Accounting Pronouncements

      In December 2004, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 123 (Revised 2004), "Share-Based Payment" ("SFAS 123R"). This standard requires expensing of stock options and other share-based payments and supersedes SFAS No. 123 that had allowed companies to choose between expensing stock options or showing proforma disclosure only. This standard is effective for the Company as of October 1, 2005 and will apply to all awards granted, modified, cancelled or repurchased after that date. Based upon unvested options outstanding at September 30, 2005, the Company expects to incur expense related to options of approximately $145,000 in fiscal 2006. See Note 1 (p).

      On March 29, 2005 the SEC Staff issued Staff Accounting Bulletin No. 107 ("SAB 107"). SAB 107 expresses the views of the SEC staff regarding the interaction of SFAS 123R and certain SEC rules and regulations and provides the SEC staff's view regarding the valuation of share-based payment arrangements for public companies.

      In December 2004, the FASB issued SFAS No. 153 ("SFAS 153"), "Exchanges of Nonmonetary Assets-an amendment of APB Opinion No. 29," which eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for nonmonetary transactions occurring in fiscal years beginning after June 15, 2005. The initial adoption of this pronouncement will not have a material impact on the financial condition and results of operations of the Company.

      In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154 ("SFAS 154"), Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3," which eliminates the requirement to reflect changes in accounting principles as cumulative adjustments to net income in the period of the change and requires retrospective application to prior periods' financial statements for voluntary changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. If it is impracticable to determine the cumulative effect of the change to all prior periods, SFAS 154 requires that the new accounting principle be adopted prospectively. For new accounting pronouncements, the transition guidance in the pronouncement should be followed. Retrospective application refers to the application of a different accounting principle to previously issued financial statements as if that principle had always been used.

      SFAS 154 did not change the guidance for reporting corrections of errors, changes in estimates or for justification of a change in accounting principle on the basis of preferability. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The initial adoption of this pronouncement will not have a material impact on the financial condition and results of operations of the Company.

COASTAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis - Continued

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

Effects of Inflation and Changing Prices

      The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles which require the measurement of financial position and results of operations in terms of historical dollars, without consideration of change in the relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effect of inflation. Interest rates do not necessarily change in the same magnitude as the price of goods and services.

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

    J. Robert Calliham                           J. Robert Calliham                      Jerry L. Rexroad, CPA
    President and Chief Executive Officer        President and Chief Executive Officer   Chief Financial Officer
    Smith, Sapp, Bookhout, Crumpler &            Smith, Sapp, Bookhout, Crumpler &       Coastal Planners Holding Corporation
    Calliham, P.A.                               Calliham, P.A.

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

    William O. Marsh                             William O. Marsh
    President                                    President
    Palmetto Chevrolet                           Palmetto Chevrolet

    Frank A. Thompson, II                        Frank A. Thompson, II
    President                                    President
    Peoples Underwriters, Inc.                   Peoples Underwriters, Inc.

    W. Cecil Worsley, III                        W. Cecil Worsley, III
    President and Chief Executive Officer        President and Chief Executive Officer
    Worsley Companies                            Worsley Companies

COASTAL FINANCIAL CORPORATION
Leadership Group

Sherri J. Adams                       Tamra T. Cannon                           Joel P. Foster
Branch Manager                        Assistant Vice President                  Senior Vice President
N. Myrtle Beach                       Senior Branch Manager                     Area Banking Leader
                                      Conway                                    Myrtle Beach Community
Ginger Allen
Assistant Vice President              Shonda C. Chestnut                        William A. Gehman III, CPA
In-house Underwriting                 Assistant Vice President                  Senior Vice President
Leader                                Senior Branch Manger                      Corporate Controller
                                      Surfside
Anthony Ambuhl                                                                  Mary L. Geist
Assistant Vice President              Susan J. Cooke                            Vice President
Commercial Banking                    Senior Vice President                     Data Services Leader
Officer                               Corporate Secretary
                                      Administrative Services                   Michael C. Gerald
Phillip G. Ammons                     Leader                                    President and Chief Executive
Vice President                                                                  Officer
Community Banking                     Benjamin D. Corley
Leader                                Senior Branch Manager                     Jimmy R. Graham
Pawleys Island & Murrells             Southport                                 Executive Vice President
Inlet                                                                           Chief Information Officer
                                      Jerry J. Cox, Jr.
Donna P. Bailey                       Vice President                            Don C. Hamilton
Assistant Vice President              Community Banking Leader                  Vice President
Delivery Systems Resource             Loris Community                           Residential Brokerage Leader
Administrator
                                      John L. Creamer                           E. Haden Hamilton, Jr.
James R. Baker, MCSE                  Vice President                            President
Assistant Vice President              Coastal Investor Services                 Coastal Investor Services
Network Services Group
Leader                                Gwendolyn Davis                           Kathy D. Hane
                                      Branch Manager                            Assistant Vice President
Jeffrey A. Benjamin                   Murrells Inlet                            Senior Branch Manager
Senior Vice President                                                           Pawleys Island
Credit Administration                 Deborah S. Dillard
Leader                                Branch Manager                            Lauren E. Henson
                                      Sunset Beach                              Vice President
April C. Benton                                                                 Dean of Coastal Federal
Staffing Leader                       Robert D. Douglas                         University
                                      Executive Vice President
Steven Brockmann                      Human Resources Leader                    J. Michael Hill
Assistant Vice President                                                        Vice President
Coastal Investor Services             Tiffany Dudley                            Coastal Investor Services
                                      Electronic Banking Leader
Cynthia L. Buffington                                                           Debra Hinson
Assistant Vice President              Trina S. Dusenbury                        Assistant Vice President
Item Processing Leader                Senior Vice President                     Operations Leader
                                      Residential Banking                       Coastal Investor Services
Nancy G. Bundy                        Operations Leader
Branch Manager                                                                  Chris Hipp
Surfside                              Michael L. Evans                          Branch Manager
                                      Vice President                            Stephen's Crossroads
Ronnie L. Burbank                     Loan Review Leader
Vice President                                                                  Glenn D. Humbert
Senior Banking Leader                 Rita E. Fecteau                           Senior Vice President
Wilmington CBD                        Vice President                            Area Banking Leader
                                      Accounting Leader                         Brunswick County
Glenn T. Butler, MCSE,
CCNA                                  Patricia A. Floyd                         Cameron Jackson
Vice President                        Vice President                            Assistant Vice President
Chief Technology Officer              Retail Banking Resource                   Consumer Loan Administrator
                                      Leader
Anne R. Caldwell                                                                Lisa B. James
Assistant Vice President              J. Daniel Fogle                           Senior Vice President
Deposit Servicing Leader              Vice President                            Operations Leader
                                      Community Banking Leader
Marie H. Canaday                      Carolina Forest /                         Wendy Johhnson
Mortgage Specialist                   Waccamaw / Conway                         Branch Manager
                                                                                Loris

COASTAL FINANCIAL CORPORATION
Leadership Group - Continued

Jennifer Julian                       Janice B. Metz                            Joseph Shumbo
Assistant Vice President              Assistant Vice President                  Assistant Vice President
Facility Services Leader              Advertising Officer                       Residential Banking Officer

Stephanie L. Karnap                   Abigail E. Mishoe                         Leeann Slack
Branch Manager                        Assistant Vice President                  Support Group Leader
Waccamaw                              Residential Banking Officer
                                                                                Lorie D. Smith
Ruth S. Kearns                        Leslie Morse                              Associate Dean of Coastal
Senior Vice President                 Commercial/Consumer Operations            Federal University
Community Relations Officer           Leader
                                                                                J. Marcus Smith, Jr.
Kara Kessinger                        Lynn T. Murray                            Senior Vice President
President                             Senior Vice President                     Internal Audit Leader
Coastal Retirement Estate &           Checking Account Product
Tax Planners                          Development & Management                  Phillip G. Stalvey
                                      Officer                                   Executive Vice President
L. Eric Keys                                                                    Banking Leader
Vice President                        Ronald A. Nolan
Community Banking Leader              Assistant Vice President                  S. Annette Stroud
South Horry Community                 Security Officer                          Branch Manager
                                                                                Carolina Forest
Linwood E. Koonce, Jr.                Deborah A. Orobello
Banking Closing Leader                Branch Manager                            Charlene P. Sullivan
                                      Little River                              Branch Manager
John L. Kosicki                                                                 Socastee
Senior Vice President                 Charles S. Page
Resource Leader                       Vice President                            Sandra J. Szarek
                                      Senior Banking Leader                     Assistant Vice President
James Louis LaBruce                   Carolina Forest                           Commercial Loan Servicing
Vice President                                                                  Leader
Senior Banking Leader                 Orit Perez
                                      Assistant Vice President                  Andrea M. Taiani
Justin M. Lee                         Senior Branch Manager                     Customer Contact Center
Assistant Vice President              Oak Street and 38th Avenue                Leader
Commercial/Residential                Bi-Lo
Officer                                                                         Gary Thompson
Socastee                              Jerry L. Rexroad, CPA                     Vice President
                                      Executive Vice President                  Financial Reporting and
Pauline M. Lewis                      Chief Financial Officer                   Compliance Leader
Branch Manager
Shallotte                             David L. Roe                              Terry B. Thornton
                                      Senior Vice President                     Vice President
Edward L. Loehr, Jr.                  Small Business Banking Leader             Senior Branch Manager
Vice President                                                                  Wilmington
Budgeting and Treasury                Eulette W. Sauls
                                      Assistant Vice President                  Matthew J. Towns
Mary M. Lundy                         Information Management Leader             Vice President
Branch Manager                                                                  Credit Administration
Southport                             Collier J. Schettig
                                      Branch Manager                            Audrey Waldron
Kathleen M. Lutes                     Dunes                                     Branch Manager
Assistant Vice President                                                        Oak Island
Secondary Marketing Leader            Sherry G. Schoolfield
                                      Vice President                            Douglas W. Walters
Patsy Madden                          Compliance Officer                        Vice President
Residential Loan                                                                Residential Banking Leader
Servicing Leader                      Douglas E. Shaffer                        North Myrtle Beach
                                      Senior Vice President
Michael C. Mauney                     Area Leader                               Theresa M. Whitley
Vice President                        North and West Communities                Closing and Construction
Collections Leader                                                              Leader
                                      Steven J. Sherry
Amy E. McLaurin                       Executive Vice President                  Sandra R. Zanfini
Assistant Vice President              Chief Marketing Officer                   Assistant Vice President
Senior Banking Leader                                                           Assistant Corporate Secretary
Sunset Beach                                                                    Corporate Support Leader

Branch Locations

Coastal Federal Bank

Oak Street Branch                     Oak Island Branch                         Surfside Branch
2619 Oak Street                       8001 East Oak Island Drive                112 Highway 17 South
Myrtle Beach, SC 29577-3129           Oak Island, NC 28465                      & Glenns Bay Road
843.205.2000                          843.205.2036                              Surfside Beach, SC 29575
                                      910.201.1481                              843.205.2003
Carolina Forest Branch
3894 Renee Drive                      Pawleys Island Branch                     Waccamaw Medical Park Branch
Myrtle Beach, SC 29579                Coastal Federal Town Center               112 Waccamaw Medical Park Drive
843.205.2016                          11403 Ocean Highway                       Conway, SC 29526
                                      Pawleys Island, SC 29585                  843.205.2009
Conway Branch                         843.205.2020
310 Wright Boulevard                                                            38th Avenue Branch (BI-LO)
Conway, SC 29526                      Shallotte Branch                          1245 38th Avenue North
843.205.2005                          200 Smith Avenue                          Myrtle Beach, SC 29577
                                      Shallotte, NC 28470                       843.205.2041
Dunes Branch                          843.205.2035
7500 North Kings Highway              910.754.6186                              Wilmington Branch
Myrtle Beach, SC 29572                                                          4320 17th Street Extension
843.205.2001                          Socastee Branch                           Wilmington, NC 28412
                                      4801 Socastee Boulevard                   843.205.2034
Little River Branch                   Myrtle Beach, SC 29575                    910.392.2265
1602 Highway 17                       843.205.2007
Little River, SC 29566                                                          Wilmington Branch
843.205.2014                          Southport Branch                          5710 Oleander Drive, Suite 209
                                      4956-1 Long Beach Road SE                 Wilmington, NC 28403
Loris Branch                          Southport, NC 28461                       843.205.2031
3610 Broad Street                     843.205.2032                              910.313.1161
Loris, SC 29569                       910.454.4173
843.205.2018                                                                    Wilmington Branch
                                      Stephens Crossroads Branch                109 Market Street
Murrells Inlet Branch                 2496 Highway 9 East                       Wilmington, NC 28401
3348 Highway 17 South                 Highways 9 and 57                         843.205.2033
& Inlet Crossing                      Little River, SC 29566                    910.763.2372
Murrells Inlet, SC 29576              843.205.2013
843.205.2008                          843.390.3355

North Myrtle Beach Branch             Sunset Beach Branch
521 Main Street                       1625 Seaside Road SW
North Myrtle Beach, SC 29582          Sunset Beach, NC 28468
843.205.2002                          843.205.2012
                                      910.579.8160

Corporate Information

Common Stock and Dividend Information

The common stock of Coastal Financial Corporation is quoted through the Nasdaq Stock Market under the symbol CFCP. For information contact the Stockholder Relations office.

As of December 5, 2005, the Corporation had 1,137 stockholders and 19,479,469 shares of Common Stock outstanding. This does not reflect the number of persons or entities who hold stock in nominee or "street name."

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

                                                HIGH          LOW         CASH
                                                 BID          BID       DIVIDEND
Fiscal Year 2005:
  First Quarter                                $15.83       $11.16       $0.041
  Second Quarter                                16.40        11.20        0.041
  Third Quarter                                 12.84        11.58        0.045
  Fourth Quarter                                13.02        11.71        0.045

Fiscal Year 2004:
  First Quarter                                $12.95       $ 9.50       $0.037
  Second Quarter                                12.40         9.36        0.037
  Third Quarter                                 11.79         8.87        0.037
  Fourth Quarter                                12.55        10.55        0.041

Form 10-K

A copy of Coastal Financial Corporation's Annual Report on Form 10-K, as filed with the Securities Exchange Commission for the year ended September 30, 2005, may be obtained or viewed on www.coastalfederal.com by clicking on Investor Services.

Annual Meeting of Stockholders

The Annual Meeting of Stockholders of Coastal Financial Corporation will be held at The Breakers Resort, 2006 North Ocean Boulevard, Myrtle Beach, South Carolina, on Tuesday, January 31, 2006 at 2:00 p.m., Eastern Standard Time.

Additional Information

If you are receiving duplicate mailing of stockholder reports due to multiple accounts, we can consolidate the mailings without affecting your account registration. To do this, or for additional information, contact the Stockholder Relations Office, at the Corporate address shown below.

Corporate Offices

Coastal Financial Corporation
2619 Oak Street
Myrtle Beach, South Carolina 29577
843.205.2000

Transfer Agent and Registrar

Registrar and Transfer Company
P.O. Box 1010
Cranford, NJ 07016
1.800.866.1340 Ext. 2514

Independent Registered Public Accounting Firm

KPMG LLP
150 Fayetteville Street Mall
Suite 1200
Raleigh, NC 27601

Special Counsel

Muldoon Murphy & Aguggia LLP
5101 Wisconsin Avenue
Washington, DC 20016

Stockholder Relations Officer

Susan J. Cooke
Coastal Financial Corporation
2619 Oak Street
Myrtle Beach, South Carolina 29577
843.205.2000

                                                                          [LOGO]

                                                                          Member
                                                                          FDIC

Coastal Financial Corporation is an equal opportunity employer and pledges equal opportunities without regard to religion, citizenship, race, color, creed, sex, age, national origin, disability or status as a disabled or Vietnam-Era veteran.

  ---------
* COASTAL               RAYMOND JAMES(R)          Securities and investment  advisory services offered exclusively through
  INVESTOR            FINANCIAL SERVICES, INC.    Raymond James Financial Services, Inc., member NASD/SIPC, an independent
  SERVICES             Member NASD/SIPC           broker/dealer,  and are  not  insured  by the  FDIC  or any  other  bank
 ----------                                       insurance,  are  not  deposits  or  obligations  of the  bank,  are  not guaranteed by the bank, and are subject to risk,  including the possible loss of principal.

                                                      Coastal Investor Services is a division of Coastal Federal Bank.

                        (Page left blank intentionally)

                         (Page left blank intentionally)

56